Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142319

Ad.Venture Partners, Inc.
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, NY 10036-7798
(212) 682-5357

To the Stockholders of Ad.Venture Partners, Inc.:

You are cordially invited to attend a special meeting in lieu of an annual meeting of the stockholders of Ad.Venture Partners, Inc., a Delaware corporation (“Ad.Venture”), relating to the proposed transaction pursuant to which 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture (“Purchaser”), will acquire all of the outstanding common shares of 180 Connect Inc., a corporation incorporated under the laws of Canada (“180 Connect”), and related matters. The meeting will be held at 10:00 a.m., New York City Time, on Friday, August 24, 2007, at the offices of Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036-7798

At this special meeting, you will be asked to consider and vote upon the following proposals:

•	The Arrangement Proposal — a proposal to adopt the Arrangement Agreement, dated as of March 13, 2007, by and among Ad.Venture, Purchaser and 180 Connect, and to approve the arrangement contemplated thereby, pursuant to which (i) Purchaser will acquire all of the outstanding common shares of 180 Connect in exchange for either shares of Ad.Venture common stock, shares of Purchaser that are exchangeable into shares of Ad.Venture common stock at the option of the holder or a combination of Ad.Venture common stock and exchangeable shares of Purchaser and (ii) outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. The exchangeable shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Ad.Venture common stock, and holders of exchangeable shares will have the right, through the voting and exchange trust agreement, to vote at meetings of Ad.Venture stockholders. In addition, Ad.Venture will assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures.
•	The Certificate Amendment Proposals — four proposals to amend and restate the certificate of incorporation of Ad.Venture following the completion of the business combination:
•	Name Change Proposal — to change the name of Ad.Venture from “Ad.Venture Partners, Inc.” to “180 Connect Inc.”;
•	Fifth and Sixth Articles Proposal — to remove from the certificate of incorporation the Fifth Article, which relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination, and to amend the classified board provisions of the Sixth Article to clarify when the terms of the three classes of directors expire;
•	Authorized Shares Proposal — to increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares; and
•	Special Voting Share Proposal — to approve the authorization and issuance of a special voting share of Ad.Venture that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares of Purchaser that are outstanding from time to time.

Two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are conditions to the arrangement.

•	The Long-Term Incentive Plan Proposal — to adopt and approve a long-term incentive plan, pursuant to which up to 2,000,000 shares of Ad.Venture common stock will be available for delivery under awards of stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance shares, performance cash awards and other stock awards or cash awards granted pursuant to the plan.
•	Auditor Selection Proposal — to ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007.
•	The Director Election Proposal — to elect three directors to serve in three separate classes until their successors are duly elected and qualified.

The affirmative vote of a majority of the shares of common stock issued in Ad.Venture’s initial public offering (the “IPO”) voted at the meeting is required to adopt the arrangement proposal. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are also conditions to the arrangement. If these proposals are rejected or if the holders of 20% (1,800,000) or more of such shares vote against the arrangement proposal and properly demand the conversion of their shares, none of the remaining proposals will be presented at the special meeting for adoption.

The affirmative vote of a majority of the outstanding shares of Ad.Venture’s common stock is required to adopt each of the certificate amendment proposals. The adoption of the long-term incentive plan proposal and the auditor selection proposal will require the affirmative vote of a majority of the shares of Ad.Venture’s common stock represented in person or by proxy and entitled to vote at the special meeting. Directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the meeting.

Each Ad.Venture stockholder who holds shares of the common stock issued as part of the units issued in the IPO has the right to vote against adoption of the arrangement proposal and demand that Ad.Venture convert such stockholder’s shares into an amount in cash equal to such stockholder’s pro rata portion of the funds held in the trust account (net of taxes payable on interest earned thereon) established at the time the IPO was completed. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account, or approximately $5.85 per share issued in the IPO. The actual conversion price will differ from $5.85 per share due to any interest earned on the funds in the trust account since June 30, 2007 and any taxes payable in respect of interest earned thereon. These shares will be converted into cash on such basis only if the arrangement is completed. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Prior to exercising their conversion rights, Ad.Venture’s stockholders should verify the market price of Ad.Venture’s common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Ad.Venture’s common stock are currently quoted on the OTC Bulletin Board under the symbol “AVPA.” On July 30, 2007, the record date for the special meeting of stockholders, the last sale price of Ad.Venture’s common stock was $5.54.

With respect to the arrangement proposal, all of Ad.Venture’s initial stockholders agreed to vote all of the shares of common stock held by them that they acquired prior to the IPO, a total of 2,249,997 shares, or approximately 20%, of our outstanding common stock, either for or against the adoption of the arrangement proposal in the same manner that the majority of the shares issued in the IPO that are voted at the meeting are voted on such proposal. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote all shares of common stock acquired by them in connection with or following the IPO “FOR” the adoption of the arrangement proposal. They have also indicated that they will vote such shares “FOR” the adoption of the certificate of amendment proposals, the long-term incentive plan proposal and the auditor selection proposal and in favor of the three director nominees. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively.

No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

After careful consideration, Ad.Venture’s board of directors, has determined that the arrangement proposal is fair to and in the best interests of Ad.Venture and its stockholders. The board of directors has also determined that the certificate amendment proposals, the long-term incentive plan proposal, the auditor selection proposal and the director election proposal are also in the best interests of Ad.Venture’s stockholders. The board of directors recommends that you vote, or give instruction to vote, “FOR” the adoption of each of the proposals and that you vote in favor of each of the three director nominees.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the arrangement proposal and the transactions contemplated by the arrangement agreement, as well as detailed information concerning each of the proposals. For the purposes of United States securities laws, this document also serves as the prospectus for 180 Connect shareholders being offered Ad.Venture common stock. We urge you to read the proxy statement/prospectus and attached annexes carefully.

Your vote is important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,

Howard S. Balter
Chairman and Chief Executive Officer

This proxy statement/prospectus is first being sent to stockholders on or about August 10, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SEE ALSO THE SECTION ENTITLED “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ARRANGEMENT.

Ad.Venture Partners, Inc.
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, NY 10036-7798
(212) 682-5357

Notice Of Special Meeting in Lieu of Annual Meeting of Stockholders
To Be Held On Friday, August 24, 2007

To the Stockholders of Ad.Venture Partners, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of an annual meeting of stockholders of Ad.Venture Partners, Inc., a Delaware corporation (“Ad.Venture”), will be held at 10:00 a.m. New York City Time, on Friday, August 24, 2007, at the offices of Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036-7798 for the following purposes:

(1)	The Arrangement Proposal — to consider and vote upon the adoption of the Arrangement Agreement, dated as of March 13, 2007, by and among Ad.Venture, 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture (“Purchaser”), and 180 Connect Inc., a corporation organized under the laws of Canada (“180 Connect”), and to approve the arrangement contemplated thereby, pursuant to which (i) Purchaser will acquire all of the outstanding common shares of 180 Connect in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser that are exchangeable into shares of Ad.Venture common stock at the option of the holder, or a combination of Ad.Venture common stock and exchangeable shares of Purchaser, and (ii) outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock.

The exchangeable shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Ad.Venture common stock, and holders of exchangeable shares will have the right, through the voting and exchange trust agreement, to vote at meetings of Ad.Venture stockholders. In addition, Ad.Venture will assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures.

(2)	The Certificate Amendment Proposals — to consider and vote upon four proposals to amend and restate the certificate of incorporation of Ad.Venture following the completion of the arrangement:
•	to change the name of Ad.Venture from “Ad.Venture Partners, Inc.” to “180 Connect Inc.”;
•	to remove from the certificate of incorporation the Fifth Article, which relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination, and to amend the classified board provisions of the Sixth Article to clarify when the terms of the three classes of directors expire.
•	to increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares; and
•	to approve the authorization and issuance of a special voting share of Ad.Venture. The special voting share will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares of Purchaser that are outstanding from time to time.

Two of the certificate amendment proposals, the proposal to increase the authorized shares and the proposal relating to the special voting share, are conditions to the arrangement.

(3)	The Long-Term Incentive Plan Proposal — to consider and vote upon the adoption and approval a long-term incentive plan, pursuant to which up to 2,000,000 shares of Ad.Venture common stock will be available for delivery under awards of stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance shares, performance cash awards and other stock awards or cash awards granted pursuant to the plan.

(4)	The Auditor Selection Proposal — to ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007.
(5)	The director election proposal — to elect three directors to serve in three separate classes until their successors are duly elected and qualified.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Ad.Venture’s common stock at the close of business on July 30, 2007 are entitled to notice of the special meeting and to have their vote counted at the special meeting and any adjournments or postponements thereof. Ad.Venture will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof by the chairman of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the meeting.

A complete list of Ad.Venture stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for 10 days prior to the date of the special meeting at the principal executive offices of Ad.Venture during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The arrangement proposal must be approved by a majority of the votes cast by the holders of shares of common stock issued in Ad.Venture’s IPO. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are also conditions to the arrangement. Each of the four certificate amendment proposals must be approved by the holders of a majority of the outstanding shares of Ad.Venture common stock. The long-term incentive plan and auditor selection proposals must each be approved by the holders of a majority of the shares of Ad.Venture common stock present in person or represented by proxy and entitled to vote at the special meeting, and the directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the meeting.

All Ad.Venture stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Ad.Venture common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting “AGAINST” adoption of each of the certificate amendment proposals, but will have no effect on the vote with respect to the arrangement proposal, the long-term incentive plan proposal, the auditor selection proposal or the director election proposal. Abstentions will count towards the vote total for each of the certificate amendment proposals, the director election proposal, the long-term incentive plan proposal and the auditor selection proposal and will have the same effect as “AGAINST” votes for each such proposal. Abstentions will have no effect for passing of the arrangement proposal.

Ad.Venture’s board of directors recommends that you vote “FOR” each of the proposals, which are described in detail in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Howard S. Balter
Chairman and Chief Executive Officer

August 10, 2007

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF AD.VENTURE’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ARRANGEMENT PROPOSAL AND DEMAND THAT AD.VENTURE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ARRANGEMENT PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO PRESENT OUR STOCK TRANSFER AGENT WITH YOUR PHYSICAL STOCK CERTIFICATE NO LATER THAN 12:00 PM, NEW YORK CITY TIME, ON THE BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING. FAILURE TO MEET THESE REQUIREMENTS WILL CAUSE YOUR CONVERSION DEMAND TO BE REJECTED. SEE THE SECTION ENTITLED “SPECIAL MEETING OF AD.VENTURE STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

AD.VENTURE PARTNERS, INC.
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
AND
PROSPECTUS FOR 20,469,583 SHARES OF COMMON STOCK

After careful consideration, Ad.Venture’s board of directors has approved a business combination with 180 Connect Inc. through a plan of arrangement under Canadian law. If the arrangement is completed, 180 Connect will become an indirect subsidiary of Ad.Venture and Ad.Venture will change its name to “180 Connect Inc.” Each 180 Connect common share will be exchanged for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of an indirect wholly owned subsidiary of Ad.Venture. Based on the number of Ad.Venture common stock and 180 Connect common shares and convertible securities (other than options and stock appreciation rights) outstanding as of the date of this proxy statement/prospectus, up to 20.1 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 64.2% of the combined company’s voting interests, may be issued to 180 Connect shareholders in connection with the arrangement. The exchangeable share structure is designed to provide an opportunity for eligible Canadian residents that are shareholders of 180 Connect to elect to receive exchangeable shares and to make a valid tax election to defer Canadian income tax on any capital gain that would otherwise arise on the exchange of their 180 Connect shares for shares of Ad.Venture for a period until redemption of such exchangeable shares. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Purchaser or the parent of Purchaser after two years or upon the earlier occurrence of certain specified events. The exchangeable shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Ad.Venture common stock, and holders of exchangeable shares will have the right, through the voting and exchange trust agreement, to vote at meetings of Ad.Venture stockholders. Only 180 Connect shareholders that are eligible Canadian residents will be entitled to receive exchangeable shares. It is uncertain whether the transaction will qualify for U.S. federal income tax deferred treatment. In addition, as part of the arrangement, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. This prospectus covers the Ad.Venture common stock to be issued upon exchange of the exchangeable shares and upon exercise of these Ad.Venture options.

Ad.Venture was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. Ad.Venture’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols AVPA, AVPAW and AVPAU, respectively. Ad.Venture intends to apply for a listing on the Nasdaq Global Market concurrently with the completion of the arrangement. On August 8, 2007, Ad.Venture common stock closed at $5.13 per share. Ad.Venture’s outstanding common stock, warrants and units trade on the OTC Bulletin Board.

This proxy statement/prospectus provides detailed information about the arrangement and the special meeting of Ad.Venture’s stockholders. We encourage you to carefully read this entire document.

You should also carefully consider the “Risk Factors” beginning on page 31.

As described in this proxy statement/prospectus, the arrangement with 180 Connect is subject to various conditions, including the approval by Ad.Venture’s stockholders at the special meeting on August 24, 2007 or any adjournment thereof.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 10, 2007 and is first being mailed to Ad.Venture stockholders on or about August 10, 2007.

i

Page
EXPERTS	203
WHERE YOU CAN FIND MORE INFORMATION	203
STOCKHOLDER PROPOSALS	204
Index to Financial Statements of Ad.Venture Partners, Inc.	F-1
Index to Consolidated Financial Statements of 180 Connect Inc.	F-1
Annex A – Arrangement Agreement
Annex B – Plan of Arrangement
Annex C – Amended and Restated Certificate of Incorporation
Annex D – 2007 Long-Term Incentive Plan
Annex E – March 7, 2007 Opinion of New Century Capital
Annex F – Voting and Exchange Trust Agreement
Annex G – Support Agreement
Annex H – Amendment No. 1 to the Arrangement Agreement
Annex I – July 2, 2007 Opinion of New Century Capital
Annex J – Amendment No. 2 to the Arrangement Agreement

This proxy statement/prospectus incorporates important business and financial information about Ad.Venture that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. If you would like this information, or additional copies of this proxy statement/prospectus, or if you have questions about the arrangement, you should contact:

Ilan Slasky
President
Ad.Venture Partners, Inc.
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, NY 10036-7798
(212) 682-5357

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is August 17, 2007.

v

SUMMARY OF THE MATERIAL TERMS OF THE ARRANGEMENT

•	Ad.Venture is proposing to engage in a business combination with 180 Connect pursuant to which Ad.Venture will indirectly acquire all of 180 Connect’s outstanding common shares and 180 Connect will thereby become an indirect subsidiary of Ad.Venture. See the section entitled “The Arrangement Proposal” on page 52. The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, after completion of the arrangement, Ad.Venture will be treated as the “acquired” company for financial reporting purposes, and the combined entity’s results of operations prior to completion of the arrangement will be those of 180 Connect. See the section entitled “The Arrangement Proposal — Anticipated Accounting Treatment” on page 96.
•	180 Connect is a provider of installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. Its principal executive offices are located in Englewood, Colorado. See the section entitled “Business of 180 Connect” on page 152.
•	The business combination will be carried out pursuant to an arrangement under a plan of arrangement pursuant to the Canada Business Corporations Act (the “CBCA”) as set forth in the arrangement agreement dated March 13, 2007 among Ad.Venture, 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture (“Purchaser”), and 180 Connect, whereby Purchaser will acquire all the outstanding 180 Connect common shares in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser or a combination of shares of Ad.Venture common stock and exchangeable shares of Purchaser. In addition, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. See the section entitled “The Arrangement Proposal — General Description of the Arrangement” on page 52.
•	Each 180 Connect common share will be exchangeable for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of Purchaser. See the section entitled “The Arrangement Agreement and Plan of Arrangement — Arrangement Consideration” on page 99.
•	Based on the number of shares of Ad.Venture common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, will be issued to 180 Connect shareholders in connection with the arrangement. See the section entitled “The Arrangement Agreement and Plan of Arrangement — Arrangement Consideration” on page 99. Those 16.4 million shares have an aggregate market value, calculated based on the closing price of Ad.Venture’s common stock on March 12, 2007, the date prior to the public announcement of the proposed arrangement, of $93.7 million, or $3.43 per 180 Connect common share, or, based on the closing price of Ad.Venture’s common stock on August 8, 2007, of $84.2 million, or $3.08 per 180 Connect common share. The aggregate market value of the consideration to be received by the 180 Connect shareholders upon closing of the arrangement is subject to fluctuation based on the trading price of Ad.Venture’s common stock and depends on the number of conversions or exercise of 180 Connect’s outstanding warrants and convertible debentures. Assuming the exercise or conversion of all of 180 Connect’s outstanding warrants and convertible debentures, approximately 20.1 million shares of Ad.Venture common stock and/or exchangeable shares, with an aggregate market value, based on the closing price of Ad.Venture’s common stock on March 12, 2007, of $115.0 million, or, based on the closing price of Ad.Venture’s common stock on August 8, 2007, of $103.3 million would be issued to 180 Connect shareholders in connection with the arrangement.
•	The exchangeable shares will entitle their holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of Ad.Venture common stock and holders of exchangeable shares will also have the right, through a voting and exchange trust arrangement, to vote at meetings of Ad.Venture stockholders. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Purchaser or the parent of Purchaser after two years or upon the earlier occurrence of certain specified events. See the section entitled “The Arrangement Proposal — General Description of the Arrangement” on page 52. The exchangeable share structure is designed to provide an opportunity for shareholders of 180 Connect that are eligible Canadian residents and who validly make the required tax election to achieve a deferral of Canadian tax on any accrued capital gain on their 180 Connect common shares in certain circumstances. Only 180 Connect shareholders that are eligible Canadian residents will be entitled to receive exchangeable shares. See “The Arrangement Proposal — Material Canadian Federal Income Tax Considerations of the Arrangement” on page 83.
•	In addition to voting on the arrangement proposal, the stockholders of Ad.Venture will vote on four proposals to amend and restate Ad.Venture’s certificate of incorporation to (i) change its name to “180 Connect Inc.,” (ii) remove from Ad.Venture’s certificate of incorporation the Fifth Article, which relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination, and to amend the classified board provisions of the Sixth Article to clarify when the terms of the three classes of directors expire, (iii) increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, and (iv) authorize the special voting share. Stockholders will also be asked to approve and adopt the 2007 Long-Term Incentive Plan, ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2007 and consider three director nominees to serve in three separate classes until their successors are duly elected and qualified. See the sections entitled “The Name Change Proposal” on page 130, “The Fifth and Sixth Articles Proposal” on page 131, “The Authorized Shares Proposal” on page 132, “The Special Voting Share Proposal” on page 133, “The Long-Term Incentive Plan Proposal” on page 134, “The Auditor Selection Proposal” on page 140, and “The Director Election Proposal” on page 142. The authorized shares proposal and the special voting share proposal are conditions to the arrangement.
•	If the director election proposal is approved, the board of directors of the combined entity will consist of the three directors nominated by Ad.Venture and up to six additional directors, including certain of 180 Connect’s current directors to be selected in accordance with the arrangement agreement. We expect that certain of the current executive officers of 180 Connect will continue to serve as executive officers of the combined entity. See the sections entitled “The Director Election Proposal” and “Directors and Executive Officers of Ad.Venture Following the Arrangement” on pages 142 and 176 respectively.
•	Ad.Venture engaged New Century Capital Partners LLC (“New Century Capital”) to provide a fairness opinion and act as a financial advisor in connection with the arrangement. Ad.Venture paid a $35,000 non-refundable fee to New Century Capital for rendering the initial fairness opinion. On July 2, 2007, Ad.Venture agreed to pay an additional $25,000 non-refundable fee to New Century Capital for rendering an updated fairness opinion in connection with an amendment to the 180 Connect credit facility with Laurus Master Fund, Ltd. (“Laurus”) and related revisions to the arrangement agreement. Ad.Venture also agreed to reimburse up to $10,000 of legal fees incurred by New Century Capital in connection with providing the fairness opinions and to pay an additional fee of $65,000 upon consummation of the arrangement to New Century Capital in exchange for certain advisory services New Century Capital is providing to Ad.Venture in connection with the arrangement. In addition, Ad.Venture also engaged Maxim Group LLC (“Maxim Group”) and Legend Merchant Group, Inc. (“Legend Merchant Group”) to act as financial advisors in connection with the arrangement in exchange for fee payments of $500,000 and $450,000, respectively, which are contingent upon completion of the proposed arrangement, except for monthly payments of $12,500 Ad.Venture has agreed to make to Maxim Group that are credited against the aggregate payment due to Maxim Group upon consummation of the arrangement. The advisory services provided by Maxim Group to Ad.Venture include intermediation of discussions in connection with the arrangement with existing and potential investors; arrangement of marketing road shows for Ad.Venture with existing and potential investors; and assistance with the preparation of Ad.Venture’s marketing materials. The advisory services provided by Legend Merchant Group to Ad.Venture include holding meetings with Ad.Venture stockholders to discuss the arrangement proposal, 180 Connect’s attributes and the potential benefits the arrangement may bring to Ad.Venture. 180 Connect engaged William Blair & Company (“William Blair”) to provide a fairness opinion and act as a financial advisor in connection with the arrangement. 180 Connect paid a $100,000 retainer fee and a $250,000 fee to William Blair for rendering the fairness opinion. In addition, 180 Connect agreed to pay an additional fee of $2,900,000, such fee to be payable only upon consummation of the arrangement to William Blair in exchange for certain advisory services William Blair is providing to 180 Connect in connection with the arrangement. See the sections entitled “The Arrangement Proposal — Opinions of New Century Capital” and “— Background of the Arrangement” on pages 62 and 53 respectively.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers are of interest primarily to all Ad.Venture stockholders:

Q.  Why am I receiving this proxy statement?

A.	Ad.Venture is proposing to engage in a business combination with 180 Connect pursuant to which Ad.Venture will indirectly acquire all of 180 Connect’s outstanding shares and 180 Connect will thereby become an indirect subsidiary of Ad.Venture. The combination will be carried out pursuant to arrangement under a plan of arrangement pursuant to the CBCA as set forth in the arrangement agreement dated March 13, 2007 among Ad.Venture, Purchaser and 180 Connect. Copies of the arrangement agreement and the plan of arrangement are attached to this proxy statement/prospectus as Annexes A and B, respectively. We encourage you to review both the arrangement agreement and the plan of arrangement carefully.

In order to complete the arrangement, a majority of the votes cast at the special meeting by the holders of shares of our common stock issued in our IPO must vote to adopt the arrangement agreement and approve the arrangement. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Ad.Venture stockholders are also being asked to approve the amendment and restatement of our certificate of incorporation, the adoption of the 2007 Long-Term Incentive Plan, to ratify the selection of an independent registered public accounting firm and to vote in favor of three director nominees. Two of the certificate amendment proposals, the authorized share increase proposal and the special voting share proposals, are also conditions to the arrangement. Ad.Venture’s amended and restated certificate of incorporation, as it will be filed with the Secretary of State of the State of Delaware if each of the certificate amendment proposals is approved, is attached as Annex C hereto. The 2007 Long-Term Incentive Plan, which is attached as Annex D hereto, will be effective upon completion of the arrangement, subject to stockholder approval of the plan.

Ad.Venture will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed arrangement, the other proposals and the special meeting of Ad.Venture stockholders. You should read this proxy statement/prospectus together with all of the annexes carefully.

You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you don’t need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. Your vote is important. Ad.Venture encourages you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.  Why is Ad.Venture proposing the arrangement?

A.	Ad.Venture was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. The proposed arrangement with 180 Connect is intended to be a “business combination” under Ad.Venture’s Amended and Restated Certificate of Incorporation. Ad.Venture must submit the transaction to its stockholders for approval prior to completing a business combination. Ad.Venture has negotiated the terms of the arrangement with 180 Connect and is now submitting the transaction to its stockholders for their approval. Ad.Venture believes that 180 Connect is poised to take advantage of growth opportunities in the home entertainment, communications and home integration industries. Ad.Venture is very excited about working with 180 Connect to optimize operations and continue to expand its market share.

Q.  What is being voted on?

A.	There are eight proposals on which the Ad.Venture stockholders are being asked to vote. The first proposal, the arrangement proposal, is to adopt the arrangement agreement and approve the arrangement.

The second, third, fourth and fifth proposals, collectively referred to as the certificate amendment proposals, are to approve an amendment and restatement of the certificate of incorporation to:

•	change the name of Ad.Venture from “Ad.Venture Partners, Inc.” to “180 Connect Inc.” (the name change proposal);
•	remove from the certificate of incorporation the Fifth Article, which relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination, and to amend the classified board provisions of the Sixth Article to clarify when the terms of the three classes of directors expire (the Fifth and Sixth Articles proposal);
•	increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares (the authorized shares proposal); and
•	authorize a special voting share (the special voting share proposal).

The third proposal, the Fifth and Sixth Articles proposal, is being proposed to remove the provisions of the Fifth Article, which will no longer be operative upon completion of the arrangement, and to clarify the classified board provisions of the Sixth Article, which as currently drafted may be ambiguous. The fourth proposal, the authorized shares proposal, is to approve an increase in our authorized shares of common stock from 50,000,000 to 100,000,000. Absent an increase in our authorized shares, we would have insufficient authorized shares of common stock to issue in connection with the arrangement. The fifth proposal, the special voting share proposal, is to approve the authorization of a special voting share, a key element of the structure of the arrangement, that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares of Purchaser that are outstanding from time to time. The authorized shares proposal and the special voting share proposal are conditions to the arrangement.

The sixth proposal, the long-term incentive plan proposal, is to approve the 2007 Long-Term Incentive Plan. The 2007 Long-Term Incentive Plan will be effective upon completion of the arrangement, subject to stockholder approval of the plan.

The seventh proposal, the auditor selection proposal, is to ratify the selection by the Audit Committee of Ad.Venture’s board of directors of Ernst & Young LLP as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007.

The eighth proposal, the director election proposal, is to elect three directors to serve in three separate classes until their successors are duly elected and qualified.

Q.  How are votes counted?

A.	Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Except with respect to the arrangement proposal, abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Abstentions will not be counted towards the vote total for the arrangement proposal. Broker non-votes will have the same effect as “AGAINST” votes with respect to the certificate amendment proposals, but will not be counted towards the vote total for the arrangement proposal, the long-term incentive plan proposal or the auditor selection proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

Q.  What is the quorum requirement?

A.	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 11,249,997 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the vote of a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q.  Who can vote at the special meeting?

A.	Only Ad.Venture stockholders of record at the close of business on July 30, 2007 will be entitled to vote at the special meeting. On this record date, there were 11,249,997 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 30, 2007 your shares were registered directly in your name with Ad.Venture’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 30, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.  What vote is required in order to adopt the arrangement proposal?

A.	The adoption of the arrangement agreement will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Ad.Venture common stock issued in connection with the IPO outstanding on the record date. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. In addition, two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are conditions to the arrangement. If these proposals are rejected or if the holders of 20% (1,800,000) or more of such shares vote against the arrangement proposal and properly demand the conversion of their shares, none of the other proposals will be presented for adoption. No vote of the holders of our warrants is necessary to adopt the arrangement proposal, or any of the other proposals, and we are not asking the warrant holders to vote on the arrangement proposal or any of the other proposals. If you “Abstain” from voting on the arrangement proposal, it will not be counted towards the vote total and will not result in the exercise of your conversion rights. Similarly, if you do not give instructions to your broker on how to vote your shares, the shares will be treated as broker non-votes and will have no effect.

Q.  What vote is required in order to adopt the certificate amendment proposals?

A.	The adoption of each of the certificate amendment proposals will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. If you do not vote or “Abstain” from voting on any of these proposals, it will have the same effect as an “AGAINST” vote. Broker non-votes will have the same effect as “AGAINST” votes.

Q.  What vote is required in order to adopt the long-term incentive plan proposal?

A.	The adoption of the long-term incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of Ad.Venture common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on the long-term incentive plan proposal, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect. Ad.Venture is proposing the adoption of the 2007 Long-Term Incentive Plan to enable it to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives. The 2007 Long-Term Incentive Plan will be effective upon completion of the arrangement, subject to stockholder approval of the plan.

Q:  What vote is required in order to adopt the auditor selection proposal?

A:	The adoption of the auditor selection proposal will require the affirmative vote of the holders of a majority of the shares of Ad.Venture common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on the auditor selection proposal, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect. The Ad.Venture board of directors has approved the selection of Ernst & Young LLP to serve as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007.

Q.  What vote is required in order to adopt the director election proposal?

A.	The three directors to be elected at the special meeting will be elected by a plurality of the votes presented in person or by proxy and entitled to vote at the special meeting. This means that the three nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election.
Q.	Does Ad.Venture’s board of directors recommend voting for the adoption of each of the proposals and in favor of the election of each of the three director nominees?
A.	Yes. After careful consideration, Ad.Venture’s board has determined that each of the proposals are fair to and in the best interests of Ad.Venture and its stockholders. The board recommends that Ad.Venture stockholders vote “FOR” each of these proposals and in favor of each of the three director nominees. The members of the board have interests in the arrangement that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “The Arrangement Proposal — Interests of Ad.Venture Directors and Officers in the Arrangement.”

For a description of the factors considered by the board in making its determination, see the section entitled “The Arrangement Proposal — the Board’s Reasons for Approval of the Arrangement.”

Q.	Did the directors and officers of Ad.Venture make a determination as to the value of 180 Connect?
A.	While they did not identify a specific value for 180 Connect, Ad.Venture’s directors and officers determined that the fair market value of 180 Connect is in excess of 80% of Ad.Venture’s net assets. For a discussion of the factors they considered in making this determination, see the section entitled “The Arrangement Proposal — the Board’s Reasons for the Approval of the Arrangement.”
Q.	Did Ad.Venture’s board obtain a fairness opinion in connection with its approval of the arrangement agreement?
A.	Yes. On March 7, 2007, New Century Capital delivered to the board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Ad.Venture pursuant to the arrangement agreement was fair from a financial point of view to the stockholders of Ad.Venture, and the fair market value of 180 Connect is in excess of 80% of Ad.Venture’s net assets. In addition, New Century Capital delivered an updated fairness opinion on July 2, 2007. The full text of these opinions are attached to this proxy statement/prospectus as Annexes E and I. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations included in connection with the review undertaken. New Century Capital’s opinions speak only as of their respective dates and are directed to Ad.Venture’s board of directors.

Q.  How do Ad.Venture’s insiders intend to vote their shares?

A.	With respect to the arrangement proposal, all of Ad.Venture’s initial stockholders have agreed to vote all of the shares of common stock acquired by them prior to the IPO, a total of 2,249,997 shares, or approximately 18.8% of our outstanding common stock, either for or against the adoption of the arrangement proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote all shares of common stock acquired by them in connection with or following the IPO “FOR” the adoption of the arrangement proposal. They have also indicated that they will vote such shares “FOR” the adoption of the certificate amendment proposals, the long-term incentive plan proposal and the auditor selection proposal and in favor of the three director nominees. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively. No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

Q.  What will 180 Connect shareholders receive in the proposed arrangement?

A.	For each common share of 180 Connect they hold, 180 Connect shareholders will receive either 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares. Based on the number of Ad.Venture common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, will be issued to 180 Connect shareholders in connection with the arrangement. In addition, as part of the arrangement, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. See the section entitled “The Arrangement Proposal — Arrangement Consideration” and see the section entitled “Risk Factors — Conversion or exercise of outstanding securities of Ad.Venture and 180 Connect could cause substantial dilution.”

Q.  What if I object to the proposed arrangement? Do I have appraisal rights?

A.	Ad.Venture stockholders do not have appraisal rights in connection with the arrangement. However, Ad.Venture stockholders may have conversion rights under certain circumstances. Please see the question “What are my conversion rights?” below.

Q.  What happens to the funds held in the trust account after completion of the arrangement?

A.	Ad.Venture expects to transfer the funds in the trust account, after payment of combined transaction expenses of $9.0 million, $1.6 million of deferred underwriting fees and any conversion payments to converting stockholders, to 180 Connect where it is expected to make up to approximately $6.4 million in payments to Laurus in respect of indebtedness and fees owed to Laurus and for working capital and debt reduction purposes and potential acquisitions. See “Business of 180 Connect — Laurus Financing” for a description of indebtedness and fees owed to Laurus.

Q.  Who will manage Ad.Venture after the arrangement?

A.	Upon completion of the arrangement, we expect our board of directors to consist of Lawrence J. Askowitz, Howard S. Balter, Peter Giacalone, David Hallmen, M. Brian McCarthy, Joel R. Meltzner, Jiri Modry, Byron Osing and Ilan M. Slasky. We expect the executive officers of Ad.Venture to be Peter Giacalone, Mark Burel and Steven Westberg. See the sections entitled “Director Election Proposal” and “Directors and Executive Officers of Ad.Venture Following the Arrangement.”

Q.  What will the business strategy of 180 Connect be after the arrangement?

A.	Ad.Venture intends to continue to pursue many of the same strategies that 180 Connect already has been pursuing, including initiatives to improve profit margins and efficiency, expand 180 Connect’s customer base and identify additional growth opportunities. Ad.Venture believes there are attractive opportunities in the future to grow 180 Connect’s business. However, Ad.Venture and 180 Connect’s business strategies may evolve and change over time.

Q.  What happens if the arrangement is not completed?

A.	If the arrangement is not completed, Ad.Venture will commence proceedings to dissolve and liquidate. We would expect the funds held in the trust account (net of taxes payable on interest earned thereon), plus any remaining net assets not held in the trust account, to be distributed pro rata to the holders of Ad.Venture’s common stock acquired in the IPO. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors — If the arrangement is not approved, we will be required to dissolve and liquidate, in which the per-share distribution to our public stockholders will likely be less than $6.00,” “Risk Factors — If we do not complete the arrangement and are required to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed” and “Other Information related to Ad.Venture — Plan of Dissolution and Distribution of Assets if No Arrangement.” Holders of Ad.Venture common stock acquired prior to the IPO have waived any right to any liquidation distribution with respect to those shares. The Ad.Venture warrants currently outstanding will expire and become worthless if the arrangement is not completed.

Q.  If the arrangement is completed, what will Ad.Venture stockholders receive?

A.	Ad.Venture stockholders will not receive any consideration as a result of the arrangement and will continue to own their shares of Ad.Venture common stock, unless they vote against the arrangement proposal and properly demand conversion of their shares.
Q.	What percentage of the combined company’s voting interests will existing Ad.Venture stockholders own after the completion of the arrangement?
A.	After completion of the arrangement, based on the number of Ad.Venture common stock and 180 Connect common shares oustanding as of the date of this proxy statement/prospectus, Ad.Venture’s existing stockholders’ voting interest will be diluted from 100% to approximately 40.7% of the combined company’s voting interests (assuming none of Ad.Venture’s stockholders exercise their conversion rights), and approximately 36.5% of the combined company’s voting interests (assuming the maximum number of Ad.Venture stockholders exercise their conversion rights). The voting interests of Ad.Venture stockholders following the arrangement may be subject to further dilution from the exercise or conversion of outstanding warrants, options, stock appreciation rights and convertible debentures, warrants issuable to Laurus and, if the long-term incentive plan proposal is approved, from the future awards granted under the 2007 Long-Term Incentive Plan. See the sections entitled “Risk Factors — Conversion or exercise of outstanding securities of Ad.Venture and 180 Connect could cause substantial dilution” and “Risk Factors — The ownership interest of current stockholders of Ad.Venture will be substantially reduced, resulting in a dilution of current stockholders’ voting power.”

Q.  When do you expect the arrangement to be completed?

A.	It is currently anticipated that the arrangement will be completed in the third calendar quarter of 2007, subject to adoption of the arrangement agreement by Ad.Venture’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail in the arrangement agreement. For a description of the conditions to completion of the arrangement, see the section entitled “The Arrangement Agreement and Plan of Arrangement — Conditions to Closing of the Arrangement.”

Q.  What do I need to do now?

A.	Ad.Venture urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the arrangement will affect you as a stockholder of Ad.Venture. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.  How do I vote?

A.	If you are a holder of record of Ad.Venture common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the special meeting and vote in person if you have already voted by proxy.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ad.Venture. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Q.  What will happen if I abstain from voting or fail to vote?

A.	An abstention or failure to vote by an Ad.Venture stockholder will not be counted towards the vote total for the arrangement proposal, and you will not have a right to demand the conversion of your shares of common stock into a pro rata portion of the funds in the trust account. An abstention or failure to vote will have the effect of voting against each of the certificate amendment proposals. An abstention will have the effect of voting against the long-term incentive plan proposal and the auditor selection proposal, but failure to vote will have no effect on that proposal. If your shares are held in “street name” and you don’t give your broker voting instructions, your broker may vote your shares on the long-term incentive plan proposal, the director election proposal and the auditor selection proposal but may not vote your shares with respect to the remaining proposals presented in this proxy statement/prospectus.

Q.  Can I change my vote after I have mailed my signed proxy or direction form?

A.	Yes. You can revoke your proxy at any time prior to the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	you may submit another properly completed proxy card with a later date;
•	you may send a written notice that you are revoking your proxy to Ad.Venture’s Secretary at the address listed at the end of this section; or
•	you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q.  What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ad.Venture shares.

Q.  Who is paying for this proxy solicitation?

A.	We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These parties will not be paid any additional compensation for soliciting proxies. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid a fixed fee of $4,000, reasonable out-of-pocket expenses, and a contingency fee of $17,000 upon consummation of the arrangement. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.  Who can help answer my questions?

A.	If you have questions about the arrangement or the other proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Ad.Venture Partners, Inc.
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, NY 10036-7798
Attn: Corporate Secretary
Tel: (212) 682-5357

You may also obtain additional information about Ad.Venture from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

The following questions and answers are of interest primarily to Ad.Venture stockholders who may be inclined to exercise their conversion rights:

Q.  What are my conversion rights?

A.	If you hold shares of Ad.Venture common stock issued in the IPO, you have the right to vote against the arrangement and demand that, if the arrangement is completed, your shares of Ad.Venture common stock be converted into a pro rata portion of the funds held in the trust account (net of taxes payable on interest earned thereon) established at the time of our IPO.

Q.  How do I exercise my conversion rights?

A.	If you wish to exercise your conversion rights, you must:
•	Affirmatively vote against approval of the arrangement; and
•	Demand that your shares of Ad.Venture common stock be converted into cash in accordance with the procedures described in this proxy statement/prospectus; and
•	No later than 12:00 P.M., New York City time, on August 23, 2007 (the business day prior to the date of the special meeting of Ad.Venture stockholders):
•	present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer Trust Company, 17 Battery Place, New York, New York 10004, Attention: Mark Zimkind, Tel. 212-845-3287, Fax 212-616-7616, together with written instructions that you wish to convert your shares into your pro rata share of the trust account; and
•	provide to Continental Stock Transfer & Trust Company, along with the stock certificate, a written certificate addressed to us to the effect that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the arrangement.

Any action that does not include an affirmative vote against approval of the arrangement will be insufficient to exercise your conversion rights.

Q.  What additional conversion procedures are required if my shares are held in “street name”?

A.	If you hold your shares in “street name,” you must follow additional procedures that are designed to enable us to effectively match your vote against approval of the arrangement with any election to convert your shares. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares. You should consult your account executive at the organization holding your account about any costs associated with this certification process. As described below, Continental Stock Transfer & Trust Company can assist with this process and reduce the movement of physical certificates. We urge stockholders whose shares are held in “street name” and who may wish to convert their shares to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Q.  How much time will I have to determine whether to exercise my conversion rights?

A.	There will be approximately 15 days between the first date this proxy statement is being mailed and the deadline to exercise your conversion rights. Our transfer agent will endeavor to process requests for certification of shares and conversion elections on a same-day basis. In order to ensure the timeliness of the exercise of your conversion rights, however, we recommend that you not wait until the deadline.

Q.  Is there a charge for following the conversion procedures?

A.	No. Our transfer agent, however, charges a customary fee of approximately $35 to brokers and other custodians for reissuing “street name” shares in the name of the stockholder. You should consult your broker or other custodian as to whether or not this charge will be passed on to you if you choose to exercise your conversion rights.

Q.  What is the deadline for tendering my stock certificate?

A.	Certificates that have not been tendered in accordance with the procedures described in this proxy statement/prospectus by 12:00 P.M., New York City time, on August 23, 2007 will not be converted into cash. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated below, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed by 12:00 P.M., New York City time, on August 23, 2007.

Stockholders who wish to convert their shares may contact Mark Zimkind of Continental Stock Transfer & Trust Company at (212) 845-3287, for assistance in making the necessary arrangements. Stockholders are urged to contact Mark Zimkind as early as possible and in any event by August 23, 2007.

Q.  How can I remedy an improper exercise of my conversion rights?

A.	If you:
•	Return your proxy with directions to vote for approval of the arrangement proposal, but then wish to vote against it and demand conversion of your shares; or
•	Return your proxy with directions to vote against approval of the arrangement proposal and wish to demand conversion of your shares, but do not check the appropriate box on the proxy card demanding conversion or send a written request to us to demand conversion; or
•	Return your proxy with directions to vote against approval of the arrangement proposal, but later wish to vote for it;

you may request that we send you another proxy card on which you may indicate your intended vote and, if that vote is against approval of the arrangement, demand conversion of your shares by checking the box provided for that purpose on the proxy card. You may request another proxy card by contacting us at the phone number or address listed in this proxy statement. Any corrected or changed proxy card or written demand to convert your shares must be submitted to us so that it is received prior to the voting at the special meeting. If you hold your shares in “street name”, you must contact the account executive at your bank or broker to change your vote and to follow the procedures set forth above for conversion.

Q.  What is the estimated conversion amount?

A.	If you comply with the foregoing procedures and, notwithstanding your affirmative vote against the arrangement proposal, the arrangement is completed, you will be entitled to receive a pro rata portion of the funds held in the trust account established at the time of the IPO, including any earned interest (net of taxes payable thereon), calculated as of the date two business days prior to the completion of the arrangement. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account, or approximately $5.85 per share issued in the IPO. The actual conversion price will differ from $5.85 per share due to any interest earned on the funds in the trust account since June 30, 2007 and any taxes payable in respect of interest earned thereon.

Q.  How does the estimated conversion amount compare to the recent market price of common stock?

A.	On July 30, 2007, the record date for the special meeting of Ad.Venture stockholders, the last sale price of our common stock was $5.54 as quoted on the OTC Bulletin Board. Ad.Venture stockholders should verify the market price of our common stock prior to selling any common stock in the public market, since they may be able to receive greater proceeds from exercising their conversion rights than from selling their shares assuming that the arrangement is completed.

Q.  If I exercise my conversion rights, what will happen to my warrants?

A.	Nothing. The exercise of your conversion rights will not affect any warrants to purchase our common stock that you may own, which will continue to be outstanding and exercisable following the arrangement and any exercise of your conversion rights.

Q.  What are the U.S. federal income tax consequences of exercising my conversion rights?

A.	If you properly exercise your conversion rights and the arrangement is completed, you will generally be required to recognize capital gain or loss upon the conversion of your shares of Ad.Venture common stock if such shares were held as a capital asset on the date of the arrangement. Such gain or loss will be measured by the difference between the amount of cash you receive and your tax basis in your converted shares of Ad.Venture common stock.

There will be no U.S. federal income tax consequences to non-converting Ad.Venture stockholders as a result of the arrangement.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the arrangement, you should read this entire document carefully, including the arrangement agreement and plan of arrangement attached as Annexes A and B, respectively, to this proxy statement/prospectus. We encourage you to read the arrangement agreement and plan of arrangement carefully. They are the legal documents that govern the arrangement and certain other transactions contemplated by the arrangement agreement. They are also described in detail elsewhere in this proxy statement/prospectus. Unless the context requires otherwise, the terms “we,” “us” and “our” refer to Ad.Venture Partners, Inc., “180 Connect” refers to 180 Connect Inc. and its subsidiaries, “Purchaser” refers to 6732097 Canada Inc., our indirect wholly-owned subsidiary, “Canco” refers to 1305699 Alberta ULC, our wholly-owned subsidiary and the parent of Purchaser, and the “Board” refers to our board of directors.

The Parties

Ad.Venture

Ad.Venture is a special purpose acquisition corporation organized under the laws of the State of Delaware. It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. On August 31, 2005, Ad.Venture consummated the IPO from which it received net proceeds of approximately $51.2 million. Approximately $50.4 million of the net proceeds from the IPO were placed into its trust account. The remainder of the net proceeds of the IPO, or approximately $0.8 million in total, has been used by Ad.Venture to pay the expenses incurred in its pursuit of a business combination as well as general and administrative expenses. As of March 31, 2007, Ad.Venture had expended all of the IPO proceeds outside the trust account and had borrowed $200,000 from Ad.Venture’s executive officers.

If Ad.Venture does not consummate the proposed arrangement with 180 Connect by August 31, 2007, it will be required to commence proceedings to dissolve and liquidate and distribute to its public stockholders the amount in the trust account (net of taxes payable on interest earned thereon) plus any of its remaining net assets.

Ad.Venture’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols AVPA, AVPAW and AVPAU, respectively.

The current mailing address of Ad.Venture’s principal executive office is Ad.Venture Partners, Inc., c/o Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036, and its telephone number is (212) 682-5357.

180 Connect

180 Connect provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for 180 Connect’s services is the United States. 180 Connect’s customers include providers of satellite, cable and broadband media services as well as home builders, developers and municipalities.

Consolidation in the media and communications industry has created national carriers, many of whom provide an integrated suite of advanced video, data and voice services to residential and commercial subscribers. Many of these national carriers made the strategic decision to outsource the majority of the physical implementation of their services several years ago, leading to the creation of a large and highly competitive technical support services industry, in which 180 Connect is a participant. 180 Connect has evolved through a combination of internal growth and acquisitions. With a staff of more than 4,000 skilled technicians and 750 support personnel based in over 85 operating locations, 180 Connect provides technical support services at 180 Connect’s customers’ subscribers’ homes and businesses across the United States and parts of Canada. This infrastructure allows 180 Connect to provide consistent service and utilize its expertise and resources to deploy increasingly complex technologies over large networks in a cost efficient manner. 180 Connect believes substantial growth opportunities exist for a limited number of national technical support service providers due to:

•	the opportunity to increase market share by obtaining contracts in new geographic territories;
•	the opportunity to leverage 180 Connect’s branch network to provide home installation of various technologies;
•	the increasing demand by subscribers for advanced broadband services such as high-speed data, digital video and IP telephony, satellite and cable services;
•	the ability to increase market share by providing quality service at a competitive price; and
•	the increasing demand for network management consulting, planning, engineering and construction related services to communications systems owners, operators and equipment suppliers worldwide.

A key component of 180 Connect’s expansion strategy is the continued focus on margin improvement, growth opportunities within the existing branch operating network and identifying, acquiring and integrating strategic acquisitions to increase its geographic coverage and extend its service offerings to include complementary product lines that can be offered from its existing network of branch operations. 180 Connect’s operating model, combined with its size, focus, management depth and experience allows it to leverage organic growth and acquisition opportunities that complement and enhance its current operations.

180 Connect’s revenue is subject to seasonal fluctuations. 180 Connect’s customers’ subscriber growth, and thus the revenue earned by 180 Connect, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by its customers.

180 Connect’s principal executive offices are located at 6501 E. Belleview Avenue, Englewood, Colorado 80111, and its telephone number is (303) 395-6000.

The Arrangement Proposal

Ad.Venture and 180 Connect are proposing to engage in a business combination pursuant to which Ad.Venture will indirectly acquire all of 180 Connect’s outstanding shares and 180 Connect will thereby become an indirect subsidiary of Ad.Venture. The combination will be carried out pursuant to an arrangement under a plan of arrangement pursuant to the CBCA as set forth in the arrangement agreement dated March 13, 2007, as amended by amendment no. 1 thereto dated as of July 2, 2007, and further amended by amendment no. 2 effective as of August 6, 2007, among Ad.Venture, Purchaser, and 180 Connect, whereby Purchaser will acquire all the outstanding 180 Connect common shares in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser or a combination of shares of Ad.Venture common stock and exchangeable shares of Purchaser. The exchangeable shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Ad.Venture common stock and holders of exchangeable shares will also have the right, through the voting and exchange trust agreement, to vote at meetings of Ad.Venture stockholders. In addition, as part of the arrangement, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. If the arrangement is completed, 180 Connect will be an indirect subsidiary of Ad.Venture and Ad.Venture will change its name to 180 Connect Inc.

The arrangement is expected to be completed during the third calendar quarter of 2007. The completion of the arrangement is subject to the approval of the arrangement proposal by Ad.Venture’s stockholders, compliance with the court ordered approval process pursuant to the CBCA (the corporate legislation applicable to 180 Connect) and the satisfaction of certain other conditions, as discussed in greater detail in the sections entitled “The Arrangement Proposal — Approvals and Regulatory Matters” and “The Arrangement Agreement — Conditions to Closing of the Arrangement.”

Arrangement Consideration

Upon completion of the arrangement, each 180 Connect common share will be exchanged for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of Purchaser. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Purchaser or the parent of Purchaser after two years or upon the earlier occurrence of certain specified events. Only 180 Connect shareholders that are eligible Canadian residents may elect to receive exchangeable shares. The exchangeable shares will entitle holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of Ad.Venture common stock and holders of exchangeable shares will also have the right, through a voting trust arrangement, to vote at meetings of Ad.Venture stockholders. The exchangeable share structure is designed to provide an opportunity for shareholders of 180 Connect that are eligible Canadian residents and who validly make the required tax election to achieve a deferral of Canadian tax on any accrued capital gain on their 180 Connect common shares in certain circumstances until redemption or purchase of such exchangeable shares pursuant to its terms.

Based on the number of Ad.Venture common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, will be issued to 180 Connect shareholders in connection with the arrangement. Those 16.4 million shares have an aggregate market value, calculated based on the closing price of Ad.Venture’s common stock on March 12, 2007, the date prior to the public announcement of the proposed arrangement, of $93.7 million, or $3.43 per 180 Connect common share, or, based on the closing price of Ad.Venture’s common stock on August 8, 2007, of $84.2 million, or $3.08 per 180 Connect common share. The aggregate market value of the consideration to be received by the 180 Connect shareholders upon closing of the arrangement is subject to fluctuation based on the trading price of Ad.Venture’s common stock and depends on the number of conversions or exercise of 180 Connect’s outstanding warrants and convertible debentures. Assuming the exercise or conversion of all of 180 Connect’s outstanding warrants and convertible debentures, approximately 20.1 million shares of Ad.Venture common stock and/or exchangeable shares, with an aggregate market value, based on the closing price of Ad.Venture’s common stock on March 12, 2007, of $115.0 million, or, based on the closing price of Ad.Venture’s common stock on August 8, 2007, of $103.3 million would be issued to 180 Connect shareholders in connection with the arrangement.

Ad.Venture’s Recommendations to Stockholders; Reasons for Approval of the Arrangement

After careful consideration of the terms and conditions of the arrangement and the other proposals presented at the Ad.Venture special meeting, the Board has determined that the proposals are fair to and in the best interests of Ad.Venture and its stockholders. In reaching its decision with respect to the arrangement and the transactions contemplated by the arrangement agreement and the plan of arrangement, the Board reviewed various industry and financial data and considered the due diligence and evaluation materials provided by 180 Connect in order to determine that the consideration to be paid in connection with the arrangement was reasonable. See “The Arrangement Proposal — The Board’s Reasons of the Approval of the Arrangement” and “The Arrangement Proposal — Recommendation of the Board.” On March 7, 2007, New Century Capital delivered to the Board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Ad.Venture pursuant to the arrangement agreement was fair to Ad.Venture from a financial point of view and the fair market value of 180 Connect is in excess of 80% of Ad.Venture’s net assets. New Century Capital delivered an updated fairness opinion on July 2, 2007. See the sections entitled “The Arrangement Proposal — Opinions of New Century Capital — March 7, 2007 Opinion” and “ — July 2, 2007 Opinion.” Accordingly, the Board recommends that Ad.Venture stockholders vote:

•	FOR the arrangement proposal;
•	FOR the name change proposal;
•	FOR the Fifth and Sixth Articles proposal;
•	FOR the authorized shares proposal;

•	FOR the special voting share proposal;
•	FOR the long-term incentive plan proposal;
•	FOR the auditor selection proposal; and
•	FOR the election of each of the directors.

The Certificate Amendment Proposals

There are four proposals relating to the amendment and restatement of Ad.Venture’s certificate of incorporation following completion of the arrangement. The first of these proposals is to change our name from “Ad.Venture Partners, Inc.” to “180 Connect Inc.” The second of these proposals, the Fifth and Sixth Article proposal, is being proposed to remove the provisions of the Fifth Article, which will no longer be operative upon completion of the arrangement, and to clarify the classified board provisions of the Sixth Article, which as currently drafted may be subject to ambiguous interpretation. The third of the certificate amendment proposals is to increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. The last of the certificate amendment proposals is to approve the authorization and issuance of a special voting share of Ad.Venture that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares of Purchaser that are outstanding from time to time.

Ad.Venture’s amended and restated certificate of incorporation, as it will be filed with the Secretary of State of the State of Delaware if each of the certificate amendment proposals is approved, is attached as Annex C hereto.

The Long-Term Incentive Plan Proposal

The 2007 Long-Term Incentive Plan reserves 2,000,000 shares of Ad.Venture common stock, representing approximately 6.7% of the combined company’s voting interests upon completion of the arrangement (assuming none of Ad.Venture’s stockholders elect to exercise their conversion rights and based on the number of common shares of 180 Connect and Ad.Venture common stock outstanding as of the date of this proxy statement/prospectus). The purpose of the 2007 Long-Term Incentive Plan is to provide the company’s employees, directors and consultants with the opportunity to receive stock-based and other long-term incentive grants in order to attract, retain and motivate key individuals and to align their interests with those of our stockholders. The 2007 Long-Term Incentive Plan is attached as Annex D to this proxy statement/prospectus. We encourage you to read the 2007 Long-Term Incentive Plan in its entirety.

The Auditor Selection Proposal

Ad.Venture is requesting the stockholders to ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007. Ernst & Young LLP is currently the independent registered public accounting firm of 180 Connect.

The Director Election Proposal

Three individuals have been nominated to serve as directors in three separate classes from the closing of the arrangement until their successors are duly elected and qualified. Each of the nominees are current members of the Board. In addition, pursuant to the arrangement agreement, the Board is required to appoint up to six additional directors to serve on the Board effective on the closing of the arrangement. As a result, if the three director nominees are elected, the Board will consist of the following directors following the arrangement: Lawrence J. Askowitz, Howard S. Balter, Peter Giacalone, David Hallmen, M. Brian McCarthy, Joel R. Meltzner, Jiri Modry, Byron Osing and Ilan M. Slasky.

Management of Ad.Venture and 180 Connect

We expect the executive officers of Ad.Venture to be Mark Burel, Peter Giacalone and Steven Westberg. See section entitled “Executive Officers of Ad.Venture Following the Arrangement.”

Ad.Venture’s Initial Stockholders

As of July 30, 2007, Ad.Venture’s initial stockholders owned and were entitled to vote 2,249,997 shares, or approximately 18% of Ad.Venture’s outstanding common stock. In connection with the IPO, Ad.Venture and Wedbush Morgan Securities Inc. entered into agreements with Ad.Venture’s initial stockholders pursuant to which the initial stockholders agreed to vote the shares owned by them immediately prior to the IPO, either for or against the adoption of the arrangement proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote any shares of common stock acquired by them in connection with or following the IPO “FOR” the adoption of the arrangement proposal. They have also indicated that they will vote such shares “FOR” the adoption of each of the certificate amendment proposals, the long-term incentive plan proposal and the auditor selection proposal and in favor of the three director nominees. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively. No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

Approvals and Regulatory Matters

In addition to the approval of Ad.Venture’s stockholders, the completion of the arrangement and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including the approval of the plan of arrangement by the Court of Queen’s Bench of Alberta, the approval of the shareholders and option holders of 180 Connect holding at least 66-2/3% of votes cast at the special meeting of shareholders and option holders of 180 Connect and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act ”). On April 18, 2007, Ad.Venture was granted early termination of the waiting period under the HSR Act. On August 7, 2007, the 180 Connect shareholders and optionholders voted to approve the arrangement of 180 Connect. 180 Connect is in the process of complying with the Canadian, state and provincial regulatory requirements or approvals that may be necessary to effectuate the transactions contemplated by the arrangement agreement. See “The Arrangement Proposal — Approvals and Regulatory Matters.”

Conditions to Closing

In addition to the approvals and regulatory matters discussed above, the arrangement agreement sets forth a number of other conditions to the obligations of each party to complete the arrangement, including the accuracy of the other party’s representations and warranties in the arrangement agreement, the compliance by the other party with their covenants and obligations under the arrangement agreement, the absence of a Parent Material Adverse Effect or a Company Material Adverse Effect (each as defined in the arrangement agreement), not more than 7% of 180 Connect shareholders opting to exercise their dissenter’s rights, at least $38,684,000 being released from the trust account to Ad.Venture upon the completion of the arrangement and the delivery of certain ancillary agreements. See “The Arrangement Agreement — Conditions to Closing of the Arrangement.” No 180 Connect shareholders have exercised their right to dissent.

Date, Time and Place of Special Meeting of Ad.Venture Stockholders

The special meeting of the stockholders of Ad.Venture will be held at 10:00 a.m., New York City Time, on August 24, 2007, at the offices of Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036-7798 to consider and vote upon the arrangement proposal, the name change proposal, the Fifth and Sixth Articles proposal, the authorized shares proposal, the special voting proposal, the long-term incentive plan proposal and the director election proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Ad.Venture special meeting if you owned shares of Ad.Venture common stock at the close of business on July 30, 2007, which is the record date for the special meeting. You will have one vote for each share of Ad.Venture common stock you owned at the close of business on the record date. Ad.Venture warrants do not have voting rights. On the record date, there were 11,249,997 shares of Ad.Venture common stock outstanding.

Quorum and Vote of Ad.Venture Stockholders

A quorum of Ad.Venture stockholders is necessary to hold a valid meeting. A quorum will be present at the Ad.Venture special meeting if a majority of the outstanding shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The approval requirements for each of the matters to be dealt with at the special meeting are as follows:

•	The adoption of the arrangement proposal will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Ad.Venture common stock issued in connection with the IPO outstanding on the record date. However, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are also conditions to the arrangement.
•	The adoption of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.
•	The adoption of the Fifth and Sixth Articles proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.
•	The adoption of the authorized shares proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.
•	The adoption of the special voting share proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.
•	The adoption of the long-term incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of Ad.Venture common stock represented in person or by proxy and entitled to vote at the special meeting.
•	The three directors to be elected at the special meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote.

An abstention or failure to vote by an Ad.Venture stockholder will not be counted towards the vote total for the arrangement proposal, and you will not have a right to demand the conversion of your shares of common stock into a pro rata portion of the funds in the trust account. An abstention or failure to vote will have the effect of voting against each of the certificate amendment proposals. An abstention will have the effect of voting against the long-term incentive plan proposal and the auditor selection proposal, but failure to vote will have no effect on that proposal. If your shares are held in “street name” and you don’t give your broker voting instructions, your broker may vote your shares on the long-term incentive plan proposal, the director election proposal and the auditor selection proposal but may not vote your shares with respect to the remaining proposals presented in this proxy statement/prospectus. Please note that you cannot seek conversion of your shares unless you affirmatively vote against adoption of the arrangement proposal, demand that Ad.Venture convert your shares into cash no later than the close of the vote on the arrangement proposal and present your physical stock certificate to our stock transfer agent no later than 12:00 p.m., New York City time, on the business day prior to the date of the special meeting.

Relation of Proposals

Ad.Venture will not complete the arrangement unless the arrangement proposal, the authorized shares proposal and the special voting share proposal are each adopted by the Ad.Venture stockholders. In addition, if the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. If these proposals are rejected or the holders of 20% (1,800,000) or more of such shares vote against the arrangement proposal and properly demand conversion of their shares, none of the other proposals will be presented at the special meeting for adoption.

Conversion Rights

Pursuant to Ad.Venture’s amended and restated certificate of incorporation, a holder of shares of Ad.Venture common stock issued in the IPO may, if the stockholder affirmatively votes against the arrangement proposal, demand that Ad.Venture convert such shares into an amount in cash equal to a pro rata portion of the funds held in Ad.Venture’s trust account (net of taxes payable on the interest earned thereon) calculated as of the date that is two business days prior to the completion of the arrangement. This demand must be made in writing prior to the close of the vote on the arrangement proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Ad.Venture at any time up to the special meeting.

In addition, in order to exercise your conversion rights you must, before 12:00 p.m., New York City time, on August 23, 2007 (the business day before the special meeting of the stockholders to be held on August 24, 2007), present the physical stock certificate to Continental Stock Transfer & Trust Company, our transfer agent, together with written instructions that you wish to convert your shares into your pro rata share of the trust account. Certificates that have not been tendered in accordance with these procedures by 12:00 pm New York City time on August 23, 2007 will not be converted into cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and request that a physical stock certificate be issued in your name. See the section entitled “Special Meeting of Ad.Venture Stockholders — Conversion Rights.”

If the conversion is properly demanded by following the instructions above and the arrangement is completed, Ad.Venture will convert each share of common stock into a pro rata portion of the trust account as of the record date. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account, or approximately $5.85 per share issued in the IPO. The actual conversion price will differ from $5.85 per share due to any interest earned on the funds in the trust account since June 30, 2007 and any taxes payable in respect of interest earned thereon. If you exercise your conversion rights, then you will be exchanging your shares of Ad.Venture common stock for cash and will no longer own the shares after the arrangement. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the arrangement and tender your physical stock certificate to our stock transfer agent no later than 12:00 p.m., New York City time, on the business day prior to the date of the special meeting. Prior to exercising their conversion rights, our stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the arrangement is not completed, these shares will not be converted into cash. If we are unable to complete the arrangement by August 31, 2007, we will be required to commence proceedings to dissolve and liquidate. In such event, we expect that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the arrangement. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors — If the arrangement is not approved, we will be required to dissolve and liquidate, in which the per-share distribution to our public stockholders will likely be less than $6.00,” “Risk Factors — If we do not complete the arrangement and are required to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed” and “Other Information related to Ad.Venture — Plan of Dissolution and Distribution of Assets if No Arrangement.”

If the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement.

Appraisal Rights

Ad.Venture stockholders do not have appraisal rights in connection with the arrangement under the Delaware General Corporation Law (“DGCL”).

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement/prospectus and proxy card. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid a fixed fee of $4,000, reasonable out-of-pocket expenses, and a contingency fee of $17,000 upon consummation of the arrangement.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of Ad.Venture Directors and Officers in the Arrangement

When you consider the recommendation of the Board in favor of adoption of the arrangement proposal, you should keep in mind that Ad.Venture’s directors and officers have interests in the arrangement that are different from, or in addition to, your interests as a stockholder. In general, these interests could reasonably be expected to give Ad.Venture’s directors and officers a greater incentive to support completion of the arrangement than Ad.Venture’s other stockholders.

•	Ad.Venture’s directors and officers hold 2,249,997 shares of Ad.Venture common stock purchased prior to the IPO. If we do not complete the proposed arrangement by August 31, 2007, Ad.Venture will be required to commence proceedings to dissolve and liquidate. In such event, these shares of common stock will be worthless because Ad.Venture’s initial stockholders, including each of the directors and officers, have waived any rights to receive any liquidation proceeds in respect of those shares. This common stock had an aggregate market value (without taking into account any discount due to the restricted nature of such securities or the waiver of liquidation proceeds) of $12,464,983 based on the last reported sale price of $5.54, on the OTC Bulletin Board on July 30, 2007, the record date.
•	Our two executive officers, Messrs. Balter and Slasky, purchased 3,794,400 Ad.Venture warrants for an aggregate purchase price of $1.6 million. These warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such warrants) of $21,020,976 based on the last reported sale price of $5.54 on the OTC Bulletin Board on July 30, 2007, the record date. These warrants will expire and become worthless if the arrangement is not completed.
•	On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing 180 Connect credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the earlier of (a) the date the arrangement is consummated, (b) forty-five days following the date the stockholders of Ad.Venture vote against the arrangement but in no event later than September 30, 2007, (c) September 30, 2007 if the arrangement is not consummated on or before August 31, 2007 and (d) the date a capital raising transaction or refinancing of 180 Connect is consummated (the “Laurus Expiration Date”). In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date. In connection with this financing, Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by placing $7.0 million in cash in a brokerage account, which will be pledged to Laurus. The cash in the account may be used solely to purchase shares of Ad.Venture common stock, which will be deposited into the brokerage account as replacement collateral. If the arrangement fails to complete and, if payments owed to Laurus are not made, Laurus may foreclose on the additional collateral and apply a portion or all of the collateral against the amount over $37.0 million drawn down under the revolving credit facility. In the event of a foreclosure by Laurus on the collateral, 180 Connect will be required to repay Messrs. Balter and Slasky the foreclosure amount, up to $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owed to Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that Messrs. Balter and Slasky will recover the full $7.0 million unless the arrangement is consummated.
•	As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect and Messrs. Balter and Slasky dated July 2, 2007 (the “180 Connect/Balter/Slasky Agreement”), 180 Connect agreed:
•	to reimburse Messrs. Balter and Slasky up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event the arrangement is not completed due to the failure of the 180 Connect shareholders to approve the arrangement (a “180 Connect Shareholder Disapproval”) or due to 180 Connect’s requirement for additional financing prior to the closing of the arrangement, which would cause 180 Connect to issue additional debt or equity securities and which would require an amendment to this registration statement at a time such that the special meeting could not be held on or prior to August 31, 2007 (a “180 Connect Financing Delay”).
•	to issue 250,000 warrants to Messrs. Balter and Slasky, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete. The shares issued by 180 Connect pursuant to the exercise of the warrants will be subject to a one-year lock-up period.
•	in the event the arrangement is not completed, to give Messrs. Balter and Slasky the right to participate in any subsequent private placement or similar financing transaction of 180 Connect consummated during 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.
•	As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. As discussed above, in the event of a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, 180 Connect has agreed to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Ad.Venture or Messrs. Balter and Slasky will receive any such reimbursement. In addition, if the arrangement is not completed for any other reason, Messrs. Balter and Slasky are unlikely to receive reimbursement for the loans made to Ad.Venture.
•	If Ad.Venture dissolves and liquidates prior to the consummation of a business combination, Messrs. Balter and Slasky, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us or claims by any target businesses with which we have entered into written agreements, such as a letter of intent or confidentiality agreement. If the arrangement is completed, these indemnification obligations will terminate.

•	After the completion of the arrangement, Messrs. Balter, Slasky and Askowitz will continue to serve as members of the Board. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Board so determines. Ad.Venture currently has made no determinations regarding the compensation it will pay its directors after completion of the arrangement.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the arrangement may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest. See “The Arrangement Proposal — Interests of Ad.Venture Directors and Officers in the Arrangement.”

Certain Other Interests in the Arrangement

In addition to the interests of our directors and officers in the arrangement, you should keep in mind that certain individuals promoting the arrangement and/or soliciting proxies on behalf of Ad.Venture have interests in the arrangement that are different from, or in addition to, your interests as a stockholder.

•	In connection with our IPO, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $1.6 million, until the consummation of our initial business combination. Maxim Group, as an underwriter in the IPO, will receive 25.5% ($413,100) of the deferred underwriting fee upon completion of the arrangement. In addition, Maxim Group holds an option to purchase up to 135,000 units of Ad.Venture. The units issuable upon exercise of this option are identical to those offered in our IPO except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the IPO). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and August 25, 2006 and expires on August 25, 2011. Maxim Group is serving as a financial advisor to Ad.Venture in connection with the arrangement. The advisory services provided by Maxim Group to Ad.Venture include intermediation of discussions in connection with the arrangement with existing and potential investors; arrangement of marketing road shows for Ad.Venture with existing and potential investors; and assistance with the preparation of Ad.Venture’s marketing materials. Ad.Venture has agreed to reimburse Maxim Group for any reasonable out-of-pocket expenses. In addition, Maxim Group will receive an additional $500,000 success fee, contingent upon successful completion of the arrangement. We have also agreed to pay Maxim Group monthly payments of $12,500, which will be credited towards the aggregate payment due to Maxim Group upon consummation of the arrangement. This may influence Maxim Group’s motivation for promoting the arrangement in favor of the arrangement proposal.
•	Under the terms of our engagement letter with New Century Capital, we paid a $35,000 non-refundable fee to New Century Capital for rendering the initial fairness opinion. On July 2, 2007, Ad.Venture agreed to pay an additional $25,000 non-refundable fee to New Century Capital for rendering an updated fairness opinion in connection with an amendment to the 180 Connect credit facility with Laurus and related revisions to the arrangement agreement. In addition, we agreed to reimburse up to $10,000 of legal fees incurred by New Century Capital in connection with providing the fairness opinions and to pay an additional $65,000 fee upon consummation of the arrangement to New Century Capital in exchange for certain advisory services New Century Capital is providing to us in connection with the arrangement. We also agreed to indemnify New Century Capital against certain liabilities relating to or arising out of services performed by New Century Capital in rendering its opinion. The contingent nature of this compensation may be seen to create a conflict of interest with respect to the provision by New Century Capital of its fairness opinion, although New Century Capital does not believe that the potential payment of this fee altered its analysis or issuance of the fairness opinion.
•	Under the terms of our engagement agreement with Legend Merchant Group, we agreed to pay a $450,000 fee upon consummation of the arrangement to Legend Merchant Group in exchange for certain advisory services Legend Merchant Group is providing to us in connection with the arrangement. Such advisory services include holding meetings with Ad.Venture stockholders to discuss the arrangement proposal, 180 Connect's attributes and the potential benefits the arrangement may bring to Ad.Venture. We also agreed to reimburse Legend Merchant Group for its reasonable out-of-pocket expenses. The fee we are paying to Legend Merchant Group may influence Legend Merchant Group’s motivation for promoting the arrangement.
•	In connection with the amendment to the 180 Connect credit facility with Laurus, upon the completion of the arrangement, 180 Connect will be required to make up to approximately $6.4 million in payments to Laurus in respect of indebtedness and fees owed to Laurus. See “Business of 180 Connect — Laurus Financing” for a description of indebtedness and fees owed to Laurus.
•	In addition, upon completion of the arrangement, Laurus will receive warrants to purchase 250,000 shares of Ad.Venture common stock with a 5-year term and an exercise price at the closing price of the Ad.Venture common stock on the closing date. The shares issued pursuant to the exercise of these warrants are subject to a one-year lock-up period.
•	In addition, Laurus purchased a $10.0 million promissory note from an unrelated third-party controlled special purpose corporation. The business purpose for this loan was to permit Laurus to invest in Ad.Venture common stock, which it is prohibited from doing directly under the terms of its governing documents. The note bears no interest and matures on August 31, 2007. The special purpose corporation has indicated that it expects to use the $10.0 million proceeds to purchase common stock of Ad.Venture, subject to a limitation that any such shares of common stock cannot be purchased at a price in excess of the amount in Ad.Venture’s trust account on a per share basis. Based on the closing price of Ad.Venture’s common stock on July 30, 2007, the $10.0 million proceeds could be used to purchase up to approximately 16% of Ad.Venture’s outstanding common stock. Expenses incurred in connection with the establishment of the special purpose corporation estimated at approximately $25,000, will be reimbursed by 180 Connect. The note matures on the earlier of August 31, 2007 and the completion of the arrangement and is repayable at such time by delivery of all Ad.Venture common stock and other assets held by the special purpose corporation. We expect that upon maturity of the note, irrespective of whether the arrangement is completed, Laurus would obtain possession of all Ad.Venture common stock and other assets held by the special purpose corporation. Thereafter, we expect that the special purpose corporation would be dissolved. The special purpose corporation is not affiliated with either Ad.Venture or 180 Connect and neither Ad.Venture nor 180 Connect will have any interest in or control (including voting control) over either the special purpose corporation, any purchases made by the special purpose corporation or any shares of Ad.Venture common stock purchased by the special purpose corporation. Although Ad.Venture anticipates that any shares purchased by the special purpose corporation would be purchased in privately negotiated transactions and, given Laurus’ exposure under the 180 Connect credit facility, would be voted in favor of the arrangement, neither the special purpose corporation nor Laurus have agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner. As of the date hereof, we have been informed that the special purpose corporation has purchased 433,307 shares of Ad.Venture common stock.

Quotation or Listing

Ad.Venture’s outstanding common stock, warrants and units trade on the OTC Bulletin Board. Ad.Venture intends to apply to be listed on the Nasdaq Global Market concurrently with the completion of the arrangement. If the arrangement is completed and Nasdaq accepts Ad.Venture's listing application, the common stock, warrants and units of Ad.Venture will trade on the Nasdaq Global Market.

Material U.S. Federal Income Tax Consequences of the Arrangement

Ad.Venture Stockholders

A stockholder of Ad.Venture who exercises conversion rights and effects a termination of the stockholder’s interest in Ad.Venture will generally recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Ad.Venture for cash, if such shares were held as a capital asset on the date of the arrangement. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Ad.Venture common stock. If the arrangement is completed, no gain or loss will be recognized by Ad.Venture stockholders with respect to their Ad.Venture common stock who either vote for the arrangement proposal or vote against adoption of the arrangement proposal but elect not to exercise their conversion rights.

180 Connect – U.S. Holders

It is not clear whether a U.S. holder who exchanges 180 Connect common shares for Ad.Venture common stock must recognize gain or loss on the exchange. Provided certain conditions are satisfied, Ad.Venture intends to take the position that the arrangement qualifies for tax-deferred treatment as a reorganization. If the arrangement qualifies as a reorganization, provided 180 Connect is not and has not been a passive foreign investment company at any time during a U.S. holder’s holding period (as there could be a different result in such case), no gain or loss would be recognized by a U.S. holder on the exchange of 180 Connect common shares for Ad.Venture common stock. If the arrangement does not qualify as a reorganization, the exchange of 180 Connect common shares for Ad.Venture common stock will be a transaction on which gain or loss is recognized. Gain or loss recognized on the exchange by a U.S. holder would equal the difference between the fair market value of the Ad.Venture common stock received in the exchange at the date of such exchange and the U.S. holder’s tax basis in the 180 Connect common shares surrendered. The gain or loss recognized would be a capital gain or loss if the 180 Connect common shares were held as a capital asset at the time of the exchange. Provided the shares were held for more than one year at the time of their exchange, gain recognized on such exchange would qualify for taxation at preferential long-term capital gain rates. Deductions for capital losses are subject to limitations. The consequences of the exchange of 180 Connect common shares for shares of Ad.Venture may be significantly altered if 180 Connect or Purchaser is or was a passive foreign investment company during the holder’s holding period for the shares. U.S. holders in special circumstances, such as U.S. holders receiving exchangeable shares of Purchaser for their shares of 180 Connect common stock, should consider the potential tax consequences of the transaction to them.

For a description of the material federal income tax consequences of the arrangement, please see the information set forth in “The Arrangement Proposal — Material Federal Income Tax Consequences of the Arrangement.”

Material Canadian Federal Income Tax Considerations of the Arrangement

The exchange of 180 Connect common shares for Ad.Venture common stock by a Canadian resident holder will generally be a taxable event to such holder for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”). However, an eligible Canadian resident holder of 180 Connect common shares who exchanges their 180 Connect common shares for exchangeable shares pursuant to the arrangement and who makes a valid tax election with Purchaser, may obtain a full or partial deferral (rollover) of any capital gain that may otherwise arise on such exchange. For a general summary of the material Canadian federal income tax consequences of the arrangement, see the section entitled “Material Canadian Federal Income Tax Considerations of the Arrangement — 180 Connect Shareholders Resident in Canada.”

Anticipated Accounting Treatment

The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the arrangement will be treated as the equivalent of 180 Connect issuing stock for the net monetary assets of Ad.Venture, accompanied by a recapitalization. The net monetary assets of Ad.Venture will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of 180 Connect will be carried forward after the arrangement. Operations prior to the merger will be those of 180 Connect. Upon the completion of the arrangement, Ad.Venture expects to adopt the fiscal year of 180 Connect, as the accounting acquiror.

Risk Factors

In evaluating the proposals, and the arrangement, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Market Price for Ad.Venture Securities

Ad.Venture consummated the IPO in August 2005. In the IPO, Ad.Venture sold 9,000,000 units. Each unit consisted of one share of Ad.Venture’s common stock and two redeemable common stock purchase warrants, each to purchase one share of Ad.Venture’s common stock at an exercise price of $5.00 exercisable upon the later of Ad.Venture’s completion of a business combination or March 15, 2007. Ad.Venture common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols AVPA, AVPAW and AVPAU, respectively. Ad.Venture’s units commenced public trading on August 25, 2005, and its common stock and warrants commenced separate public trading on October 10, 2005. The last reported sale prices for each share of common stock, warrant and unit of Ad.Venture on March 12, 2007, the last trading day before announcement of the execution of the arrangement agreement, as amended, were $5.71, $0.35 and $6.38, respectively.

Holders

As of July 30, 2007, the record date for the special meeting of stockholders of Ad.Venture, there was one holder of record of the units, eight holders of record of the common stock and one holder of record of the warrants.

Dividends

Ad.Venture has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the arrangement. It is the current intention of the Board to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the arrangement will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of the company.

AD.VENTURE SELECTED FINANCIAL DATA

Ad.Venture is providing the following selected financial information to assist you in your analysis of the financial aspects of the arrangement. The following selected financial and other operating data should be read in conjunction with “Ad.Venture Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. The statement of operations data for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (inception) through March 31, 2006 and the balance sheet data as of March 31, 2007 and 2006 have been derived from Ad.Venture’s audited financial statements included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected in any future period.

Income Statement Data
(In Thousands, Except Per-Share Data)

	Fiscal Year Ended March 31, 2007	April 7, 2005 (Date of Inception) Through March 31, 2006 (As Restated)
Operating costs	$(1,420)	$(216)
Loss from operations	(1,420)	(216)
Income (loss) from derivative liabilities	5,458	(4,663)
Other income – interest	1,601	740
Income (loss) before provision for income taxes	5,639	(4,139)
Provision for income taxes	(261)	116
Net income (loss)	$5,378	$(4,255)
Weighted average number of shares outstanding – basic	11,249,997	7,696,020
Net income (loss) per share – basic	$0.48	$(0.55)
Weighted average number of shares outstanding – diluted	13,021,367	7,696,020
Net income (loss) per share – diluted	$0.04	$(0.55)

Balance Sheet Data
(In Thousands)

	March 31, 2007	March 31, 2006 (As Restated)
Cash and cash equivalents	$15	$579
Prepaid expenses	5	73
Taxes receivable	249	—
Total current assets	269	652
Investments held in Trust Account	52,338	51,108
Fixed assets, net of accumulated depreciation	3	4
Total assets	$52,610	$51,764
Accrued expenses	$933	$91
Taxes payable	—	116
Derivative liabilities	7,935	13,393
Note payable to shareholder	200	—
Total current liabilities	9,068	13,600
Common stock subject to possible redemption	10,540	10,193
Total stockholders’ equity	33,002	27,971
Total liabilities and stockholders’ equity	$52,610	$51,764

180 CONNECT SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Ad.Venture is providing the following selected consolidated historical financial information of 180 Connect to assist you in your analysis of the financial aspects of the arrangement. The selected consolidated statement of operations and deficit data for the years ended December 31, 2006, December 31, 2005 and December 25, 2004 and the selected balance sheet data as of December 31, 2006 and 2005 presented below have been derived from 180 Connect’s audited consolidated financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations and deficit data for the years ended December 27, 2003 and December 31, 2002 and the selected balance sheet data as of December 25, 2004, December 27, 2003 and December 31, 2002 presented below have been derived from 180 Connect’s audited consolidated financial statements and the notes related thereto which are not included in this proxy statement/prospectus. Subsequent to December 31, 2005, 180 Connect changed its year end account period from a 52/53 week year to a calendar year basis. Certain amounts have been reclassified from statements previously presented in 180 Connect’s Canadian securities filings to conform to the presentation 180 Connect adopted in 2006. The selected consolidated statements of operations and deficit data for the quarters ended March 31, 2007 and the selected balance sheet data as of March 31, 2007 and 2006 presented below have been derived from 180 Connect’s unaudited consolidated financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.

The following selected consolidated historical financial and other operating data should be read in conjunction with “180 Connect Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus.

The selected financial data set forth below is presented in U.S. dollars. 180 Connect’s financial statements included in this proxy statement/prospectus and the summary data derived therefrom have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. Canadian GAAP differs in some material respects from GAAP in the United States, or U.S. GAAP, and so 180 Connect’s financial statements may not be comparable to the financial statements of United States companies. For a discussion of the differences between Canadian GAAP and U.S. GAAP as they relate to 180 Connect, see note 26 to 180 Connect’s consolidated financial statements, which are included elsewhere in this proxy statement/prospectus for the years ended December 31, 2006 and 2005 and the period ended December 25, 2004 and as of December 31, 2006 and 2005 and note 18 to 180 Connect's unaudited consolidated financial statements for the quarter ended March 31, 2007.

	Quarter Ended		Year Ended
	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005	December 25, 2004	December 27, 2003	December 31, 2002
	(In Thousands, Except Per-Share Data)
Canadian GAAP
Summary Statement of Operations and Deficit Data:
Revenues	$93,349	$73,948	$335,447	$279,727	$210,675	$83,485	$47,860
Expenses	91,014	73,889	321,665	278,369	205,181	79,772	57,045
Loss from continuing operations	(4,416)	(4,351)	(9,531)	(4,037)	(978)	(8,577)	(22,761)
Net loss	$(4,416)	$(4,884)	$(15,320)	$(7,195)	$(4,737)	$(12,812)	$(20,218)
Net loss from continuing operations per share:
Basic	$(0.18)	$(0.18)	$(0.39)	$(0.17)	$(0.05)	$(0.49)	$(0.97)
Diluted	$(0.18)	$(0.18)	$(0.39)	$(0.17)	$(0.05)	$(0.49)	$(0.97)
Net loss per share
Basic	$(0.18)	$(0.20)	$(0.63)	$(0.30)	$(0.22)	$(0.73)	$(0.86)
Diluted	$(0.18)	$(0.20)	$(0.63)	$(0.30)	$(0.22)	$(0.73)	$(0.86)

	Quarter Ended			Year Ended
	March 31, 2007	March 31, 2006		December 31, 2006	December 31, 2005	December 25, 2004	December 27, 2003	December 31, 2002
	(In Thousands, Except Per-Share Data)
Summary Balance Sheet Data:
Total assets	$147,437	$		$169,384	$177,597	$159,493	$91,443	$54,299
Assets net of current liabilities	67,826			71,697	49,017	80,875	57,622	44,548
Long term obligations	56,127			55,624	22,977	43,730	48,333	45,251
Capital Stock
Shareholders’ equity	$11,699			$16,072	24,480	32,039	9,289	(744)
Cash dividends declared per common share	$0.00		$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

	Quarter Ended			Year Ended
	March 31, 2007	March 31, 2006		December 31, 2006	December 31, 2005	December 25, 2004	December 27, 2003	December 31, 2002
	(In Thousands, Except Per-Share Data)
U.S. GAAP
Summary Statement of Operations and Deficit Data:
Revenues	$93,349		$73,948	$335,447	$279,727	$210,675	$83,485	$47,860
Expenses	91,014		73,980	321,757	279,691	207,895	79,772	57,045
Loss from continuing operations	(7,249)		(3,792)	(8,800)	(5,359)	(3,691)	(8,577)	22,761
Net loss	$(7,249)		$(4,325)	$(14,589)	$(8,517)	$(7,451)	(12,812)	(20,218)
Net loss from continuing operations per share:
Basic	$(0.30)		$(0.16)	$(0.36)	$(0.22)	$(0.17)	$(0.49)	$(0.97)
Diluted	$(0.30)		$(0.16)	$(0.36)	$(0.22)	$(0.17)	$0.49)	$(0.97)
Net loss per share:
Basic	$(0.30)		$(0.18)	$(0.60)	$(0.36)	$(0.34)	$(0.73)	$(0.86)
Diluted	$(0.30)		$(0.18)	$(0.60)	$(0.36)	$(0.34)	$(0.73)	$(0.86)
Summary Balance Sheet Data:
Total assets	$145,245	$		$165,444	$173,471	$161,871	$87,317	$54,299
Assets net of current liabilities	58,232			63,690	44,891	83,253	53,496	44,548
Long term obligations	56,036			54,289	22,977	43,730	48,333	45,251
Capital Stock
Shareholders’ equity	$2,196			$9,402	20,353	34,417	5,163	(744)
Cash dividends declared per common share	$0.00		$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Ad.Venture is providing the following summary unaudited pro forma condensed combined financial information to assist you in your analysis of the financial aspects of the arrangement. The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. For a more detailed description of the purchase method of accounting, see “The Arrangement Proposal — Anticipated Accounting Treatment.” The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The historical financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

We have included financial information taking into account the following two scenarios: (i) no stockholders of Ad.Venture elect to convert their shares of common stock into a pro rata share of the trust account (minimum conversion) and (ii) stockholders of Ad.Venture holding 1,799,100 shares of common stock issued in the IPO elect to convert their shares into a pro rata share of the trust account (maximum conversion). If stockholders holding 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against the adoption of the arrangement proposal and properly demand conversion of their shares, Ad.Venture will not complete the arrangement. Consummation of the transaction is also subject to approval of the shareholders and option holders of 180 Connect holding at least 66-2/3% of the votes cast at a meeting to be held for that purpose and court approval. On August 7, 2007, the 180 Connect shareholders and optionholders voted to approve the arrangement of 180 Connect. In addition, closing is also conditional upon not more than 7% of 180 Connect shareholders exercising their right to dissent. No 180 Connect shareholders have exercised their right to dissent. The pro forma condensed combined financial information assumes that no shareholders exercise their right to dissent.

	Three Months Ended March 31, 2007		Year Ended December 31, 2006
	Minimum Conversion	Maximum Conversion	Minimum Conversion	Maximum Conversion
	(In Thousands, Except Per-Share Data)
Consolidated Statement of Operations Data:
Net revenues	$93,349	$93,349	$335,447	$335,447
Loss from continuing operations before income taxes	(11,086)	(11,128)	(5,378)	(5,683)
Net loss from continuing operations	(11,192)	(11,234)	(4,220)	(4,525)
Pro forma net loss from continuing operations per common share – basic and diluted	$(0.40)	$(0.43)	$(0.15)	$(0.17)
Weighted-average shares outstanding – basic and diluted	27,663,617	25,864,517	27,663,617	25,864,517
Selected Balance Sheet Data at March 31, 2007:
Cash, cash equivalents and short-term investments	$35,406	$24,866
Total assets	179,441	168,901
Stockholders’ equity	33,868	23,328
Working capital	4,437	(6,103)
Property, plant and equipment and goodwill and intangibles	68,586	68,586
Long term debt	44,136	44,136

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the arrangement proposal.

Risks Related to the Arrangement

If our stockholders fail to vote or abstain from voting on the adoption of the arrangement proposal, they will not be able to exercise their conversion rights to convert their shares of common stock of Ad.Venture into a pro rata portion of the trust account.

Stockholders holding shares of Ad.Venture stock issued in the IPO who vote against adoption of the arrangement proposal may demand that we convert their shares into cash equal to a pro rata portion of the funds in the trust account (net of taxes payable on the interest earned thereon). Stockholders who seek to exercise this conversion right must vote against adoption of the arrangement proposal, demand that Ad.Venture convert their shares into cash prior to the close of the special meeting and present their physical stock certificate to our stock transfer agent no later than 12:00 p.m., New York City time, on the business day prior to date of the special meeting. Any stockholder who fails to vote or who abstains from voting on the arrangement proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account upon conversion of such stockholder’s shares. In addition, any converting stockholder who fails to tender his or her physical stock certificates before 12:00 p.m., New York City time on the business day prior to the date of the special meeting will also forfeit his or her right to receive the conversion price.

If the arrangement is not approved, we will be required to dissolve and liquidate, in which case the per-share distribution to our public stockholders will likely be less than $6.00.

Pursuant to our Amended and Restated Certificate of Incorporation, we must liquidate and dissolve if we do not complete the proposed arrangement by August 31, 2007. If we dissolve and liquidate before we consummate a business combination and distribute the proceeds deposited in our trust account, our public stockholders will receive less than the unit offering price in the IPO of $6.00 and our warrants will expire worthless. Because we have expended all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price, based on the funds in the trust account as of June 30, 2007, would be $5.85 or $0.15 less than the per unit offering price in our IPO of $6.00, assuming that amount was not further reduced by taxes payable in respect of interest earned on such funds and claims of creditors. We cannot assure you that the actual per-share liquidation price will not be less than $5.85 per share. In the event that the Board recommends and our stockholders approve our dissolution and the distribution of our assets and it is subsequently determined that our reserves for claims and liabilities to third parties are insufficient, stockholders who receive funds from our trust account could be liable to creditors in an amount up to the amount of the funds received. For a more complete discussion of the effects on our stockholders if we are unable to consummate the arrangement, see the section below entitled “Other Information Related to Ad.Venture — Plan of Dissolution and Distribution of Assets if No Arrangement.”

If we do not complete the arrangement and are required to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames for the consummation of a business combination would proceed in approximately the following manner:

•	the Board will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, and at such time it will also cause to be prepared a preliminary proxy statement/prospectus setting out the plan of distribution as well as the Board’s recommendation of our dissolution and the plan of distribution;
•	upon such deadline, we would file our preliminary proxy statement/prospectus with the SEC;

•	if the SEC does not review the preliminary proxy statement/prospectus, then, 10 days following the passing of such deadline, we would mail the proxy statement/prospectus to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and
•	if the SEC does review the preliminary proxy statement/prospectus, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statement/prospectus to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolution and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per-share amount distributed from the trust account to our public stockholders could be significantly less than approximately $5.82 per share due to taxes payable in respect of interest earned on the funds held in the trust account and claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the proposed arrangement, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. As a result, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders in our dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution.

Our current directors and officers may have a conflict of interest in determining whether the arrangement should be approved and whether particular changes to the arrangement or waivers of the terms thereof are appropriate.

Our current directors and officers have other interests in the arrangement that differ from yours. These interests include:

•	If we do not complete the proposed arrangement by August 31, 2007, Ad.Venture will be required to commence proceedings to dissolve and liquidate. In such event, the 2,249,997 shares of common stock held by Ad.Venture’s directors and officers that were acquired prior to the IPO will be worthless because Ad.Venture’s initial stockholders, including each of the directors and officers, have waived any rights to receive any liquidation proceeds in respect of these shares. This common stock had an aggregate market value (without taking into account any discount due to the restricted nature of such securities or the waiver of liquidation proceeds) of $12,464,983 based on the last reported sale price of $5.54, on the OTC Bulletin Board on July 30, 2007, the record date.
•	Our two executive officers, Messrs. Balter and Slasky, purchased 3,794,400 Ad.Venture warrants for an aggregate purchase price of $1.6 million. These warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such warrants) of $21,020,976 based on the last reported sale price of $5.54 on the OTC Bulletin Board on July 30, 2007, the record date. These warrants will expire and become worthless if the arrangement is not completed.
•	On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing 180 Connect credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the Laurus Expiration Date. In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date. In connection with this financing, Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by placing $7.0 million in cash in a brokerage account, which will be pledged to Laurus. The cash in the account may be used solely to purchase shares of Ad.Venture common stock, which will be deposited into the brokerage account as replacement collateral. If the arrangement fails to complete and, if payments owed to Laurus are not made, Laurus may foreclose on the additional collateral and apply a portion or all of the collateral against the amount over $37.0 million drawn down under the revolving credit facility. In the event of a foreclosure by Laurus on the collateral, 180 Connect will be required to repay Messrs. Balter and Slasky the foreclosure amount, up to $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owed to Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that Messrs. Balter and Slasky will recover the full $7.0 million unless the arrangement is consummated.
•	As consideration for the guaranty and pledge, pursuant to the 180 Connect/Balter/Slasky Agreement, 180 Connect agreed:
•	to reimburse Messrs. Balter and Slasky up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	to issue 250,000 warrants to Messrs. Balter and Slasky, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete. The shares issued by 180 Connect pursuant to the exercise of the warrants will be subject to a one-year lock-up period.
•	in the event the arrangement is not completed, to give Messrs. Balter and Slasky the right to participate in any subsequent private placement or similar financing transaction of 180 Connect consummated during 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.

•	to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event of a 180 Connect Shareholder Disapproval or 180 Connect Financing Delay.
•	As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. As discussed above, in the event of a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, 180 Connect has agreed to reimburse Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Messrs. Balter and Slasky will receive any such reimbursement. In addition, if the arrangement is not completed for any other reason, Messrs. Balter and Slasky are unlikely to receive reimbursement for the loans made to Ad.Venture.
•	If Ad.Venture dissolves and liquidates prior to the consummation of a business combination, Messrs. Balter and Slasky, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us or claims by any target businesses with which we have entered into written agreements, such as a letter of intent or confidentiality agreement. If the arrangement is completed, these indemnification obligations will terminate.
•	After the completion of the arrangement, Messrs. Balter, Slasky and Askowitz will continue to serve as members of the Board. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Board so determines. Ad.Venture currently has made no determinations regarding the compensation it will pay its directors after completion of the arrangement.

These personal and financial interests of our directors and officers may have influenced their decisions and judgments during the negotiation of the terms of the arrangement and their decision as members of the Board to approve the arrangement proposal. In considering the recommendations of the Board to vote for the arrangement proposal and the certificate amendment, you should consider these interests. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the arrangement may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Laurus, one of 180 Connect’s lenders, may become the beneficial owner of up to approximately 16% of Ad.Venture’s common stock and may have interests that differ from your interests in determining whether the arrangement should be approved.

In connection with the $10.0 million promissory note purchased by Laurus from an unrelated third-party controlled special purpose corporation, as described under “The Arrangement Proposal — Certain other Interests in the Arrangement”, up to approximately 16% of Ad.Venture’s outstanding common stock could be purchased with the proceeds from the note based on the closing price of Ad.Venture’s common stock on July 30, 2007. Ad.Venture anticipates that any shares purchased by the special purpose corporation would be voted in favor of the arrangement. In addition, given Laurus’ exposure under the 180 Connect credit facility, it may be in Laurus’ business interest that such shares are voted in favor of the arrangement and that the arrangement is approved, which may differ from your interests.

If we are unable to maintain a current prospectus relating to the common stock underlying our warrants, our warrants may have little or no value and the market for our warrants may be limited.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our reasonable best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable before they expire and we will not net-cash settle the warrants. Thus, our warrants may be deprived of any value. The market for our warrants may be limited, and the warrants may expire worthless. Even if warrant holders are not able to exercise their warrants because there is no current prospectus or the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we can exercise our redemption rights.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our units (including warrants issued and outstanding as a result of the exercise of the purchase option that we agreed to sell to the underwriters in the IPO) at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Ad.Venture and 180 Connect expect to incur significant costs associated with the arrangement, whether or not the arrangement is completed, which will reduce the amount of cash otherwise available for other corporate purposes.

Both Ad.Venture and 180 Connect expect to incur significant costs associated with the arrangement, whether or not the arrangement is completed. These costs will reduce the amount of cash otherwise available for other corporate purposes. Ad.Venture estimates that it will incur direct transaction costs of approximately $3.0 million associated with the arrangement, which will be recorded as share issuance costs for accounting purposes if the arrangement is completed. 180 Connect estimates that it will incur direct transaction costs of approximately $6.0 million, which will also be recorded as share issuance costs for accounting purposes if the arrangement is completed. In addition, upon completion of the arrangement, Ad.Venture will be required to pay $1.6 million in deferred underwriting fees to the underwriters in the IPO. There is no assurance that the actual costs may not exceed these estimates. In addition, the combined company may incur additional material charges reflecting additional costs associated with the arrangement in fiscal quarters subsequent to the quarter in which the arrangement is completed. There is no assurance that the significant costs associated with the arrangement will prove to be justified in light of the benefits ultimately realized.

Ad.Venture does not have any operations and 180 Connect has never operated as a U.S. public company. Fulfilling 180 Connect’s obligations as a U.S. public company after the arrangement will be expensive and time consuming.

180 Connect is a Canadian public company and has not been required to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Although Ad.Venture has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its activities, Ad.Venture has not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a U.S. public company after the arrangement, 180 Connect’s operating income as a percentage of revenue is likely to be lower.

The completion of the arrangement could result in disruptions in business, loss of customers or contracts or other adverse effects.

The completion of the arrangement may cause disruptions, including potential loss of customers and other business partners, in the business of 180 Connect, which could have material adverse effects on the combined company’s business and operations. Although we believe that 180 Connect’s business relationships are and will remain stable following the arrangement, 180 Connect’s customers, and other business partners, in response to the completion of the arrangement, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the business of 180 Connect or the combined company following the arrangement.

The pro forma condensed combined financial statements are not an indication of the combined company’s financial condition or results of operations following the arrangement.

The pro forma condensed combined financial statements contained in this proxy statement/prospectus are not an indication of the combined company’s financial condition or results of operations following the arrangement. The pro forma condensed combined financial statements have been derived from the historical financial statements of Ad.Venture and 180 Connect and many adjustments and assumptions have been made regarding the combined company after giving effect to the arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the actual earnings per share, which is referred to as EPS, of the combined company following the arrangement may decrease below that reflected in the pro forma condensed combined financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the arrangement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The ownership interest of current stockholders of Ad.Venture will be substantially reduced, resulting in a dilution of current stockholders’ voting power.

Upon completion of the arrangement, based on the current number of outstanding 180 Connect common shares and convertible securities (other than options or stock appreciation rights), up to 20.1 million shares and/or exchangeable shares may be issued by Ad.Venture and/or Purchaser. Without taking into account the potential exercise or conversion of 180 Connect’s outstanding warrants and convertible debentures, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares would be issued to 180 Connect shareholders in connection with the arrangement. The issuance of 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, based on the number of Ad.Venture common stock oustanding as of the date of this proxy statement/prospectus, will dilute Ad.Venture’s existing stockholders’ voting interest from 100% to approximately 40.7% of the combined company’s voting interests (assuming none of Ad.Venture’s stockholders exercise their conversion rights), and approximately 36.5% of the combined company’s voting interests (assuming the maximum number of Ad.Venture stockholders exercise their conversion rights). In addition, following the arrangement, our outstanding stock will be subject to substantial potential dilution by outstanding warrants, options, stock appreciation rights and convertible debentures and if the long-term incentive plan proposal is approved, from future awards granted under the 2007 Long-Term Incentive Plan. Please see the risk factor below entitled “Conversion or exercise of outstanding securities of Ad.Venture and 180 Connect could cause substantial dilution.” Current Ad.Venture stockholders will lose the ability to control the outcome of stockholder votes and certain current key directors of Ad.Venture will be be replaced. There can be no assurance that any person who may replace any key director will have the necessary business experience and skills. The Ad.Venture stockholders’ voting power will be further diluted by the exercise of Ad.Venture’s outstanding warrants to purchase shares of Ad.Venture common stock which is discussed in further detail under “Risk Factors — Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of the common stock.”

Risks Relating to Ad.Venture Common Stock and Exchangeable Shares

Conversion or exercise of outstanding securities of Ad.Venture and 180 Connect could cause substantial dilution.

Upon completion of the arrangement, Ad.Venture common stock will be subject to substantial dilution from:

•	redeemable warrants of Ad.Venture to purchase an aggregate of 18,000,000 shares of common stock, which will become exercisable at an exercise price of $5.00 per share after completion of the arrangement;
•	an option issued by Ad.Venture to purchase up to 450,000 units at $7.50 per unit (each unit consisting of one share of Ad.Venture common stock and one warrant to purchase a share of Ad.Venture common stock at an exercise price of $6.65 per share) issued to the underwriters in the IPO;
•	based on an exchange ratio of 0.6, warrants to purchase an aggregate of 942,060 shares of Ad.Venture common stock at a purchase price of $4.33 per share;
•	based on an exchange ratio of 0.6, options to purchase 332,302 shares of Ad.Venture stock at an average exercise price of $2.98.
•	based on an exchange ratio of 0.6, warrants to purchase 600,000 shares of Ad.Venture common stock at a purchase price of $4.35 per share; and
•	warrants to purchase 250,000 shares of Ad.Venture common stock issuable to Laurus upon the completion of the arrangement with an exercise price at the closing price of the Ad.Venture common stock on the closing date of the arrangement.

In addition, as of June 5, 2007, 180 Connect had $8.6 million principal amount of convertible notes outstanding, which were convertible into 3,636,000 common shares of 180 Connect (or based on an exchange ratio of 0.6, 2,181,600 shares of Ad.Venture common stock) and stock appreciation rights in respect of 279,999 180 Connect common shares (or based on an exchange ratio of 0.6, 167,999 shares of Ad.Venture common stock). Under the arrangement, Ad.Venture will assume the obligation to issue equity upon conversion of the convertible debentures and settlement of the stock appreciation rights. Further, Ad.Venture is proposing to adopt a long-term incentive plan providing for the issuance of up to 2,000,000 additional shares of Ad.Venture common stock. To the extent outstanding warrants, options and convertible debentures are exercised or converted or additional shares of capital stock are issued, Ad.Venture stockholders will incur additional dilution.

Stock price fluctuations will affect the value of the Ad.Venture common stock you will receive.

The relative prices of shares of Ad.Venture common stock and 180 Connect common shares at the effective time of the arrangement may vary significantly from the relative prices as of the date of the arrangement agreement, the date of this joint proxy statement/prospectus and the dates of the special meetings. The exchange ratio is fixed at 0.6 and there is no minimum value for the fraction of a share of Ad.Venture common stock or exchangeable shares that 180 Connect shareholders will receive for each Ad.Venture common share.

Ad.Venture may not be able to qualify for, or might fail to maintain, a listing for its common stock on the Nasdaq Global Market making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their Ad.Venture common stock.

If Ad.Venture fails to qualify for or maintain a listing on the Nasdaq Global Market, its stock would likely continue to be quoted on the OTC Bulletin Board. As a result, there may be no or only a limited public market for Ad.Venture common stock and you would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, your Ad.Venture common stock. In addition, the “penny stock” regulations of the SEC might apply to transactions in the common stock. A “penny stock” generally includes any over-the-counter equity security that has a market price of less than $5.00 per share. The SEC regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the SEC relating to the penny stock. A broker-dealer effecting transactions in penny stocks must make disclosures, including disclosure of commissions, and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of the Ad.Venture common stock, they could adversely affect your ability to sell or otherwise dispose of your shares.

The market price of exchangeable shares may not be identical, or even similar to, the market price of Ad.Venture common stock, which could make achievement of favorable tax consequences under Canadian law more difficult for former 180 Connect shareholders.

Ad.Venture and 180 Connect anticipate that the market price of one exchangeable share and the market price of one share of Ad.Venture common stock on the Nasdaq Global Market (or OTC Bulletin Board if Ad.Venture fails to qualify for a listing on the Nasdaq Global Market) will reflect essentially equivalent values. There can be no assurance, however, that the market price of Ad.Venture common stock will be identical, or even similar, to the market price of one exchangeable share. This may impose on holders of the exchangeable shares considerations other than time and Ad.Venture common stock market price in deciding whether and when to exchange those shares for Ad.Venture common stock.

Active trading markets for the exchangeable shares may not develop or continue, making it difficult for holders of the exchangeable shares to control the timing of taxation under Canadian law.

As of the date of this proxy statement/prospectus, the minimum listing requirements for listing of the exchangeable shares on the Toronto Stock Exchange (the “TSX”) have not been met. An active and liquid trading market for the exchangeable shares may not develop or be sustained in the future. If an active trading market does not exist for the exchangeable shares, holders of exchangeable shares who want to sell will be forced to exchange their shares for Ad.Venture common stock and sell the Ad.Venture common stock.

The price of the common stock after the arrangement may be volatile and less than what you originally paid for your shares of common stock prior to the arrangement.

The price of the common stock after the arrangement may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;
•	mergers, consolidations and strategic alliances in the communication and broadcast services industry;
•	market conditions in the equipment installation industry;
•	our earnings estimates and those of our publicly held competitors; and
•	the general state of the stock markets.

The communication and broadcast services industry has been highly unpredictable and volatile. The market for common shares of companies in this industry may be equally volatile. Our common stock after the arrangement may trade at prices lower than what you originally paid for your corresponding shares of our common stock prior to the arrangement.

Income Tax Risks Relating to the Arrangement

180 Connect shareholders may have to pay income taxes upon the exchange of 180 Connect common shares or exchangeable shares for Ad.Venture common stock.

When shareholders exchange 180 Connect common shares or exchangeable shares for Ad.Venture common stock, they may be required to pay tax on any gain they may have under the laws of Canada and/or the United States. Tax consequences under the laws of Canada and the United States vary depending on, among other things:

•	where the shareholder is a resident for tax purposes;
•	whether the shareholder receives exchangeable shares or Ad.Venture common stock;
•	whether the shareholder exchanges exchangeable shares by way of redemption, retraction or has their shares purchased by Canco pursuant to its call rights; and
•	how long the stockholder has held the exchangeable shares.

We strongly urge shareholders of 180 Connect to consult with their tax advisors with respect to the tax consequences of the exchange of 180 Connect common shares for exchangeable shares or shares of Ad.Venture common stock, and, if applicable, the conversion of exchangeable shares into Ad.Venture common stock. See the sections entitled “Material Canadian Federal Income Tax Considerations of the Arrangement” and “Material U.S. Federal Income Tax Consequences of the Arrangement.”

Canadian residents who exchange their exchangeable shares for Ad.Venture common stock may be liable to pay Canadian income tax on the exchange.

On a redemption or retraction of an exchangeable share by Purchaser, in circumstances where Canco does not exercise its call rights, the holder of the exchangeable share will generally be deemed to have received a dividend for Canadian tax purposes equal to the amount by which the redemption proceeds exceed the paid-up capital of the exchangeable share for the purposes of the Canadian Tax Act. The holder will also generally be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less any deemed dividend and may realize a capital gain (or capital loss) for Canadian tax purposes if such proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the exchangeable share to the holder and any reasonable costs of disposition.

If Canco exercises its call rights, a holder of exchangeable shares who exchanges his exchangeable shares for shares of Ad.Venture common stock will generally be considered to have realized a capital gain (or capital loss) for Canadian tax purposes equal to the amount by which the proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the exchangeable shares to the holder and any reasonable costs of disposition.

For a general summary of the material Canadian federal income tax consequences of a redemption, retraction or sale of exchangeable shares, see the section entitled “Material Canadian Federal Income Tax Considerations of the Arrangement — 180 Connect Shareholders Resident in Canada.”

U.S. income taxes may be imposed on U.S. holders in connection with the arrangement.

It is not clear whether a U.S. holder who exchanges 180 Connect common shares for Ad.Venture common stock must recognize gain or loss on the exchange. Provided certain conditions are satisfied, Ad.Venture intends to take the position that the arrangement qualifies for tax-deferred treatment as a reorganization. If the arrangement qualifies as a reorganization, provided 180 Connect is not and has not been a passive foreign investment company at any time during a U.S. holder’s holding period (as there could be a different result in such case), no gain or loss would be recognized by a U.S. holder on the exchange of 180 Connect common shares for Ad.Venture common stock. If the arrangement does not qualify as a reorganization, the exchange of 180 Connect common shares for Ad.Venture common stock will be a transaction on which gain or loss is recognized. Gain or loss recognized on the exchange by a U.S. holder would equal the difference between the fair market value of the Ad.Venture common stock received in the exchange at the date of such exchange and the U.S. holder’s tax basis in the 180 Connect common shares surrendered. The gain or loss recognized would be a capital gain or loss if the 180 Connect common shares were held as a capital asset at the time of the exchange. Provided the shares were held for more than one year at the time of their exchange, gain recognized on such exchange would qualify for taxation at preferential long-term capital gain rates. Deductions for capital losses are subject to limitations. The consequences of the exchange of 180 Connect common shares for shares of Ad.Venture may be significantly altered if 180 Connect or Purchaser is or was a passive foreign investment company during the holder’s holding period for the shares. U.S. holders in special circumstances, such as U.S. holders receiving exchangeable shares for their shares of 180 Connect common stock, should consider the potential tax consequences of the transaction to them.

For a description of the material federal income tax consequences of the arrangement, please see the information set forth in “The Arrangement Proposal — Material U.S. Federal Income Tax Consequences of the Arrangement.”

Risks Related to 180 Connect’s Business and Industry

180 Connect has a history of operating losses and may not be able to achieve profitability.

180 Connect began operating its current business in 2000 through the acquisition of certain assets relating to the cable and satellite industries. 180 Connect had a loss from continuing operations of $9.5 million for the year ended December 31, 2006. 180 Connect’s net losses from continuing operations were $4.0 million and $1.0 million for the years ending December 31, 2005 and December 25, 2004, respectively. Following the arrangement, if 180 Connect is not profitable in the future, 180 Connect may require additional sources of financing to meet ongoing requirements. 180 Connect may continue to incur losses and remain unprofitable in the future.

180 Connect relies on one key customer for a substantial percentage of its revenue.

DIRECTV Inc. (“DIRECTV”) accounted for 83%, 86% and 86% of 180 Connect’s consolidated revenues for the years ended December 31, 2006, December 25, 2005 and December 27, 2004, respectively. 180 Connect is materially dependent on this customer and the loss of this customer or a substantial reduction in the level of services provided to this customer would have a material adverse affect on 180 Connect and the market price and value of its common shares. A number of factors impact the services that this customer or any of 180 Connect’s other customers may require. Industry consolidation, technological developments, economic cycles, and internal budgetary constraints all affect the demand for our services. 180 Connect’s contract with DIRECTV does not afford 180 Connect with the exclusive right to provide its services to DIRECTV’s customers in the territories which 180 Connect serves and the contract may be terminated by either party upon 180 days’ notice. 180 Connect’s contract with DIRECTV does not permit 180 Connect to perform services for competitors of DIRECTV in the same markets where 180 Connect performs services for DIRECTV without DIRECTV’s consent. In addition, 180 Connect’s contract with DIRECTV can be cancelled on short notice and DIRECTV is generally not obligated to purchase additional services from 180 Connect.

If 180 Connect is unable to retain trained personnel, it may be unable to provide adequate service.

180 Connect’s ability to provide quality service and to meet the demand for its services depends upon its ability to retain an adequate number of trained personnel. 180 Connect operates in an industry characterized by highly competitive labor markets and, similar to many of its competitors, 180 Connect experiences high employee turnover. It is possible that 180 Connect’s labor expenses may increase due to a shortage in the supply of skilled field technicians and subcontractors and 180 Connect’s efforts to reduce employee turnover. Additionally, labor expenses may increase if 180 Connect is required to rely more extensively on overtime for its technicians to meet the demands for its services or if 180 Connect's employees unionize. 180 Connect cannot be certain that it will be able to improve its employee retention rates or maintain an adequate skilled labor force necessary to operate efficiently and to support its growth strategy. Failure to do so could impair 180 Connect’s ability to operate efficiently and to retain current customers and prospective customers which could cause 180 Connect’s business to suffer materially. Additionally, the industry in which 180 Connect operates is characterized by significant changes in technology. New technologies may replace existing technologies for transmission of video, data and voice. In order to remain competitive, 180 Connect must continue to train its technicians to keep pace with technological developments in the industry. If 180 Connect is unable to provide its technicians with adequate training in a timely manner, it may not be able to retain customers or attract new customers and its financial situation could be adversely affected.

Failure to successfully manage organic growth or growth through acquisitions could negatively impact 180 Connect’s business.

If 180 Connect is unable to successfully manage its internal growth, its revenue, profitability, operating results and financial condition may be adversely affected. In addition, anticipated cost savings may not materialize, and 180 Connect may experience operating losses. 180 Connect’s financial success could also be impaired by the following risks if future acquisitions are not integrated successfully:

•	substantial financial resources may be required to support acquisitions, which could have otherwise been utilized in the development of other aspects of 180 Connect’s business;
•	acquisitions may result in liabilities and contingencies, which could affect 180 Connect’s operations; and
•	180 Connect may incur significant expenses, or experience other financial or operational problems if it is unable to successfully integrate common systems and procedures with its current operational, financial and management systems.

No assurance can be given that 180 Connect’s systems and procedures will be adequate to support or integrate the expansion of operations resulting from organic growth or an acquisition.

180 Connect depends on key employees for management and operations.

180 Connect is dependent upon the retention of certain key executives and employees. 180 Connect’s future success will depend upon its ability to attract and retain additional qualified personnel to identify, investigate and negotiate future acquisitions and manage, oversee and staff acquired operations.

180 Connect is subject to litigation and other disputes which may lead to litigation.

180 Connect is subject to various actual and potential claims, proceedings and lawsuits which may arise in the ordinary course of business. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. 180 Connect provides reserves for those claims which it believes to be adequate based on its current information and legal advice.

180 Connect is currently party to a class action lawsuit in federal court in Seattle, Washington brought by current and former employees. The claims relate to alleged violations of Washington wage and hour laws. The class period dates back to April 2002. As a result of this class action, 180 Connect has established a reserve for estimated costs of $2.5 million. In addition, 180 Connect is the defendant in a purported class action case in California for which is has not established reserves. 180 Connect is also subject to a number of individual employment related lawsuits.

180 Connect’s actual losses may exceed its insurance expense estimates.

180 Connect maintains a self-insurance program for casualty coverage, including workers compensation, automobile and general liability coverage. Property coverage is insured by a leading insurance carrier in the U.S. The program is administered by a U.S.-based insurance company. As part of the self-insurance program, 180 Connect is required to pay up to $500,000 for each individual workers compensation claim and up to $350,000 for each auto liability claim. The aggregate limit is $26,650,000 for all workers compensation and automobile liability claims. 180 Connect is required to pay up to $500,000 for each general liability claim for the period ended April 30, 2007. 180 Connect estimates, on a monthly basis, its potential liability for property and casualty claims, including workers compensation, automobile and general liability claims incurred within a particular policy year. These estimates take into account policy loss limits and future anticipated payouts on an individual claim basis and form the basis of 180 Connect’s annual insurance expense. 180 Connect generally accrues for liability for losses over a twelve-month period based on its then current estimate of losses. In some cases, 180 Connect may be required to make further accruals and payments where actual losses in prior periods exceed estimated amounts. If 180 Connect’s estimates of potential liability prove to be inaccurate, 180 Connect could experience a reduction in its profitability and liquidity and a weakening of its financial condition.

180 Connect is subject to competition and may not be able to maintain its position within the industry.

180 Connect faces competition from other providers of installation services and may not be able to maintain or strengthen its competitive position within the industry. There are a number of factors that determine the level of competitive intensity in 180 Connect’s industry. First, there are relatively few barriers to entry into the markets in which 180 Connect operates. Therefore, any entity that has sufficient financial resources and access to technical expertise may become a competitor. Second, competitors may have lower cost structures, which they are able to pass along to customers in the form of lower rates. Third, some of

180 Connect’s existing or potential customers may themselves perform some of the same services 180 Connect performs. If 180 Connect is unable to maintain or enhance its competitive position and the quality of its service offering, its business, operating results and financial condition may be adversely affected. There can be no assurance that 180 Connect will be able to compete successfully against its current or future competitors.

180 Connect’s revenue and liquidity are subject to seasonal fluctuations.

180 Connect’s customers’ subscriber growth, and thus 180 Connect’s revenue, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by 180 Connect’s customers. Additionally, actual work order volume for any quarter may be lower than the quarterly projections provided to 180 connect by its customers resulting in increased levels of inventory and a decrease in revenue and liquidity. There can be no assurance that 180 Connect would have sufficient liquidity or be able to obtain additional financing on satisfactory terms, or at all, in the event a shortfall was to occur in the future.

Consolidation of broadband carriers could result in a reduction of 180 Connect’s customer base.

From time to time, the home entertainment and communications, cable, telecommunications, satellite and wireless industries have experienced significant consolidation activity. Consolidation among 180 Connect’s customers could have the effect of reducing the number of 180 Connect’s current or prospective customers, which could lead to increased dependence on a smaller number of customers or the loss of customers who elect to use a competitor.

Consummation of the arrangement agreement may create an event of default under the terms of 180 Connect’s convertible debentures.

180 Connect obtained waivers from the holders of its convertible debentures, whereby such holders waived certain obligations of 180 Connect to list its common shares on a U.S. trading market by March 31, 2007 and to delist its common shares from the TSX by June 30, 2007. Under the terms of the convertible debentures as amended by these waivers, 180 Connect is required to list its common shares on a United States trading market, which includes The Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board, by the earlier of (i) the 90th day following the day on which the arrangement agreement is terminated, (ii) the date on which the arrangement is consummated and (iii), with respect to one of the institutional investors, August 31, 2007 (such date being referred to as the “Required Listing Date”), and is obligated to delist its common shares from the TSX within 90 days from the Required Listing Date.

However, the consummation of the arrangement agreement may constitute an event of default under the convertible debentures as it may constitute a fundamental transaction or change of control thereunder, in which case the holders of the convertible debentures may declare an event of default and elect to redeem the greater of (i) 120% of the outstanding principal amount of the convertible debentures plus all accrued and unpaid interest thereon or (ii) the outstanding principal amount of the convertible debentures, plus all accrued and unpaid interest thereon, divided by the conversion price in effect either on the date the redemption is demanded or paid in full, whichever date has a lower conversion price, multiplied by the volume weighted average price (“VWAP”) on the date the redemption is demanded or paid in full, whichever date has a higher VWAP.

The occurrence of any of the following constitutes a fundamental transaction under the terms of the convertible debentures: (i) 180 Connect effects any merger; (ii) 180 Connect effects any sale of all or substantially all of its assets; (iii) any tender offer or exchange offer is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property; or (iv) 180 Connect effects any reclassification of the common stock or any compulsory share exchange pursuant to which common stock is effectively converted into or exchanged for other securities, cash or property. The occurrence of any of the following constitutes a change of control transaction under the terms of the convertible debentures: (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Act) of effective control (whether through legal or beneficial ownership of capital stock of 180 Connect, by contract or otherwise) of in excess of 40% of the voting securities of 180 Connect (other than by means of conversion or exercise of the convertible debentures and the securities issued together with the convertible debentures; (ii) 180 Connect merges with or into another person and, after giving effect to such merger, the stockholders of 180 Connect immediately prior to such merger own less than 60% of the aggregate voting power of 180 Connect or the successor entity of such merger; (iii) 180 Connect sells or transfers all or substantially all of its assets to another person and the stockholders of 180 Connect immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction; (iv) a replacement at one time or within a two year period of more than one-half of the members of 180 Connect’s board of directors which is not approved by a majority of the members of the board of directors; or (v) the execution by 180 Connect of an agreement to which 180 Connect is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

180 Connect has solicited waivers from the holders of its convertible debentures, whereby such holders would agree that consummation of the arrangement agreement would not be deemed to constitute either a fundamental transaction or change of control transaction under the terms of the convertible debentures and would not trigger an event of default thereunder. However, as of the date hereof, the convertible debenture holders have refused to grant such waivers.

180 Connect will be subject to penalties under its convertible debentures if it does not meet deadlines with respect to the listing of its common shares on a U.S. trading market and the delisting of its common shares from the Toronto Stock Exchange.

Under the terms of the convertible debentures, 180 Connect is obligated to list its common shares on a U.S. trading market by the Required Listing Date and to delist its common shares from the TSX within 90 days following the Required Listing Date. In the event that 180 Connect common shares are not listed on a United States trading market by the Required Listing Date or its common shares are not delisted from the TSX within 90 days from the Required Listing Date, the repayment of the convertible debentures would be accelerated at a rate of approximately $1.0 million dollars per month for each month that 180 Connect does not meet either or both of these deadlines, retroactive to January 1, 2007, until the outstanding amount of the convertible debentures, together with accrued and unpaid interest and liquidated damages, if any, is repaid. Additionally, the interest rate on the convertible debentures would increase from 9.33% to 12%. 180 Connect intends to complete the necessary regulatory requirements and take the appropriate measures to list its common shares on a U.S. trading market and to delist its common shares from the TSX and prevent the acceleration of the repayment but there can be no assurances that either the listing on a U.S. market will be completed by the Required Listing Date or the delisting from the TSX will be completed within ninety (90) days thereafter, if at all. The consummation of the arrangement agreement with Ad.Venture and the listing of its shares of common stock on a U.S. trading market will satisfy 180 Connect’s obligation to list its common shares on a U.S. trading market.

The potential delisting of 180 Connect’s common shares from the Toronto Stock Exchange could have adverse tax consequences to 180 Connect’s shareholders.

As described above, 180 Connect is contractually obligated to delist its common shares from the TSX within 90 days of the Required Listing Date. If 180 Connect delists its common shares from the TSX and does not list its common shares, or the shares of Ad.Venture common stock if the arrangement is completed, on a “prescribed stock exchange” for the purposes of Canadian tax laws, a U.S. holder of 180 Connect’s common shares would be subject to Canadian clearance certificate and withholding tax requirements upon disposition of their 180 Connect common shares which may result in Canadian withholding tax at a rate of up to 25% of the amount paid by a purchaser of such common shares upon disposition by such holder of such common shares.

In such circumstances, 180 Connect common shares and Ad.Venture common stock would also not be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans, all as defined in the Canadian Tax Act.

180 Connect will be required to pay liquidated damages if it does not meet certain deadlines with respect to the registration for resale of the shares underlying its convertible debentures and warrants.

As discussed above, 180 Connect is obligated by a registration rights agreement to register, under the U.S. securities laws, the common shares underlying the convertible debentures and warrants issued to the investors in its private placement. In the event 180 Connect does not meet deadlines relating to the filing and effectiveness of the registration statement, it is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.

180 Connect has not and does not expect to pay cash dividends which may cause the price of 180 Connect’s common shares to decline.

180 Connect has never paid a cash dividend on its common shares and does not anticipate paying any cash dividend in the foreseeable future. 180 Connect intends to retain future cash earnings, if any, for reinvestment in the development and expansion of its business. A decision to pay cash dividends in the future will be made by 180 Connect’s board of directors and will be dependent on 180 Connect’s financial condition, results of operations, capital requirements and any other factors 180 Connect’s board of directors decides is relevant. As a result, an investor will only recognize an economic gain on an investment in our common shares from an appreciation in the price of such common shares.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us, 180 Connect and the industry in which 180 Connect operates. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or 180 Connect in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the arrangement proposal and seeking conversion;
•	the amount of cash on hand available to the surviving company after the arrangement;
•	180 Connect’s and Ad.Venture’s business strategy;
•	outcomes of government reviews, inquiries, investigations and related litigation;
•	continued compliance with government regulations;
•	legislation or regulatory environments, requirements or changes adversely affecting the business in which 180 Connect and/or Ad.Venture is engaged;
•	fluctuations in customer demand;
•	management of rapid growth; and
•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Ad.Venture, 180 Connect or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Ad.Venture and 180 Connect undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF AD.VENTURE STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to the Ad.Venture stockholders as part of the solicitation of proxies by the Board for use at the special meeting of Ad.Venture stockholders to be held on August 24, 2007, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about August 10, 2007 in connection with the vote on the arrangement proposal, the certificate amendment proposals, the long-term incentive plan proposal, the auditor selection proposal and the director election proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on August 24, 2007, at 10:00 a.m., New York City Time, at the offices of Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036-7798.

Purpose of the Ad.Venture Special Meeting

At the special meeting, we are asking holders of Ad.Venture common stock to approve the following proposals:

•	The Arrangement Proposal — the Arrangement Agreement, dated as of March 13, 2007, by and among Ad.Venture, Purchaser and 180 Connect, and to approve the arrangement contemplated thereby, pursuant to which (i) Purchaser will acquire all of the outstanding common shares of 180 Connect in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser that are exchangeable into shares of Ad.Venture common stock at the option of the holder, or a combination of Ad.Venture common stock and exchangeable shares of Purchaser, (ii) outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. In addition, Ad.Venture will assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures;
•	The Certificate Amendment Proposals — four proposals to approve an amendment and restatement of the certificate of incorporation of Ad.Venture to:
•	change the name of Ad.Venture from “Ad.Venture Partners, Inc.” to “180 Connect Inc.”;
•	remove from the certificate of incorporation the Fifth Article, which relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination, and amend the classified board provisions of the Sixth Article to clarify when the terms of the three classes of directors expire;
•	increase the authorized shares of common stock from 50,000,000 shares to 100,000,000 shares; and
•	approve the authorization and issuance of a special voting share of Ad.Venture that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares of Purchaser that are outstanding from time to time.
•	The Long-Term Incentive Plan Proposal — a proposal to approve a long-term incentive plan, pursuant to which up to 2,000,000 shares of Ad.Venture common stock will be available for delivery under awards of stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance shares, performance cash awards and other stock awards or cash awards granted pursuant to the plan;
•	The Auditor Selection Proposal — to ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of Ad.Venture for the year ending December 31, 2007; and

•	The Director Election Proposal — elect three directors to serve in three separate classes until their successors are duly elected and qualified.

Recommendation of the Board

After careful consideration of the terms and conditions of the arrangement and the other proposals presented at the Ad.Venture special meeting, the Board:

•	has determined that each of the proposals is fair to and in the best interests of us and our stockholders;
•	has approved each of the proposals; and
•	recommends that our common stockholders vote “FOR” each of the proposals.

Record Date; Who is Entitled to Vote

We have fixed the close of business on July 30, 2007, as the “record date” for determining Ad.Venture stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on July 30, 2007, there were 11,249,997 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

Ad.Venture Initial Stockholders

As of July 30, 2007, Ad.Venture’s initial stockholders, owned and were entitled to vote 2,249,997 shares, or approximately 20% of Ad.Venture’s outstanding common stock. In connection with the IPO, Ad.Venture and Wedbush Morgan Securities Inc. entered into agreements pursuant to which Ad.Venture’s initial stockholders agreed to vote the shares owned by them immediately prior to the IPO, either for or against the adoption of the arrangement proposal in the same manner that the majority of the shares issued in the IPO are voted on such proposal. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote any shares of common stock acquired by them in connection with or following the IPO “FOR” the adoption of the arrangement proposal. They have also indicated that they will vote such shares “FOR” the adoption of each of the certificate amendment proposals, the long-term incentive plan proposal and the auditor selection proposal and in favor of the three director nominees. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively. No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock will constitute a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give your broker voting instructions, under the rules of the National Association of Securities Dealers, your broker may vote your shares on the long-term incentive plan proposal, the director election proposal and the auditor selection proposal but may not vote your shares with respect to the remaining proposals presented in this proxy statement/prospectus. Since a stockholder must affirmatively vote against adoption of the arrangement proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the arrangement proposal may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the adoption of the arrangement proposal may exercise their conversion rights. See the information set forth in “Special Meeting of Ad.Venture Stockholders — Conversion Rights.”

Vote of Our Stockholders Required

The adoption of the arrangement proposal will require the affirmative vote of the holders of a majority of the shares of our common stock issued in the IPO voting at the special meeting; provided, however, that if 20% (1,800,000) or more of the shares purchased in our IPO vote against adoption of the arrangement proposal and properly demand conversion then the arrangement will not be completed. Because abstentions are not votes, they will have no effect on the approval of the arrangement agreement.

The adoption of each of the certificate amendment proposals will require the affirmative vote of holders of a majority of Ad.Venture common stock outstanding on the record date. Abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote “AGAINST” with respect to the certificate amendment proposals. Two of the certificate amendment proposals, the authorized shares proposal and the special voting share proposal, are also conditions to the arrangement.

The adoption of the long-term incentive plan proposal and the auditor selection proposal will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the special meeting in person or by proxy. Abstentions are deemed entitled to vote on the proposal. Therefore, they have the same effect as a vote “AGAINST” the proposal.

Directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the special meeting.

Voting Your Shares

Each share of Ad.Venture common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to vote your shares of Ad.Venture common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of each of the proposals. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF AD.VENTURE’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ARRANGEMENT PROPOSAL AND DEMAND THAT AD.VENTURE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ARRANGEMENT PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO PRESENT OUR STOCK TRANSFER AGENT WITH YOUR PHYSICAL STOCK CERTIFICATE NO LATER THAN 12:00 PM, NEW YORK CITY TIME, ON THE BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING. SEE THE SECTION ENTITLED “SPECIAL MEETING OF AD.VENTURE STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co, Inc., our proxy solicitor, at (800) 607-0088 or our corporate secretary at (212) 682-5357.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the arrangement proposal, certificate amendment proposals, the long-term incentive plan proposal, the auditor selection proposal and the director election proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Pursuant to Ad.Venture’s amended and restated certificate of incorporation, a holder of shares of Ad.Venture common stock issued in the IPO may, if the stockholder affirmatively votes against the arrangement, demand that Ad.Venture convert such shares into an amount in cash equal to a pro rata portion of the funds held in Ad.Venture’s trust account (net of taxes payable on the interest earned thereon) calculated as of the date that is two business days prior to the completion of the arrangement.

If the conversion is properly demanded by following the instructions listed below and the arrangement is completed, Ad.Venture will convert each share of common stock into a pro rata portion of the trust account as of the record date. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account, or approximately $5.85 per share issued in the IPO. The actual conversion price will differ from $5.85 per share due to interest earned on the funds in the trust account since June 30, 2007 and due to any taxes payable in respect of interest earned thereon. Prior to exercising conversion rights, our stockholders should verify the market price of common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against adoption of the arrangement proposal and demand conversion of their shares, we will not complete the arrangement. If we are unable to complete the arrangement, we will be required to commence proceedings to dissolve and liquidate and, in such event, cannot guarantee that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the arrangement. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors — If the arrangement is not approved, we will required to dissolve and liquidate, in which the per-share distribution to our public stockholders will likely be less than $6.00,” “Risk Factors — If we do not complete the arrangement and are required to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed” and “Other Information related to Ad.Venture — Plan of Dissolution and Distribution of Assets if No Business Arrangement.”

Exercise of Conversion Rights

If you wish to exercise your conversion rights, you must:

•	Affirmatively vote against approval of the arrangement;
•	Demand that your shares of Ad.Venture common stock be converted into cash in accordance with the procedures described in this proxy statement/prospectus; and
•	No later than 12:00 P.M., New York City time, on August 23, 2007 (the business day prior to the date of the special meeting of Ad.Venture stockholders):
•	present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer Trust Company, 17 Battery Place, New York, New York 10004, Attention: Mark Zimkind, Tel. 212-845-3287, Fax 212-616-7616, together with written instructions that you wish to convert your shares into your pro rata share of the trust account; and
•	provide to Continental Stock Transfer & Trust Company, along with the stock certificate, a written certificate addressed to us to the effect that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the arrangement.

Any action that does not include an affirmative vote against approval of the arrangement will be insufficient to exercise your conversion rights.

If you hold your shares in “street name,” you must follow additional procedures that are designed to enable us to effectively match your vote against approval of the arrangement with any election to convert your shares. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares. You should consult your account executive at the organization holding your account about any costs associated with this certification process. As described below, Continental Stock Transfer & Trust Company can assist with this process and reduce the movement of physical certificates. We urge stockholders whose shares are held in “street name” and who may wish to convert their shares to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Certificates that have not been tendered in accordance with these procedures by 12:00 P.M. New York City time, on August 23, 2007, the business day prior to the special meeting, will not be converted into cash. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed by 12:00 P.M., New York City time, on August 23, 2007.

Stockholders who wish to convert and tender their shares may contact Mark Zimkind of Continental Stock Transfer & Trust Company, at (212) 845-3287, for assistance in making the necessary arrangements. Stockholders are urged to contact Mark Zimkind as early as possible date, and in any event by August 23, 2007. Our transfer agent will endeavor to process requests for certification of shares and conversion elections on a same-day basis. There is no guarantee, however, that our transfer agent will be able to certificate your shares and exercise your conversion rights on a same-day basis, so we urge stockholders who may wish to exercise their conversion rights to do so promptly following receipt of this proxy statement/prospectus.

If you exercise your conversion rights, you will then be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you tender your stock certificate to us and continue to hold those shares through the completion of the arrangement. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated. If the arrangement is not completed, these shares will not be converted into cash.

Appraisal Rights

Stockholders of Ad.Venture do not have appraisal rights under the DGCL in connection with the arrangement.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and special advisors may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement/prospectus and proxy card. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid a fixed fee of $4,000, reasonable out-of-pocket expenses, and a contingency fee of $17,000 upon consummation of the arrangement.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

THE ARRANGEMENT PROPOSAL

General Description of the Arrangement

Ad.Venture and 180 Connect are proposing to engage in a business combination pursuant to which Ad.Venture will indirectly acquire all of 180 Connect’s outstanding shares and 180 Connect will thereby become an indirect subsidiary of Ad.Venture. The business combination will be carried out pursuant to arrangement under a plan of arrangement pursuant to the CBCA as set forth in the arrangement agreement dated March 13, 2007 among Ad.Venture, Purchaser, a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture, and 180 Connect, whereby Purchaser will acquire all the outstanding 180 Connect common shares in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser or a combination of shares of Ad.Venture common stock and exchangeable shares of Purchaser.

In addition, as part of the arrangement, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes.

Upon completion of the arrangement, each 180 Connect common share will be exchanged for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of Purchaser. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Purchaser or the parent of Purchaser after two years or upon the earlier occurrence of certain specified events. Only 180 Connect shareholders that are eligible Canadian residents may elect to receive exchangeable shares. The exchangeable shares will entitle their holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of Ad.Venture common stock and holders of exchangeable shares will also have the right, through a voting and exchange trust arrangement, to vote at meetings of Ad.Venture stockholders. The exchangeable share structure is designed to provide an opportunity for shareholders of 180 Connect that are eligible Canadian residents and who validly make the required tax election to achieve a deferral of Canadian tax on any accrued capital gain on their 180 Connect common shares in certain circumstances until redemption or purchase of such shares pursuant to its terms. See Annex B to this proxy statement/prospectus.

Based on the number of Ad.Venture common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, will be issued to 180 Connect shareholders in connection with the arrangement. Those 16.4 million shares have an aggregate market value, calculated based on the closing price of Ad.Venture’s common stock on March 12, 2007, the date prior to the public announcement of the proposed arrangement, of $93.7 million, or $3.43 per 180 Connect common share, or, based on the closing price of Ad. Venture's common stock on August 8, 2007 of $84.2 million, or $3.08 per 180 Connect common share. The aggregate market value of the consideration to be received by the 180 Connect shareholders upon closing of the arrangement is subject to fluctuation based on the trading price of Ad.Venture’s common stock and depends on the number of conversions or exercise of 180 Connect’s outstanding warrants and convertible debentures. Assuming the exercise or conversion of all of 180 Connect’s outstanding warrants and convertible debentures, approximately 20.1 million shares of Ad.Venture common stock and/or exchangeable shares, with an aggregate market value, based on the closing price of Ad. Venture's common stock on March 12, 2007, of $115.0 million, or, based on the closing price of Ad.Venture's common stock on August 8, 2007, of $103.3 million would be issued to 180 Connect shareholders in connection with the arrangement.

The arrangement is expected to be completed during the third calendar quarter of 2007. The completion of the arrangement is subject to the approval of the arrangement proposal by Ad.Venture’s stockholders, compliance with the court ordered approval process pursuant to the CBCA and the satisfaction of certain other conditions, as discussed in greater detail in the section “The Arrangement Agreement — Conditions to Closing of the Arrangement.”

Background of the Arrangement

The terms of the arrangement agreement are the result of arm’s-length negotiations between representatives of Ad.Venture and 180 Connect. The following is a brief discussion of the background of these negotiations, the arrangement and related transactions. Ad.Venture’s management has no relationship with 180 Connect or its management other than as disclosed in this proxy statement/prospectus.

Ad.Venture is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. In August 2005, Ad.Venture consummated the IPO for gross proceeds of $54.0 million and net proceeds of approximately $51.2 million. Approximately $50.4 million of the net proceeds were placed in a trust account pending the consummation of a business combination. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes).

As disclosed in the prospectus for the IPO, at no time prior to the consummation of the IPO did Ad.Venture or any officers, directors, consultants or affiliates of Ad.Venture identify, contact, or engage in any discussions regarding a business combination with any potential target on behalf of Ad.Venture. After completion of our IPO, Ad.Venture’s management began contacting investment bankers, private equity firms and other business contacts in order to generate ideas about a suitable business combination. In addition, Ad.Venture’s management created a list of characteristics for identifying, evaluating and selecting potential target companies, including:

•	the strength of the target’s management team;
•	the target’s maturity as an organization, including whether or not it has the controls and procedures in place and the internal administrative and finance staff to be a public company;
•	Sufficient size to become a public company with a market capitalization in excess of $100 million;
•	the business fundamentals and potential of the target’s industry;
•	historical revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) and projected growth;
•	potential for future expansion, both in terms of add-on acquisitions and as a platform for expansion into other markets or industries;
•	reasonable valuation metrics for the industry and expectations by the target; and
•	availability of financial statements audited by a nationally recognized registered public accounting firm.

In addition, Ad.Venture’s management determined that it would be preferable to structure a transaction where the proceeds in the trust account could be used to finance and grow the operations of the target rather than provide an exit to the target’s existing stockholders.

With these characteristics in mind, during the period from August 2005 through March 2007, Ad.Venture was involved in sourcing and evaluating numerous prospective businesses regarding potential business combinations. As a result of these efforts, Ad.Venture evaluated over fifty and held detailed discussions with seven potential target companies, including 180 Connect, and signed letters of intent with three of these potential target companies, including 180 Connect. With respect to each of these business combination opportunities, discussions included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and discussions of management objectives, business plans and projections. None of the discussions with the potential target companies, other than 180 Connect, resulted in a definitive agreement regarding a potential business combination. The reasons varied for why Ad.Venture did not reach agreement with potential business combination partners other than 180 Connect. In certain cases, the Ad.Venture management team, after preliminary diligence, felt that the potential target company did not have enough of the characteristics identified as desirable for a target company. In other cases, the parties could not agree on an appropriate valuation for the target companies. Each of the seven companies had some of the characteristics that Ad.Venture’s management identified as desirable target characteristics; however, of those companies, Ad.Venture’s management concluded 180 Connect best met management’s objectives.

After the IPO, members of Ad.Venture’s management identified the communication and broadcast support service industry, 180 Connect’s industry, as one of several industries to focus its search for a potential target companies. Other industries on which Ad.Venture focused its search included telecommunication services and online marketing, both industries in which management had significant experience. Lawrence Askowitz, one of Ad.Venture’s directors, had become familiar with the telecommunication support service industry because he researched the potential for a “roll-up” acquisition transaction of several smaller companies in that industry in 2004. 180 Connect was not one of the companies that Mr. Askowitz researched at that time. However, he became familiar with the industry and advised Ad.Venture management to research the industry and its significant participants after the IPO. As a result of this research, Ad.Venture identified several potential target companies in the communications and broadcast support service industry, including 180 Connect. However, in late 2005 and early 2006, 180 Connect was restructuring its business and facing potential liquidity issues due to the maturity of a substantial amount of indebtedness in late 2006. As a result, Ad.Venture decided to focus on other industry participants and to await the results of 180 Connect’s restructuring process.

In November 2005, Ad.Venture contacted a private equity fund with a substantial investment in a competitor of 180 Connect. At that time, the discussions with the private equity fund did not lead to a potential transaction; however, in May 2006, the private equity fund began an auction process for sale of the competitor of 180 Connect and approached Ad.Venture regarding the potential participation by Ad.Venture in the auction. Working through the investment bankers managing the auction, Ad.Venture submitted several bids for such competitor, including a final bid in August 2006. Although the competitor was substantially smaller than 180 Connect, Ad.Venture’s management concluded it could serve as a platform for a consolidation of the communications and broadcast support service industry. Ad.Venture lost its bid to acquire the competitor to another industry participant. Based on communications from the bankers running the auction process, Ad.Venture likely lost its bid due to an unwillingness to provide all cash consideration to the selling stockholders and the potential for delay and uncertainty of closing created by Ad.Venture’s stockholder approval requirements.

Throughout the auction process, Ad.Venture continued to source and evaluate prospective businesses. Once the auction process ended unsuccessfully for Ad.Venture, Ad.Venture reconsidered approaching 180 Connect. On August 11, 2006, 180 Connect announced that it had refinanced a substantial portion of its outstanding indebtedness significantly improving its liquidity and financial prospects. In addition, based on publicly available information, Ad.Venture’s management determined that 180 Connect had made substantial progress in its turn-around process.

However, 180 Connect had announced its own sale process earlier in 2006. Given the experience and feedback from the earlier auction process in which Ad.Venture participated and the extensive resources, both in terms of management time and professional fees, required to participate in an auction process, management determined to wait for 180 Connect to conclude its sale process.

On October 16, 2006, 180 Connect announced that its board of directors had ceased their consideration and review of strategic alternatives for the company. As a result, Ad.Venture determined to initiate contact with 180 Connect to discuss a potential transaction. On November 9, 2006, Lawrence Askowitz, on behalf of Ad.Venture, contacted Peter Giacalone, 180 Connect’s president and chief executive officer, to discuss a potential transaction. Although Mr. Giacalone initially indicated that 180 Connect was not interested in a transaction, during conversations on November 21, 2006, Mr. Giacalone agreed to meet with representatives of Ad.Venture to discuss a potential transaction.

On November 29, 2006, Howard Balter, Ilan Slasky and Mr. Askowitz traveled to Toronto to meet with Peter Giacalone, President and CEO of 180 Connect, Brian McCarthy, 180 Connect’s chairman, Anton Simunovic, a member of 180 Connect’s board of directors, and Claudia DiMaio, 180 Connect’s Director of Investor Relations. At that initial meeting, Ad.Venture and 180 Connect determined that there was mutual interest in continuing discussions and evaluating the merits of a possible business combination.

Based on publicly available documents and preliminary diligence provided by 180 Connect, Messrs. Balter and Slasky, in consultation with Mr. Askowitz, began to develop a valuation analysis of 180 Connect, taking into account comparable acquisitions of public and private companies, 180 Connect’s historical stock prices and the relatively illiquid public market for its stock, comparable company valuations and other factors. On December 4, 2006, Mr. Slasky sent a preliminary draft of a letter of intent to 180 Connect with initial valuation of $1.80 per outstanding share of 180 Connect, which represented an approximately 33% premium over 180 Connect’s six month weighted average share price. Mr. Simunovic, on behalf of 180 Connect, rejected the proposed valuation on the basis that 180 Connect’s recent share price did not reflect the results of the turnaround process, 180 Connect’s share price was an inappropriate measure for valuation due to the limited liquidity in its trading market and 180 Connect had received and rejected acquisition proposals with a higher valuation during its previous sale process. On December 18, 2006, management from 180 Connect and Ad.Venture had an extensive conference call to discuss 180 Connect, its 2007 projections and outlook as well as the purchase price and valuation, at which point they agreed, subject to further diligence, to a tentative total enterprise valuation of $168 million based on a multiple of 6 to 7 times projected 2007 EBITDA. The parties considered comparable acquisition transactions in the same sector, in particular, acquisitions done by each of Mastec and Dycom, as well as the then-current trading price of 180 Connect’s common shares and the fact that 180 Connect was traded on a foreign stock exchange with minimal trading volume in reaching their determination regarding the total enterprise valuation and the projected 2007 EBIDTA multiple. Neither 180 Connect nor Ad.Venture consulted with a financial advisor in arriving at that tentative valuation.

On December 20, 2006, Ad.Venture sent a revised preliminary draft of a letter of intent to 180 Connect. The parties then proceeded to involve their respective counsel, Cooley Godward Kronish LLP for Ad.Venture and McDermott Will & Emery for 180 Connect, to review and revise the letter of intent and a confidentiality agreement, which 180 Connect had submitted to Ad.Venture on December 19, 2006. Thereafter, between December 20, 2006 and December 29, 2006, the parties conducted extensive negotiations on the letter of intent, focusing primarily on adjustments to the exchange ratio and the method for calculating the aggregate number of Ad.Venture common stock issuable in connection with the transaction.

On January 1, 2007, the parties executed a mutual confidentiality agreement and on January 2, 2007, the parties held a due diligence meeting at Ad.Venture’s offices in New York. This meeting was attended by Messrs. Balter, Slasky and Askowitz for Ad.Venture and Messrs. Giacalone and Nick Wainright, President of the Cable Division, for 180 Connect. On January 3, 2007, Messrs. Balter, Slasky and Askowitz flew to Denver to meet with Mr. Giacalone and the rest of 180 Connect’s management team for a two day diligence session. Starting with these meetings, Ad.Venture’s management began a thorough review of 180 Connect’s 2007 projected financial statements, including the underlying assumptions in those projections. Ad.Venture’s management determined that, due to the nature of 180 Connect’s relationships with customers, its historical growth and projected volume and rates for 2007, and the growth in its cable and network services divisions, its revenue prediction for 2007 was reliable. In addition, Ad.Venture’s management became satisfied with the tentative valuation set forth in the letter of intent. On January 19, 2007, the parties executed the final letter of intent, which provided for 20.9 million shares of Ad.Venture common stock to be issued for the fully-diluted equity of 180 Connect, subject to an adjustment based on comparative transaction costs.

In early January, Ad.Venture also instructed its counsel to begin drafting appropriate transaction documents and engaged McCarthy Tetrault LLP as Canadian counsel. On January 24, 2007, counsel to Ad.Venture distributed to 180 Connect and their counsel the first draft of the arrangement agreement. Thereafter, the parties engaged in extensive negotiations and the exchange of multiple drafts of definitive transaction documents. In addition, during this period, there were frequent communications among Ad.Venture, 180 Connect, William Blair, 180 Connect’s financial advisor, and the respective counsel of Ad.Venture and 180 Connect, including communications regarding the negotiation of transaction terms, due diligence materials and supplemental due diligence requests, drafts of various transaction documents, and updates on the financial performance of 180 Connect.

Negotiations and the exchange of draft transaction documents continued through January and February culminating with an all-day meeting on February 28, 2007 in Chicago at the offices of William Blair among Ad.Venture, 180 Connect, William Blair and the respective U.S. counsel of Ad.Venture and 180 Connect to negotiate the arrangement agreement. Significant issues discussed at this meeting included termination fees payable, if any, by 180 Connect, executive compensation matters, including proposals for the long-term incentive plan, board composition, the definition of “company material adverse effect,” potential adjustments to the exchange ratio and general diligence matters, including preliminary unaudited 2006 financial results for 180 Connect. The parties came to substantial agreement on each of these issues other than the number of shares issuable under the long-term incentive plan after the transaction. Further negotiations continued after the meeting on the long-term incentive plan and certain Canadian structural and tax matters, including the treatment of options in the arrangement.

On March 2, 2007, Ad.Venture executed an engagement letter with New Century Capital to act as a financial advisor to Ad.Venture in connection with the proposed arrangement and, in connection therewith, render an opinion as to the fairness, from a financial point of view, to Ad.Venture of the consideration to be paid by Ad.Venture in the arrangement. In addition, on March 11, 2007 and May 3, 2007, respectively. Ad.Venture engaged each of Maxim Group and Legend Merchant Group, to act as financial advisors to assist Ad.Venture, following execution of the definitive arrangement agreement, in communicating with its current and prospective stockholders regarding the proposed arrangement. Neither Maxim Group nor Legend Merchant Group provided any opinions, reports or appraisals in respect of the proposed arrangement.

On March 7, 2007, the Board met to discuss the proposed arrangement with 180 Connect. Messrs. Balter and Slasky gave the Board an update of negotiations with and diligence on 180 Connect, including the status and terms of the transaction documents. New Century Capital rendered to the Board an opinion as to the fairness, from a financial point of view, to the stockholders of Ad.Venture of the consideration to be paid by Ad.Venture in the arrangement and the fair market value of 180 Connect being at least equal to 80% of the net assets of Ad.Venture as of the date of the opinion. Counsel to Ad.Venture then reviewed the terms of the arrangement agreement and related agreements and diligence matters and answered questions directed by members of the Board. On March 8, 2007, the Board met again to discuss the proposed arrangement with 180 Connect and unanimously approved the arrangement and related transactions.

Subsequent to the meeting, counsel for both parties continued to revise certain provisions in the transaction documents relating to the structure and tax characteristics of the transaction. On March 13, 2007, Ad.Venture and 180 Connect entered into the definitive arrangement agreement and related agreements. Ad.Venture then publicly announced the agreement through a press release in the United States while 180 Connect announced the agreement through a press release in Canada. In light of the fact that the changes that were made to the arrangement agreement between the time of receipt of the fairness opinion from New Century Capital and execution of the arrangement agreement did not impact the economic or financial characteristics of the transaction, the Board determined that an update to the fairness opinion was not required.

On June 12, 2007, 180 Connect advised Ad.Venture that due to seasonal working capital fluctuations, transaction fees in connection with the arrangement, increased fuel prices and new letter of credit requirements associated with its Network Services business, 180 Connect concluded it would be prudent to supplement its liquidity prior to the completion of the arrangement. The parties then began exploring financing alternatives and an potential amendments to the arrangement agreement and the exchange ratio to reflect the impact of any potential financing. Primarily due to the short time period in which to obtain such additional financing, the parties determined to approach Laurus for an increase in the revolving credit facility and an extension of the maturity of the over-advance facility with Laurus. The material terms of the financing provided by Laurus are described below under “Business of 180 Connect — Laurus Financing.” In connection with such financing:

•	Ad.Venture agreed to issue to Laurus warrants to purchase 250,000 shares of Ad.Venture common stock upon the completion of the arrangement with an exercise price at the closing price of the Ad.Venture common stock on the closing date of the arrangement;
•	Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by pledging to Laurus the shares of Ad.Venture common stock purchased by them after the IPO for approximately $7.0 million; and
•	the arrangement agreement was amended to reset the exchange ratio for the arrangement at .60 and the transaction expense ratio adjustment was eliminated.

The amendment to the exchange ratio was determined after negotiation among the parties based on the negative impact of the Laurus financing on the combined company’s capital structure offset by an increase in the market valuation of 180 Connect’s primary competitors, Dycom and Mastec.

The terms of the financing and the consideration given to Messrs. Balter and Slasky for their limited recourse guaranty and pledge were disclosed and discussed with Ad.Venture’s independent directors. In addition, in light of the proposed changes to 180 Connect’s capital structure and proposed amendments to the arrangement agreement, the Board determined to ask New Century Capital for a new fairness opinion. The Board met twice on July 2, 2007 to discuss the proposed Laurus financing, the proposed amendments to the arrangement agreement and the exchange ratio and the consideration from 180 Connect to Messrs. Balter and Slasky for their participation in the financing. At the second meeting of the Board on July 2, 2007, New Century Capital also delivered an updated opinion as to the fairness, from a financial point of view, to the stockholders of Ad.Venture of the consideration to be paid by Ad.Venture in the arrangement and fair market value of 180 Connect is in excess of 80% of Ad.Venture’s net assets. Thereafter, the Board unanimously approved the proposed revised terms of the arrangement.

On July 2, 2007, in connection with the amendment to 180 Connect’s credit facility with Laurus described below in the section titled “Business of 180 Connect — Refinancing,” Ad.Venture entered into amendment no. 1 to the arrangement agreement and the warrant letter agreement with Laurus pursuant to which Laurus will receive warrants to purchase 250,000 shares of Ad.Venture common stock upon completion of the arrangement.

The arrangement agreement was further amended by amendment no. 2, effective as of August 6, 2007, to provide that the sole circumstance for which the arrangement agreement will automatically terminate is upon failure to consummate the arrangement by August 31, 2007.

The Board’s Reasons for the Approval of the Arrangement

The final agreed-upon consideration in the arrangement agreement was determined by several factors. The Board considered various industry and financial data, including certain valuation analyses and metrics compiled by Ad.Venture’s management, in order to determine that the arrangement transaction was fair, from a financial point of view, and in the best interests of Ad.Venture and its stockholders.

Ad.Venture conducted a due diligence review of 180 Connect that included an industry analysis, a description of 180 Connect’s existing business model, historical and projected financial information in order to enable the Board to ascertain the reasonableness of the consideration to be paid by Ad.Venture. During its negotiations with 180 Connect, Ad.Venture did not receive services from any financial advisor other than the services provided by New Century Capital in connection with their fairness opinions. Prior to approving the arrangement agreement, and amendment no. 1 thereto, the Board obtained opinions from New Century Capital that the consideration to be paid by Ad.Venture pursuant to the arrangement agreement was fair, from a financial point of view, to the stockholders of Ad.Venture and the fair market value of 180 Connect is in excess of 80% of Ad.Venture’s net assets.

The Board considered a wide variety of factors in connection with its evaluation of the arrangement and amendment no. 1 thereto. In light of the complexity of those factors, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board determined that the arrangement agreement with 180 Connect and the transactions contemplated thereby are fair to Ad.Venture’s stockholders, from a financial perspective, and in the best interests of Ad.Venture and its stockholders. The following factors, together with the negative factors set forth under “Other Factors” below, are all of the material factors considered by the Board in considering the arrangement:

•	Our belief that increasing consumer demand for advanced voice and video services such as high speed data, digital video and IP telephony, satellite and cable services, as evidenced by the increasing rate of connectivity in the marketplace through sources such as broadband and VoIP, will provide substantial growth opportunities for companies in the communications and broadcast support service industry, including 180 Connect;

•	Ad.Venture management believes that 180 Connect is well positioned to use its extensive branch network and expertise to provide network management consulting, planning, engineering and construction related services to communication systems owners, operators and equipment suppliers, as well as to provide additional services for residential consumers;
•	There are substantial barriers to entry in 180 Connect’s industry, including the cost and difficulty of building an extensive branch network and developing customer relationships, and the necessary systems and infrastructure to support a distributed organization servicing approximately three million homes per year;
•	180 Connect management team has successfully restructured its business, which has resulted in strong revenue growth for 2006 from approximately $280 million in 2005 to approximately $335.5 million in 2006, or approximately a 19.9% increase from 2005 and projected revenue to reach approximately $365 to $375 million in 2007, or 9% to 12% year-over-year growth; and
•	The analysis provided by Ad.Venture’s financial advisor, New Century Capital, of Ad.Venture’s net assets of approximately $52.1 million compared to 180 Connect’s fair market value, which was calculated by analyzing the valuations of comparable public companies, precedent acquisitions and a discounted cash flow analysis, of approximately $245.4 million.

Estimated 2007 revenue is a forward looking statement within the meaning of that term in the Private Securities Litigation Reform Act of 1995 and is subject to risks and uncertainties that could cause actual results to differ materially from such estimates. The Board also considered certain negative factors, which are further described in the section below entitled “Other Factors”, including 180 Connect’s current dependence on its top customer, DIRECTV.

Satisfaction of 80% Test

It is a requirement that any business acquired by Ad.Venture have a fair market value equal to at least 80% of Ad.Venture’s net assets at the time of arrangement, which assets shall include the amount in the trust account. Based on the financial analysis of 180 Connect generally used to approve the transaction, the Board, including a separate vote approved by both of Ad.Venture’s independent directors, determined that this requirement was met.

Other Factors

The Board also considered potentially negative factors. Among the potentially negative factors considered by the Board, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, are the following:

•	180 Connect’s current dependence on its top customer, DIRECTV, for a significant majority of its revenues; (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect relies on one key customer for a substantial percentage of its revenue”);
•	the two wage and hour related class action law suits filed against certain of 180 Connect’s subsidiaries; (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect is subject to litigation and other disputes which may lead to litigation”);
•	the seasonal fluctuations of 180 Connect’s revenue and liquidity; and the impact thereof on its seasonal liquidity needs (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect’s revenue and liquidity are subject to seasonal fluctuations”);
•	the obligations created by 180 Connect’s outstanding convertible debentures (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — Consummation of the arrangement agreement may create an event of default under the terms of 180 Connect’s convertible debentures” and “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect will be subject to penalties under its convertible debentures if it does not meet deadlines with respect to the listing of its common shares on a U.S. trading market and the delisting of its common shares from the Toronto Stock Exchange”);

•	180 Connect’s history of operating losses (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect has a history of operating losses and may not be able to achieve profitability”);
•	the risk that 180 Connect may not be able to retain trained personnel, as 180 Connect operates within a competitive labor market and has historically experienced high employee turnover (see “Risk Factors — Risks Related to 180 Connect's Business and Industry — If 180 connect is unable to retain trained personnel, it may be unable to provide adequate service”);
•	potential union organizing activities at certain of 180 Connect’s locations, which if successful could result in an increase in employment costs (see “Risk Factors — Risks Related to 180 Connect’s Business and Industry — If 180 connect is unable to retain trained personnel, it may be unable to provide adequate service”); and
•	the fact that 180 Connect is relatively small in size compared to its publicly traded competitors. (See “Risk Factors — Risks Related to 180 Connect’s Business and Industry — 180 Connect is subject to competition and may not be able to maintain its position in the industry”)

The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes all of the material information and factors considered by the Board.

Recommendation of the Board

After careful consideration, the Board voted unanimously in favor of approval of the arrangement and the determination that the arrangement is fair to and in the best interests of Ad.Venture and its stockholders. On the basis of the foregoing, the Board has approved and declared advisable the arrangement and recommends that you vote or give instructions to vote “FOR” the adoption of the arrangement proposal.

Interests of Ad.Venture Directors and Officers in the Arrangement

When you consider the recommendation of the Board voted in favor of approval of the arrangement and the determinationvoted unanimously in favor of approval of the arrangement and the determination that Ad.Venture’s directors and officers have interests in the arrangement that are different from, or in addition to, your interests as a stockholder.

•	If we do not complete the proposed arrangement by August 31, 2007, Ad.Venture will be required to commence proceedings to dissolve and liquidate. In such event, the 2,249,997 shares of common stock held by Ad.Venture’s directors and officers that were acquired prior to the IPO will be worthless because Ad.Venture’s initial stockholders, including each of the directors and officers, have waived any rights to receive any liquidation proceeds in respect of those shares. This common stock had an aggregate market value (without taking into account any discount due to the restricted nature of such securities or the waiver of liquidation proceeds) of $12,464,983 based on the last reported sale price of $5.54, on the OTC Bulletin Board on July 30, 2007, the record date.
•	Our two executive officers, Messrs. Balter and Slasky, purchased 3,794,400 Ad.Venture warrants for an aggregate purchase price of $1.6 million. These warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such warrants) of $21,020,976 based on the last reported sale price of $5.54 on the OTC Bulletin Board on July 30, 2007, the record date. These warrants will expire and become worthless if the arrangement is not completed.
•	On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing 180 Connect credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the Laurus Expiration Date. In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date. In connection with this financing, Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by placing $7.0 million in cash in a brokerage account, which will be pledged to Laurus. The cash in the account may be used solely to purchase shares of Ad.Venture common stock, which will be deposited into the brokerage account as replacement collateral. If the arrangement fails to complete and, if payments owed to Laurus are not made, Laurus may foreclose on the additional collateral and apply a portion or all of the collateral against the amount over $37.0 million drawn down under the revolving credit facility. In the event of a foreclosure by Laurus on the collateral, 180 Connect will be required to repay Messrs. Balter and Slasky the foreclosure amount, up to $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owed to Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that Messrs. Balter and Slasky will recover the full $7.0 million unless the arrangement is consummated.
•	As consideration for the guaranty and pledge, pursuant to the 180 Connect/Balter/Slasky Agreement, 180 Connect agreed:
•	to reimburse Messrs. Balter and Slasky up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event of a 180 Connect Shareholder Disapproval or 180 Connect Financing Delay.
•	to issue 250,000 warrants to Messrs. Balter and Slasky, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete. The shares issued by 180 Connect pursuant to the exercise of the warrants will be subject to a one-year lock-up period.
•	in the event the arrangement is not completed, to give Messrs. Balter and Slasky the right to participate in any subsequent private placement or similar financing transaction of 180 Connect consummated during 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.
•	As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. As discussed above, in the event of a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, 180 Connect has agreed to reimburse Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Messrs. Balter and Slasky will receive any such reimbursement. In addition, if the arrangement is not completed for any other reason, Messrs. Balter and Slasky are unlikely to receive reimbursement for the loans made to Ad.Venture.
•	If Ad.Venture dissolves and liquidates prior to the consummation of a business combination, Messrs. Balter and Slasky, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us or claims by any target businesses with which we have entered into written agreements, such as a letter of intent or confidentiality agreement. If the arrangement is completed, these indemnification obligations will terminate.
•	After the completion of the arrangement, Messrs. Balter, Slasky and Askowitz will continue to serve as members of the Board. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Board so determines. Ad.Venture currently has made no determinations regarding the compensation it will pay its directors after completion of the arrangement.

In addition, the exercise of Ad.Venture’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the arrangement may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Ad.Venture’s stockholders’ best interest.

Certain Other Interests in the Arrangement

In addition to the interests of our directors and officers in the arrangement, you should keep in mind that certain individuals promoting the arrangement and/or soliciting proxies on behalf of Ad.Venture have interests in the arrangement that are different from, or in addition to, your interests as a stockholder.

•	In connection with our IPO, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $1.6 million, until the consummation of our initial business combination. Maxim Group, as an underwriter in the IPO, will receive 25.5% ($413,100) of the deferred underwriting fee upon completion of the arrangement. In addition, Maxim Group holds an option to purchase up to 135,000 units of Ad.Venture. The units issuable upon exercise of this option are identical to those offered in our IPO except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the IPO). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and August 25, 2006 and expires on August 25, 2011. Maxim Group is serving as a financial advisor to Ad.Venture in connection with the arrangement. The advisory services provided by Maxim Group to Ad.Venture include intermediation of discussions in connection with the arrangement with existing and potential investors; arrangement of marketing road shows for Ad.Venture with existing and potential investors; and assistance with the preparation of Ad.Venture’s marketing materials. Ad.Venture has agreed to reimburse Maxim Group for any reasonable out-of-pocket expenses. In addition, Maxim Group will receive an additional $500,000 success fee, contingent upon successful completion of the arrangement. We have agreed to pay Maxim Group monthly payments of $12,500, which will be credited towards the aggregate payment due to Maxim Group upon consummation of the arrangement. This may influence Maxim Group’s motivation for promoting the arrangement.
•	Under the terms of our engagement letters with New Century Capital, we paid a $35,000 non-refundable fee to New Century Capital for rendering the initial fairness opinion and agreed to pay $25,000 for rendering the updated fairness opinion. In addition, we agreed to pay an additional $65,000 fee upon consummation of the arrangement to New Century Capital in exchange for certain advisory services New Century Capital is providing to us in connection with the arrangement. We also agreed to reimburse New Century Capital for its reasonable out-of-pocket expenses and to indemnify New Century Capital against certain liabilities relating to or arising out of services performed by New Century Capital in rendering its opinion. The contingent nature of this compensation may be seen to create a conflict of interest with respect to the provision by New Century Capital of its fairness opinion, although New Century Capital does not believe that the potential payment of this fee altered its analysis or issuance of the fairness opinion.
•	Under the terms of our engagement agreement with Legend Merchant Group, we agreed to pay a $450,000 fee upon consummation of the arrangement to Legend Merchant Group in exchange for certain advisory services Legend Merchant Group is providing to us in connection with the arrangement. Such advisory services include holding meetings with Ad.Venture stockholders to discuss the arrangement proposal, 180 Connect's attributes and the potential benefits the arrangement may bring to Ad.Venture. We also agreed to reimburse Legend Merchant Group for its reasonable out-of-pocket expenses. The fee we are paying to Legend Merchant Group may influence Legend Merchant Group’s motivation for promoting the arrangement.
•	In connection with the amendment to the 180 Connect credit facility with Laurus, upon the completion of the arrangement, 180 Connect will be required to make up to approximately $6.4 million in payments to Laurus in respect of indebtedness and fees owed to Laurus. See “Business of 180 Connect — Laurus Financing” for a description of indebtedness and fees owed to Laurus.

•	In addition, upon completion of the arrangement, Laurus will receive warrants to purchase 250,000 shares of Ad.Venture common stock with a 5-year term and an exercise price at the closing price of the Ad.Venture common stock on the closing date. The shares issued pursuant to the exercise of these warrants are subject to a one-year lock-up period.
•	In addition, Laurus purchased a $10.0 million promissory note from an unrelated third-party controlled special purpose corporation. The business purpose for this loan was to permit Laurus to invest in Ad.Venture common stock, which it is prohibited from doing directly under the terms of its governing documents. The note bears no interest and matures on August 31, 2007. The special purpose corporation has indicated that it expects to use the $10.0 million proceeds to purchase common stock of Ad.Venture, subject to a limitation that any such shares of common stock cannot be purchased at a price in excess of the amount in Ad.Venture’s trust account on a per share basis. Based on the closing price of Ad.Venture’s common stock on July 30, 2007, the $10.0 million proceeds could be used to purchase up to approximately 16% of Ad.Venture’s outstanding common stock. Expenses incurred in connection with the establishment of the special purpose corporation estimated at approximately $25,000, will be reimbursed by 180 Connect. The note matures on the earlier of August 31, 2007 and the completion of the arrangement and is repayable at such time by delivery of all Ad.Venture common stock and other assets held by the special purpose corporation. We expect that upon maturity of the note, irrespective of whether the arrangement is completed, Laurus would obtain possession of all Ad.Venture common stock and other assets held by the special purpose corporation. Thereafter, we expect that the special purpose corporation would be dissolved. The special purpose corporation is not affiliated with either Ad.Venture or 180 Connect and neither Ad.Venture nor 180 Connect will have any interest in or control (including voting control) over either the special purpose corporation, any purchases made by the special purpose corporation or any shares of Ad.Venture common stock purchased by the special purpose corporation. Although Ad.Venture anticipates that any shares purchased by the special purpose corporation would be purchased in privately negotiated transactions and, given Laurus’ exposure under the 180 Connect credit facility, would be voted in favor of the arrangement, neither the special purpose corporation nor Laurus have agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner. As of the date hereof, we have been informed that the special purpose corporation has purchased 433,307 shares of Ad.Venture common stock.

Opinions of New Century Capital

Ad.Venture retained New Century Capital to render an opinion as to the fairness, from a financial point of view, to the stockholders of Ad.Venture of the consideration to be paid by Ad.Venture in the arrangement. On March 7, 2007, New Century Capital delivered to the Board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Ad.Venture pursuant to the arrangement agreement was fair to the stockholders of Ad.Venture from a financial point of view. In addition, in connection with the Laurus financing and related amendment to the arrangement agreement, on July 2, 2007, New Century Capital delivered to the Board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Ad.Venture pursuant to the arrangement agreement, as amended, was fair to the stockholders of Ad.Venture from a financial point of view. The New Century Capital opinions are addressed to the Board, relate only to the fairness, from a financial point of view, to the stockholders of Ad.Venture of the consideration to be paid by Ad.Venture as of their respective dates and do not constitute a recommendation to any Ad.Venture stockholder as to how that stockholder should vote or act on any matter relating to the arrangement.

The complete text of the March 7, 2007 and July 2, 2007 New Century Capital opinions, which set forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by New Century Capital, are attached to this proxy statement/prospectus as Annex E and I. The summary of each New Century Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to such New Century Capital opinion. Ad.Venture stockholders should read the New Century Capital opinions carefully and in their entirety for a description of the procedures followed, the factors considered and the assumptions made by New Century Capital.

March 7, 2007 Opinion

Scope of the Assignment and Background

In arriving at its March 7, 2007 opinion, New Century Capital reviewed, among other things:

•	a draft of the arrangement agreement dated March 1, 2007;
•	certain publicly available financial, business and operating information related to 180 Connect and Ad.Venture, including Ad.Venture’s prospectus, dated August 25, 2005, as filed with the SEC;
•	certain internal financial, operating and other data with respect to 180 Connect prepared and furnished to New Century Capital by the management of 180 Connect;
•	certain internal financial projections for 180 Connect, which were prepared for financial planning purposes and furnished to New Century Capital by the management of 180 Connect;
•	certain financial, market performance and other data of certain other public companies that New Century Capital deemed relevant;
•	the reported prices and trading activity for 180 Connect’s common stock; and
•	such other information and factors that New Century Capital deemed relevant for purposes of its opinion.

New Century Capital also conducted discussions with members of the senior management of 180 Connect and Ad.Venture, relating to the financial condition, historical and current operating results, business and prospects of 180 Connect. The financial information for 2006 set forth in the following description of New Century Capital is based on information supplied to New Century Capital prior to 180 Connect's completion of its audited financial statements for the year ended December 31, 2006. Accordingly, such financial information may differ from the actual results reported by 180 Connect for the year ended December 31, 2006 and you are urged to read the audited consolidated financial statements of 180 Connect for the year ended December 31, 2006 and the notes related thereto, included elsewhere in this proxy statement/prospectus.

In connection with its review and in arriving at its opinion, New Century Capital relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by 180 Connect, or otherwise made available to it, and has not independently verified such information. The management of 180 Connect advised New Century Capital that they do not publicly disclose internal financial information of the type provided to New Century Capital and that such information was prepared for financial planning purposes and not with the expectation of public disclosure; moreover, 180 Connect does not currently provide, nor has it ever provided, its financial projections to research analysts on Wall Street. New Century Capital relied upon the assurances of the management of 180 Connect that the information provided had been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of 180 Connect, is based on reasonable assumptions and that there is not (and the management of 180 Connect or Ad.Venture is not aware of) any information or facts that would make the information provided to New Century Capital incomplete or misleading. New Century Capital expressed no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. In arriving at its opinion, New Century Capital relied upon 180 Connect’s and Ad.Venture’s estimates relating to certain financial, strategic, and operational benefits from the arrangement and has assumed that such benefits will be realized at the times and in the amounts specified by 180 Connect and Ad.Venture.

New Century Capital has relied on advice of the outside counsel to Ad.Venture and on the assumptions of the management of Ad.Venture and 180 Connect, as to all accounting, legal, tax and financial reporting matters with respect to 180 Connect. New Century Capital did not: (i) analyze the differences between Canadian GAAP and U.S. GAAP or considered whether such differences would result in material changes to 180 Connect financial statements; (ii) determine or consider the potential impact of becoming a reporting company under the Exchange Act on the financial condition of 180 Connect; or (iii) undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which 180 Connect or any of its affiliates is a party or may be subject, and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. For the purpose of their opinion, New Century Capital assumed that neither Ad.Venture nor 180 Connect is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the arrangement. New Century Capital expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the arrangement will be obtained or satisfied.

In arriving at its opinion, New Century Capital did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of 180 Connect, and was not furnished with any such appraisals or valuations. The analyses performed by New Century Capital in connection with its opinion were going-concern analyses; it expressed no opinion regarding the liquidation value of any entity. Further, its opinion is based on economic, monetary and market consideration as they exist and can be evaluated as of the date of the opinion and it assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of the opinion.

In connection with rendering its opinion, New Century Capital was not requested to, and did not, participate in the negotiation or structuring of the arrangement. The arrangement consideration was determined through arm’s length negotiations between Ad.Venture and 180 Connect and not by New Century Capital. No limitations were imposed by Ad.Venture on New Century Capital with respect to the investigations made or procedures followed by New Century Capital in rendering its opinion.

New Century Capital’s opinion is necessarily based upon the information that was provided to it and facts and circumstances as they existed on the date of the opinion and events occurring after the date thereof could materially affect the assumptions used in preparing the opinion. New Century Capital did not express any opinion as to the prices at which shares of Ad.Venture or 180 Connect common stock, or their related securities, may trade following announcement of the arrangement or at any future time.

New Century Capital was not requested to opine as to, and their opinion does not address, the basic business decision to proceed with or effect the arrangement, the merits of the arrangement relative to any alternative transaction or business strategy that may be available to Ad.Venture. New Century Capital expressed no opinion as to whether any alternative transaction might produce consideration for the stockholders of Ad.Venture in excess of the amount contemplated in the arrangement.

In preparing its opinion, New Century Capital performed a variety of financial and comparative analysis. The following paragraphs summarize the material financial analyses performed by New Century Capital in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by New Century Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by New Century Capital, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to March 2, 2007, and is not necessarily indicative of current or future market conditions.

Market Trading Analysis

New Century Capital reviewed the average daily closing price and average daily trading volume of 180 Connect’s common stock for each quarterly period during the fiscal years ended December 31, 2005 and December 31, 2006. The average daily closing price of 180 Connect’s common stock decreased 36% from $4.65 for the fourth quarter ended December 31, 2005 to $1.68 for the year to date as of March 2, 2007. The average daily trading volume of the common stock from January 1, 2007 to March 2, 2007 was 20,980 shares, which indicated a low number of actively traded shares.

Public Comparable Companies Analysis

This method applies the comparative public market information of companies comparable to 180 Connect (“Comparable Group”). The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assume the companies are ongoing concerns.

Using publicly available information, New Century Capital compared selected financial data of 180 Connect with similar data of selected publicly traded outsourced-services companies considered by New Century Capital to be comparable to 180 Connect. Since 180 Connect provides installation, integration and fulfillment services to the home, New Century Capital examined other outsourced-services which touch the consumer in the home, including: telecom/cable services, electrical services, customer care services, and other contract services and other contract services. New Century Capital did not analyze every publicly traded outsourced-services company, but selected the following list of companies which New Century Capital deemed to be representative of each of the four sub-sectors listed above:

•	Telecom/Cable Services: Dycom and MasTec;
•	Electrical Services Outsourcing: EMCOR Group, Infrasource, and Quanta;
•	Customer Care: PeopleSupport and TeleTech Holdings;
•	Other Contract Services: Compuware, Iron Mountain, and Rollins;

These companies collectively are the “Comparable Companies.” New Century Capital identified these companies as the Comparable Companies because, in their opinion, these companies were the most similar to 180 Connect in terms of business and operating models, size and services they provide. Specifically, each of these companies are outsourced service suppliers to third parties with the end user of such services being household consumers. Although such companies were considered similar for purposes of New Century Capital’s analysis, none of the companies have the same management, makeup, size or combination of business as 180 Connect. In addition, New Century Capital examined two additional publicly traded outsourced-services companies, ServiceMaster and Chemed, that it determined to exclude from its analysis due to the lack of technology services incorporated into the companies’ business solutions.

New Century Capital analyzed the following financial data for each of the Comparable Companies: (1) the “enterprise value” (“EV”) defined as common stock market value (the number of fully-diluted shares outstanding multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of (i) gross and net revenues for the latest twelve months (four most recent fiscal quarters) for which revenue figures have been reported (“LTM”), (ii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”), and (iii) 2006 and estimated 2007 EBITDA (which EBITDA estimates reflect a mean consensus of research analysts’ EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)), for each of the Comparable Companies; and (2) the closing price of the common stock on March 2, 2007 as a multiple of 2007 and 2008 estimated EPS (which EPS estimates reflected a mean consensus of research analysts’ EPS estimates as reported by IBES) for each of the Comparison Companies.

New Century Capital performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of 180 Connect. As of March 2, 2007, the Comparable Companies were trading at the following median valuation multiples:

			Market Valuation				30% Discounted Valuation
Public Mean Valuation Metric	180 Connect Metric		Mean Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.(2)	Price Per Share(2)	Discounted Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.(2)	Price Per Share(2)
EV to 2006 Revenue	$335.4		2.0x	$669.4	$627.9	$18.79	1.4x	$468.6	$427.1	$12.78
EV to 2006 EBITDA	14.5	(1)(3)	14.6x	211.7	170.3	$5.10	10.2x	148.2	106.8	3.20
EV to 2007 Revenue	369.9		1.7x	646.7	65.2	$18.11	1.2x	452.7	411.2	12.31
EV to 2007 EBITDA	26.9		11.9x	319.6	278.2	$8.32	8.3x	223.7	182.3	5.46
Max				$ 669.4	$ 627.9	$ 18.79		$ 468.6	$ 427.1	$ 12.78
Min				211.7	170.3	$ 5.10		148.2	106.8	3.20
Mean				461.9	420.4	$ 12.58		323.3	281.9	8.43

	30% Discounted Valuation Excluding Restricted Cash
Discounted Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.(2)	Price Per Share(2)
1.4x	$468.6	$412.6	$12.35
10.2x	148.2	92.3	2.76
1.2x	452.7	396.7	11.87
8.3x	223.7	167.8	5.02
Max	$ 468.6	$ 412.6	$ 12.35
Min	148.2	92.3	2.76
Mean	323.3	267.4	8.00

(1)	Based on information supplied to New Century Capital prior to the completion by 180 Connect of its audited financial statements for the year ended December 31, 2006.
(2)	Fully-diluted shares outstanding calculation assumes the exercise of all convertible securities including convertible debentures, options and warrants. The calculation for Net Debt includes cash from the strike-price proceeds of all outstanding convertible debentures, options and warrants.
(3)	Excludes one-time restructuring costs.

As a result of these valuation analyses, New Century Capital derived an average implied market value of approximately $281.9 million, or $8.43 per share, for 180 Connect’s common shares, compared to the arrangement consideration of $3.50 per share, as of March 2, 2007. The range of values for the various analyses was $3.20 to $12.78.

The projected revenue growth for 180 Connect from 2006 to 2007 of 10.2% is lower than the Comparable Companies’ mean projected revenue growth from 2006 to 2007 of 11.9%. In addition, 180 Connect’s EBITDA margins of 4.3% in 2006 and projected EBIDTA margins of 7.3% in 2007 are significantly lower than the mean of the Comparable Companies which is 13.6% in 2006 and projected EBIDTA margins of 14.2% in 2007. 180 Connect’s revenues in 2006 were $335.5 million compared to the mean of the Comparable Companies of $1.4 billion (or approximately 25% of the size of the mean of the Comparable Companies). New Century Capital analysis highlighted the significant operating leverage in outsourced-services companies which comes from size and scale.

New Century Capital concluded that 180 Connect would command a valuation of approximately a 30 percent discount to the mean trading multiple of the Comparable Companies because 180 Connect had a lower revenue growth rate, lower EBITDA margins, smaller revenue base and high customer concentration.

Comparable Company Performance

New Century Capital reviewed key financial performance measures of Dycom and MasTec, the only direct publicly traded competitors of 180 Connect, to those of 180 Connect from January 1, 2005 through projected December 31, 2007. The financial performance measurements analyzed were the year-over-year revenue growth rates, EBITDA margins and adjusted EBITDA margins. New Century Capital noted that while the annual revenue growth of 180 Connect is greater than the annual revenue growth of either Dycom or Mastec, 180 Connect’s EBITDA margins were significantly lower. 180 Connect’s higher revenue growth rate is explained by the fact that it is a much smaller company than either Dycom or Mastec which causes each additional contract 180 Connect obtains to have a greater impact on revenue. Dycom and Mastec have superior EBITDA margins due their greater size and scalability.

Merger and Acquisition Transaction Analysis

New Century Capital reviewed certain publicly available information including 21 selected merger and acquisition transactions from January 1, 2002 to March 2, 2007 involving outsourced-services companies (the “Comparable Transactions”). Any transaction less than $5 million in transaction value was excluded from the analysis. New Century Capital screened for transactions using Capital IQ and reviewed the public filings and press releases of each transaction to determine the comparability of the target company to 180 Connect. The criteria used in determining the comparability of such target companies to 180 Connect included company size, companies which outsource contract services, specialty contractors, and companies offering services which touch the home.

Information reviewed in the selected merger and acquisition transactions consisted of, if available, EV divided by, if available, LTM net revenues and LTM EBITDA, as of the time of the announcement of the acquisition. New Century Capital noted that the mean EV multiples for the Comparable Transactions were 1.1x LTM Revenues and 9.8x LTM EBITDA. Utilizing an average of the mean multiples paid in these merger and acquisition transactions, New Century Capital derived an implied $211 million equity value, or $6.31 per share, for 180 Connect’s common stock.

Implied Equity Value Based on Merger and Acquisition Comparable Transaction Analysis

(In Millions, Except Per-Share Data)

EV to LTM Revenue		Excluding Restricted Cash
Comparable Mean Mulutiple	1.08x	1.08x
180 Connect 2006 Revenues	$335.4	$335.4
Enterprise Value	362.2	362.2
Less: Net Debt(1)	(41.4)	(55.9)
Equity Value	$320.8	$306.3
Value Per Share(1)	$9.60	$9.17

EV to LTM EBITDA
Public Comparable Group’s Mean Multiple	9.8x	9.8x
180 Connect 2006 EBITDA	$14.5 (3)	$14.5
Equity Value	142.2	142.2
Less: Net Debt(1)	(41.4)	(55.9)
Equity Value	$100.7	$86.2
Value Per Share(1)	$3.01	$2.58

Average Implied Equity Value of the Company’s Common Stock
	Equity Value	Equity Value
Revenues Multiple	$320.8	$306.3
EBITDA Multiple	100.7	86.2
Average Implied Equity Value of the Company(2)	$210.8	$196.3
Average Implied Equity Value per Share	$6.31	$5.87

(1)	Fully-diluted shares outstanding calculation assumes the exercise of all convertible securities including convertible debentures, options and warrants. The calculation for Net Debt includes cash from the strike-price proceeds of all outstanding convertible debentures, options and warrants.
(2)	Represents the average EV/LTM Revenue and EV/LTM EBITDA implied equity values for 180 Connect.
(3)	Excludes one-time restructuring costs.

Discounted Cash Flow Analysis

New Century Capital reviewed the discounted cash flow methodology, which assumes that the present value of the common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity.

Using financial projections furnished by 180 Connect’s management on March 3, 2007 for the five years ending December 30, 2007 through 2011, New Century Capital calculated projected cash flow available for distributions, and 180 Connect’s projected future values of 180 Connect’s common stock by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to 180 Connect’s projected EBITDA for the year ending December 31, 2011. In determining the appropriate EBITDA multiple for use in calculating 180 Connect’s projected future equity value, New Century Capital reviewed, among other things, the multiples at which public companies New Century Capital deemed comparable to 180 Connect historically trade as well as the multiples observed in historical mergers and acquisition transactions deemed relevant by New Century Capital. The public companies and comparable transactions used for purposes of this analysis were the same as the Comparable Companies and Comparable Transactions used for purposes of the Public Comparable Companies Analysis, Comparable Company Performance and Merger and Acquisition Transaction Analysis discussed above. New Century Capital discounted these valuations due to the relative smaller size and scale of 180 Connect in determining an appropriate multiple range and then projected future values of 180 Connect’s common stock by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to 180 Connect’s projected EBITDA for the year ending December 31, 2011. The projected future values were then discounted using a range of discount rates of 14.0% to 17.0% (180 Connect’s weighted average cost of capital was calculated at 14.2%), which yielded an implied range of discounted equity present values of $134 million to $190 million representing $4.02 to $5.68 per share. The weighted average cost of capital calculation of 14.2% is at the low end of the discount range because this calculation assumes zero small company risk premium. New Century Capital arrived at the discount range of 14% to 17% based on its belief that there is up to an additional 3% of small company risk associated with 180 Connect relative to Dycom and Mastec.

In determining the discount rates used in the discounted present value analysis, New Century Capital noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating 180 Connect’s projected future equity value, New Century Capital noted, among other things, the multiples at which public companies which New Century Capital deemed comparable to 180 Connect historically traded, and the multiples observed in historical mergers and acquisition transactions which New Century Capital deemed relevant.

July 2, 2007 Opinion

Scope of the Assignment and Background

In arriving at its July 2, 2007 opinion, New Century Capital reviewed, among other things:

•	the arrangement agreement;
•	a draft of amendment no. 1 to the arrangement agreement dated July 2, 2007;
•	certain publicly available financial, business and operating information related to 180 Connect and Ad.Venture, including Ad.Venture’s prospectus, dated August 25, 2005, in the form filed with the SEC;
•	certain internal financial, operating and other data with respect to 180 Connect prepared and furnished to us by the management of 180 Connect;
•	certain internal financial projections for 180 Connect, which were prepared for financial planning purposes and furnished to New Century Capital by the management of 180 Connect;
•	certain financial, market performance and other data of certain other public companies that New Century Capital deemed relevant;
•	the reported prices and trading activity for 180 Connect’s common stock;
•	financial studies, analyses and investigations, including due diligence discussions with 180 Connect's senior management team with respect to the financial forecast for fiscal year 2007 and regarding the reclassification of accounts as disclosed in 180 Connect’s financial statements for the year ended December 31, 2006 and the quarter ended March 31, 2007; and
•	such other factors that New Century Capital deemed relevant for purposes of its opinion.

New Century Capital also conducted discussions with members of the senior management of 180 Connect and Ad.Venture, relating to the financial condition, historical and current operating results, business and prospects of 180 Connect. The financial information for 2006 set forth in the following description of New Century Capital is based on information supplied to New Century Capital prior to 180 Connect's completion of its audited financial statements for the year ended December 31, 2006. Accordingly, such financial information may differ from the actual results reported by 180 Connect for the year ended December 31, 2006 and you are urged to read the audited consolidated financial statements of 180 Connect for the year ended December 31, 2006 and the notes related thereto, included elsewhere in this proxy statement/prospectus.

In connection with its review and in arriving at its opinion, New Century Capital relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by 180 Connect, or otherwise made available to it, and has not independently verified such information. The management of 180 Connect advised New Century Capital that they do not publicly disclose internal financial information of the type provided to New Century Capital and that such information was prepared for financial planning purposes and not with the expectation of public disclosure; moreover, 180 Connect does not currently provide, nor has it ever, provided its financial projections to research analysts on Wall Street. New Century Capital relied upon the assurances of the management of 180 Connect that the information provided had been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of 180 Connect, is based on reasonable assumptions and that there is not (and the management of 180 Connect or Ad.Venture is not aware of) any information or facts that would make the information provided to New Century Capital incomplete or misleading. New Century Capital expressed no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. In arriving at its opinion, New Century Capital relied upon 180 Connect’s and Ad.Venture’s estimates relating to certain financial, strategic, and operational benefits from the arrangement and has assumed that such benefits will be realized at the times and in the amounts specified by 180 Connect and Ad.Venture.

New Century Capital has relied on advice of the outside counsel to Ad.Venture and on the assumptions of the management of Ad.Venture and 180 Connect, as to all accounting, legal, tax and financial reporting matters with respect to 180 Connect. New Century Capital did not: (i) analyze the differences between Canadian GAAP and U.S. GAAP or considered whether such differences would result in material changes to 180 Connect financial statements; (ii) determine or consider the potential impact of becoming a reporting company under the Exchange Act on the financial condition of 180 Connect; or (iii) undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which 180 Connect or any of its affiliates is a party or may be subject, and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. For the purpose of their opinion, New Century Capital assumed that neither Ad.Venture nor 180 Connect is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the arrangement. New Century Capital expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the arrangement will be obtained or satisfied.

In arriving at its opinion, New Century Capital did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of 180 Connect, and was not furnished with any such appraisals or valuations. The analyses performed by New Century Capital in connection with its opinion were going-concern analyses; it expressed no opinion regarding the liquidation value of any entity. Further, its opinion is based on economic, monetary and market consideration as they exist and can be evaluated as of the date of the opinion and it assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of the opinion.

In connection with rendering its opinion, New Century Capital was not requested to, and did not, participate in the negotiation or structuring of the arrangement. The arrangement consideration was determined through arm’s length negotiations between Ad.Venture and 180 Connect and not by New Century Capital. No limitations were imposed by Ad.Venture on New Century Capital with respect to the investigations made or procedures followed by New Century Capital in rendering its opinion.

New Century Capital’s opinion is necessarily based upon the information that was provided to it and facts and circumstances as they existed on the date of the opinion and events occurring after the date thereof could materially affect the assumptions used in preparing the opinion. New Century Capital did not express any opinion as to the prices at which shares of Ad.Venture or 180 Connect common stock, or their related securities, may trade following announcement of the arrangement or at any future time.

New Century Capital was not requested to opine as to, and their opinion does not address, the basic business decision to proceed with or effect the arrangement, the merits of the arrangement relative to any alternative transaction or business strategy that may be available to Ad.Venture. New Century Capital expressed no opinion as to whether any alternative transaction might produce consideration for the stockholders of Ad.Venture in excess of the amount contemplated in the arrangement.

In preparing its opinion, New Century Capital performed a variety of financial and comparative analysis. The following paragraphs summarize the material financial analyses performed by New Century Capital in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by New Century Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by New Century Capital, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to March 2, 2007, and is not necessarily indicative of current or future market conditions.

Public Comparable Companies Analysis

This method applies the comparative public market information of companies comparable to 180 Connect (“Comparable Group”). The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assume the companies are ongoing concerns.

Using publicly available information, New Century Capital compared selected financial data of 180 Connect with similar data of selected publicly traded outsourced-services companies considered by New Century Capital to be comparable to 180 Connect. Since 180 Connect provides installation, integration and fulfillment services to the home, New Century Capital examined other outsourced-services which touch the consumer in the home, including: telecom/cable services, electrical services, customer care services, and other contract services and other contract services. New Century Capital did not analyze every publicly traded outsourced-services company, but selected the following list of companies which New Century Capital deemed to be representative of each of the four sub-sectors listed above:

•	Telecom/Cable Services: Dycom and MasTec;
•	Electrical Services Outsourcing: EMCOR Group, Infrasource, and Quanta;
•	Customer Care: PeopleSupport and TeleTech Holdings;
•	Other Contract Services: Compuware, Iron Mountain, and Rollins;

These companies collectively are the “Comparable Companies.” New Century Capital identified these companies as the Comparable Companies because, in their opinion, these companies were the most similar to 180 Connect in terms of business and operating models, size and services they provide. Specifically, each of these companies are outsourced service suppliers to third parties with the end user of such services being household consumers. Although such companies were considered similar for purposes of New Century Capital’s analysis, none of the companies have the same management, makeup, size or combination of business as 180 Connect. In addition, New Century Capital examined two additional publicly traded outsourced-services companies, ServiceMaster and Chemed, that it determined to exclude from its analysis due to the lack of technology services incorporated into the companies’ business solutions.

New Century Capital analyzed the following financial data for each of the Comparable Companies: (1) the “enterprise value” (“EV”) defined as common stock market value (the number of fully-diluted shares outstanding multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of (i) gross and net revenues for the latest twelve months (four most recent fiscal quarters) for which revenue figures have been reported (“LTM”), (ii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”), and (iii) 2006 and estimated 2007 EBITDA (which EBITDA estimates reflect a mean consensus of research analysts’ EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)), for each of the Comparable Companies; and (2) the closing price of the common stock on June 29, 2007 as a multiple of 2007 and 2008 estimated EPS (which EPS estimates reflected a mean consensus of research analysts’ EPS estimates as reported by IBES) for each of the Comparison Companies.

New Century Capital performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of 180 Connect. As of June 29, 2007, the Comparable Companies were trading at the following median valuation multiples:

		Market Valuation				30% Discounted Valuation
Public Mean Valuation Metric	180 Connect Metric	Mean Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.	Price Per Share	Discounted Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.	Price Per Share
EV to 2006 Revenue	$335.4	1.9x	$652.0	$606.4	$16.84	1.4x	$456.4	$410.7	$11.4
EV to 2006 EBITDA	14.7 (2)	16.3x	238.6	192.9	$5.36	11.4x	167.0	121.3	3.37
EV to 2007 Revenue	370.0	1.7x	641.1	595.5	$16.52	1.2x	448.8	403.1	11.19
EV to 2007 EBITDA	25.0	13.8x	345.7	300.1	$8.33	9.7x	242.0	196.3	5.45
Max			$652.0	$606.4	$16.84		$456.4	$410.7	$11.4
Min			238.6	192.9	$5.36		167.0	121.3	3.37
Mean			469.4	423.7	$11.76		328.6	282.9	7.85

30% Discounted Valuation Excluding Restricted Cash

Discounted Public Multiples	Implied 180 Connect Ent. Val.	Implied 180 Connect Equity Val.(1)	Price Per Share(1)
1.4x	$456.4	$397.7	$11.04
11.4x	167.0	108.3	3.01
1.2x	448.8	390.0	10.83
9.7x	242.0	183.3	5.09
Max	$456.4	$397.7	$11.04
Min	167.0	108.3	3.01
Mean	328.6	269.9	7.49

(1)	Fully-diluted shares outstanding calculation assumes the exercise of all convertible securities including convertible debentures, options and warrants. The calculation for Net Debt includes cash from the strike-price proceeds of all outstanding convertible debentures, options and warrants.
(2)	Excludes one-time restructuring costs.

As a result of these valuation analyses, New Century Capital derived an average implied market value of approximately $282.9 million, or $7.85 per share, for 180 Connect’s common shares, compared to the arrangement consideration of $3.43 per share, as of March 2, 2007. The range of values for the various analyses was $3.37 to $11.40.

The projected revenue growth for 180 Connect from 2006 to 2007 of 10.2% is lower than the Comparable Companies’ mean projected revenue growth from 2006 to 2007 of 11.9%. In addition, 180 Connect’s EBITDA margins of 4.3% in 2006 and projected EBIDTA margins of 7.3% in 2007 are significantly lower than the mean of the Comparable Companies which is 13.6% in 2006 and projected EBIDTA margins of 14.2% in 2007. 180 Connect’s revenues in 2006 were $335.5 million compared to the mean of the Comparable Companies of $1.4 billion (or approximately 25% of the size of the mean of the Comparable Companies). New Century Capital analysis highlighted the significant operating leverage in outsourced-services companies which comes from size and scale.

New Century Capital concluded that 180 Connect would command a valuation of approximately a 30 percent discount to the mean trading multiple of the Comparable Companies because 180 Connect had a lower revenue growth rate, lower EBITDA margins, smaller revenue base and high customer concentration.

Comparable Company Performance

New Century Capital reviewed key financial performance measures of Dycom and MasTec, the only direct publicly traded competitors of 180 Connect, to those of 180 Connect from January 1, 2005 through projected December 31, 2007. The financial performance measurements analyzed were the year-over-year revenue growth rates, EBITDA margins and adjusted EBITDA margins. New Century Capital noted that while the annual revenue growth of 180 Connect is greater than the annual revenue growth of either Dycom or Mastec, 180 Connect’s EBITDA margins were significantly lower. 180 Connect’s higher revenue growth rate is explained by the fact that it is a much smaller company than either Dycom or Mastec which causes each additional contract 180 Connect obtains to have a greater impact on revenue. Dycom and Mastec have superior EBITDA margins due their greater size and scalability.

Merger and Acquisition Transaction Analysis

New Century Capital reviewed certain publicly available information including 23 selected merger and acquisition transactions from January 1, 2002 to June 29, 2007 involving outsourced-services companies (the “Comparable Transactions”). Any transaction less than $5 million in transaction value was excluded from the analysis. New Century Capital screened for transactions using Capital IQ and reviewed the public filings and press releases of each transaction to determine the comparability of the target company to 180 Connect. The criteria used in determining the comparability of such target companies to 180 Connect included company size, companies which outsource contract services, specialty contractors, and companies offering services which touch the home.

Information reviewed in the selected merger and acquisition transactions consisted of, if available, EV divided by, if available, LTM net revenues and LTM EBITDA, as of the time of the announcement of the acquisition. New Century Capital noted that the mean EV multiples for the Comparable Transactions were 1.2x LTM Revenues and 10.0x LTM EBITDA. Utilizing an average of the mean multiples paid in these merger and acquisition transactions, New Century Capital derived an implied $251 million equity value, or $6.97 per share, for 180 Connect’s common stock.

Implied Equity Value Based on Merger and Acquisition Comparable Transaction Analysis

(In Millions, Except Per-Share Data)

EV to LTM Revenue		Excluding Restricted Cash
Comparable Mean Mulutiple	1.20x	1.20x
180 Connect LTM Revenues	$354.8	$354.8
Enterprise Value	425.9	425.9
Less: Net Debt(1)	(45.7)	(58.7)
Equity Value	$380.2	$367.2
Value Per Share(1)	$10.56	$10.2

EV to LTM EBITDA
Public Comparable Group’s Mean Multiple	10.0x	10.0x
180 Connect LTM EBITDA	$16.8	$16.8
Equity Value	167.7	167.7
Less: Net Debt(1)	(45.7)	(58.7)
Equity Value	$122.1	$109.0
Value Per Share(1)	$3.39	$3.03

Average Implied Equity Value of the Company’s Common Stock
	Equity Value	Equity Value
Revenues Multiple	$380.2	$367.2
EBITDA Multiple	122.1	109.0
Average Implied Equity Value of the Company(2)	$251.1	$238.1
Average Implied Equity Value per Share	$6.97	$6.61

(1)	Fully-diluted shares outstanding calculation assumes the exercise of all convertible securities including convertible debentures, options and warrants. The calculation for Net Debt includes cash from the strike-price proceeds of all outstanding convertible debentures, options and warrants.
(2)	Represents the average EV/LTM Revenue and EV/LTM EBITDA implied equity values for 180 Connect.

Discounted Cash Flow Analysis

New Century Capital reviewed the discounted cash flow methodology, which assumes that the present value of the common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity.

Using financial projections furnished by 180 Connect’s management on March 3, 2007 for the five years ending December 30, 2007 through 2011, New Century Capital calculated projected cash flow available for distributions, and 180 Connect’s projected future values of 180 Connect’s common stock by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to 180 Connect’s projected EBITDA for the year ending December 31, 2011. In determining the appropriate EBITDA multiple for use in calculating 180 Connect’s projected future equity value, New Century Capital reviewed, among other things, the multiples at which public companies New Century Capital deemed comparable to 180 Connect historically trade as well as the multiples observed in historical mergers and acquisition transactions deemed relevant by New Century Capital. The public companies and comparable transactions used for purposes of this analysis were the same as the

Comparable Companies and Comparable Transactions used for purposes of the Public Comparable Companies Analysis, Comparable Company Performance and Merger and Acquisition Transaction Analysis discussed above. New Century Capital discounted these valuations due to the relative smaller size and scale of 180 Connect in determining an appropriate multiple range and then projected future values of 180 Connect’s common stock by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to 180 Connect’s projected EBITDA for the year ending December 31, 2011. The projected future values were then discounted using a range of discount rates of 14.0% to 17.0% (180 Connect’s weighted average cost of capital was calculated at 14.6%), which yielded an implied range of discounted equity present values of $130 million to $185 million representing $3.61 to $5.15 per share. The weighted average cost of capital calculation of 14.6% is at the low end of the discount range because this calculation assumes zero small company risk premium. New Century Capital arrived at the discount range of 14% to 17% based on its belief that there is up to an additional 3% of small company risk associated with 180 Connect relative to Dycom and Mastec.

In determining the discount rates used in the discounted present value analysis, New Century Capital noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating 180 Connect’s projected future equity value, New Century Capital noted, among other things, the multiples at which public companies which New Century Capital deemed comparable to 180 Connect historically traded, and the multiples observed in historical mergers and acquisition transactions which New Century Capital deemed relevant.

General Disclosure Regarding both Opinions

No company, transaction or business used in the analyses described above as a comparison is identical to Ad.Venture, 180 Connect or the arrangement. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the arrangement, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summaries set forth above do not purport to be a complete description of the analyses performed by New Century Capital in connection with the rendering of its opinions. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, New Century Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinions. New Century Capital did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

Under the terms of Ad.Venture’s engagement letter with New Century Capital, Ad.Venture paid a nonrefundable fee of $35,000 to New Century Capital for rendering the initial New Century Capital opinion. On July 2, 2007, Ad.Venture agreed to pay an additional $25,000 non-refundable fee to New Century Capital for rendering an updated fairness opinion in connection with an amendment to the 180 Connect credit facility with Laurus Master Fund, Ltd. (“Laurus”) and related revisions to the arrangement agreement. In addition, Ad.Venture agreed to reimburse up to $10,000 of legal fees incurred by New Century Capital in connection with providing the fairness opinions and to pay an additional fee of $65,000 upon consummation of the arrangement to New Century Capital in exchange for certain advisory services New Century Capital is providing to Ad.Venture in connection with the arrangement. The contingent nature of this compensation may be seen to create a conflict of interest with respect to the provision by New Century Capital of its fairness opinion, although New Century Capital does not believe that the potential payment of this fee altered its analysis or issuance of the fairness opinion. Ad.Venture also agreed to indemnify New Century Capital against certain liabilities relating to or arising out of services performed by New Century Capital in rendering its opinion.

As part of its investment banking services, New Century Capital is regularly engaged in the evaluation of businesses and their securities in connection with arrangements and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. New Century Capital was retained by the Board to render an opinion in connection with the arrangement based on New Century Capital’s experience as a financial advisor in mergers and acquisitions.

Material U.S. Federal Income Tax Consequences of the Arrangement

The following summary of material U.S. federal income tax consequences to holders of 180 Connect common shares in connection with the exchange of their shares of 180 Connect for Ad.Venture common shares pursuant to the arrangement is not intended to be, nor should it be construed as being, legal or tax advice. Further, this summary does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties. Holders of 180 Connect common shares should consult their own tax advisors concerning the tax consequences of the proposed transaction.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the arrangement. This summary assumes that holders of 180 Connect common shares hold their shares as capital assets. Except as expressly indicated below (see the section below entitled “Consequences of the Arrangement for Non-U.S. Holders”), this discussion does not address the consequences of the proposed transaction to any person that is not a U.S. Holder as defined below. This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or the tax consequences to holders subject to special tax rules, including, without limitation:

•	banks, insurance companies and other financial institutions;
•	broker-dealers;
•	persons who exchange 180 Connect common shares for exchangeable shares;
•	traders;
•	expatriates;
•	tax-exempt organizations;
•	persons who are subject to the alternative minimum tax;
•	persons who hold 180 Connect common shares as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;
•	persons deemed to sell their 180 Connect common shares under the constructive sale provisions of the Code;
•	persons that have a functional currency other than the U.S. dollar;
•	persons who acquired their 180 Connect common shares through share option or share purchase programs or other compensation arrangements;
•	any person that owns or at any time owned 180 Connect common shares representing more than 10% of the voting power of all classes of 180 Connect common shares;
•	any person that, immediately prior to the acquisition of 180 Connect by Purchaser, owns 5% or more of the total voting power or value of 180 Connect common shares; and
•	any person that holds its 180 Connect common shares through a partnership or other pass-through entity.

This discussion does not address the tax consequences of any transactions other than those relating to 180 Connect common shares directly effectuated under the arrangement agreement, and, among other things, does not address transactions outside the arrangement agreement in which 180 Connect common shares or shares of Ad.Venture common stock are acquired or disposed of; transactions involving shares of Ad.Venture common stock other than in exchange for 180 Connect common shares; or transactions pertaining to common share options or warrants that are assumed, exercised or converted, as the case may be, in connection with the arrangement.

We have not requested, nor do we intend to request, an opinion from United States legal counsel regarding the U.S. federal income tax treatment of the exchange of 180 Connect common shares for shares of Ad.Venture common stock. In addition, no ruling has been or will be sought from the Internal Revenue Service as to the tax consequences of the arrangement, and the following summary is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

We urge each holder of 180 Connect common shares to consult his or her own tax advisor regarding the U.S. federal income and other tax consequences of the arrangement to such holder.

For purposes of this discussion, a “U.S. Holder” means a holder of 180 Connect common shares that is:

•	a citizen or resident of the United States;
•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions.

A “Non-U.S. Holder” is a holder other than a U.S. Holder.

If a partnership or other pass-through entity holds 180 Connect shares, the tax treatment of a member of the partnership or other pass-through entity will generally depend upon the status of the member and the activities of the partnership or other entity. Partnerships and other pass-through entities holding 180 Connect common shares, and their members, should consult their tax advisors regarding the tax consequences of the arrangement to them.

Consequences of the Arrangement for U.S. Holders

The exchange by a U.S. Holder of common shares of 180 Connect for shares of Ad.Venture common stock will be a taxable exchange on which gain or loss is required to be recognized for U.S. federal income tax purposes (measured by the difference between the fair market value of the Ad.Venture shares received in the exchange and such holder’s tax basis in the shares of 180 Connect surrendered in the exchange) unless the exchange may be treated as a “reorganization” within the meaning of section 368(a) of the Code. In this case, for the arrangement to qualify as a reorganization, among other things, Purchaser must acquire at least 80 percent of the 180 Connect common shares outstanding and its acquisition of 180 Connect common shares must be solely for voting stock of its parent, Ad.Venture (i.e., no other consideration may be paid in the transaction). Assuming, as is contemplated, that certain holders of 180 Connect common shares will be receiving exchangeable shares in Purchaser (and certain voting and related rights) rather than shares of Ad.Venture, qualification of the arrangement as a reorganization will depend upon the characterization of the exchangeable shares (and certain voting and related rights) as constituting shares of Ad.Venture common stock for federal income tax purposes, so that the exchange of 180 Connect common shares for exchangeable shares may be treated as an exchange of 180 Connect common shares for shares of Ad.Venture common stock. Qualification of the arrangement as a reorganization also will depend on the absence of any payment of non-qualifying consideration (e.g., cash) to holders of 180 Connect common shares.

The closing of the arrangement is not conditioned on the receipt by 180 Connect or Ad.Venture of opinions from counsel regarding the tax consequences of the arrangement nor has the arrangement been structured so as to necessarily ensure its qualification as a reorganization. Among other things, at the time the arrangement closes it will not be known whether the consideration paid by Ad.Venture will include cash payments to dissenting shareholders or, indeed, whether Purchaser will acquire at least 80% of the outstanding 180 Connect common shares.

As noted above, cash to dissenters will disqualify the transaction for reorganization treatment only if paid by Ad.Venture. Under the arrangement agreement, it is 180 Connect rather than Ad.Venture that is obligated to pay cash to any dissenting shareholders. However, we do not know whether the consideration paid by Ad.Venture will include cash payments to dissenting shareholders because we will not know at the closing of the arrangement whether 180 Connect will have sufficient cash, independent of any cash it receives from Ad.Venture, to satisfy the claims of dissenting shareholders. If it does not and a portion of the consideration paid to dissenting shareholders is from cash 180 Connect receives directly or indirectly from Ad.Venture, the consideration paid by Ad.Venture to 180 Connect shareholders will not consist solely of Ad.Venture’s voting stock and the arrangement will not qualify as a reorganization.

As noted above, treatment of the arrangement as a reorganization requires that the exchangeable shares (and certain voting and related rights) be treated as shares of Ad.Venture common stock. There is no direct authority addressing the proper characterization of financial instruments with characteristics similar to the exchangeable shares for U.S. federal income tax purposes. The receipt of the exchangeable shares (and certain voting and related rights) in the exchange will be substantially economically equivalent to the receipt of Ad.Venture common stock in the exchange because holders of the exchangeable shares will (i) have economic rights (e.g., the right to dividends and liquidating distributions) and legal rights (e.g., voting rights) that are substantially similar to the economic and legal rights of holders of Ad.Venture common stock, and (ii) be allowed to convert, or forced to convert under certain circumstances (e.g., the liquidation of Purchaser or the passage of two years from the closing of the arrangement) their exchangeable shares into Ad.Venture common stock based on a price that will result in their receiving the same number of shares of Ad.Venture common stock that they would have received at the time the arrangement was closed had they not elected to receive exchangeable shares in Purchaser. Provided that the consideration paid by Ad.Venture consists solely of Ad.Venture common stock and does not include cash payments (provided directly or indirectly by Ad.Venture) to dissenting shareholders, and in the absence of specific applicable authority to the contrary, Ad.Venture intends to take the position that the exchangeable shares of Purchaser are shares of Ad.Venture common stock, and will treat the exchange of 180 Connect common shares for exchangeable shares in Purchaser (and certain voting and related rights) as well as the exchange of 180 Connect common shares for Ad.Venture common stock, as exchanges of 180 Connect common shares for shares of Ad.Venture common stock that, as such, allows for the possible qualification of the transaction as a reorganization.

The characterization of exchangeable shares (and certain voting and related rights) as shares of Ad.Venture common stock and the treatment of the exchange of 180 Connect common shares for the exchangeable shares and their voting and related rights as an exchange of 180 Connect common shares for shares of Ad.Venture common stock is not binding on the Internal Revenue Service, which may determine that the exchangeable shares (and certain voting and related rights) should not be treated as shares of Ad.Venture common stock and, accordingly, that the exchange of 180 Connect common shares for shares of Ad.Venture common stock pursuant to the arrangement is a taxable exchange and not a reorganization. Ad.Venture will inform 180 Connect shareholders on its website or in some other manner as to whether Ad.Venture will treat and report the arrangement as a reorganization.

Assuming the arrangement constitutes a reorganization, then, subject to the discussion below in the section entitled “Passive Foreign Investment Companies,” the U.S. federal income tax consequences to a U.S. Holder who receives Ad.Venture common stock in exchange for 180 Connect common shares generally will be as follows:

•	The U.S. Holder will not recognize gain or loss upon the receipt of Ad.Venture common stock for the holder’s 180 Connect common shares;

•	The aggregate tax basis of the shares of Ad.Venture common stock received by a U.S. Holder will be the same as the aggregate basis of the holder’s 180 Connect common shares surrendered in the exchange; and
•	The holding period of the shares of Ad.Venture common stock received by a U.S. Holder will include the holding period of the holder’s 180 Connect common shares surrendered in exchange.

If the arrangement does not qualify as a reorganization then, subject to the discussion below in the section entitled “Passive Foreign Investment Companies,” the U.S. federal income tax consequences to a U.S. Holder who receives Ad.Venture common stock in exchange for 180 Connect common shares generally will be as follows:

•	The U.S. Holder will recognize capital gain or loss equal to the difference between (i) the fair market value of the shares of Ad.Venture common stock and (ii) the holder’s adjusted basis in the 180 Connect common shares surrendered in the exchange;
•	The aggregate tax basis in the Ad.Venture common stock received by the U.S. Holder in the exchange will equal the fair market value of such stock as of the closing of the arrangement; and
•	The holding period in the Ad.Venture common stock received by the U.S. Holder in the exchange will begin the day after the closing of the arrangement.

Gain or loss recognized will be long-term capital gain or loss if the holder’s holding period for the 180 Connect common shares surrendered exceeds one year at the closing of the arrangement. The deductibility of capital losses is subject to limitations. U.S. Holders who acquired multiple blocks of 180 Connect common shares at different prices or different times should consult their tax advisors concerning the allocation of basis and holding period to the shares of Ad.Venture common stock received in exchange for their 180 Connect common shares pursuant to the arrangement.

Passive Foreign Investment Companies

In general, if 180 Connect common shares held by a U.S. Holder are treated as shares of a “passive foreign investment company,” gain on the exchange will be taxed under the passive foreign investment company “excess distribution regime,” unless the U.S. Holder shall have made a timely “qualified electing fund” election or “mark-to-market” election. Under the excess distribution regime, federal income tax on the gain is calculated by allocating the gain ratably to each day the U.S. Holder held such shares. Gain allocated to years preceding the first year in which 180 Connect was a passive foreign investment company in the U.S. Holder’s holding period and gain allocated to the current year would be treated as gain arising in the current year and taxed as ordinary income. Gain allocated to all other years would be taxed at the highest ordinary income tax rate in effect for each of those years. Interest would be calculated and added to the tax due as if the tax was due and payable with the U.S. Holder’s tax returns for those years.

180 Connect does not believe it will be a passive foreign investment company for the current taxable year and does not believe it was a passive foreign investment company in the immediate prior taxable year. However, there can be no assurance that 180 Connect will not be treated as a passive foreign investment company for any prior taxable year. 180 Connect would have been classified as a passive foreign investment company for any prior taxable year in which either: (a) 75 percent or more of its gross income was passive income; or (b) 50 percent or more of the value of its average assets consisted of assets that produced, or were held for the production of, passive income (passive assets for this purpose includes cash and cash equivalents held as working capital). Subject to certain limited exceptions, 180 Connect shares held (or deemed held) by a U.S. Holder at any time during a taxable year in which 180 Connect was a passive foreign investment company are treated as shares of a passive foreign investment company in the hands of the holder for all subsequent years, even though 180 Connect did not meet the gross income or passive asset thresholds necessary to be classified as a passive foreign investment company in a subsequent year.

The passive foreign investment company rules are extremely complex and could, if they apply, have significant adverse effects on the taxation of any gain to a U.S. Holder. Accordingly, U.S. Holders are strongly urged to consult their tax advisors to determine the potential application of the passive foreign investment company rules to their particular circumstances and any elections available for alternative treatment.

Reporting Requirements

If the arrangement qualifies as a reorganization for U.S. federal income tax purposes, a U.S. Holder may be required to attach a special information statement to the holder’s U.S. federal income tax return for the year in which the arrangement is closed that would include the 180 Connect shareholder’s tax basis in the 180 Connect common shares surrendered in the arrangement and a description of the Ad.Venture common stock received.

Consequences of the Arrangement for Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the exchange of 180 Connect common shares for Ad.Venture common stock unless (i) the gain is effectively connected with a trade or business conducted by such holder in the United States, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

If you are a Non-U.S. Holder described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (i) above may be subject to the branch profits tax at a statutory rate of 30%. If you are an individual Non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on the gain derived from the exchange.

180 Connect Optionholders

An optionholder who received an option to acquire 180 Connect common shares in connection with the performance of services for 180 Connect will not recognize a gain or loss upon the exchange of such option for an option to acquire Ad.Venture common stock pursuant to the arrangement. An optionholder who exercises an option to acquire 180 Connect common shares before the closing of the arrangement will be subject to the federal income tax consequences summarized above for holders of 180 Connect common shares.

Dissenting Shareholders

If a U.S. Holder of 180 Connect common shares receives cash pursuant to the exercise of dissent rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in the 180 Connect common shares surrendered.

Information Reporting Requirements and Backup Withholding

Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

Certain noncorporate holders of 180 Connect common shares may be subject to backup withholding, currently at a 28% rate, on amounts received pursuant to the arrangement. Backup withholding generally will not apply, however, to a holder of 180 Connect common shares who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of 180 Connect shares following the closing of the arrangement;
•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or other appropriate form; or
•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules may be eligible for a refund or allowed as a credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

EACH SHAREHOLDER OF 180 CONNECT IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE TRANSACTION AND TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK OF AD.VENTURE OR OTHER CONSIDERATION RECEIVED IN THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Material U.S. Federal Income Tax Consequences of the Retraction, Redemption or Purchase of Exchangeable Shares

The following discussion in this section entitled “Material U.S. Federal Income Tax Consequences of the Retraction, Redemption or Purchase of Exchangeable Shares” is the opinion of Cooley Godward Kronish LLP, U.S. counsel to Ad.Venture, with respect to the material U.S. federal income tax consequences to persons who will become holders of exchangeable shares (and certain voting rights and related rights) and who exchange such shares (and rights) for shares of Ad.Venture common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by the Purchaser to redeem the exchangeable shares) or purchase (an election by Canco to purchase exchangeable shares in the event of a retraction or redemption) pursuant to the terms set forth in the Provisions Attaching to the Exchangeable Shares (Appendix I in the Plan of Arrangement). This discussion does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties. Holders of exchangeable shares (and certain voting rights and related rights) should consult their own tax advisors concerning the tax consequences of a retraction, redemption or purchase transaction.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of a retraction, redemption or purchase transaction. This discussion assumes that holders of exchangeable shares (and certain voting rights and related rights) hold their shares (and rights) as capital assets. Except as expressly indicated below (see the section below entitled “Consequences of a Retraction, Redemption or Purchase Transaction for non-U.S. Holders”), this discussion does not address the consequences of a retraction, or redemption or purchase transaction to any person that is not a U.S. Holder as defined below. This discussion does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or the tax consequences to holders subject to special tax rules, including, without limitation:

•	banks, insurance companies and other financial institutions;
•	broker-dealers;
•	traders;
•	expatriates;
•	tax-exempt organizations;
•	persons who are or will be subject to the alternative minimum tax;
•	persons who will hold exchangeable shares (and certain voting rights and related rights) as a position in a “straddle” or as part of a hedging,” “conversion” or other risk reduction transaction;
•	persons that have a functional currency other than the U.S. dollar;
•	persons who acquire their exchangeable shares (and certain voting rights and other rights) in exchange for 180 Connect common shares that were acquired through share option or share purchase programs or other compensation arrangements; and
•	any person that will hold its exchangeable shares (and certain voting and other rights) through a partnership or other pass-through entity.

No ruling has been or will be sought from the Internal Revenue Service as to the tax consequences of a retraction, redemption or purchase transaction, and the following discussion is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

We urge each person who will become a holder of exchangeable shares (and certain voting rights and related rights) to consult his or her own tax advisor regarding the U.S. federal income and other tax consequences of a retraction, redemption or purchase transaction to such holder.

For purposes of this discussion, a “U.S. Holder” means a person who will become a holder of exchangeable shares (and certain voting rights and related rights) that is:

•	a citizen or resident of the United States;
•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions.

A “Non-U.S. Holder” is a holder other than a U.S. Holder.

If a partnership or other pass-through entity holds exchangeable shares (and certain voting rights and related rights), the tax treatment of a member of the partnership or other pass-through entity will generally depend upon the status of the member and the activities of the partnership or other entity. Partnerships and other pass-through entities holding exchangeable shares (and certain voting rights and related rights) and their members, should consult their tax advisors regarding the tax consequences of a retraction, redemption or purchase transaction to them.

Consequences of a Retraction, Redemption or Purchase Transaction for U.S. Holders

The U.S. federal income tax consequences of a retraction, redemption or purchase transaction to U.S. holders will depend on whether the exchangeable shares (and certain voting rights and related rights) are treated as shares of Purchaser stock or shares of Ad.Venture common stock for U.S federal income tax purposes. The exchangeable shares (and certain voting rights and related rights) will be substantially economically equivalent to Ad.Venture common stock because the exchangeable shares will (i) have economic rights (e.g., the right to dividends and liquidating distributions) and legal rights (e.g., voting rights) that are substantially similar to the economic and legal rights of Ad.Venture common stock, and (ii) be allowed to convert, or forced to convert under certain circumstances (e.g., the liquidation of Purchaser or the passage of two years from the closing of the arrangement) into Ad.Venture common stock at a price that will result in a holder receiving the same number of shares of Ad.Venture common stock (adjusted for stock splits and stock dividends) that the holder would have received at the time the arrangement was closed had the holder not elected to receive exchangeable shares in Purchaser.

There is no direct authority addressing the proper characterization of financial instruments with characteristics similar to the exchangeable shares (and certain voting rights and related rights) for U.S. federal income tax purposes. As a consequence, it is not possible to determine whether the exchangeable shares (and certain voting rights and related rights) will be treated as shares of Purchaser stock or shares of Ad.Venture common stock for U.S. federal income tax purposes, and, accordingly, Cooley Godward Kronish LLP is unable to express an opinion with respect to such treatment. Because the U.S. federal income tax consequences of a retraction, redemption or purchase transaction will depend on such treatment, it is only possible to describe such consequences in the alternative.

If the exchangeable shares (and certain voting rights and related rights) are treated as shares of Ad.Venture common stock for U.S federal income tax purposes, a retraction, redemption or purchase transaction (in which exchangeable shares (and certain voting rights and related rights) are exchanged for shares of Ad.Venture common stock) will have no U.S. federal income tax consequences for U.S. Holders.

If the exchangeable shares (and certain voting and other rights) are not treated as shares of Ad.Venture common stock for U.S federal income tax purposes, then subject to the discussion below in the section entitled “Passive Foreign Investment Companies”, a retraction, redemption or purchase transaction (in which exchangeable shares (and certain voting rights and related rights) are exchanged for shares of Ad.Venture common stock) will have the following tax consequences:

•	The U.S. Holder will recognize capital gain or loss equal to the difference between (i) the fair market value of the shares of Ad.Venture common stock and (ii) the holder’s adjusted basis in the exchangeable shares (and certain voting and related rights);
•	The aggregate tax basis in the Ad.Venture common stock received by the U.S. Holder will generally equal the fair market value of such stock; and
•	The holding period in the Ad.Venture common stock received by the U.S. Holder will begin the day after the retraction, redemption or purchase transaction.

Gain or loss recognized will be long-term capital gain or loss if the holder’s holding period for the exchangeable shares (and certain voting rights and related rights) surrendered exceeds one year on the day of the retraction, redemption or purchase transaction. The deductibility of capital losses is subject to limitations. U.S. Holders who acquired multiple blocks of exchangeable shares (and certain voting rights and related rights) at different prices or different times should consult their tax advisors concerning the allocation of basis to the shares of Ad.Venture common stock received in exchange for their exchangeable shares (and certain voting and other rights).

Passive Foreign Investment Companies

In general, if exchangeable shares (and certain voting rights and related rights) held by a U.S. Holder are treated as shares of a “passive foreign investment company,” gain on the retraction, redemption or purchase of exchangeable shares (and certain voting rights and related rights) for shares of Ad.Venture common stock will be taxed under the passive foreign investment company “excess distribution regime,” unless the U.S. Holder shall have made a timely “qualified electing fund” election or “mark-to-market” election. Under the excess distribution regime, federal income tax on the gain is calculated by allocating the gain ratably to each day the U.S. Holder held such shares. Gain allocated to years preceding the first year in which Purchaser was a passive foreign investment company in the U.S. Holder’s holding period and gain allocated to the current year would be treated as gain arising in the current year and taxed as ordinary income. Gain allocated to all other years would be taxed at the highest ordinary income tax rate in effect for each of those years. Interest would be calculated and added to the tax due as if the tax was due and payable with the U.S. Holder’s tax returns for those years.

Purchaser will be classified as a passive foreign investment company for any taxable year in which either: (a) 75 percent or more of its gross income was passive income; or (b) 50 percent or more of the value of its average assets consisted of assets that produced, or were held for the production of, passive income (passive assets for this purpose includes cash and cash equivalents held as working capital). Subject to certain limited exceptions, exchangeable shares (and certain voting rights and related rights) held (or deemed held) by a U.S. Holder at any time during a taxable year in which Purchaser is a passive foreign investment company will be treated as shares of a passive foreign investment company in the hands of the holder for all subsequent years, even though Purchaser does not meet the gross income or passive asset thresholds necessary to be classified as a passive foreign investment company in a subsequent year. Because Purchaser’s first taxable year has not yet ended, it cannot be determined whether Purchaser will be classified as a passive foreign investment company for the current taxable year, and, accordingly, Cooley Godward Kronish LLP is unable to express an opinion with respect to such classification. There can be no assurance that Purchaser will not be treated as a passive foreign investment company for the current taxable year or in the future.

The passive foreign investment company rules are extremely complex and could, if they apply, have significant adverse effects on the taxation of any gain to a U.S. Holder. Accordingly, U.S. Holders are strongly urged to consult their tax advisors to determine the potential application of the passive foreign investment company rules to their particular circumstances and any elections available for alternative treatment.

Consequences of a Retraction, Redemption or Purchase Transaction for Non-U.S. Holders

If the exchangeable shares (and certain voting rights and related rights) are treated as shares of Ad.Venture common stock for U.S federal income tax purposes, a retraction, redemption or purchase transaction (in which exchangeable shares (and certain voting rights and related rights) are exchanged for shares of Ad.Venture common stock) will have no U.S. federal income tax consequences for Non-U.S. Holders.

If the exchangeable shares (and certain voting rights and related rights) are not treated as shares of Ad.Venture common stock for U.S. federal income tax purposes, gain or loss will be recognized. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the exchange of exchangeable shares (and certain voting rights and related rights) for Ad.Venture common stock unless (i) the gain is effectively connected with a trade or business conducted by such holder in the United States, or (ii) in the case of a Non-U.S. Holder who is a non resident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

If you are a Non-U.S. Holder described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (i) above may be subject to the branch profits tax at a statutory rate of 30%. If you are an individual Non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on the gain derived from the exchange.

Information Reporting Requirements and Backup Withholding

Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

Certain noncorporate holders of exchangeable shares (and certain voting rights and related rights) may be subject to backup withholding, currently at a 28% rate, on amounts received pursuant to a retraction, redemption or purchase transaction. Backup withholding generally will not apply, however, to a holder of exchangeable shares (and certain voting rights and related rights) who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of exchangeable shares (and certain voting rights and related rights) following a retraction, redemption or purchase transaction;
•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or other appropriate form; or
•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules may be eligible for a refund or allowed as a credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

EACH HOLDER OF EXCHANGEABLE SHARES (AND CERTAIN VOTING RIGHTS AND RELATED RIGHTS) IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF A RETRACTION, REDEMPTION OR PURCHASE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Material Canadian Federal Income Tax Considerations of the Arrangement

Material Canadian Federal Income Tax Considerations to 180 Connect Shareholders

The following is a summary of the material Canadian federal income tax considerations under the Canadian Tax Act generally applicable to a holder of 180 Connect common shares who disposes of their 180 Connect common shares pursuant to the arrangement for exchangeable shares and/or Ad.Venture common stock and who, for purposes of the Canadian Tax Act and at all relevant times, holds their 180 Connect common shares and will hold their exchangeable shares and/or Ad.Venture common stock as capital property and deals at arm's length with, and is not and will not be affiliated with, any of 180 Connect, Purchaser, Canco and Ad.Venture. This summary does not apply to a 180 Connect shareholder with respect to whom Ad.Venture will be a foreign affiliate within the meaning of the Canadian Tax Act. This summary is not applicable to: (a) a 180 Connect shareholder that is a “financial institution,” for the purposes of the mark-to-market rules in the Canadian Tax Act, (b) a 180 Connect shareholder an interest in which is a “tax shelter investment” as defined in the Canadian Tax Act, (c) a 180 Connect shareholder that is a “specified financial institution” as defined in the Canadian Tax Act, or (d) a 180 Connect shareholder who, alone or together with persons with whom the holder does not deal at arm's length for the purposes of the Canadian Tax Act or any partnership or trust of which such holder or such person is a member or beneficiary, will hold more than 10% of the issued and outstanding exchangeable shares following the arrangement. Any such 180 Connect shareholder should consult its own tax advisor with respect to the arrangement.

Whether a 180 Connect shareholder holds its 180 Connect common shares, exchangeable shares or Ad.Venture common stock as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding thereof. 180 Connect common shares, exchangeable shares and Ad.Venture common stock will generally be considered to be capital property if the 180 Connect shareholder acquired such shares as a long-term investment, unless such shares are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure in the nature of trade. Certain holders of 180 Connect common shares who are residents of Canada for purposes of the Canadian Tax Act and whose 180 Connect common shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have their 180 Connect common shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such 180 Connect shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Where a holder of 180 Connect common shares makes an election with Purchaser under section 85 of the Canadian Tax Act in respect of their 180 Connect common shares as described below, the exchangeable shares received under the arrangement in exchange for such shares will not be Canadian securities to such holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the Canadian Tax Act. Holders of 180 Connect common shares who do not hold their 180 Connect common shares as capital property or who will not hold their exchangeable shares and/or Ad.Venture common stock as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the Canadian Tax Act and the regulations thereunder and the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the arrangement. Except for the proposed amendments, this summary does not take into account or anticipate any other changes in law or any changes in CRA's administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the material Canadian federal income tax considerations described herein.

This summary assumes that, at all relevant times: (a) Ad.Venture will be related to Purchaser for the purposes of the Canadian Tax Act; (b) the 180 Connect common shares, the exchangeable shares or the Ad.Venture common stock will be listed on a prescribed stock exchange for the purposes of the Canadian Tax Act (which includes the TSX and NASDAQ (but not the OTC bulletin board)); and (c) that the Purchaser will make an election with respect to the exchangeable shares under subsection 191.2(1) of the Canadian Tax Act as required by the arrangement agreement. The March 19, 2007 Federal budget has proposed to amend the Canadian Tax Act to replace the two lists of currently prescribed stock exchanges with a new 3-tier system under which the stock exchanges that are currently “prescribed stock exchanges” will be included in a new category of “designated stock exchanges.” The March 19, 2007 Federal budget indicates that this proposed amendment will not be effective until the necessary amending legislation receives Royal Assent.

This summary is not intended to be, and should not be construed to be, legal, business or tax advice to any particular 180 Connect shareholder. 180 Connect shareholders should consult their own tax advisors regarding the particular tax consequences of the arrangement and the holding of exchangeable shares or Ad.Venture common stock to them.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate generally at the time such amounts arise.

Receipt of Certain Voting and Related Rights

A holder of 180 Connect common shares who receives exchangeable shares under the arrangement will also receive certain voting and related rights and benefits associated with the exchangeable shares (including the voting and exchange rights and indirect support from Ad.Venture described above under the section entitled “The Arrangement Proposal”). A holder of 180 Connect common shares will be required to account for these voting and related rights in determining the proceeds of disposition of such holder's 180 Connect common shares and the cost of exchangeable shares received in consideration therefor. 180 Connect is of the view that the voting and related rights have nominal fair market value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view.

Call Rights

A 180 Connect shareholder who receives exchangeable shares and certain voting and related rights in connection with the arrangement will grant certain liquidation call rights, retraction call rights, redemption call rights and change of law call rights to Canco and Ad.Venture. 180 Connect is of the view that these call rights granted to Canco by holders of the exchangeable shares have only a nominal fair market value and accordingly no amount should be allocated to the call rights. Provided that this view with respect to the value of such call rights is correct, the granting of the call rights should not result in any material adverse income tax consequences to a holder of 180 Connect common shares who acquires exchangeable shares. This summary assumes that the call rights have nominal value.

This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Should the CRA challenge this view and ultimately succeed in establishing that the call rights have a fair market value in excess of a nominal amount, holders of 180 Connect common shares who acquire exchangeable shares will realize a capital gain in an amount equal to the fair market value of the call rights. For a description of the tax treatment of capital gains and losses, see the section entitled “Taxation of Capital Gains or Capital Losses” below.

Cost Averaging of Identical Property

The Canadian Tax Act provides for a cost averaging rule for “identical properties,” such as shares issued by a company that are of the same class or series. Generally, when a person acquires a property that is identical to one or more other properties already held by the person, the person's adjusted cost base of each identical property will be determined in accordance with certain rules in the Canadian Tax Act by averaging the cost to the person of that property with the adjusted cost base to that person of all other identical properties held by the person at that time as capital property and by making certain other adjustments required under the Canadian Tax Act.

Accordingly, the adjusted cost base of an exchangeable share, Ad.Venture common stock or an ancillary right connected to an exchangeable share, as the case may be, to a 180 Connect shareholder will be determined in accordance with rules in the Canadian Tax Act by averaging the cost to that shareholder of that property with the adjusted cost base to that shareholder of all other identical properties held by the shareholder at that time as capital property (whether acquired pursuant to the arrangement or otherwise) and by making certain other adjustments required under the Canadian Tax Act.

180 Connect Shareholders Resident in Canada

The following section of the summary is applicable to a 180 Connect shareholder who, for purpose of the Canadian Tax Act and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times.

Exchange of 180 Connect Common Shares for Ad.Venture Common Stock

This portion of the summary applies to a 180 Connect shareholder who receives Ad.Venture common stock in exchange for such holder's 180 Connect common shares pursuant to the arrangement.

The exchange of 180 Connect common shares by a 180 Connect shareholder for Ad.Venture common stock pursuant to the arrangement will be a disposition of the 180 Connect common shares for the purposes of the Canadian Tax Act. The proceeds of disposition to such holder for such 180 Connect common shares will be equal to the fair market value at that time of the Ad.Venture common stock acquired in exchange therefor. The holder will realize a capital gain (or capital loss) to the extent that the fair market value at that time of the Ad.Venture common stock acquired on the exchange, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such 180 Connect common shares.

The cost to a holder of the Ad.Venture common stock acquired on such on exchange will be equal to the fair market value at the time of the exchange of such Ad.Venture common stock.

For a description of the tax treatment of capital gains and losses, see the section entitled “Taxation of Capital Gains or Capital Losses” below.

Exchange of 180 Connect Common Shares for Exchangeable Shares (and Certain Voting and Related Rights)

This portion of the summary applies to a 180 Connect shareholder who (a) receives exchangeable shares (and certain voting and related rights) in exchange for such holder's 180 Connect common shares; (b) is eligible to make the joint tax election (as described below); and (c) makes a valid joint tax election with Purchaser in respect of such 180 Connect common shares.

An eligible 180 Connect shareholder who receives exchangeable shares (and certain voting and related rights) in exchange for such holder's 180 Connect common shares pursuant to the arrangement, is eligible to make a joint tax election with Purchaser (as described below) and who makes a valid joint tax election with Purchaser in respect of such 180 Connect common shares, may obtain a full or partial deferral of any capital gain that may otherwise arise on the exchange of such 180 Connect common shares, depending on the adjusted cost base to such holder of the 180 Connect common shares at the time of the exchange, the fair market value of the voting and related rights received upon the exchange and the amount elected by such holder to be the proceeds of disposition of such 180 Connect common shares (as described below).

Joint Tax Election

In certain circumstances Purchaser will make a joint election under subsection 85(1) or subsection 85(2), as applicable, of the Canadian Tax Act (and the corresponding provisions of any applicable provincial or territorial tax legislation) in respect of particular 180 Connect common shares with the holder of such shares who has elected (or for whom the registered holder of such shares has elected on such beneficial owner's behalf), at the time it was a 180 Connect shareholder to receive as consideration exchangeable shares (and certain voting and related rights) and at the amounts elected by such beneficial owner of 180 Connect common shares, subject to the limitations under the Canadian Tax Act. For further information respecting the joint tax elections, see Interpretation Bulletin IT-291R3 “Transfer of Property to a Corporation under Subsection 85(1)” (January 12, 2004) and Information Circular IC 76-19R3 “Transfer of Property to a Corporation under Section 85” (June 17, 1996) issued by the CRA. The law in this area is complex and contains numerous technical requirements not discussed herein. Eligible holders (as described below) wishing to make a joint tax election should consult their own tax advisors.

Eligible Holders:  Purchaser will only make a joint tax election with an “eligible holder.” For this purpose, an eligible holder must: (a) be a resident of Canada for the purposes of the Canadian Tax Act (including a partnership any member of which is a resident of Canada for the purposes of the Canadian Tax Act); (b) not be exempt from tax under Part I of the Canadian Tax Act; (c) be the registered or beneficial owner of 180 Connect common shares; and (d) have represented in the letter of transmittal and election form that such holder will meet the conditions set out in (a) through (c) at the time it receives the exchangeable shares under the arrangement.

Elected Amount:  An eligible holder may elect an amount which, subject to certain limitations contained in the Canadian Tax Act, will be treated as the proceeds of disposition of such eligible holder's 180 Connect common shares. The limitations imposed by the Canadian Tax Act in respect of the elected amount are that such amount may not be:

•	less than the fair market value of the voting and related rights received on the particular exchange;
•	less than the lesser of (a) the aggregate adjusted cost base to the eligible holder of the 180 Connect common shares and (b) the fair market value of the 180 Connect common shares; and
•	greater than the fair market value of the 180 Connect common shares;

in each case, determined at the completion of the arrangement. If the elected amount in the joint tax election is greater than the permissible maximum amount or is less than the permissible minimum amount, the elected amount is deemed to be such permissible maximum or minimum amount, as the case may be. See the discussion above regarding the value of the voting and related rights under the heading “Receipt of Certain Voting and Related Rights”.

Tax Treatment to 180 Connect Shareholders:  Where an eligible holder and Purchaser make a valid joint tax election in respect of the eligible holder's 180 Connect common shares, the tax treatment to such holder will generally be as follows:

•	the holder will be deemed to have disposed of the 180 Connect common shares for proceeds of disposition equal to the elected amount;
•	such holder will not realize a capital gain (or a capital loss), provided that the elected amount is equal to the sum of (a) the aggregate adjusted cost base to such holder of its 180 Connect common shares immediately before the exchange and (b) any reasonable costs of disposition;
•	a capital gain (or a capital loss) will be realized, however, to the extent that the elected amount exceeds (or is less than) the sum of (a) the aggregate adjusted cost base to such holder of its 180 Connect common shares immediately prior to the exchange and (b) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see the section entitled “Taxation of Capital Gains or Capital Losses” below;
•	the cost to such holder of the exchangeable shares received in exchange for the 180 Connect common shares will be equal to the elected amount, minus the fair market value of the voting and related rights at the time the arrangement is closed; and
•	the cost to such eligible holder of any voting and related rights received will be equal to their fair market value at the time the arrangement is closed.

Procedure for Making an Election:  To make a joint tax election, an eligible holder must provide the Purchaser with two duly completed and signed copies of the applicable tax election forms. The forms must be received by the Purchaser no later than 90 days following the completion of the arrangement. An eligible holder interested in making a joint tax election should so indicate on the letter of transmittal and related election form and a tax election package, consisting of the relevant CRA and Québec tax election forms and a letter of instructions, will be sent by mail to such holder. A tax election package may also be obtained by mail from 180 Connect or the depository or via the internet on 180 Connect's website at www.180connect.net. The relevant federal tax election form is form T2057 (or, in the event that the 180 Connect common shares are held as partnership property, form T2058). For an eligible holder subject to Québec income tax, the Québec tax election form is form TP-518 (or, in the event that the 180 Connect common shares are held as partnership property, form TP-529).

Joint Ownership:  Where the 180 Connect common shares are held in joint ownership and two or more of the co-owners wish to make a joint tax election, a co-owner designated for such purpose should file a copy of the federal election form T2057 (and any other relevant provincial or territorial forms) for each co-owner. Such election forms must be accompanied by a list of the names, addresses and social insurance numbers or tax account numbers of each of the co-owners, along with the letter signed by each of the co-owners authorizing the designated co-owner to complete, sign and file the forms.

Partnerships:  Where the 180 Connect common shares are held as partnership property and the partnership wishes to make a joint tax election, a partner designated by the partnership must file a copy of the federal election form T2058 (and any other relevant provincial or territorial forms) on behalf of all members of the partnership. Such election forms must be accompanied by a list of the names, addresses, social insurance numbers or tax account numbers of each of the partners, along with the letter signed by each partner authorizing the designated partner to complete, sign and file the forms.

Additional Provincial or Territorial Election Forms:  Certain provincial or territorial jurisdictions may require that a separate joint election be filed for provincial or territorial income tax purposes. Purchaser will also make a joint tax election with an eligible holder under the provisions of any relevant provincial or territorial income tax law having similar effect to section 85 of the Canadian Tax Act, subject to the same limitations as described herein. Eligible holders should consult their own tax advisors to determine whether separate election forms must be filed with any provincial or territorial taxing authority and to determine the procedure for filing any such separate election form. It will be the sole responsibility of each eligible holder who wishes to make such an election to obtain the appropriate provincial or territorial election forms and to duly complete and submit such forms to Purchaser for its execution at the same time as the federal election forms.

Execution by Purchaser of Election Form:  Subject to the election forms complying with the provisions of the applicable income tax law and the arrangement, Purchaser will sign the tax election forms received from an eligible holder within 90 days following the completion of the arrangement that appear correct and complete, and return them to the eligible holder within 90 days of receipt by Purchaser. Purchaser, in its sole discretion, may choose to sign and return an election form even if such form is received more than 90 days after the completion of the arrangement, but Purchaser will have no obligation to do so. With the exception of signing and returning completed election forms it receives, Purchaser assumes no responsibility for making any joint tax election, and compliance with the requirements for a valid joint tax election and the tax implications thereof will be the sole responsibility of the eligible holder making the joint tax election. The Purchaser will not be responsible for the proper completion or filing of any election form, except for Purchaser's obligation to timely sign and return election forms which are received by Purchaser within 90 days of the completion of the arrangement. Neither 180 Connect, Ad.Venture nor Purchaser will be responsible or liable for any taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete or file an election form in the form and manner and within the time prescribed by the Canadian Tax Act (or the corresponding provisions of any applicable provincial or territorial tax legislation).

Filing of Election Forms:  For the CRA to accept a tax election form in respect of a joint tax election without a late filing penalty being paid by an eligible holder, the election forms, duly completed and executed by both the eligible holder and Purchaser must be received by the CRA on or before the earliest due date for the filing of either Purchaser's or the eligible holder's income tax return for the taxation year in which the exchange takes place. The completion of the arrangement may result in an acquisition of control of Purchaser for the purposes of the Canadian Tax Act, in which case Purchaser's taxation year will end immediately before the completion of the arrangement. Thus, assuming an acquisition of control of Purchaser, the joint tax election must be received by the CRA no later than six months after the completion of the arrangement or at such earlier time as the eligible holder's tax return is due to be filed for the taxation year in which the exchange occurs. Eligible holders are strongly advised to consult their own tax advisors as soon as possible respecting the deadlines applicable to their own particular circumstances, including any similar deadlines required under any provincial or territorial tax legislation for provincial or territorial tax elections. However, regardless of such deadlines, properly completed tax election forms must be received by Purchaser at the address set out in the tax election package (which may be obtained by mail from 180 Connect or the depository and will also be available via the internet on 180 Connect's website at www.180connect.net) no later than 90 days after the completion of the arrangement. Any eligible holder who does not ensure that Purchaser has received the properly completed tax election forms within 90 days following the completion of the arrangement may not be able to benefit from the rollover provisions of the Canadian Tax Act and any applicable provincial or territorial tax legislation.

Failure to File Valid Election Form

An eligible holder of 180 Connect common shares who has elected to receive exchangeable shares but does not file a valid joint tax election (as described above) will be considered to have disposed of their 180 Connect common shares for proceeds of disposition equal to the fair market value of the exchangeable shares and certain voting and related rights received therefor. The holder will realize a capital gain (or capital loss) to the extent the fair market value at that time of the exchangeable shares and certain voting and related rights so received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such 180 Connect common shares.

The cost to the holder of the exchangeable shares acquired in these circumstances will be equal to the fair market value at the time of the exchange of such exchangeable shares. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below.

Redemption or Retraction of Exchangeable Shares by Purchaser

To the extent that the following summary under this section entitled “Redemption or Retraction of Exchangeable Shares by Purchaser” contain statements or conclusions of law, these summaries are supported by, and provide a complete description of the statements and conclusions of law contained in the opinion of McCarthy Tetrault LLP, Canadian Counsel to Ad.Venture, a copy of which has been filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

On a redemption (including pursuant to a retraction request) of an exchangeable share by Purchaser, a holder (except in the case where a holder is a corporation to which subsection 55(2) of the Canadian Tax Act applies) will be deemed to receive a dividend equal to the amount by which the “redemption proceeds” exceed the paid-up capital (for the purposes of the Canadian Tax Act) of the exchangeable share redeemed. On the redemption, the holder of an exchangeable share will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will realize a capital loss (or a capital gain) equal to the amount by which the sum of (a) the adjusted cost base to the holder of the exchangeable share and (b) any reasonable costs of disposition, exceeds (or is less than) the proceeds of disposition. The redemption proceeds of an exchangeable share for this purpose will generally equal the fair market value of the Ad.Venture common stock received at the time of the redemption adjusted for certain declared and unpaid dividends (it is not anticipated that there will be any such adjustments as Ad.Venture and Purchaser do not anticipate declaring or paying dividends in the foreseeable future).

Dividends deemed to be received by an individual (including most trusts) will be included in computing the individual’s income for the taxation year in which such deemed dividends are received and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations.

Dividends deemed to be received by a corporation will be included in the corporation’s income for the taxation year in which such deemed dividends are received and may be deductible in computing the corporation’s taxable income unless a corporation controlled by the corporation that controls Purchaser is a “specified financial institution” within the meaning of the Income Tax Act (Canada), in which case such deemed dividends will not be deductible in computing the corporation’s taxable income. In the case of a private corporation (as defined in the Canadian Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), such holder may be liable to pay a refundable tax under Part IV of the Canadian Tax Act of 33-1/3% on the dividends deemed to be received, to the extent such deemed dividends are deductible in computing taxable income. In circumstances where subsection 55(2) of the Canadian Income Tax Act applies, all or part of the corporate holder’s deemed dividend arising on a redemption of their exchangeable shares may be treated as proceeds of disposition (resulting in a capital gain or capital loss as outlined below) and not as a deemed dividend. Subsection 55(2) of the Canadian Tax Act will not apply on a redemption of exchangeable shares unless the holder would have received a capital gain if it disposed of its exchangeable shares at fair market value immediately before their redemption and the redemption resulted in a significant reduction in the portion of the capital gain that could reasonably be considered to be attributable to anything other than the holder’s sale income in respect of their exchangeable shares. A corporate holder of exchangeable shares should consult their own tax advisor for advice with respect to their particular circumstances and the potential application of the foregoing provisions as their tax consequences may vary depending on their circumstances.

For a description of the tax treatment of capital gains or losses, see the section entitled “Taxation of Capital Gains or Capital Losses” below.

The cost of the Ad.Venture common stock received by a holder of exchangeable shares on the redemption or retraction of an exchangeable share by Purchaser will equal the fair market value of such Ad.Venture common stock at the time of the redemption or retraction.

Purchase of Exchangeable Shares by Canco

To the extent that the following summary under this section entitled “Purchase of Exchangeable Shares by Canco” and the summary under the section `Taxation of Capital Gains or Capital Losses` below contain statements or conclusions of law, these summaries are supported by, and provide a complete description of the statements and conclusions of law contained in, the opinion of McCarthy Tetrault LLP, Canadian counsel to Ad.Venture, a copy of which has been filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

On the acquisition of an exchangeable share by Canco for Ad.Venture common stock, the holder of that exchangeable share will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (a) the adjusted cost base of the exchangeable share to the holder and (b) any reasonable costs of disposition. For this purpose, the proceeds of disposition to a holder in respect of an acquisition of an exchangeable share will generally equal the fair market value of Ad.Venture common stock received at the time of the disposition adjusted for certain declared and unpaid dividends (it is not anticipated that there will be any such adjustments as Ad.Venture and Purchaser do not anticipate declaring or paying dividends in the foreseeable future). The acquisition by Canco of an exchangeable share from a holder will not result in a deemed dividend to the holder. For a description of the tax treatment of capital gains and losses, see the section entitled “Taxation of Capital Gains or Capital Losses” below.

On October 18, 2000, the Minister of Finance (Canada) announced that the Department of Finance would consider future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that, in certain circumstances, these contemplated amendments, if enacted into law, could in the future allow a holder of exchangeable shares to exchange such shares for Ad.Venture common stock on a tax-deferred basis. No specifics have been announced regarding these contemplated amendments and in particular with respect to the various requirements that would have to be satisfied in order to permit a holder of exchangeable shares to exchange such shares on a tax deferred basis or whether these requirements could be satisfied in the circumstances.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a holder in a taxation year must be included in the holder's income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the Canadian Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay the refundable tax of 6-2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act), including any taxable capital gains.

If the holder of a 180 Connect Common Share or an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Investment Entity Draft Legislation

Proposed amendments regarding the taxation of “participating interests” in “foreign investment entities” were released by the Minister of Finance (Canada) on November 9, 2006 (these proposals replaced previous proposed amendments). In general, where the proposed amendments apply, a holder of a participating interest in a foreign investment entity will generally be required to include in income annually, an imputed return at the prescribed rate on the “designated cost” of such interest unless such holder can qualify for certain alternative methods of taxation. A corporation is not a foreign investment entity if: (a) at the end of the corporation's taxation year the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or (b) if, throughout the corporation's taxation year, its principal business is not an “investment business” within the meaning of those terms in the proposed amendments.

The determination of whether or not Ad.Venture is a foreign investment entity must be made on an annual basis at the end of each taxation year of Ad.Venture, and no assurances can be given that Ad.Venture will not be a foreign investment entity at the end of any of its taxation years. In any event, in general, these proposed amendments will not apply to a holder in respect of Ad.Venture common stock so long as: (a) such stock qualifies as an “arm's length interest” to the holder under the proposed amendments; (b) the Ad.Venture common stock is listed on a prescribed stock exchange (which includes NASDAQ, but not the OTC Bulletin Board); and (c) it is reasonable to conclude that the holder has no tax avoidance motive in respect of the Ad.Venture common stock. The determination of whether a holder of Ad.Venture common stock will have a tax avoidance motive in respect of the Ad. Venture Common Stock within the meaning of these proposed amendments will depend upon the particular circumstances of the holder. Holders of Ad.Venture common stock should consult their own tax advisors regarding the determination of whether they have such a tax avoidance motive. The Ad.Venture common stock will generally qualify as an “arm's length interest” at any time in respect of a holder for purposes of these proposed amendments provided: (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time Ad.Venture common stock having a total fair market value of at least $500; (ii) it is reasonable to conclude that the Ad.Venture common stock can normally be acquired and sold by members of the public in the open market; and (iii) the aggregate fair market value at that time of the Ad.Venture common stock that are held by the holder, or an entity or individual with whom the holder does not deal at arm’s length for purposes of the Canadian Tax Act, does not exceed 10% of the aggregate fair market value of all the shares of Ad.Venture common stock at that time.

Provided that the proposed amendments do not apply to a holder of Ad.Venture common stock, they generally will not apply to a holder of exchangeable shares. If, however, these proposed amendments are applicable to a holder of Ad.Venture common stock, such proposed amendments will not be applicable to a holder in respect of exchangeable shares so long as: (a) the exchangeable shares qualify as an “arm's length interest” to the holder under the proposed amendments; (b) the exchangeable shares are listed on a prescribed stock exchange (which includes the TSX); and (c) it is reasonable to conclude that the holder has no tax avoidance motive in respect of the exchangeable shares. The determination of whether a holder of exchangeable shares will have a tax avoidance motive in respect of the exchangeable shares within the meaning of these proposed amendments will depend upon the particular circumstances of the holder. Holders of exchangeable shares should consult their own tax advisors regarding the determination of whether they have such a tax avoidance motive. The exchangeable shares will generally qualify as an “arm’s length interest” at any time in respect of a holder for purposes of these proposed amendments provided: (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time exchangeable shares having a total fair market value of at least $500; (ii) it is reasonable to conclude that the exchangeable shares can normally be acquired and sold by members of the public in the open market; and (iii) the aggregate fair market value at that time of the exchangeable shares that are held by the holder, or an entity or individual with whom the holder does not deal at arm’s length for purposes of the Canadian Tax Act, does not exceed 10% of the aggregate fair market value of all the exchangeable shares at that time.

No assurance can be given that the Ad.Venture common stock or the exchangeable shares will qualify for these exemptions. As of the date of this proxy statement/prospectus, the minimum listing requirements for listing of the exchangeable shares on the TSX have not been met. The proposed amendments relating to foreign investment entities are complex. No assurances can be given that the proposed amendments will be enacted in the form currently proposed. Holders should consult their own tax advisors regarding the application of these proposed amendments in their particular circumstances.

Foreign Property Information Reporting

In general, a “specified Canadian entity” for a taxation year or fiscal period whose total cost amount of “specified foreign property” (both as defined in the Canadian Tax Act) at any time in the year or fiscal period exceeds Cdn. $100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year in respect of such property. With some exceptions, a 180 Connect shareholder resident in Canada in the year will be a specified Canadian entity. Exchangeable shares, certain voting and related rights, Ad.Venture common stock and options to acquire Ad.Venture common stock will constitute specified foreign property to a holder. Accordingly, holders of exchangeable shares, Ad.Venture common stock and such options should consult their own tax advisors regarding compliance with these rules.

Dissenting 180 Connect Shareholders

180 Connect shareholders are permitted to dissent from the arrangement. A dissenting shareholder will be entitled, if the arrangement becomes effective, to be paid by 180 Connect the fair value of the 180 Connect common shares held by such dissenting shareholder.

A dissenting shareholder who receives a cash payment in respect of the fair value of the dissenting shareholder's 180 Connect common shares from 180 Connect will be deemed to have received a taxable dividend equal to the amount by which the cash payment received (other than in respect of interest awarded by a court) exceeds the paid-up capital of such shares. For a general description of the tax treatment of deemed dividends, see “Redemption or Retraction of Exchangeable Shares by Purchaser” above. In certain cases all or part of a deemed dividend received by a corporation may be treated as proceeds of disposition, and not as a deemed dividend, in respect of the 180 Connect common shares. Corporate shareholders should consult their own tax advisors for advice with respect to the potential application of these provisions.

A dissenting shareholder would also be considered to have disposed of the 180 Connect common shares for proceeds of disposition equal to the amount received by the dissenting shareholder less the amount of any deemed dividend referred to above (other than any deemed dividends which are treated as proceeds of disposition) and any interest awarded by a court. As a result, such dissenting shareholder will also realize a capital loss (or a capital gain) equal to the amount by which the sum of (a) the adjusted cost base to the dissenting shareholder of the 180 Connect common shares; and (b) any reasonable costs of disposition, exceeds (or is less than) such proceeds of disposition.

Interest awarded to a dissenting shareholder by a court will be included in the dissenting shareholder’s income for the purposes of the Canadian Tax Act. In addition, a dissenting shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act ) may be liable to pay the refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act), including interest income.

Additional income tax considerations may be relevant to dissenting shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. Dissenting shareholders should consult their own tax advisors.

180 Connect Shareholders Not Resident in Canada

The following section of the summary is applicable to a holder of 180 Connect common shares who, for the purposes of the Canadian Tax Act and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada and does not, and is not deemed to, use or hold 180 Connect common shares and Ad.Venture common stock received pursuant to the arrangement in or in the course of, carrying on a business in Canada and is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Shareholder”).

Exchange of 180 Connect Common Shares for Ad.Venture Common Stock

A Non-Resident Shareholder for whom 180 Connect common shares are not taxable Canadian property for the purposes of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act on the exchange of such 180 Connect common shares for Ad.Venture common stock pursuant to the arrangement. Generally, 180 Connect common shares will not be `taxable Canadian property` to a Non-Resident Shareholder at a particular time provided that (a) the shares are listed on a prescribed stock exchange (which includes the TSX) at that time; (b) the Non-Resident Shareholder, persons not dealing at arm's length with the Non-Resident Shareholder or the Non-Resident Shareholder together with such persons have not owned 25% or more of the shares of any class of shares of 180 Connect at any time during the 60-month period ending at the particular time; and (c) such shares are not deemed to be taxable Canadian property to the Non-Resident Shareholder under the provisions of the Canadian Tax Act.

Dissenting Non-Resident Shareholders

A dissenting Non-Resident Shareholder may be entitled, if the arrangement becomes effective, to be paid by 180 Connect the fair value of the 180 Connect common shares held by the dissenting Non-Resident Shareholder.

Upon the receipt of a payment by 180 Connect (other than in respect of interest awarded by the court), a dissenting Non-Resident Shareholder will be deemed to receive a dividend and to realize a capital gain (or capital loss) as described above under the heading “180 Connect shareholders Resident in Canada — Dissenting 180 Connect Shareholders” above. Any deemed dividends paid to such Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-United States Income Tax Convention, 1980 (the “Canada-U.S. Treaty”), the withholding tax rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner of the dividend and who is resident in the United States for purposes of the Canada-U.S. Treaty.

An amount paid in respect of interest awarded by the court to a dissenting Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-U.S. Treaty, the withholding tax rate is generally reduced to 10% in respect of interest paid to a person who is the beneficial owner of the interest and who is resident in the United States for purposes of the Canada-U.S. Treaty.

Eligibility for Investment

The Ad.Venture common stock will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans, all as defined in the Canadian Tax Act, subject to the specific provisions of such plans, provided that such shares are listed on a prescribed stock exchange (which includes NASDAQ, but not the OTC Bulletin Board). Trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans are not eligible to elect to receive exchangeable shares in connection with the arrangement.

Material Canadian Federal Income Tax Considerations to 180 Connect Optionholders

Subject to the qualifications and assumptions contained herein, the following portion of this summary is applicable to holders of 180 Connect stock options who at all relevant times (a) are resident or deemed to be resident in Canada for the purpose of the Canadian Tax Act; (b) deal at arm's length with, and are not and will not be affiliated with, any of 180 Connect, Purchaser, Canco or Ad.Venture; (c) are current or former employees or directors of 180 Connect (or any subsidiary); and (d) received their 180 Connect options in respect of, in the course of, or by virtue of, such employment or in consideration for the services performed by them as directors, as the case may be, at a time when 180 Connect was not a Canadian-controlled private corporation within the meaning of the Canadian Tax Act.

Exercise of Options to Acquire 180 Connect Common Shares

180 Connect optionholders who exercise their options to acquire 180 Connect common shares prior to the effective time of the arrangement will be subject to income tax consequences arising on such exercise which are not addressed in this summary and which may be relevant to a 180 Connect optionholder's decision as to whether to exercise his or her 180 Connect options prior to such time. 180 Connect optionholders who are considering the exercise of their options should consult their own tax advisors to determine the tax consequences to them of such exercise.

Exchange of Options to Acquire 180 Connect Common Shares for Options to Acquire Ad.Venture Common Stock

The terms of the arrangement provide that 180 Connect options that are not exercised prior to the effective time of the arrangement for the purposes of the plan of arrangement will be exchanged for options to acquire Ad.Venture common stock. A holder of a 180 Connect option who exchanges such option for an option to acquire Ad.Venture common stock will not be considered to have disposed of the 180 Connect option and the Ad.Venture option will be deemed to be the same as, and a continuation of, the 180 Connect option, provided that the only consideration received by the 180 Connect optionholder on the exchange is the Ad.Venture option, and (a) the positive difference, if any, between the total value of the Ad.Venture common stock that the holder is entitled to acquire under the Ad.Venture option immediately after the exchange, less the total amount payable by the holder under such Ad.Venture option to acquire the Ad.Venture common stock, is not greater than (b) the positive difference, if any, between the total value of the 180 Connect common shares that the holder was entitled to acquire under the 180 Connect option immediately before the exchange less the amount payable by the holder under such 180 Connect option to acquire the 180 Connect common shares. As the only consideration a holder of 180 Connect stock option will receive on the exchange of such 180 Connect option will be an Ad.Venture option and as 180 Connect is of the view that the amounts referred to in (a) will not be greater than the amounts referred to in (b) above, no disposition should arise on the exchange of a 180 Connect option for an Ad.Venture option under the arrangement and the Ad.Venture option should be deemed to be the same as, and a continuation of, the 180 Connect option.

Consequences Under Securities Laws; Resale of Exchangeable Shares, Replacement Options and Ad.Venture Common Stock

United States

The issuance of Ad.Venture common stock, exchangeable shares and replacement options to 180 Connect shareholders will not be registered under the Securities Act. Such shares and options will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the registration requirement under the Securities Act where the terms and conditions of the issuance and exchange of such securities have been approved by a court, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of securities in exchange for other outstanding securities.

180 Connect has obtained an interim order from the Court of Queen’s Bench of Alberta providing for the calling and holding of a special meeting of shareholders and option holders of 180 Connect and other procedural matters. Subject to the approval of the plan of arrangement by the shareholders and option holders of 180 Connect, the Court of Queen’s Bench of Alberta will conduct a hearing to determine the fairness of the arrangement, including the proposed issuance of securities in exchange for other outstanding securities. For more details, see the section entitled “— The Arrangement Proposal — Approvals and Regulatory Matters.”

The Ad.Venture common stock, the exchangeable shares and the replacement options received in exchange for 180 Connect common shares pursuant to the arrangement will be freely transferable under United States federal securities laws, except for Ad.Venture common stock, exchangeable shares or replacement options held by persons who are deemed to be “affiliates” (as such term is defined under the Securities Act) of 180 Connect or Ad.Venture at the time of the transaction or by persons who become affiliates of Ad.Venture after the transaction which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act; provided, however, that the resale provisions of Rule 145(d)(2) or (3) would not be available to persons who are affiliated of Ad.Venture after the transaction. Rule 145(d) provides a safe harbor for resales of securities received by certain persons in transactions such as the arrangement. Rule 145(d)(1) generally provides that such “affiliates” of 180 Connect or Ad. Venture may sell securities of Ad.Venture received in the arrangement if such sale is effected pursuant to the volume, current public information and manner of sale limitations of Rule 144 promulgated under the Securities Act. These limitations generally require that there be available adequate current public information with respect to Ad.Venture, that any sales made by such an affiliate in any three month period shall not exceed the greater of 1% of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited “brokers transactions,” or in transactions directly with a “market maker” (as such term is defined under the Exchange Act). Rule 145(d)(2) generally provides that non-affiliates of Ad.Venture may sell securities of Ad.Venture received in the arrangement after a period of one year has elapsed since the transaction, provided that certain public information continues to be available with respect to Ad.Venture. Rule 145(d)(3) generally provides that non-affiliates of Ad.Venture may sell securities of Ad.Venture received in the arrangement after a period of two years has elapsed since the transaction, provided that such persons have not been affiliates of Ad.Venture during the three months preceding the resale. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

In addition, under Rule 904 of Regulations S, persons who are not “affiliates” of Ad.Venture (or who are affiliates of Merge solely by virtue of holding a position as an officer or director of Ad.Venture) may offer or sell exchangeable shares if no “directed selling efforts” (as defined in Rule 902 of Regulation S) are made by the seller or any of its affiliates or any person on their behalf, no offer is made to a person in the United States, and either (i) at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on behalf of the seller reasonably believes the buyer is outside the United States, or (ii) the transaction is executed in, on or through the facilities of the TSX and neither the seller nor any person acting on behalf of the seller knows that the transaction has been pre-arranged with a buyer in the United States. In the case of offers or sales by a person who is an officer or director of Ad.Venture and is an affiliate of Ad.Venture solely by virtue of holding that position, no selling concession, fee or other remuneration may be paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing the transaction as agent. Additional conditions apply to resales by persons who are affiliates of Ad.Venture other than by virtue of holding a position as an officer or director of Ad.Venture.

Ad.Venture has registered under the Securities Act, pursuant to a registration statement of which this proxy statement/prospectus forms a part, approximately 16.6 million shares of Ad.Venture common stock that may be issued upon exchange of the exchangeable shares and approximately 0.4 million shares that may be issued upon the exercise of the replacement options. These share amounts were calculated by applying the exchange ratio to the number of shares of 180 Connect outstanding as of April 20, 2007 and then adding the number of Ad.Venture shares of common stock necessary for exercise of the replacement options by multiplying the exchange ratio by the number of 180 Connect shares otherwise underlying such securities. In addition, Ad.Venture intends to file a registration statement on Form S-3 to register for resale the Ad.Venture stock issuable upon exercise of the warrants, settlement of the stock appreciation rights and conversion of the convertible debentures of 180 Connect, each of which will be assumed by Ad.Venture pursuant to the arrangement agreement.

Canada

Ad.Venture, Purchaser and 180 Connect expect to apply for orders from applicable provincial securities regulatory authorities in Canada, to the extent required, providing exemptions from the requirements of applicable Canadian securities legislation relating to the transactions to be completed under the arrangement.

Anticipated Accounting Treatment

The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the arrangement will be treated as the equivalent of 180 Connect issuing stock for the net monetary assets of Ad.Venture, accompanied by a recapitalization. The net monetary assets of Ad.Venture will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of 180 Connect will be carried forward after the arrangement. Operations prior to the merger will be those of 180 Connect. Upon the completion of the arrangement, Ad.Venture expects to change its fiscal year end to December 31 in order to conform to 180 Connect’s fiscal year end.

The determination of 180 Connect as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the arrangement, including significant consideration given to the following upon consummation of the transaction that (i) 180 Connect’s management will continue in all the officer and senior management positions of the combined company and, accordingly, will have day-to-day authority to carry out the business plan after the transaction; (ii) 180 Connect’s employees will continue on with no expected disruption, while no Ad.Venture employees are anticipated to become employees of the combined company; (iii) the current 180 Connect business plan and operations will continue as the business plan of the combined company with no changes expected as a result of the transaction; (iv) pursuant to the arrangement agreement, the initial directors on the combined company’s nine member board of directors will consist of three nominated by Ad.Venture, five nominated by 180 Connect and one nominated jointly by Ad.Venture and 180 Connect; and (v), based on the number of 180 Connect common shares currently outstanding, former 180 Connect shareholders will control approximately 60.4% of the voting interests in Ad.Venture, assuming maximum approval (as described below), and 60.4% of the voting interests in Ad.Venture, assuming minimum approval (described below). In addition to the factors described above, in reaching the determination that 180 Connect is the accounting acquirer, Ad.Venture management also contemplated (i) the substance and design of the transaction and (ii) the size of 180 Connect versus Ad.Venture, considering total assets, revenues and operating expenses.

Approvals and Regulatory Matters

In addition to the approval of Ad.Venture’s stockholders, the completion of the arrangement and the other transactions contemplated by the arrangement agreement are subject to various regulatory requirements and approvals, including the approval of the plan of arrangement by the Court of Queen’s Bench of Alberta, the approval of the shareholders and option holders of 180 Connect holding at least 66-2/3% of votes cast at the special meeting of shareholders and option holders of 180 Connect and the expiration of the waiting period under the HSR Act. On April 18, 2007, Ad.Venture was granted early termination of the waiting period under the HSR Act. 180 Connect is in the process of complying with the Canadian, state and provincial regulatory requirements or approvals that may be necessary to effectuate the transactions contemplated by the arrangement agreement.

180 Connect Shareholder and Option Holder Approval

The plan of arrangement will require the approval of the shareholders and option holders of 180 Connect holding at least 66-2/3% of the votes cast at a meeting to be held for that purpose. On August 7, 2007, the 180 Connect shareholders and optionholders voted to approve the arrangement of 180 Connect. No 180 Connect shareholders have exercised their rights to dissent.

Approval by Court of Queen’s Bench of Alberta

The plan of arrangement requires the approval of the Court of Queen’s Bench of Alberta. 180 Connect has obtained an interim order of the court providing for the calling and holding of a special meeting of its shareholders and option holders and other procedural matters. The interim order provides that the requisite approval for the special resolution approving the arrangement shall be 66-2/3% of the votes cast on the special resolution by the shareholders and option holders of 180 Connect voting together as a single class, present in person or by proxy at a meeting to be held by 180 Connect for that purpose (other than votes required by applicable laws to be excluded), provided that at least a simple majority of the votes cast on the special resolution by the shareholders of 180 Connect present in person or by proxy at the meeting (other than votes required by applicable laws to be excluded) are in favor of the special resolution. If the plan of arrangement is approved by 180 Connect’s shareholders and option holders, a hearing in respect of the final order will be scheduled with the court. Any 180 Connect shareholder who wishes to present evidence or arguments at the hearing will be able to file and deliver an appearance and any affidavits on which it relies, in accordance with the rules of the court and the provisions of the interim order to be issued by the court. The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement unconditionally or subject to compliance with any conditions the court deems appropriate.

The court has broad discretion under the CBCA when issuing orders relating to the arrangement. The court may approve the arrangement as proposed unconditionally or as amended in any manner the court directs or subject to compliance with any conditions the court deems appropriate. Under Canadian law, for the court to grant the final order, the court must consider and conclude, among other things, that the arrangement is fair and reasonable to all affected persons. No material amendment to the arrangement will be made without obtaining further 180 Connect shareholder and option holder approval.

THE ARRANGEMENT AGREEMENT AND PLAN OF ARRANGEMENT

The discussion in this proxy statement/prospectus of the arrangement and the principal terms of the arrangement agreement, dated as of March 13, 2007, as amended by amendment no. 1 thereto dated as of July 2, 2007 and further amended by amendment no. 2 effective as of August 6, 2007, by and among Ad.Venture, Purchaser and 180 Connect is qualified in its entirety by reference to the full text of the arrangement agreement attached hereto as Annex A, and amendment no1 thereto attached as Exhibit H which are Incorporated by reference herein. The arrangement agreement contains representations and warranties of 180 Connect, Ad.Venture and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among 180 Connect, Ad.Venture and Purchaser and are subject to qualifications and limitations agreed to by 180 Connect, Ad.Venture and Purchaser in connection with negotiating its terms and pursuant to confidential schedules delivered by the parties. While we do not believe that such confidential schedules contain information securities laws require us to publicly disclose other than information that has already been so disclosed, such confidential schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached arrangement agreement. Moreover, some of those representations and warranties may be subject to a contractual standard of materiality different from those generally applicable pursuant to securities laws or may have been used for the purpose of allocating risk among 180 Connect, Ad.Venture and Purchaser rather than establishing matters as facts.

General; Structure of Arrangement

On March 13, 2007, Ad.Venture, Purchaser and 180 Connect entered into the Arrangement Agreement, whereby Purchaser will acquire all the outstanding 180 Connect common shares in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser or a combination of shares of Ad.Venture common stock and exchangeable shares of the Purchaser. The exchangeable shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Ad.Venture common stock and holders of exchangeable shares will have the right, through the voting and exchange trust agreement, to vote at meetings of Ad.Venture stockholders. In addition, as part of the arrangement, which is discussed in greater detail below, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. If the arrangement is completed, 180 Connect will become an indirect subsidiary of Ad.Venture and Ad.Venture will change its name to “180 Connect Inc.”

On July 2, 2007, in connection with the amendment to 180 Connect’s credit facility with Laurus, Ad.Venture, Purchaser and 180 Connect entered into an amendment to the arrangement agreement, pursuant to which the exchange ratio was reset at 0.6 and the transaction expense ratio adjustment was eliminated.

The arrangement agreement was further amended by amendment no. 2, effective as of August 6, 2007, to provide that the sole circumstance for which the arrangement agreement will automatically terminate is upon failure to consummate the arrangement by August 31, 2007.

The arrangement is expected to be completed during the third calendar quarter of 2007. The completion of the arrangement is subject to the approval of the arrangement proposal by Ad.Venture’s stockholders, compliance with the court ordered approval process pursuant to the CBCA and the satisfaction of certain other conditions, as discussed in greater detail in the section entitled “The Arrangement Agreement — Conditions to Closing of the Arrangement.”

Plan of Arrangement

The arrangement will be completed pursuant to a Plan of Arrangement, which is attached to this proxy statement/prospectus as Annex B. The Plan of Arrangement will govern the exchange of 180 Connect common shares for shares of Ad.Venture common stock and/or exchangeable shares of Purchaser. It also governs the exchange of 180 Connect options for options of Ad.Venture. The terms of the exchangeable shares are attached to the plan of arrangement and are described in the section below entitled “ — Description of Exchangeable Shares.” In connection with the plan of arrangement, Ad.Venture, Canco and Purchaser will enter into a support agreement and an exchange and voting agreement relating to certain rights and obligations in respect of the exchangeable shares. These agreements are attached to this proxy statement/prospectus as Annexes F and G and are described in the sections below entitled and “ — Voting and Exchange Trust Agreement” and “ — Support Agreement.”

Closing of the Arrangement

Unless otherwise agreed to by Ad.Venture, Purchaser and 180 Connect, the arrangement will be completed on the second business day after the satisfaction or waiver of the conditions described below under “The Arrangement Agreement and Plan of Arrangement — Conditions to Closing the Arrangement.”

Headquarters

After completion of the arrangement, the corporate headquarters and principal executive offices of both Ad.Venture and 180 Connect will be at 6501 E. Belleview Avenue, Englewood, Colorado 80111 and their telephone number will be (303) 395-6000.

Arrangement Consideration

Upon completion of the arrangement, each 180 Connect common share will be exchanged for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of Purchaser. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Purchaser or the parent of Purchaser after two years or upon the earlier occurrence of certain specified events. Only 180 Connect shareholders that are eligible Canadian residents may elect to receive exchangeable shares.

Based on the number of Ad.Venture common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, will be issued to 180 Connect shareholders in connection with the arrangement. Those 16.4 million shares have an aggregate market value, calculated based on the closing price of Ad.Venture’s common stock on March 12, 2007, the date prior to the public announcement of the proposed arrangement, of $93.7 million, or $3.42 per 180 Connect common share, or, based on the closing price of Ad.Venture's common stock on August 8, 2007, of $84.2 million, or $3.08 per 180 Connect common shares. The aggregate market value of the consideration to be received by the 180 Connect shareholders upon closing of the arrangement is subject to fluctuation based on the trading price of Ad.Venture’s common stock and depends on the number of conversions or exercise of 180 Connect’s outstanding warrants and convertible debentures. Assuming the exercise or conversion of all of 180 Connect’s outstanding warrants and convertible debentures, approximately 20.1 million shares of Ad.Venture common stock and/or exchangeable shares, with an aggregate market value, based on the closing price of Ad.Venture's common stock on March 12, 2007, of $115.0 million, or, based on the closing price of Ad.Venture's common stock on August 8, 2007 of $103.3 million would be issued to 180 Connect shareholders in connection with the arrangement.

Stockholder Voting Agreements

One March 13, 2007, the directors and officers of each of Ad.Venture and 180 Connect each entered into voting agreements with respect to the arrangement. Pursuant to these voting agreements the directors and officers of 180 Connect agreed to vote all of their 180 Connect common shares in favor of the arrangement proposal and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of 180 Connect under the arrangement agreement, and the directors and officers of Ad.Venture agreed to vote all shares of Ad.Venture common stock acquired by them in connection with or following the IPO in favor of the arrangement proposal and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Ad.Venture under the arrangement agreement. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote all shares of common stock acquired by them in connection with or following the IPO “FOR” the adoption of the arrangement proposal. They have also indicated that they will vote such shares “FOR” the adoption of the name change proposal, the Fifth and Sixth Articles proposal and the authorized shares proposal and in favor of the three director nominees. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively. No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

180 Connect Shareholder Affiliate Agreements

In addition to the voting agreements described above, on March 13, 2007, the directors and officers of 180 Connect entered into affiliate agreements in favor of Ad.Venture that prohibit them from selling or transferring their shares of 180 Connect common stock for a period of time following the completion of the arrangement. Except for the affiliate agreement signed by Anton Simunovic, which covers a four-month period, the affiliate agreements signed by the other directors and officers of 180 Connect prohibit sales and transfers for six months following the completion of the arrangement.

Directors and Executive Officers Following the Arrangement

The Board is required to take all action necessary such that upon the effective time of the arrangement, the Board will be comprised of nine directors divided into three classes with three directors in each class, as follows:

•	Class A (subject to reelection in 2008): Messrs. Askowitz and Osing so long as each qualifies as an independent director (as defined pursuant to Rule 4200(15) of the NASDAQ Marketplace Rules) and one additional director jointly selected by Ad. Venture and 180 Connect;
•	Class B (subject to reelection in 2009): Messrs. Hallmen (so long as he qualifies as an independent director), and Slasky and one additional independent director selected by 180 Connect; and
•	Class C (subject to reelection in 2010): Messrs. McCarthy, Giacalone and Balter.

Audit, compensation and nominating committees will also be established upon the closing of the arrangement, each of which will be composed of independent directors. Messrs. Hallman and Askowitz shall initially co-chair the compensation committee and Mr. Osing shall initially chair the nominating committee. Jiri Modri has been jointly selected as the additional class A director and Joel R. Meltzner has been selected by 180 Connect as the additional class B director. See the section entitled “Directors and Executive officers of Ad-venture Following the Arrangement” for a discussion of the directors and the committees of the board of directors.

Representations and Warranties

The arrangement agreement contains representations of 180 Connect relating to:

•	organization and good standing;
•	authority to approve the arrangement and enforceability of the arrangement agreement;
•	no conflict with organizational documents and applicable legal requirements;
•	capitalization and ownership;
•	financial statements and compliance;
•	absence of undisclosed liabilities;
•	transactions with affiliates and employees;
•	absence of certain changes or events since September 30, 2006;
•	taxes;
•	intellectual property;
•	compliance with legal requirements and governmental authorizations;
•	absence of litigation;
•	investment banking, brokers’ and finders’ fees payable in connection with the arrangement;

•	employees and employee benefit matters;
•	absence of liens and encumbrances on its property;
•	environmental matters;
•	agreements, contracts and commitments;
•	title and other matters relating to its properties;
•	inapplicability of takeover statutes other than certain sections of the Ontario Securities Commission Rule 61-501;
•	no actions taken in violation of the Foreign Corrupt Practices Act;
•	labor matters; and
•	sufficiency of insurance coverage.

The arrangement agreement also contains representations of Ad.Venture, Canco and Purchaser relating to:

•	organization and good standing;
•	authority to approve the arrangement and enforceability of the arrangement agreement;
•	no conflict with organization documents and applicable legal requirements;
•	capitalization and ownership;
•	financial statements and compliance;
•	absence of undisclosed liabilities;
•	transactions with affiliates and employees;
•	absence of certain changes or events since September 30, 2006;
•	taxes;
•	intellectual property;
•	compliance with legal requirements and governmental authorizations;
•	absence of litigation;
•	brokers’ and finders’ fees payable in connection with the arrangement;
•	employees and employee benefit matters;
•	absence of liens and encumbrances on its property;
•	agreements, contracts and commitments;
•	title to its properties;
•	maintaining a minimum balance of $52,247,606 in its trust account;
•	Over-the-Counter Bulletin Board quotation of its common stock and warrants;
•	inapplicability of state takeover statutes;
•	no actions taken in violation of the Foreign Corrupt Practices Act;
•	Canco’s and Purchaser’s status as entities organized specifically for the transaction; and
•	absence of other agreements with respect to business combinations.

Covenants

Ad.Venture and 180 Connect have each agreed in the arrangement agreement that during the period from March 13, 2007 through the earlier of the completion of the arrangement or the termination of the arrangement agreement in accordance with its terms (the “Pre-Closing Period”) they shall:

•	use all commercially reasonable efforts to obtain the required approval of their stockholders or shareholders, as applicable;
•	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by governmental authorities relating to the arrangement;
•	apply for and use all commercially reasonable efforts to obtain all regulatory approvals which are typically applied for in a transaction similar to the arrangement or are necessary, proper or advisable under applicable law or required to be taken by any governmental authority and, in doing so, keep the other party reasonably informed as to the nature of any application or submission proposed to be made and the status of the proceedings related to obtaining the regulatory approvals, including providing the other with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for the other to provide its reasonable comments thereon;
•	defend all proceedings against themselves challenging or affecting the arrangement agreement or the consummation of the transactions contemplated thereby;
•	take promptly, or cause to be taken all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the arrangement;
•	provide to the other party or its representatives full access during normal business hours, to their personnel and assets and to all existing books and records;
•	to provide the other party with all other reasonably requested information concerning their business, properties, assets and personnel;
•	obtain all governmental authorizations from, give all notices to, and make all filings with, all governmental authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of the arrangement agreement and the consummation of the arrangement;
•	comply with the provisions set forth in the confidentiality agreement between the parties, provided that each party consented to the disclosure of confidential information provided by such party for purposes of inclusion in certain of the documents related to the arrangement;
•	in the event that a court or any governmental authority issues any order, ruling, decision or decree, or takes any action of any kind whatsoever, or refuses to take any action which is contemplated by the arrangement agreement to be taken by it in connection with the arrangement, act in good faith to devise, consider and implement an economically equivalent alternative structure for the arrangement;
•	furnish to one another any additional information, execute and deliver, at their own expense, any other documents and take any other actions, as may be necessary or one another may reasonably require to more effectively carry out the intent of the arrangement agreement and the transactions contemplated thereby; and
•	during the Pre-Closing Period, promptly notify the other party in writing of the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the first party contained in the arrangement agreement to be untrue or inaccurate if such representation or warranty was given as of a date within the Pre-Closing Period and any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under the arrangement agreement.

180 Connect has also agreed that during the Pre-Closing Period it shall:

•	use all commercially reasonable efforts to obtain the consents required to effect the arrangement;
•	conduct its business in the ordinary course;
•	use commercially reasonable efforts to preserve and protect its business organization assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it;
•	pay its debts and taxes when due, subject to good faith disputes over such obligations;
•	deliver to Ad.Venture the monthly board book that are disseminated to the 180 Connect board of directors and weekly operational reports;
•	cause to be prepared (and furnish to Ad.Venture) as promptly as possible on a monthly and quarterly basis unaudited consolidated balance sheets as of the end of such calendar month or fiscal quarter, and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and, solely with respect to the quarterly statements, a reconciliation to U.S. GAAP for the respective periods;
•	cause to be prepared (and furnish to Ad.Venture) as promptly as possible after March 13, 2007 (and in any event no later than March 31, 2007) the audited consolidated balance sheet, and related audited consolidated statement of operations, statement of stockholders’ equity, statements of cash flows, notes thereto and a reconciliation to U.S. GAAP for the year ended December 31, 2006; and
•	give Ad.Venture prompt notice of any written notice from 180 Connect shareholders exercising dissent rights or withdrawals of the exercise of such rights.

Finally, 180 Connect has agreed that during the Pre-Closing Period, subject to certain exceptions, it shall not, except as approved in writing by Ad.Venture:

•	declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of 180 Connect);
•	split, combine or reclassify its capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or any of its other securities;
•	purchase, redeem or otherwise acquire any of its shares or any other securities or any options, warrants or other rights to acquire any such shares or securities;
•	enter into any material partnership arrangements, joint development agreement or strategic alliances, other than in the ordinary course of business;
•	transfer a license to any person, or otherwise extend, amend or modify any material intellectual property rights;
•	cause, permit or propose any amendments to its articles of incorporation or bylaws;
•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;
•	except as required to ensure that any 180 Connect plan is not then out of compliance with applicable law or to comply with the requirements of any 180 Connect plan, adopt, amend or terminate any 180 Connect plan;
•	make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;
•	except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by applicable law, enter into any closing agreement in respect of material taxes, settle any claim or assessment in respect of any material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes;
•	incur or enter into any agreement or commitment in excess of $250,000 individually or incur any indebtedness (including capital leases or deferred purchase price obligations) other than (x) under the Security and Purchase Agreement, dated July 31, 2006, among 180 Connect, certain of its subsidiaries and Laurus as amended, or (y) in respect of professional fees and expenses relating to the arrangement agreement and the arrangement;
•	hire any employee or consultant with an annual compensation level in excess of $150,000 or who is eligible to earn or is paid a bonus in excess of $50,000, enter into or amend any contract with any director, officer or employee of the 180 Connect or any of its subsidiaries the benefits of which are contingent upon the occurrence of the arrangement or enter into any compensation agreement with any current officer or director;
•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 other than (A) ordinary course workers’ compensation claims or (B) pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date hereof;
•	except as required by applicable law, make or change any material tax election, change any method of accounting resulting in a material amount of additional tax or file any material amended tax return;
•	enter into any transaction with affiliates of 180 Connect, change the accounting methods, principles and practices (except as required by Canadian GAAP) of 180 Connect, revalue assets of 180 Connect or any of its subsidiaries or split, combine or reclassify any capital stock of 180 Connect or any of its subsidiaries;
•	purchase any insurance in excess of such insurance policies held by 180 Connect or any of its subsidiaries on the date hereof, provided that the foregoing shall not prohibit the 180 Connect from extending the term of existing insurance policies or replacing existing insurance policies with comparable policies; or
•	other than upon the exercise of its outstanding stock options stock appreciation rights or warrants, or upon the conversion of its outstanding convertible debentures, issue any common shares;
•	other than responding to SEC comments take any action to cause 180 Connect’s registration statement on the Form 20-F to be declared effective by the SEC.

Ad. Venture has agreed that during the Pre-Closing Period it shall (and shall cause Purchaser to):

•	carry on its business in the ordinary course and in compliance with all applicable laws, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and preserve its business relationships;
•	abstain from any action that could reasonably be expected to prevent from being treated as a tax deferred transaction the exchange of 180 Connect common shares for the exchangeable shares under the arrangement;
•	not take any actions other than those necessary or appropriate to consummate the arrangement and those necessary to permit the continued operation of Ad.Venture’s business; and
•	take all commercially reasonable and necessary steps within its control so that it will not become a “foreign investment entity” within the meaning of the Canadian Tax Act.

Treatment of 180 Connect’s Warrants, Stock Appreciation Rights and Convertible Debentures

The parties have agreed that they shall take all necessary action to exchange all outstanding options to purchase 180 Connect common shares for options to purchase common stock of Ad.Venture. In addition, upon completion of the arrangement, Ad.Venture will assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures as follows:

•	Based on an exchange ratio of 0.6, 180 Connect’s warrants to purchase an aggregate of 1,570,100 shares of 180 Connect common shares at an exercise price of $2.5986 per share will be converted into warrants to purchase 942,060 shares of Ad.Venture common stock at a purchase price of $4.33 per share.
•	Ad.Venture will become jointly and severally liable for the payment and performance of 180 Connect’s obligations under its convertible debentures and the convertible debentures will become convertible into Ad.Venture common stock. As of June 5, 2007, 180 Connect had $8.6 million principal amount of convertible notes outstanding, which were convertible into 3,636,000 common shares of 180 Connect (or based on an exchange ratio of 0.6, 2,181,600 shares of Ad.Venture common stock).
•	Based on an exchange ratio of 0.6, stock appreciation rights in respect of 279,999 180 Connect common shares will be converted into stock appreciation rights in respect of 167,999 shares of Ad.Venture common stock.

Ad.Venture has agreed to issue replacement warrants, convertible debentures and/or stock appreciation rights if necessary to effect the foregoing.

Authorization for Listing of Shares

Ad.Venture has agreed to use commercially reasonable efforts to authorize for listing on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market its common stock prior to the closing. Additionally, Ad.Venture shall use reasonable best efforts to, and shall use its reasonable efforts to cause Purchaser to, cause the exchangeable shares to be listed for trading on the TSX by the closing.

Non-Solicitation

Subject to certain exceptions, 180 Connect has agreed not to (i) solicit, initiate, induce, facilitate or encourage the initiation of any inquiries or making of any proposals or announcements regarding, (ii) participate in any discussions or negotiations with respect to, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend or (iv) accept or enter into any agreement, understanding, arrangement or contract in respect of, any merger, consolidation, combination, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, acquisition, disposition or other transaction involving 180 Connect or any of its subsidiaries or any securities or assets thereof that would reasonably be expected to result in: (A) a person, entity or group acquiring 10% or more of any class of the capital stock of 180 Connect or 1% or more of any class of the capital stock of any of its subsidiaries, (B) any sale, lease, license, disposition or acquisition of assets representing 10% or more of the assets or generating 10% or more of the revenue of the 180 Connect and its subsidiaries taken as a whole; or (C) the issuance or disposition of 10% or more of any class of capital stock of the 180 Connect or 1% or more of any class of the capital stock of any of its subsidiaries. Additionally, 180 Connect has agreed that its board of directors will not withdraw, amend or modify in a manner adverse to Ad.Venture, the approval of its board of directors of the arrangement unless 180 Connect’s board of directors determines that termination of the arrangement agreement is required in order to comply with their fiduciary duties to the 180 Connect shareholders.

Conditions to Closing of the Arrangement

Under the arrangement agreement, the obligations of the parties to consummate the arrangement are subject to certain closing conditions including, among other things, obtaining approval from Ad.Venture’s stockholders and 180 Connect’s shareholders and option holders. In addition, the arrangement agreement sets forth a number of other conditions to the obligations of each party to consummate the arrangement, including the accuracy of the other party’s representations and warranties in the arrangement agreement except for inaccuracies that would not in the case of either party be expected to have a material adverse effect on such party’s business, their ability to consummate the arrangement or perform the obligations under the arrangement agreement or their right to receive dividends. Other conditions to the obligation of Ad.Venture to consummate the arrangement include, among other things:

•	all of the covenants and obligations of 180 Connect and its subsidiaries required to have been performed or complied with under the arrangement agreement must have been duly performed and complied with in all material respects;
•	each of the governmental authorizations, including all exemption orders from securities commissions under Canadian securities laws, and consents required to be obtained as a condition to consummating the arrangement must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act and the Competition Act must have expired or otherwise been terminated;
•	there must not be in effect any law or judgment which makes illegal or enjoins or prevents the consummation of the arrangement;
•	the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the 180 Connect and Ad.Venture, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise; and
•	180 Connect shareholders that elect to exercise dissent rights shall hold no more than 7% of the total outstanding common shares of 180 Connect.

Other conditions of the obligation of 180 Connect to complete the arrangement include, among other things:

•	all of the covenants and obligations Ad.Venture and Purchaser required to have been performed or complied with under the arrangement agreement must have been duly performed and complied with in all material respects;
•	each of the governmental authorizations and consents that is required to be obtained as a condition to consummating the arrangement must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated;
•	there must not be in effect any law or judgment which makes illegal or enjoins or prevents the consummation of the arrangement;
•	the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the 180 Connect and Ad.Venture, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;
•	the support agreement and the voting and exchange trust agreement relating to the exchangeable shares shall be in full force and effect unamended and valid and binding obligations of the parties thereto; and
•	Ad.Venture will have no less than $38,684,000, before Ad.Venture’s transaction expenses, in the Trust Account.

Termination

The arrangement agreement may be terminated prior to the closing, as follows:

•	by mutual consent of Ad.Venture and 180 Connect;
•	subject to certain limitations, automatically if the arrangement shall not have been consummated by August 31, 2007;
•	subject to certain limitations, by either Ad.Venture or 180 Connect if: (i) the Ad.Venture stockholders meeting (including any adjournments and postponements thereof) has been held and completed and Ad.Venture’s stockholders have taken a final vote on the proposal to adopt the arrangement agreement, and (ii) the arrangement agreement is not adopted at the Ad.Venture stockholders meeting (and has not been adopted at any adjournment or postponement thereof) by the required vote;
•	subject to certain limitations, by either Ad.Venture or 180 Connect if: (i) the 180 Connect shareholders meeting (including any adjournments and postponements thereof) has been held and completed and 180 Connect shareholders and option holders have taken a final vote on the proposal to adopt the arrangement agreement, and (ii) the arrangement agreement is not adopted at the 180 Connect shareholders meeting (and has not been adopted at any adjournment or postponement thereof) by the required vote;
•	subject to certain limitations, by either Ad.Venture or 180 Connect if any law makes the consummation of the arrangement or the transactions contemplated thereby illegal or otherwise prohibited, and such law has become final and nonappealable;
•	subject to certain limitations, by either Ad.Venture or 180 Connect if any condition to the obligation of such party to consummate the arrangement as set forth in the arrangement agreement’s closing conditions becomes incapable of satisfaction;
•	by Ad.Venture if (A) the board of directors of 180 Connect shall have withdrawn, amended or modified in a manner adverse to Ad.Venture its approval or recommendation of the arrangement, (B) the board of directors of 180 Connect shall have approved or recommended a transaction covered by the non-solicitation agreement, (C) 180 Connect shall have entered into a binding written agreement in respect of a transaction covered by the non-solicitation agreement or (D) 180 Connect or its board of directors publicly announces its intention to do any of the aforementioned;
•	by Ad.Venture if Ad.Venture is not in material breach of its obligations under arrangement agreement and 180 Connect breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure or a closing condition of either party; provided that if such breach is curable by 180 Connect through the exercise of its commercially reasonable efforts, then the arrangement agreement shall not terminate as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Ad.Venture to 180 Connect of such breach and (ii) 180 Connect ceasing to exercise commercially reasonable efforts to cure such breach;
•	by Ad.Venture if there has been a material adverse effect relating to 180 Connect and its Subsidiaries since March 13, 2007;
•	by Ad.Venture if the 180 Connect shareholders meeting is cancelled, adjourned or postponed except as expressly permitted by the arrangement agreement or agreed to in writing by Ad.Venture;
•	by 180 Connect if the board of directors of 180 Connect approves, and authorizes 180 Connect to enter into, an agreement providing for the implementation of a superior proposal, but only so long as: (A) the required vote of the 180 Connect shareholders and option holders has not yet been obtained, (B) 180 Connect has not breached any of its obligations contained in the arrangement agreement relating to its acceptance of a superior proposal, (C) the board of directors of 180 Connect has determined in good faith, after receiving a written opinion from its financial advisor (a copy of which has been provided to Ad.Venture), that such agreement constitutes a superior proposal, and (D) 180 Connect pays Ad.Venture a $5,800,000 termination fee; and
•	by 180 Connect if 180 Connect is not in material breach of its obligations under the arrangement agreement and Ad.Venture breaches any of its representations, warranties, covenants or agreements contained in the arrangement agreement, which breach would give rise to the failure or a closing condition of either party; provided that if such breach is curable by the Ad.Venture through the exercise of its commercially reasonable efforts, then the arrangement agreement shall not terminate as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from 180 Connect to Ad.Venture of such breach and (ii) Ad.Venture ceasing to exercise commercially reasonable efforts to cure such breach.

If the arrangement agreement is terminated, the arrangement agreement shall become void and of no further force or effect and (subject to certain exceptions) no party shall have any further obligations under the arrangement agreement, provided that neither party shall be relieved of any liability for any willful breach by such party.

Termination Fee; Reimbursement of Transaction Expenses

180 Connect has agreed to pay Ad.Venture a termination fee of $5.8 million if 180 Connect terminates the arrangement to accept a superior proposal. Additionally, 180 Connect has agreed to pay the transaction expenses of Ad.Venture up to a maximum of $3.0 million if 180 Connect withdraws, amends or modifies in a manner adverse to Ad.Venture its approval or recommendation of the arrangement and does not terminate as permitted by the arrangement agreement and thereafter the required vote of the 180 Connect shareholders and option holders is not obtained at the 180 Connect shareholders meeting. In no circumstances will 180 Connect be obligated to pay both the termination fee and the transaction expenses of Ad.Venture.

Tax Matters

The parties have agreed that Ad.Venture shall be responsible for the payment and remittance of all transfer taxes (other than transfer taxes that are solely the liability of 180 Connect shareholders and option holders) imposed in connection with the arrangement. The parties have also agreed that Ad.Venture, 180 Connect, Purchaser and the depository are entitled to deduct taxes from any consideration payable to 180 Connect shareholders and option holders pursuant to the arrangement, as required by applicable law, and that any amounts so withheld and remitted to the proper taxing authority shall be treated as having been paid to such shareholders and option holders.

Amendments

The arrangement agreement may, at any time and from time to time before or after the holding of the 180 Connect shareholders meeting but not later than the consummation of the arrangement, be amended by mutual written agreement of the parties, and any such amendment may, subject to the interim order and final order and applicable laws, without limitation: (A) change the time for performance of any of the obligations or acts of the parties, (B) waive any inaccuracies or modify any representation or warranty contained in the arrangement agreement or in any document delivered pursuant thereto, (C) waive compliance with or modify any of the covenants or obligations of the parties contained in the arrangement agreement and waive or modify performance of any of the obligations of the parties, and (D) waive compliance with or modify any conditions precedent contained in the arrangement agreement.

Waiver

Any party may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive compliance, except as provided in the arrangement agreement, with any of the other party’s agreements or the fulfillment of any conditions to its own obligations contained in the arrangement agreement, or (iii) waive inaccuracies in any of the other party’s representations or warranties contained in the arrangement agreement or in any document delivered by the other party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

Governing Law

The arrangement agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to the arrangement agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada or the laws of the province of Alberta or the State of Delaware, as applicable.

Except with respect to the interim order or final order or any other matter relating thereto over which a court has jurisdiction, the parties: (A) irrevocably submit to the jurisdiction of the courts of the State of New York in respect of the interpretation or enforcement of the arrangement agreement or any related document, (B) waive, and agree not to assert, as a defense in any action for the interpretation or enforcement of the arrangement agreement or any related document, that it is not subject to the jurisdiction of the courts of the State of New York, (C) consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner permitted by law shall be valid and sufficient service thereof, and (D) waive any right to trial by jury in any action, proceeding, or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the arrangement agreement or the transactions contemplated thereby or the actions of the parties in the negotiation, administration, performance and enforcement of the arrangement agreement.

Description of Exchangeable Shares

The discussion in this proxy statement/prospectus of the exchangeable shares is qualified in its entirety by reference to the full text of the exchangeable share provisions set forth in Appendix I to the Plan of Arrangement, which is attached hereto as Annex B and which is incorporated by reference herein.

The exchangeable shares will be issued by Purchaser and will be exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of Ad.Venture common stock. Each exchangeable share provides its holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of Ad.Venture common stock. Certain 180 Connect shareholders that are eligible Canadian residents and who elect to receive exchangeable shares may, upon filing the necessary tax elections, obtain a full or partial deferral of taxable capital gains for Canadian federal income tax purposes in certain circumstances. See the section entitled “Material Canadian Federal Income Tax Considerations of the Arrangement”. 180 Connect shareholders wishing to avail themselves of such tax deferral should consult their own tax advisor.

By furnishing instructions to the trustee under the voting and exchange trust agreement (as discussed below), holders of the exchangeable shares are able to exercise essentially the same voting rights with respect to Ad.Venture as they would have if they were Ad.Venture stockholders. Holders of exchangeable shares are also entitled to receive from Purchaser dividends that are equivalent to any dividends paid on Ad.Venture common stock from time to time. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to the capital structure of Ad.Venture so as to maintain the initial one-to-one ratio between the exchangeable shares and the Ad.Venture common stock. Ad.Venture has selected Valiant Trust Company as the trustee under the voting and exchange trust agreement for the holders of the exchangeable shares.

Retraction, Redemption and Call Rights Applicable to Exchangeable Shares

Retraction of Exchangeable Shares

Subject to the exercise by Canco of the retraction call right described below, a holder of exchangeable shares is entitled to retract (i.e. to require Purchaser to redeem) any or all of the exchangeable shares owned by the holder and to receive an amount per share equal to the retraction price, which will be fully paid and satisfied by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share. A holder of exchangeable shares may retract the holder's exchangeable shares by presenting to Purchaser or its transfer agent (i) certificates representing the number of exchangeable shares the holder desires to retract, (ii) such other documents as may be required to effect the retraction of such exchangeable shares and (iii) a duly executed retraction request:

•	specifying the number of exchangeable shares the holder desires to retract;
•	stating the retraction date on which the holder desires to have Purchaser redeem the exchangeable shares; and
•	acknowledging the retraction call right of Canco.

When a holder of exchangeable shares makes a retraction request, Canco has an overriding retraction call right to purchase all but not less than all of the exchangeable shares subject to the retraction request. In order to exercise this right, Canco must notify Purchaser of its determination to do so within the time period prescribed in the exchangeable share provisions. If Canco notifies Purchaser within such period, and provided that the retraction request is not revoked by the holder in the manner described below, Canco will acquire the retracted shares in exchange for the retraction price, which will be fully paid and satisfied by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share. In the event that Canco does not so exercise its retraction call right, and provided that the retraction request is not revoked by the holder in the manner described below, Purchaser will redeem the retracted shares on the retraction date.

A holder may revoke a retraction request by giving notice in writing to Purchaser at any time prior to the close of business on the business day immediately preceding the retraction date, in which case the retracted shares will neither be purchased by Canco nor be redeemed by Purchaser. If the retraction request is not revoked on or prior to the close of business on the business day immediately preceding the retraction date, the retracted shares will either be purchased by Canco or redeemed by Purchaser. Canco or Purchaser, as the case may be, will then deliver or cause Purchaser's transfer agent to deliver the retraction price to such holder by mailing:

•	certificates representing the number of shares of Ad.Venture common stock equal to the number of exchangeable shares purchased or redeemed, registered in the name of the holder or such other name as the holder may request; and
•	if applicable, a cheque for the aggregate amount of dividends payable and unpaid on each such exchangeable share to the holder,

to the address recorded in the securities register of Purchaser or to the address specified in the holder's retraction request or by holding the same for the holder to pick up at the registered office of Purchaser or the office of Purchaser's transfer agent as specified by Purchaser, in each case less any amounts required to be withheld because of applicable taxes.

If, as a result of solvency requirements or applicable law, Purchaser is not permitted to redeem all of the retracted shares tendered by a retracting holder, and provided Canco has not exercised its retraction call right with respect to such retracted shares, Purchaser will redeem only those retracted shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to provisions of applicable law. The trustee, on behalf of the holder of any retracted shares not so redeemed by Purchaser or purchased by Canco, will require Ad.Venture to purchase the retracted shares not redeemed on the retraction date or as soon as reasonably practicable thereafter, pursuant to the exchange right described below under “Voting and Exchange Trust Agreement — Exchange Right.” Ad.Venture will purchase the applicable retracted shares by the delivery for each retracted share of one share of Ad.Venture common stock and any dividends payable and unpaid on such retracted share.

Redemption of Exchangeable Shares

Subject to applicable law and the redemption call and the liquidation call rights discussed below, at any time on or after the second anniversary of the effective date of the Arrangement, Purchaser may, and in the event of certain circumstances described below under “Early Redemption” will, redeem all but not less than all of the then outstanding exchangeable shares for an amount per share equal to the redemption price, which will be fully paid and satisfied by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share. Purchaser will, at least 45 days prior to the redemption date, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by Purchaser or the purchase of the exchangeable shares by Canco pursuant to the redemption call right described below. On or after the redemption date and provided Canco has not exercised its redemption call right, upon the holder's presentation and surrender of the certificates representing the exchangeable shares and other documents as may be required by Purchaser at the office of Purchaser's transfer agent or the registered office of Purchaser, Purchaser will deliver the Redemption Price to such holder by mailing:

•	certificates representing the aggregate number of Ad.Venture Shares equal to the number of Exchangeable Shares redeemed, registered in the name of the holder or such other name as the holder may request; and
•	if applicable, a cheque for the aggregate amount of dividends payable and unpaid on each such Exchangeable Share to the holder,

to the address recorded in the securities register of Purchaser or by holding the same for the holder to pick up at the registered office of Purchaser or the office of Purchaser's transfer agent as specified in the written notice of redemption, in each case less any amounts required to be withheld because of applicable taxes.

Canco will have an overriding redemption call right to purchase on the redemption date all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by Ad.Venture and its affiliates) for a purchase price per share equal to the redemption price, which will be fully paid and satisfied by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share. If Canco exercise this right, holders will be obligated to sell their exchangeable shares to Canco and the Purchaser's right and obligation to redeem the exchangeable shares on the redemption date will terminate.

Early Redemption

Subject to applicable law and the redemption call and the liquidation call rights discussed below, Purchaser may redeem all of the outstanding exchangeable shares upon the occurrence of any of the following events:

•	the number of exchangeable shares outstanding (other than exchangeable shares held by Ad.Venture and its affiliates) is less than twenty percent of the number exchangeable shares outstanding as of the effective time of the arrangement;
•	an Ad.Venture “control transaction” occurs, in which case, provided that the board of directors of Purchaser determines, in good faith and in its sole discretion, that it is not reasonably practicable to enable exchangeable shareholders to participate in such transaction to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of Ad.Venture Shares participate, without discrimination, then the board of directors of Purchaser shall accelerate such redemption date to such date prior to the second anniversary of the effective time of the arrangement as it may determine, upon such number of days’ prior written notice to the registered holders of the exchangeable shares and the trustee as the board of directors may determine to be reasonably practicable in such circumstances to enable exchangeable shareholders to participate in the Ad.Venture control transaction as holders of Ad.Venture common stock; and
•	an “exchangeable share voting event” is proposed and the holders of the exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, to approve or disapprove, as applicable, the exchangeable share voting event, in which case the redemption date shall be the business day following the day on which the holders of the exchangeable shares failed to take such action; for the purposes of this event, an “exchangeable share voting event” is defined as any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of Purchaser in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and the Ad.Venture common stock.

Purchaser will, at least 45 days prior to the redemption date or such number of days as the board of directors of Purchaser may determine to be reasonably practicable under the circumstances, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by Purchaser or the purchase of the exchangeable shares by Canco pursuant to the redemption call right described below.

Change of Law Call Right

Ad.Venture has the overriding right, in the event of any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of exchangeable shares who are resident in Canada, hold the exchangeable shares as capital property and deal at arm's length with Ad.Venture and Purchaser (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their exchangeable shares for Ad.Venture common stock on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the

Canadian Tax Act and other applicable provincial income tax laws, to purchase (or to cause Canco to purchase) from all but not less than all of the holders of the exchangeable shares (other than any holder which is an affiliate of Ad.Venture) all but not less than all of the exchangeable shares held by each such holder upon payment by Ad.Venture or Canco, as the case may be, of an amount per share equal to the exchangeable share price applicable on the last business day prior to the date on which Ad.Venture or Canco intends to purchase such shares. Payment of the exchangeable share price will be fully satisfied by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share.

To exercise this right, Ad.Venture or Canco must notify the transfer agent for the exchangeable shares of its intention to exercise such right at least 45 days before the date on which Ad.Venture or Canco intends to acquire the exchangeable shares. Upon the exercise of this right, holders will be obligated to sell their exchangeable shares to Ad.Venture or Canco, as the case may be.

Voting and Exchange Trust Agreement

The discussion in this proxy statement/prospectus of the voting and exchange trust agreement is qualified in its entirety by reference to the full text of the voting and exchange trust agreement, which is attached hereto as Annex F and which is incorporated by reference herein.

Voting Rights

In accordance with the voting and exchange trust agreement, Ad.Venture will have issued a Special Voting Share to the Trustee, for the benefit of the holders (other than Ad.Venture or its affiliates) of the exchangeable shares. The Special Voting Share will carry a number of votes, exercisable at any meeting at which Ad.Venture stockholders are entitled to vote, equal to the number of exchangeable shares then outstanding (other than exchangeable shares held by Ad.Venture or its affiliates).

Each holder of exchangeable shares on the record date for any meeting at which Ad.Venture stockholders are entitled to vote will be entitled to instruct the trustee to exercise that number of votes attached to the Special Voting Share which relate to the exchangeable shares held by such holder. The trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

The trustee will send to the holders of the exchangeable shares the notice of each meeting at which the Ad.Venture stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the Special Voting Share, at the same time as Ad.Venture sends such notice and materials to its stockholders. The trustee will also send to the holders of the exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Ad.Venture to its stockholders to the extent possible at the same time as such materials are sent to the Ad.Venture stockholders. To the extent such materials are provided to the trustee by Ad.Venture, the trustee will also send to the holders of the exchangeable shares all materials sent by third parties to Ad.Venture stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Ad.Venture stockholders.

All rights of a holder of exchangeable shares to instruct the trustee to exercise votes attached to the Special Voting Share will cease and be terminated immediately upon: (a) the delivery to the trustee of the certificates representing such exchangeable shares in connection with the exercise by that holder of the exchange right (unless Ad.Venture shall not have delivered the consideration in exchange therefore); (b) the occurrence of the automatic exchange of exchangeable shares pursuant to the automatic exchange rights; (c) the redemption or retraction of the exchangeable shares pursuant to the exchangeable share provisions; (d) the effective date of the liquidation, dissolution or winding-up of Purchaser pursuant to the exchangeable share provisions; or (e) the purchase of the exchangeable shares from the holder by Ad.Venture or an affiliate designated by Ad.Venture pursuant to the exchangeable share provisions. Holders will be entitled to vote the shares of Ad.Venture common stock they receive in such circumstances.

Exchange Right

Pursuant to the exchange right granted in the voting and exchange trust agreement, upon the occurrence and during the continuance of an “Insolvency Event” (as defined in the voting and exchange trust agreement), the trustee on behalf of the holders of the exchangeable shares, has the right to require Ad.Venture to purchase any or all of the applicable exchangeable shares held by such holders and the automatic exchange rights all in accordance with the Voting and Exchange Trust Agreement. Ad.Venture will purchase the applicable exchangeable shares by the delivery for each exchangeable share of one share of Ad.Venture common stock and any dividends payable and unpaid on such exchangeable share.

Exchange Right Subsequent to Retraction

Where a holder of exchangeable shares has elected to exercise its right to require Purchaser to redeem all of its exchangeable shares, and Purchaser notifies such holder that it is unable to redeem all such securities as a result of applicable law, and provided that Canco has not exercised the retraction call right, such retraction request will be deemed to constitute notice from the holder to the trustee instructing the trustee to exercise the exchange right.

Automatic Exchange Right

In the event of any determination by the Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Ad.Venture or to effect any other distribution of assets of Ad.Venture among the Ad.Venture stockholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution, Ad.Venture will provide the trustee with notice of such proposed liquidation event. The trustee will also be provided notice promptly following the earlier of (i) receipt by Ad.Venture of notice of, and (ii) Ad.Venture otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Ad.Venture or to effect any other distribution of assets of Ad.Venture among its stockholders for the purpose of winding up its affairs, in each case where Ad.Venture has failed to contest in good faith any such proceeding commenced in respect of Ad.Venture within 30 days of becoming aware thereof. Following receipt of notice of an event described above (a ”Liquidation Event”), the trustee will give notice, in the form provided by Ad.Venture, to the holders of exchangeable shares describing the automatic exchange right. Immediately prior to the effective time of the liquidation event, and in order to enable the holders of exchangeable shares to participate on a pro rata basis with the holders of Ad.Venture common stock in the distribution of Ad.Venture's assets in connection with a Liquidation Event, all of the then outstanding exchangeable shares will be automatically exchanged for Ad.Venture common stock based upon the exchangeable share price applicable at that time as determined pursuant to the exchangeable share rights.

Withholding Rights

Ad.Venture, Purchaser and the trustee shall be entitled to deduct and withhold from any consideration otherwise payable under the Voting and Exchange Trust Agreement to any holder of exchangeable shares or Ad.Venture common stock such amounts as Ad.Venture, Purchaser or the trustee is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Ad.Venture, Purchaser and the trustee are authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Ad.Venture, Purchaser or the trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Ad.Venture, Purchaser or the trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

Support Agreement

The discussion in this proxy statement/prospectus of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached hereto as Annex G and which is incorporated by reference herein.

Under the Support Agreement, so long as any exchangeable shares not owned by Ad.Venture or its affiliates are outstanding, Ad.Venture has agreed, among other things to:

(a)	not declare or pay any dividend on the Ad.Venture common stock unless (i) (A) Purchaser simultaneously declares or pays, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the exchangeable shares; and (B) Purchaser has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the terms of the exchangeable share provisions, of any such equivalent dividend, or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend Purchaser (A) effects a corresponding, contemporaneous and economically equivalent subdivision of the exchangeable shares (as provided for in the exchangeable share provisions), and (B) has sufficient authorized but unissued securities available to enable such equivalent stock subdivision;
(b)	advise Purchaser sufficiently in advance of the declaration by Ad.Venture of any dividend on Ad.Venture common stock and take all such other actions as are reasonably necessary, in cooperation with Purchaser, to ensure that (i) the respective declaration date, record date and payment date for an equivalent dividend on the exchangeable shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Ad.Venture common stock, or (ii) the record date and effective date for an equivalent stock subdivision shall be the same as the record date and payment date for the stock dividend on the Ad.Venture common stock and that such dividend on the exchangeable shares will correspond with any requirement of the principal stock exchange on which the exchangeable shares are listed;
(c)	ensure that the record date for any dividend declared on Ad.Venture common stock is not less than 10 business days after the declaration date of such dividend;
(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Purchaser, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the liquidation amount, the retraction price or the redemption price in respect of each issued and outstanding exchangeable share (other than exchangeable shares owned by Ad.Venture or its affiliates) upon the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, the delivery of a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by Purchaser, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Purchaser to cause to be delivered Ad.Venture common stock to the holders of exchangeable shares in accordance with the exchangeable share provisions and cash in respect of declared and unpaid dividends;
(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Canco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the liquidation call right, the retraction call right or the redemption call right, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered Ad.Venture common stock to the holders of exchangeable shares in accordance with the provisions of the liquidation call right, the retraction call right or the redemption call right, as the case may be, and cash in respect of declared and unpaid dividends; and
(f)	not (and will ensure that Canco or any of its affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Ad.Venture will not permit Canco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs.

The Support Agreement will also provide that so long as any exchangeable shares not owned by Ad.Venture or its affiliates are outstanding, Ad.Venture has agreed not, without prior approval of Purchaser and the holders of exchangeable shares, to:

(a)	issue or distribute Ad.Venture common stock (or securities exchangeable for or convertible into or carrying rights to acquire Ad.Venture common stock) to the holders of all or substantially all of the then outstanding Ad.Venture Shares by way of stock dividend or other distribution, other than an issue of Ad.Venture common stock (or securities exchangeable for or convertible into or carrying rights to acquire Ad.Venture Shares) to holders of Ad.Venture common stock who (i) exercise an option to receive dividends in Ad.Venture common stock (or securities exchangeable for or convertible into or carrying rights to acquire Ad.Venture common stock) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;
(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Ad.Venture common stock entitling them to subscribe for or to purchase Ad.Venture common stock (or securities exchangeable for or convertible into or carrying rights to acquire Ad.Venture common stock);
(c)	issue or distribute to the holders of all or substantially all of the then outstanding Ad.Venture common stock (i) shares or securities of Ad.Venture of any class other than Ad.Venture common stock (other than shares convertible into or exchangeable for or carrying rights to acquire Ad.Venture common stock), (ii) rights, options or warrants other than those referred to in the Support Agreement, (iii) evidences of indebtedness of Ad.Venture, or (iv) assets of Ad.Venture, unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the exchangeable shares.

Ad.Venture has also agreed to not without the prior approval of Purchaser and the prior approval of the holders of the exchangeable shares:

(a)	subdivide, redivide or change the then outstanding Ad.Venture common stock into a greater number of Ad.Venture common stock;
(b)	reduce, combine, consolidate or change the then outstanding Ad.Venture common stock into a lesser number of Ad.Venture common stock; or
(c)	reclassify or otherwise change Ad.Venture common stock or effect an amalgamation, merger, reorganization or other transaction affecting the Ad.Venture common stock,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the exchangeable shares.

The board of directors of Purchaser is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on, or change to, the exchangeable shares is the same as, or economically equivalent to, any proposed distribution on, or change to, the Ad.Venture common stock. For so long as exchangeable shares remain outstanding (not including exchangeable shares held by Ad.Venture and its affiliates), in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Ad.Venture common stock is proposed by Ad.Venture or is proposed to Ad.Venture or its stockholders and is recommended by the Board, or is otherwise effected or to be effected with the consent or approval of the Board, Ad.Venture will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of exchangeable shares (other than Ad.Venture and its affiliates) to participate in such bid, offer or similar transaction to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of Ad.Venture common stock participate, without discrimination. Ad.Venture has also agreed to use its reasonable best efforts expeditiously and in good faith to ensure that holders of exchangeable shares may participate in each such bid, offer or other transaction without being required to exercise their retraction rights (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such bid, offer or other transaction and only to the extent necessary to tender or deposit to such bid, offer or other transaction).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 13, 2007, Ad.Venture, Purchaser and 180 Connect entered into the arrangement, whereby Purchaser will acquire all the outstanding 180 Connect common shares in exchange for either shares of Ad.Venture common stock, exchangeable shares of Purchaser or a combination of shares of Ad.Venture common stock and exchangeable shares of the Purchaser. In addition, as part of the arrangement, which is discussed in greater detail below, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. If the arrangement is completed, 180 Connect will become an indirect subsidiary of Ad.Venture and Ad.Venture will change its name to “180 Connect Inc.”

On July 2, 2007, in connection with the amendment to 180 Connect’s credit facility with Laurus, Ad.Venture, Purchaser and 180 Connect entered into an amendment to the arrangement agreement, pursuant to which the exchange ratio was reset at 0.6 and the transaction expense ratio adjustment was eliminated.

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheet of Ad.Venture and the consolidated balance sheet of 180 Connect as of March 31, 2007, giving effect to the arrangement as if it had been consummated on March 31, 2007. The following unaudited pro forma combined statement of operations for the twelve month period ended December 31, 2006 combines the statement of operations of Ad.Venture for the twelve month period ended December 31, 2006 with the consolidated statement of operations of 180 Connect for its year ended December 31, 2006, giving effect to the arrangement as if it had occurred at January 1, 2006. The following unaudited pro forma combined statement of operations for the three-month period ended March 31, 2007 combines the statement of operations of Ad.Venture for the three-month period ended March 31, 2007 with the consolidated statement of operations of 180 Connect for the three months ended March 31, 2007, giving effect to the arrangement as if it had occurred at January 1, 2006.

We are providing the following information to aid you in your analysis of the financial aspects of the arrangement. We derived the historical financial information of Ad.Venture from (i) the audited financial statements of Ad.Venture for the period from April 7, 2005 (inception) to March 31, 2006, included elsewhere in this proxy statement/prospectus, (ii) the audited financial statements of Ad.Venture as of and for the year ended March 31, 2007, included elsewhere in this proxy statement/prospectus, and (iii) the unaudited financial statements of Ad.Venture for the nine months ended December 31, 2006 not included in this proxy statement/prospectus. The unaudited statement of operations information of Ad.Venture for the twelve month period ended December 31, 2006 is derived by adding Ad.Venture’s unaudited statement of operations for the nine months ended December 31, 2006 to the audited statement of operations for the period from April 7, 2005 (inception) to March 31, 2006 and subtracting therefrom Ad.Venture’s unaudited statement of operations for the period from April 7, 2005 (inception) to December 31, 2005. The unaudited statement of operations information of Ad.Venture for the three-month period ended March 31, 2007 is derived by subtracting Ad.Venture’s unaudited statement of operations for the ninth months ended December 31, 2006 from the audited statement of operations for the year ended March 31, 2007. We derived the historical financial information of 180 Connect for the year ended December 31, 2006 from the audited consolidated financial statements of 180 Connect for the year ended December 31, 2006, included elsewhere in this proxy statement/prospectus. We derived the historical financial information of 180 Connect for the three months ended March 31, 2007 from the unaudited consolidated financial statements of 180 Connect for the three months ended March 31, 2007, included elsewhere in this proxy statement/prospectus. The historical financial statements of 180 Connect were reconciled to U.S. GAAP as described in Note 28 to 180 Connect’s audited consolidated financial statements. The unaudited financial statements of 180 Connect as of and for the quarter ended March 31, 2007 were reconciled to U.S. GAAP as described in Note 18 to 180 Connect’s unaudited interim consolidated financial statements.

This information should be read together with Ad.Venture’s and 180 Connect’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Ad.Venture and 180 Connect and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the arrangement, are factually supportable and are expected to have a continuing impact on the combined results. Accordingly the adjustments presented on the pro forma condensed combined financial statements have been identified and presented in accordance with their timing to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the arrangement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies been combined for the periods presented or the future results that the combined company will experience. Ad.Venture and 180 Connect have not had any historical relationships prior to the arrangement. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

Upon completion of the arrangement, each 180 Connect common share will be exchanged for 0.6 shares of Ad.Venture common stock or 0.6 exchangeable shares of Purchaser. Each exchangeable share will be exchangeable for one share of Ad.Venture common stock. Only 180 Connect shareholders who are Canadian residents may elect to receive exchangeable shares. The exchangeable shares will entitle holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of Ad.Venture common stock and holders of exchangeable shares will have the right, through a voting and exchange trust arrangement, to vote at meetings of Ad.Venture stockholders. The exchangeable share structure is designed to provide an opportunity for shareholders of 180 Connect that are eligible Canadian residents and who validly make the required tax election to achieve a deferral of Canadian tax on any accrued capital gain on their 180 Connect common shares in certain circumstances until redemption or purchase of such exchangeable shares pursuant to its terms. Based on the number of Ad.Venture shares of common stock and 180 Connect common shares outstanding as of the date of this proxy statement/prospectus, approximately 16.4 million shares of Ad.Venture common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests will be issued to 180 Connect shareholders in connection with the arrangement. Assuming the exercise or conversion of all of 180 Connect’s outstanding warrants and convertible debentures, approximately 20.1 million shares of Ad.Venture common stock and/or exchangeable shares would be issued to 180 Connect shareholders in connection with the arrangement.

The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the arrangement will be treated as the equivalent of 180 Connect issuing stock for the net monetary assets of Ad.Venture, accompanied by a recapitalization. The net monetary assets of Ad.Venture will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of 180 Connect will be carried forward after the arrangement. Operations prior to the merger will be those of 180 Connect. Upon the completion of the arrangement, Ad.Venture expects to adopt the fiscal year of 180 Connect, as the accounting acquiror. As a result, the fiscal year presented in these pro forma condensed combined financial statements is December 31, 2006 and the interim period is the quarter ended March 31, 2007.

As disclosed in note 25 of the 180 Connect audited financial statements for the year ended December 31, 2006, no compensation expense was recorded related to the stock appreciation rights issued to certain employees in December 2006 under the long term incentive plan because the long term incentive plan had not been approved by the shareholders. Had 180 Connect recorded compensation expense in 2006, the amount would have been approximately $5,000. The stock appreciation rights had a fair market value of approximately

$0.25 million on the grant date and vest over four years. Under the arrangement, Ad.Venture will assume the obligation to issue equity upon the settlement of the stock appreciation rights at a value equivalent to the issue-date fair market value, and compensation expense will be recorded at such time.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumptions with respect to the number of outstanding shares of Ad.Venture common stock, as follows:

•	assuming minimum conversion-this presentation assumes that no stockholders of Ad.Venture elect to convert their shares into a pro rata share of the trust account; and
•	assuming maximum conversion-this presentation assumes stockholders of Ad.Venture holding 1,799,100 (19.99%) of Ad.Venture’s outstanding common stock elect to convert their shares.

If stockholders holding 20% (1,800,000) or more of the shares of common stock issued in the IPO vote against the adoption of the arrangement proposal and properly elect to convert their shares, Ad.Venture will not complete the arrangement. Consummation of the transaction is also subject to approval by 66 2/3% of 180 Connect shareholders and option holders and court approval. In addition, closing is also conditional upon not more than 7% of 180 Connect shareholders exercising their right to dissent. These pro formas assume that no shareholders exercise their right to dissent.

For purposes of these unaudited pro forma condensed combined financial statements, we have assumed that no shareholders of 180 Connect will elect to receive exchangeable shares because an estimation of the number of common shareholders who are eligible and may elect exchangeable shares is not possible. However, as the exchangeable shares are substantially economically equivalent to Ad.Venture shares and can only be settled for Ad.Venture shares, such exchangeable shares would be presented as equity in these pro forma condensed combined balance sheets and included in the number of basic common shares outstanding.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

ASSUMING MINIMUM CONVERSION
March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands)
ASSETS
Cash	$1,293	$15	$52,338	A	$35,406
			(10,590)	B
			(1,050)	C
			(1,600)	K
			(5,000)	L
Accounts receivable	35,202				35,202
Inventory	15,156				15,156
Restricted cash	13,022				13,022
Prepaid expenses and other assets	6,592	5			6,597
Taxes receivable		249			249
Total current assets	71,265	269	34,098		105,632
Property, plant and equipment	33,397	3			33,400
Goodwill	11,034				11,034
Customer contracts, net	24,152				24,152
Deferred tax asset	242				242
Other assets	5,155		(174)	I	4,981
Investments held in trust account		52,338	(52,338)	A	—
Total assets	$145,245	$52,610	(18,414)		$179,441

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

ASSUMING MINIMUM CONVERSION
March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$60,995	$933	$—		$61,928
Current portion of long-term debt	6,691		6,280	J	12,971
Current portion of capital lease obligations	12,474				12,474
Fair value of derivative financial instruments	6,852	7,935	(965)	I	13,822
Notes payable to shareholders		200	(200)	C	—
Total current liabilities	87,012	9,068	5,115		101,195
Tax liability	242				242
Long-term debt	36,202		(5,000)	L	31,202
Convertible debt	6,659		(5,394)	J	—
			(1,265)	I
Long-term portion of capital leases	12,934				12,934
Common stock, and changes in Trust Account value attributable to shares subject to possible redemption, 1,799,100 shares at approximately $5.81 per share		10,540	(10,540)	D	—
Total liabilities	143,049	19,608	(17,084)		145,573
Shareholders’ Equity
Paid in capital	91,903	32,344	(8,615)	B	131,525
			10,540	D
			658	E
			2,056	I
			2,639	K
Retained earnings (deficit)	(90,192)	658	(1,975)	B	(98,142)
			(850)	C
			(658)	E
			(886)	I
			(2,639)	K
			(1,600)	K
Accumulated other comprehensive income	485				485
Total shareholders’ equity	2,196	33,002	(1,330)		33,868
Total liabilities and shareholders’ equity	$145,245	$52,610	$(18,414)		$179,441

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

ASSUMING MAXIMUM CONVERSION
March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands)
ASSETS
Cash	$1,293	$15	$52,338	A	$24,866
			(10,590)	B
			(1,050)	C
			(10,540)	D
			(1,600)	K
			(5,000)	L
Accounts receivable	35,202				35,202
Inventory	15,156				15,156
Restricted cash	13,022				13,022
Prepaid expenses and other assets	6,592	5			6,597
Taxes receivable		249			249
Total current assets	71,265	269	23,558		95,092
Property, plant and equipment	33,397	3			33,400
Goodwill	11,034				11,034
Customer contracts, net	24,152				24,152
Deferred tax asset	242				242
Other assets	5,155		(174)	I	4,981
Investments held in trust account		52,338	(52,338)	A	—
Total assets	$145,245	$52,610	(28,954)		$168,901

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

ASSUMING MAXIMUM CONVERSION
March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$60,995	$933	$—		$61,928
Current portion of long-term debt	6,691		6,280	J	12,971
Current portion of capital lease obligations	12,474				12,474
Fair value of derivative financial instruments	6,852	7,935	(965)	I	13,822
Notes payable to shareholders		200	(200)	C	—
Total current liabilities	87,012	9,068	5,115		101,195
Tax liability	242				242
Long-term debt	36,202		(5,000)	L	31,202
Convertible debt	6,659		(5,394)	J	—
			(1,265)	I
Long-term portion of capital leases	12,934				12,934
Common stock, and changes in Trust Account value attributable to shares subject to possible redemption, 1,799,100 shares at approximately $5.81 per share		10,540	(10,540)	D	—
Total liabilities	143,049	19,608	(17,084)		145,573
Shareholders’ Equity
Paid in capital	91,903	32,344	(8,615)	B	120,985
			658	E
			2,056	I
			2,639	K
Retained earnings (deficit)	(91,903)	658	(1,975)	B	(98,142)
			(850)	C
			(658)	E
			(886)	J
			(2,639)	K
			(1,600)	K
Accumulated other comprehensive income	485				485
Total shareholders’ equity	2,196	33,002	(11,870)		23,328
Total liabilities and shareholders’ equity	$145,245	$52,610	$(28,954)		$168,901

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

ASSUMING MINIMUM CONVERSION
For the Three Months Ended March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments	Pro Forma
	(In Thousands, Except Share and Per-Share Data)
Revenue	$93,349	$—		$93,349
Expenses
Direct	85,690			85,690
General and administrative	5,038	1,032		6,070
Foreign Exchange loss (gain)	11			11
Restructuring Costs	275			275
Depreciation	2,756			2,756
Amortization of customer contracts	920			920
Interest expense (income)	2,976	(397)		2,579
Gain on sale of assets	72			72
Loss from change in fair value of derivative instruments	2,786	3,276		6,062
Income (loss) from continuing operations before income tax recovery	(7,175)	(3,911)		(11,086)
Income tax expense (recovery)	74	32		106
Income (loss) from continuing operations	$(7,249)	$(3,943)		$(11,192)
Income (Loss) per share from continuing operations
Basic				$(0.40)
Diluted				$(0.40)
Weighted average number of shares outstanding – basic				27,663,617	G
Weighted average number of shares outstanding – diluted				27,663,617	H

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

ASSUMING MAXIMUM CONVERSION
For the Three Months Ended March 31, 2007

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands, Except Share and Per-Share Data)
Revenue	$93,349	$—			$93,349
Expenses
Direct	85,690				85,690
General and administrative	5,038	1,032			6,070
Foreign Exchange loss	11				11
Restructuring Costs	275				275
Depreciation	2,756				2,756
Amortization of customer contracts	920				920
Interest expense (income)	2,976	(397)	42	F	2,621
Gain on sale of assets	72				72
Loss from change in fair value of derivative instruments	2,786	3,276			6,062
Income (loss) from continuing operations before income tax recovery	(7,175)	(3,911)	(42)		(11,128)
Income tax expense (recovery)	74	32			106
Income (loss) from continuing operations	$(7,249)	$(3,943)	$(42)		$(11,234)
Income (loss) per share from continuing operations
Basic					$(0.43)
Diluted					$(0.43)
Weighted average number of shares outstanding – basic					25,864,517
Weighted average number of shares outstanding – diluted					25,864,517

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

ASSUMING MINIMUM CONVERSION
For the Year Ended December 31, 2006

	180 Connect	Ad.Venture	Pro Forma Adjustments	Pro Forma
	(In Thousands, Except Share and Per-Share Data)
Revenue	$335,447	$—	$—	$335,447
Expenses
Direct	301,158	—		301,158
General and administrative	19,675	512		20,187
Foreign Exchange loss (gain)	30	—		30
Restructuring Costs	893	—		893
Depreciation	13,560	—		13,560
Amortization of customer contracts	3,713	—		3,713
Interest expense (income)	10,044	(1,539)		8,505
Gain on extinguishment of debt	(1,233)	—		(1,233)
Gain on sale of assets	(726)	—		(726)
Gain from change in fair value of derivative instruments	(1,364)	(3,898)		(5,262)
Income (loss) from continuing operations before income tax recovery	(10,303)	4,925		(5,378)
Income tax expense (recovery)	(1,503)	345		(1,158)
Income (loss) from continuing operations	$(8,800)	$4,580		$(4,220)
Income (Loss) per share from continuing operations
Basic				$(0.15)
Diluted				(0.15)
Weighted average number of shares outstanding – basic				27,663,617	G
Weighted average number of shares outstanding – diluted				27,663,617	H

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

ASSUMING MAXIMUM CONVERSION
For the Year Ended December 31, 2006

	180 Connect	Ad.Venture	Pro Forma Adjustments		Pro Forma
	(In Thousands, Except Share and Per-Share Data)
Revenue	$335,447	$—	$—		$335,447
Expenses
Direct	301,158	—			301,158
General and administrative	19,675	512			20,187
Foreign Exchange loss	30	—			30
Restructuring Costs	893	—			893
Depreciation	13,560	—			13,560
Amortization of customer contracts	3,713	—			3,713
Interest expense (income)	10,044	(1,539)	305	F	8,810
Gain on extinguishment of debt	(1,233)	—			(1,233)
Gain on sale of assets	(726)	—			(726)
Gain from change in fair value of derivative instruments	(1,364)	(3,898)			(5,262)
Income (loss) from continuing operations before income tax recovery	(10,303)	4,925	(305)		(5,683)
Income tax expense (recovery)	(1,503)	345			(1,158)
Income (loss) from continuing operations	$(8,800)	$4,580	(305)		$(4,525)
Income (loss) per share from continuing operations
Basic					$(0.17)
Diluted					(0.17)
Weighted average number of shares outstanding – basic					25,864,517	G
Weighted average number of shares outstanding – diluted					25,864,517	H

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following adjustments represent the pro forma adjustments giving effect to the arrangement as if it had occurred at March 31, 2007 with respect to the unaudited pro forma condensed combined balance sheets and January 1, 2006 with respect to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and for the quarter ended March 31, 2007.

(A)	Reflects the release of Ad.Venture’s restricted cash held in trust and the transfer of the balance to cash.
(B)	Gives effect to the payment of $8.615 million of estimated costs payable in cash directly attributable to the arrangement. The estimated costs include $4.015 million in legal and accounting fees payable by Ad.Venture and 180 Connect, $3.0 million in financial advisory fees payable by 180 Connect and $1.6 million in deferred underwriting fees payable by Ad.Venture. As the arrangement is being treated as the equivalent of 180 Connect issuing stock for the net monetary assets of Ad.Venture, these costs are charged to equity. In addition, this gives effect to the payment of $1.975 million in bonuses to certain of 180 Connect’s directors and officers, which are charged to retained earnings (deficit) in the pro forma financial statements. See the section entitled, “Certain Relationships and Related Party Transactions - 180 Connect - Conflicts of Interest”
(C)	Gives effect to the payment of $1,050,000 to Messrs. Balter and Slasky reflecting $200,000 in loans made to Ad.Venture as at March 31, 2007 and an approximate additional $700,000 in loans made to Ad.Venture as at June 4, 2007 to cover operating expenses as well as an additional $150,000 representing the maximum estimated reimbursement by 180 Connect of certain legal fees incurred by Messrs. Balter and Slasky in connection with the amendment to the existing credity facility of 180 Connect. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement and these loans will be repaid upon completion of the arrangement.
(D)	As shown in the balance sheet reflecting minimum conversion, this adjustment reflects the reclassification of the conversion value of the Ad.Venture common stock subject to conversion to stockholders’ equity. As shown in the balance sheet reflecting maximum conversion, this adjustment reflects the payout of the conversion value to the Ad.Venture common stockholders who exercised their conversion rights (1,799,100 shares at approximately $5.86 per share).
(E)	Reflects the reclassification of Ad.Venture’s net monetary assets to paid in capital and the issuance of 16,413,620 shares of common stock at $0.0001 par value in exchange for 27,356,034 180 Connect shares of common stock (based on the number of 180 Connect shares outstanding as of March 31, 2007 of 24,506,034 plus 2,000,000 180 Connect shares issued on exercise of 2,000,000 warrants on April 2, 2007 for nominal proceeds and 850,000 shares related to the conversion of convertible debentures which occurred after March 31, 2007).
(F)	Reflects the elimination of interest income attributable to cash paid as a result of common stock subject to conversion under the maximum conversion scenario.
(G)	Reflects 11,249,997 shares of Ad.Venture common stock outstanding before the arrangement plus 14,703,620 shares issued to 180 Connect shareholders, the issuance of 1,200,000 shares related to the exercise of 180 Connect warrants by Laurus which occurred on April 2, 2007 and the conversion of convertible debentures into 850,000 shares (510,000 shares as adjusted to reflect the exchange ratio of 0.60) which occurred after March 31, 2007. In the maximum conversion scenario, the 1,799,100 shares of Ad.Venture common stock subject to conversion is deducted. See the table set forth below under Note H.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(H)	Given the pro forma loss from continuing operations, diluted earnings per share is anti-dilutive. The table below shows the maximum number of shares that would be outstanding if all potential dilutive instruments were exercised or converted (based on the number of Ad.Venture and 180 connect securities outstanding as of March 31, 2007):

	Minimum Conversion	Maximum Conversion
AVP Shares Outstanding	11,249,997	11,249,997
180 Connect Shares Outstanding	14,703,620	14,703,620
Exercise of Laurus Warrants	1,200,000	1,200,000
Exercise of Convertible Debentures	510,000	510,000
Less: AVP Shares Not Converted	—	(1,799,100)
Total Shares Outstanding	27,663,617	25,864,517
Potentially Dilutive Securities:
180 Connect Warrants	942,060	942,060
180 Connect Convertible Debentures	2,181,600	2,181,600
180 Connect Warrants (issued in connection with bridge financing) (Note K)	600,000	600,000
Employee Options	332,302	332,302
Stock Appreciation Rights	167,999	167,999
AVP Warrants and Unit Options	19,350,000	19,350,000
AVP Warrants (issued in connection with bridge financing) (Note K)	250,000	250,000
Maximum Potential Diluted Shares Outstanding	51,487,578	49,688,478
(I)	Subsequent to March 31, 2007, one of the institutional investors of the convertible debentures and warrants exercised its option to convert $2,024,785 of principal into 850,000 shares (510,000 shares as adjusted to reflect the exchange ratio of 0.60). This pro forma adjustment reflects the impact of this adjustment.
(J)	The consummation of the arrangement agreement may constitute an event of default under the convertible debentures as it may constitute a fundamental transaction or change of control thereunder, in which case the holders of the convertible debentures may declare an event of default and elect to redeem the greater of (i) 120% of the outstanding principal amount of the convertible debentures plus all accrued and unpaid interest thereon or (ii) the outstanding principal amount of the convertible debentures, plus all accrued and unpaid interest thereon, divided by the conversion price in effect either on the date the redemption is demanded or paid in full, whichever date has a lower conversion price, multiplied by the VWAP on the date the redemption is demanded or paid in full, whichever date has a higher VWAP.

As a result, the convertible debenture has been reclassified as a current liability in the pro forma condensed combined balance sheet. In addition, the amount together with the related embedded derivatives liability amount has been increased to 120% of the convertible debenture principal amount. The conversion option was out of the money at March 31, 2007.

(K)	On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing 180 Connect credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the Laurus Expiration Date. In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date.

Pursuant to this amendment, 180 Connect issued to Laurus 1,000,000 warrants with a five year term and an exercise price of $2.61. Ad.Venture agreed to issue to Laurus warrants to purchase 250,000 shares of Ad.Venture common stock upon the completion of the arrangement with an exercise price at the closing price of the Ad.Venture common stock on the closing date of the arrangement. These

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 – (continued)

warrants have been valued using the Black-Scholes model. Additionally, Laurus received a management fee of $200,000 and upon the closing of the arrangement will receive a commitment fee of $1.4 million. In the event that funds are drawn from the additional $8.0 million available under the amendment to the revolving credit facility, they would be repaid no later than September 30, 2007. This pro forma adjustment reflects the recording of the warrants and the payment of the fees.

(L)	On the closing date of the arrangements the Laurus term loan will be required to be paid down by $5.0 million without any redemption premium. This pro forma adjustment reflects the required repayment.

THE NAME CHANGE PROPOSAL

Ad.Venture is proposing to change its corporate name from “Ad.Venture Partners, Inc.” to “180 Connect Inc.” upon completion of the arrangement. In the judgment of the Board, the change of our corporate name is desirable to reflect our arrangement with 180 Connect. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amended and restated certificate of incorporation is adopted. If the arrangement proposal, the authorized shares proposal or special voting share proposal is not adopted, this proposal will not be presented at the special meeting.

The adoption of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.

The Board recommends a vote FOR approval of the adoption of the name change proposal.

THE FIFTH AND SIXTH ARTICLES PROPOSAL

Ad.Venture is proposing to remove the Fifth Article of Ad.Venture’s amended and restated certificate of incorporation.

In the judgment of the Board, the removal of the Fifth Article is desirable because the Fifth Article relates to the operation of Ad.Venture as a blank check company prior to the consummation of a business combination. Among the Fifth Article’s sections, it requires that IPO proceeds be held in a trust account until a business combination or liquidation of the Ad.Venture has occurred and also requires that the terms of a proposed business combination be submitted for approval by Ad.Venture’s stockholders. Such sections will not be applicable upon completion of the arrangement.

In addition, Ad.Venture is proposing to revise the Sixth Article of Ad.Venture’s amended and restated certificate of incorporation, which provides for a classified board of directors, to clarify the expiration dates for the terms of the three classes of directors such that the Class A directors will stand for reelection in 2008, the Class B directors will stand for reelection in 2009, the Class C directors will stand for reelection in 2010 and directors elected at subsequent annual meetings will be elected to serve for three year terms. Ad.Venture believes this amendment is desirable because the current language of Article Sixth could be interpreted to allow directors to serve until the third annual meeting following their election as opposed to the third year following their election. The amended provision is intended to clarify that each director is elected to a term of three years or until his successor is duly elected and qualified.

If the arrangement proposal, the authorized shares proposal or the special voting share proposal is not adopted, this proposal will not be presented at the special meeting. The adoption of the Fifth and Sixth Articles proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.

The Board recommends a vote FOR approval of the adoption of the Fifth and Sixth Articles proposal.

THE AUTHORIZED SHARES PROPOSAL

Ad.Venture is requesting stockholder approval to increase the authorized number of shares of common stock from 50,000,000 shares to 100,000,000 shares. The additional common stock to be authorized by adoption of this proposal would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of Ad.Venture, except for effects incidental to increasing the number of shares of Ad.Venture common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. If the arrangement proposal is not adopted, this proposal will not be presented at the special meeting.

As of August 8, 2007, Ad.Venture had outstanding 11,249,997 shares and warrants and unit purchase options, which if exercised, would result in the issuance of an additional 19,350,000 shares. Absent approval of the authorized shares proposal, Ad.Venture would be able to issue without stockholder approval, after reservation for all common stock underlying outstanding warrants and the unit purchase options, solely 19,850,003 shares, and Ad.Venture would have insufficient authorized shares of common stock to issue in connection with the arrangement. The additional shares of common stock that would become available for issuance if the proposal is adopted would also allow Ad.Venture to issue the full amount of reserved shares under the 2007 Long-Term Incentive Plan (if the long-term incentive plan proposal is approved by the stockholders) and the flexibility to issue additional shares in connection with future financing or acquisition transactions.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by Ad.Venture to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Ad.Venture. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at Ad.Venture), nevertheless, stockholders should be aware that approval of the proposal could facilitate future efforts by Ad.Venture to deter or prevent changes in control of Ad.Venture, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If the Ad.Venture stockholders do not approve this proposal, Ad.Venture will not be able to complete the transactions discussed in the Arrangement Proposal.

The adoption of the authorized shares proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.

The Board recommends a vote FOR approval of the adoption of the authorized shares proposal.

THE SPECIAL VOTING SHARE PROPOSAL

The special voting share will be authorized for issuance and issued to the trustee appointed under the voting trust and exchange trust agreement pursuant to the plan of arrangement. The special voting share will be a preferred share of Ad.Venture and will have a par value of $0.0001 per share. Except as otherwise required by law, the special voting share will be entitled to a number of votes equal to the number of exchangeable shares from time to time outstanding and not owned by Ad.Venture or its subsidiaries. These votes may be exercised for the election of directors and on all other matters submitted to the vote of Ad.Venture stockholders. The holders of Ad.Venture common stock and the holder of the special voting share will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Ad.Venture certificate of incorporation. The holder of the special voting share will not be entitled to receive dividends from Ad.Venture and, in the event of any liquidation, dissolution or winding-up of Ad.Venture, will receive an amount equal to the par value thereof. At such time as there are no exchangeable shares outstanding not owned by Ad.Venture or its subsidiaries, the special voting share will be cancelled. If the arrangement proposal is not adopted, this proposal will not be presented at the special meeting.

If the Ad.Venture stockholders do not approve this proposal, Ad.Venture will not be able to complete the transactions discussed in the Arrangement Proposal.

The adoption of the special voting share proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ad.Venture common stock on the record date.

The Board recommends a vote FOR approval of the special voting share proposal.

THE LONG-TERM INCENTIVE PLAN PROPOSAL

Ad.Venture is requesting that the stockholders approve the adoption of the 2007 Long-Term Incentive Plan (the “Plan”). The Plan will be integral to Ad.Venture’s compensation strategies and programs following the arrangement. Ad.Venture expects that the Plan will provide the flexibility that Ad.Venture needs to effectively recruit, motivate and retain employees, consultants, and directors essential to its success.

The Plan contains the following important features:

•	The Plan will permit awards of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, deferred stock units, performance shares, performance cash awards, and other stock awards or cash awards as described below. Awards and grants under the Plan are referred to as “Benefits.”
•	Those eligible for Benefits under the Plan are referred to as “Participants.” Participants include all employees, consultants, and directors of Ad.Venture and employees, consultants, and directors of any direct or indirect subsidiary of Ad.Venture.
•	The Plan has a ten-year term with a fixed number of shares authorized for issuance. It is not an “evergreen” plan.
•	The total number of shares reserved under the Plan is 2 million.
•	Under the Plan, stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.
•	Repricing of stock options and SARs is prohibited.
•	Stockholder approval of the Plan will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”) and permit the grant of stock options designed to qualify as incentive stock options (“ISOs”).

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote at the special meeting, will be required to approve the Plan. Should the stockholders fail to approve the Plan, the Plan will not go into effect.

If the arrangement proposal, the authorized shares proposal or the special voting share proposal is not adopted, this proposal will not be presented at the special meeting.

The Board recommends a vote “FOR” adoption of the long-term incentive plan proposal.

The terms and provisions of the Plan are summarized below. This summary, however, does not purport to be a complete description of the Plan. The Plan has been filed with the SEC as an Annex to this proxy statement/prospectus and may be accessed from the SEC’s homepage at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Plan.

Administration and Eligibility

The Plan will be administered by the compensation committee of the Board (the “Compensation Committee”), which will be established following the completion of the arrangement. The Compensation Committee will consist of three or more directors, each of whom will satisfy the requirements: (1) established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), (2) for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code, and (3) for independent directors required under the applicable stock exchange’s listing requirements (if any). The Compensation Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers. The Compensation Committee may delegate some of its authority under the Plan in accordance with the terms of the Plan.

Participants include all employees, consultants, and directors of Ad.Venture and employees, consultants, and directors of any direct or indirect subsidiary of Ad.Venture. However, no Participant may receive in any calendar year: (i) Stock Options relating to more than 500,000 shares, or (ii) SARs relating to more than 500,000 shares, or (iii) Performance Shares relating to more than 250,000 shares (with such Performance

Shares to be paid in shares or their cash equivalent at the discretion of the Compensation Committee). In addition, no Participant may receive in any calendar year more than $1.5 million pursuant to Performance Cash Awards.

Benefits

The Compensation Committee may award shares of Ad.Venture common stock or an additional monetary payment to Participants without payment therefore as additional compensation for service to Ad.Venture or a subsidiary. The various types of awards are described below and may be subject to other terms and conditions, which may vary from time to time and among employees, as the Compensation Committee determines to be appropriate.

Stock Options

The Compensation Committee is authorized to grant stock options to Participants (“Optionees”), which may be either ISOs or Nonqualified Stock Options (“NSOs”). NSOs and ISOs are collectively referred to as “Stock Options”. At the time of grant, the Compensation Committee in its sole discretion will determine when Stock Options are exercisable and when they expire, provided the term cannot exceed 10 years.

The exercise price of any Stock Option must be at least equal to the fair market value of the shares on the date of the grant. For purposes of the Plan, fair market value shall be determined in such manner as the Compensation Committee may deem equitable, or as required by applicable law or regulation. On August 8, 2007, the closing price of Ad.Venture common stock was $5.13. The Plan prohibits repricing of Stock Options.

SARs

The Compensation Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to Ad.Venture, an amount, payable in shares, in cash or a combination thereof, that is equal to: (i) the fair market value of the Ad.Venture common stock on the date of exercise of the right, minus (ii) the fair market value of such common stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. Except with respect to SARs issued in substitution for Stock Options (see the following paragraph), the exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant. The Plan prohibits repricing of SARs.

The Compensation Committee also may, in its discretion and without the consent of the affected Participant, substitute SARs which can be settled only in Ad.Venture common stock for outstanding Stock Options. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the Stock Option that it replaces and the term of the substitute SAR shall not exceed the term of the Stock Option that it replaces.

Restricted Stock and Restricted Stock Units

Restricted Stock consists of shares which are transferred or sold by Ad.Venture to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date after vesting upon the attainment of certain conditions and restrictions. The Compensation Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, continuous service with Ad.Venture or its subsidiary, the passage of time or other restrictions or conditions. Awards of Restricted Stock and Restricted Stock Units may include the right to be credited with dividends or dividend equivalents.

Deferred Stock Units

Deferred Stock Units provide a Participant a vested right to receive shares in lieu of other compensation at termination of employment or service or at a specific future designated date. Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.

Performance Shares

A Participant who is granted Performance Shares has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of one or more of the Performance Criteria indicated below and specified by the Compensation Committee for a performance period of at least 12 months. The Compensation Committee may, in its discretion, make a cash payment equal to the fair market value of shares of Ad.Venture common stock otherwise required to be issued to a Participant pursuant to a Performance Share award.

Performance Cash Awards

A Participant who is granted a Performance Cash Award has the right to receive a payment in cash upon the attainment of one or more of the Performance Criteria indicated below and specified by the Compensation Committee for a performance period of at least 12 months. The Compensation Committee may substitute actual shares of Ad.Venture common stock for the cash payment otherwise required to be made pursuant to a Performance Cash Award.

Performance Criteria

Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Ad.Venture common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”).

Any Performance Criteria may be used to measure the performance of Ad.Venture as a whole or any business unit of Ad.Venture and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with (a) Ad.Venture’s financial statements, (b) Generally Accepted Accounting Principles, or (c) under an objective methodology established by the Compensation Committee prior to the issuance of an award which is consistently applied.

Amendment of the Plan

Ad.Venture’s Board or the Compensation Committee has the right and power to amend the Plan, provided, however, that neither the Board nor the Compensation Committee may amend the Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder’s consent, except that the Compensation Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a Participant’s consent. Ad.Venture shall obtain stockholder approval of any amendment of the Plan to the extent necessary to comply with applicable laws, regulations or stock exchange rules.

Termination of the Plan

Ad.Venture’s Board may terminate the Plan at any time. The Plan is scheduled to terminate ten years from its effective date. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

Compensation Committee’s Right to Modify Benefits

The Compensation Committee may grant Benefits on terms and conditions different than those specified in the Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.

The Compensation Committee may permit or require a Participant to have amounts or shares of common stock of Ad.Venture that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Compensation Committee on Ad.Venture’s books of account.

Change in Control

Upon the occurrence of a Change in Control (as defined below), all outstanding Stock Options and SARs shall become vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units shall lapse, all performance goals shall be deemed achieved at target levels and all other terms and conditions met, all Performance Shares shall be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable, and all other stock or cash awards shall be delivered or paid. The treatment of outstanding Benefits set forth above is referred to herein as “Accelerated Treatment.” Accelerated Treatment shall not apply if and to the extent that such Benefits are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the value of the award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original Benefit. However, the Compensation Committee has the discretion to provide for Accelerated Treatment of a Benefit that is assumed or replaced in a Change in Control and held by a Participant whose service is terminated, actually or constructively, within a designated period following the Change in Control.

For purposes of the Plan, the term “Change in Control” is defined as: (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of Ad.Venture, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of Ad.Venture representing at least 35% of the combined voting power of the outstanding securities of Ad.Venture (other than by Ad.Venture, or any employee benefit plan of Ad.Venture); (iii) the consummation of a merger or consolidation in which Ad.Venture is not the surviving corporation or Ad.Venture’s common stock is converted into cash, securities or other property, except a merger in which Ad.Venture’s stockholders prior to the merger own at least a 65% interest in the surviving corporation; (iv) the consummation of the sale or other disposition of all or substantially all of Ad.Venture’s assets, except an asset sale to an entity in which Ad.Venture’s stockholders own at least a 65% interest; (v) the approval of liquidation or dissolution of Ad.Venture by its stockholders; and (vi) a change in the majority of the Board of Ad.Venture in existence prior to the first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of Ad.Venture) or, contested election.

The acceleration of Benefits in the event of certain change in control transactions may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise take control of Ad.Venture.

Adjustments

If there is any change in the number, class, market price or terms of the common stock of Ad.Venture by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary, combination of shares, exchange of shares, stock rights offering or other similar event or any distribution to the holders of shares of such common stock other than a regular cash dividend, the Compensation Committee shall make such substitution or adjustment in the number of or class of shares which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate.

In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Ad.Venture or a subsidiary, the Compensation Committee may authorize the assumption or replacement of affected Participants’ awards by the spun-off facility or organization or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

In the event of any merger, consolidation, or reorganization of Ad.Venture with or into another corporation which results in Ad.Venture’s outstanding common stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Compensation Committee, for each share of Ad.Venture common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of common stock of Ad.Venture are entitled pursuant to the transaction.

Substitution and Assumption of Benefits

Either Ad.Venture’s Board or the Compensation Committee may authorize the issuance of Benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Ad.Venture or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate. To the extent permitted by applicable law and listing exchange requirements, any substitute awards granted under the Plan shall not count against the share limitations set forth herein.

Reusage

If a Stock Option granted under the Plan expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or SARs granted under the Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits will again be available for use under the Plan. Shares covered by a Benefit granted under the Plan will not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares of Ad.Venture common stock covered by a SAR shall be counted as used only to the extent shares are actually issued to the Participant upon exercise of the SAR. Shares exchanged by an Optionee as full or partial payment of the exercise price under any stock option exercised under the Plan, shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit that is settled in cash will not be counted as used.

U.S. Federal Income Tax Consequences

Ad.Venture has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:

ISOs

An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within at least two years after the date of the grant of the ISO and has held the shares for more than one year after the date of exercise and Ad.Venture is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies. The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.

If an Optionee sells ISO shares before having held them for more than one year after the date of exercise and more than two years after the date of grant (a “disqualifying disposition”), the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In the year of a disqualifying disposition, Ad.Venture receives a federal income tax deduction in an amount equal to the ordinary income that the Optionee recognizes as a result of the disposition.

NSOs

An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. Ad.Venture receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Stock Option.

Restricted Stock

A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.

Ad.Venture receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Benefits

In the case of an exercise of an SAR or an award of Restricted Stock Units or Deferred Stock Units, Performance Shares, or Ad.Venture common stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Ad.Venture will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

Ad.Venture may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either Ad.Venture’s chief executive officer or is among one of the four other officers for that taxable year as reported in Ad.Venture’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. Ad.Venture believes that Benefits in the form of Stock Options, SARs, Performance Shares, Performance Cash Awards (as well as Restricted Stock, Restricted Stock Units or Deferred Stock Units that are subject to performance conditions) will constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation. However, Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not subject to performance conditions will be subject to the $1,000,000 deduction limitation.

Miscellaneous

A new benefits table is not provided because no grants have been made under the Plan and all Benefits are discretionary.

THE AUDITOR SELECTION PROPOSAL

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the special meeting. Ernst & Young LLP is currently the independent registered public accounting firm for 180 Connect. Representatives of Ernst & Young LLP are expected to be present at the special meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

If the arrangement proposal, the authorized shares proposal or special voting share proposal is not adopted, this proposal will not be presented at the special meeting. The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote at the special meeting, will be required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Ad. Venture currently has a March 31 fiscal year end. However, upon the completion of the arrangement, Ad.Venture expects to adopt the fiscal year end of 180 Connect, as the accounting acquiror.

Principal Accountant Fees and Services

During the fiscal years ended March 31, 2006 and March 31, 2007, Ad.Venture’s independent auditor was Eisner LLP.

	For the Period April 7, 2005 (Inception) Through March 31, 2006	For the Fiscal Year Ended March 31, 2007
Audit Fees	$35,000	40,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	15,000
Total Fees:	$35,000	$55,000

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of Ad.Venture’s year-end financial statements and services that are normally provided by Eisner in connection with statutory and regulatory filings.

Audit-Related Fees.  Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Ad.Venture’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.

All Other Fees.  All other fees consist of fees billed for review of 180 Connect’s work papers for the year ended December 31, 2006.

Policy on Board Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

The Board recommends a vote FOR the auditor selection proposal.

THE DIRECTOR ELECTION PROPOSAL

The Board is divided into three classes, each of which serves for a term to expire on the third annual meeting of his or her election, with only one class of directors being elected at each annual meeting. The nominees have been nominated as candidates for election as follows:

•	in the class to stand for reelection at the next annual meeting (expected in 2008): Lawrence J. Askowitz;
•	in the class to stand for reelection the second annual meeting after the special meeting (expected in 2009): Ilan M. Slasky; and
•	in the class to stand for reelection in third annual meeting after the special meeting (expected in 2010): Howard S. Balter.

Our fourth director, Dr. Shlomo Kalish, is not being nominated for reelection and his term will expire at the special meeting. Directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the meeting. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Ad.Venture’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

In connection with the arrangement, Ad.Venture has also proposed, as part of the Fifth and Sixth Articles proposal, to amend the classified board provisions of its certificate of incorporation to clarify when terms of the three classes comprising the classified board expire. See the section entitled “The Fifth and Sixth Articles Proposal.” Under the DGCL, if elected, the three nominees will serve in the classes to which they were elected, irrespective of the adoption of the Fifth and Sixth Articles proposal. However, pursuant to the arrangement agreement, the Board is required to appoint, as a condition to the consummation of the arrangement, up to six additional directors to serve on the Board effective on the closing of the arrangement. These new directors will be appointed to the revised classes. If the three director nominees are elected, the Board will consist of the following directors following the arrangement: Messrs. Askowitz, Balter, Giacalone, Hallmen, McCarthy, Meltzner, Modry, Osing and Slasky. For additional information about the Board following the arrangement, see the section entitled “Directors and Executive Officers of Ad.Venture Following the Arrangement.”

The following table sets forth information as of August 8, 2007 with respect to the nominees for election to the Board:

Nominees

Name	Age
Lawrence J. Askowitz	41
Howard S. Balter	45
Ilan M. Slasky	37

The Board recommends a vote in favor of each named nominee.

OTHER INFORMATION RELATED TO AD.VENTURE

Business of Ad.Venture

We were organized as a Delaware blank check company in April 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries.

Initial Public Offering

In August 2005, we consummated our IPO resulting in net proceeds of approximately $51.2 million after payment of underwriters’ commission and offering costs, of which $50.4 million was placed in the trust account and invested mutual funds and municipal money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Such funds, with the interest earned thereon, will be released to us upon completion of the proposed arrangement, less any amount payable to Ad.Venture stockholders that vote against adoption of the arrangement proposal and elect to exercise their conversion rights. In connection with the IPO, we agreed to pay the underwriters approximately $1.6 million upon consummation of our initial business combination. The proceeds of the offering not held in the trust account have been used by us to pay offering expenses and operating expenses, including expenses incurred in connection with our pursuit of the arrangement and other potential business combinations. Except for amounts released to pay taxes on interest earned on the trust account, the funds in the trust account will not be released until the earlier of the completion of the arrangement or our dissolution and liquidation. As of June 30, 2007, there was $52,666,306.56 in the trust account, including accrued interest on the funds in the trust account.

Operating Funds and Loans

Since our IPO we have expended all of the funds held outside of our trust account. In addition to amounts spent on legal and accounting due diligence on prospective acquisitions, we have spent significant amounts on legal and accounting fees related to our SEC reporting obligations as well as on continuing general and administrative expenses. On January 29, 2007, we entered into notes with each of Messrs. Balter and Slasky pursuant to which Messrs. Balter and Slasky may loan such amounts as are necessary to fund our operating expenses and expenses in connection with the arrangement. The loans bear no interest and are payable upon demand or upon the consummation of a business combination. We have agreed to reimburse Messrs. Balter and Slasky for any tax liabilities they may incur as a result of any imputed interest income related to the notes. We currently believe Messrs. Balter and Slasky will continue to loans funds to us to cover our expenses. However, in the event that Messrs. Balter and Slasky are unable or unwilling to continue to loan funds to us, we may not be able to consummate the arrangement, in which case we will be required to commence proceedings to dissolve and liquidate.

In connection with the amendment to 180 Connect’s credit facility with Laurus, 180 Connect agreed, pursuant to the terms of the 180 Connect/Balter/Slasky Agreement, to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement in the event of a 180 Connect Shareholder Disapproval or 180 Connect Financing Delay. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Ad.Venture or Messrs. Balter and Slasky will receive any such reimbursement.

Plan of Dissolution and Distribution of Assets if No Arrangement

If the arrangement is not completed, we are required to adopt a plan of dissolution and distribution of our assets and initiate procedures for our dissolution. Upon our dissolution, we will distribute our assets, including the trust account, and after reserving amounts sufficient to cover our liabilities and obligations and the costs of dissolution, solely to our public stockholders.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames would proceed in approximately the following manner:

•	the Board will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board’s recommendation of our dissolution and the plan;
•	as soon as practicable after the adoption of the Plan of distribution, we would file our preliminary proxy statement with the SEC;
•	if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we would mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and
•	if the SEC does review the preliminary proxy statement, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolutions and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution.

We cannot assure you that third parties will not seek to recover from the assets distributed to our public stockholders any amounts owed to them by us. Creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

Under the DGCL, our stockholders could be liable for any claims against the corporation to the extent of the distribution received by them after dissolution. Ad.Venture’s initial stockholders, including all of our officers and directors, have waived their rights to participate in any distributions occurring upon our failure to consummate a business combination with respect to shares of common stock acquired by them prior to the IPO. We estimate that, in the event we liquidate the trust account and distribute those assets to our public stockholders, based on the funds in the trust account as of June 30, 2007, including accrued interest on such funds but without taking into account any taxes payable on interest earned on such funds, each public stockholder would receive approximately $5.85 per share. However, we have incurred significant expenses in connection with the arrangement and we expect to incur signficant additional expenses in connection with the arrangement. Further, if we cannot complete the arrangement and are required to dissolve, we estimate that our total costs and expenses for implementing and completing our dissolution and plan of distribution will be in the range of $50,000 to $75,000. This amount includes all costs of our certificate of dissolution in the State of Delaware, the winding up of our company and the cost of a proxy statement and meeting relating to the approval by our stockholders of our plan of dissolution.

If we dissolve and liquidate prior to the consummation of a business combination, our two officers, Messrs. Balter and Slasky, pursuant to the certain written agreement executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. We currently believe a significant portion of the accounts payable and accrued offering costs and acquisition costs reflected on our balance sheet would be considered vendor claims for purposes of the indemnification provided by our officers. We expect that the indemnification provided by our officers would cover these costs to the extent the dissolution and liquidation expenses relate to vendor claims. We cannot assure you that they will be able to satisfy their indemnification obligations. As a result, the indemnification described above may not effectively mitigate the risk of creditors’ claims reducing the amounts in the trust account. As a result, the amounts distributed to our public stockholders may be less than $5.85 per share.

Facilities

We do not own any real estate or other physical properties. Our headquarters are located at 360 Madison Avenue, 21st Floor, New York, New York 10017. We entered into an informal agreement with an unrelated third party whereby we pay a base rent of $2,058 per month on a month-to-month basis in exchange for office space and certain administrative services. We believe that our office facilities are suitable and adequate for our business as it is presently conducted. If the arrangement is completed, the corporate headquarters and principal executive offices of Ad.Venture will be at 6501 E. Belleview Avenue, Englewood, Colorado 80111, the current headquarters for 180 Connect.

Employees

We currently have two officers, both of whom are also members of the Board. We have no other employees. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period has varied based on the availability of suitable target businesses to investigate. As a result of the proposed arrangement with 180 Connect, management has devoted, and expects to continue to devote, a significant amount of time. We do not intend to have any full-time employees prior to the completion of the arrangement.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements in conformity with United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective businesses as part of the proxy solicitation materials sent to stockholders to assist them in assessing a business combination.

Directors and Executive Officers

Upon completion of the arrangement, we expect the Board to consist of Messrs. Askowitz, Balter, Giacalone, Hallmen, McCarthy, Meltzner, Modry, Osing and Slasky. We expect the executive officers of Ad.Venture to be Mark Burel, Peter Giacalone and Steven Westberg. See the sections entitled “Director Election Proposal” and “Directors and Executive Officers of Ad.Venture Following the Arrangement.”

Executive Officer and Director Compensation

No executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash or equity compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our officers, directors, stockholders or special advisors, or any of their respective affiliates, for services rendered prior to or in connection with the arrangement. However, our officers, directors and special advisors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as participating in the offering process with respect to our IPO, identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us and there will be no review of the reasonableness of the expenses by anyone other than the Board, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement by us. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. See the section entitled “Compensation Discussion and Analysis.”

Number and Terms of Directors

The Board currently has four directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Askowitz, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Dr. Kalish and Mr. Slasky, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Balter, will expire at the third annual meeting. See the sections entitled “Director Election Proposal” and “Directors and Executive Officers of Ad.Venture Following the Arrangement” for information regarding the Board following consummation of the arrangement.

Committees of the Board

The Board has established an Audit Committee, which reports to the Board. Mr. Askowitz and Dr. Kalish serve as members of our Audit Committee. The Board has not determined if any of its directors qualifies as independent, although Ad.Venture’s management believes that Mr. Askowitz and Dr. Kalish would qualify as independent under the rules of the Nasdaq Global Market. Our Board has determined that it does not have an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as amended. In light of our limited operations at this time, our Board has determined that it will postpone any decision on whether to search for an audit committee financial expert until we can more accurately ascertain our future business operations. The Board has adopted a charter for the Audit Committee.

Ad.Venture does not currently have a compensation committee or nominating committee because its operations have been limited to its search for a business combination. Compensation and nominating committees will be established upon the closing of the arrangement.

Code of Ethics

We have adopted a code of ethics applicable to our officers and employees in accordance with applicable federal securities laws. You may obtain a copy of Ad.Venture’s code of ethics, free of charge, by contacting our corporate secretary at 360 Madison Avenue, 21st Floor, New York, New York 10017. Ad.Venture intends to disclose amendments to or waivers from a required provision of its code of ethics on Form 8-K.

AD.VENTURE MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with Ad.Venture’s selected consolidated financial information and its consolidated financial statements and the related notes included elsewhere in this proxy statement. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. Ad.Venture’s actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors, including those discussed under “Risk Factors — Risks Related to Business and Operations Following the Arrangement with 180 Connect” and elsewhere in this proxy statement/prospectus. See the section entitled “Forward Looking Statements.”

Overview

We were formed on April 7, 2005 as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. We intend to use cash derived from the net proceeds of our IPO, which closed on August 31, 2005, together with any additional financing arrangements that we undertake, to effect a business combination.

The net proceeds from our IPO on August 31, 2005 were approximately $51.2 million, after deducting offering expenses of approximately $0.7 million and underwriting discounts of $2.2 million. Of this amount, $50.4 million was placed in a trust account, with approximately $810,000 remaining for our use to cover business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

Results of Operations

Net Income

For the fiscal year ended March 31, 2007, we had net income of approximately $5.4 million, of which $5.4 million was derived from income on derivative liabilities resulting from a decrease in the fair market value of our warrants outstanding and of approximately $(1.6) million interest income, less operating expenses and taxes. For the fiscal year ended March 31, 2006, we had a net loss of approximately $4.3 million derived primarily from a loss on derivative liabilities.

Liquidity and Capital Resources

On August 31, 2005, we consummated our IPO of 9,000,000 units. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00. Our common stock and warrants started trading separately as of October 10, 2005. The net proceeds from the sale of our units, after deducting certain offering expenses of approximately $0.7 million, and an underwriting discount of approximately $2.2 million, were approximately $51.2 million. Of this amount, $50.4 million was placed into a trust account and the remaining proceeds are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and to pay for continuing general and administrative expenses. In December 2006 and April 2007, we withdrew $58,500 and $75,000, respectively from the trust account for the payment of income taxes on the interest income of the trust account. As of June 30, 2007, we had $52,666,306.56 of proceeds available for such uses.

Since our IPO we have expended all of the funds held outside of our trust account. In addition to amounts spent on legal and accounting due diligence on prospective acquisitions, we have spent significant amounts on legal and accounting fees related to our SEC reporting obligations as well as on continuing general and administrative expenses. We expect to incur significant additional expenses in connection with the arrangement. On January 29, 2007, we entered into notes with each of Messrs. Balter and Slasky pursuant to which Messrs. Balter and Slasky may loan such amounts as are necessary to fund our operating expenses and expenses in connection with the arrangement. The loans bear no interest and are payable upon demand or upon the consummation of a business combination. We have agreed to reimburse Messrs. Balter and Slasky for any tax liabilities they may incur as a result of any imputed interest income related to the notes. We currently believe Messrs. Balter and Slasky will continue to loans funds to us to cover our expenses. However, in the event that Messrs. Balter and Slasky are unable or unwilling to continue to loan funds to us, we may not be able to consummate the arrangement, in which case we would be required to dissolve and liquidate.

If we dissolve and liquidate prior to the consummation of a business combination, Messrs. Balter and Slasky, pursuant to the certain written agreement executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. We currently believe a significant portion of the accounts payable and accrued offering costs and acquisition costs reflected on our balance sheet would be considered vendor claims for purposes of the indemnification provided by our officers. We expect that the indemnification provided by our officers would cover these costs and expenses and the costs and expenses of the dissolution and liquidation to the extent these costs and expenses relate to vendor claims. We cannot assure you that Messrs. Balter and Slasky will be able to satisfy those indemnification obligations. As a result, the indemnification described above may not effectively mitigate the risk of creditors’ claims reducing the amounts in the trust account. In addition, the trust account could be subject to claims of third parties and our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims are not been paid by us. Furthermore, our warrants will expire worthless if we liquidate before the completion of a business combination.

Off-Balance Sheet Arrangements

Other than contractual obligation incurred in the normal course of business, we do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity.

Contractual Obligations

We had no long-term liabilities as of March 31, 2007.

In connection with our IPO, we agreed to pay the underwriters additional underwriting fees and expenses of $1.6 million upon the consummation of our initial business combination. We expect that such fees and expenses will be paid out of the proceeds in the trust account upon consummation of the arrangement. Of such fees and expenses, $1.1 million constitute additional underwriting fees and $0.5 million constitutes an additional non-accountable expense allowance.

Following the consummation of our IPO, we cancelled the office service agreement with Innovation Interactive, LLC, which was an affiliate of Howard S. Balter, our chairman of the board and chief executive officer, Ilan M. Slasky, our president, secretary and director. Following cancellation of that arrangement, we relocated our office and entered into an informal agreement with an unrelated third party whereby we pay base rent of $2,058 per month, on a month-to-month basis, in exchange for office space and certain administrative services.

On March 13, 2007, we entered into the arrangement agreement with 180 Connect pursuant to which we intend to issue approximately 16.6 million shares of our common stock and/or exchangeable shares to the shareholders of 180 Connect. We have also agreed to exchange all outstanding options to purchase 180 Connect common shares for options to purchase our common stock and to assume all outstanding stock appreciation rights of 180 Connect and outstanding warrants to purchase common shares of 180 Connect in connection with the arrangement.

On July 2, 2007, in connection with the amendment to 180 Connect’s credit facility with Laurus described below in the section titled “Business of 180 Connect — Laurus Financing,” we entered into an amendment to the arrangement agreement with 180 Connect, pursuant to which the exchange ratio was reset at .60 and the transaction expense ratio adjustment was eliminated. In addition, we entered into a letter agreement with Laurus, pursuant to which we agreed to issue warrants to purchase 250,000 shares of Ad.Venture common stock to Laurus upon the completion of the arrangement with an exercise price at the closing price of the Ad.Venture common stock on the closing date of the arrangement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported consolidated amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates.

We have identified our accounting for warrants and derivative instruments (as described below) as critical because of the significant non-cash impact on our balance sheet and results of operations and because the appreciation and interpretation of these policies requires both judgment and estimates of matters that are inherently uncertain and unknown.

Accounting for Warrants and Derivative Instruments

Emerging Issues Task Force No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” requires freestanding contracts that are settled in a company’s own stock to be designated as an equity instrument, asset or a liability. In accordance with EITF No. 00-19, we have determined that the public warrants and the option to purchase 450,000 units, each of which consists of one share of common stock and two warrants that are identical to our public warrants except for the exercise price, issued to the underwriters in connection with our IPO should be classified as derivative liabilities.

The reclassification of the warrants as a derivative liability is required under EITF No. 00-19 due to the absence in the warrant agreement of provisions addressing the exercise of the warrants in the absence of an effective registration statement. Under interpretations of applicable federal securities laws, the issuance of shares upon exercise of the warrants in the absence of an effective registration statement could be deemed a violation of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”). To address this issue, the warrant agreement requires that we file, and use best efforts to cause to be declared and keep effective, a registration statement covering the issuance of the shares underlying the warrants. However, the warrant agreement fails to specify the remedies, if any, that would be available to warrantholders in the event there is no effective registration statement covering the issuance of shares underlying the warrants. Under EITF No. 00-19, the registration of the common stock underlying the warrants is not within our control. In addition, under EITF No. 00-19, in the absence of explicit provisions to the contrary in the warrant agreement, we must assume that we could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability.

Similarly, the reclassification of the unit purchase option as a derivative liability is required under EITF No. 00-19 due to the absence in the unit purchase option of provisions addressing the exercise of the unit purchase option in the absence of an effective registration statement. Under interpretations of applicable federal securities laws, the issuance of units upon exercise of the unit purchase option in the absence of an effective registration statement could be deemed a violation of Section 5 of the Securities Act. The reclassification of the unit purchase option as a derivative liability is required under EITF No. 00-19 because the registration of the units underlying the unit purchase option is not within our control.

Under the provisions of EITF No. 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. The fair value of these warrants and the unit purchase option are shown on our balance sheet and the unrealized changes in the values of these derivatives are shown in our consolidated statement of operations as “Gain (loss) from derivative liabilities.” We determined the initial valuation of the warrants based upon the difference between the per-unit offering price of the units in the IPO and the discounted per-share amount placed into the Trust Account and the valuation of the warrants at September 30, 2005 based upon the difference between the market price of the units and the discounted per-share amount placed into the Trust Account. Thereafter, since the warrants are quoted on the Over-the-Counter Bulletin Board, the fair value of the warrants was determined based on the market price of the warrants at the end of each period. To the extent that the market price increases or decreases, our derivative liability will also increase or decrease, impacting our consolidated statement of operations. As of March 31, 2006 and December 29, 2006, the closing sale prices for the warrants were $0.64 and $0.19, respectively, resulting in a total warrant liabilities of $11.5 million and $3.4 million, respectively.

The Company has determined the fair values of the unit purchase option at March 31, 2007 and March 31, 2006 using a Black Scholes pricing model adjusted to include a separate valuation of the embedded warrants. For the March 31, 2007 valuation, the following assumptions were used for the Black Scholes pricing model: an expected life of 3.41 years, volatility of 64.9% and a risk-free rate of 4.54%. For the March 31, 2006 valuation, the following assumptions were used for the Black Scholes pricing model: an expected life of 4.41 years, volatility of 79.8% and a risk-free rate of 4.81%. Valuations derived from this model are subject to ongoing internal and external verification and review. Selection of these inputs involves management’s judgment and may impact net income. The Company continues to base its volatility assumption on the five-year average historical stock prices of the same representative sample of 20 technology, media and telecommunications companies as used in its initial valuation. The volatility factor used in Black Scholes model has a significant effect on the resulting valuation of the derivative liabilities on the Company’s balance sheet. For the embedded warrants, we based the valuation on the closing sale price for the public warrants as of March 31, 2007 or March 31, 2006, as applicable, adjusted by the percentage difference between the valuations obtained, using a Black Scholes pricing model (with the same assumptions) for the public warrants and the embedded warrants. We did not use the Black Scholes pricing model for the embedded warrants because the valuation obtained using that model did not correlate to the value of the public warrants.

Restatement of Financial Statements

On August 21, 2006, we filed a Form 8-K (the “August 2006 Form 8-K”) to notify investors that we determined, after consulting with its independent registered accounting firm, Eisner LLP, that, based on recent interpretations of the accounting for warrants under EITF No. 00-19 the fair value of the warrants issued as part of the units sold in our IPO (the “public warrants”) and the warrants issuable upon the exercise of the unit purchase option issued to the underwriters in our initial public offering (the “embedded warrants”) should be reported as a derivative liability rather than as equity as had been our practice. The August 2006 Form 8-K disclosed that the financial statements contained within the Company’s Form 8-K filed September 6, 2005 (the “September 2005 Form 8-K”) and the Form 10-K for the period from inception through March 31, 2006 (the “Form 10-K”) should no longer be relied upon and stated our intention to amend such Form 8-K and the Form 10-K to record the warrants as derivative liabilities and make additional non-operating gains and losses related to the classification of and accounting for the public warrants and the embedded warrants.

On August 29, 2006, we filed Amendment No. 1 to the September 2005 Form 8-K (the “Prior Amended Form 8-K”) and Amendment No. 1 to the Form 10-K (the “Prior Amended Form 10-K”, and together with the Prior Amended Form 8-K, collectively, the “Prior Amended Filings”) with restated financial statements that classified that the fair value of the public warrants and the embedded warrants as derivative liabilities rather than as equity.

After we filed the Prior Amended Filings, as a result of comments received from and discussions with the staff of the SEC, we determined that the interpretation of EITF No. 00-19 would also require the unit purchase option to be classified as a derivative liability to be adjusted to fair value at each balance sheet date. As a result, on September 25, 2006, we filed an amendment to the August 2006 Form 8-K disclosing (i) the date on which we first concluded that the financial statements contained within the September 2005 Form 8-K and Form 10-K should no longer be relied upon; (ii) that, on September 19, 2006, we determined to further restate its financial statements to record the unit purchase option issued to the underwriters in our initial public offering as a liability; (iii) that, as a result of such determination, we would file further amendments to the September 2005 8-K and the Form 10-K, which amendments would restate the previously restated financial statements included in the Prior Amended Filings, (iv) that the previously restated financial statements contained in the Prior Amended Filings should no longer be relied upon, (v) that the financial statements contained within our Forms 10-Q for the quarterly periods ended September 30, 2005, December 31, 2005 and June 30, 2006 (the “Forms 10-Q”) should no longer be relied upon; and (vi) that we would amend the Forms 10-Q to restate the financial statements contained therein. On January 12, 2007, we filed Amendment No. 2 to the September 2005 Form 8-K, Amendment No. 2 to the Form 10-K and Amendment No. 1 to the Forms 10-Q to classify the unit purchase option as a derivative liability.

The accompanying financial statements for the period of April 1, 2005 (date of inception) to March 31, 2006 have been restated to effect the changes described above.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. We are not presently engaged in any substantive commercial business. Accordingly, we are not and, until we consummate the arrangement, we will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our IPO held in the trust account have been invested only in money market funds meeting conditions of the Investment Company Act of 1940. Given our limited risk in our exposure to money market funds, we do not view the interest rate risk to be significant.

BUSINESS OF 180 CONNECT

History and Development of 180 Connect

180 Connect’s legal and commercial name is 180 Connect Inc. 180 Connect was incorporated under the Business Corporations Act (Alberta) on February 1, 1999 under the name Odyssey Technologies Inc. On May 28, 1999, 180 Connect changed its name to Launchworks Inc. (“Launchworks”), and on June 12, 2002 it continued under the Canada Business Corporations Act and is currently governed by the provisions of the CBCA. 180 Connect amended its Articles of Incorporation to alter its authorized share capital on February 25, 2000 and April 15, 2004. 180 Connect’s authorized capital consists of an unlimited number of common shares.

General Development of the Business

180 Connect’s current operations began with the start-up of similar operations in North Carolina in September 2000 followed by the acquisition in December 2000 of a local cable technical support services provider operating in the Province of Ontario, and the acquisition in July 2001 of a local cable technical support services provider operating in the State of Nevada. 180 Connect’s business expanded substantially in April 2002 through the acquisition of certain cable and satellite support service assets operated across the U.S. by Viasource Communications Inc. (“Viasource”). In December 2003, 180 Connect continued the growth of its satellite service offerings through the acquisition of an exclusive satellite video services contract for the State of California which was acquired through the purchase of Mountain Center Inc. (“Mountain”). In March 2005, 180 Connect purchased certain assets of Digital Interiors, Inc. (“Digital Interiors”), which assets are now held by 180 Digital Interiors Inc. (“180 Digital”). A more detailed description of the events that shaped 180 Connect’s general development is set forth below.

Acquisition of Assets of Viasource

Viasource was a nation-wide provider of advanced broadband and other wired and wireless communications technologies to residential and commercial subscribers in the U.S. Viasource offered comprehensive network integration services to customers in the cable, telecommunications, satellite and wireless industries. The services which Viasource provided included installation, long-term maintenance and technical support services to direct broadcast satellite (“DBS”) and cable carriers and other broadband Internet access providers. Viasource also provided premise networking services on a commercial and residential basis, designing, installing and maintaining local area networks, wide area networks and other network applications.

In November 2001, Viasource and its 12 wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court. In April 2002, in connection with the court-supervised bankruptcy proceedings, 180 Connect acquired substantially all of the assets relating to the provision of services to cable and satellite customers then owned by Viasource for an aggregate purchase price of approximately $50 million, including assumed debt of approximately $47 million. This obligation has been satisfied in full.

Purchase of Mountain Center, Inc.

180 Connect expanded its geographic operating area with respect to the fulfillment and support services to the home entertainment and communications industry to California through the acquisition of Mountain effective December 29, 2003. 180 Connect paid an aggregate purchase price to the sellers, net of estimated amounts due from the sellers and discount of the consideration to present value, of approximately $7.2 million, including acquisition costs. 180 Connect paid $3.0 million at the closing of the purchase, with additional amounts payable of $1.0 million 30 days after the closing of 180 Connect's initial public offering and six annual non-interest bearing payments of $1.0 million commencing in January 2005, subject to 180 Connect's right of offset for certain pre-acquisition claims. At the time of the acquisition, Mountain was a defendant in three lawsuits filed in the state of California for employment-related breaches. 180 Connect stopped making payments to Mountain when it was determined that the expected settlement amount exceeded that agreed to in the purchase price. Mountain sued 180 Connect for non-payment. The California lawsuits were settled at mediation on February 24, 2005 for $8.0 million which included legal fees incurred by 180 Connect. 180 Connect was responsible for paying the damages and offset the amounts paid on the previous owners’ behalf against amounts owed to the previous owner. During the fourth quarter of 2005, 180 Connect settled all outstanding litigation matters with the selling shareholders of Mountain for $2.95 million. The settlement resulted in the reduction of long-term debt of $1.2 million, a reduction in the future tax liability of $0.9 million and a corresponding reduction in customer contracts of $2.1 million.

Initial Public Offering

In April 2004, 180 Connect completed its initial public offering of 5,702,200 common shares (excluding shares issued upon exercise of an over-allotment option described below), of which 3,750,000 common shares (the “Corporation Offering”) were offered by 180 Connect and 1,952,200 common shares (the “Secondary Offering”) were offered, in the aggregate, by certain of 180 Connect’s shareholders (collectively, the “Selling Shareholders”) at a price of $8.00 per share, for aggregate gross proceeds to 180 Connect of $30 million. No proceeds were realized by 180 Connect in connection with the Secondary Offering. In June 2004, 180 Connect completed the issuance of 150,000 common shares at a price of $8.00 per share pursuant to the partial exercise of the over-allotment option granted to the underwriters in connection with the initial public offering for aggregate gross proceeds to 180 Connect of $1.2 million. Aggregate net proceeds to 180 Connect from the initial public offering were $27.2 million and were used to fund working capital and general corporate purposes, repay a portion of 180 Connect’s indebtedness and to fund disciplined strategic acquisitions and expansion into new geographic areas.

Private Placement

On March 21, 2006, 180 Connect completed a private placement of convertible debentures and warrants to purchase 1,570,100 common shares to a group of institutional investors for an aggregate purchase price of $10.7 million. All of the proceeds of the private placement were utilized to fund working capital requirements. The convertible debentures accrue interest at a rate of 9.33% per annum, payable quarterly, in arrears, based on a 360-day year. The convertible debentures mature on March 22, 2011. In addition, the convertible debentures will accelerate to maturity upon the occurrence of a default on the convertible debentures by 180 Connect. The terms of the convertible debentures allow the investors, at their discretion, to convert all or part of the convertible debentures into 180 Connect common shares. The aggregate number of common shares to be delivered upon such conversion is approximately 4.5 million shares, subject to adjustment in accordance with the terms of the convertible debentures and subject to additional contractual limitations as described in the convertible debentures. Ad.Venture will assume all of 180 Connect’s obligations to issue common shares upon conversion of 180 Connect’s outstanding convertible debentures.

Under the terms of the convertible debentures, as modified by forms of waiver and consent received from the institutional investors, 180 Connect is required to list its common shares on a United States trading market, which includes The Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board, by the earlier of (i) the 90th day following the day on which the arrangement agreement is terminated, (ii) the date on which the Arrangement is consummated and, with respect to one of the institutional investors, (iii) August 31, 2007, such date being referred to as the Required Listing Date, and is obligated to delist its common shares from the TSX within 90 days from the Required Listing Date. In the event that 180 Connect common shares are not listed on a U.S. trading market by the Required Listing Date or its common shares are not delisted from the TSX within 90 days from the Required Listing Date, the repayment of the debentures would be accelerated at a rate of approximately $1.0 million dollars per month for each month that 180 Connect does not meet either or both of these deadlines, retroactive to January 1, 2007, until the outstanding amount of the convertible debentures, together with accrued and unpaid interest and liquidated damages, if any, is repaid. Additionally, the interest rate on the convertible debentures would increase from 9.33% to 12%.

The warrants to purchase 1,570,100 common shares issued to the investors in the private placement are exercisable until March 21, 2010. The exercise price of the warrants is $2.5986 per share, subject to adjustment in accordance with the terms of the warrants (which adjustment is limited and capped as described in the warrants). The warrants may be exercised through a cashless exercise. Ad.Venture will assume all of 180 Connect’s obligations to issue common shares upon the exercise of warrants issued to the investors in the private placement.

180 Connect is obligated by a registration rights agreement to register, under the U.S. securities laws, the common shares underlying the convertible debentures and warrants issued to the investors in its private placement. In the event 180 Connect does not meet deadlines relating to the filing and effectiveness of the registration statement, it is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.

In the event 180 Connect fails to deliver share certificates to a holder of the convertible debentures who elects to convert the debenture into 180 Connect common shares by the third trading day following the conversion date, 180 Connect is obligated to pay for each $1,000 of principal amount being converted, $10 per trading day (increasing to $20 per trading day on the fifth trading day) for each trading day thereafter until the certificates are delivered.

In addition, if 180 Connect fails to deliver share certificates to a holder of its debentures who elects to convert a debenture and the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of 180 Connect common stock to deliver in satisfaction of a sale by such holder of the shares which the holder was entitled to receive upon the conversion, then 180 Connect is obligated to pay in cash to the holder the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that the holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions).

The convertible debentures may be redeemed at the option of the investors after the third anniversary of the original issue date of the convertible debentures. If a convertible debenture is redeemed at the option of the investors, the investors will receive the principal amount outstanding and any accrued and unpaid interest of the convertible debentures being redeemed plus all liquidated damages and other amounts which may otherwise be due in respect of the debenture in the event that 180 Connect has failed to meet deadlines relating to the filing and effectiveness of a registration statement underlying the convertible debentures and warrants, failed to list on a United States trading market and delist from the TSX, or failed to timely deliver share certificates upon conversion. If the volume weighted average price, or VWAP, of the common shares for each of any 20 consecutive trading days exceeds $5.9551 per share, 180 Connect may force a holder of the convertible debentures to convert 50% of the outstanding principal amount of the convertible debentures. If the VWAP for any 20 consecutive trading days exceeds $7.0379 per share, 180 Connect may force a holder of the convertible debentures to convert all or part of the outstanding principal amount thereof.

On July 2, 2007, 180 Connect obtained the consent and waiver of the investors to the amendment to 180 Connect’s credit facility with Laurus, as the increase in the Laurus credit facility and the related terms of the amendment would have constituted an event of default under the convertible debentures. In connection with obtaining such consents and waivers, 180 Connect paid the institutional investors an aggregate amount of $70,000.

Laurus Financing

On August 1, 2006, 180 Connect entered into a Security and Purchase Agreement with Laurus for the refinancing of its long-term debt. Pursuant to the terms of the Security and Purchase Agreement, 180 Connect has available a maximum amount of up to $57 million of new debt comprised of a $37 million revolving credit and over-advance facility and a $20 million term facility, with an interest rate of prime plus 3% on the revolving credit facility, subject to a minimum interest rate of 10%, an interest rate of prime plus 5% on any over-advance under the revolving credit facility, subject to a minimum interest rate of 11% and an interest rate of prime plus 5% on the term facility, subject to a minimum interest rate of 12%. For the period of August 1, 2006 to July 31, 2007, 180 Connect can draw in excess of the eligible trade receivables and inventory an over advance amount up to $9 million but not to exceed a cumulative amount of $37 million. Availability under the revolving facility fluctuates daily based on receivables and inventory. As of March 26, 2007, 180 Connect had availability of $6.0 million under the revolving facility and the balance outstanding was $41.9 million. Monthly repayments on the term loan of $666,667 commenced February 1, 2007. Repayment of 180 Connect’s indebtedness to Laurus is secured by its assets.

180 Connect is not subject to any financial covenants with respect to the credit facilities but is subject to other covenants including certain restrictions on its subsidiaries on assuming or guaranteeing additional indebtedness, forgiving any indebtedness, issuing any preferred stock, purchasing stock (other than of a subsidiary), making loans other than loans to employees or subsidiaries, entering into a merger, consolidation or reorganization, materially changing the nature of its business, changing its accounting practices and disposing of its assets. In addition, the failure to make required payments under the facilities or other indebtedness, the failure to adhere to a covenant or the occurrence of material adverse changes to its business, bankruptcy, certain changes to its ownership or board of directors, among other events, could result in an event of default under the facilities. As of December 31, 2006, 180 Connect was in compliance with the covenants of its credit facilities and obtained the appropriate waivers from its lender pursuant to the credit facilities in connection with entering into the arrangement agreement. The replacement credit facilities resulted in the replacement of approximately $33.0 million of short-term debt which would have matured September 30, 2006 with up to approximately $57 million of long-term debt, thereby reducing 180 Connect’s current working capital deficiency.

In addition, 180 Connect issued a warrant to Laurus to purchase up to 2,000,000 common shares for nominal consideration of CDN$0.01 per share, having a term of seven years. The issuance of the warrant to Laurus was approved by 180 Connect shareholders at its annual and special meeting held June 30, 2006. Ad.Venture will assume 180 Connect’s obligation to issue common shares upon the exercise of the warrant issued to Laurus in the refinancing. On March 30, 2007, 180 Connect received notice from Laurus that it was exercising its right under the warrant to purchase 2,000,000 common shares effective as of April 2, 2007.

Laurus has agreed not to sell any common shares issued upon exercise of the warrant until July 31, 2007. Thereafter, Laurus may, at its election, sell up to 250,000 common shares per calendar quarter (on a cumulative basis) over each of the following eight quarters, subject to applicable securities laws restrictions and limitations.

On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the earlier of (a) the date the arrangement is consummated, (b) forty-five days following the date the stockholders of Ad.Venture vote against the arrangement but in no event later than September 30, 2007, (c) September 30, 2007 if the arrangement is not consummated on or before August 31, 2007 and (d) the date a capital raising transaction or refinancing of 180 Connect is consummated (the “Laurus Expiration Date”). In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date.

The amendment agreement also provides that upon the completion of the arrangement or, if the arrangement is not consummated, upon a capital raising transaction by 180 Connect, 180 Connect shall prepay a portion of its term note to Laurus in an amount of $5.0 million, without any prepayment penalty.

In connection with the amendment to the Laurus facility, Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by placing $7.0 million in cash in a brokerage account, which will be pledged to Laurus. The cash in the account may be used solely to purchase shares of Ad.Venture common stock, which will be deposited into the brokerage account as replacement collateral.

If 180 Connect fails to repay the $8.0 million increase by the Laurus Expiration Date, then under the limited recourse guaranty and the pledge agreement between Laurus and Messrs. Balter and Slasky, Laurus may foreclose on the additional collateral and apply $7.0 million against the $8.0 million increase to the revolving credit and over-advance facility. In the event of a foreclosure by Laurus on the such additional collateral, under the terms of a letter agreement between Messrs. Balter and Slasky and 180 Connect, 180 Connect will be required to repay Messrs. Balter and Slasky $7.0 million.

Additionally, in the event the arrangement is not completed due to the failure of the 180 Connect shareholders to approve the arrangement (a “180 Connect Shareholder Disapproval”) or due to 180 Connect’s requirement for additional financing prior to the closing of the arrangement, which would cause 180 Connect to issue additional debt or equity securities and which would require an amendment to this registration statement at a time such that the special meeting could not be held on or prior to August 31, 2007 (a “180 Connect Financing Delay”), 180 Connect has agreed to reimburse Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement.

180 Connect also agreed to reimburse Messrs. Balter and Slasky up to $150,000 for their fees and expenses in connection with the guaranty and pledge.

Pursuant to the terms of the 180 Connect/Balter/Slasky Agreement, in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete, 180 Connect shall issue 250,000 warrants to Messrs. Balter and Slasky, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement. The shares issued by 180 Connect pursuant to the exercise of the warrants will be subject to a one-year lock-up period.

In the event the arrangement is not completed, Messrs. Balter and Slasky would be entitled to participate in any subsequent private placement or similar financing transaction of 180 Connect consummated during 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.

As partial consideration for entering into the amendment agreement, on July 2, 2007, Laurus received 1,000,000 warrants of 180 Connect with a 5-year term and exercise price of $2.61. In addition, upon closing of the arrangement, we will issue 250,000 warrants to Laurus. The warrants will have a 5-year term and an exercise share price of our common stock on the closing date. Both of these warrants are subject to a 1 year lock-up. Additionally, Laurus received a $200,000 management fee on the $8.0 million increase to the revolver, and upon the Laurus Expiration Date, will receive an additional $1.4 million.

In addition, Laurus purchased a $10.0 million promissory note from an unrelated third-party controlled special purpose corporation. The business purpose for this loan was to permit Laurus to invest in Ad.Venture common stock, which it is prohibited from doing directly under the terms of its governing documents. The note bears no interest and matures on August 31, 2007. The special purpose corporation has indicated that it expects to use the $10.0 million proceeds to purchase common stock of Ad.Venture, subject to a limitation that any such shares of common stock cannot be purchased at a price in excess of the amount in Ad.Venture’s trust account on a per share basis. Based on the closing price of Ad.Venture’s common stock on July 30, 2007, the $10.0 million proceeds could be used to purchase up to approximately 16% of Ad.Venture’s outstanding common stock. Expenses incurred in connection with the establishment of the special purpose corporation estimated at approximately $25,000, will be reimbursed by 180 Connect. The note matures on the earlier of August 31, 2007 and the completion of the arrangement and is repayable at such time by delivery of all Ad.Venture common stock and other assets held by the special purpose corporation. We expect that upon maturity of the note, irrespective of whether the arrangement is completed, Laurus would obtain possession of all Ad.Venture common stock and other assets held by the special purpose corporation. Thereafter, we expect that the special purpose corporation would be dissolved. The special purpose corporation is not affiliated with either Ad.Venture or 180 Connect and neither Ad.Venture nor 180 Connect will have any interest in or control (including voting control) over either the special purpose corporation, any purchases made by the special purpose corporation or any shares of Ad.Venture common stock purchased by the special purpose corporation. Although Ad.Venture anticipates that any shares purchased by the special purpose corporation would be purchased in privately negotiated transactions and, given Laurus’ exposure under the 180 Connect credit facility, would be voted in favor of the arrangement, neither the special purpose corporation nor Laurus have agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner . As of the date hereof, we have been informed that the special purpose corporation has purchased 433,307 shares of Ad.Venture common stock.

Upon completion of the arrangement, the combined company will be required to make a $5.0 million payment on the Laurus term loan having a maturity date of July 31, 2009 and bearing interest at the rate of prime plus 5%, subject to a minimum of 12%. The combined company will also be required to repay any amounts over $37.0 that it has drawn down under the Laurus revolving credit facility, having a maturity date of July 31, 2009 and bearing interest at the rate of prime plus 3%, subject to a minimum of 10%.

In addition, the over-advance facility with Laurus will expire upon the completion of the arrangement. 180 Connect projects that the combined company will have sufficient borrowing base at the time of the closing such that it will not have to repay the over-advance facility at that time. To the extent its borrowing base under the revolving credit facility is insufficient to cover outstanding advances, the combined company will have to repay such amounts of the over-advance facility, up to $9.0 million.

Normal Course Issuer Bid

On January 19, 2005 180 Connect announced that it filed a Notice of Intention to Make a Normal Course Issuer Bid (the “Normal Course Issuer Bid Notice”) pursuant to which 180 Connect was authorized to re-purchase, for cancellation, a maximum of 1,191,385 of its Common Shares, representing approximately 5% of 180 Connect 's issued and outstanding Common Shares, through the facilities of the TSX. 180 Connect's bid commenced January 24, 2005 and concluded January 23, 2006, during which 180 Connect repurchased for cancellation 292,200 of its Common Shares for $1,158,047.

Reduction of Letter of Credit

On February 8, 2007, as a result of the liquidation and reduction in its insurance obligations, 180 Connect negotiated a reduction in its required letter of credit (“LOC”). The LOC requirement, which is collateralized with 180 Connect’s restricted cash, has been reduced by $3.2 million. This reduction in 180 Connect’s restricted cash balance has been partially offset by a $1.1 million increase in restricted cash as collateral for a $1.6 million bond for the Boise airport project currently in progress by 180 Connect’s Network Services operation.

Business Overview

180 Connect provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for 180 Connect’s services is the United States. 180 Connect’s customers include providers of satellite, cable and broadband media services as well as home builders, developers and municipalities.

Consolidation in the media and communications industry has created national carriers, many of whom provide an integrated suite of advanced video, data and voice services to residential and commercial subscribers. Many of these national carriers made the strategic decision to outsource the majority of the physical implementation of their services several years ago, leading to the creation of a large and highly competitive technical support services industry, of which 180 Connect is a member. 180 Connect has evolved through a combination of internal growth and acquisitions. With a staff of more than 4,000 skilled technicians and 750 support personnel based in over 85 operating locations, 180 Connect provides technical support services at 180 Connect’s customers’ subscribers’ homes and businesses across the United States and parts of Canada. This infrastructure allows 180 Connect to provide consistent service and utilize its expertise and resources to deploy increasingly complex technologies over large networks in a cost efficient manner.

180 Connect’s revenue is subject to seasonal fluctuations. 180 Connect’s customers’ subscriber growth, and thus the revenue earned by 180 Connect, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by its customers.

The following chart provides 180 Connect’s revenue by geographic sector:

Revenue Analysis (in US Dollars)

	Year Ended
	December 31, 2006	December 31, 2005(1)	December 25, 2004
Revenue:
Canada	$9,161,281	$6,737,941	$4,804,219
United States	326,285,460	272,988,710	205,871,063
Total	$335,446,741	$279,726,651	$210,675,282

(1)	Subsequent to December 31, 2005, 180 Connect changed its accounting period from a 52/53 week year to a calendar year basis.

The 180 Connect Solution

180 Connect employs a flexible, highly skilled workforce to provide technical support services to the home entertainment, communications, enterprise data and home integration service industries. By providing such services, 180 Connect allows its customers to focus on their core competencies and product offerings.

180 Connect trains, equips and employs technicians in each of its more than 85 operating locations to ensure the timely completion of its services and to provide ongoing direct contact with its customers and their subscribers. 180 Connect’s customers, which are home entertainment, communications, data providers and municipalities, engage 180 Connect to respond to requests received from their subscribers by assigning a service request, or work order, to 180 Connect. 180 Connect typically receives work orders within twenty-four hours of the carrier’s receipt of a service request, which are then assigned to a technician. The technician is then dispatched to the subscriber’s location and completes the service request. Technicians typically require one to three hours to complete a service request, depending upon the type of service required. Upon completion, the technician contacts 180 Connect and/or the customer and closes the work order. In addition, engineering and design services are also completed based on the receipt of work orders from our customers.

180 Connect provides its customers with the resources of a national organization combined with the accessibility and flexibility of a local technical support services provider. 180 Connect is recognized as a leading provider of technical support services, which it believes is due to its focus on the following factors:

•	Quality Service. 180 Connect provides quality service through its comprehensive training and supervision of its technicians and through routine inspections by both 180 Connect and its customers of completed work. These routine inspections ensure that completed work meets all applicable technical and customer-specified standards. 180 Connect’s quality service is evidenced by its high customer satisfaction ratings.
•	Low Cost Provider. In order to effectively compete with local technical support service providers, 180 Connect concentrates on maintaining a well-managed cost structure. 180 Connect achieves this by focusing extensively on a variable cost model. As part of its initiatives, 180 Connect has transferred administrative functions such as payroll, human resources administration and accounting from local and regional offices to a centralized location. In this manner, 180 Connect has been able to provide the benefits of a local technical support services provider with the economics of a national technical support services provider.
•	National Footprint. 180 Connect provides its technical support services to the satellite and cable, home building industries and municipalities operating across the United States and parts of Canada by utilizing a single operating standard to ensure all of its customers are provided with the same level of service, regardless of their location. 180 Connect believes that as consolidation among its cable and satellite customers continues, 180 Connect’s ability to provide reliable quality service on a national, regional and local basis to those consolidated entities will be a significant competitive advantage. Currently, 180 Connect provides installation, connection and technical support services in more than 85 locations across the United States and parts of Canada.

Outlook

180 Connect believes substantial growth opportunities exist for a limited number of national technical support service providers due to:

•	the opportunity to increase market share by obtaining contracts in new geographic territories;
•	the opportunity to leverage its branch network to provide home installation of various technologies;
•	the increasing demand by subscribers for advanced broadband services such as high-speed data, digital video and internet protocol telephony, satellite and cable services;
•	the ability to increase market share by providing quality service at a competitive price; and
•	the increasing demand for network management consulting, planning, engineering and construction-related services to communications systems owners, operators and equipment suppliers worldwide.

The key components of 180 Connect’s expansion strategy are the continued focus on margin improvement, growth opportunities within the existing branch operating network and identifying, acquiring and integrating strategic acquisitions to increase geographic coverage and extend service offerings to include complementary product lines that can be offered from its existing network of branch operations. 180 Connect’s operating model, combined with its size and focus and management depth and experience allows it to leverage organic growth and acquisition opportunities that complement and enhance its current operations.

Relationship with DIRECTV

180 Connect, through its subsidiary Ironwood Communications, renewed its Home Services Provider Agreement with DIRECTV on June 1, 2005. Pursuant to that agreement, 180 Connect was granted the non-exclusive right to provide services in the installation and maintenance of DIRECTV system hardware in 22 states at specified rates per service. There is no minimum amount of services or compensation guaranteed to 180 Connect under this agreement. The agreement has a term of four years, and automatically renews for consecutive one-year terms thereafter unless either party gives notice to terminate at least ninety days prior to the expiration of the then-current term. The agreement may also be terminated by either party without cause upon 180-days prior notice. 180 Connect is restricted under the agreement from performing installations or providing services to competitors of DIRECTV in the same markets where 180 Connect provides services to DIRECTV, without DIRECTV’s consent.

Organizational Structure

The principal subsidiaries of 180 Connect (each of which is either directly or indirectly owned by 180 Connect) and their respective jurisdictions of incorporation are set forth below.

Property, Plant and Equipment

180 Connect’s corporate headquarters is an 18,500 square foot leased facility located in Englewood, Colorado. As of December 31, 2006, 180 Connect operations were conducted from over 85 locations. No individual facilities are material to 180 Connect’s operations as most of its services are performed on the customers’ premises. In addition, suitable alternative branch locations are available in substantially all areas where 180 Connect currently conducts business. 180 Connect also owns property and equipment that, at December 31, 2006, had a net book value of $34.9 million. This property and equipment includes vans, tools, computers, office and other equipment. 180 Connect’s equipment is acquired from various third-party vendors, none of which 180 Connect depends upon, and 180 Connect did not experience any difficulties in obtaining desired equipment.

Legal Proceedings

During 2004, Mountain was a defendant in three lawsuits filed in the State of California brought by and on behalf of certain employees of Mountain. The lawsuits alleged a number of employment-related breaches including failure to pay hourly, overtime and waiting time wages; failure to provide rest and meal breaks; failure to reimburse expenses; record-keeping violations; and unlawful business practices. The plaintiffs had requested that the court treat the lawsuits as class actions and were seeking, in addition to certain other matters, both injunctive relief and damages. The lawsuits were settled at mediation on February 24, 2005 for $8.0 million which included legal fees incurred by 180 Connect.

The sellers of Mountain filed a complaint against 180 Connect in the State of California on February 3, 2005 relating to the acquisition of Mountain and claimed damages in the amount of $3.5 million. In October 2005, 180 Connect settled with the sellers of Mountain for $2.95 million as full and final payment for the purchase.

180 Connect is currently party to a class action lawsuit filed in federal court in Seattle, Washington brought by current and former employees. The claims relate to alleged violations of Washington wage and hour laws. The class period dates back to April 2002. As a result of this class action, 180 Connect has established a reserve for estimated costs of $2.5 million at December 31, 2005. As of December 31, 2006, $1.7 million remained in this reserve.

In addition, 180 Connect is the defendant in a purported class action case in California for which 180 Connect has not established reserves. 180 Connect intends to vigorously contest each of these claims. In addition, 180 Connect is subject to a number of individual employment related lawsuits.

Except as noted above, 180 Connect is not party to any material litigation and is not aware of any threatened material litigation.

180 CONNECT MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with 180 Connect’s selected consolidated historical financial information and its audited and unaudited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. 180 Connect’s actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors, including those discussed under “Risk Factors — Risks Related to Business and Operations Following the Arrangement with 180 Connect” and elsewhere in this proxy statement/prospectus. See the section entitled “Forward Looking Statements.”

Introduction to 180 Connect’s Business and Strategy

180 Connect provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for 180 Connect’s services is the United States. 180 Connect’s customers include providers of satellite, cable and broadband media services as well as home builders, developers and municipalities.

2006 Significant Operating Events

Corporate Relocation

The corporate office relocation to Denver, Colorado which commenced in 2005 was completed in the fourth quarter of 2006. Approximately $0.8 million was recorded as additional relocation expense in 2006.

Private Placement

On March 21, 2006, 180 Connect completed a private placement of convertible debentures convertible into approximately 4.5 million common shares and warrants to purchase 1,570,100 common shares to a group of institutional investors for an aggregate purchase price of $10.7 million. All of the proceeds of the private placement were utilized to fund working capital requirements.

Refinancing

On August 1, 2006, 180 Connect entered into a Security and Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”) for a $37 million revolving credit and over-advance facility and a $20 million term facility, bearing an interest rate of prime plus 3% on the revolving credit facility, subject to a minimum interest rate of 10%, an interest rate of prime plus 5% on any over-advance under the revolving credit facility, subject to a minimum interest rate of 11% and an interest rate of prime plus 5% on the term facility, subject to a minimum interest rate of 12%. The funds borrowed under these facilities were used to retire $32.9 million in short-term debt obligations with General Electric Capital Corporation and the remainder was used to fund working capital requirements.

Seasonality

180 Connect’s revenue is subject to seasonal fluctuations. 180 Connect’s customers’ subscriber growth, and thus the revenue earned by it, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by 180 Connect’s customers. The following chart sets forth 180 Connect’s revenue distribution by quarter for fiscal years 2004 through 2006.

Revenue Distribution by Quarter	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
Year 2006	22.0%	22.6%	26.9%	28.5%	100%
Year 2005	22.8%	22.2%	26.8%	28.2%	100%
Year 2004	19.2%	22.2%	28.2%	30.4%	100%

Selected Financial Highlights – First Quarter Ended March 31, 2007

For the three months ended March 31, 2007 as compared to the three months ended March 31, 2006:

First Quarter Highlights

•	Revenue grew to $93.3 million, an increase of $19.4 million, or 26.2%, compared to revenue of $73.9 million in 2006.
•	Total cash used by operating activities was $1.2 million, a decrease of $5.6 million from the cash provided in continuing operations of $4.4 million in 2006.
•	Loss from continuing operations was $4.4 million, compared to $4.4 million in 2006.
•	Net loss was $4.4 million, a decrease of $0.5 million compared to $4.9 million in 2006.
•	Loss per share is as follows:
•	Loss from continuing operations, basic and diluted, was a loss of $0.18 per share compared to a loss of $0.18 per share in 2006.
•	Net loss, basic and diluted, was a loss of $0.18 per share compared to a loss of $0.20 per share in 2006.

Selected Financial Highlights – Year to Date and Quarter Ended December 31, 2006

For the twelve and three months ended December 31, 2006 as compared to the twelve and three months ended December 31, 2005:

Year to Date Highlights

•	Revenue grew to $335.4 million, an increase of $55.7 million, or 19.9%, compared to revenue of $279.7 million in 2005.
•	Total cash provided by operating activities was $8.3 million, an increase of $21.4 million from the cash used in continuing operations of $13.1 million in 2005.
•	Loss from continuing operations was $9.5 million, an increase of $5.5 million compared to $4.0 million in 2005.
•	Net loss was $15.3 million, an increase of $8.1 million compared to $7.2 million in 2005.
•	Loss per share is as follows:
•	Loss from continuing operations, basic and diluted, was a loss of $0.39 per share compared to a loss of $0.17 per share in 2005.
•	Net loss, basic and diluted, was a loss of $0.63 per share compared to a loss of $0.30 per share in 2005.

Fourth Quarter Highlights

•	Revenue grew to $95.6 million, an increase of $16.8 million, or 21.3%, compared to revenue of $78.8 million in 2005.
•	Loss from continuing operations was $1.3 million, an improvement of $6.5 million compared to the $7.8 million loss from continuing operations in 2005.
•	Net loss was $5.4 million, a decrease of $4.5 million compared to the $9.9 million net loss recorded in 2005.
•	Loss per share is as follows:
•	Loss from continuing operations, basic and diluted, was a loss of $0.05 per share compared to a loss of $0.32 per share in 2005.
•	Net loss, basic and diluted, was a loss of $0.22 per share compared to a loss of $0.41 per share in 2005.

Financial Review

Revenue from continuing operations is generated from providing installation, integration, fulfillment and long-term maintenance and support services to the home entertainment, communications and home integration service industries. 180 Connect’s services are engaged by its customers pursuant to ongoing contracts and on a project-by-project basis.

Direct cost of revenue is comprised primarily of direct labor costs including amounts paid to 180 Connect’s extensive labor force of technicians and third party subcontractors. Also included in direct costs are materials, supplies, insurance and costs associated with operating vehicles.

General and administrative expenses consist of personnel and related costs associated with 180 Connect’s administrative functions, professional fees, office rent and other corporate related expenses.

Subsequent to December 31, 2005, 180 Connect changed its year end accounting period from a 52/53 week year to a calendar year basis. The following is a summary of selected consolidated financial and operating information of 180 Connect for the years ended December 31, 2006, December 31, 2005 and December 25, 2004. The amounts presented below have been reclassified to reflect the adjustments associated with the discontinued operations of 180 Connect. This financial information has been derived principally from 180 Connect’s audited consolidated financial statements. This summary financial and operating information should be read in conjunction with the audited consolidated financial statements of 180 Connect and the related notes together with the discussion contained herein.

Relationship with DIRECTV

DIRECTV revenue is recognized when the work orders are closed. The contract with DIRECTV also includes mechanisms whereby the amount due to 180 Connect by DIRECTV may be reduced for certain reasons. These reasons include a failure to complete a work order as defined within the contract, amounts paid to 180 Connect in error or credits issued to DIRECTV customers that were the result of poor services provided by 180 Connect. Based on historical amounts for actual chargebacks, 180 Connect calculates and records a chargeback estimate and records this as a monthly expense and reserve against service revenue. For the year ended December 31, 2006, $5.0 million in chargebacks (1.3% of revenue) was deducted from revenue as compared to $3.7 million (1.2% of revenue) in 2005.

180 Connect recognizes revenue from its role as a commissioned sales agent regarding DIRECTV’s DBS Services. Sales for the year ended December 31, 2006 was $1.0 million versus $2.2 million recorded in the period ended December 31, 2005. Direct Contribution Margin (“DCM”) recognized from this revenue activity was positive at $0.4 million for the year ended December 31, 2006 compared to a loss of $0.5 million for the 2005 fiscal year.

Included in the DCM for the year ended December 31, 2006 is the effect of approximately $1.1 million of excess equipment costs resulting partially from inventory write-offs and from the usage of more expensive equipment in the installation process which was not reimbursed. The write-offs are included as a direct cost as they represent inventory shrink due to poor inventory management practices.

Selected Financial Information

	Quarter Ended		Year Ended
	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005	December 25, 2004
Revenue	$93,349,234	$73,947,850	$335,446,741	$279,726,651	$210,675,282
Direct expenses	85,689,451	69,310,889	301,158,053	256,334,245	191,797,596
Direct contribution margin(1)	7,659,783	4,636,961	34,288,688	23,392,406	18,877,686
General and administrative	5,038,002	4,171,501	19,584,350	20,381,143	13,656,397
Foreign exchange loss (gain)	11,138	13,805	30,361	(18,692)	(272,585)
Restructuring costs	275,000	392,879	892,688	1,672,485	—
Loss from continuing operations	(4,416,093)	$(4,351,174)	(9,531,220)	(4,037,342)	(977,530)
Net loss for the period	$(4,416,093)	$(4,883,732)	$(15,319,851)	$(7,194,974)	$(4,737,192)

	Quarter Ended		Year Ended
	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005	December 25, 2004
Per-share data:
Loss per share from continuing operations
Basic	$(0.18)	$(0.18)	$(0.39)	$(0.17)	$(0.05)
Diluted	$(0.18)	$(0.18)	$(0.39)	$(0.17)	$(0.05)
Net loss per share
Basic	$(0.18)	$(0.20)	$(0.63)	$(0.30)	$(0.22)
Diluted	$(0.18)	$(0.20)	$(0.63)	$(0.30)	$(0.22)
Number of locations	90		90	82	92
Number of technicians	4,300		4,213	3,750	2,800
Total assets	$147,437,138		$169,383,651	$177,597,440	$159,493,366
Total-long term liabilities	56,127,335		55,624,349	24,537,871	48,836,620

(1)	Direct Contribution Margin (“DCM”) consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss (gain), restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of assets, gain on extinguishment of debt and income tax recovery. DCM is a non-Canadian GAAP measure. The comparative Canadian GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin.”

Results of Operations

The following is a summary of selected consolidated financial and operating information of the Company for the three months ended March 31, 2007 and March 31, 2006 and should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes for the three months ended March 31, 2007. The amounts presented below have been reclassified to reflect the adjustments associated with the discontinued operations of the Company.

Comparison of Quarters Ended March 31, 2007 and 2006

	For the Three Months Ended
	March 31, 2007	March 31, 2006	% Change
Revenue	$93,349,234	$73,947,850	26.2%
Direct expenses	85,689,451	69,310,889	23.6%
Direct contribution margin(1)	7,659,783	4,636,961	65.2%
General and administrative	5,038,002	4,171,501	20.8%
Foreign exchange loss	11,138	13,805	(19.3%)
Restructuring costs	275,000	392,879	(30.0%)
(Gain) loss on sale of investments and assets	71,778	(1,336,454)	(105.4%)
Depreciation	2,755,998	3,340,123	(17.5%)
Amortization of customer contracts	920,376	920,376	0.0%
Interest expense	2,929,584	1,413,105	107.3%
Loss from continuing operations before income tax recovery	(4,342,093)	(4,278,374)	1.5%
Income tax expense	74,000	72,800	1.6%
Loss from continuing operations	(4,416,093)	(4,351,174)	1.5.%
Loss from discontinued operations	—	(532,558)	(100.0%)
Net loss for the period	$(4,416,093)	$(4,883,732)	9.6%

	For the Three Months Ended
	March 31, 2007	March 31, 2006	% Change
Loss per share from continuing operations
Basic	$(0.18)	$(0.18)
Diluted	$(0.18)	$(0.18)
Net loss per share
Basic	$(0.18)	$(0.20)
Diluted	$(0.18)	$(0.20)

(1)	Direct Contribution Margin (“DCM”) consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, (gain) loss on sale of investments and assets, and income tax expense for the three months ended March 31, 2007 and March 31, 2006 respectively. DCM is a non-Canadian GAAP measure (See “Reconciliation of DCM to Income (Loss) from Continuing Operations for Quarters Ended March 31, 2007 and 2006”). The comparative Canadian GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.

Revenue

Revenue for the quarter ended March 31, 2007 increased to $93.3 million from $73.9 million for the quarter ended March 31, 2006. This 26.2% increase reflects continued growth in revenue resulting from DIRECTV channeling more work through their home services provider network and increased customer demand resulting from advanced products penetration as well as growth in our cable, Digital Interiors and Network Services businesses. Advanced product penetration refers to installations and upgrades that we completed with DVR, HD or an HD/DVR receiver. These increases are due to DIRECTV’s marketing efforts to promote the installation and upgrades of advanced products. Work order volume from DIRECTV for the three months ended March 31, 2007, increased by 27.4% from the three months ended March 31, 2006. The benefits of this increase were partially offset by the impact of a less favorable mix. Different rates are earned for each type of service completed and the mix of services (installations, upgrades and service) impact both the revenue per call and number of service calls that may be completed. The financial impact of the DirecTV volume increase, partially offset with the less favorable rate and mix, was $15.9 million.

Revenue from the majority of our customers is recognized when work orders are closed. Our contracts with our customers also include mechanisms whereby we are not paid for certain work that is not completed within the specifications of the contract. Based upon historical payments, the Company calculates and estimates a reserve against revenue each month. For the three months ended March 31, 2007, $0.6 million (0.6% of revenue) was recorded as a deduction to revenue as compared to $1.0 million (1.3% of revenue) for the three months ended March 31, 2006.

In the first quarter of 2007, our cable operations continued to grow, particularly in Rogers Communications and Time Warner which experienced increases of 86% and 66% respectively, partially offset by a reduction in revenue at certain other cable operations. We continued to dedicate resources to supporting growth of our cable business which resulted in a $1.8 million, or 17%, increase in revenue over the prior year. Revenue for our Network Services business increased by 65% over the prior year primarily due to our municipal fiber projects in Boise, Idaho, City of Ontario and Shafter, California.

Direct Contribution Margin

DCM, defined as revenue less direct operating expenses, increased by $3.0 million, or 65.2%, from $4.6 million in the quarter ended March 31, 2006 to $7.7 million in the quarter ended March 31, 2007. The increase in DCM is primarily due to the growth in work order volume in our satellite and cable businesses as well as the consistently increasing contribution from our Network Services business. DCM, as a percentage of revenue, increased in the quarter to 8.2% in 2007 from 6.3% in 2006.

Included in the DCM for the first quarter of 2006 is approximately $0.8 million in higher than normal training and recruiting costs in the cable business as the Company continues to support the growth of that business.

DCM is a non-Canadian GAAP measure. The comparable Canadian GAAP measure is loss from continuing operations. Loss from continuing operations was $4.4 million in the quarter ended March 31, 2007. See “Reconciliation of DCM to Income (Loss) from Continuing Operations for Quarters Ended March 31, 2007 and 2006” for a reconciliation of DCM to loss from continuing operations, the comparable Canadian GAAP measure.

Reconciliation of DCM to Loss from Continuing Operations for Quarters Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006
Direct contribution margin(1)	7,659,783	4,636,961
General and administrative	5,038,002	4,171,501
Foreign exchange loss	11,138	13,805
Restructuring costs	275,000	392,879
(Gain) loss on sale of investments and assets	71,778	(1,336,454)
Depreciation	2,755,998	3,340,123
Amortization of customer contracts	920,376	920,376
Interest expense	2,929,584	1,413,105
Loss from continuing operations before income tax expense	(4,342,093)	(4,278,374)
Income tax expense	74,000	72,800
Loss from continuing operations	(4,416,093)	(4,351,174)
Loss from discontinued operations	—	(532,558)
Net loss for the period	$(4,416,093)	$(4,883,732)

(1)	Direct Contribution Margin (“DCM”) consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, (gain) loss on sale of investments and assets, and income tax expense for the three months ended March 31, 2007 and March 31, 2006 respectively. DCM is a non-Canadian GAAP measure. The comparative Canadian GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.

General and Administrative Expenses and Restructuring Costs

General and administrative expenses were $5.0 million for the quarter ended March 31, 2007, an increase of $0.9 million or 20.8% from the quarter ended March 31, 2006. General and administrative expenses as a percentage of revenue decreased from 5.4% for the quarter ended March 31, 2007 from 5.6% for the quarter ended March 31, 2006. The increase in general and administrative expenses is primarily due to professional fees related to in process U.S. registration costs totaling approximately $0.4 million and higher general legal expenses.

In addition to the general and administrative expenses above is a restructuring charge of approximately $0.3 million and $0.4 million for the three months ended March 31, 2007 and March 31, 2006 respectively related to the completion of the Company’s relocation of its corporate offices from New York to Denver.

Other Income and Expense

During the quarter ended March 31, 2007, depreciation expense of $2.8 million represents a decrease of $0.6 million from the similar period in 2006. This decrease is primarily attributable to the change in useful life of the vehicles from 48 months in 2006 to 60 months in 2007 in order to better reflect the useful life of the asset. Amortization of customer contracts of $0.9 million in the quarter ended March 31, 2006 remained at $0.9 million for quarter ended March 31, 2007.

Interest expense was $2.9 million in quarter ended March 31, 2007 and represents an increase of $1.5 million in the similar period in 2006. This increase is primarily due to the amortization of deferred financing costs and accretion attributed to the warrants associated with the convertible debentures and the Company’s long-term debt.

In the first quarter of 2006, we sold our interest in Control F-1 Corporation (“Control F-1”) to Computer Associates International, Inc. and Computer Associates Canada Company for net proceeds of $1.3 million, which was recognized as a pre-tax gain of $1.3 million in the quarter ended March 31, 2006. The investment had been previously written down to $nil in 2004 due to prevailing market conditions.

Income Tax Expense

For the three months ended March 31, 2007 and March 31, 2006 the Company recorded $0.1 million and $0.1 million respectively, for state tax liabilities.

Loss from Continuing Operations

Loss from continuing operations for the quarter ended March 31, 2007 was $4.4 million compared to loss from continuing operations of $4.4 million for the comparable period of 2006 due to the items discussed above.

Loss from Discontinued Operations

Loss from discontinued operations for the quarter ended March 31, 2007 was $nil compared to a loss from discontinued operations of $0.5 million for the three months ended March 31, 2006 related to the closure of operations at certain non-profitable branches as well as certain operations where the contracts with the customers were not renewed. The revenue and expenses of these locations have been reclassified as discontinued operations for all periods presented.

Net Loss

Net loss for the quarter ended March 31, 2007 was $4.4 million compared to a net loss of $4.9 million for the comparable period of 2006, or an improvement of $0.5 million primarily attributed to the items discussed above.

Comparison of Years Ended December 31, 2006 and 2005

	2006	2005	% Change
Revenue	$335,446,741	$279,726,651	19.9%
Direct expenses	301,158,053	256,334,245	17.5%
Direct contribution margin(1)	34,288,688	23,392,406	46.6%
General and administrative	19,584,350	20,381,143	(3.9)%
Foreign exchange loss (gain)	30,361	(18,692)	—
Restructuring costs	892,688	1,672,485	(46.6%)
Gain on sale of assets	(726,086)	(6,897,291)	(89.5)%
Impairment of goodwill and customer contracts	—	608,096
Depreciation	13,560,340	6,151,059	120.5%
Amortization of customer contracts	3,712,673	4,093,985	(9.3%)
Interest expense	9,501,854	3,440,690	176.2%
Gain on extinguishment of debt	(1,233,001)	—	—
Loss from continuing operations before income tax recovery	(11,034,491)	(6,039,069)	82.7%
Income tax recovery	(1,503,271)	(2,001,727)	(24.9%)
Loss from continuing operations	(9,531,220)	(4,037,342)	136.1%
Loss from discontinued operations	(5,788,631)	(3,157,632)	83.3%
Net loss for the period	$(15,319,851)	$(7,194,974)	112.9%

	2006	2005	% Change
Loss per share from continuing operations
Basic	$(0.39)	$(0.17)
Diluted	$(0.39)	$(0.17)
Net loss per share
Basic	$(0.63)	$(0.30)
Diluted	$(0.63)	$(0.30)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss (gain), restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of investments and assets, gain on extinguishment of debt and income tax recovery for the years ended December 31, 2006 and 2005. DCM is a non-Canadian GAAP measure. The comparative Canadian GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin.”

Revenue

Revenue for the year ended December 31, 2006 increased to $335.5 million from $279.7 million for the year ended December 31, 2005. This 19.9% increase reflects continued growth in revenue resulting from DIRECTV channeling more work through their home services provider network and increased customer demand resulting from advanced product penetration as well as growth in 180 Connect’s cable, Digital Interiors and Network Services businesses. Advanced product penetration refers to installations and upgrades that 180 Connect completed with DVR, HD or an HD/DVR receiver. These increases are due to DIRECTV’s marketing efforts to promote the installation and upgrades. Work order volume from DIRECTV for the year ended December 31, 2006 increased by 20.7% year over year. The benefits of this increase were partially offset by the impact of a less favorable mix. Different rates are earned for each type of service completed and the mix of services (installations, upgrades and service) impact both the revenue per call and number of service calls that may be completed. The financial impact of the volume increase, partially offset with the less favorable rate and mix, was $36.5 million in 2006.

Revenue from the majority of 180 Connect’s customers is recognized when work orders are closed. 180 Connect’s contracts with its customers also include mechanisms whereby 180 Connect is not paid for certain work that is not completed within the specifications of the contract. Based upon historical payments, 180 Connect calculates and estimates a reserve against revenue each month. For the year ended December 31, 2006, $4.3 million (1.29% of revenue) was recorded as a deduction to revenue as compared to $3.6 million (1.29% of revenue) for the year ended December 31, 2005.

Throughout 2006 180 Connect’s cable operations continued to grow, adding new operations serving customers such as WoW in Detroit and Time Warner in Greensboro, and expanding current operations for its customers Cablevision, Time Warner and Rogers. Additionally, the New Orleans operation servicing Cox Communication has been completely rebuilt after hurricane Katrina and is operating at pre-Katrina levels. 180 Connect continued to dedicate resources to supporting growth of its cable business which resulted in a $13.1 million, or 36%, increase in revenue over the prior year.

Direct Contribution Margin

DCM, defined as revenue less direct operating expenses, increased by $10.9 million, or 46.6%, from $23.4 million in the year ended December 31, 2005 to $34.3 million in the year ended December 31, 2006. DCM, as a percentage of revenue, increased to 10.2% in 2006 from 8.4% in 2005.

This increase is due to the revenue growth in 180 Connect’s satellite and cable businesses as well as the consistently increasing contribution from its Network Services, retail and 180 Home businesses which accounted for over $2.2 million of the improvement in 2006. 180 Connect continues rolling out its perpetual inventory system throughout its operations and it is expected to be completed early in the second quarter of 2007. This system is expected to improve its inventory process and reduce unnecessary costs currently being incurred. The increase of DCM is also a result of the lack of significant start-up operations in the cable business as well as the absence of the effects of Hurricane Katrina, which temporarily closed operations in Louisiana and Texas and resulted in nationwide increases in fuel prices.

DCM is a non-Canadian GAAP measure. The comparable Canadian GAAP measure is loss from continuing operations. Loss from continuing operations was $9.5 million in the year ended December 31, 2006; an increase of $5.5 million compared to the loss from continuing operations of $4.0 million for the year ended December 31, 2005. The following is a reconciliation of DCM to income (loss) from operations:

Reconciliation of DCM to Income (Loss) from Continuing Operations for the Years Ended December 31, 2006 and 2005

	2006	2005
Direct contribution margin	$34,288,688	$23,392,406
General and administrative	19,584,350	20,381,143
Foreign exchange (gain) loss	30,361	(18,692)
Restructuring costs	892,688	1,672,485
Gain on sale of assets	(726,086)	(6,897,291)
Impairment of goodwill and customer contracts	—	608,096
Depreciation	13,560,340	6,151,059
Amortization of customer contracts	3,712,673	4,093,985
Interest expense	9,501,854	3,440,690
Gain on extinguishment of debt	(1,233,001)	—
Loss from continuing operations before income tax	(11,034,491)	(6,039,069)
Income tax recovery	(1,503,271)	(2,001,727)
Net loss from continuing operations	$(9,531,220)	$(4,037,342)

General and Administrative Expenses and Restructuring Costs

General and administrative expenses were $19.6 million for the year ended December 31, 2006, a decrease of $0.8 million or 3.9% from the year ended December 31, 2005. General and administrative expenses as a percentage of revenue decreased from 7.3% for the year ended December 31, 2005 to 5.8% for the year ended December 31, 2006. The decrease in general and administrative expenses is primarily due to lower salary, consulting and travel expenses by approximately $2.3 million, partially offset by certain non-capitalized expenses related to the refinancing of 180 Connect’s debt, legal and professional fees related to its U.S. listing costs totaling approximately $1.5 million.

In addition to the general and administrative expenses above is a restructuring charge of approximately $0.9 million for employee severance and related costs associated with the completion of the move of 180 Connect’s back office operations and corporate offices to Denver. The comparable period of 2005 reflects a restructuring charge of $1.7 million related to the commencement of 180 Connect’s move of its back office operations and corporate offices.

Other Income and Expense

During the year ended December 31, 2006, depreciation expense of $13.6 million represents an increase of $7.4 million from the similar period in 2005. This increase is primarily attributable to the increase in 180 Connect’s vehicle fleet from approximately 750 company owned vehicles in 2005, most of which were fully depreciated, to approximately 2,600 new company owned vehicles. Amortization of customer contracts of $3.7 million in the year ended December 31, 2006 decreased by $0.4 million from 2005 primarily due to the discontinuation and impairment of certain operations during the second half of 2005.

Interest expense was $9.5 million in 2006 and represents an increase of $6.1 million primarily due the completion of the refinancing of 180 Connect’s debt and interest related to a private placement of $10.7 million of convertible debentures and warrants completed late in the first quarter of 2006. Interest expense also increased due to the financing related to 180 Connect’s newly acquired vehicle fleet. In the first quarter of 2006, 180 Connect completed its conversion from a privately owned vehicle model to a Company owned vehicle model with the purchase of approximately 2,600 vehicles. These vehicles have been acquired through a capital lease program and are included in the capital lease obligations set forth in 180 Connect’s audited consolidated financial statements for the year ended December 31, 2006.

180 Connect recognized a gain of $1.2 million on the extinguishment of debt that it had with its previous lender. The gain was a result of 180 Connect’s negotiations with that prior lender reducing the amount of 180 Connect’s final payment to an agreed upon amount below what had previously been recorded by 180 Connect.

180 Connect sold its interest in Control F-1 Corporation (“Control F-1”) to Computer Associates International, Inc. and Computer Associates Canada Company for net proceeds of $1.3 million, which was recognized as a pre-tax gain of $1.3 million in that quarter. The investment had been previously written down to nil in 2004 due to prevailing market conditions. The $6.5 million pre-tax gain on the sale of investments in 2005 was due to the gain on the sale of Guest-Tek.

Income Tax Recovery

For the year ended December 31, 2006, 180 Connect recorded a net $1.5 million income tax recovery, which includes a current tax recovery of $0.1 million for state tax liabilities and a future tax recovery of $1.6 million to record the amortization of the future tax liability associated with certain intangible assets (customer contracts) recognized as part of the acquisition of a U.S. subsidiary and the establishment of a future tax asset associated with nondeductible liabilities in the subsidiary.

For the year ended December 31, 2005, 180 Connect recorded a net $2.0 million income tax recovery which consisted of a U.S. federal and state current income tax recovery of $0.5 million, a future U.S. federal and state income tax recovery of $2.6 million and a Canadian income tax provision of $1.1 million.

Loss from Continuing Operations

Loss from continuing operations for the year ended December 31, 2006 was $9.5 million compared to loss from continuing operations of $4.0 million for the comparable period of 2005. This represents an increase of $5.5 million. This increase is primarily due to an increase in depreciation, interest expense and a decrease in the gain on sale of assets, as discussed above in “Other Income and Expense”, partially offset by the items discussed above in the section entitled “Direct Contribution Margin.”

Loss from Discontinued Operations

180 Connect discontinued its operations at certain non-profitable branches as well as certain operations where the contracts with the customer were not renewed. The revenue and expenses for these locations have been reclassified as discontinued operations for all periods presented. Loss from discontinued operations was $5.8 million as compared to a loss of $3.2 million in 2005.

Net Loss

Net loss for the year ended December 31, 2006 was $15.3 million compared to a net loss of $7.2 million for the comparable period of 2005, or an increase of $8.1 million.

2005 Significant Operating Events

Corporate Relocation

In 2005, 180 Connect incurred a charge of $1.7 million for employee severance and related costs associated with the relocation of 180 Connect’s corporate operations to Denver. Employee severance was $1.4 million and employee moving and other expenses amounted to $0.3 million.

Purchase of Digital Interiors, Inc.

On March 22, 2005, 180 Connect acquired certain assets and liabilities of Digital Interiors, including customer contracts, for approximately $0.4 million cash plus additional contingent purchase consideration based on certain operating performance metrics for Digital Interiors over the next 18 months. As of December 31, 2006, 180 Connect did not owe any additional consideration related to the contingent purchase price provisions.

This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of management’s judgment and estimates and independent third party valuation to the determine the fair market values of the assets and liabilities acquired. 180 Connect obtained a third party valuation for these estimates.

Guest-Tek Interactive Entertainment Inc.

In February 2004, 180 Connect sold 18.7% of its interest in Guest-Tek pursuant to a secondary offering of common shares of Guest-Tek for net proceeds to us of $3.5 million and 180 Connect recognized a gain of approximately $3.0 million. 180 Connect utilized the proceeds realized on the sale of the Guest-Tek shares to reduce short-term debt incurred in connection with the acquisition of Mountain.

In January 2005, 180 Connect sold its remaining interest in Guest-Tek pursuant to a purchase and sale agreement with a private party. Net proceeds to 180 Connect were $9.0 million and a pretax gain of $6.5 million was recorded. 180 Connect utilized the proceeds realized on the sale of the Guest-Tek shares to fund working capital requirements.

Comparison of Years Ended December 31, 2005 and December 25, 2004

	2005	2004	% Change
Revenue	$279,726,651	$210,675,282	32.8%
Direct expenses	256,334,245	191,797,596	33.6%
Direct contribution margin(1)	23,392,406	18,877,686	23.9%
General and administrative	20,381,143	13,656,397	49.2%
Foreign exchange loss	(18,692)	(272,585)	93.1%
Restructuring costs	1,672,485	—	—
Gain on sale of assets	(6,897,291)	(1,931,648)	257.1%
Impairment of goodwill and customer contracts	608,096	1,383,371	(56.0)%
Depreciation	6,151,059	2,129,959	188.8%
Amortization of customer contracts	4,093,985	2,851,590	43.6%
Interest expense	3,440,690	2,659,132	29.4%
Loss from continuing operations before income tax recovery	(6,039,069)	(1,598,530)	277.8%
Income tax recovery	(2,001,727)	(621,000)	222.3%
Loss from continuing operations	(4,037,342)	(977,530)	313.0%
Loss from discontinued operations	(3,157,632)	(3,759,662)	(16.0%)
Net loss for the period	$(7,194,974)	$(4,737,192)	51.9%
Loss per share from continuing operations
Basic	$(0.17)	$(0.05)
Diluted	$(0.17)	$(0.05)
Net loss per share
Basic	$(0.30)	$(0.22)
Diluted	$(0.30)	$(0.22)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of assets and income tax recovery for the years ended December 31, 2005 and 2004. DCM is a non-Canadian GAAP measure. The comparative Canadian GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin”.

Revenue

Revenue for 2005 increased to $279.7 million from $210.7 million in 2004. This 32.8% increase reflects continued growth in revenue from the installation, integration and fulfillment services provided to 180 Connect’s customers. A significant portion of this increase came as a result of 180 Connect’s relationship with DIRECTV. Volume increased 45% as DIRECTV channeled more work orders through its Home Service Provider Network, within which 180 Connect operates. The volume increases were partially offset by changes in mix between upgrade and service calls and overall rate reductions. During 2005, 180 Connect performed approximately 25% of the gross subscriber installations that DIRECTV channeled through its Home Services Provider Network. The cost of inventory for which 180 Connect is reimbursed by DIRECTV is offset against the revenue in which the reimbursement is included. 180 Connect also experienced additional growth in work order volume from its cable operations. Work from Rogers, Cablevision, Wide Open West and Time Warner contributed to an approximate $6 million increase in revenue during 2005. In addition to the increase in the pay television revenues, 180 Connect also recognized modest revenue increases from its launch of the Network Services business.

Direct Contribution Margin

DCM, defined as revenue less direct operating expenses, increased by $4.5 million, or 23.9%, from $18.9 million in 2004 to $23.4 million in 2005. DCM, as a percentage of revenue, decreased to 8.4% in 2005 from 9.0% in 2004. The decline as a percentage of revenue is primarily attributable to higher training and recruiting expenses, vehicle costs and increased insurance costs. A significant portion of the cost increases are associated with 180 Connect’s continued aggressive top line revenue growth. During 2005, 180 Connect converted a significant portion of its business to a company-owned vehicle model from a privately-owned vehicle model. This customer-mandated conversion resulted in 180 Connect purchasing approximately 2,200 new vehicles through a capital leasing program to replace privately owned vehicles that technicians were required to have in order to work for 180 Connect. This transition resulted in reduced labor costs as the technician piece rate was reduced to reflect the reduction of lower vehicle reimbursement costs. These reduced costs were offset by increased training and recruiting costs of approximately $1.3 million as 180 Connect recognized a higher than expected attrition rate in the technician work force when the piece rate was reduced. The increased fleet and costs associated with the vehicle deployment were also accompanied by increased fuel costs and insurance costs.

Additional training and recruiting costs, along with small tool costs, were incurred during 2005 in support of 180 Connect’s continued growth in cable, network services and Digital Interiors businesses. During 2005, 180 Connect increased its trained technician work force by 950 employees to end the year with 3,750 technicians. As a result of this increase in headcount and attrition, 180 Connect incurred approximately $9.1 million in training and recruiting costs. Of this amount, approximately $1.0 million was specifically related to the growth of 180 Connect’s cable business in addition to increased training related to high definition local programming.

During 2005, 180 Connect incurred approximately $0.9 million related to costs associated with hurricanes Katrina and Rita.

Insurance costs, particularly workers compensation costs primarily in California, negatively impacted 180 Connect’s operating results. During 2005, insurance costs increased by approximately $6.2 million over 2004, primarily as a result of the increased fleet and technician headcount.

During 2005, 180 Connect continued to face operational challenges with respect to the management of its inventory flow throughout its entire 85 branch network and its service vehicle fleet which also carry inventory. Tracking 180 Connect’s rolling stock on each vehicle continued to prove difficult as there were times when more expensive inventory components were used as substitutes for less expensive inventory components in order to ensure 180 Connect’s work orders were completed and closed on a timely, high quality basis. The use of higher cost inventory is often not reimbursed by 180 Connect’s customer. The use of higher cost inventory substitutes and the difficulty in tracking the rolling stock included in 180 Connect’s fleet vehicles and at subcontractor locations led to an inventory write-off of approximately $2.4 million. The write-offs are included as a direct cost as they represent inventory shrink due to poor inventory management practices. 180 Connect continued its diversification and growth strategy during the year and incurred approximately $2.0 million of start-up costs related to its cable and Digital Interiors businesses.

DCM is a non-Canadian GAAP measure. The comparable Canadian GAAP measure is loss from continuing operations. Loss from continuing operations was $4.0 million in the year ended December 31, 2005, an increase of $3.0 million compared to loss from continuing operations of $1.0 million in the same financial period of 2004.

The following is a reconciliation of DCM to net loss from continuing operations:

Reconciliation of DCM to Loss from Continuing Operations

	2005	2004
Direct contribution margin	$23,392,406	$18,877,686
General and administrative	20,381,143	13,656,397
Foreign exchange gain	(18,692)	(272,585)
Restructuring costs	1,672,485	—
Gain on sale of assets	(6,897,291)	(1,931,648)
Impairment of goodwill and customer contracts	608,096	1,383,371
Depreciation	6,151,059	2,129,959
Amortization of customer contracts	4,093,985	2,851,590
Interest expense	3,440,690	2,659,132
Loss from continuing operations before income tax	(6,039,069)	(1,598,530)
Income tax recovery	(2,001,727)	(621,000)
Net loss from continuing operations	$(4,037,342)	$(977,530)

General and Administrative Expenses and Restructuring Costs

General and administrative expenses were $20.4 million for 2005, an increase of $6.7 million from 2004. Administrative expenses as a percentage of revenue increased from 6.5% for 2004 to 7.3% for 2005. The increase in general and administrative expenses was caused largely by a $0.2 million charge for legal and professional fees in connection with an abandoned acquisition, $2.5 million of legal reserves recorded in connection with a Department of Labor action and approximately $0.7 million in duplicative costs and travel costs incurred in connection with the transition and closure of 180 Connect’s Ft. Lauderdale office. In addition to the charges above and $0.25 million of costs associated with internal control reviews, general and administrative costs increased by approximately $1.25 million resulting from increased professional fees, software licensing costs and rental costs. Further increases of approximately $0.7 million were related to an increase in business development and marketing professionals which were critical to 180 Connect’s revenue growth programs and $0.3 million was related to enhanced insurance programs.

Also during 2005, 180 Connect recognized a charge of $1.7 million for employee severance and related costs associated with the commencement of 180 Connect’s move of its back office operations and corporate offices to Denver.

Other Income and Expenses

In 2005, depreciation expense of $6.2 million represented an increase of $4.0 million from 2004, primarily attributable to the new fleet of 2,200 vehicles put into service in 2005. Amortization of customer contracts of $4.1 million in 2005 increased by $1.2 million from 2004 primarily due to amortization of customer contracts associated with the acquisition of Mountain in 2004 and the full year effect of additional amortization of customer contracts recognized on the acquisition of the minority interest in Cable Play Inc. Interest expense increased by $0.8 million in 2005 primarily due to rate variances and the purchase of new vehicles. The $6.9 million gain on investments and asset write-downs in 2005 was due to a gain on the sale of 180 Connect’s interest in common shares of Guest-Tek. Impairment of goodwill and customer contracts in 2005 of $0.6 million was primarily due to the termination of a cable customer relationship in the New Jersey market.

Income Tax Recovery

180 Connect recorded a net $2.0 million income tax recovery for 2005 which consisted of a U.S. federal and state income tax recovery of $0.5 million and U.S. Federal tax recovery of $2.6 million, partially offset by a Canadian future tax provision of $1.1 million.

The $1.1 million Canadian tax provision is related to the gain on the sale of the common shares of Guest-Tek. In 2004, a Canadian tax recovery was recognized to effect the utilization of the loss carry forwards as this utilization, as it relates to the amount of the gain on the Guest-Tek common shares had been assured as of December 25, 2004 despite the fact that the gain on the sale of the Guest-Tek common stock was recorded on 180 Connect’s financial statements in 2005. This Canadian tax provision reverses that tax recovery to reflect the net utilization of the loss carry forward on the sale of the stock.

As of December 31, 2005, 180 Connect’s Canadian subsidiaries had unused non-capital losses totaling $15.7 million that may be applied to reduce taxable income of future years. These non-capital losses expire commencing in 2007 through to 2015. The Canadian subsidiaries have net capital loss carry forwards of $5.5 million which may be carried forward indefinitely to be applied against future taxable capital gains. 180 Connect’s U.S. subsidiaries have a net operating loss carryforward of $17.6 million which will begin to expire in 2021.

Loss from Continuing Operations

Loss from continuing operations increased by $3.0 million, from a loss of $1.0 million in 2004, to a loss of $4.0 million in 2005.

Loss from Discontinued Operations

180 Connect discontinued its operations at certain non-profitable branches as well as certain operations where the contracts with the customer were not renewed. The revenue and expenses for these locations have been reclassified as discontinued operations for all periods presented. Loss from discontinued operations was $3.2 million as compared to a loss of $3.8 million in 2004.

Net Loss

Net loss for the year ended December 31, 2005 was $7.2 million compared to a net loss of $4.7 million for the comparable period of 2004, or an increase of $2.5 million.

Significant Accounting Policies

180 Connect’s significant accounting policies are described in Note 2 to its consolidated financial statements for the year ended December 31, 2006. The policy described below is considered to be a critical accounting estimate as it requires significant estimation or judgment.

Other Intangible Assets

The intangible assets of 180 Connect consist primarily of customer contracts acquired from acquisitions. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Such an asset is considered impaired if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and ultimate disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds fair value determined using a discounted cash flow model. While our cash flow assumptions and estimated useful lives are consistent with our business plans, significant judgment is involved in determining cash flows including growth, profitability projections and earnings multiples.

The customer contracts represent the agreements between 180 Connect and its customers to provide installation, upgrade and repair services to its customers’ subscribers. The contracts typically include exclusivity arrangements. The exclusivity arrangements limit 180 Connect’s ability to sign contracts with its customers’ competitors if the competitor sells the same services in the same markets as 180 Connect’s current customers. The contracts were recognized apart from goodwill as these assets resulted from contractual or other legal rights and are capable of being separated or divided from the acquired enterprise. The acquired companies had existing contracts with their customers at the time of the acquisition. These contracts required

180 Connect to provide installation and other services over a period of time in a specific geographic area on an exclusive basis for its customers. As such, a value was assigned to the future benefits to be realized from these exclusive contractual arrangements with 180 Connect’s customers. These contracts are amortized over a 10 year period.

The fair value of the customer contracts was initially determined with the assistance of a third-party valuation company at the time of acquisition of the entities to which the customer contracts were related. The valuation company used the excess earnings approach to value the customer relationships by projecting revenue and expenses attributable to the current customer relationship. The customer contracts were assigned a ten year life based upon existing terms of the customer contracts, the likely renewal periods for customer contracts and barriers to entry for competitors that would make it unlikely that 180 Connect’s customers could find replacement service providers.

180 Connect tests customer contracts for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Indicators of impairment would include loss of customers, declining revenues or the closure of branches. Recoverability is assessed based on the carry amount of the asset and its net recoverable value, which is generally determined based on undiscounted cash flows expected to result from the use and the eventual disposal of the asset. If required, an impairment loss is recognized to write the assets down to its fair value.

Significant judgments in this area involve determining whether a triggering event has occurred and the determination of the cash flows for the assets involved and the discount rate to be applied in determining fair value. When a contract is being tested for impairment, uncertainties and risks inherent in the assumptions included in the future cash flows include the revenue growth projection and expense estimates. Management believes that the growth rate and expense estimate assumptions used in the calculations of future cash flows are reasonable. Management completed a recoverability assessment as at December 31, 2006 and reassessed the assumptions at March 31, 2007 and no indicators or impairment were identified. Management prepared a sensitivity analysis whereby each significant assumption, which include estimated revenues and expenses, was changed by 1% and noted that the results of the analysis would not have resulted in the impairment of customer contracts.

DIRECTORS AND EXECUTIVE OFFICERS OF AD.VENTURE
FOLLOWING THE ARRANGEMENT

Name	Age	Position/Office Held With Ad.Venture Following the Arrangement
Lawrence J. Askowitz	41	Director
Howard S. Balter	45	Director
Mark Burel	49	Chief Operating Officer
Peter Giacalone	45	Chief Executive Officer and Director
David Hallmen	45	Director
M. Brian McCarthy	55	Chairman of the Board
Joel R. Meltzner	64	Director
Jiri Modry	54	Director
Byron Osing	44	Director
Ilan M. Slasky	37	Director
Steven Westberg	52	Chief Financial Officer

Howard S. Balter is our chairman and chief executive officer. In addition, Mr. Balter has been chairman and a managing member of Innovation Interactive, LLC, a diversified Internet advertising company, from May 2002 when it was acquired in a management buy-out from Net2Phone, Inc. until its sale in November 2005. Prior to that he was chief executive officer and a director of Net2Phone, Inc., a leading Internet telephony company. Mr. Balter was a director at Net2Phone, Inc. from October 1997 to October 2001, its chief executive officer from January 1999 to October 2001 and its vice chairman of the board of directors from May 1999 to October 2001. Mr. Balter also served as Net2Phone, Inc.’s treasurer from October 1997 to July 1999. Prior to his employment with Net2Phone, Inc., Mr. Balter was employed by IDT Corp., a diversified international telecommunications company, where he was chief operating officer from 1993 to 1998 and chief financial officer from 1993 to 1995. Mr. Balter was a director of IDT Corp. from December 1995 to January 1999 and vice chairman of IDT Corp.’s board of directors from October 1996 to January 1999. Upon completion of the arrangement, Mr. Balter shall resign as chief executive officer and chairman of the Board but shall remain a director.

Mark Burel was appointed Senior Vice President and Chief Operating Officer of 180 Connect in August, 2007. He was previously the President and Chief Operating Officer of the American Residential Services subsidiary of The Service Master Company, a national home improvement services company, from 2001 to 2006. He formerly served as Vice President of Product Service Operations of GE Capital/Montgomery Ward, from 1995 to 2001. Upon completion of the arrangement, Mr. Burel shall be elected chief operating officer.

Ilan M. Slasky is our president, secretary and one of our directors. In addition, Mr. Slasky was vice chairman and a managing member of Innovation Interactive, LLC from May 2002 until its sale in November 2005. Prior to that he was chief financial officer at Net2phone, Inc. from January 1999 to January 2002. Prior to his employment with Net2Phone, Inc., Mr. Slasky was employed by IDT Corp., where he was its executive vice president of finance from December 1997 to January 1999, its director of carrier services from November 1996 to July 1997 and its director of finance from May 1996 to November 1996. Mr. Slasky worked for Merrill Lynch as a supervisor in the Risk Management group from 1992 to 1993, as an assistant fixed income trader from 1993 to 1994 and as a collateral management specialist in the Global Equity Derivatives group from 1994 to 1995. Upon completion of the arrangement, Mr. Slasky shall resign as president and secretary but shall remain a director.

Lawrence J. Askowitz is one of our directors. In addition, Mr. Askowitz is a founder and partner at Gabriel Advisors, LLC, which advises and acquires communication and media technology companies. Before founding Gabriel Advisors, LLC, from April 2004 to April 2005, Mr. Askowitz was the telecommunication and media technology partner at ZelnickMedia Corporation, a private equity firm that acquires and operates media businesses. Mr. Askowitz was employed by Deutsche Bank in the Telecommunications Corporate Finance Group, where he served as a director from September 2000 through December 2001 and as a managing director and head of the U.S. Wireless Banking practice from January 2002 to September 2003. From April 1998 to December 1999, Mr. Askowitz was a vice president at Credit Suisse First Boston in the Media & Telecommunications Corporate Finance Group and the Mergers & Acquisitions Group and served as a director of those groups from January 2000 to September 2000. From 1987 to 1998, Mr. Askowitz was employed by Lazard where he worked as an analyst, associate and vice president in the Banking and Public Finance Departments. Mr. Askowitz served as a director of Horizon PCS, Inc., a provider of personal communications services under the Sprint brand from October 2004 until July 2005 when it merged into iPCS Inc., another Sprint affiliate. Since November 1, 2005, Mr. Askowitz has served on the Advisory Board of Infogate Online, an IPTV middleware provider. Upon completion of the arrangement, Mr. Askowitz shall remain a director.

Dr. Shlomo Kalish is one of our directors. Dr. Kalish has been the chairman and chief executive officer of Jerusalem Global Ventures Ltd., a venture capital firm that manages funds focusing on early stage investments in software, communications, homeland security and life sciences since 2000. Dr. Kalish was general partner of Concord Ventures, a venture capital firm, from 1997 to 1999. He founded Jerusalem Global Ltd., and served as chairman and chief executive officer from 1994 to 1997. From 1985 to 1994, Dr. Kalish was a member of the faculty at Tel Aviv University School of Management. Dr. Kalish has served as a director of: Valor Computerized Systems, Ltd., an engineering software company, since November 1999; Camero, Inc., a developer of through-wall imaging micro-power radar, since June 2004; Certagon Ltd., an integrated application environment software provider, since March 2003; Chiasma Inc., a biotechnology company that develops non-invasive alternatives to macromolecule therapies, since May 2001; LocatioNet Systems Ltd., a developer of a comprehensive location-based service system for the wireless market, since October 2000; Notal Vision Ltd., a developer of solutions for the opthalmic industry, since April 2001; Saifun Semiconductors Ltd., a non-volatile memory solutions provider, since April 1998; and VideoCodes, a digital video broadcasting software provider, since March 2004. Dr. Kalish is also a member of the board of governors of Bar Ilan University, the Technion and The Jerusalem College of Technology. Dr. Kalish will not stand for reelection to our board.

M. Brian McCarthy served as President of McCarthy & Associates, Consulting from February 2003 to October 2005. Prior thereto, Mr. McCarthy served as Chief Executive Officer, Interlogix Americas, Interlogic, Inc. from December 1997 until February 2002 when Interlogic, Inc. was sold to GE Interlogix. Following the sale, Mr. McCarthy served as Executive Vice President, Technology and Business Strategy of GE Interlogix from February 2002 to January 2003. Upon completion of the arrangement, Mr. McCarthy shall be appointed a director.

Joel R. Meltzner has been a general partner of Integrated Performance Strategies, LLP, a consulting company that helps organizations design, develop and implement improvement strategies and processes since 2003. Mr. Meltzner is also the president of Organization/Management Consultants, Inc., a consulting company for which he has been employed by since 1981. Upon completion of the arrangement, Mr. Meltzner shall be appointed a director.

Jiri Modry currently operates iFonix Consulting Inc., a consulting business specializing in the development of market, dealer channel and sales organization development. Mr. Modry was the interim chief executive officer of Dorn SPE, Inc., a manufacturer of printing press accessories, for the year 2006. From 2003 to 2006, Mr. Modry was the senior vice president of global sales for General Electric, Security. Prior to his employment with General Electric, Security, Mr. Modry was employed by Impac Technologies, Inc., where he was its chief executive officer from 1999 to 2002. Upon completion of the arrangement, Mr. Modry shall be elected a director.

Peter Giacalone has been our President and Chief Executive Officer since March 2005. From January 2004 to February 2005, he was Executive Vice President, Customer Satisfaction for DIRECTV, Inc., a digital multi-channel television service provider. From March 1997 to December 2003, he served as Vice President, Finance for The News Corporation Limited, an international media and entertainment company. Upon completion of the arrangement, Mr. Giacalone shall be appointed chief executive officer and a director.

David Hallmen is currently a director of Calgary Scientific Inc. and a director of Apparent Networks Inc. He was previously the Chief Operating Officer of ProClarity Inc., a private software company, from 2000 to 2006. He formerly served as Vice President Business Development with Veritas Software Corporation, a software company listed on NASDAQ, from 1998 to 2000. Upon completion of the arrangement, Mr. Hallmen shall be appointed a director.

Dr. Byron Osing is the Chairman and Chief Executive Officer of Calgary Scientific Inc. He was Chairman of 180 Connect Inc. from December 2003 to November 2005 and Chief Executive Officer from April 1999 to December 2003. From mid-1998 to April 1999, he served as Director Business Development and Mergers and Acquisitions for Veritas Software Corporation, a software company listed on NASDAQ. Prior thereto he was President and Chief Executive Officer of Telebackup Systems Inc., a software company. Upon completion of the arrangement, Mr. Osing shall be appointed a director.

Steven Westberg was appointed Senior Vice President and Chief Financial Officer of 180 Connect in November 2006. Previously, during 2006, he was a director and CFO of T&M Group LLC, an acquisition vehicle for a private fashion company. From 2003 to 2006 he was Vice President of Finance for Independence Air and a consultant for Independence Air from 2002 to 2003. Prior to 2002, he was the Executive Vice President, General Manager and CFO of Midway Airlines Corporation. Upon completion of the arrangement, Mr. Westberg shall be appointed chief financial officer.

Classified Board

The Board is divided into three classes, each of which serves for a term to expire on the third annual meeting of his or her election, with only one class of directors being elected at each annual meeting. In connection with the arrangement, Ad.Venture has also proposed, as part of the Fifth and Sixth Articles proposal, to amend the classified board provisions of its certificate of incorporation to clarify when terms of the three classes comprising the classified board expire. Please see the section entitled “The Fifth and Sixth Articles Proposal.” Under the DGCL, if elected, the three nominees will serve in the classes to which they were elected, irrespective of the adoption of the Fifth and Sixth Articles proposal. However, pursuant to the arrangement agreement, the Board is required to appoint up to six additional directors to serve on the Board effective on the closing of the arrangement. These new directors will be appointed in the revised classes. If the three director nominees are elected, the members of the Board will subject to reelection as follows:

Year	Director
Annual Meeting in 2008	Messrs. Askowitz, Modry and Osing
Annual Meeting in 2009	Messrs. Hallmen, Meltzner and Slasky
Annual Meeting in 2010	Messrs. Balter, Giacalone and McCarthy

Director Independence

The Board has not determined if any of its director nominees qualifies as independent, although Ad.Venture’s management believes that Messrs. Askowitz, Hallmen, Meltzner, Modry and Osing would qualify as independent under the rules of the Nasdaq Global Market. The Board will make a determination about independence upon the consummation of the arrangement.

Audit Committee

Upon completion of the arrangement, we expect that the audit committee will be composed of Mr. Osing as chair and “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K promulgated by the SEC, and Messrs Hallmen and Askowitz as members.

Nominating and Governance Committee

Upon completion of the arrangement, we expect that the Board will establish a nominating committee composed of Mr. Meltzner as chair and Messrs. Askowitz, Osing and Hallmen as members.

Compensation Committee

Upon completion of the arrangement, we expect that the Board will establish a compensation committee composed of Messrs. Hallmen and Askowitz as co-chairs and Mr. Meltzner as a member.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer of Ad.Venture participated in deliberations concerning executive officer compensation because no executive officer has received any compensation in connection with their role at Ad.Venture.

Code of Ethics

We have adopted a code of ethics applicable to our officers and employees in accordance with applicable federal securities laws. You may obtain a copy of Ad.Venture’s code of ethics, free of charge, by contacting our corporate secretary at Ad.Venture Partners, Inc., c/o Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036. Ad.Venture intends to disclose amendments to or waivers from a required provision of its code of ethics on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Since our formation on April 7, 2005, our operations have been limited to organizational activities and, after the IPO, to activities relating to completing a business combination. To date, no current executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash or equity compensation for services rendered. In addition, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our current officers, directors, stockholders or special advisors, or any of their respective affiliates, for services rendered prior to or in connection with the arrangement. However, our officers, directors and special advisors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as participating in the offering process with respect to our IPO, identifying potential target businesses and performing due diligence on suitable business combinations.

Upon the completion of the arrangement, we expect the Board to consist of Messrs. Askowitz, Balter, Giacalone, Hallmen, McCarthy, Meltzner, Modry, Osing and Slasky. We expect the executive officers of Ad.Venture to be Mark Burel, Peter Giacalone and Steven Westberg. None of Messrs. Askowitz, Balter, Burel, Giacalone, Hallmen, McCarthy, Meltzner, Modry, Osing, Slasky or Westberg received any compensation for services related to Ad.Venture during the quarter ended March 31, 2007 or the fiscal year ended December 31, 2006.

Summary Compensation Table

The following table sets forth the cash and non cash compensation earned for services related to 180 Connect during the fiscal year ended December 31, 2006 by Messrs. McCarthy, Giacalone and Westberg.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
M. Brian McCarthy. 180 Connect’s Executive Chairman of the Board and Director	2006	$386,000	$560,000	—	—	$32,229	(1)	$978,229
Peter Giacalone. President, 180 Connect’s Chief Executive Officer and Director	2006	450,000	150,000	—	—	14,400	(2)	614,400
Steven Westberg. Chief 180 Connect’s Financial Officer	2006	21,154	—	—	—	—	(3)	21,154

(1)	Includes an automobile allowance of $12,000 and $20,229 in board of director chairmanship and attendance fees.
(2)	Includes automobile allowance of $14,400.
(3)	Mr. Westberg’s employment with 180 Connect commenced November 27, 2006.

Outstanding Option Awards at Year End

As of December 31, 2006, none of Messrs. McCarthy, Giacalone or Westberg had any options to purchase 180 Connect common shares. In addition, none of them exercised any options or had any common shares subject to vesting in 2006. 180 Connect does not offer any pension benefits and has no non-qualified deferred compensation plan.

Equity Compensation Plan Information

Ad.Venture does not have any equity compensation plans. As part of the arrangement, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase shares of Ad.Venture common stock. See the section entitled “Securities of 180 Connect to be Assumed in Connection with the Arrangement- Stock Option.” In addition, upon completion of the arrangement, stock appreciation rights in respect of 279,999 180 Connect common shares will be converted into stock appreciation rights in respect of 167,999 shares of Ad.Venture common stock. The following table sets forth certain information with respect to 180 Connect’s equity incentive plans as of December 31, 2006:

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders of 180 Connect	583,245	$1.75	0
Equity compensation plans not approved by security holders of 180 Connect	299,999	$1.50	0
Total	883,244	$1.67	0

Outstanding Stock Appreciation Rights at Year End Table

180 Connect issued 299,999 stock appreciation rights (“SARs”) on December 6, 2006. The SARs have an exercise price of $1.50 per share, vest 25% per year at the anniversary date of the grant date over four years and expire on December 6, 2011. Messrs. McCarthy, Giacalone and Westberg received stock appreciation rights as listed below.

	Stock Appreciation Rights (“SARs”)
Name and Principal Position	Number of SARs Granted (#)	Number of SARs that Have Vested (#)	Number of SARs that Have not Vested (#)	Fair Market Value of SARs at Date of Grant ($)	SAR Exercise Price ($)	Option Expiration Date
M. Brian McCarthy. Executive Chairman of the Board and Director	100,000	—	100,000	$83,448	$1.50	Dec 6, 2011
Peter Giacalone. President, Chief Executive Officer and Director	100,000	—	100,000	$83,448	$1.50	Dec 6, 2011
Steven Westberg. Chief Financial Officer	13,333	—	13,333	$11,126	$1.50	Dec 6, 2011

Director Compensation Table

The following table sets forth the cash and non-cash compensation earned for the year ended December 31, 2006 by Messrs. Hallmen and Osing as a non-employee directors of 180 Connect Inc.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
David Hallmen	$42,000	—	$42,000
Dr. Byron Osing	33,000	—	33,000

Loans

As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. The loans are payable on demand or upon consummation of the arrangement, and we will reimburse Messrs. Balter and Slasky for any tax liabilities they may incur as a result of any imputed interest income related to the notes. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. If the arrangement is not completed, these loans are unlikely to be repaid by Ad.Venture.

Expected Compensation Policies

We have not yet developed a comprehensive executive compensation program and philosophy with respect to the executive officers who will manage Ad.Venture after the arrangement. We expect that such a program and philosophy will be developed after the completion of the arrangement and will be substantially as described below.

Compensation Committee

Committee Members and Independence

The objective of the Board’s Compensation Committee will be to ensure that we have a high calibre executive management team and a total compensation plan that is competitive, motivating and rewarding such that it attracts and retains management personnel essential to our success. The Compensation Committee will be responsible for establishing the compensation levels of all of our executive officers. The Compensation Committee will also be responsible for overseeing our compensation and benefits plans, including matters relating to our long term incentive share compensation plan. The Compensation Committee will be comprised of at least three members, each of which will be appointed annually by the Board.

Role of Compensation Committee

The Compensation Committee will be expected to discharge the Board’s responsibilities relating to general compensation policies and practices and the compensation of our directors and executives. The Compensation Committee will also administer the incentive-compensation plans and equity-based plans. In discharging its responsibilities, the Compensation Committee will establish principles and procedures in order to ensure to the Board and the stockholders that our compensation practices are appropriately designed and implemented to attract, retain and reward high quality directors and executives, and are in accordance with all applicable legal and regulatory requirements. In this context, the Compensation Committee’s authority, duties and responsibilities will be:

•	To annually review our philosophy regarding executive compensation;
•	To periodically review market and industry data to assess our competitive position, and to retain any compensation consultant to be used to assist in the evaluation of directors’ and executive officers’ compensation;
•	To establish and approve our goals and objectives, and associated measurement metrics relevant to compensation of our executive officers;
•	To establish and approve incentive levels and targets relevant to compensation of the executive officers;

•	To annually review and make recommendations to the Board to approve, for all principal executives and officers, the base and incentive compensation, taking into consideration the judgment and recommendation of the Chief Executive Officer for the compensation of the principal executives and officers;
•	To separately review, determine and approve the Executive Chairman’s applicable compensation levels based on the Compensation Committee’s evaluation of the Executive Chairman’s performance in light of our and the individual’s goals and objectives.
•	To separately review, determine and approve the Chief Executive Officer’s applicable compensation levels based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance in light of our and the individual’s goals and objectives;
•	To periodically review and make recommendations to the Board with respect to the compensation of directors, including board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Compensation Committee may consider appropriate;
•	To administer and annually review our incentive compensation plans and equity-based plans;
•	To review and make recommendations to the Board regarding any executive employment agreements, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, and any perquisites, special or supplemental benefits; and
•	To review and discuss with management, the Compensation Disclosure and Analysis (CD&A), and determine the Compensation Committee’s recommendation for the CD&A’s inclusion in our proxy statements filed with the SEC.

Compensation Committee Meetings

Our Compensation Committee will meet as often as necessary to perform its duties and responsibilities.

Our Compensation Committee will receive and review materials prepared by management, consultants, or committee members, in advance of each meeting. Depending on the agenda for the particular meeting, these materials may include:

•	Minutes and materials from the previous meeting(s);
•	Reports on year-to-date financial performance versus budget;
•	Reports on progress and levels of performance of individual and company performance objectives;
•	Reports on our financial and stock performance versus a peer group of companies; and
•	Reports from the Compensation Committee’s compensation consultant regarding market and industry data relevant to executive officer compensation.

Compensation Philosophy

General Philosophy

The primary objectives of our compensation program will be to attract, retain and challenge high quality executives through a total compensation plan that is both competitive and performance-based. We will strive to accomplish these objectives by compensating all employees, including our named executive officers (the “NEOs”), with total compensation packages consisting of a combination of competitive base salary and incentive compensation. We believe that compensation should be designed to reward executives for achievement of our financial plans and strategic objectives, and to provide opportunities for increased compensation based on extraordinary performance by our employees, including our NEOs.

Pay-for-Performance and Alignment with Long Term Goals

At the core of our compensation philosophy is our strong belief that pay should also be directly linked to performance. We believe in a pay-for-performance culture that makes a significant portion of executive officer total compensation contingent upon, or variable with, individual performance, company performance and achievement of strategic goals, including increasing stockholder value. The current performance-based compensation for our executives will be, primarily, in the form of cash incentives to promote achievement of, and accountability for, shorter term performance plans and strategic goals. Additional compensation in the form of equity awards will also be included in total compensation.

Base Compensation to Reflect Position and Responsibility and Competitiveness within Industry

A key component of an executive’s total compensation, base salaries, will be designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, sustained individual performance and future potential. The goal will be to provide for base salaries that are sufficiently competitive with other similar-sized companies, both regionally and nationally, in order to attract and retain talented leaders.

Overall Philosophy

Our compensation philosophy will be based on the premise of attracting and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance. Following this philosophy, in determining NEO compensation, we will consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, individual contributions, teamwork and performance, each NEO’s total compensation package, and internal pay equity.

Compensation Setting Process

Management’s Role in the Compensation Setting Process

Management will play a significant role in the compensation-setting process. The most significant aspects of management’s role will be:

•	Assisting in establishing business performance goals and objectives;
•	Evaluating employee and company performance;
•	Chief Executive Officer recommending compensation levels and awards for executive officers;
•	Implementing the Board’s approved compensation plans; and
•	Assisting in preparing agenda and materials for the Compensation Committee meetings.

The Executive Chairman and the Chief Executive Officer will generally attend the Compensation Committee meetings. However, the Compensation Committee will also regularly meet in executive session. The Chief Executive Officer will make recommendations with respect to financial and corporate goals and objectives, and other executive compensation recommendations to the Compensation Committee based on our performance, individual performance and the peer group compensation market analysis. The Compensation Committee will consider and deliberate on this information and in turn make recommendations to the Board, for its determination and approval of the NEO’s and other members of senior management’s compensation, including base compensation, short-term cash incentives and long-term equity incentives. The Chief Executive Officer’s performance and compensation will be reviewed, evaluated and established separately by the Compensation Committee and ratified and approved by the Board.

Setting Total Compensation Levels and Targets

To ensure our total compensation is competitive and provides appropriate rewards to attract and retain talented leaders, as discussed above, we will rely on industry and occupation specific survey data available to us. Executives’ base salaries will be designed to reward core competencies and contributions to us, and may be increased based on (i) the individual’s increased contribution over the preceding year; (ii) the individual’s increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

Annual Evaluation

The Chief Executive Officer will recommend the actual incentive award amounts for all other NEOs (with the exception of the Chairman of the Board) based on actual company performance relative to the targets as well as on individual performance, and will recommend the NEOs’ base salary levels for the coming year. The Compensation Committee will consider these recommendations at the end of each fiscal year in determining its recommendations to the Board for the final short-term cash incentive and long-term equity award amounts for each NEO and for the NEOs base salary levels. The actual incentive amounts awarded to each NEO will be ultimately subject to the discretion of the Compensation Committee and the Board. The incentive awards for the Chief Executive Officer will be separately evaluated and determined by the Compensation Committee using similar metrics, and ratified and approved by the Board.

Other Compensation

Additional equity-based awards may also be granted to NEOs, as well as other employees, upon commencement of employment, for promotions or special performance recognition, or for retention purposes, based on the recommendation of the Chief Executive Officer. In determining whether to recommend additional grants to an NEO or other employees, the Chief Executive Officer may consider the individual’s performance and any planned change in functional responsibility.

Elements of Executive Compensation

Total Compensation

Total compensation for our NEOs is expected to consist of three elements: (i) base salary; (ii) an annual, discretionary, short-term incentive cash award based on achieving specific performance targets as measured by cash flow and other objectives; and (iii) an annual long-term equity incentive award, which will also be performance based and paid out over a future period in the form of share appreciation rights, restricted stock, options or other equity awards contemplated by the Plan (as hereinafter defined). We believe payment of each of these elements of compensation addresses a different type of performance metric. Base salaries for NEOs and other employees will be the value against which both the short-term and the long-term incentive compensation percentage targets will be measured.

Base Salaries

Base salaries will be paid to compensate executives for fulfillment of certain roles and responsibilities. Increases to base salaries will reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the executive acquires and develops, and to provide for base salaries that are sufficiently competitive with other similar-sized companies, both regionally and nationally, in order to attract and retain talented leaders.

Incentive Compensation

Incentive compensation will be intended to align compensation with business objectives and performance and enable us to attract, retain and reward high quality executive officers whose contributions are critical to our short and long-term success. The incentive awards will be based upon the following key performance metrics: (i) our operating cash flow; (ii) achievement of agreed-upon strategic and corporate performance goals; and (iii) each executive’s departmental and individual goals and performance. The actual incentive amounts awarded to each NEO will ultimately be subject to the discretion of the Compensation Committee and the Board.

Short-Term Cash Incentive Plan Compensation

Short-term incentive awards are designed to reward short-term performance and achievement of designated goals and objectives including the achievement of quarterly and yearly earnings targets and to provide a direct financial incentive to achieve such goals and objectives. The short-term incentive awards will be paid out in quarterly or annual cash awards. The short-term cash incentive award targets for the NEOs and other employees will be discretionary and the actual awards will be determined at a Board meeting after each quarter end or at the fiscal year end based on actual company performance relative to established goals and objectives, as well as on evaluation of the NEO’s and other employee’s relevant departmental and individual performance during the past year.

Long-Term Equity Incentive Program

In addition to the base salary and short-term cash incentive payments, our NEOs and other members of senior management will be awarded long-term equity compensation based upon meeting or exceeding financial and operational targets that are established by the Board of Directors at the outset of the year. We believe the use of long-term equity compensation awards for our NEOs and other members of senior management encourages them to act in a manner that leads to successful long-term performance of the company. We further believe that this type of compensation will align our NEOs and other members of senior management interests with the interests our of stockholders. Accordingly, we plan to establish a 2007 Long-Term Incentive Plan (the “Plan”) for the benefit of employees of Ad.Venture and employees of any direct or indirect subsidiary of Ad.Venture. Outside directors and consultants will be entitled to participate in the Plan. The Plan will be designed to (i) strengthen our ability to attract and retain qualified officers and employees which we and our affiliates require; (ii) encourage the acquisition of a proprietary interest by such officers and employees, thereby aligning their interests with the interests of our stockholders; and (iii) focus our management on operating and financial performance and total long-term stockholder return by providing an increased incentive to contribute to our growth and profitability.

Assuming the Plan is approved by the stockholders, the Compensation Committee will determine the specific type of equity awards to be granted thereunder based on several factors including the fair market value of our common stock at the time of grant and tax considerations to the Company and the individual grantees.

Other Compensation Components

Perquisites

We will provide certain perquisites and other benefits to our senior executives. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, which in turn allows for greater focus on company-related activities.

Internal Pay Equity

We believe that internal equity is an important factor to be considered in establishing compensations for the executive officers. We will review compensation levels to ensure that appropriate parity exists.

Tax Deductibility of Compensation

We generally will seek to maximize the deductibility for tax purposes all elements of compensation. Section 162(m) of the Internal Revenue Code places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our executives. The limit, however, does not apply to “qualified performance-based compensation.” We will review compensation plans in light of applicable tax provisions and may revise plans to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it in our best interests.

Employment Agreements

Agreement with Mr. McCarthy

Effective as of September 30, 2006, 180 Connect and Mr. McCarthy amended a previously existing employment agreement, which provides that he shall serve as the Executive Chairman of 180 Connect’s board of directors. The three-year agreement provides that Mr. McCarthy receives an annual base salary of $480,000 and is eligible to receive a bonus up to 100% of the base salary and long-term incentive awards of up to $900,000 share units. If the arrangement is completed, Mr. McCarthy will receive a bonus of $1.6 million.

The agreement provides that upon termination of Mr. McCarthy without cause, or upon resignation of Mr. McCarthy for reasons specified in the agreement, he is entitled to receive a severance payment of one and half times his then current base salary. In the event of a change of control, Mr. McCarthy is entitled to a severance payment equal to two times his then current base salary if he is terminated without cause, or resigns for reasons specified in the agreement.

On August 3, 2007, Mr. McCarthy entered into a further amendment to his agreement, which will become effective upon consummation of the arrangement. Pursuant to the amendment, Mr. McCarthy’s agreement shall continue in full force and effect until December 31, 2007. For the 2008 calendar year,

Mr. McCarthy will serve as the non-executive Chairman of 180 Connect’s board of directors on a part-time basis, and during the 2008 calendar year, he will receive $240,000 as an annual salary and is entitled to receive a bonus of up to 100% of his annual salary. From January 1, 2009 to September 1, 2009, Mr. McCarthy will continue to serve as the non-executive Chairman of 180 Connect’s board of directors at an annual board renumeration of $75,000, but is not entitled to receive a bonus. After October 1, 2009, Mr. McCarthy will continue to serve as a director of 180 Connect until the expiration of his term as a director, for which he will be compensated at the level at which the independent directors of 180 Connect are compensated. In consideration for Mr. McCarthy’s agreement to terminate his agreement prior to the end of its term, Mr. McCarthy (i) will receive a cash severance payment in the amount of $400,000, payable on December 31, 2007, and (ii) his rights to receive long-term incentive awards will be revised to 170,000 restricted stock units and 170,000 share appreciation rights or stock options instead of an award up to $900,000 share units.

Agreement with Mr. Giacalone

Mr. Giacalone entered into an agreement with 180 Connect effective July 2006. The term of employment will expire on March 1, 2009, subject to extension or earlier termination. Under the terms of the agreement, Mr. Giacalone is entitled to an annual base salary of $450,000. In addition to receiving a base salary, Mr. Giacalone is also entitled to participate in the incentive compensation programs established from time to time and:

•	as a result of the termination of 180 Connect’s process to maximize shareholder value on October 16, 2006, Mr. Giacalone became eligible to receive a bonus for 2006 under his individual bonus plan, which provides a target payment between 50% and 100% of salary upon the attainment of performance criteria established by 180 Connect’s Compensation Committee and which bonus is payable within 90 days of year end based upon the audited financials of 180 Connect.
•	If (i) 180 Connect completes a sale transaction of all or substantially all of our assets at any point during Mr. Giacalone’s employment term, (ii) 180 Connect terminates his employment without cause or Mr. Giacalone terminates his employment for good reason, as defined in the employment agreement, prior to the first anniversary of the effective date of the employment agreement and a sale of all or substantially all of 180 Connect’s assets, or (iii) upon the first anniversary of the effective date of the employment agreement, so long as Mr. Giacalone is still employed by 180 Connect, Mr. Giacalone will be entitled to receive a lump sum payment of $100,000. In the event of such a sale, Mr. Giacalone will also be entitled to receive a discretionary bonus of up to $225,000.

The agreement may be terminated by 180 Connect without notice or cause upon the payment of: (a) an amount equal to two times Mr. Giacalone's annual base salary; (b) any earned but unpaid compensation that is earned under the employment agreement through the effective date of the termination; (c) any and all vested and earned but unpaid amounts payable pursuant to any applicable incentive or deferred compensation plans; and (d) payment for continuation of insurance benefits for 18 months (collectively, such payments are the “Severance Payment.”). The agreement may also be terminated by Mr. Giacalone upon 180 days prior notice, in which case no Severance Payment will be payable, or in the event of a material breach of the agreement, a material change in position or compensation to the material detriment of Mr. Giacalone or a change of control, each of which events are referred to as “Good Reason”.

In the event that the agreement is not renewed or extended by 180 Connect, Mr. Giacalone is terminated without cause or Mr. Giacalone terminates his agreement for Good Reason, Mr. Giacalone is entitled to the Severance Payment. Mr. Giacalone has agreed that for a period of one year following the termination of his employment, he will not, directly or indirectly, work for a competing business in any capacity that involves assisting a competing business to provide or market a conflicting product in New York, Colorado, or Arizona or contact or solicit any of 180 Connect’s customers or solicit, hire or induce any of 180 Connect’s employees to leave employment. Mr. Giacalone’s agreement also contains standard confidentiality and nondisclosure provisions.

If the arrangement is completed, Mr. Giacalone is entitled to receive a bonus of $225,000.

Agreement with Mr. Westberg

Mr. Westberg entered into an agreement with 180 Connect effective December 1, 2006. The term of employment will expire on December 1, 2009, subject to extension or earlier termination. Under the terms of the agreement, Mr. Westberg is entitled to an annual base salary of $275,000. In addition to receiving a base salary, Mr. Westberg is also entitled to participate in the incentive compensation programs established from time to time and:

•	as a result of the termination of 180 Connect’s process to maximize shareholder value on October 16, 2006, Mr. Westberg became eligible to receive a bonus for 2007 under his individual bonus plan, which provides a target payment up to 50% of annual base salary upon the attainment of profitability and specific performance goals, and which bonus is payable is in the sole discretion of 180 Connect.

The agreement may be terminated by 180 Connect without notice or cause upon the payment of: (a) an amount equal to one and one-half times Mr. Westberg’s annual base salary; (b) any earned but unpaid compensation that is earned under the employment agreement through the effective date of the termination; (c) any and all vested and earned but unpaid amounts payable pursuant to any applicable incentive or deferred compensation plans; and (d) payment for continuation of insurance benefits for one year (collectively, such payments are the “Severance Payment.”). The agreement may also be terminated by Mr. Westberg upon 180 days prior notice, in which case no Severance Payment will be payable, or in the event of a material breach of the agreement, a material change in position or compensation to the material detriment of Mr. Westberg or a change of control, each of which events are referred to as “Good Reason”.

In the event that the agreement is not renewed or extended by 180 Connect, Mr. Westberg is terminated without cause or Mr. Westberg terminates his agreement for Good Reason, Mr. Westberg is entitled to the Severance Payment. Mr. Westberg has agreed that for a period of one year following the termination of his employment, he will not, directly or indirectly, work for a competing business in any capacity that involves assisting a competing business to provide or market a conflicting product in New York, Colorado, or Arizona or contact or solicit any of 180 Connect’s customers or solicit, hire or induce any of 180 Connect’s employees to leave employment. Mr. Westberg’s agreement also contains standard confidentiality and nondisclosure provisions.

Agreement with Mr. Burel

Mr. Burel entered into an agreement with 180 Connect effective August 1, 2007. The term of employment will expire on August 1, 2010, subject to extension or earlier termination. Under the terms of the agreement, Mr. Burel is entitled to an annual base salary of $325,000. In addition to receiving a base salary, Mr. Burel is also entitled to participate in the incentive compensation programs established from time to time and is eligible to receive an annual bonus, which provides a target payment between 50% and 100% of base salary upon the attainment of profitability and specific performance goals, and which bonus is payable in the sole discretion of 180 Connect. Notwithstanding the foregoing, Mr. Burel is entitled to a guaranteed minimum bonus of $81,250 for the first six months of his employment.

The agreement may be terminated by 180 Connect without cause upon the payment of: (a) an amount equal to one and one-half times Mr. Burel’s annual base salary; (b) any earned but unpaid compensation that is earned under the executive employment agreement through the effective date of termination; (c) any and all vested and earned but unpaid amounts payable pursuant to any applicable incentive or deferred compensation plans; and (d) payment for continuation of health insurance benefits for one year (collectively, such payments are the “Severance Payment”). The agreement may also be terminated by Mr. Burel in the event of a material breach of the agreement, a material change in position or compensation to the material detriment of Mr. Burel, failure by 180 Connect to maintain adequate directors’ and officers’ liability insurance or a change of control, each of which events are referred to as “Good Reason,” and each of which entitle Mr. Burel to the Severance Payment upon termination.

Mr. Burel has agreed that for a period of one year following the termination of his employment, he will not directly or indirectly, work for a competing business in any capacity that involves assisting a competing business to provide or market a conflicting product or contact or solicit any of 180 Connect’s customers or solicit, hire or induce any of 180 Connect’s employees to leave employment. Mr. Burel’s agreement also contains standard confidentiality and non-disclosure provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of August 8, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock(3)
Howard S. Balter(4)	4,395,811	31.90%
Ilan M. Slasky(5)	2,618,782	20.93%
Lawrence J. Askowitz	45,000	*
Dr. Shlomo Kalish	45,000	*
The Baupost Group, L.L.C.(6) 10 St. James Avenue, Suite 2000 Boston, MA 02116	1,117,400	9.93%
Entities affiliated with Fir Tree, Inc.(7) 505 Fifth Avenue, 23rd Floor New York, NY 10017	1,008,100	8.96%
Andrew M Weiss, Ph.D.(8) 29 Commonwealth Avenue, 10th Floor Boston, MA 02116	1,241,000	11.03%
All directors and executive officers as a group (4 individuals)	7,104,593	47.22%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following is c/o Ad.Venture Partners, Inc., c/o Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036.
(2)	This table is based upon information supplied to us by our officers, directors and principal stockholders and upon any Schedules 13D or 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(3)	Applicable percentages are based on 11,249,997 shares outstanding on June 4, 2007.
(4)	Includes 2,529,602 shares issuable upon exercise of outstanding warrants within 60 days of June 4, 2007.
(5)	Includes 1,264,798 shares issuable upon exercise of outstanding warrants within 60 days of June 4, 2007.
(6)	Based upon information contained in the Schedule 13G/A filed February 13, 2007, by The Baupost Group, L.L.C.
(7)	Based upon information contained in the Schedule 13G/A filed February 14, 2007, by Fir Tree Inc. Shares beneficially held as a group together with Sapling, LLC (“Sapling”) and Fir Tree Recovery Master Fund, L.P. (“Fir Tree Recovery”) as follows: 679,211 shares held by Sapling, 328,889 shares held by Fir Tree Recovery. Fir Tree, Inc. is the investment manager of both Sapling and Fir Tree Recovery.
(8)	Based on information contained in the Schedule 13G/A filed May 24, 2007 by Weiss Asset Management, LLC (“Weiss Asset Management”). Shares beneficially held as follows: 887,480 shares held by Weiss Asset Management and 353,520 shares held by Weiss Capital, LLC (“Weiss Capital”). Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Asset Management and shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the investment manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

Security Ownership of Certain Beneficial Owners and Management After the Arrangement

The following table sets forth information regarding the beneficial ownership of our common stock immediately after the arrangement based on the number of shares of Ad.Venture common stock and 180 Connect common shares outstanding as of August 8, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of Ad.Venture’s outstanding shares of common stock or 180 Connect’s common shares on a combined basis (assuming either maximum or minimum conversion);
•	each of the officers and directors following the arrangement; and
•	all of the officers and directors following the arrangement as a group.

	Amount and Nature of Beneficial Ownership(3)	Approximate Percentage of Outstanding Common Stock(4)
Name and Address of Beneficial Owner		Minimum Conversion	Maximum Conversion
Howard S. Balter(1)(5)	4,395,811	14.56%	15.48%
Ilan M. Slasky(1)(6)	2,618,782	9.05%	9.19%
Lawrence J. Askowitz(1)	45,000	*	*
M. Brian McCarthy(2)(7)	102,000	*	*
Peter Giacalone(2)(7)	120,000	*	*
David Hallmen(2)(8)	125,522	*	*
Byron Osing(2)(9)	1,225,001	4.41%	4.72%
Steven Westberg(2)(10)	8,000	*	*
Mark Burel(2)	0	*	*
Joel Meltzner(2)	0	*	*
Jiri Modry(2)	0	*	*
Midsummer Investment, Ltd.(11) 485 Madison Avenue 23rd Floor New York, NY 10022	1,530,228	5.24%	5.58%
All directors and executive officers as a group (11 individuals)	8,640,114	23.80%	25.04%

*	Less than 1%.
(1)	The business address is c/o Ad.Venture Partners, Inc., c/o Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, NY 10036.
(2)	The business address is c/o 180 Connect Inc., 6501 E. Belleview Avenue, Englewood, Colorado 80111.
(3)	Reflects beneficial ownership following exchange of each outstanding 180 Connect common share for 0.6 shares of Ad.Venture common stock.
(4)	Applicable percentages are based on 25,864,517 shares outstanding upon the closing of the arrangement (assuming maximum conversion) and 27,663,617 shares outstanding upon the closing of the arrangement (assuming minimum conversion).
(5)	Includes 2,529,602 shares issuable upon exercise of outstanding warrants within 60 days of March 30, 2007.
(6)	Includes 1,264,798 shares issuable upon exercise of outstanding warrants within 60 days of March 30, 2007.
(7)	Includes 60,000 shares issuable upon exercise of outstanding stock appreciation rights.
(8)	Includes 51,657 shares issuable upon exercise of outstanding stock options.
(9)	Includes 85,234 shares issuable upon exercise of outstanding stock options.
(10)	Includes 8,000 shares issuable upon exercise of outstanding stock appreciation rights
(11)	Includes 528,948 shares issuable upon exercise of outstanding warrants and 1,001,280 upon conversion of convertible debentures within 60 days of March 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ad.Venture

Share Issuances Prior to the IPO

On April 12 and 13, 2005, we issued 3,750,000 shares of our common stock to Messrs. Balter, Slasky, Askowitz, Rogers, Jacquin, Margiloff and Weinberger and Dr. Kalish, at an average purchase price of approximately $0.003 per share. On August 5, 2005, the Company effected a five-for-six reverse split of its shares of common stock and on August 24, 2005, the Company effected an 18-for-25 reverse split of its shares of common stock. Following the reverse stock split, there were 2,249,997 shares of common stock outstanding.

The holders of the majority of those shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements

Conflicts of Interest

Ad.Venture stockholders should be aware of the following potential conflicts of interest:

•	If we do not complete the proposed arrangement by August 31, 2007, Ad.Venture will be required to commence proceedings to dissolve and liquidate. In such event, the 2,249,997 shares of common stock held by Ad.Venture’s directors and officers that were acquired prior to the IPO will be worthless because Ad.Venture’s initial stockholders, including each of the directors and officers, have waived any rights to receive any liquidation proceeds in respect of those shares. This common stock had an aggregate market value (without taking into account any discount due to the restricted nature of such securities or the waiver of liquidation proceeds) of $12,464,983 based on the last reported sale price of $5.54, on the OTC Bulletin Board on July 30, 2007, the record date.
•	Our two executive officers, Messrs. Balter and Slasky, purchased 3,794,400 Ad.Venture warrants for an aggregate purchase price of $1.6 million. These warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such warrants) of $21,020,976 based on the last reported sale price of $5.54 on the OTC Bulletin Board on July 30, 2007, the record date. These warrants will expire and become worthless if the arrangement is not completed.
•	On July 2, 2007, Laurus and 180 Connect entered into an amendment of the existing 180 Connect credit facility, whereby Laurus increased 180 Connect’s revolving credit facility from $37.0 million to $45.0 million until the Laurus Expiration Date. In addition, Laurus also agreed to extend the maturity of the over-advance facility from July 31, 2007 until the Laurus Expiration Date. In connection with this financing, Messrs. Balter and Slasky agreed to provide a limited recourse guaranty for a portion of the additional financing Laurus is providing to 180 Connect by placing $7.0 million in cash in a brokerage account, which will be pledged to Laurus. The cash in the account may be used solely to purchase shares of Ad.Venture common stock, which will be deposited into the brokerage account as replacement collateral. If the arrangement fails to complete and, if payments owed to Laurus are not made, Laurus may foreclose on the additional collateral and apply a portion or all of the collateral against the amount over $37.0 million drawn down under the revolving credit facility. In the event of a foreclosure by Laurus on the collateral, 180 Connect will be required to repay Messrs. Balter and Slasky the foreclosure amount, up to $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owed to Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that Messrs. Balter and Slasky will recover the full $7.0 million unless the arrangement is consummated.
•	As consideration for the guaranty and pledge, pursuant to the 180 Connect/Balter/Slasky Agreement, 180 Connect agreed:
•	to reimburse Messrs. Balter and Slasky up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	to issue 250,000 warrants to Messrs. Balter and Slasky, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete. The shares issued by 180 Connect pursuant to the exercise of the warrants will be subject to a one-year lock-up period.
•	in the event the arrangement is not completed, to give Messrs. Balter and Slasky the right to participate in any subsequent private placement or similar financing transaction of 180 Connect consummated during 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.
•	to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event of a 180 Connect Shareholder Disapproval or 180 Connect Financing Delay.
•	As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. As discussed above, in the event of a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, 180 Connect has agreed to reimburse Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Messrs. Balter and Slasky will receive any such reimbursement. In addition, if the arrangement is not completed for any other reason, Messrs. Balter and Slasky are unlikely to receive reimbursement for the loans made to Ad.Venture.
•	If Ad.Venture dissolves and liquidates prior to the consummation of a business combination, Messrs. Balter and Slasky, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us or claims by any target businesses with which we have entered into written agreements, such as a letter of intent or confidentiality agreement. If the arrangement is completed, these indemnification obligations will terminate.
•	After the completion of the arrangement, Messrs. Balter, Slasky and Askowitz will continue to serve as members of the Board. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Board so determines. Ad.Venture currently has made no determinations regarding the compensation it will pay its directors after completion of the arrangement.

Loans

As of August 8, 2007, Messrs. Balter and Slasky had loaned Ad.Venture approximately $900,000 on an interest-free basis to cover operating expenses. The loans are payable on demand or upon consummation of the arrangement, and we will reimburse Messrs. Balter and Slasky for any tax liabilities they may incur as a result of any imputed interest income related to the notes. Messrs. Balter and Slasky expect to make additional loans to Ad.Venture to cover the operating expenses and professional fees and expenses associated with the arrangement. If the arrangement is not completed, these loans are unlikely to be repaid by Ad.Venture. In connection with the amendment to 180 Connect’s credit facility with Laurus, 180 Connect agreed, pursuant to the terms of the 180 Connect/Balter/Slasky Agreement, to reimburse Ad.Venture and/or Messrs. Balter and Slasky up to $1.4 million for professional fees and expenses associated with the arrangement in the event of a 180 Connect Shareholder Disapproval or 180 Connect Financing Delay. However, 180 Connect may make such reimbursements only after the Laurus Expiration Date and so long as 180 Connect has satisfied its repayment obligations to Laurus and no other default or event of default has occurred and is continuing under the terms of the indebtedness owed to Laurus. Accordingly, there is no guarantee that Ad.Venture or Messrs. Balter and Slasky will receive any such reimbursement.

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules be reviewed and approved or ratified by a majority of independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review such transactions on a case by case basis. During the last fiscal year, no transactions with a related party have occurred that required a waiver of our policy nor have any transactions with a related party occurred in which we did not follow our policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, Ad.Venture’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and Ad.Venture. Specific due dates for those reports have been established, and Ad.Venture is required to report herein any failure to file such reports by those due dates. Based on Ad.Venture’s review of Forms 3, 4 and 5 filed by such persons, it believes that during the fiscal year ended March 31, 2006, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

180 Connect

Conflicts of Interest

In accordance with their agreements with 180 Connect, three of 180 Connect’s directors will receive bonuses upon closing of the arrangement. Mr. McCarthy will be paid a bonus of $1.6 million, Mr. Simunovic will be paid a bonus of $150,000 and Mr. Giacalone will be paid a bonus of $225,000. In compliance with 180 Connect’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval by the 180 Connect board of directors of the arrangement agreement and the transactions contemplated thereunder.

During the second quarter of 2006, 180 Connect entered into an agreement with a member of its board of directors for professional services to be provided in connection with 180 Connect’s long-term debt refinancing and strategic alternatives process. The agreement provides for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with 180 Connect’s debt refinancing. Included in accounts payable and accrued liabilities is an amount of $150,000 related to a discretionary performance bonus payable as at December 31, 2006.

Interest of 180 Connect Management and Others Involved in Transactions Material to 180 Connect

No 180 Connect director, executive officer or person or company that, directly or indirectly, exercises control or direction over more than 10% of the issued and outstanding 180 Connect common shares, or any associate or affiliate of such persons or companies, had or has any material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect 180 Connect except as described below.

Beginning in fiscal 2004, 180 Connect began requiring its senior management to spend the majority of their time at 180 Connect’s Ft. Lauderdale headquarters. To that end, 180 Connect paid $245,000 to purchase 17.19% of its former chief executive officer’s home in the U.S. The former chief executive officer of 180 Connect had the right to buy out 180 Connect’s interest at a later date. During the year ended December 31, 2005, the former chief executive officer purchased the 17.19% back from 180 Connect for $245,000. There was no gain or loss recognized on this transaction.

During the second quarter of 2006, 180 Connect entered into an agreement with a member of its board of directors for professional services to be provided in connection with 180 Connect’s long-term debt refinancing and strategic alternatives process. This agreement provides for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with 180 Connect’s debt refinancing. Additional bonuses up to $360,000 can be earned by the director in connection with closing of the arrangement or as part of 180 Connect’s discretionary bonus plan.

Three members of the 180 Connect board of directors, including the executive chairman, the president and chief executive officer and the director providing professional services described above to 180 Connect, are entitled to receive bonuses in an aggregate amount of up to $1.975 million if the arrangement is completed.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Ad.Venture

Our units, which consist of one share of our common stock, par value $.0001 per share, and two warrants, each to purchase an additional share of our common stock, trade on the OTC Bulletin Board under the symbol “AVPAU.” Our common stock has traded separately on the OTC Bulletin Board under the symbol “AVPA” since October 10, 2005. Our warrants have traded separately on the OTC Bulletin Board under the symbol “AVPAW” since October 10, 2005. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00 commencing the later of the completion of the initial business combination or August 25, 2006. Our warrants will expire at 5:00 p.m., New York City time, on August 25, 2010, or earlier upon redemption.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low bid information of the Company’s units, common stock and warrants, respectively, as quoted on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

Units

Quarter Ended	High	Low
March 31, 2007	$6.50	$6.020
December 31, 2006	$6.20	$5.95
September 30, 2006	$6.30	$6.08
June 30, 2006	$6.86	$6.30
March 31, 2006	$6.90	$6.03
December 31, 2005	$6.12	$5.85
September 30, 2005(1)	$6.05	$5.85

(1)	Represents the high and low bid information for our units from our initial public offering on August 25, 2005 through September 30, 2005.

Common Stock

Quarter Ended	High	Low
March 31, 2007	$5.75	$5.58
December 31, 2006	$5.60	$5.45
September 30, 2006	$5.56	$5.40
June 30, 2006	$5.58	$5.48
March 31, 2006	$5.60	$5.32
December 31, 2005(1)	$5.34	$5.14

(1)	Represents the high and low bid information for our shares of common stock from October 10, 2005, the date that our common stock first became separately tradable, through December 31, 2005.

Warrants

Quarter Ended	High	Low
March 31, 2007	$0.40	$0.15
December 31, 2006	$0.35	$0.16
September 30, 2006	$0.39	$0.33
June 30, 2006	$0.65	$0.35
March 31, 2006	$0.71	$0.37
December 31, 2005(1)	$0.50	$0.31

(1)	Represents the high and low bid information for our warrants from October 10, 2005, the date that our warrants first became separately tradable, through December 31, 2005.

Holders of Ad.Venture common stock, warrants and units should obtain current market quotations for their securities. The market price of Ad.Venture common stock, warrants and units could vary at any time before the arrangement.

Holders

As of August 8, 2007, there was one holder of record of Ad.Venture units and there were eight holders of record of Ad.Venture common stock.

Dividends

Ad.Venture has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the arrangement. It is the current intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the arrangement will be within the discretion of our then board and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the arrangement.

180 Connect

On April 24, 2004, 180 Connect listed its common shares on the TSX under the symbol NCT.U. 180 Connect does not have any other securities listed on a stock exchange. The following table set forth, for the calendar quarter indicated, the quarterly high and low sale prices (in $USD) in for 180 Connect’s common shares on the TSX.

Quarter Ended	High	Low
March 30, 3007	$2.65	$1.68
December 31, 2006	$2.00	$0.54
September 30, 2006	$2.26	$0.75
June 30, 2006	$2.90	$1.40
March 31, 2006	$3.00	$1.67
December 31, 2005	$4.25	$2.70
September 30, 2005	$4.70	$3.70
June 30, 2005	$5.00	$3.70
March 31, 2005	$5.10	$3.85

Holders

As of October 26, 2006, 180 Connect had 33 holders of record of its common shares.

Dividends

180 Connect has not previously paid dividends on its common shares and does not anticipate paying a cash dividend in the foreseeable future. 180 Connect intends to retain future cash earnings, if any, for reinvestment in the development and expansion of its business. A decision to pay cash dividends in the future will be made by 180 Connect’s board of directors and will be dependent on the financial condition, results of operations, capital requirements and any other factors its board of directors decides is relevant. As a result, an investor will only recognize an economic gain on an investment in 180 Connect’s common shares from an appreciation in the price of the common shares.

DESCRIPTION OF AD.VENTURE AND 180 CONNECT SECURITIES

Ad.Venture Securities

General

Ad.Venture is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this proxy statement/prospectus, 11,249,997 shares of common stock are outstanding, held by eight recordholders and no shares of preferred stock are outstanding.

Common Stock

Ad.Venture’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for the arrangement, all of our initial stockholders, including all of our officers and directors, have agreed to vote all of the shares of common stock owned by them immediately before this offering, a total of 2,249,997 shares or approximately 20% of our outstanding common stock, in accordance with the majority of the shares of common stock voted by the public stockholders. In addition, our officers and directors have each entered into voting agreements with 180 Connect pursuant to which they agreed to vote all shares of common stock acquired by them in connection with or following the IPO in favor of the adoption of the arrangement proposal, the name change proposal, the Fifth and Sixth Articles proposal, the authorized shares proposal and the director election proposal. The directors and officers of Ad.Venture did not acquire any shares of Ad.Venture common stock in connection with the IPO. From the date of the IPO through the date of this proxy statement/prospectus, Howard Balter and Ilan Slasky have purchased 853,709 and 341,484 shares of Ad.Venture common stock, respectively. No other purchases of Ad.Venture common stock have been made by the directors and officers of Ad.Venture since the IPO as of the date of this proxy statement/prospectus.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by the Board. No shares of preferred stock are being issued or registered herewith. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement we entered into in connection with our IPO prohibits us, prior to consummation of a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Warrants to purchase 18,900,000 shares of our common stock are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, upon the later of (a) consummation of the initial business combination and (b) the effectiveness of a registration statement covering the issuances of the underlying Ad.Venture common stock. The warrants will expire on August 25, 2010 at 5:00 p.m., New York City time. We may call the warrants for redemption (including warrants issued and outstanding at the time of redemption as a result of the exercise of the purchase option that we have agreed to sell to Wedbush Morgan Securities Inc.),

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to warrant holders.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization.

Laurus Warrants

We have agreed to issue warrants to purchase 250,000 shares of Ad.Venture common stock to Laurus upon the completion of the arrangement. The warrants will have a 5-year term and an exercise price at the share price of our common stock on the closing date and are subject to a 1 year lock-up.

Securities of 180 Connect to be Assumed in Connection with the Arrangement

Convertible Debentures

On March 21, 2006, 180 Connect completed a private placement to a group of institutional investors. For an aggregate purchase price of $10.7 million, the investors purchased convertible debentures (which were subsequently amended pursuant to waivers obtained in connection with the arrangement) and warrants to purchase 1,570,100 common shares. The convertible debentures accrue interest at a rate of 9.33% per annum, payable quarterly, in arrears, based on a 360-day year. The convertible debentures mature on March 22, 2011. In addition, the convertible debentures will accelerate to maturity upon the occurrence of a default on the convertible debentures by 180 Connect. The terms of the convertible debentures allow the investors, at their discretion, to convert all or part of the convertible debentures into 180 Connect common shares. The aggregate number of common shares to be delivered upon such conversion is approximately 4.5 million shares (2,822,400 common shares of Ad.Venture, after giving effect to the arrangement), subject to adjustment in accordance with the terms of the convertible debentures and subject to additional contractual limitations as described in the convertible debentures. Upon the completion of the arrangement, Ad.Venture will become jointly and severally liable for the payment and performance of 180 Connect’s obligations under the convertible debentures and the convertible debentures will become convertible into Ad.Venture common stock.

In connection with the execution of the arrangement agreement, 180 Connect obtained waivers from the holders of its convertible debentures, whereby such holders waived certain obligations of 180 Connect to list its common shares on a U.S. trading market by March 31, 2007 and to delist its common shares from the TSX by June 30, 2007. Under the terms of the convertible debentures as amended by these waivers, 180 Connect is required to list its common shares on a United States trading market, which includes The Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board, by the Required Listing Date and is obligated to delist its common shares from the TSX within 90 days from the Required Listing Date. In the event that 180 Connect common shares are not listed on a United States trading market by the Required Listing Date or its common shares are not delisted from the TSX within 90 days from the Required Listing Date, the repayment of the convertible debentures would be accelerated at a rate of approximately $1.0 million dollars per month for each month that 180 Connect does not meet either or both of these deadlines, retroactive to January 1, 2007, until the outstanding amount of the convertible debentures, together with accrued and unpaid interest and liquidated damages, if any, is repaid. Additionally, the interest rate on the convertible debentures would increase from 9.33% to 12%.

Notwithstanding the waivers obtained by 180 Connect in respect of its listing obligations, the consummation of the arrangement agreement may constitute an event of default under the convertible debentures as it may constitute a fundamental transaction or change of control thereunder, in which case the holders of the debentures may declare an event of default and elect to redeem the greater of (i) 120% of the outstanding principal amount of the convertible debentures plus all accrued and unpaid interest thereon or (ii) the outstanding principal amount of the convertible debentures, plus all accrued and unpaid interest thereon, divided by the conversion price in effect either on the date the redemption is demanded or paid in full, whichever date has a lower conversion price, multiplied by the VWAP on the date the redemption is demanded or paid in full, whichever date has a higher VWAP.

In the event that 180 Connect fails to deliver share certificates to a holder of the convertible debentures who elects to convert the convertible debenture into 180 Connect common shares by the third trading day following the conversion date, 180 Connect is obligated to pay for each $1,000 of principal amount being converted, $10 per trading day (increasing to $20 per trading day on the fifth trading day) for each trading day thereafter until the certificates are delivered.

In addition, if 180 Connect fails to deliver share certificates to a holder of its convertible debentures who elects to convert a debenture and the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) 180 Connect common shares to deliver in satisfaction of a sale by such holder of the shares which the holder was entitled to receive upon the conversion, then 180 Connect is obligated to pay in cash to the holder the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the common shares so purchased exceeds (y) the product of (1) the aggregate number of shares that the holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions).

The convertible debentures may be redeemed at the option of the holders after the third anniversary of the original issue date of the convertible debentures. If a convertible debenture is redeemed at the option of the holders, the holders will receive the principal amount outstanding and any accrued and unpaid interest of the convertible debentures being redeemed plus all liquidated damages and other amounts which may otherwise be due in respect of the convertible debenture in the event that 180 Connect has failed to meet deadlines relating to the filing and effectiveness of a registration statement underlying the debentures and warrants, failed to list on a United States trading market and delist from the TSX, or failed to timely deliver share certificates upon conversion. If the volume weighted average price, or VWAP, of the common shares for each of any 20 consecutive trading days exceeds $5.9551 per share, subject to adjustment in accordance with the terms of the convertible debentures, 180 Connect may force a holder of the convertible debentures to convert 50% of the outstanding principal amount of the convertible debentures. If the VWAP for any 20 consecutive trading days exceeds $7.0379 per share, subject to adjustment in accordance with the terms of the convertible debentures, 180 Connect may force a holder of the convertible debentures to convert all or part of the outstanding principal amount of the convertible debentures.

180 Connect is obligated by a registration rights agreement to register, under the U.S. securities laws, the resale of the common shares underlying the convertible debentures and warrants issued to the investors in its private placement. In the event 180 Connect does not meet deadlines relating to the filing and effectiveness of the registration statement, it is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled. This obligation will be assumed by Ad.Venture upon completion of the arrangement.

The occurrence of any of the following constitutes a fundamental transaction under the terms of the convertible debentures: (i) 180 Connect effects any merger; (ii) 180 Connect effects any sale of all or substantially all of its assets; (iii) any tender offer or exchange offer is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property; or (iv) 180 Connect effects any reclassification of the common stock or any compulsory share exchange pursuant to which common stock is effectively converted into or exchanged for other securities, cash or property. The occurrence of any of the following constitutes a change of control transaction under the terms of the convertible debentures: (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Act) of effective control (whether through legal or beneficial ownership of capital stock of 180 Connect, by contract or otherwise) of in excess of 40% of the voting securities of 180 Connect (other than by means of conversion or exercise of the convertible debentures and the securities issued together with the convertible debentures; (ii) 180 Connect merges with or into another person and, after giving effect to such merger, the stockholders of 180 Connect immediately prior to such merger own less than 60% of the aggregate voting power of 180 Connect or the successor entity of such merger; (iii) 180 Connect sells or transfers all or substantially all of its assets to another person and the stockholders of 180 Connect immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction; (iv) a replacement at one time or within a two year period of more than one-half of the members of 180 Connect’s board of directors which is not approved by a majority of the members of the board of directors; or (v) the execution by 180 Connect of an agreement to which 180 Connect is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

180 Connect has solicited and may continue to solicit waivers from the holders of its convertible debentures, whereby such holders would agree that consummation of the arrangement agreement would not be deemed to constitute either a fundamental transaction or change of control transaction under the terms of the convertible debentures and would not trigger an event of default thereunder. However, as of the date hereof no such waivers have been obtained, and there can be no assurance that such waivers will be obtained from any or all of such holders prior to consummation of the arrangement agreement.

On July 2, 2007, 180 Connect obtained the consent and waiver of the investors to the amendment to 180 Connect’s credit facility with Laurus, as the increase in the Laurus credit facility and the related terms of the amendment would have constituted an event of default under the convertible debentures. In connection with obtaining such consents and waivers, 180 Connect paid the institutional investors an aggregate amount of $70,000.

Warrants

In connection with the private placement discussed above, warrants to purchase 1,570,100 common shares issued to the investors in the private placement are exercisable until March 21, 2010. The exercise price of the warrants is $2.5986 per share, subject to adjustment in accordance with the terms of the warrants (which adjustment is limited and capped as described in the warrants). The warrants may be exercised through a cashless exercise. Upon the completion of the arrangement, these warrants will be converted into warrants to purchase 984,766 shares of Ad.Venture common stock at a purchase price of $4.15 per share.

As discussed above, 180 Connect is obligated by a registration rights agreement to register, under the U.S. securities laws, the resale of the common shares underlying the warrants issued to the investors in its private placement. In the event 180 Connect does not meet deadlines relating to the filing and effectiveness of the registration statement, it is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled. This obligation will be assumed by Ad.Venture upon completion of the arrangement.

Stock Options

As of June 4, 2007, 180 Connect had 553,837 outstanding options to purchase 180 Connect common shares. Vesting terms range from three to five years. The options have a life up to 10 years from the date of grant. 153,496 of these options were issued at an exercise of price of $1.00; the remaining 400,341 options were issued at an exercise price of $2.09. Upon completion of the arrangement, these options will be converted into approximately 332,302 options to purchase Ad.Venture common stock, with an exercise price of $1.67 and $3.48, respectively.

Share Appreciation Rights

During the fourth quarter of 2006, 180 Connect’s board of directors granted 299,999 share appreciation rights to eight of its officers and members of senior management with each right having an exercise price of $1.50. In July 2007, 180 Connect cancelled 20,000 share appreciation rights upon the resignatioon of an officer. The share appreciation rights vest annually in 25% increments, beginning on December 6, 2007, through December 6, 2010. Vested share appreciation rights will be automatically exercised as follows: 50% on December 7, 2008; 25% on December 7, 2010; and 25% on December 6, 2011. In addition, outstanding share appreciation rights will be automatically exercised on behalf of a recipient, to the extent vested, upon the earliest to occur: (a) death, (b) disability, (c) cessation of employment, or (d) a change of control transaction. Upon completion of the arrangement, these share appreciation rights will be converted into approximately 167,999 share appreciation rights on Ad.Venture common stock, with an exercise price of $2.50.

Special Voting Share

If the special voting share proposal is approved, the special voting share will be authorized for issuance and issued to the trustee appointed under the voting and exchange trust agreement pursuant to the plan of arrangement. The special voting share will be a preferred share of Ad.Venture and will have a par value of $0.0001 per share. Except as otherwise required by law, the special voting share will be entitled to a number of votes equal to the number of outstanding exchangeable shares from time to time outstanding and not owned by Ad.Venture or its subsidiaries. These votes may be exercised for the election of directors and on all other matters submitted to the vote of Ad.Venture stockholders. The holders of Ad.Venture common stock and the holder of the special voting share will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Ad.Venture certificate of incorporation. The holder of the special voting share will not be entitled to receive dividends from Ad.Venture and, in the event of any liquidation, dissolution or winding-up of Ad.Venture, will receive an amount equal to the par value thereof. At such time as there are no exchangeable shares outstanding not owned by Ad.Venture or its subsidiaries, the special voting share will be canceled.

Comparison of Corporate and Capital Structure of Ad.Venture and 180 Connect

Delaware law and Ad.Venture's Amended and Restated Certificate of Incorporation and bylaws govern Ad.Venture and its relations with its stockholders. Canadian law and 180 Connect's articles of amalgamation and bylaws govern 180 Connect and its relations with holders of 180 Connect common shares.This section describes material differences between the rights of holders of Ad.Venture common stock and the rights of holders of 180 Connect common shares. This summary is not intended to be a complete discussion of Ad.Venture’s Amended and Restated Certificate of Incorporation and bylaws or the articles of amalgamation and bylaws of 180 Connect or applicable Delaware law or Canadian law and is qualified in its entirety by reference to the relevant constituting documents and Delaware and Canadian laws.

	Ad.Venture	180 Connect
GENERAL MATTERS
Registered office	1209 Orange Street Wilmington, Delaware	3700 – 400 Third Avenue SW Calgary, Alberta T2P 4H2
Transfer agent	Continental Stock Transfer and Trust Company	Valiant Trust Company

CAPITAL STRUCTURE
Authorized capital stock	50,000,000 shares Common Stock, par value of $0.0001 per share 1,000,000 shares Preferred Stock, par value of $0.0001 per share	Unlimited number of common shares

	Ad.Venture	180 Connect
Preferred (Preference) Shares	The Board is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series.	No class of preferred shares is currently authorized in 180 Connect’s certificate of amalgamation.

	Ad.Venture	180 Connect
STOCKHOLDERS
Annual meetings	The Board sets the date and time for the annual meeting. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Ad.Venture. To be timely, a stockholder’s notice shall be delivered to the Secretary of Ad.Venture at the principal executive offices of Ad.Venture not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.	The board of directors of 180 Connect set the date and time for the annual meeting, provided that, unless extended by order of the court, an annual meeting is required to be held not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of 180 Connect's preceding financial year. Notice of a meeting of shareholders is required to state the day, hour and place of the meeting, the nature of the special business (if any) to be transacted at the meeting in sufficient detail to permit a shareholder to form a reasoned judgment thereon and the text of any special resolution to be submitted to the meeting. Shareholders entitled to vote at an annual meeting may submit to 180 Connect notice of any matter proposed to be raised at the meeting, and may discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holders of at least 1% of the total number of outstanding common shares of 180 Connect as of the day the proposal is submitted or shares whose fair market value is at least CDN$2,000 on the close of business on the day before the proposal is submitted, provided that, in each case, the registered holder or the beneficial owner has held or owned the common shares during the six month period immediately preceding the day on which the proposal is submitted. A proposal must be submitted to 180 Connect at least 90 days before the anniversary date of the notice of meeting for the last preceding annual meeting. Shareholders holding not less than 5% of the issued common shares of 180 Connect may requisition the board of directors to call a shareholder meeting for the purposes stated in the requisition. Subject to certain exceptions set forth in the CBCA, if the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. A court may order a shareholder meeting to be called upon application of a director of 180 Connect, a shareholder entitled to vote at a shareholder meeting or the Director appointed under the CBCA.

	Ad.Venture	180 Connect
Special meetings	Special meetings of the stockholders of Ad.Venture may be called by (i) the Chairman of the Board, (ii) the Chief Executive Officer, or (iii) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).	The board of directors of 180 Connect may at any time call a special meeting of shareholders (including upon receiving a requisition from shareholders of 180 Connect to that effect). In addition, a court may order that a special meeting of 180 Connect shareholders be called. All business transacted at a meeting of shareholders other than the consideration of the financial statements, auditor’s report, election of directors and re-appointment of the incumbent auditor is deemed to be special business. In addition to stating the day, hour and place of the meeting, the notice of special meeting is required to state the nature of the special business to be transacted at the meeting in sufficient detail to permit a shareholder to form a reasoned judgment thereon and the text of any special resolution to be submitted to the meeting.
BOARD OF DIRECTORS
Nominations	Nominations of persons for election to the Board at a meeting of stockholders may be made at such meeting (i) pursuant to Ad.Venture’s notice of meeting of stockholders; (ii) by or at the direction of the Board; or (iii) by any stockholder of Ad.Venture who was a stockholder of record at the time of giving the stockholder’s notice provided for in the following paragraph, who is entitled to vote at the meeting. Such nominations by any stockholder are to be made pursuant to timely notice (as specified in the bylaws) in writing to the Secretary of Ad.Venture.	The management proxy circular of 180 Connect delivered to shareholders in connection with a meeting at which directors are to be elected is required to provide certain information regarding each person proposed to be nominated by management of 180 Connect for election as a director at the meeting. As stated above, eligible shareholders of 180 Connect may submit a proposal regarding any matter proposed to be raised at the meeting including the election of directors.
Classes of directors; term	The Board is divided into three classes, with each class serving a staggered three-year term. Currently, Ad.Venture’s currently authorized number of directors is four, including one Class A director, two Class B directors, and one Class C director. The Ad.Venture bylaws provide that the Board will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the Board.	180 Connect’s articles of amalgamation do not provide for classes of directors. Shareholders may elect directors of 180 Connect to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election (unless directors are not elected at the meeting in which case the incumbent directors continue in office until their successors are elected).
Vacancies	Newly created directorships and vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by a majority of the directors then in office, although less than a quorum.	The directors may, between annual meetings of shareholders, appoint one or more additional directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

LEGAL MATTERS

Cooley Godward Kronish LLP, San Francisco, California, will pass upon the validity of the Ad.Venture common stock to be issued in the arrangement as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an annex to the Registration Statement of which this proxy statement/prospectus forms a part.

APPRAISAL RIGHTS

Ad.Venture stockholders do not have appraisal rights in connection with the arrangement under the DGCL.

EXPERTS

The consolidated balance sheets of 180 Connect at December 31, 2006 and December 30, 2005, and the consolidated statements of operations and deficit and cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004 appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The financial statements of Ad.Venture at March 31, 2007 and 2006 included in this proxy statement have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ad.Venture files reports, proxy statements/prospectus and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements/prospectus and other information filed by Ad.Venture with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information regarding Ad.Venture at the SEC web site containing reports, proxy statements/prospectus and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Ad.Venture has been supplied by Ad.Venture, and all such information relating to 180 Connect has been supplied by 180 Connect. Information provided by one another does not constitute any representation, estimate or projection of the other.

Only one proxy statement/prospectus is being delivered to multiple securityholders who share an address. However, if you would like an additional separate copy, please contact us at the address set forth below and an additional copy will be sent to you free of charge.

If you would like additional copies of this document or if you have questions about the arrangement, you should contact via phone or in writing:

llan M. Slasky
President
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, NY 10036-7798
(212) 682-5357

STOCKHOLDER PROPOSALS

If the arrangement with 180 Connect is completed, the 2008 annual meeting of stockholders of the combined entity will be held on or about June 17, 2008, unless the date is changed by the Board. If you are a stockholder and you want to include a proposal in the proxy statement for the 2008 annual meeting, you need to provide it to us by no later than March 19, 2008.

AD.VENTURE PARTNERS, INC.
(a development stage company)
INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements
Report of independent registered public accounting firm	F-2
Balance sheets as of March 31, 2007 and 2006, as restated	F-3
Statements of operations for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (date of inception) through March 31, 2006, as restated	F-4
Statements of stockholder’s equity for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (date of inception) through March 31, 2006, as restated	F-5
Statements of cash flows for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (date of inception) through March 31, 2006, as restated	F-6
Notes to financial statements	F-7

180 CONNECT INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements
Consolidated balance sheets as of March 31, 2007 (unaudited) and December 31, 2006	F-15
Consolidated statements of operations and deficit for the three months ended March 31, 2007 and 2006 (unaudited)	F-16
Consolidated statements of cash flows for the three months ended March 31, 2007 and 2006 (unaudited)	F-17
Notes to consolidated financial statements (unaudited)	F-18
Report of interim independent registered public accounting firm	F-39
Consolidated balance sheets as of December 31, 2006 and 2005	F-40
Consolidated statements of operations and deficit for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004	F-41
Consolidated statements of cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004	F-42
Notes to consolidated financial statements	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Ad.Venture Partners, Inc.

We have audited the accompanying balance sheets of Ad.Venture Partners, Inc. (a development stage company) (the “company”) as of March 31, 2007 and 2006 and the related statements of operations, stockholders’ equity and cash flows for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (date of inception) through March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Ad.Venture Partners, Inc. as of March 31, 2007 and 2006 and the results of its operations and its cash flows for fiscal year ended March 31, 2007 and for the period from April 7, 2005 through March 31, 2006 in conformity with U.S. generally accepted accounting principles.

As discussed in Note C to the accompanying financial statements, the Company has restated its financial statements as of and for the period from April 7, 2005 through March 31, 2006 to classify warrants to purchase common stock associated with the units sold at the initial public offering of the Company and the unit purchase option issued to the underwriters in connection with the initial public offering as derivative liabilities, and to record a loss from the change in the value of such liabilities.

/s/ Eisner LLP

New York, New York
May 23, 2007
(except as to Note J,
which is as of August 7, 2007)

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

BALANCE SHEETS

	March 31, 2007	March 31, 2006 (As Restated– See Note C)
ASSETS
Current assets:
Cash and cash equivalents	$15,163	$579,029
Prepaid expenses	5,000	72,488
Taxes receivable	248,537	0
Total current assets	$268,700	651,517
Investments held in Trust Account	52,338,250	51,108,343
Fixed assets, net of accumulated depreciation	3,046	4,062
Total assets	$52,609,996	$51,763,922
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$932,865	$90,310
Taxes payable	0	116,000
Derivative liabilities	7,934,799	13,393,035
Notes payable to stockholders	200,000	0
Total current liabilities	$9,067,664	$13,599,345
Common Stock, and changes in Trust Account value attributable to shares subject to possible redemption, 1,799,100 shares	10,539,882	10,193,318
Stockholders’ Equity
Preferred stock – $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	0	0
Common stock – $.0001 par value; 50,000,000 shares authorized; 11,249,997 shares issued and outstanding (which includes 1,799,100 shares subject to possible redemption)	1,125	1,125
Additional paid-in capital	32,343,046	32,343,046
Retained earnings (deficit) accumulated during the development stage	658,279	(4,372,912)
Total stockholders’ equity	33,002,450	27,971,259
Total liabilities and stockholders’ equity	$52,609,996	$51,763,922

See notes to financial statements

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended March 31, 2007	April 7, 2005 (Date of Inception) Through March 31, 2006 (As Restated– See Note C)
Operating costs	$(1,420,643)	$(216,093)
Loss from operations	(1,420,643)	(216,093)
Income (loss) from derivative liabilities	5,458,236	(4,662,563)
Interest income, net	1,601,505	740,102
Income (loss) before provision for income taxes	5,639,098	(4,138,554)
Provision for income taxes	(261,343)	(116,000)
Net income (loss)	$5,377,755	$(4,254,554)
Weighted average number of shares outstanding – basic	11,249,997	7,696,020
Net income (loss) per share – basic	$0.48	$(0.55)
Weighted average number of shares outstanding – diluted	13,021,367	7,696,020
Net income (loss) per share – diluted	$0.04	$(0.55)
Pro Forma Adjustment:
Interest income attributable to common stock subject to possible redemption	$(346,564)	$(118,358)
Pro forma net income (loss) attributable to common stockholders not subject to redemption	$5,031,191	$(4,372,912)
Pro forma weighted average number of shares outstanding, excluding shares subject to possible redemption – basic	9,450,897	6,607,360
Pro forma net income (loss) per share, excluding shares subject to possible redemption – basic	$0.53	$(0.66)
Pro forma weighted average number of shares outstanding, excluding shares subject to possible redemption – diluted	11,222,267	6,607,360
Pro forma net income (loss) per share, excluding shares subject to possible redemption – diluted	$0.02	$(0.66)

See notes to financial statements

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit) Accumulated During the Development Stage
	Shares	Amount			Total
Balance – April 7, 2005 (date of inception)	—	$—	$—	$—	$—
Contributions from initial stockholders	2,249,997	225	775	—	1,000
Sale of 9,000,000 units and representative’s option, net of underwriters’ discount and offering expenses	9,000,000	900	51,147,703	—	51,148,603
Net proceeds subject to possible redemption of 1,799,100 shares	—	—	(10,074,960)	—	(10,074,960)
Reclassification to derivative liabilities (warrants) to part of proceeds from the sale of the warrants and the embedded warrants	—	—	(8,730,472)	—	(8,730,472)
Change in accretion of Trust Account relating to common stock subject to possible redemption, net of tax	—	—	—	(118,358)	(118,358)
Net loss	—	—	—	(4,254,554)	(4,254,554)
Balance (As Restated – See Note C) – March 31, 2006	11,249,997	$1,125	$32,343,046	$(4,372,912)	$27,971,259
Change in accretion of Trust Account relating to common stock subject to possible redemption, net of tax	—	—	—	(346,564)	(346,564)
Net income				5,377,755	5,377,755
Balance – March 31, 2007	11,249,997	$1,125	$32,343,046	$658,279	$33,002,450

See notes to financial statements

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended March 31, 2007	April 7, 2005 (Date of Inception) Through March 31, 2006 (As Restated)
Cash flows from operating activities:
Net income (loss)	$5,377,755	$(4,254,554)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss from derivative liabilities	(5,458,236)	4,662,563
Depreciation	1,016	1,015
Changes in operating assets and liabilities:
Prepaid expenses	67,488	(72,488)
Taxes receivable	(248,537)	—
Accrued expenses	842,555	90,310
Taxes payable	(116,000)	116,000
Net cash provided by operating activities	466,041	542,846
Cash flows from investing activities:
Cash held in Trust Account	(1,229,907)	(51,108,343)
Purchases of property and equipment	—	(5,077)
Net cash used in investing activities	(1,229,907)	(51,113,420)
Cash flows from financing activities:
Issuance of stock	—	51,148,503
Proceeds from notes payable to stockholder	200,000	150,000
Repayment of note payable to stockholder	—	(150,000)
Proceeds from sale of common stock to founders	—	1,000
Proceeds from issuance of representative’s option	—	100
Net cash provided by financing activities	200,000	51,149,603
Net increase (decrease) in cash and cash equivalents	(563,866)	579,029
Cash and cash equivalents – beginning of period	579,029	—
Cash and cash equivalents – end of period	$15,163	$579,029
Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$479,625	$123,155

See notes to financial statements

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note A — Organization and Business Operations

Ad.Venture Partners, Inc. (the “Company”) was incorporated in Delaware on April 7, 2005. The Company was formed to serve as a vehicle for the acquisition through a merger, capital stock exchange, asset acquisition or other similar business combination (the “Business Combination”) of one or more operating business in the technology, media or telecommunications industries. The Company has neither engaged in any operations nor generated revenue. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected March 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (the “Offering”) (as described in Note D) was declared effective on August 25, 2005. The Company consummated the Offering on August 31, 2005 and received net proceeds of approximately $51.2 million. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Of the net proceeds, $50,380,000 was placed in a trust account (“Trust Account”) and invested in mutual funds and municipal money market funds until the earlier of (i) the consummation of the first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Offering vote against the Business Combination, the Business Combination will not be consummated. However, the persons who were stockholders prior to the Offering (the “Initial Stockholders”) will participate in any liquidation distribution only with respect to any shares of the common stock acquired in connection with or following the Offering.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the Company is required to distribute the proceeds held in the Trust Account to the Company’s public stockholders, excluding the Initial Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note D).

Note B — Summary of Significant Accounting Policies

•	Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

•	Investments held in Trust Account:

At March 31, 2007, the investments held in the Trust Account consisted of tax-exempt municipal money market funds, and are treated as trading securities and recorded at their market value. The excess of market over cost is included in interest income in the accompanying statement of operations.

•	Accounting for Warrants and Derivative Instruments

Emerging Issues Task Force issue EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” (“EITF No. 00-19”) requires freestanding contracts that are settled in a company’s own stock to be designated as an equity instrument, asset or

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note B — Summary of Significant Accounting Policies  – (continued)

liability. In accordance with EITF No. 00-19, the Company determined that the warrants issued in connection with the Offering (the “public warrants”) and the unit purchase option issued to the underwriters in connection with the Offering (further described in Note D below) should be classified as a derivative liability.

The classification of the warrants as a derivative liability is required under EITF No. 00-19 due to the absence in the warrant agreement of provisions addressing the exercise of the warrants in the absence of an effective registration statement. Under interpretations of applicable federal securities laws, the issuance of shares upon exercise of the warrants in the absence of an effective registration statement could be deemed a violation of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”). To address this issue, the warrant agreement requires that the Company file, and use best efforts to cause to be declared and keep effective, a registration statement covering the issuance of the shares underlying the warrants. However, the warrant agreement fails to specify the remedies, if any, that would be available to warrantholders in the event there is no effective registration statement covering the issuance of shares underlying the warrants. Under EITF No. 00-19, the registration of the common stock underlying the warrants is not within the Company’s control. In addition, under EITF No. 00-19, in the absence of explicit provisions to the contrary in the warrant agreement, the Company must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability.

Similarly, the classification of the unit purchase option as a derivative liability is required under EITF No. 00-19 due to the absence in the unit purchase option of provisions addressing the exercise of the unit purchase option in the absence of an effective registration statement. Under interpretations of applicable federal securities laws, the issuance of units upon exercise of the unit purchase option in the absence of an effective registration statement could be deemed a violation of Section 5 of the Securities Act. The reclassification of the unit purchase option as a derivative liability is required under EITF No. 00-19 because the registration of the units underlying the unit purchase option is not within the Company’s control.

Under the provisions of EITF No. 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. The fair value of these warrants and the unit purchase option are shown on our balance sheet and the unrealized changes in the values of these derivatives are shown in our statement of operations as “Gain (loss) from derivative liabilities.” We determined the initial valuation of the warrants based upon the difference between the per-unit offering price of the units in the Offering and the discounted per-share amount placed into the Trust Account and the valuation of the warrants at September 30, 2005 based upon the difference between the market price of the units and the discounted per-share amount placed into the Trust Account. Thereafter, since the warrants are quoted on the Over-the-Counter Bulletin Board, the fair value of the warrants was determined based on the market price of the warrants at the end of each period. To the extent that the market price increases or decreases, our derivative liability will also increase or decrease, impacting our consolidated statement of operations. As of March 31, 2007 and 2006, the closing sale prices for the warrants were $0.37 and $0.64, respectively, resulting in a total warrant liabilities of $6,600,000 and $11,520,000, respectively.

The Company determined the fair values of the unit purchase option at March 31, 2007 and 2006 using a Black Scholes pricing model adjusted to include a separate valuation of the embedded warrants. For the March 31, 2007 valuation, the following assumptions were used for the Black Scholes pricing model: an expected life of 3.41 years, volatility of 64.9% and a risk-free rate of 4.54%. For the March 31, 2006 valuation, the following assumptions were used for the Black Scholes pricing model: an expected life of 4.41 years, volatility of 64.9% and a risk-free rate of 4.54%. Valuations derived from this model are

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note B — Summary of Significant Accounting Policies  – (continued)

subject to ongoing internal and external verification and review. Selection of these inputs involves management’s judgment and may impact net income (loss). The Company continues to base its volatility assumption on the five-year average historical stock prices of the same representative sample of 20 technology, media and telecommunications companies as used in its initial valuation. The volatility factor used in Black Scholes model has a significant effect on the resulting valuation of the derivative liabilities on the Company’s balance sheet. For the embedded warrants, we based the valuation on the closing sale price for the public warrants as of March 31, 2007 and 2006, as applicable, adjusted by the percentage difference between the valuations obtained, using a Black Scholes pricing model (with the same assumptions) for the public warrants and the embedded warrants. We did not use the Black Scholes pricing model for the embedded warrants because the valuation obtained using that model did not correlate to the value of the public warrants. As of March 31, 2007 and 2006, the liability related to the embedded warrants was $1,275,000 and $1,873,000, respectively.

•	Earnings per common share:

Basic earnings per share is computed by dividing net income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued, by application of the treasury stock method. For the year ended March 31, 2007, the diluted income per share includes the elimination of a gain due to the decrease in derivative liabilities and the dilutive impact of 4,860,000 shares from the 18,000,000 warrants outstanding with an exercise price of $5.00 per share. During the period from April 7, 2005 through March 31, 2006, the diluted loss per share was identical to the basic loss per share as the warrants and the unit purchase option were anti-dilutive as the elimination of a loss due to the increase in derivative liabilities was greater than the effect of an increase in the number of potential common shares. In addition, the dilutive impact of 1,333,333 shares from the 18,000,000 warrants outstanding with an exercise price of $5.00 per share was not included in the computation of loss per share in the period from inception to March 31, 2006 since their inclusion would be anti-dilutive.

•	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

•	Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $463,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at March 31, 2007.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note B — Summary of Significant Accounting Policies  – (continued)

The Company has taxes receivable amounting to approximately $248,000 which represent reimbursement for the overpayment of income taxes.

•	Recently Issued Accounting Pronouncements:

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB No. 20 and FAS No. 3” (SFAS 154). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material effect on the Company’s financial position or results of operations.

In July 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty In Income Taxes” (“FIN 48”), which addresses the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken on the Company’s tax return. FIN 48 also provides guidance on classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for interim periods of fiscal years beginning after December 15, 2006. The Company is evaluating the requirements of FIN 48 and expects that its adoption will not have a material impact on the Company’s financial position and results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires registrants to use both a balance sheet approach and an income statement approach when evaluating and quantifying the materiality of a misstatement. SAB 108 provides guidance on correcting errors under the dual approach as well as providing transition guidance for correcting errors. The Company adopted the provisions of SAB 108 as of March 31, 2007. The adoption of SAB 108 did not have an effect on the Company’s financial position or results of operations.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (“SFAS 158”), which requires employers to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Since the Company does not currently have a defined benefit postretirement plan, the adoption of the SFAS 158 will not have any impact on its financial position and results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement 115”,(“SFAS 159”). This statement provides companies with an option to report selected financial assets and liabilities at fair value. This

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note B — Summary of Significant Accounting Policies  – (continued)

statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the effect of SFAS 159 and has not yet determined the impact of SFAS 159 on the Company’s results of operations or financial position.

Note C — Restatement and Reclassification of Previously Issued Financial Statements and Derivative Liabilities

On August 21, 2006, the Company filed a Form 8-K (the “August 2006 Form 8-K”) to notify investors that it determined that, based on recent interpretations of the accounting for warrants under EITF No. 00-19, the fair value of the public warrants and the warrants issuable upon the exercise of the unit purchase option (the “embedded warrants”) should be reported as a derivative liability rather than as equity as had been our practice. The August 2006 Form 8-K disclosed that the financial statements contained within the Company’s Form 8-K filed September 6, 2005 (the “September 2005 Form 8-K”) and the Form 10-K for the period from inception through March 31, 2006 (the “Form 10-K”) should no longer be relied upon and stated our intention to amend such Form 8-K and the Form 10-K to record the warrants as derivative liabilities and make additional non-operating gains and losses related to the classification of and accounting for the public warrants and the embedded warrants.

On August 29, 2006, the Company filed Amendment No. 1 to the September 2005 Form 8-K (the “Prior Amended Form 8-K”) and Amendment No. 1 to the Form 10-K (the “Prior Amended Form 10-K”, and together with the Prior Amended Form 8-K, collectively, the “Prior Amended Filings”) with restated financial statements that classified that the fair value of the public warrants and the embedded warrants as derivative liabilities rather than as equity.

After the Company filed the Prior Amended Filings, as a result of comments received from and discussions with the staff of the SEC, the Company determined that the interpretation of EITF No. 00-19 would also require the unit purchase option to be classified as a derivative liability to be adjusted to fair value at each balance sheet date. As a result, on September 25, 2006, the Company filed an amendment to the August 2006 Form 8-K disclosing (i) the date on which it first concluded that the financial statements contained within the September 2005 Form 8-K and Form 10-K should no longer be relied upon; (ii) that, on September 19, 2006, the Company determined to further restate its financial statements to record the unit purchase option issued to the underwriters in our initial public offering as a liability; (iii) that, as a result of such determination, the Company would file further amendments to the September 2005 8-K and the Form 10-K, which amendments would restate the previously restated financial statements included in the Prior Amended Filings, (iv) that the previously restated financial statements contained in the Prior Amended Filings should no longer be relied upon, (v) that the financial statements contained within the Company’s Forms 10-Q for the quarterly periods ended September 30, 2005, December 31, 2005 and June 30, 2006 (the “Forms 10-Q”) should no longer be relied upon; and (vi) that the Company would amend the Forms 10-Q to restate the financial statements contained therein.

Note D — Public Offering

On August 31, 2005, the Company consummated an initial public offering of 9,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00. Each warrant is exercisable on the later of (a) the completion of a Business Combination or (b) August 25, 2006 and expires on August 25, 2010. The Warrants are redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note D — Public Offering  – (continued)

In connection with the Offering, the Company paid the underwriters an underwriting discount of 4% of the gross proceeds of the Offering. In addition, the Company agreed to pay the underwriters additional underwriting fees and expenses of $1,620,000 upon the consummation of the initial business combination. The Company expects that such additional fees and expenses will be paid out of the proceeds in the trust account. Of such additional fees and expenses $1,080,000 constitute additional underwriting fees and $540,000 constitutes an additional non-accountable expense allowance.

The Company also sold to the representative of the underwriters for a purchase price of $100 an option to purchase up to a total of 450,000 units at a price of $7.50 per unit (the “unit purchase option”). The units issuable upon the exercise of the unit purchase option are identical to those offered in the prospectus, except that the exercise price of the warrants underlying the unit purchase option is $6.65. The unit purchase option is exercisable commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus and may be exercised on a cashless basis. The unit purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of the prospectus. However, the unit purchase option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The holders of the unit purchase option have demand and piggy-back registration rights under the Securities Act for periods of five and seven years, respectively, from the date of the prospectus with respect to registration of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the unit purchase option may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the unit purchase option will not be adjusted for issuances at a price below its exercise price.

As part of the Offering, the Company and the managing underwriters agreed that, within the first 45 calendar days after separate trading of the warrants commenced, the managing underwriters or certain of their principals, affiliates or designees would place bids for and, if their bids were accepted, spend up to $400,000 to purchase warrants in the public marketplace at prices not to exceed $.70 per warrant. The managing underwriters agreed that any warrants purchased by them or their affiliates or designees would not be sold or transferred until completion of a Business Combination by the Company. Additionally, the chief executive officer and the president agreed with the representative of the underwriters, that within the first 45 calendar days after separate trading of the warrants commenced, they or certain of their affiliates or designees would collectively place bids for, and if their bids were accepted, spend up to $1,600,000 to purchase warrants in the public marketplace at prices not to exceed $.70 per warrant. The chief executive officer and president further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until completion of a Business Combination. The units separated on October 10, 2005 and, within the time specified, management purchased 3,794,400 warrants at an average price of $0.4216, and the underwriter purchased 948,000 warrants at an average price of $0.4216.

Note E — Notes Payable to Stockholders

The Company issued an aggregate of $150,000 in promissory notes to Messrs. Balter and Slasky in April 2005. The notes bear interest at a rate of 4% per year. The notes were paid upon consummation of the Offering from the net proceeds of the Offering.

On January 29, 2007, the Company entered into notes with Messrs. Balter and Slasky pursuant to which Messrs. Balter and Slasky may loan such amounts as are necessary to fund the obligations incurred by the Company in connection with its business. The loans bear no interest and are payable on demand or upon consummation of a business combination. The Company has agreed to reimburse Messrs. Balter and Slasky for any tax liabilities they may incur as a result of any imputed interest income related to the notes. As of

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note E — Notes Payable to Stockholders  – (continued)

March 31, 2007, Messrs. Balter and Slasky had loaned an aggregate of $200,000 to the Company. From April 1, 2007 through May 23, 2007, Messrs. Balter and Slasky loaned an additional $700,000 in the aggregate to the Company.

Note F — Related Party Transaction

Following the consummation of its initial public offering, the Company cancelled its office agreement with Innovation Interactive, LLC, a company where certain of the Initial Stockholders served in executive capacities, under which the Company agreed to pay an administrative fee of $7,500 per month for office space and general and administrative services. Following cancellation of that arrangement, the Company relocated its offices under an informal agreement with an unrelated third party whereby the Company has agreed to pay a base rent of $2,058 per month, on a month-to-month basis, in exchange for office space and certain administrative services.

Note G — Common Stock Reserved for Issuance

At March 31, 2007, 18,900,000 shares of stock were reserved for issuance upon exercise of redeemable warrants.

Note H — Quarterly Financial Data

The following table sets forth the Company’s unaudited quarterly statements of operations for each of the seven most recent quarters ended March 31, 2007. The Company has prepared the unaudited information on the same basis as its audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for the full fiscal year or any other future period.

Statements of Operations Data:	September 30, 2005 (As Restated)	December 31, 2005 (As Restated	March 31, 2006 (As Restated)	June 30, 2006 (As Restated)	September 30, 2006	December 31, 2006	March 31, 2007
Operating costs	$(22,499)	$(71,182)	$(121,412)	$(101,567)	$(166,126)	$(120,469)	(1,032,481)
Loss from operations	(22,499)	(71,182)	(121,412)	(101,567)	(166,126)	(120,469)	(1,032,481)
Income (loss) from derivative liabilities	604,499	(431,280)	(4,835,782)	4,776,433	701,714	3,255,749	(3,275,660)
Other income – interest	31,547	405,275	332,453	392,541	399,034	412,858	397,072
Income (loss) before provision for income taxes	613,547	(97,187)	(4,624,741)	5,067,407	934,622	3,548,138	(3,911,069)
Provision for income taxes	—	—	(116,000)	(64,000)	(65,000)	(100,255)	(32,088)
Net income (loss)	$613,547	$(97,187)	$(4,740,741)	$5,003,407	$869,622	$3,477,883	(3,943,157)
Weighted average number of shares outstanding – basic	5,282,606	11,249,997	11,249,997	11,249,997	11,249,997	11,249,997	11,249,997
Net income (loss) per share – basic	$0.12	$(0.01)	$(0.42)	$0.44	$0.08	$0.31	$(.35)
Weighted average number of shares outstanding – diluted	5,282,606	11,249,997	13,024,035	12,9354,798	12,916,059	13,024,035	11,249,997
Net income (loss) per share – diluted	$(0.12)	$(0.01)	$(0.005)	$0.04	$0.03	$0.03	$(.35)

AD.VENTURE PARTNERS, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Note I — Proposed Business Combination

On March 13, 2007, the Company and 180 Connect, Inc. (“180 Connect”) entered into an agreement whereby the Company will, subject to shareholder approval, directly and indirectly acquire all of 180 Connect’s outstanding shares. In addition, as part of the proposed business combination, all outstanding options to purchase 180 Connect common shares will be exchanged for options to purchase Ad.Venture common stock. Ad.Venture will also assume all of 180 Connect’s obligations pursuant to 180 Connect’s outstanding warrants, stock appreciation rights and convertible debentures. If the proposed business combination is completed, 180 Connect will become an indirect subsidiary of the Company and the Company will change its name to “180 Connect Inc.” Approximately 16.4 million shares of the Company’s common stock and/or exchangeable shares, representing approximately 59.3% of the combined company’s voting interests, would be issued to 180 Connect shareholders in connection with the arrangement.

The proposed business combination will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the transaction will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of 180 Connect issuing stock for the net monetary assets of the Company, accompanied by a recapitalization. The net monetary assets of the Company will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of 180 Connect will be carried forward after the arrangement. Operations to be reported on for periods prior to the merger will be those of 180 Connect. Upon the completion of the proposed business combination, the Company expects to change its fiscal year end to December 31 in order to conform to 180 Connect’s fiscal year end.

Note J — Subsequent Events (unaudited)

On July 2, 2007, the Company and 180 Connect agreed to an adjustment of the exchange ratio per share from 0.6272 to 0.6 and to the elimination of a mechanism to adjust the exchange ratio based on relative transaction expenses of the parties. On August 7, 2007, the 180 Connect shareholders and optionholders voted to approve the arrangement.

CONSOLIDATED FINANCIAL STATEMENTS

180 CONNECT INC.

CONSOLIDATED BALANCE SHEETS
(in United States Dollars)
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS (Note 5)
Current Assets
Cash and cash equivalents	$1,292,788	$2,904,098
Accounts receivable (less allowance for doubtful accounts of $2,515,818 and $2,506,637, respectively)	35,202,440	48,934,952
Inventory	15,156,491	15,816,148
Restricted cash (Note 3)	13,021,563	14,503,000
Prepaid expenses and other assets	6,591,532	7,910,255
TOTAL CURRENT ASSETS	71,264,814	90,068,453
Property, plant and equipment	33,396,478	34,882,890
Goodwill (Note 4)	15,161,264	15,161,264
Customer contracts, net (Note 4)	24,152,380	25,072,756
Other assets (Note 2)	3,462,202	4,198,288
TOTAL ASSETS	$147,437,138	$169,383,651
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$60,995,589	$78,686,245
Current portion of long-term debt (Notes 2 and 5)	6,141,029	5,967,674
Current portion of capital lease obligations	12,474,420	13,033,104
TOTAL CURRENT LIABILITIES	79,611,038	97,687,023
Long-term debt (Notes 2 and 5)	35,961,060	32,799,043
Convertible debt (Notes 2 and 6)	7,232,517	7,612,194
Long-term portion of capital lease obligations	12,933,758	15,213,112
TOTAL LIABILITIES	135,738,373	153,311,372
Commitments and contingencies (Notes 5, 6, 14, and 18b)
Shareholders’ Equity
Share capital (Note 7b)	66,577,381	66,397,608
Contributed surplus (Note 7d)	22,038,342	22,188,707
Equity component of convertible debentures (Note 6)	2,434,258	2,434,258
Warrants (Notes 5 and 6)	4,218,592	4,218,592
Deficit (Note 2)	(84,054,838)	(79,651,916)
Accumulated other comprehensive income (Note 2)	485,030	485,030
TOTAL SHAREHOLDERS’ EQUITY	11,698,765	16,072,279
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$147,437,138	$169,383,651

See accompanying notes.

180 CONNECT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in United States Dollars)
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Revenue	$93,349,234	$73,947,850
Expenses
Direct expenses	85,689,451	69,310,889
General and administrative	5,038,002	4,171,501
Foreign exchange loss	11,138	13,805
Restructuring costs (Note 9)	275,000	392,879
Depreciation (Note 1)	2,755,998	3,340,123
Amortization of customer contracts (Note 4)	920,376	920,376
Interest expense (Notes 2, 5 and 6)	2,929,584	1,413,105
(Gain) loss on sale of investments and assets (Note 12)	71,778	(1,336,454)
Loss from continuing operations before income tax expense	(4,342,093)	(4,278,374)
Income tax expense (Note 10)	74,000	72,800
Loss from continuing operations	(4,416,093)	(4,351,174)
Loss from discontinued operations, net of income taxes of nil (Note 13)	—	(532,558)
Net loss and comprehensive loss for the period (Note 2)	(4,416,093)	(4,883,732)
Loss per share from continuing operations (Note 11):
Basic	$(0.18)	$(0.18)
Diluted	$(0.18)	$(0.18)
Net loss per share:
Basic	$(0.18)	$(0.20)
Diluted	$(0.18)	$(0.20)
Weighted average number of shares outstanding – basic	24,481,854	24,223,598
Weighted average number of shares outstanding – diluted	24,481,854	24,223,598

180 CONNECT INC.

CONSOLIDATED STATEMENTS OF DEFICIT
(in United States Dollars)
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Deficit, beginning of period	$(79,651,916)	$(64,332,065)
Adoption of new accounting standards (Note 2)	13,171	—
Adjusted deficit, beginning of period	(79,638,745)	(64,332,065)
Net loss for the period	(4,416,093)	(4,883,732)
Deficit, end of period	$(84,054,838)	$(69,215,797)

See accompanying notes.

180 CONNECT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in United States Dollars)
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Cash provided by (used in) the following activities:
Operating
Loss from continuing operations	$(4,416,093)	$(4,351,174)
Add (deduct) items not affecting cash:
Depreciation and amortization	3,676,374	4,260,499
Non-cash interest expense	1,041,789	23,745
(Gain) loss on sale of investments and assets (Note 12)	71,778	(1,336,454)
Other	4,171	(1,287)
Changes in non-cash working capital balances related to operations
Accounts receivable	13,732,512	19,389,350
Inventory	659,657	2,086,943
Other current assets	(878,414)	160,306
Insurance premium deposits	2,197,137	—
Other assets	(1,102,064)	74,574
Restricted cash	1,481,437	240,386
Accounts payable and accrued liabilities	(17,678,958)	(16,184,646)
Total cash provided by (used in) operating activities	(1,210,674)	4,362,242
Investing
Purchase of property, plant and equipment	(699,342)	(1,102,440)
Net proceeds from the disposition of investments	—	1,327,693
Total cash provided by (used in) investing activities	(699,342)	225,253
Financing
Repayment of capital lease obligations	(3,491,760)	(3,137,829)
Repayment of long-term debt	—	(7,350,000)
Proceeds from share issuance (Note 7c)	29,408	7,712
Increase in bank indebtedness	3,765,229	—
Proceeds from issuance of convertible debt (Note 6)	—	10,686,101
Issuance costs paid on convertible debt (Note 6)	—	(1,277,235)
Total cash provided by (used in) financing activities	302,877	(1,071,251)
Effect of exchange rates on cash and cash equivalents	(4,171)	1,287
Net cash provided by (used in) continuing operations	(1,611,310)	3,517,531
Net cash used in discontinued operations	—	(351,795)
Net (decrease) increase in cash and cash equivalents during the period	(1,611,310)	3,165,736
Cash and cash equivalents, beginning of period	2,904,098	3,353,452
Cash and cash equivalents, end of period	$1,292,788	$6,519,188
Supplemental cash flow information:
Interest paid	$2,105,346	$1,604,042
Income taxes paid	$12,595	$—

Supplemental disclosure of non-cash investing and financing transactions:

As at March 31, 2007 and 2006, the Company leases 2,617 and 2,578 vehicles respectively for $46,533,624 and $45,961,482, respectively, through a capital lease obligation.

See accompanying notes.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation

The interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles applicable to interim consolidated financial statements and include 180 Connect Inc. and its subsidiaries (the “Company”). The notes presented in these interim consolidated financial statements include only significant events and transactions occurring since the Company’s last fiscal year and are not fully inclusive of all matters normally disclosed in the Company’s annual audited consolidated financial statements. As a result, these interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006.

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments necessary to fairly present the Company’s results for the interim periods presented. These unaudited interim consolidated financial statements have been prepared by management using the same accounting policies and methods of application as the most recent annual consolidated financial statements of the Company except as described in Note 2 below.

The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.

Seasonality

The Company’s revenue is subject to seasonal fluctuations. Our customers’ subscriber growth, and thus the revenue earned by the Company, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by the Company’s customers.

Pending Transaction

On March 13, 2007, the Company announced that it had entered into an arrangement agreement (“Arrangement Agreement”) with Ad.Venture Partners, Inc. (“AVP”) (OTCBB: AVPA.OB), a special purpose acquisition company, that will result, subject to shareholder approval, in the merger of the Company into an indirect wholly-owned Canadian subsidiary of AVP. AVP, a U.S. corporation, will be re-named “180 Connect” and is expected to qualify for listing on NASDAQ soon after the conclusion of the transaction. AVP is required by the terms of its charter to liquidate if it does not consummate a business combination by August 31, 2007, irrespective of the status of any required approvals or review.

After giving effect to the arrangement, assuming the full dilutive effect of the Company’s securities and full participation of the AVP security holders, security holders of the Company will own approximately 64.1% of the outstanding voting stock of AVP and the existing security holders of AVP will own the balance on a fully diluted basis.

The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting. Under this method of accounting, AVP will be treated as the “acquired” company for financial reporting purposes. In accordance with guidelines to these circumstances, the arrangement will be considered to be a capital transaction in substance.

The Company has agreed to pay AVP a termination fee of $5,800,000 if the Company terminates the arrangement to accept a superior proposal. Additionally, the Company has agreed to pay the transaction expenses of AVP up to a maximum of $3,000,000 if the Company withdraws, amends or modifies in a manner adverse to AVP its approval or recommendation of the arrangement and does not terminate as permitted by the

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation  – (continued)

arrangement agreement and thereafter the required vote of the Company’s shareholders and option holders is not obtained at the Company’s shareholders meeting. In no circumstances will the Company be obligated to pay both the termination fee and the transaction expenses of AVP.

2. Adoption of Recent Canadian Accounting Pronouncements in 2007

Accounting Changes

In July 2006, the Accounting Standards Board issued a replacement of The Canadian Institute of Chartered Accountants’ Handbook (“CICA Handbook”) Section 1506, Accounting Changes (“Section 1506”). The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period errors to be corrected retrospectively and calls for enhanced disclosures about the effects of changes in accounting policies, estimates and errors on the financial statements. Section 1506 also requires disclosure of information relevant to assessing the possible impact that the application of a new GAAP standard will have on the company’s financial statements in the period of initial application. The impact that the adoption of Section 1506 will have on the company’s results of operations and financial condition will depend on the nature of future accounting changes. The adoption of Section 1506 effective January 1, 2007 has had no impact on these unaudited interim consolidated financial statements.

Financial Instruments

On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants’ (CICA) Section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments- Recognition and Measurement and Section 3861, Financial Instruments-Disclosure and Presentation the accounting requirements related to securities, hedging derivatives, other comprehensive income and certain other financial instruments. Prior periods have not been restated, except in respect to the cumulative translation adjustment being classified as accumulated other comprehensive income.

Section 1530, Other Comprehensive Income

The new rules require that the Company present a new Consolidated Statement of Comprehensive Income, which is comprised of the change in equity (net assets) of an enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company had no comprehensive income for all periods presented. However, the Company has retroactively reclassified its cumulative translation adjustment account to accumulated other comprehensive income.

Section 3251, Equity

Section 3251 describes the changes in how to report and disclose equity and changes in equity as a result of the new requirements of Section 1530, including the changes in equity for the period arising from other comprehensive income. Accumulated changes in OCI are included in the accumulated other comprehensive income (“AOCI”) and are presented in the shareholders’ equity and comprehensive income as a separate component of shareholders’ equity.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Adoption of Recent Canadian Accounting Pronouncements in 2007  – (continued)

Section 3855, Financial Instruments – Recognition and Measurement
Section 3861, Financial Instruments – Disclosure and Presentation

Financial Assets and Financial Liabilities

Under the new standards, financial assets and financial liabilities are initially recognized at fair value and their subsequent measurements are dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments. The standards require that all financial assets be classified either as held-for-trading, available-for-sale, held-to-maturity, or loans and receivables. The standards require that all financial assets, including all derivatives, be measured at fair value with the exception of loans and receivables, debt securities classified as held-to-maturity and available-for-sale financial assets that do not have quoted market prices in an active market. Settlement date accounting continues to be used for all financial assets, except changes in fair value between the trade date and settlement date are reflected in the consolidated statements of operations for held-for trading financial assets, while changes in fair value between trade date and settlement date are reflected in OCI for available-for sale financial assets.

Loans and Receivables

Loans and receivables are non-derivative financial assets that are initially recognized at fair value and thereafter are accounted for at cost or amortized cost.

Other Liabilities

Other liabilities are non-derivative financial liabilities that are initially recognized at fair value and thereafter are recorded at cost or amortized cost and include all liabilities, other than derivatives or liabilities to which the fair value designation has been applied.

Derivatives

Derivatives are carried at fair value and are reported as assets where they have a positive fair value and as liabilities where they have a negative fair value. The change in fair value during the period is recorded in earnings.

Embedded Derivatives

CICA 3855 requires that certain embedded derivatives be recorded on the balance sheet at fair value, with remeasurement to fair value at each subsequent reporting period. Accordingly, the Company was required to assess whether its long term debt (Note 5) and convertible debt (Note 6) contained any embedded derivatives under CICA 3855. In accordance with CICA 3861 and EIC 70 “Presentation of a Financial Instrument When a Future Event or Circumstance May Affect the Issuer’s Obligation”, the holder conversion option within the Company’s convertible debentures and the related share purchase warrants continue to be required to be recorded in equity. The convertible debentures and the long term debt both contain certain embedded derivatives that require bifurcation, namely certain contingent puts, calls and other contingent payments. The Company’s management, in consultation with a third party valuation firm, have concluded that the value of the rights under the contingent puts, calls or other contingent payments, both at issuance and on an ongoing basis, is very low, and accordingly the impact of these contractual provisions on the Company’s financial statements is insignificant.

Transaction Costs

Transaction costs related to debt financing are netted against the carrying value of the liability and then amortized over the expected life of the instrument using the effective interest method.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Adoption of Recent Canadian Accounting Pronouncements in 2007  – (continued)

Determination of Fair Value

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. The fair value of a financial instrument on initial recognition is the transaction price, which is the fair value of the consideration given or received. Subsequent to initial recognition, the fair value of financial instruments that are quoted in active markets are based on bid prices for financial assets held and offer prices for financial liabilities. When independent prices are not available, fair values are determined by using valuation techniques which refer to observable market data. These include comparisons with similar instruments where market observable prices exist, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants. For certain derivatives, fair values may be determined in whole or in part from valuation techniques using non-observable market data or transaction prices. A number of factors such as bid-offer spread, credit profile and model uncertainty are taken into account, as appropriate, when values are calculated using valuation techniques.

Classification of Financial Instruments

The following is a summary of the accounting model the Company has elected to apply to each of its significant categories of financial instruments outstanding as of January 1, 2007:

•	Cash and cash equivalents are classified as held-for-trading. Changes in fair value for the period are recorded in earnings as interest income.
•	Accounts receivable are classified as loans and receivables.
•	Due to related parties is accounted for on recognition in accordance with Section 3840, Related Party Transactions and subsequently classified as other liabilities.
•	Bank indebtedness is accounted for as other liabilities measured at cost and long-term debt is accounted for as other liabilities at amortized cost.

On January 1, 2007, the Company made the following adjustments to its balance sheet to adopt the new requirements for effective interest rates:

Debit/(Credit)	As at January 1, 2007
Consolidated Balance Sheet
Other assets	$(1,660,120)
Current portion of long-term debt	540,168
Long-term debt	330,271
Convertible debt	802,852
Deficit	(13,171)

The impact of these changes on the Company’s Consolidated Statement of Operations and Comprehensive Loss decreases net loss as follows:

Debit/(Credit)	For the Three Months Ended March 31, 2007
Consolidated Statement of Operations and Deficit
Interest expense	($17,498)

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Adoption of Recent Canadian Accounting Pronouncements in 2007  – (continued)

Effective Interest Method

Deferred financing costs which were previously included in other assets have been reclassified as a reduction to current portion of long-term debt, long-term debt and convertible debt. The new rules require that the Company use the effective interest method to recognize the deferred loan origination costs whereby the amount recognized varies over the life of the loan based on principal outstanding.

As of January 1, 2007, the Company adjusted its deferred financing costs to what the balance would have been had the Company always used the effective interest method to recognize deferred financing costs. The impact was a decrease in other assets of $1,660,120, a decrease in current portion of long-term debt of $540,168, a decrease in long-term debt of $330,271, a decrease in convertible debt of $802,852 and a decrease in deficit of $13,171.

For the three months ended March 31, 2007 the impact was a decrease in interest expense of $17,498.

Change in Accounting Estimate

In the first quarter of 2007, the Company changed its depreciation period on its leased vehicles from 48 months to 60 months, resulting in a decrease of approximately $0.7 million in depreciation expense for the three months ended March 31, 2007. This change in accounting estimate was adopted to better reflect the useful life of the asset and was applied prospectively from January 1, 2007.

3. Restricted Cash

As at March 31, 2007 and December 31, 2006, the Company has restricted cash, in the form of term deposits of approximately $13.0 million and $14.5 million, respectively. These term deposits are used to collateralize obligations associated with its insurance program and for contractor licensing surety bonds in several states. Interest earned of 1% to 5% on these funds is received monthly and is not subject to restriction.

On February 8, 2007, as a result of the liquidation and reduction in its insurance obligations, the Company negotiated a reduction in its required letter of credit (“LOC”). The LOC requirement, which is collateralized with the Company’s restricted cash, has been reduced by $3.2 million. This reduction in the Company’s restricted cash balance has been offset by a $1.6 million increase in restricted cash as collateral for a $1.6 million bond for the Boise airport project currently in progress by the Company’s Network Services operation.

4. Goodwill and Customer Contracts

	Net Book Value December 31, 2006	Amortization	Net Book Value March 31, 2007
Goodwill	$15,161,264	$—	$15,161,264
Customer contracts	$25,072,756	$920,376	$24,152,380

Amortization expense charged to continuing operations for the three months ended March 31, 2007 and March 31, 2006 was $920,376 and $920,376, respectively.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Goodwill and Customer Contracts  – (continued)

Estimated future amortization expense is as follows:

2007 (remainder)	$2,761,127
2008	3,681,503
2009	3,681,503
2010	3,681,503
2011	3,681,503
Thereafter	6,665,241
Total	$24,152,380

5. Long-Term Debt and Common Stock Purchase Warrants

Long-term debt consists of the following:

	March 31, 2007	December 31, 2006
Revolving credit facility and over advance facility of up to $37,000,000 bearing interest at prime plus 3% to 5%, subject to a minimum interest rate of 10% to 11% with interest payable monthly. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement and collateralized by the Company’s real and personal property. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over advance of up to $9,000,000 but not to exceed an aggregate amount of $37,000,000. At March 31, 2007 the interest rate of the revolving credit facility was 11.25% and the interest rate of the over advance facility was 13.25% with an effective interest rate of 12.35% At December 31, 2006 the interest rate for the revolving credit facility was 11.25% and the interest rate for the over advance facility was 13.25% with an effective interest rate of 12.21%. Repayment is due on or before July 31, 2009. The credit facility may be borrowed, repaid, and reborrowed in accordance with the terms of the Security Agreement	25,051,024	19,758,475
Term note, bearing interest at prime plus 5%, subject to a minimum interest rate of 12% and interest is payable monthly. At March 31, 2007, the interest rate was 13.25% with an effective interest rate of 20.5%. At December 31, 2006, the interest rate was 13.25% with an effective interest rate of 17.5%. Repayments of the term note commenced on February 1, 2007 for $666,667 per month, with the final payment due on July 31, 2009.	17,051,065	19,008,242
Total long-term debt	42,102,089	38,766,717
Less: current portion	(6,141,029)	(5,967,674)
	$35,961,060	$32,799,043

Pursuant to the terms of the debt agreement, the Company will have available a maximum amount of $57 million of debt comprising a term facility of $20 million and a combined revolving credit facility and over-advance facility of up to $37 million. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over-advance amount up to $9 million but not to exceed an aggregate amount of $37 million. After July 31, 2007, the over advance will

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. Long-Term Debt and Common Stock Purchase Warrants  – (continued)

become part of the revolving facility. The interest rates on the new debt range from prime plus 3% to prime plus 5%, subject to a minimum interest rate of 10% to 12%, and are therefore subject to risk relating to interest rate fluctuations. Monthly term loan repayments commenced February 1, 2007 for $666,667.

The debt agreement states that there are no financial covenants of the Company with respect to such facilities but includes other covenants and events of default typical for credit facilities of this nature. This facility is collateralized by a security interest in all of the assets of the Company. The Company obtained a waiver from its lenders with regards to the AVP acquisition as it may constitute a change of control as defined in the debt agreement.

The debt agreement includes a stock purchase agreement which provides for the Company to issue warrants for the Investor to purchase up to 2,000,000 common shares for nominal consideration of Canadian $0.01 per share, having a term of seven years. The issuance of the warrants to the Investor was approved by the shareholders of the Company at the Company’s annual and special meeting held June 30, 2006. The Investor has agreed not to sell any common shares of the Company issuable upon exercise of the warrants for a period of 12 months following the date of issuance of the warrants. Thereafter, the Investor may, at its option and assuming exercise of the warrants, sell up to 250,000 common shares of the Company per calendar quarter (on a cumulative basis) over each of the following eight quarters. Subsequent to March 31, 2007, the Investor exercised its right under the warrants to purchase the 2,000,000 common shares (Note 18a).

The common stock purchase warrants were valued using the Black-Scholes option pricing model using the following variables: volatility of 76.64%, expected life of seven years, a risk free interest rate of 4.5% and a dividend of nil. The fair value of the loan was measured using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debt agreement discounted at a rate of 17.5% which approximates a similar non-convertible financial instrument with comparable terms and risk. These fair values were pro-rated based on the actual funds received resulting in a credit to warrants of $3,586,132 and a loan discount which was recorded as a reduction to long-term debt of $3,586,132. At March 31, 2007, the Company has recorded $1,418,251 of accumulated loan discount.

The Company paid $3,515,471 of issuance costs to complete the long-term debt financing. The issuance costs have been recorded as a discount to the current and long term portion of long-term debt for the term facility ,and equity based on a pro rata calculation of the fair value of the components of the debt and warrants. The issuance costs related to the revolver facility were recorded in other assets and are being amortized over the three year period to maturity of the debt agreement with the Investor.

6. Convertible Debentures and Warrants

On March 22, 2006, the Company completed a private placement with a group of qualified, accredited institutional investors of $10,686,101 of convertible debentures and warrants. The convertible debentures bear interest at 9.33% per annum, have a term of five years that are due March 22, 2011, and are convertible into 4,486,000 common shares at an initial conversion price of $2.3821 per share. The warrants, which have a four-year term, are exercisable into 1,570,100 common shares of the Company at an exercise price of $2.5986 per share.

On March 7, 2007, the Company received written approval from the institutional investors of the holders of the Company’s convertible debentures and warrants for an extension of the original requirement to be listed or quoted on a U.S. trading market. If the Company’s common stock, or the shares of AVP in the event of a successful transaction is not listed on a U.S. trading market as soon as reasonably practicable after the earlier of the date on which the transaction proposed in the Arrangement Agreement is consummated or the ninetieth day following the date on which the Arrangement Agreement is terminated by either party, but no later than August 31, 2007 (the “Required Listing Date”), the Company shall be required to immediately pay retroactive monthly principal payments of $1.0 million from January 1, 2007. The Company shall thereafter be

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Convertible Debentures and Warrants  – (continued)

obligated to make monthly principal payments of $1.0 million on each ensuing monthly redemption date until fully paid by November 30, 2007, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The Company’s obligation to delist from the Toronto Stock Exchange (“TSX”) on or before December 31, 2006 has also been conditionally waived and replaced with an obligation to delist the common stock from the TSX on or before the ninetieth day following the Required Listing Date (this date to be known as the “Required Delisting Date”).

In the event the Company does not meet deadlines relating to the filing and effectiveness of a registration statement with the United States Securities and Exchange Commission, the Company is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.

The debentures are convertible, in whole or in part into common shares at the option of the holder, at any time after the original issue date, subject to certain conversion limitations. The holder also has the option to force redemption of some or all of its outstanding debentures at any time after the three-year anniversary of the original issue date. If the price of the Company’s common stock exceeds $5.9551 for a period of any 20 consecutive days, on a U.S. trading market, the Company may have the holder convert up to 50% of the then outstanding principal amount of debentures. If the price of the Company’s common stock exceeds $7.0379 per share for any 20 consecutive trading days, the Company may force a holder to convert all or part of the outstanding principal amount of the debentures.

The Company shall pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the debenture at the rate of 9.33% per annum, increasing to 12% per annum if the Company’s common stock, or the shares of AVP in the event of a successful transaction, are not listed or quoted on a U.S. trading market on or before the Required Listing Date, payable quarterly, in arrears. If the Company’s common stock, or the shares of AVP in the event of a successful transaction, are not listed on a U.S. trading market on or before the Required Listing Date, the Company shall be required to immediately pay the interest rate increase retroactive to January 1, 2007 and the interest rate increase shall apply prospectively thereafter, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The interest rate shall be reduced by 1.33% beginning in the month following the date the holder receives an opinion from counsel to the Company, in form and substance reasonably satisfactory to the holder, that distributions including interest payments under this debenture, are no longer subject to mandatory tax withholding under the Income Tax Act (Canada).

As at March 31, 2007, the debt component of $7,232,517 consisting of the initial fair value of $6,872,909, and $359,608 of accumulated discount is presented as a long-term liability. The fair value of the debt was determined at the time of issuance using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debentures discounted at a rate of 18% which approximates a similar non-convertible financial instrument with comparable terms and risk. The resulting discount is being amortized over the life of the debt as accreted interest using the effective interest rate method.. The equity components were valued using the Black-Scholes option pricing model using the following variables: volatility of 59.5%, expected life of three years for the conversion option and four years for the warrants, a risk free rate of 4.7% and a dividend of $nil. The fair value of the equity component and warrants has been recorded as a credit to shareholders’ equity for $2,742,383 and $1,070,809, respectively, based on a pro rata calculation of the fair value components of the debt, options and warrants.

If at any time after one year from the date of issuance of the warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares by the holder, and the common stock is listed on a U.S. trading market, then the warrant may also be exercised at such time by means of a cashless exercise in which the holder shall be entitled to receive a certificate for the number of

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Convertible Debentures and Warrants  – (continued)

warrant shares equal to the quotient obtained by dividing the average stock price for the five trading days immediately preceding the date of such election less the exercise price of the warrant, as adjusted multiplied by the number of warrant shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.

The Company obtained waivers from the holders of its convertible debentures, whereby such holders waived certain obligations of the Company to list its common shares on a U.S. trading market by March 31, 2007 and to delist its common shares from the TSX by June 30, 2007. However, the consummation of the arrangement agreement may constitute an event of default under the convertible debentures as it may constitute a fundamental transaction or change of control thereunder. As a result of the listing requirement the convertible debt is a short term liability, however it is classified as long term in the financial statements as the Company has the ability to refinance this liability with its existing long term credit facility.

The Company paid $1,388,985 of issuance costs to complete the private placement. Effective March 31 2007, the issuance costs have been recorded as a discount to the long-term liability and as equity based on a pro rata calculation of the fair value components of the debt and equity. The issuance costs in long term liability are being accreted as part of the debt discount using the effective interest rate method.

7. Share Capital

(a)  Authorized

Unlimited number of voting common shares.

(b)  Issued

	Common Shares
	Shares	$
Balance, December 31, 2005	24,216,914	$64,809,968
Issuance on exercise of stock options – for cash	259,712	1,587,640
Balance, December 31, 2006	24,476,626	$66,397,608
Issuance on exercise of stock options – for cash	29,408	179,773
Balance, March 31, 2007	24,506,034	$66,577,381

(c)  Employee stock options

As at March 31, 2007, the Company has 553,836 options outstanding to employees and directors of the Company (December 31, 2006 – 583,244) to purchase an equal amount of common shares for an exercise price equal to the fair market value of the Company’s common shares on the date of the grant. The options have a life of up to 10 years from the date of grant. Vesting terms and conditions are determined by the Board of Directors at the time of grant and vesting terms range from three to five years. The Company does not have a stock option plan; rather it has stock option agreements with certain individuals.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Share Capital  – (continued)

The following table summarizes the Company’s stock option activity:

	Three Months Ended March 31, 2007		Year Ended December 31, 2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	583,244	$1.75	1,426,666	$1.31
Granted	—	—	—	—
Exercised	(29,408)	$1.00	(259,712)	$1.00
Cancelled	—	—	(583,710)	$1.00
Outstanding, end of period	553,836	$1.79	583,244	$1.75
Options exercisable, end of period	553,836	$1.79	583,244	$1.75

The following table summarizes information about stock options outstanding as at March 31, 2007:

	Options Outstanding and Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$1.00	153,496	0.8	$1.00
$2.09	400,340	3.8	$2.09

Stock-based compensation for non-employees and employees is measured and recorded in the consolidated financial statements at fair value.

(d)  Contributed surplus

Contributed surplus consists of:

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
Balance, beginning of period	$22,188,707	$23,516,635
Issuance on exercise of stock options for cash	(150,365)	(1,327,928)
Balance, end of period	$22,038,342	$22,188,707

8. Related Party Transactions

During the second quarter of 2006, the Company entered into a one-year arrangement with a member of its Board of Directors for professional services to be provided in connection with the Company’s long-term debt refinancing and strategic alternatives process. The agreements provide for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with the Company’s debt refinancing and a $210,000 discretionary bonus, of which $60,000 was paid in 2006 and $150,000 was paid in the first quarter of 2007. Included in accounts payable and accrued liabilities at March 31, 2007 is an amount of $150,000 related to a discretionary performance bonus payable as at March 31, 2007. Additional bonuses can be earned by the director in connection with closing of the arrangement transaction with AVP.

In accordance with their agreement with the Company, three of the Company directors will receive bonuses upon closing of the AVP arrangement. Mr. McCarthy will be paid a bonus of $1.6 million, Mr. Simunovic will be paid a bonus of $150,000 and Mr. Giacalone will be paid a bonus of $225,000. In

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Related Party Transactions  – (continued)

compliance with the Company’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval by the Board of Directors of the Arrangement Agreement and the transactions contemplated thereunder.

9. Restructuring Costs

Restructuring costs and remaining reserve as at March 31, 2007 consist of the following:

	Reserve December 31, 2006	Restructuring Costs Incurred in 2007	Paid During 2007	Reserve March 31, 2007
Rent	$—	$275,000	$175,000	$100,000
Moving expenses	500	—	500	—
Other	6,325	—	6,325	—
Total restructuring	$6,825	$275,000	$181,825	$100,000

In the first quarter of 2007, there was a $0.3 million charge for additional costs associated with completion of the Company’s relocation of its back office operations and corporate offices to Denver related to a lease termination.

10. Income Taxes

The Company recorded a current income tax expense of $0.1 million and $0.1 million for the three months ended March 31, 2007 and March 31, 2006 respectively. These current income tax expenses are for state tax liabilities.

11. Loss Per Share

The following table sets forth the computation of basic and diluted loss per share for the three months ended March 31, 2007 and March 31, 2006 respectively.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Numerator:
Loss from continuing operations	$(4,416,093)	$(4,351,174)
Loss from discontinued operations	—	(532,558)
Net loss for the period	$(4,416,093)	(4,883,732)
Denominator:
Denominator for basic and diluted loss per share – weighted average number of shares	24,481,854	24,223,598
Loss per share data:
Basic and diluted – from continuing operations	$(0.18)	$(0.18)
Basic and diluted – from discontinued operations (Note 13)	—	(0.02)
Basic and diluted, net	$(0.18)	$(0.20)

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. For the three months ended March 31, 2007 and March 31, 2006, respectively, the diluted net loss per share is equivalent to basic net loss per share as the outstanding options, convertible debt and warrants are anti-dilutive. The potential dilution of the convertible debentures, warrants and employee stock options could result in an additional 8.6 million common shares of the Company outstanding. Subsequent to March 31, 2007, Laurus exercised its right under the warrant to purchase the 2,000,000 common shares (Note 18a).

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12. (Gain) Loss on Sale of Investments and Assets

(Gain) loss on sale of investments and assets consist of the following:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Gain from investments	$—	$(1,320,193)
(Gain) loss on disposal of assets	71,778	(16,261)
	$71,778	$(1,336,454)

During the first quarter of 2006, the Company sold its remaining interest in Control F-1 Corporation. This resulted in net proceeds of $1,327,693. The investment had been previously written down to nil in 2004 due to prevailing market conditions. However, during the first quarter of 2006, an agreement was reached between the Company and Computer Associates International, Inc. and Computer Associates Canada Company for the Company’s holding in Control F-1 Corporation. The Company recognized a pre-tax gain of $1,320,193 on the sale of the investment in the first quarter of 2006.

For the three months ended March 31, 2007 and March 31, 2006 the Company had a $71,778 loss and a $16,261 gain on the disposal of leased vehicles, respectively.

13. Discontinued Operations

The Company did not discontinue any operations in the first quarter of 2007. In the first quarter of 2006, the Company discontinued its operations at certain non-profitable branches. The revenues and expenses for these locations have been reclassified as discontinued operations for all periods presented on the consolidated financial statements. For the three months ended March 31, 2007 and March 31, 2006, loss from discontinued operations was $0 and $532,558.

14. Contingencies

During the fourth quarter of 2005, the Company was notified by regulatory authorities of the initiation of an investigation of certain wage practices in Washington. As a result of this, the Company has provided for estimated costs. The provision is reflected on the consolidated balance sheets in accrued liabilities and at March 31, 2007 was $1.6 million. By their nature, these estimates are subject to measurement uncertainty and relate to events whose outcome will not be fully resolved until future periods. As a result revisions to these estimates could have a material impact on financial results of future periods.

In 2006, the Company was named as a defendant in a purported class action case in California regarding the investigation of certain wage practices for which the Company has not established reserves. The Company intends to vigorously contest each of these claims. In addition, the Company is subject to a number of individual employment-related lawsuits. No reserve has been recorded for these cases as the Company is unable to estimate the amount of probable and reasonably estimable loss. These lawsuits are not expected to have a material impact on the Company’s results of operations, financial position or liquidity.

15. Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2007 consolidated financial statements.

16. Segment Information

The Company provides installation, integration and fulfillment services to the home entertainment, communications, security and home integration service industries. As such the revenue derived from this business is part of an integrated service offering provided to the Company’s customers and thus is reported as one operating segment.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16. Segment Information  – (continued)

The Company’s operations are located in the United States and Canada. Revenue is attributed to geographical segments based on the location of the customers.

The following table sets out property, plant and equipment, goodwill and customer contracts from continuing operations by country as at March 31, 2007 and December 31, 2006 and revenue from continuing operations for the three months ended March 31, 2007 and March 31, 2006.

Geographic information

	March 31, 2007	December 31, 2006
Property plant and equipment, goodwill and customer contracts
Canada	$1,513,911	$1,468,498
United States	71,196,211	73,648,412
Total	$72,710,122	$75,116,910

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Revenue
Canada	$2,653,750	$1,425,737
United States	90,695,484	72,522,113
Total	$93,349,234	$73,947,850

17. Long-Term Share Compensation Plan

During 2004, the Company established the Long-Term Share Compensation Plan (the “LTIP”) for the benefit of executive officers and key employees. Outside directors of the Company and consultants to the Company are not entitled to participate in the LTIP. The LTIP was designed to (i) strengthen the ability of the Company to attract and retain qualified officers and employees which the Company and its affiliates require; (ii) encourage the acquisition of a proprietary interest in the Company by such officers and employees, thereby aligning their interests with the interests of the Company’s shareholders; and (iii) focus management of the Company and its affiliates on operating and financial performance and total long-term shareholder return by providing an increased incentive to contribute to the Company’s growth and profitability. Pursuant to the LTIP, the Board of Directors may grant options to purchase common shares, share appreciation rights or performance share units. The maximum number of common shares reserved for issuance pursuant to the LTIP shall not exceed 13% of the issued and outstanding common shares from time to time. The LTIP is a separate plan from the employee stock options (Note 7c), and is subject to Board and shareholder approval. During the fourth quarter of 2006, the Company’s Board of Director’s granted 299,999 share appreciation rights to eight of the Company’s officers and senior management, subject to shareholder approval. The share appreciation rights have an exercise price of $1.50 and expire December 6, 2011.

As the LTIP has not yet been approved by the shareholders, no compensation expense has been recorded in 2007. When approval is received, the fair value of the share appreciation rights will be measured at that date and compensation expense will be recorded in that period.

If the transaction with AVP is consummated (Note 1) shareholder approval will not be required to convert, replace or adjust outstanding options or other equity compensation to reflect the transaction. Shares available under certain plans acquired in acquisitions and mergers may be used for certain post-transaction grants without further shareholder approval.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences

These consolidated financial statements have been prepared in accordance with Canadian GAAP which differ in certain respects from accounting principles generally accepted in the United States (“US GAAP”). The following reconciliation identifies material differences in the Company’s consolidated statements of operations and compehensive loss, statements of deficit, consolidated balance sheets and consolidated statements of cash flows.

(a) Consolidated statements of operations and comprehensive loss reconciliation to accounting principles generally accepted in the United States.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net loss and comprehensive loss using Canadian GAAP	$(4,416,093)	$(4,883,732)
Add (deduct) adjustments for:
Gain (loss) from change in value of derivative instruments (i)	(2,786,391)	886,393
Accretion of convertible debentures (i)	(32,467)	—
Stock based compensation (iii)	—	(91,214)
Amortization of debt issuance costs (i, ii)	(14,117)	(236,127)
Net loss and comprehensive loss using US GAAP	$(7,249,068)	$(4,324,680)
Loss per share-basic and diluted using US GAAP	$(0.30)	$(0.18)

Under US GAAP, the number of weighted average common shares outstanding for basic and diluted loss per share are the same as under Canadian GAAP.

(b) Consolidated balance sheets using US GAAP

	March 31, 2007 Adjustments – Debit (Credit)
	Canadian GAAP	Convertible Debentures (i)	Common Stock Purchase Warrants (ii)	Stock Options (iii)	FIN 48 Taxes (v)		Deferred Issuance Costs (vi)	US GAAP
Goodwill (iii)	$15,161,264	$—	$—	$(4,126,541)	$		$—	$11,034,723
Deferred tax asset (v)	—	—	—	—		241,608	—	241,608
Other Assets - deferred issuance costs (i,vi)	3,462,202	172,346	—	—		—	1,520,410	5,154,958
Current portion of long-term debt (vi)	(6,141,029)	—	—	—		—	(550,125)	(6,691,154)
Fair value of derivative financial instruments (i)	—	(6,852,120)	—	—		—	—	(6,852,120)
Convertible debt - long term (i,vi)	(7,232,517)	1,303,142	—	—		—	(729,497)	(6,658,872)
Long-term debt (vi)	(35,961,060)	—	—	—		—	(240,788)	(36,201,848)
Fin 48 tax liability (v)	—	—	—	—		(241,608)	—	(241,608)
Equity component of convertible debentures (i)	(2,434,258)	2,434,258	—	—		—	—	—
Warrants (i,ii)	(4,218,592)	931,625	3,286,967	—		—	—	—
Paid In Capital (ii)	—	—	(3,286,967)	—		—	—	(3,286,967)
Share capital (issued: 2007 – 24,506,034; 2006 - 24,476,626)	—	—	—	—		—	—	—
Deficit (i,ii,iii)	84,054,838	2,010,749	—	4,126,541		—	—	90,192,128

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences  – (continued)

	December 31, 2006
	Adjustments – Debit (Credit)
	Canadian GAAP	Convertible Debentures (i)	Common Stock Purchase Warrants (ii)	Stock Options (iii)	US GAAP
Goodwill (iii)	$15,161,264	$—	$—	$(4,126,541)	$11,034,723
Other Assets – deferred issuance costs (i)	4,198,288	186,462	—	—	4,384,750
Fair value of derivative financial instruments (i)	—	(4,065,729)	—	—	(4,065,729)
Convertible debt – long term (i)	(7,612,194)	1,335,610	—	—	(6,276,584)
Equity component of convertible debentures (i)	(2,434,258)	2,434,258	—	—	—
Warrants (i,ii)	(4,218,592)	931,625	3,286,967	—	—
Paid In Capital (ii)	—	—	(3,286,967)	—	(3,286,967)
Share capital (issued: 2006 – 24,476,626; 2005 – 24,216,914)
Deficit (i,ii,iii)	79,651,916	(822,226)	—	4,126,541	82,956,230

The cumulative effect of these adjustments on consolidated shareholders’ equity is as follows:

	March 31, 2007	December 31, 2006
Shareholders’ equity using Canadian GAAP	$11,698,765	$16,072,279
Equity component of convertible debt (i)	(2,434,258)	(2,434,258)
Common stock purchase warrants on convertible debt (i)	(931,625)	(931,625)
Gain (loss) from change in value of derivative instruments (i)	(1,422,455)	1,363,936
Accretion expense on convertible debt (i)	(313,330)	(280,863)
Issuance cost on convertible debt (i)	(274,963)	(260,847)
Stock options (iii)	(4,126,541)	(4,126,541)
Shareholders equity using US GAAP	$2,195,593	$9,402,081

(i)  Convertible debt

Under Canadian GAAP, the conversion option and warrants embedded in the convertible debentures are presented separately as components of shareholders’ equity, both before and after the adoption of CICA 3855 on January 1, 2007. Certain other embedded derivatives, namely certain contingent puts, calls and other contingent payments, have minimal value and have not been bifurcated under Canadian GAAP with the adoption of CICA 3855 on January 1, 2007. The Company allocated the gross proceeds received on a relative fair value basis between three elements: the equity and debt components of the convertible debt, and the warrants. Issuance costs were allocated on a pro rata basis among the three elements.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences  – (continued)

Under US GAAP, SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that an embedded derivative included in a debt arrangement for which the economic characteristics and risks are not clearly and closely related to the economic characteristics of the debt host contract be measured at fair value and presented as a liability. Changes in fair value of the embedded derivative are recorded in the consolidated statements of operations and deficit at each reporting date. Embedded derivatives that meet the criteria for bifurcation from the convertible debt and that are therefore presented as liabilities and measured at fair value consist of the holder conversion option and certain contingent accelerated payment conditions. These embedded derivatives are collectively fair valued as a single compound embedded derivative.

The embedded derivatives include (i) a holder conversion option whereby the Holder may elect to convert at any time with an initial conversion price of $2.38 per share, (ii) accelerated repayment due to default provisions including change of control and other fundamental transactions in which the holders may receive the greater of 120% of the outstanding principal amount plus accrued interest or the conversion value, (iii) forced conversion provisions whereby the Company may force conversion of the outstanding balance of the debenture into common stock based upon the Company’s stock price, and (iv) an accelerated repayment schedule required in the event that a U.S. stock exchange listing is not completed by a specified date

In December 2006, the FASB issued EITF 00-19-2. “Accounting for Registration Payment Arrangements.” This FSP addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent liability to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. At January 1, 2007, the Company adopted EITF 00-19-2, and the embedded derivatives were reevaluated by management in consultation with a third party valuation firm, accordingly no adjustments to the prior period presented were required as the impact on the Company’s financial statements was insignificant.

Under US GAAP, the warrants issued with the convertible debenture are presented as a liability because they do not meet the criteria of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, for equity classification. Subsequent changes in fair value are recorded in the consolidated statements of operations and deficit.

Under US GAAP, the Company allocated the gross proceeds received to the convertible debt and warrants on a relative fair value basis. The embedded derivatives were then measured at fair value and the residual amount was allocated to the debt host. The Company allocated $5.3 million to the debt, $1.1 million to the warrants and $4.3 million to the embedded derivatives. The issuance costs of $1.4 million related to the transaction were allocated to the debt and the warrants based upon their relative fair value which approximates the relative costs to raise capital for debt and equity. Issuance costs of $0.2 million allocated to the warrants were expensed on the origination date of the transaction. Issuance costs of $1.2 million allocated to the debt will be amortized over the deemed life of three years using the effective interest rate. Each reporting period, the Company is required to accrete the carrying value of the convertible debentures such that at the deemed maturity date of March 22, 2009 the carrying value of the debentures will be their face value of $10.7 million. As of March 31, 2007, the Company recognized $1,402,436 in accumulated accretion expense under US GAAP which has increased the value of the convertible debentures from $5.3 million to $6.7 million.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences  – (continued)

The following table shows the changes in the fair values of derivative instruments recorded in the consolidated financial statements for the three months ended March 31, 2007 and 2006, respectively.

	Warrants	Embedded Derivatives	Total
Fair value at December 31, 2006	$1,035,207	$3,030,522	$4,065,729
Changes in fair value	737,931	2,048,460	2,786,391
Fair value, March 31, 2007	$1,773,138	$5,078,982	$6,852,120

	Warrants	Embedded Derivatives	Total
Fair value at origination	$1,076,693	$4,352,972	$5,429,665
Changes in fair value	(17,687)	(866,706)	(886,393)
Fair value, March 31, 2006	$1,059,006	$3,484,266	$4,543,272

This also created an initial allocation difference between US and Canadian GAAP and therefore creates a difference in the subsequent accretion expense. Subsequent differences from US GAAP result primarily from the fair value remeasurement of the warrant and the compound embedded derivatives as liabilities each reporting period.

(ii)  Common Stock Purchase Warrants

In connection with the Company’s long term debt refinancing the Company issued 2,000,000 common stock purchase warrants for nominal consideration. The Company paid $3.5 million of issuance costs to complete the long term debt refinancing. The issuance costs have been recorded based on a pro rata calculation of the fair value of the components of the debt and warrants for $3.2 million and $0.3 million, to other assets and warrants, respectively. Under US GAAP, Emerging Issues Task Force No.00-19 and APB Opinion No.14, the fair value of warrants issued in connection with the stock purchase warrants would be recorded as a reduction to the proceeds from the issuance of long-term debt, with the offset to additional paid-in capital. The warrants have been presented as a separate component of shareholders’ equity for Canadian GAAP purposes.

(iii)  Stock-based compensation

In connection with the acquisition of the remaining 7% interest in Cable Play Inc., the Company exchanged 2,726,592 of its options for 3,181,922 options of those previously granted by Cable Play Inc. Under Canadian GAAP the fair value of the options of $14,094,675 was recorded as part of the purchase price. The unvested portion attributed to the options of $4,126,541 was recorded as a debit to goodwill and a credit to contributed surplus. Under US GAAP, the Company applied FASB interpretation No.44 (“FIN44”), “Accounting for Certain Transactions Involving Stock Compensation.” The fair value of the unvested options granted at the date of acquisition of $4,126,541 was recognized as compensation cost over the remaining vesting periods. In accordance with US GAAP the Company recorded compensation expense of $nil and $91,214, for the three months ended March 31, 2007 and 2006, respectively.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences  – (continued)

(iv)  Impact of recently issued U.S. accounting standards

In February 2006, the FASB issued SFAS 155 – Accounting for Certain Hybrid Financial instruments – an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.
•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.
•	Establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.
•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.
•	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s fiscal year that commences on January 1, 2007. The application of this pronouncement had no material impact on the financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 159, but has not yet determined the impact on the consolidated financial statements.

(v)  In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.

The adoption of FIN 48 effective January 1, 2007 resulted in an increase of tax liabilities of $241,608 and a corresponding decrease of the valuation allowance of $241,608.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18. Canada and United States Accounting Policy Differences  – (continued)

(vi)  Deferred Issuance Costs

Under Canadian GAAP, post January 1, 2007, deferred issuance costs for long-term debt are netted against the debt. Under US GAAP deferred issuance costs are classified as other assets.

(vii)  Goodwill and Customer Contracts

Under US GAAP, the gross carrying amount and accumulated amortization of intangibles is as follows.

	March 31, 2007	December 31, 2006
Intangibles:
Goodwill	$11,347,925	$11,347,925
Impairment	(313,202)	(313,202)
Net	$11,034,723	$11,034,723
Customer Contracts	$28,964,807	$28,964,807
Amortization Expense	(4,635,226)	(3,714,850)
Impairment	(177,201)	(177,201)
Net	$24,152,380	$25,072,756

(c)  Statements of Cash Flows

Under Canadian GAAP the net cash used in discontinued operations is presented net in one line item, after net cash provided by (used in) continuing operations. In accordance with US GAAP the net cash provided by (used in) discontinued operations would be split between operating, investing and financing activities. The Company’s net cash used in discontinued operations is entirely attributable to its operating activities. The net cash used in discontinued operations was $nil and $351,795 for the three months ended March 31, 2007 and 2006, respectively.

(d)  Operating Lease Expense

Operating lease expense for the three months ended March 31, 2007 and 2006 was $1,028,070 and $883,615, respectively.

19. Subsequent Events

(a)	On April 2, 2007, Laurus exercised its right under the warrant to purchase 2,000,000 common shares. Laurus has agreed not to sell any common shares issued upon exercise of the warrant until July 31, 2007. Thereafter, Laurus may, at its election, sell up to 250,000 common shares per calendar quarter (on a cumulative basis) over each of the following eight quarters, subject to applicable securities laws restrictions and limitations. The Company received proceeds of $17,000 from this exercise.
(b)	On May 2, 2007 the Company completed a transaction with a third party leasing company, refinancing approximately 1,020 vehicles under a capital lease resulting in net proceeds of approximately $3.5 million and an additional capital lease liability of approximately $3.8 million including transaction fees.
(c)	On May 22, 2007 and June 6, 2007, one of the institutional investors of the convertible debentures and warrants has exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debenture into 850,000 common shares.

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

19. Subsequent Events  – (continued)

(d)	On July 2, 2007 the Company entered into an amendment agreement with Laurus securing additional interim financing to fund working capital up until the closing of the arrangement with AVP or the earlier of 45 days from the date if the arrangement does not close, or September 30, 2007 and the date of a capital raising transaction or refinancing of the company (“the Laurus Expiration Date”).

Pursuant to the terms of the agreement, Laurus agreed to provide an additional $8.0 million to the Corporation as an increase to the current $37.0 million revolving loan, for a total revolving loan of $45.0 million. As part of this arrangement, Laurus also agreed to extend the maturity of the existing $9.0 million over advance letter on a revolving loan from July 31, 2007 until the Laurus Expiration Date.

AVP management agreed to provide a limited recourse guaranty for the additional financing Laurus is providing to 180 Connect by placing $7.0 million in a brokerage account pledged to Laurus. Cash in the account will be used solely to purchase AVP shares, as per AVP management’s previously stated intention.

In connection with the amendment agreement, Laurus also agreed to loan $10.0 million to a special purpose corporation for the purpose of purchasing shares of AVP common stock. The Special Purpose Corporation is a third party arms-length corporation. Neither the Special Purpose Corporation nor Laurus have agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner in connection with the arrangement. 180 Connect and AVP anticipate that any AVP shares purchased by the special purpose company would be purchased in privately negotiated transactions.

In connection with the completion of the amendment agreement, Laurus will receive warrants to purchase one million 180 Connect common shares with a 5-year term, exercisable at $2.61 per share, the market price at the time of issue, and subject to a 1 year lock-up.

In addition, 180 Connect and AVP agreed to an adjustment to the previously announced exchange ratio per AVP share of 0.6272 to 0.6000 and to the elimination of a mechanism to adjust the exchange ratio based on relative transaction expenses of the parties.

On the Laurus Expiration Date, 180 Connect will be required to pay Laurus $5.0 million principal on the term note upon the consummation of the Arrangement or a capital raising transaction and any amount drawn on the revolving credit facility above $37.0 million. No payments will be required to be made by 180 Connect on the Laurus Expiration Date in respect of the $9.0 million overadvance facility provided the Corporation has the necessary borrowing base capacity (which, as of the date thereof, the Corporation expects will be the case.) If such payment is not made, Laurus may foreclose on the additional collateral and apply the collateral against the $8.0 million increase to the revolving credit and over-advance facility. In the event of a foreclosure by Laurus on the such additional collateral, 180 Connect will be required to repay certain AVP Shareholders (“AVP Shareholders”) $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owned by Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that the AVP Shareholders will recover the full $7.0 million unless the Arrangement is consummated.

As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect and the AVP Shareholders dated July 2, 2007 (the “180 Connect/AVP Shareholders”), 180 Connect agreed:

•	to reimburse the AVP Shareholders up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	Agreed to reimburse Ad.Venture and/or the AVP Shareholders up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event the arrangement is not completed due to the failure of the 180 Connect shareholders to approve the arrangement (a

180 Connect Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

19. Subsequent Events  – (continued)

“180 Connect Shareholder Disapproval”) or due to 180 Connect’s requirement for additional financing prior to the closing of the arrangement, which would cause 180 Connect to issue additional debt or equity securities and which would require an amendment to this registration statement at a time such that the special meeting could not be held on or prior to August 31, 2007 (a “180 Connect Financing Delay”).

•	to issue 250,000 warrants to the AVP Shareholders, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete.

If the Arrangement is not completed due to 180 Connect shareholder disapproval or a 180 Connect financing delay, then on the later of August 31, 2007, or such day which is five trading days following the announcement of the failure of the Arrangement to complete, 180 has agreed to issue 250,000 warrants to the AVP Shareholders with a five-year term exercisable at the five-day volume weighted average price on the TSX for the five trading days immediately following the date of such announcement. The common shares issued upon exercise of the warrants will be subject to a one-year lock-up period. As well, if the Arrangement is not completed, the AVP Shareholders would be entitled to participate in any private placement or similar financing transaction of 180 Connect consummated during the remainder of 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.

(e)	On August 7, 2007, the Company’s shareholders and optionholders voted to approve the arrangement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
180 Connect Inc.

We have audited the consolidated balance sheets of 180 Connect Inc. as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Licensed Public Accountants

Toronto, Canada,
March 13, 2007
(except as to notes 26, 27(c),
27 (d), (e) and (f), and 27 (b), which are
as of April 20, 2007, April 2, 2007
and July 6, 2007 and August 7, 2007, respectively).

CONSOLIDATED FINANCIAL STATEMENTS

180 CONNECT INC.
CONSOLIDATED BALANCE SHEETS
(in United States Dollars)

	December 31, 2006	December 31, 2005
ASSETS (Note 11)
Current Asset
Cash and cash equivalents	$2,904,098	$3,353,452
Accounts receivable (less allowance for doubtful accounts of $2,506,637 and $1,167,310, respectively) (Note 24)	48,934,952	50,048,816
Inventory (Note 5)	15,816,148	20,302,667
Restricted cash (Notes 4 and 26)	14,503,000	14,750,366
Prepaid expenses and other assets (Note 6)	7,910,255	2,039,246
TOTAL CURRENT ASSETS	90,068,453	90,494,547
Property, plant and equipment (Note 7)	34,882,890	41,658,071
Goodwill (Note 8)	15,161,264	15,474,466
Customer contracts, net (Note 8)	25,072,756	28,964,807
Other assets (Note 9)	4,198,288	1,005,549
TOTAL ASSETS	$169,383,651	$177,597,440
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 10)	$78,686,245	$76,664,469
Current portion of long-term debt (Note 11)	5,967,674	40,034,506
Current portion of capital lease obligations (Note 13b)	13,033,104	11,881,026
TOTAL CURRENT LIABILITIES	97,687,023	128,580,001
Future tax liabilities (Note 18)	—	1,561,031
Long-term debt (Note 11)	32,799,043	—
Convertible debt (Note 12)	7,612,194	—
Long-term portion of capital lease obligations (Note 13b)	15,213,112	22,976,840
TOTAL LIABILITIES	153,311,372	153,117,872
Commitments and contingencies (Notes 11,12, 13 and 22)
Shareholders’ Equity
Share capital (Note 14b)	66,397,608	64,809,968
Contributed surplus (Note 14d)	22,188,707	23,516,635
Equity component of convertible debentures (Note 12)	2,434,258	—
Warrants (Notes 11 and 12)	4,218,592	—
Deficit	(79,651,916)	(64,332,065)
Cumulative translation adjustment account	485,030	485,030
TOTAL SHAREHOLDERS’ EQUITY	16,072,279	24,479,568
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$169,383,651	$177,597,440

See accompanying notes.

180 CONNECT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(in United States Dollars)

	Years Ended
	December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Revenue (Note 24)	$335,446,741	$279,726,651	$210,675,282
Expenses
Direct expenses	301,158,053	256,334,245	191,797,596
General and administrative	19,584,350	20,381,143	13,656,397
Foreign exchange loss (gain)	30,361	(18,692)	(272,585)
Restructuring costs (Note 17)	892,688	1,672,485	—
Depreciation (Note 7)	13,560,340	6,151,059	2,129,959
Amortization of customer contracts (Note 8)	3,712,673	4,093,985	2,851,590
Interest expense	9,501,854	3,440,690	2,659,132
Gain on extinguishment of debt (Note 11)	(1,233,001)	—	—
Gain on sale of assets and asset write-down (Note 20)	(726,086)	(6,897,291)	(1,931,648)
Impairment of goodwill and customer contracts (Note 8)	—	608,096	1,383,371
Loss from continuing operations before income tax recovery	(11,034,491)	(6,039,069)	(1,598,530)
Income tax recovery (Note 18)	(1,503,271)	(2,001,727)	(621,000)
Loss from continuing operations	(9,531,220)	(4,037,342)	(977,530)
Loss from discontinued operations, net of income taxes of nil (Note 21)	(5,788,631)	(3,157,632)	(3,759,662)
Net loss for the period	(15,319,851)	(7,194,974)	(4,737,192)
Deficit, beginning of period	(64,332,065)	(56,738,872)	(52,001,680)
Normal course issuer bid (Note 14b)	—	(398,219)	—
Deficit, end of period	$(79,651,916)	$(64,332,065)	$(56,738,872)
Loss per share from continuing operations (Note 19):
Basic	$(0.39)	$(0.17)	$(0.05)
Diluted	$(0.39)	$(0.17)	$(0.05)
Net loss per share:
Basic	$(0.63)	$(0.30)	$(0.22)
Diluted	$(0.63)	$(0.30)	$(0.22)
Weighted average number of shares outstanding – basic	24,401,683	23,948,106	21,660,799
Weighted average number of shares outstanding – diluted	24,401,683	23,948,106	21,660,799

See accompanying notes.

180 CONNECT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in United States Dollars)

	Year Ended December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Operating
Loss from continuing operations	$(9,531,220)	$(4,037,342)	$(977,530)
Add (deduct) items not affecting cash:
Depreciation, amortization and impairment	17,273,013	10,853,140	6,364,920
Amortization of deferred financing costs and accretion of loan discount	2,668,431	459,852	1,335,691
Stock-based compensation (Note 14d)	—	65,452	197,028
Future income taxes (Note 18)	(1,561,031)	(1,491,941)	(2,098,000)
Gain on extinguishment of debt (Note 11)	(1,233,001)	—	—
Gain on sale of assets (Note 20)	(726,086)	(6,897,291)	(1,931,648)
Other	(291)	3,816	—
Changes in non-cash working capital balances related to operations, net of business acquisition (Note 15)
Accounts receivable	227,513	(6,464,271)	579,947
Inventory	4,486,519	(2,412,713)	(12,946,164)
Other current assets	338,030	(688,922)	328,999
Insurance premium deposits	(6,209,037)	1,126,896	1,623,871
Settlement of class action lawsuit	—	(7,973,623)	—
Settlement of certain wage practices	—	(1,217,639)	—
Other assets	(37,035)	(18,928)	81,081
Restricted cash	247,366	(8,696,719)	(5,156,010)
Accounts payable and accrued liabilities	2,375,179	14,320,065	18,610,302
Total cash provided by (used in) operating activities	8,318,350	(13,070,168)	6,012,487
Investing
Purchase of property, plant and equipment	(2,742,727)	(5,656,286)	(1,898,151)
Proceeds from sale of property, plant and equipment	—	665,000	36,200
Short-term investments	—	16,178,848	(18,160,149)
Net proceeds from disposition of investments	1,327,693	10,968,388	3,545,839
Business acquisition (Note 15)	—	(429,603)	224,209
Total cash provided by (used in) investing activities	(1,415,034)	21,726,347	(16,252,052)
Financing
Repayment of capital lease obligations	(15,010,698)	(4,960,341)	(234,503)
Repayment of long-term debt	(7,727,494)	(6,908,003)	(5,422,030)
Proceeds from share issuance, net of issuance costs (Note 15c)	259,712	728,335	27,225,209
Repurchase of shares through normal course issuer bid	—	(1,158,047)	64,438
Proceeds from refinancing of long-term debt	42,140,497	—	—
Extinguishment of long-term debt	(32,863,525)	—	—
Net proceeds from refinancing of vehicles (Note 20)	2,127,542	—	—
Decrease in bank indebtedness	—	—	(454,167)
Issuance costs on long-term debt	(3,546,150)	—	—
Proceeds from issuance of convertible debt (Note 12)	10,686,101	—	—

See accompanying notes.

	Year Ended December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Settlement with selling shareholders of Mountain Center Inc.	—	(2,950,000)	—
Proceeds from options and warrants exercised	—	(4,727)	—
Issuance costs on convertible debt (Note 12)	(1,388,985)	—	—
Total cash provided by (used in) financing activities	(5,323,000)	(15,252,783)	21,178,947
Effect of exchange rates on cash and cash equivalents	291	39,753	—
Net cash provided by (used in) continuing operations	1,580,607	(6,556,851)	10,939,382
Net cash used in discontinued operations	(2,029,961)	(2,469,829)	(2,270,171)
Net (decrease) increase in cash and cash equivalents during the period	(449,354)	(9,026,680)	8,669,211
Cash and cash equivalents, beginning of period	3,353,452	12,380,132	3,710,921
Cash and cash equivalents, end of period	$2,904,098	$3,353,452	$12,380,132
Supplemental cash flow information:
Interest paid	$6,091,487	$2,485,035	$3,384,328
Income taxes paid	$429,279	$1,265,756	$—

Supplemental disclosure of non-cash investing and financing transactions: (a) As at December 31, 2006 and December 31, 2005, the Company leased 2,589 and 2,262 vehicles, respectively, for $45,578,559 and $39,403,406, respectively, through a capital lease obligation.

(b)	The consolidated statements of cash flows exclude the following non-cash transaction in 2004; the balance of the purchase price consideration due related to the purchase of Mountain Center, Inc.

See accompanying notes.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

1. Basis of Presentation

180 Connect Inc. (the “Company”), formerly Launchworks Inc., is incorporated under the laws of Canada. On December 28, 2003, the Company and three of its subsidiaries amalgamated and changed its year end from December 31 to the last Saturday in December. Subsequent to December 31, 2005, the Company changed its year end accounting period from a 52/53 week year to a calendar year basis. Accordingly, the consolidated financial statements presented for 2006, 2005 and 2004 have year-end dates of December 31, December 31, and December 25, respectively. The Company provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for these services is the United States.

2. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All inter-company items and transactions have been eliminated on consolidation.

Revenue Recognition

The Company provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. Revenue from services is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, service has been provided, the fee is fixed or determinable, and collection is reasonably assured. Fulfillment services include installations, upgrades and service of DIRECTV systems. Fulfillment revenues are recognized when the work orders are closed. A provision is recorded for estimated billing discrepancies or penalties due to poor service. Revenue relating to certain equipment purchased from DIRECTV for which the Company is directly reimbursed is recorded on a net basis in accordance with EIC 123 Recording Revenue Gross as a Principal Versus Net as an Agent.

Revenue for services provided to the Company’s cable customers is contracted via work orders; revenue is recorded as services are completed and work orders are closed. A provision is recorded for estimated billing discrepancies.

The services provided to the Company’s Network Services and Digital Interiors customers are for the installation of communication systems. Revenues earned by these businesses are recognized upon the completion of contractual obligations. Contracts may extend over several months but often include discernible projects that have stated completion milestones and contractual amounts that are billed as these services are completed.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from uncollectible amounts. Management specifically analyzes accounts receivable balances, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents for all periods presented.

Inventory

Inventory of materials, components and direct broadcast satellite equipment is stated at the lower of cost or market, determined on a first-in, first-out basis. Market is determined as replacement cost for materials and components and net realizable value for direct broadcast satellite equipment.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

2. Significant Accounting Policies  – (continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance expenditures are charged to operating expense as incurred. Depreciation is calculated on a straight-line basis over the expected useful lives of the property, plant and equipment as follows:

Vehicles	4 years
Tools	2 years
Equipment	5 years
Computer equipment and software	3 years
Office furniture and equipment	5 – 7 years
Leasehold improvements	Shorter of economic life or term of the lease

Software developed for internal use is capitalized in accordance with Emerging Issues Committee Abstract Number 86, “Accounting for Cost of a Business Process Re-engineering Project”, and is amortized over its estimated useful life of three years.

Investments

Investments in entities that are not consolidated but over which the Company exercises significant influence are accounted for using the equity method of accounting. If the Company does not have the ability to exercise significant influence, the investment is accounted for using the cost method of accounting. A decline in the market value, if it is not deemed temporary, of any available-for-sale security to below cost results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

Deferred Financing Costs

Deferred charges relating to financing costs and credit facility arrangement fees associated with the issuance of long-term debt are included in other assets and are amortized to interest expense over the period to maturity of the related debt.

Insurance Premium Deposits

The Company maintains a self-insurance program for property and casualty coverage, including workers compensation, automobile and general liability coverage. The program is administered by a U.S. based insurance company. As part of the self insurance program, the Company is required to pay up to $500,000 for each individual workers compensation claim and up to $350,000 for each auto liability claim. For the most recent plan year, the amount payable by the Company was reduced to $100,000 for each individual workers compensation claim in the state of California. The aggregate limit is $26,650,000 for all workers compensation and automobile liability claims. The Company is required to pay up to $500,000 for each general liability claim for the period ended April 30, 2007. Any amounts exceeding the maximum amounts are covered by the Company’s umbrella insurance policy. As is common with these types of insurance programs, the Company is required to make periodic estimates of its ultimate actuarially determined liability, based on experience, claims filed and an estimate of claims incurred but not yet reported. These estimates take into account policy loss limits and future anticipated payouts on an individual claims basis. The Company makes periodic premium payments to the program administrator to cover claim payments as well as fixed costs associated with the administration of the plan. Such periodic payments can fluctuate based on the loss experience and actuarial estimates.

The Company has restricted cash of $14,503,000 on deposit at December 31, 2006, and $14,750,366 at December 31, 2005, primarily related to the Company’s insurance plan (Note 4). The sufficiency of the restricted cash amount is determined by the insurance carrier and is based upon several factors which include the Company’s credit history, work force characteristics and historical claim results.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

2. Significant Accounting Policies  – (continued)

The Company calculates the annual insurance cost using actuarial estimates provided by third-party service providers at the beginning of the plan year. For the most recent plan and the plan years prior to May 1, 2004, the Company was required to pre-pay the full estimated costs of insurance for the plan year. The accounting for these periods was to record a prepaid asset for the payments made in advance of the plan year. The prepaid asset is then amortized on a pro-rata basis each month during which the coverage is provided. For the plan years beginning on May 1, 2004 and May 1, 2005, the Company entered into an alternative arrangement with its insurance carrier which required the Company to pay the fixed costs associated with the insurance plan upfront, and pay the actual claim amounts as they were settled.

Goodwill

Goodwill represents the excess of the purchase price paid in a business acquisition over the fair values of the identifiable assets acquired and liabilities assumed. The Company tests for goodwill impairment by reporting units on an annual basis and at any other time if events occur or circumstances change that suggest that goodwill could be impaired.

The Company uses the two-step impairment process. The fair value of a reporting unit is compared with its carrying amount, including goodwill, in order to identify a potential impairment. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step is unnecessary.

If step one of the test is not met, an impairment loss is recorded for the carrying amount of the goodwill exceeding the implied value of that goodwill. Measurement of the fair value of a reporting unit is based on a fair value measure using the sum of the discounted estimated future cash flows (Note 8).

Intangible Assets

Intangible assets primarily represent the value of customer contracts acquired. All intangible assets are charged to operations on a straight-line basis over their estimated useful life of 10 years.

Impairment or Disposal of Long-Lived Assets

The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability is assessed based on the carrying amount of the asset and their net recoverable value, which is generally determined based on undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized to write the assets down to their fair value.

Income Taxes

The Company accounts for income taxes using the liability method, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using income tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in future tax assets and liabilities. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. The most significant assumptions made by management in the preparation of the Company’s consolidated financial statements

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

2. Significant Accounting Policies  – (continued)

include provisions for credit adjustments and doubtful accounts to reflect credit exposures and unrecoverable amounts, valuation allowances and impairment assessments for various assets including customer contracts and goodwill, property plant and equipment, future income taxes, accruals related to liabilities arising from legal claims, periodic estimates of ultimate liabilities related to losses associated with workers compensation and employment liability, business automotive liability and general liability insurance claims. Actual results could differ as a result of revisions to estimates and assumptions which may have a material impact on financial results of future periods.

Foreign Currency Translation

The Company’s functional currency is the United States dollar. The financial statements of the foreign subsidiaries are measured using the United States dollar as the functional currency. Included in the Company’s consolidated financial statements are the results of all foreign operations. Consequently, monetary assets and liabilities of the wholly-owned subsidiaries are translated into United States dollars at exchange rates in effect at the consolidated balance sheet dates with non-monetary assets and liabilities being translated into United States dollars at historical exchange rates. Revenue and expense items were translated at average exchange rates prevailing during the period. The resulting gains or losses were reflected in net loss for the period.

Net Loss per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the basic weighted average number of common shares outstanding during the period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method. For the periods ended December 31, 2006, December 31, 2005 and December 25, 2004, diluted loss per share is equivalent to basic loss per share as the outstanding options and warrants are anti-dilutive.

Leases

Leases have been classified as either capital or operating leases. Leases which transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as if there were an acquisition of an asset and incurrence of an obligation at the inception of the lease and are accounted for as capital leases. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Stock-Based Compensation

Effective January 1, 2002, the Company adopted, on a prospective basis, The Canadian Institute of Chartered Accountants’ (“CICA”) recommendations on Stock-Based Compensation and Other Stock-Based Payments. These recommendations require that compensation for all awards made to non-employees and certain awards made to employees, including stock appreciation rights, direct awards of stock and awards that call for settlements in cash or other assets, be measured and recorded in the financial statements at fair value.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

3. Financial Instruments

The estimated fair values of financial instruments are based on the relevant market prices and information available. These fair value estimates are not indicative of the amounts that the Company might receive or incur in actual market transactions. The carrying values of cash and cash equivalents, accounts receivable, insurance premium deposits, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of these financial instruments. The carrying values of long-term debt and capital lease obligations approximate their fair values as these financial instruments bear market rates of interest, and as such are subject to risk relating to interest rate fluctuations.

Credit exposure on financial instruments arises from the possibility that a counterparty to an instrument fails to perform. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Allowances are maintained for potential credit losses. The Company is economically dependent on one customer and the temporary or permanent loss of this customer would have a material adverse effect on the Company’s results of operations and financial condition (Note 24).

The Company’s financial instruments include loans bearing an interest rate based on the prime rate plus 3% to prime plus 5% and are therefore subject to risk relating to interest rate fluctuations.

4. Restricted Cash

As of December 31, 2006 and December 31, 2005, the Company has restricted cash, in the form of term deposits of approximately $14.5 million and $14.8 million, respectively. These term deposits are used to collateralize obligations associated with its insurance program and for contractor licensing surety bonds in several states. Interest earned of 1% to 5% on these funds is received monthly and is not subject to restriction.

5. Inventory

Inventory consists of the following:

	December 31, 2006	December 31, 2005
Direct broadcast satellite equipment	$12,633,189	$16,676,629
Materials and components	3,182,959	3,626,038
	$15,816,148	$20,302,667

Direct broadcast satellite equipment represents equipment purchased from DIRECTV to service DIRECTV’s customers. Certain items of this inventory are directly reimbursed to the Company on installation for an amount equal to the initial purchase price. Therefore, no revenue or cost of sales are recorded with respect to this inventory with the exception of a charge to direct expenses for loss due to theft or damage.

6. Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:

	December 31, 2006	December 31, 2005
Prepaid rent	$83,481	$375,615
Prepaid expenses	1,301,894	1,017,462
Insurance premium deposits	6,524,880	646,169
	$7,910,255	$2,039,246

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

7. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31, 2006	December 31, 2005
Cost
Vehicles	$49,307,080	$44,439,884
Tools and equipment	4,629,918	2,855,997
Computer equipment and software	4,115,997	5,529,273
Office furniture and equipment	1,537,515	1,643,576
Leasehold improvements	602,592	562,871
	$60,193,102	$55,031,601
Accumulated Depreciation
Vehicles	$(18,533,260)	$(8,091,288)
Tools and equipment	(2,754,619)	(1,879,379)
Computer equipment and software	(2,738,050)	(2,055,666)
Office furniture and equipment	(960,480)	(1,017,485)
Leasehold improvements	(323,803)	(329,712)
	$(25,310,212)	$(13,373,530)
Net book value	$34,882,890	$41,658,071

Depreciation expense charged to continuing operations for fiscal years 2006, 2005 and 2004 was $13,560,340, $6,151,059 and $2,129,959, respectively. Property, plant and equipment include assets under capital leases of $30,805,454, net of accumulated depreciation of $15,761,508 as of December 31, 2006, and $36,396,714, net of accumulated depreciation of $4,436,366 as of December 31, 2005. The fiscal years ended December 31, 2006 and December 31, 2005 included depreciation of $232,289 and $11,159, respectively, in loss from discontinued operations.

8. Goodwill and Customer Contracts

2006

	Net Book Value December 31, 2005	Amortization	Impairment Charge	Net Book Value December 31, 2006
Goodwill	$15,474,466	$—	$313,202	$15,161,264
Customer contracts	$28,964,807	$3,714,850	$177,201	$25,072,756

2005

	Net Book Value December 25, 2004	Additions (Reductions)	Amortization	Impairment Charge	Net Book Value December 31, 2005
Goodwill	$15,358,150	$313,202	$—	$196,886	$15,474,466
Customer contracts	$35,792,994	$(2,013,966)	$4,097,436	$716,785	$28,964,807

Amortization expense charged to continuing operations for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004 was $3,712,673, $4,093,985 and $2,851,590, respectively. The fiscal years ended December 31, 2006 and December 31, 2005 included amortization of $2,177 and $3,451 respectively, in loss from discontinued operations.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

8. Goodwill and Customer Contracts  – (continued)

Estimated future amortization expense is as follows:

2007	$3,681,503
2008	3,681,503
2009	3,681,503
2010	3,681,503
2011	3,681,503
Thereafter	6,665,241
Total	$25,072,756

Additions to goodwill and customer contracts in 2005 relates to a business acquisition completed by the Company on March 22, 2005 (Note 15). Reductions in customer contracts relate to the settlement of the outstanding litigation with the selling shareholders of Mountain Center Inc. (“Mountain”) which resulted in a reduction of long-term debt of $1.2 million, a reduction in the future tax liability of $0.8 million and a corresponding reduction of customer contracts of $2.0 million.

Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Goodwill impairment is evaluated on an annual basis (or sooner if indicators of impairment are identified) using the two-step impairment process. As a result of the shutdown of certain operating branch locations, the Company wrote off the remaining goodwill and customer contracts associated with those branches. In 2006, the Company recorded a goodwill impairment charge of $313,202 and a customer contract impairment charge of $177,202 in loss from discontinued operations. In 2005, the Company recorded a goodwill impairment charge of $196,886 and a customer contract impairment charge of $716,785, of which $305,575 was included in loss from discontinued operations in 2005. In 2004, the Company recorded a goodwill impairment charge of $233,648 and a customer contract impairment charge of $2,394,795, of which $1,245,072 was included in loss from discontinued operations.

The customer contracts represent the agreement between the Company and its customers to provide installation, upgrade and repair services to the customers’ subscribers. The contracts typically include exclusivity arrangements. The exclusivity arrangements limit the Company’s ability to sign contracts with the Company’s customers’ competitors if the competitor sells the same services in the same markets as the Company’s current customers. These contracts were recognized apart from goodwill as the assets resulted from contractual or other legal rights and are capable of being separated or divided from the acquired enterprise. The acquired companies had existing contracts with their customers at the time of the acquisition. These contracts required the Company to provide installation and other services over a period of time in a specific geographic area on an exclusive basis for the Company’s customers. As such, a value was assigned to the future benefits to be realized from this exclusive contractual arrangement with the Company’s customers.

9. Other Assets

Other assets consist of the following:

	December 31, 2006	December 31, 2005
Deferred financing costs (net of accumulated amortization of $1,329,775 and $390,680, respectively)	$3,475,136	$300,674
Security deposits	666,002	639,042
Other miscellaneous	57,150	65,833
	$4,198,288	$1,005,549

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31, 2006	December 31, 2005
Equipment purchase liability	$44,497,745	$41,291,915
Accrued insurance	9,556,789	12,471,009
Trade accounts payable	8,461,228	8,910,330
Accrued payroll and employee benefits	7,238,919	2,799,148
Accrued costs for legal settlements (Note 22)	1,671,000	2,500,000
Taxes payable	584,659	913,598
Restructuring reserve (Note 17)	6,825	577,437
Other accrued expenses	6,669,080	7,201,032
	$78,686,245	$76,664,469

The accounts payable and accrued liabilities amount includes $44.5 million and $41.3 million as of December 31, 2006 and December 31, 2005 respectively, payable to DIRECTV, a major supplier of the equipment used by the Company in its installation business. The amount due from DIRECTV once this equipment is installed is included in accounts receivable and was $17.9 million and $19.5 million at December 31, 2006 and 2005, respectively.

The Company is currently party to a class action lawsuit filed in federal court in Seattle, Washington brought by current and former employees. The claims relate to alleged violations of Washington wage and hour laws. The class period dates back to April 2002. As a result of this class action, the Company established a reserve for estimated costs of $2.5 million at December 31, 2005 (Note 22). As of December 31, 2006, $1.7 million remained in this reserve.

11. Long-Term Debt and Common Purchase Warrants

Long-term debt consists of the following:

	December 31, 2006	December 31, 2005
Revolving credit facility and over advance facility of up to $37,000,000 bearing interest at prime plus 3% to 5%, subject to a minimum interest rate of 10% to 11% with interest payable monthly. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement and collateralized by the Company’s real and personal property. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the
eligible trade receivables and inventory an over advance of up to $9,000,000 but not to exceed a cumulative amount of $37,000,000. At December 31, 2006 the interest rate for the revolving credit facility was 11.25% and the interest rate for the over advance facility was 13.25% with an effective interest rate of 12.21%. Repayment is due on or before July 31, 2009. The credit facility may be borrowed, repaid, and reborrowed in accordance with the terms of the Security Agreement.	19,758,475	—

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

11. Long-Term Debt and Common Purchase Warrants  – (continued)

	December 31, 2006	December 31, 2005
Term note, bearing interest at prime plus 5%, subject to a minimum interest rate of 12% and interest is payable monthly. At December 31, 2006, the interest rate was 13.25% with an effective interest rate of 17.5%. Repayments of the term note commence on February 1, 2007 for $666,667 per month, with the final payment due on July 31, 2009.	19,008,242	—
Revolving credit facility of up to $16,500,000, bearing interest at prime plus 3.00% or LIBOR plus 4.50% at the option of the Company, and is payable quarterly. The revolving credit facility is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 8.2431% and repayment on the revolving credit facility commenced March 31, 2004 at specified reduction rates running through September 30, 2006. This revolving credit facility was paid in full to the lender during the third quarter of 2006	—	16,500,000
Term Note A bearing interest at prime plus 3.50% or LIBOR plus 5.00% at the option of the Company, accrues monthly interest commencing in April 2002 and is payable quarterly commencing in April 2003. The note is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 8.7431%. The note is repayable in one final payment of $12,459,721 on September 30, 2006. This Term Note A was paid in full to the lender during the third quarter of 2006	—	12,459,721
Term Note B, bearing interest at prime plus 4.50% or LIBOR plus 6.00% at the option of the Company, accrues monthly interest commencing in April 2002 and is payable quarterly commencing in May 2005. The note is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 9.7431%. The Company made a payment of $6,600,000 in the first quarter of 2006 and one final payment of $3,835,788 during the third quarter of 2006.	—	10,435,788
Debt issuance cost, unsecured and non-interest bearing, discounted at 10.9%, due on September 30, 2006	—	638,997
Total long-term debt	38,766,717	40,034,506
Less: current portion	(5,967,674)	(40,034,506)
	$32,799,043	$—

On August 1, 2006, the Company refinanced its current long-term debt with Laurus Master Fund (the “Investor”), an arm’s-length third party.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

11. Long-Term Debt and Common Purchase Warrants  – (continued)

Pursuant to the terms of the debt agreement, the Company will have available a maximum amount of $57 million of debt comprising a term facility of $20 million and a combined revolving credit facility and over-advance facility of up to $37 million. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over-advance amount up to $9 million but not to exceed a cumulative amount of $37 million. The interest rates on the new debt range from prime plus 3% to prime plus 5%, subject to a minimum interest rate of 10% to 12%, and are therefore subject to risk relating to interest rate fluctuations. Monthly term loan repayments commence February 1, 2007 for $666,667.

The debt agreement states that there are no financial covenants of the Company with respect to such facilities but includes other covenants and events of default typical for credit facilities of this nature. This facility is collateralized by a security interest in all of the assets of the Company.

The debt agreement includes a stock purchase agreement which provides for the Company to issue warrants for the Investor to purchase up to two million common shares for nominal consideration of Canadian $0.01 per share, having a term of seven years. The issuance of the warrants to the Investor was approved by the shareholders of the Company at the Company’s annual and special meeting held June 30, 2006. The Investor has agreed not to sell any common shares of the Company issuable upon exercise of the warrants for a period of twelve months following the date of issuance of the warrants. Thereafter, the Investor may, at its option and assuming exercise of the warrants, sell up to 250,000 common shares of the Company per calendar quarter (on a cumulative basis) over each of the following eight quarters (Note 26).

The common stock purchase warrants were valued using the Black-Scholes option pricing model using the following variables: volatility of 76.64%, expected life of seven years, a risk free interest rate of 4.5% and a dividend of nil. The fair value of the loan was measured using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debt agreement discounted at a rate of 17.5% which approximates a similar non-convertible financial instrument with comparable terms and risk. These fair values were pro-rated based on the actual funds received resulting in a credit to warrants of $3,586,132 and a loan discount which was recorded as a reduction to long-term debt of $3,586,132. At December 31, 2006, the Company has recorded $589,845 of interest expense for the accretion of the loan discount.

The Company paid $3,515,471 of issuance costs to complete the long-term debt financing. The issuance costs have been recorded in other assets and equity based on a pro rata calculation of the fair value of the components of the debt and warrants. The issuance costs in other assets are being amortized over the three year period to maturity of the debt agreement with the Investor.

The replacement credit facilities resulted in the extinguishment of approximately $33 million of short-term debt maturing September 30, 2006. These facilities were collateralized by a security interest in and lien upon all of the Company’s real and personal property. During the third quarter of 2006, the Company recognized a gain of $1,233,001 on the extinguishment of this debt with its previous lender. The gain was a result of the Company’s negotiations with its prior lender, reducing the amount of its final payment including any accrued interest to an agreed upon amount below what had previously been recorded by the Company.

12. Convertible Debentures and Warrants

On March 22, 2006 the Company completed a private placement with a group of qualified, accredited institutional investors of $10,686,101 of convertible debentures and warrants. The convertible debentures bear interest at 9.33% per annum, have a term of five years are due March 22, 2011, and are convertible into

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

12. Convertible Debentures and Warrants  – (continued)

4,486,000 common shares at an initial conversion price of $2.3821 per share. The warrants, which have a four-year term, are exercisable into 1,570,100 common shares of the Company at an exercise price of $2.5986 per share.

On March 7, 2007, the Company received written approval from the institutional investors of the holders of the Company’s convertible debentures and warrants for an extension of the original requirement to be listed or quoted on a U.S. trading market. If the Company’s common stock, or the shares of Ad.Venture Partners, Inc. (“AVP”) in the event of a successful merger (see Note 27(b) – Subsequent Events), is not listed on a U.S. trading market as soon as reasonably practicable after the earlier of the date on which the transaction proposed in the Arrangement Agreement is consummated or the ninetieth day following the date on which the Arrangement Agreement is terminated by either party, but no later than August 31, 2007 (the “Required Listing Date”),the Company shall be required to immediately pay retroactive monthly principal payments of $1.0 million from January 1, 2007. The Company shall thereafter be obligated to make monthly principal payments of $1.0 million on each ensuing monthly redemption date until fully paid by November 30, 2007 regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The Company’s obligation to delist from the Toronto Stock Exchange (“TSX”) on or before December 31, 2006 has also been conditionally waived and replaced with an obligation to delist the common stock from the TSX on or before the ninetieth day following the Required Listing Date (this date to be known as the “Required Delisting Date”).

In the event the Company does not meet deadlines relating to the filing and effectiveness of the registration statement, the Company is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.

The debentures are convertible, in whole or in part into common shares at the option of the holder, at any time after the original issue date, subject to certain conversion limitations. The holder also has the option to force redemption of some or all of its outstanding debentures at any time after the three-year anniversary of the original issue date. Therefore, the life of the debentures is deemed to be three years. If the price of the Company’s common stock exceeds $5.9551 for a period of any 20 consecutive days, on a U.S. trading market, the Company may have the holder convert up to 50% of the then outstanding principal amount of debentures. If the price of the Company’s common stock exceeds $7.0379 per share for any 20 consecutive trading days, the Company may force a holder to convert all or part of the outstanding principal amount of the debentures.

The Company shall pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the debenture at the rate of 9.33% per annum, increasing to 12% per annum if the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed or quoted on a U.S. trading market on or before the Required Listing Date, payable quarterly, in arrears. If the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed on a U.S. trading market on or before the Required Listing Date, the Company shall be required to immediately pay the interest rate increase retroactive to January 1, 2007 and the interest rate increase shall apply prospectively thereafter, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The interest rate shall be reduced by 1.33% beginning in the month following the date the holder receives an opinion from counsel to the Company, in form and substance reasonably satisfactory to the holder, that distributions including interest payments under this debenture are no longer subject to mandatory tax withholding under the Income Tax Act (Canada).

As of December 31, 2006, the debt component of $7,612,194 consisting of the initial fair value of $6,872,909 and accretion of the loan discount of $739,285 is presented as a long term liability. The fair value of the debt was determined at the time of issuance using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debentures discounted at a rate of 18%

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

12. Convertible Debentures and Warrants  – (continued)

which approximates a similar non-convertible financial instrument with comparable terms and risk. The resulting discount is being amortized over the life of the debt as accreted interest. The equity components were valued using the Black-Scholes option pricing model using the following variables: volatility of 59.5%, expected life of three years for the options and four years for the warrants, a risk free rate of 4.7% and a dividend of nil. The fair value of the equity component and warrants have been recorded as a credit to shareholders’ equity for $2,370,550 and $1,070,809, respectively, based on a pro rata calculation of the fair value components of the debt, options and warrants.

If at any time after one year from the date of issuance of the warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares by the holder, and the common stock is listed on a U.S. trading market, then the warrant may also be exercised at such time by means of a cashless exercise in which the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing the average stock price for the five trading days immediately preceding the date of such election less the exercise price of the warrant, as adjusted multiplied by the number of warrant shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.

The Company paid $1,388,985 of issuance costs to complete the private placement. The issuance costs have been recorded in other assets and equity based on a pro rata calculation of the fair value components of the debt, and equity. The issuance costs in other assets are being amortized over the deemed life of three years.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

13. Lease Commitments

(a)  Operating Leases

The Company leases office, warehouse facilities and equipment under various non-cancelable operating lease agreements which expire on various dates through 2012.

Future minimum annual lease payments under such lease agreements that have initial or remaining terms in excess of one year at December 31, 2006 are as follows:

2007	$3,979,706
2008	3,172,658
2009	2,324,508
2010	1,735,670
2011	1,137,911
2012	263,042
$12,613,495

The Company has a contingent exposure on certain property leases related to repairs and/or maintenance costs that the landlord, at its discretion, may incur and charge to the Company.

(b)  Capital Leases

At December 31, 2006, the future minimum annual payments under capital lease obligations are as follows:

2007	$14,214,126
2008	11,332,805
2009	4,393,730
2010	121,597
Future minimum lease payments	30,062,258
Less: amount representing interest	1,816,042
Present value of minimum lease payments	28,246,216
Less: current portion	13,033,104
$15,213,112

As of December 31, 2006, the Company has acquired 2,589 vehicles which relate to $28.0 million of remaining principal related to capital lease obligations. The interest rates for the remaining lease obligations are both fixed and variable. The fixed interest rates range from 5.2% through 6.2% and the variable interest rates are determined quarterly using the Merrill Lynch AA published trading Corporate Bond index plus 0.25%.

At December 31, 2005, the future minimum annual payments under capital lease obligations are as follows:

2006	$13,434,784
2007	10,587,818
2008	9,662,538
2009	4,467,674
Future minimum lease payments	38,152,814
Less: amount representing interest	3,294,948
Present value of minimum lease payments	34,857,866
Less: current portion	11,881,026
$22,976,840

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

13. Lease Commitments  – (continued)

As of December 31, 2005, the Company has acquired 2,262 vehicles which relate to $37.4 million of capital lease obligations at interest rates implicit in the lease term that range from 4.475% through 5.801%.

14. Share capital

(a)  Authorized

Unlimited number of voting common shares.

(b)  Issued

	Class B Series 1 Special Shares		Common Shares
	Shares	$	Shares	$
Balance, December 27, 2003	16,324,272	$30,324,102	631,667	$640,848
Issuance on exercise of stock options
- for cash	—	—	223,778	1,324,098
- for other consideration	—	—	2,747,985	1,958,556
Conversion of Class B shares to common shares	(16,324,272)	(30,388,540)	16,324,272	30,388,540
Repayment of share purchase loans(i)	—	64,438	—	—
Issuance of shares from initial public offering	—	—	3,750,000	30,000,000
Issuance of shares from over allotment	—	—	150,000	1,200,000
Share issue costs	—	—	—	(4,154,694)
Balance, December 25, 2004	—	$—	23,827,702	$61,357,348
Issuance on exercise of stock options – for cash	—	—	681,412	4,212,448
Normal course issuer bid(ii)	—	—	(292,200)	(759,828)
Balance, December 31, 2005	—	—	24,216,914	$64,809,968
Issuance on exercise of stock options – for cash	—	—	259,712	1,587,640
Balance, December 31, 2006	—	$—	24,476,626	$66,397,608

(i)	Employee share purchase loans in the aggregate amount of $64,438 were repaid in the first quarter of 2004. As of December 31, 2005 and December 25, 2004, total employee loans debited to share capital amounted to nil and nil, respectively.
(ii)	During the twelve months ended December 31, 2005, the Company purchased for cancellation 292,200 of its common shares for $1,158,047 in connection with the normal course issuer bid, of which $759,828 was attributed to share capital and the remaining $398,219 was attributed to the deficit.

(c)  Employee stock options

As of December 31, 2006, the Company has 583,244 options outstanding to employees and directors of the Company (December 31, 2005 – 1,426,666) to purchase an equal amount of common shares for an exercise price equal to the fair market value of the Company’s common shares on the date of the grant. The options have a life of up to 10 years from the date of grant. Vesting terms and conditions are determined by the Board of Directors at the time of grant and vesting terms range from three to five years. The Company does not have a stock option plan; rather it has stock option agreements with certain individuals.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

14. Share capital  – (continued)

The following table summarizes the Company’s stock option activity:

	Year Ended December 31, 2006		Period from December 26, 2004 to December 31, 2005		Period from December 28, 2003 to December 25, 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	1,426,666	$1.31	2,154,349	$1.19	5,775,405	$1.37
Granted	—	—	—	—	—	—
Exercised	(259,712)	$1.00	(681,412)	$1.07	(3,605,633)	$1.00
Cancelled	(583,710)	$1.00	(46,271)	$1.00	(15,423)	$1.00
Outstanding, end of period	583,244	$1.75	1,426,666	$1.31	2,154,349	$1.19
Options exercisable, end of period	583,244	$1.75	1,037,369	$1.31	1,241,751	$1.19

The following table summarizes information about stock options outstanding as at December 31, 2006:

	Options Outstanding and Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$1.00	182,904	0.9	$1.00
$2.09	400,340	4.0	$2.09

Stock-based compensation for non-employees and employees is measured and recorded in the consolidated financial statements at fair value.

(d)  Contributed surplus

Contributed surplus consists of:

	Year Ended December 31, 2006	Period from December 26, 2004 to December 31, 2005	Period from December 28, 2003 to December 25, 2004
Balance, beginning of period	$23,516,635	$26,935,298	$29,841,021
Issuance on cashless exercise of stock options	—	—	(1,958,556)
Issuance on exercise of stock options for cash	(1,327,928)	(3,484,115)	(1,144,195)
Stock-based compensation	—	65,452	197,028
Balance, end of period	$22,188,707	$23,516,635	$26,935,298

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

15. Acquisitions

(a)  2005

On March 22, 2005, the Company acquired certain assets and liabilities of Digital Interiors, Inc., including customer contracts, for $429,603 cash plus additional contingent purchase consideration based upon certain operating performance metrics for Digital Interiors, Inc. over the next 18 months. This additional contingent consideration is not included as part of the purchase equation as no additional amounts are due.

This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of management’s judgment and estimates and third-party valuation professionals as to the determination of the fair market values of the assets and liabilities acquired.

The allocation of fair value is as follows:

Inventory	$77,366
Property, plant and equipment	129,773
Goodwill	313,202
Customer contracts	27,000
Trade name	187,000
Net assets acquired	$734,341
Net liabilities assumed	304,738
Cash consideration	$429,603

The Company has included the revenue and expenses of this acquired company in these consolidated financial statements from the date of acquisition (March 22, 2005).

(b)  2004

In January 2004, the Company acquired all of the outstanding stock of Mountain for a purchase price, net of estimated amounts due from the sellers and discount of the consideration to present value, including acquisition related costs of approximately $7.2 million. The Company paid $3.0 million at the closing of the purchase, with additional amounts payable of $1.0 million 30 days after the closing of the Company’s initial public offering and six annual non-interest bearing payments of $1.0 million commencing in January 2005, subject to the Company’s right of offset for certain pre-acquisition claims. At the time of the acquisition, Mountain was a defendant in three lawsuits filed in the state of California for employment-related breaches. The Company stopped making payments to Mountain when it was determined that the expected settlement amount exceeded that agreed to in the purchase price. Mountain sued the Company for non-payment. The California employment-related lawsuits were settled at mediation on February 24, 2005 for $8.0 million which included legal fees incurred by the Company. The Company was responsible for paying the damages and offset the amounts paid on the previous owners’ behalf against amounts owed to the previous owner. During the fourth quarter of 2005, the Company settled all outstanding litigation matters with the selling shareholders of Mountain for $2.95 million. The settlement resulted in the reduction of long-term debt of $1.2 million, a reduction in the future tax liability of $0.9 million and a corresponding reduction in customer contracts of $2.1 million.

This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of judgment and estimates as to the determination of the fair market values of the assets and liabilities acquired.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

15. Acquisitions  – (continued)

The allocation of fair value, adjusted in 2005, is as follows:

Cash	$3,551,425
Other assets	15,612
Property plant and equipment	696,982
Customer contracts	21,189,221
Debt assumed	(1,045,605)
Working capital deficit	(7,042,751)
Future tax liability	(6,594,957)
Additional liabilities assumed	(3,611,631)
Net assets acquired	$7,158,296

16. Related Party Transactions

During the second quarter of 2006, the Company entered into an arrangement with a member of its Board of Directors for professional services to be provided in connection with the Company’s long-term debt refinancing and strategic alternatives process. The agreements provide for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with the Company’s debt refinancing. Included in accounts payable and accrued liabilities is an amount of $150,000 related to a discretionary performance bonus payable as at December 31, 2006. Additional bonuses up to $360,000 can be earned by the director in connection with closing of the arrangement transaction with AVP or as part of the Company’s discretionary bonus plan.

Beginning in fiscal 2004, the Company required its senior management to spend the majority of their time at the Company’s Fort Lauderdale headquarters. To that end, the Company paid $245,000 to purchase 17.19% of the former Chief Executive Officer’s home in the United States. The former Chief Executive Officer had the option to purchase the Company’s interest at a later date. Subsequent to December 25, 2004, the former Chief Executive Officer purchased the 17.19% interest in the home from the Company. There was no gain or loss recorded on this transaction.

17. Restructuring Costs

Restructuring costs and remaining reserve as of December 31, 2006 consist of the following:

	Reserve December 31, 2005	Restructuring Costs Incurred in 2006	Paid During 2006	Reserve December 31, 2006
Severance	$549,987	$560,173	$1,110,160	$—
Moving expenses	—	185,261	184,761	500
Rent expense	27,450	—	27,450	—
Other	—	147,254	140,929	6,325
Total restructuring	$577,437	$892,688	$1,463,300	$6,825

In 2006, there was an additional charge of $0.8 million for employee severance and related costs associated with the Company’s relocation of its back office operations and corporate offices to Denver.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

17. Restructuring Costs  – (continued)

Restructuring costs and remaining reserve as of December 31, 2005 consist of the following:

	Reserve December 25, 2004	Restructuring Costs Incurred in 2005	Paid During 2005	December 31, 2005
Severance	$—	$1,439,339	$889,352	$549,987
Moving expenses	—	136,341	136,341	—
Rent expense	—	32,805	5,355	27,450
Other	—	64,000	64,000	—
Total restructuring	$—	$1,672,485	$1,095,048	$577,437

In 2005, there was a charge of $1.7 million for employee severance and related costs associated with the Company’s relocation of its back office operations and corporate offices to Denver. Employee severance was $1.4 million and employee moving and other expenses amounted to $0.3 million.

18. Income Taxes

The income tax benefit differs from the amount computed by applying the Canadian statutory tax rates to loss from continuing operations before income taxes for the following reasons:

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Tax expense/(benefit) on loss from continuing operations at Canadian statutory rate (2006 – 32.50%: 2005 – 33.75%: 2004 – 33.75%)	$(3,586,210)	$(2,038,186)	$(518,519)
Increase in taxes resulting from non-deductible Items	397,161	77,179	506,247
Foreign rate differences	(1,080,076)	(688,308)	527,335
Non-taxable portion of gain from sale of investment	(216,877)	(1,100,588)	—
Future tax asset valuation allowance	2,982,731	1,748,176	(1,358,190)
Other	—	—	222,127
Total income tax recovery	$(1,503,271)	$(2,001,727)	$(621,000)
Allocation of income tax recovery
Current income tax expense (recovery)	$57,760	$(509,786)	$1,477,000
Future income tax recovery	(1,561,031)	(1,491,941)	(2,098,000)
Income tax recovery	$(1,503,271)	$(2,001,727)	$(621,000)

The Company recorded a net $1.5 million income tax recovery for the year ended December 31, 2006, which includes a current tax expense of $0.1 million for state tax liabilities and a future tax recovery of $1.6 million to record the amortization of the future tax liability associated with certain intangible assets (customer contracts) recognized as part of the acquisition of Mountain and the establishment of a future tax asset associated with a portion of the loss carryforwards in that entity.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

18. Income Taxes  – (continued)

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s future tax assets and liabilities are as follows:

	December 31, 2006	December 31, 2005
Future tax assets
Loss carryforwards	$19,616,110	$13,943,312
Goodwill and customer contracts	6,703,610	6,880,469
Deductible temporary differences	6,737,751	6,830,064
Tax cost of venture investments in excess of carrying value	94,517	409,173
Undeducted share issuance costs	670,057	983,205
Total future tax assets	32,822,045	29,046,223
Valuation allowance	(24,444,114)	(22,093,355)
Future tax assets	$9,377,931	$6,952,868
Future tax liabilities
Intangibles	$6,819,573	$7,106,793
Capital assets	2,558,358	1,407,106
Future tax liabilities	$9,377,931	$8,513,899
Net future tax liabilities	$—	$1,561,031

The Company provides a valuation allowance for the amount of future tax assets where it is more likely than not that the asset will not be realized.

The future tax assets and liabilities associated with Mountain have been presented on a net basis on the consolidated balance sheets as follows, since the temporary differences will reverse in the same jurisdiction:

	December 31, 2006	December 31, 2005
Future tax assets related to loss carryforwards and other temporary differences	$7,727,121	$6,084,521
Future tax liabilities related to intangible assets	(6,819,573)	(7,106,793)
Future tax liabilities related to capital assets	(907,548)	(538,759)
Net future tax liabilities	$—	$(1,561,031)

The Company and its Canadian subsidiaries have non-capital loss carryforwards for income tax purposes totaling $18,112,279, $2,491,768 of which expires in 2007, $5,690,637 in 2008, $2,400,082 in 2009, $2,847,483 in 2010, $1,977,491 in 2014 and $2,704,817 in 2015.

Subsidiaries of the Company have losses for U.S. tax purposes of approximately $33,849,000 which will begin to expire in 2021.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

19. Loss Per Share

The following table sets forth the computation of basic and diluted loss per share for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004 respectively.

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Numerator:
Loss from continuing operations	$(9,531,220)	$(4,037,342)	$(977,530)
Loss from discontinued operations	(5,788,631)	(3,157,632)	(3,759,662)
Net loss for the period	$(15,319,851)	(7,194,974)	(4,737,192)
Denominator:
Denominator for basic loss per share – weighted average number of shares	24,401,683	23,948,106	21,660,799
Effect of dilutive stock options	—	—	—
Denominator for diluted loss per share – adjusted weighted average shares and assumed conversions	24,401,683	23,948,106	21,660,799
Loss per share data:
Basic and diluted – from continuing operations	$(0.39)	$(0.17)	$(0.05)
Basic and diluted – from discontinued operations (Note 21)	(0.24)	(0.13)	(0.17)
Basic and diluted, net	$(0.63)	$(0.30)	$(0.22)

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is derived by using the weighted average number of common shares outstanding during the period plus the effect of dilutive stock options. For the fiscal years ended 2006, 2005 and 2004, respectively, the diluted net loss per share is equivalent to basic net loss per share as the outstanding options, convertible debt and warrants are anti-dilutive.

As of December 31, 2006, the Company had issued convertible debentures and warrants (see Notes 11 and 12). The conversion of the convertible debentures and warrants would be anti-dilutive. The potential dilution of the convertible debentures and warrants could result in an additional 8.1 million common shares of the Company outstanding.

20. Gain on Sale of Assets and Asset Write-Down

Gain on sale of assets and asset write-down consists of the following:

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Gain from investments	$1,320,193	$6,522,324	$2,982,559
Write-down of investments and assets	(297,960)	—	(1,050,911)
Refinancing of vehicles under capital lease	(296,147)	—	—
Gain on sale of asset	—	374,967	—
	$726,086	$6,897,291	$1,931,648

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

20. Gain on Sale of Assets and Asset Write-Down  – (continued)

During the first quarter of 2006, the Company sold its remaining interest in Control F-1 Corporation. This resulted in net proceeds of $1,327,693. The investment had been previously written down to nil in 2004 due to prevailing market conditions. However, during the first quarter of 2006, an agreement was reached between the Company and Computer Associates International, Inc. and Computer Associates Canada Company for the Company’s holding in Control F-1 Corporation. The Company recognized a pre-tax gain of $1,320,193 on the sale of the investment in the first quarter of 2006.

For the fiscal year ended December 31, 2006, the Company had a loss of $297,960 on the write-down of leased vehicles and a net loss on refinancing of vehicle capital leases of $296,147. The refinancing of vehicles under capital leases involved the sale of 750 vehicles under the Company’s capital lease obligations to a new third-party leasing company. The loss of $296,147 is primarily attributable to the fair value of the asset being less than the undepreciated cost of the vehicles at the time of the transaction. The refinancing transaction resulted in net proceeds of $2,127,542.

In 2005, the Company sold its remaining interest in Guest-Tek for net cash proceeds of $9.0 million, of which the Company recognized a pre-tax gain on the sale of approximately $6.5 million. During the third quarter of 2005, the Company sold a building in California. In connection with the sale, the Company recognized a gain of $0.3 million.

In 2004, the Company sold 500,000 shares of its interest in Guest-Tek pursuant to a secondary offering of common shares of Guest-Tek for net cash proceeds to the Company of $3.5 million and recognized a gain on the sale of approximately $3.0 million.

As of December 25, 2004, as a result of changing conditions in the technology sector, management reviewed the carrying value of its investments. The Company has determined that a write-down in the carrying value of its investment in Control F-1 is appropriate and recorded an investment write-down of $1,050,911 in the current period.

21. Discontinued Operations

The Company discontinued its operations at certain non-profitable branches in 2006, 2005 and 2004, including its New York City unionized location in May 2004. The revenues and expenses for these locations have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The Company was able to determine the financial results of the discontinued branches as financial information is available for each branch. The operations and cash flows of the branches have been eliminated from the ongoing operations of the entity as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the branches after the disposal transaction.

The Company’s current assets for discontinued operations consisted of accounts receivable of nil and $214,410 for the periods ended December 31, 2006 and December 31, 2005, respectively. Accounts payable and accrued liabilities for discontinued operations was approximately $1.0 million and nil for the periods ended December 31, 2006 and December 31, 2005 respectively.

Consolidated statements of operations and deficit for discontinued operations is as follows:

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Revenue from discontinued operations	$1,237,839	$3,036,671	$9,765,841
Impairment of goodwill and customer contracts	$490,404	$305,575	$1,245,072
Loss from discontinued operations, net of income taxes of nil	$(5,788,631)	$(3,157,632)	$(3,759,662)
Diluted loss per share from discontinued operations	$(0.24)	$(0.13)	$(0.17)

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

21. Discontinued Operations  – (continued)

(a)  Discontinued cable, security and high definition branches

Throughout all the reportable periods, the Company closed certain branch locations throughout the United States. As a result of these closings, the Company recognized a loss from discontinued operations excluding any impairment charge of $5,298,227, $2,852,057 and $2,430,404 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively. The impairment charges reducing goodwill and customer contracts were $490,404, $305,575 and $1,245,072 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively. Revenues applicable to the closed branches were $1,237,839, $3,036,671 and $9,765,841 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively.

(b)  Sale of construction operations

As of December 27, 2003, the Company had made the decision to dispose of the construction operations of its wholly-owned subsidiary, Wirecomm Systems, Inc. For the year ended December 25, 2004, the Company incurred a loss of $84,186 from discontinued construction operations.

22. Contingencies

During the fourth quarter of 2005, the Company was notified by regulatory authorities of the initiation of an investigation of certain wage practices in Washington. As a result of this, the Company has provided for estimated costs of $2.5 million. The provision is reflected on the consolidated statements of operations and deficit in general and administrative expenses, and on the consolidated balance sheets in accrued liabilities (Note 10). By their nature, these estimates are subject to measurement uncertainty and relate to events whose outcome will not be fully resolved until future periods. As a result revisions to these estimates could have a material impact on financial results of future periods.

In 2006, the Company was named as a defendant in a purported class action case in California for which the Company has not established reserves. The Company intends to vigorously contest each of these claims. In addition, the Company is subject to a number of individual employment-related lawsuits. No reserve has been recorded for these cases as the Company is unable to reasonably estimate the amount of probable and reasonably estimable loss. These lawsuits are not expected to have a material impact on the Company’s results of operations, financial position or liquidity.

23. Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2006 consolidated financial statements, including amounts reclassified related to discontinued operations.

24. Segment Information

The Company provides installation, integration and fulfillment services to the home entertainment, communications, security and home integration service industries. As such the revenue derived from this business is part of an integrated service offering provided to the Company’s customers and thus is reported as one operating segment.

The Company’s operations are located in the United States and Canada. Revenue is attributed to geographical segments based on the location of the customers.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

24. Segment Information  – (continued)

The following table sets out property, plant and equipment, goodwill and customer contracts from continuing operations by country as of December 31, 2006 and December 31, 2005 and revenue from continuing operations for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004.

Geographic information

	December 31, 2006	December 31, 2005
Property plant and equipment, goodwill and customer contracts
Canada	$1,468,498	$510,732
United States	73,648,412	85,586,612
Total	$75,116,910	$86,097,344

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Revenue
Canada	$9,161,281	$6,737,941	$4,804,219
United States	326,285,460	272,988,710	205,871,063
Total	$335,446,741	$279,726,651	$210,675,282

For the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004, one customer accounted for approximately 83%, 86% and 86% of consolidated revenues, respectively. This customer accounted for 76%, 89% and 84% of consolidated accounts receivable at December 31, 2006, December 31, 2005, and December 25, 2004, respectively.

The Company is economically dependent on this customer and the loss of this customer would have a material adverse effect on the Company’s results of operations and financial condition.

25. Long-Term Share Compensation Plan

During 2004, the Company established the Long-Term Share Compensation Plan (the “LTIP”) for the benefit of executive officers and key employees. Outside directors of the Company and consultants to the Company are not entitled to participate in the LTIP. The LTIP was designed to (i) strengthen the ability of the Company to attract and retain qualified officers and employees which the Company and its affiliates require; (ii) encourage the acquisition of a proprietary interest in the Company by such officers and employees, thereby aligning their interests with the interests of the Company’s shareholders; and (iii) focus management of the Company and its affiliates on operating and financial performance and total long-term shareholder return by providing an increased incentive to contribute to the Company’s growth and profitability. Pursuant to the LTIP, the Board of Directors may grant options to purchase common shares, share appreciation rights or performance share units. The maximum number of common shares reserved for issuance pursuant to the LTIP shall not exceed 13% of the issued and outstanding common shares from time to time. The LTIP is a separate plan from the employee stock options (Note 14c), and is subject to Board and shareholder approval. During the fourth quarter of 2006, the Company’s Board of Director’s granted 299,999 share appreciation rights to eight of the Company’s officers and senior management, subject to shareholder approval. The share appreciation rights have an exercise price of $1.50 and expire December 6, 2011.

As the LTIP has not yet been approved by the shareholders, no compensation expense has been recorded in 2006. When approval is received, the fair value of the share appreciation rights will be measured at that date and compensation expense will be recorded in that period.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences

These consolidated financial statements have been prepared in accordance with Canadian GAAP which differ in certain respects from accounting principles generally accepted in the United States (“US GAAP”). The following reconciliation identifies material differences in the Company’s consolidated statement of operations and deficit, consolidated balance sheets and consolidated statements of cash flows.

(a)  Consolidated statements of operations and deficit reconciliation to accounting principles generally accepted in the United States.

	January 1, 2006 to December 31, 2006	December 26, 2004 to December 31, 2005	December 28, 2003 to December 25, 2004
Net loss using Canadian GAAP	$(15,319,851)	$(7,194,974)	$(4,737,192)
Add (deduct) adjustments for:
Gain from change in value of derivative instruments (i)	1,363,936	—	—
Accretion of convertible debentures (i)	(280,863)	—	—
Stock based compensation (v)	(91,214)	(1,321,681)	(2,713,646)
Amortization of debt issuance costs (i, ii)	(260,847)	—	—
Net loss using US GAAP	$(14,588,839)	$(8,516,655)	$(7,450,838)
Unrealized holding gains arising during the year (iii)	—	18,584	6,503,740
Less: reclassification adjustments for gains included in net income	—	(6,522,324)	—
Comprehensive loss using US GAAP (iv)	$(14,588,839)	$(15,020,395)	$(947,098)
Loss per share-basic and diluted using US GAAP	$(0.60)	$(0.36)	$(0.34)

Under US GAAP, the number of weighted average common shares outstanding for basic and diluted loss per share are the same as under Canadian GAAP.

(b)  Consolidated balance sheets using US GAAP

	December 31, 2006
	Adjustments – Debit (Credit)
	Canadian GAAP	Convertible Debentures (i)	Common Stock Purchase Warrants (ii)	Stock Options (v)	US GAAP
Goodwill (v)	$15,161,264	$—	$—	$(4,126,541)	$11,034,723
Other Assets – deferred issuance costs (i)	4,198,288	186,462	—	—	4,384,750
Fair value of derivative financial instruments (i)	—	(4,065,729)	—	—	(4,065,729)
Convertible debt – long termi (i)	(7,612,194)	1,335,610	—	—	(6,276,584)
Contributed surplus (v)	(22,188,707)	—	—	—	(22,188,707)
Equity component of convertible debentures (i)	(2,434,258)	2,434,258	—	—	—
Warrants (i,ii)	(4,218,592)	931,625	3,286,967	—	—
Paid In Capital (ii)	—	—	(3,286,967)	—	(3,286,967)
Share capital (issued: 2006 – 24,476,626; 2005 – 24,216,914)
Deficit (i,ii,v)	79,651,916	(822,226)	—	4,126,541	82,956,230

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

	December 31, 2005
	Adjustments – Debit (Credit)
	Canadian GAAP	Stock Options (v)	US GAAP
Goodwill (v)	$15,474,466	$(4,126,541)	$11,347,925
Contributed surplus (v)	(23,516,635)	91,214	(23,425,421)
Deficit (v)	64,332,065	4,035,327	68,367,392

The cumulative effect of these adjustments on consolidated shareholders’ equity is as follows:

	December 31, 2006	December 31, 2005
Shareholders’ equity using Canadian GAAP	$16,072,279	$24,479,568
Equity component of convertible debt (i)	(2,434,258)	—
Common stock purchase warrants on convertible debt (i)	(931,625)	—
Gain from change in value of derivative instruments (i)	1,363,936
Accretion expense on convertible debt (i)	(280,863)	—
Issuance cost on convertible debt (i)	(260,847)	—
Stock options (v)	(4,126,541)	(4,126,541)
Shareholders equity using US GAAP	$9,402,081	$20,353,027

(i)  Convertible debt

Under Canadian GAAP, the conversion option and warrants embedded in the convertible debentures are presented separately as components of shareholders’ equity. The Company allocated the gross proceeds received on a relative fair value basis between three elements: the equity and debt components of the convertible debt, and the warrants. Issuance costs were allocated on a pro rata basis among the three elements.

Under Canadian GAAP, the conversion option and warrants embedded in the convertible debentures are presented separately as components of shareholders’ equity. The Company allocated the gross proceeds received on a relative fair value basis between three elements: the equity and debt components of the convertible debt, and the warrants. Issuance costs were allocated on a pro rata basis among the three elements.

Under US GAAP, SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that an embedded derivative included in a debt arrangement for which the economic characteristics and risks are not clearly and closely related to the economic characteristics of the debt host contract be measured at fair value and presented as a liability. Changes in fair value of the embedded derivative are recorded in the consolidated statements of operations and deficit at each reporting date. Embedded derivatives that meet the criteria for bifurcation from the convertible debt and that are therefore measured at fair value consist of the holder conversion option and certain contingent accelerated payment conditions. Under Canadian GAAP there is no requirement to identify and measure embedded derivatives.

The embedded derivatives include (i) a holder conversion option whereby the Holder may elect to convert at any time with an initial conversion price of $2.38 per share, (ii) accelerated repayment due to default provisions including change in control and other fundamental transactions in which the holders may receive the greater of 120% of the outstanding principal amount plus accrued interest or the conversion value, (iii) forced conversion provisions whereby the Company may force conversion of the outstanding balance of the debenture into common stock based upon the Company’s stock price, and (iv) an accelerated repayment schedule and stepped up interest required in the event that a U.S. stock exchange listing is not completed by a specified date.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

Under US GAAP, the warrants issued with the convertible debenture are presented as a liability because they do not meet the criteria of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, for equity classification. Subsequent changes in fair value are recorded in the consolidated statements of operations and deficit.

Under US GAAP, the Company allocated the gross proceeds received to the convertible debt and warrants on a relative fair value basis. The embedded derivatives were then measured at fair value and the residual amount was allocated to the debt host. The Company allocated $5.3 million to the debt, $1.1 million to the warrants and $4.3 million to the embedded derivatives. The issuance costs of $1.4 million related to the transaction were allocated to the debt and the warrants based upon their relative fair value which approximates the relative costs to raise capital for debt and equity. Issuance costs of $0.2 million allocated to the warrants were expensed on the origination date of the transaction. Issuance costs of $1.2 million allocated to the debt will be amortized over the deemed life of three years. Each reporting period, the Company is required to accrete the carrying value of the convertible debentures such that at the deemed maturity date of March 22, 2009 the carrying value of the debentures will be their face value of $10.7 million. As of December 31, 2006, the Company recognized $1,020,148 in accretion expense under US GAAP which has increased the value of the convertible debentures from $5.3 million to $6.3 million.

The following table shows the changes in the fair values of derivative instruments recorded in the consolidated financial statements for fiscal year 2006.

	Warrants	Embedded Derivatives	Total
Fair value at origination	$1,076,693	$4,352,972	$5,429,665
Changes in fair value	(41,486)	(1,322,450)	(1,363,936)
Fair value, December 31, 2006	$1,035,207	$3,030,522	$4,065,729

Differences in US GAAP and Canadian GAAP result from the initial allocation differences and the subsequent accretion expense and amortization of deferred financing costs. Differences in US GAAP also result from the fair value remeasurement of the warrant and embedded derivatives as liabilities each reporting period.

(ii)  Common Stock Purchase Warrants

In connection with the Company’s long term debt refinancing the Company issued 2,000,000 common stock purchase warrants for nominal consideration. The Company paid $3.5 million of issuance costs to complete the long term debt refinancing. The issuance costs have been recorded based on a pro rata calculation of the fair value of the components of the debt and warrants for $3.2 million and $0.3 million, to other assets and warrants, respectively. Under US GAAP, Emerging Issues Task Force No.00-19 and APB Opinion No.14, the fair value of warrants issued in connection with the stock purchase warrants would be recorded as a reduction to the proceeds from the issuance of long-term debt, with the offset to additional paid-in capital. The warrants have been presented as a separate component of shareholders’ equity for Canadian GAAP purposes.

(iii)  Unrealized gain on investments

Under US GAAP, equity securities having a readily determinable fair value and not classified as trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses included in comprehensive income and reported as a separate component of shareholders’ equity net of related future income taxes. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

Under Canadian GAAP, available-for-sale securities are carried at cost and written down only when there is evidence that a decline in value, which is other than temporary, has occurred.

In 2004, the Company’s investment in Guest-tek had an unrealized gain on investments under US GAAP of approximately $6.5 million. During 2005, this investment was sold for a gain of approximately $6.5 million which was recorded in net income. Due to the sale of the investment, the unrealized gain under US GAAP in 2004 was recognized as a realized gain under Canadian GAAP and US GAAP in 2005. There was minimal change in market value from 2004 to 2005.

(iv)  Accumulated other comprehensive income (loss)

Included in shareholders’ equity under US GAAP is accumulated other comprehensive income (loss), which refers to revenues, expenses, gains and losses that under US GAAP are included in comprehensive income (loss) but are excluded from income (loss) as these amounts are recorded directly as an adjustment to shareholder’s equity, net of tax. The Company’s accumulated other comprehensive income is comprised of the unrealized gain on the sale of investments. The balance of the Company’s accumulated other comprehensive income was nil as at December 31, 2006 and 2005.

(v)  Stock-based compensation

In connection with the acquisition of the remaining 7% interest in Cable Play Inc., the Company exchanged 2,726,592 of its options for 3,181,922 options of those previously granted by Cable Play Inc. Under Canadian GAAP the fair value of the options of $14,094,675 was recorded as part of the purchase price. The unvested portion attributed to the options of $4,126,541 was recorded as a debit to goodwill and a credit to contributed surplus. Under US GAAP, the Company applied FASB interpretation No.44 (“FIN44”), “Accounting for Certain Transactions Involving Stock Compensation.” The fair value of the unvested options granted at the date of acquisition of $4,126,541 was recognized as compensation cost over the remaining vesting periods. In accordance with US GAAP the Company recorded compensation expense of $91,214, $1,321,681 and $2,713,646 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004 respectively.

(vi)  Impact of recently issued U.S. accounting standards

In February 2006, the FASB issued SFAS 155 - Accounting for Certain Hybrid Financial instruments – an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:

•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.
•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.
•	Establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.
•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.
•	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s fiscal year that commences on May 1, 2007. The Company is currently evaluating the implications of this Statement.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing FIN 48, but has not yet determined the impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the consolidated financial statements.

(vii)  New Canadian Accounting Standards

In 2005, the Canadian Institute of Chartered Accountants (“CICA”) issued Section 1530 – Comprehensive Income, Section 3251 – Equity, Section 3855 – Financial Instruments – Recognition and Measurement, Section 3861 – Financial Instruments, Disclosure and Presentation, and Section 3865 – Hedges. The new standards increase harmonization with US GAAP and will require the following:

•	Financial assets will be classified as either held-to-maturity, held-for-trading, loans and receivables or available-for-sale. Held-to-maturity classification will be restricted to fixed maturity instruments that the Company intends and is able to hold to maturity and will be accounted for at amortized cost. Held-for-trading instruments will be recorded at fair value with realized and unrealized gains and losses reported in net income. Loans and receivables will include loans and receivables except debt securities, accounted for at amortized cost. The remaining financial assets will be classified as available-for-sale. These will be recorded at fair value with unrealized gains and losses reported in a new category of the balance sheet under shareholders’ equity called other comprehensive income (“OCI”);
•	Financial liabilities will be classified as either held-for-trading or other. Held-for-trading instruments will be recorded at fair value with realized and unrealized gains and losses reported in net income. Other instruments will be accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized; and
•	Derivatives will be classified as held-for-trading unless designated as hedging instruments. All derivatives, including embedded derivatives that must be separately accounted for, will be recorded at fair value on the balance sheet. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value will be reported in net income and be substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value will be initially recognized in OCI and the ineffective portion will be recorded in net income. The amounts temporarily recorded in OCI will subsequently be reclassified to net income in the periods when net income is affected by the variability in the cash flows of the hedged item.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

The guidance will apply to interim and annual financial statements relating to the Company’s fiscal year beginning on January 1, 2007. The Company is currently evaluating the implications of these sections. However, the impact of implementing these new sections is highly dependent on fair values, outstanding positions and hedging strategies at the time of adoption.

Subsequent to the issuance of the above Sections, the CICA issued Section 3862 – Financial Instruments  – Disclosures and Section 3863 – Financial Instruments – Presentation. Section 3862 will be harmonized with International Financial Reporting Standard 7 – Financial Instruments: Disclosure and replaces the existing disclosure requirements contained in Section 3861. Section 3862 places emphasis on disclosure of risks associated with recognized and unrecognized financial instruments and how these risks are managed. Disclosures surrounding concentration, credit, liquidity and price risk are simplified. Section 3863 carries forward the existing presentation requirements contained in Section 3861. These Sections will apply to interim and annual financial statements relating to the Company’s fiscal year beginning on January 1, 2008. The Company is currently evaluating the implications of these Sections.

In July 2006, the CICA revised Section 1506 – Accounting Changes, which requires that (i) voluntary changes in accounting policy are made only if they result in the financial statements providing reliable and more relevant information, (ii) changes in accounting policy are generally applied retrospectively, and (iii) prior period errors are corrected retrospectively. Section 1506 is effective for the Company’s fiscal year beginning January 1, 2007. Section 1506 could have a material impact on the financial statements if a change in accounting policy were to occur.

In September 2006, the CICA Emerging Issues Committee issued Abstract No. 163 - Determining the Variability to be Considered in Applying AcG-15 (“EIC-163”). EIC-163 concludes that the “by-design” approach should be the single method used to assess variability when applying AcG-15 – Consolidation of Variable Interest Entities. The by-design analysis focuses on the role of a contract or arrangement in the design of the entity, rather than its legal form or accounting classification. EIC-163 requires an analysis of the design of the entity in determining the variability to be considered in applying AcG-15 using a two-step approach. The first step is to analyze the nature of the risks in the entity. The second step is to determine the purpose(s) for which the entity was created and determine the variability (created by the risks identified in Step 1) the entity is designed to create and pass along to its interest holders. The guidance may be applied to all entities (including newly created entities) with which an enterprise first becomes involved, and to all entities previously required to be analyzed under AcG-15 when a reconsideration event has occurred, effective for the Company’s fiscal year beginning January 1, 2007. The Company is currently evaluating the implications of this Abstract.

In March 2007, the CICA Emerging Issues Committee issued Abstract No. 164 – Convertible and Other Debt Instruments with Embedded Derivatives (“EIC 164”). EIC 164 addresses the situation where a company issues a debt instrument that is convertible at any time at the holder’s option into a fixed number of common shares. Upon conversion, the issuer is either required or has the option to satisfy all or part of the obligation in cash. The instrument may also permit the issuer to redeem the instrument prior to maturity, and/or permit the holder to force the issuer to redeem the instrument prior to maturity. This Abstract provides guidance on various issues related to such debt instruments, including:

•	Whether the instrument contains both a liability element and an equity element that are required to be accounted for separately.
•	Whether the instrument contains any embedded derivatives that are required to be accounted for separately.
•	How the issuer should account for the instrument (e.g. fair value, amortized cost).

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

26. Canada and United States Accounting Policy Differences  – (continued)

•	How the liability element of the instrument should be classified in the financial statements (current or long-term).
•	How any embedded derivative in the instrument and the host debt instrument should be presented in the financial statements.
•	How to account for any future tax aspects of the instrument.
•	How the instrument should be treated in earnings per share computations.

The answer to each of these issues is dependent on the specific features of the debt instrument issued by a company. The accounting treatment in this Abstract should be applied retrospectively to financial instruments accounted for in accordance with Section 3855 in financial statements issued for interim and annual periods ending on or after June 30, 2007. In the case of the Company, this Abstract will apply to the second quarter ended June 30, 2007. The Company is currently evaluating the implications of this Abstract.

(viii)  Goodwill and Customer Contracts

Under US GAAP, the gross carrying amount and accumulated amortization of intangibles is as follows.

	December 31,
	2006	2005
Intangibles:
Goodwill	$11,347,925	$11,347,925
Impairment	(313,202)	—
Net	$11,034,723	$11,347,925
Customer Contracts	$28,964,807	$33,779,028
Amortization Expense	(3,714,850)	(4,097,436)
Impairment	(177,201)	(716,785)
Net	$25,072,756	$28,964,807

(c)  Statements of Cash Flows

Under Canadian GAAP the net cash used in discontinued operations is presented net in one line item, after net cash provided by (used in) continuing operations. In accordance with US GAAP the net cash provided by (used in) discontinued operations would be split between operating, investing and financing activities. The Company’s net cash used in discontinued operations is entirely attributable to its operating activiies. The net cash used in discontinued operations was $2,029,961, $2,469,829 and $2,270,171 for the years ended December 31, 2006, 2005 and 2004, respectively.

(d)  Operating Lease Expense

Operating lease expense for the year ended Decmeber 31, 2006, the period December 26, 2004 to December 31, 2005 and the period December 28, 2003 to December 25, 2004 was $3,980,584, $4,039,214 and $2,990,600, respectively.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

27. Subsequent Events

(a)  Reduction of Letter of Credit

On February 8, 2007, as a result of the liquidation and reduction in its insurance obligations, the Company has negotiated a reduction in its required letter of credit (“LOC”). The LOC requirement, which is collateralized with the Company’s restricted cash (Note 4), has been reduced by $3.2 million. This reduction in the Company’s restricted cash balance has been partially offset by a $1.1 million increase in restricted cash as collateral for a $1.6 million bond for the Boise airport project currently in progress by the Company’s Network Services operation.

(b)  Transaction with Ad.Venture Partners, Inc.

On March 13, 2007, the Company announced that it had entered into an arrangement agreement with Ad.Venture Partners, Inc. (“AVP”) (OTCBB: AVPA.OB), a special purpose acquisition company, that will result, subject to shareholder approval, in the merger of the Company with an indirect wholly-owned Canadian subsidiary of AVP. AVP, a U.S. corporation, will be re-named “180 Connect” and is expected to qualify for listing on NASDAQ soon after the conclusion of the transaction. AVP is required by the terms of its charter to liquidate if it does not consummate a business combination by August 31, 2007, irrespective of the status of any required approvals or review. On August 7, 2007, the Company’s shareholders and optionholders voted to approve the arrangement.

The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance.

After giving effect to the arrangement, assuming the full dilutive effect of the Company’s securities and full participation of the AVP security holders, security holders of the Company will own approximately 60% of the outstanding voting stock of AVP and the existing security holders of AVP will own the balance on a fully diluted basis. The Corporation was in compliance with the covenants of its credit facilities and obtained the appropriate waivers from its lender pursuant to the credit facilities in connection with entering into the Arrangement Agreement subject to the convertible debenture holders retaining their rights that consummation of the Arrangement may be an event of default as more full described below.

In accordance with their agreements with the Corporation, three of the Corporation’s directors will receive bonuses upon closing of the AVP arrangement. Mr. McCarthy will be paid a bonus of $1.6 million, Mr. Simunovic will be paid a bonus of $150,000 and Mr. Giacalone will be paid a bonus of $225,000. In compliance with the Corporation’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval by the Board of Directors of the Arrangement Agreement and the transactions contemplated thereunder.

In conjunction with entering into the Arrangement Agreement, the convertible debenture holders agreed that under the terms of the convertible debentures, the Corporation is now required to list its Common Shares, or the shares of AVP in the event the arrangement is completed, on a United States trading market as soon as reasonably practicable after the earlier of the date on which the transaction proposed in the Arrangement Agreement is consummated or the ninetieth date following the date on which the Arrangement Agreement is terminated by either party (the “Required Listing Date”), but, in any event, no later than August 31, 2007. In the event that the Common Shares, or the shares of AVP in the event the arrangement is completed, are not listed on a U.S. trading market by the Required Listing Date or the Common Shares are not delisted from the Toronto Stock Exchange on or before the ninetieth day following the Required Listing Date (the “Required Delisting Date”), the repayment of the convertible debentures would be accelerated at a rate of approximately $1.0 million per month for each month that 180 Connect does not meet either or both of these deadlines,

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

27. Subsequent Events  – (continued)

retroactive to January 1, 2007, until the outstanding amount of the convertible debentures, together with accrued and unpaid interest and liquidated damages, if any, is repaid. Additionally, the interest rate on the convertible debentures would increase from 9.33% to 12%. However, the consummation of the arrangement agreement may constitute an event of default under the convertible debentures as it may constitute a fundamental transaction or change of control thereunder, in which case the holders of the convertible debentures may declare an event of default and elect to redeem the greater of (i) 120% of the outstanding principal amount of the convertible debentures or (ii) the outstanding principal amount of the convertible debentures, plus all accrued and unpaid interest thereon, divided by the conversion price in effect at the time such redemption is demanded or paid in full, whichever date has a lower conversion price, multiplied by the VWAP on the date the redemption is demanded or paid in full, whichever date has a higher VWAP.

180 Connect has agreed to pay Ad.Venture a termination fee of $5,800,000 if 180 Connect terminates the arrangement to accept a superior proposal. Additionally, 180 Connect has agreed to pay the transaction expenses of Ad.Venture up to a maximum of $3,000,000 if 180 Connect withdraws, amends or modifies in a manner adverse to Ad.Venture its approval or recommendation of the arrangement and does not terminate as permitted by the arrangement agreement and thereafter the required vote of the 180 Connect shareholders and option holders is not obtained at the 180 Connect shareholders meeting. In no circumstances will 180 Connect be obligated to pay both the termination fee and the transaction expenses of Ad.Venture.

(c)  Exercise of Laurus Warrants

On April 2, 2007, Laurus exercised its right under the warrant to purchase 2,000,000 common shares. Laurus has agreed not to sell any common shares issued upon exercise of the warrant until July 31, 2007. Thereafter, Laurus may, at its election, sell up to 250,000 common shares per calendar quarter (on a cumulative basis) over each of the following eight quarters, subject to applicable securities laws restrictions and limitations. The Company received proceeds of $17,000 from this exercise. Given this exercise of warrants, and assuming the full dilutive effect of the Company’s securities and full participation of AVP security holders, security holders of the Company will own approximately 60% of the outstanding voting stock of AVP.

(d)  Subsequent to year end, on May 2, 2007 the Company completed a transaction with a third party leasing company, refinancing approximately 1,020 vehicles under a capital lease resulting in net proceeds of approximately $3.5 million and an additional capital lease liability of approximately $3.8 million including transaction fees.

(e)  Subsequent to year end, on May 22, 2007 and June 6, 2007, one of the institutional investors of the convertible debentures and warrants has exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debenture into 850,000 common shares.

(f)  On July 2, 2007 the Company entered into an amendment agreement with Laurus securing additional interim financing to fund working capital up until the closing of the arrangement with AVP or the earlier of 45 days from the date if the arrangement does not close, or September 30, 2007 and the date of a capital raising transaction and refinancing of the company (“the Laurus Expiration Date”).

Pursuant to the terms of the agreement, Laurus agreed to provide an additional $8.0 million to the Corporation as an increase to the current $37.0 million revolving loan, for a total revolving loan of $45.0 million. As part of this arrangement, Laurus also agreed to extend the maturity of the existing $9.0 million over advance letter on a revolving loan from July 31, 2007 until the Laurus Expiration Date.

AVP management agreed to provide a limited recourse guaranty for the additional financing Laurus is providing to 180 Connect by placing $7.0 million in a brokerage account pledged to Laurus. Cash in the account will be used solely to purchase AVP shares, as per AVP management’s previously stated intention.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

27. Subsequent Events  – (continued)

In connection with the amendment agreement, Laurus also agreed to loan $10.0 million to a special purpose corporation for the purpose of purchasing shares of AVP common stock. The Special Purpose Corporation is a third party arms-length corporation. Neither the Special Purpose Corporation nor Laurus have agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner in connection with the arrangement. 180 Connect and AVP anticipate that any AVP shares purchased by the special purpose company would be purchased in privately negotiated transactions.

In connection with the completion of the amendment agreement, Laurus will receive warrants to purchase one million 180 Connect common shares with a 5-year term, exercisable at $2.61 per share, the market price at the time of issue, and subject to a 1 year lock-up.

In addition, 180 Connect and AVP agreed to an adjustment to the previously announced exchange ratio per AVP share of 0.6272 to 0.6000 and to the elimination of a mechanism to adjust the exchange ratio based on relative transaction expenses of the parties.

On the Laurus Expiration Date, 180 Connect will be required to pay Laurus $5.0 million principal on the term note upon the consummation of the Arrangement or a capital raising transaction and any amount drawn on the revolving credit facility above $37.0 million. No payments will be required to be made by 180 Connect on the Laurus Expiration Date in respect of the $9.0 million overadvance facility provided the Corporation has the necessary borrowing base capacity (which, as of the date thereof, the Corporation expects will be the case.) If such payment is not made, Laurus may foreclose on the additional collateral and apply the collateral against the $8.0 million increase to the revolving credit and over-advance facility. In the event of a foreclosure by Laurus on the such additional collateral, 180 Connect will be required to repay certain AVP Shareholders (“AVP Shareholders”) $7.0 million. However, 180 Connect will be prohibited from such repayment under the terms of 180 Connect’s indebtedness owned by Laurus except to the extent it consummates a capital raising transaction. Accordingly, there is no guarantee that the AVP Shareholders will recover the full $7.0 million unless the Arrangement is consummated.

As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect and the AVP Shareholders dated July 2, 2007 (the “180 Connect/AVP Shareholders”), 180 Connect agreed:

•	to reimburse the AVP Shareholders up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
•	Agreed to reimburse Ad.Venture and/or the AVP Shareholders up to $1.4 million for professional fees and expenses incurred in connection with the arrangement in the event the arrangement is not completed due to the failure of the 180 Connect shareholders to approve the arrangement (a “180 Connect Shareholder Disapproval”) or due to 180 Connect’s requirement for additional financing prior to the closing of the arrangement, which would cause 180 Connect to issue additional debt or equity securities and which would require an amendment to this registration statement at a time such that the special meeting could not be held on or prior to August 31, 2007 (a “180 Connect Financing Delay”).
•	to issue 250,000 warrants to the AVP Shareholders, with a five-year term, exercisable at the five-day volume weighted average price on the Toronto Stock Exchange for the five trading days immediately following such announcement in the event the arrangement is not completed due to a 180 Connect Shareholder Disapproval or a 180 Connect Financing Delay, then on the later of August 31, 2007, or such day which is five days following the announcement of the failure of the arrangement to complete.

180 CONNECT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in United States Dollars)

27. Subsequent Events  – (continued)

If the Arrangement is not completed due to 180 Connect shareholder disapproval or a 180 Connect financing delay, then on the later of August 31, 2007, or such day which is five trading days following the announcement of the failure of the Arrangement to complete, 180 has agreed to issue 250,000 warrants to the AVP Shareholders with a five-year term exercisable at the five-day volume weighted average price on the TSX for the five trading days immediately following the date of such announcement. The common shares issued upon exercise of the warrants will be subject to a one-year lock-up period. As well, if the Arrangement is no completed, the AVP Shareholders would be entitled to participate in any private placement or similar financing transaction of 180 Connect consummated during the remainder of 2007 on the same terms and conditions as the other investors in such private placement or other financing transaction in an amount up to $7.0 million.

ANNEX A

ARRANGEMENT AGREEMENT

This Arrangement Agreement dated March 13, 2007, between 6732097 Canada Inc., (“Purchaser”), a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), Parent and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”).

The Purchaser and the Parent desire to acquire all of the issued and outstanding Common Shares of the Company and to assume the obligation to issue common stock upon exercise of the Company Options, the Company SARs and Company Warrants (each as defined below) and conversion of the Convertible Debentures (as defined below), in each case in accordance with the provisions of this Agreement.

As a condition of the willingness of the Company, Parent and Purchaser to enter into this Agreement, (i) the holders of shares of the Company set forth in Schedule A-1 (the “Company Affiliates”) hereby have entered into Voting Agreements dated as of the date hereof in the form attached hereto as Schedule B-1 (the “Company Voting Agreements”) with Parent, Purchaser and the Company which provide, among other things, that, subject to the terms and conditions thereof, such shareholders will vote their Common Shares (as defined below) in favor of this Agreement and the Transactions (as defined below) and (ii) the holders of shares of Parent set forth in Schedule A-2 hereby have entered into Voting Agreements dated as of the date hereof in the form attached hereto as Schedule B-2 (the “Parent Voting Agreements” and together with the Company Voting Agreements, the “Voting Agreements”) with Parent, Purchaser and the Company which provide, among other things, that, subject to the terms and conditions thereof, such shareholders will vote certain of their shares of Parent Common Stock (as defined below) in favor of this Agreement and the Transactions (as defined below).

Now, Therefore, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1  Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquired Companies” means, collectively, the Company and its Subsidiaries, and each an “Acquired Company.”

“Acquisition Proposal” means, any proposal or offer (written or oral) relating to any Acquisition Transaction.

“Acquisition Transaction” means any merger, consolidation, combination, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, acquisition, disposition or other transaction involving the Company or any of its Subsidiaries or any securities or assets of the Company or any of its Subsidiaries that would reasonably be expected to result in: (i) a person, entity or group acquiring 10% or more of any class of the capital stock of the Company or 1% or more of any class of the capital stock of any of its Subsidiaries; (ii) any sale, lease, license, disposition or acquisition of assets (or other transaction having the same economic effect) representing 10% or more of the assets or generating 10% or more of the revenue of the Acquired Companies taken as a whole; or (iii) the issuance or disposition of 10% or more of any class of capital stock of the Company or 1% or more of any class of the capital stock of any of its Subsidiaries.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes:

(a)  the individual’s spouse;

(b)  the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse residing at the same principal residence as the specified Person; and

(c)  any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.

For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Arrangement Agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Voting Agreements, the Exchangeable Share Support Agreement, the Voting and Exchange Trust Agreement and any other agreements entered into in connection herewith.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the Company Securities Holders approving the Arrangement to be considered at the Company Meeting substantially in the form of Schedule C to this Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement.

“Balance Sheet” is defined in Section 3.5(a).

“Business” means the business of providing installation, integration and fulfillment services to the home entertainment, communications and home integration service industries as currently conducted by the Acquired Companies.

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York.

“Canadian GAAP” is defined in Section 3.5(b).

“Canadian Securities Act” means the Securities Act (Alberta) and the equivalent legislation in the other provinces of Canada and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time prior to the Effective Time.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time.

“Canco” means 1305699 Alberta ULC, an unlimited liability company existing under the laws of Alberta and a direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time prior to the Effective Time.

“Circular” means the notice of the Company Meeting and accompanying management information circular of the Company, including all appendices thereto, to be sent to Company Securities Holders in connection with the Company Meeting.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means common shares in the capital of the Company.

“Common Shares Outstanding” means the aggregate number of Common Shares issued and outstanding on the Closing Date.

“Company Affiliates” is defined in the Recitals.

“Company Contract” means any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties or assets is subject.

“Company Disclosure Schedule” means the disclosure letter delivered pursuant to Article 3 by the Company to Parent and Purchaser concurrently with the execution and delivery of this Agreement in each case referencing the section or subsection of this Agreement in respect of which disclosure is being made.

“Company Documents” is defined in Section 3.5(c).

“Company Financial Advisor” is defined in Section 3.2(a).

“Company IP” means the Owned IP and the Licensed IP.

“Company Material Adverse Effect” means any change, event, effect, claim, circumstance or matter relating to any of the Acquired Companies that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect: (i) the business, financial condition, properties, assets, liabilities or results of operations of the Acquired Companies taken as a whole, (ii) Purchaser’s right to own, or to receive dividends or other distributions with respect to, the stock of the Company or to operate the Acquired Companies’ businesses (other than restrictions imposed by the Plan of Arrangement or the Ancillary Agreements), in each case, after completion of the Transactions as contemplated by this Agreement and the Plan of Arrangement, or (iii) the ability of the Company to consummate the Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following (either by themselves or when aggregated with any other changes, events, effects, claims, circumstances or matters) shall be deemed to constitute a Company Material Adverse Effect, or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may occur: (A) conditions generally affecting the cable and satellite installation, home security and home networking industries in which the Acquired Companies participate (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Acquired Companies, taken as a whole; (B) conditions generally affecting the general economy as a whole (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Acquired Companies, taken as a whole; (C) the taking by the Company of any action required to be taken by the Company by this Agreement; (D) the announcement of, and the pendency of, the Agreement and the Transactions; (E) a decline in the price of capital stock of the Company in and of itself; (F) any reasonable fees and expenses incurred in connection with the Transactions, (G) any change in Laws or accounting principles or interpretation thereof applicable to the Acquired Companies, or (H) any matter that has been disclosed to Parent by any of the methods specified in clause (x), (y) or (z) of the first paragraph of Article 3 hereof, provided that the magnitude of such matter is reasonably apparent from such disclosures as of the date hereof.

“Company Meeting” means the annual meeting of the Common Shareholders and the special meeting of the Company Securities Holders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, and if thought fit, approve among other things the Arrangement Resolution.

“Company Optionholders” means the holders of the Company Options.

“Company Options” means all options to purchase Common Shares granted under the Company Stock Plans.

“Company Plan” means all health, welfare, dental, legal, disability, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, contractual or statutory) sponsored, maintained or contributed to or required to be contributed to by the Acquired Companies or to which an Acquired Company is a party or by which an Acquired Company is bound or which have any application to or are for the benefit of any of any Acquired Company’s current or former employees, directors or consultants including, without limitation, any employee benefit plan for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability, including any Pension Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, termination notice, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, incentive compensation, stock options, share purchase, restricted share or share units, phantom shares, share appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company (or that has been maintained or contributed to in the last six years by any Acquired Company) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability.

“Company SARs” means share appreciation rights granted under the Company Stock Plans.

“Company SAR Holders” means the holders of Company SARs.

“Company Securities Holders” means the Company Shareholders and the Company Optionholders.

“Company Shareholders” means the holder of record of Common Shares.

“Company Stock Plans” means the Company’s stock option plan or any other stock option, share appreciation rights or equity related plan, program or agreement maintained by the Company or to which the Company is a party.

“Company Warrants” means all issued and outstanding warrants to purchase Common Shares.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” is defined in the Confidentiality Agreement.

“Confidentiality Agreement” is defined in Section 5.9.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Convertible Debentures” means the Company’s 9.33% Convertible Debentures due March 22, 2011 issued pursuant to the Securities Purchase Agreement dated March 21, 2006 (the “Securities Purchase Agreement”).

“Court” means the Court of Queen’s Bench of Alberta.

“CRA” means Canada Revenue Agency.

“Depositary” means Valiant Trust Company, or such other Person as is appointed to act as depositary for the purposes of the Arrangement selected by the Company, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

“Dissenting Shareholder” means a Company Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal, provincial or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environment” means the natural environment (including, soil, land surface or subsurface strata, surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, and any other environmental medium or natural resource.

“Environmental Laws” means all applicable Laws relating to public health and safety, pollution or the protection of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Materials, and all applicable Governmental Authorizations issued pursuant to such Laws.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall initially mean 0.6272, subject to adjustment pursuant to the formula set forth on Exhibit A.

“Exchangeable Shares” means the exchangeable shares to be created in the capital of the Purchaser prior to the Effective Time, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 of the Plan of Arrangement.

“Fairness Opinion” means:

(a)  with respect to the Company, a written opinion of the Company Financial Advisor to the Board of Directors of the Company that, as of the date of such opinion, the consideration to be received by the Company Shareholders under the Arrangement is fair from a financial point of view, to the Company Shareholders; and

(b)  with respect to Parent, a written opinion of the Parent Financial Advisor to the Board of Directors of the Company that, as of the date of such opinion, the Transaction is fair from a financial point of view, to the Parent Stockholders.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financial Statements” is defined in Section 3.5(a).

“Governmental Authority” means:

(a)  any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)  any subdivision, agent or authority of any of the foregoing; or

(c)  any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic, deleterious or hazardous substances or materials, wastes (including solid non hazardous wastes and subject wastes), petroleum and its derivatives and by products and other hydrocarbons, all as regulated under, governed by or defined in or pursuant to any Environmental Law.

“HSR Act” is defined in Section 3.3(b).

“Intellectual Property Rights” means:

(a)  any and all proprietary rights, in any jurisdiction worldwide, provided under:

(i)  patent law;

(ii)  copyright law;

(iii)  trademark law;

(iv)  design patent or industrial design law;

(v)  semiconductor chip or mask work law; or

(vi)  any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions (whether patentable or not), works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing; and

(b)  any and all applications, registrations, renewals, extensions, continuations, divisions, reissues, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2.

“Investment Canada Act” means the Investment Canada Act.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, when used in reference to any Person, the actual knowledge of any of the directors or executive officers of such Person and after a reasonable investigation by such individuals.

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, in effect as of the date in question, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority or self-regulatory authority (including the TSX), and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP in the case of Parent, or in accordance with Canadian GAAP in the case of the Acquired Companies or Purchaser.

“Licensed IP” means all Technology and Intellectual Property Rights therein, other than Owned IP, that are either used in the Business or licensed to the Acquired Companies, including the rights to use, practice, make, repair, cure, modify, market, distribute, transfer, assign, sell, and support such Technology.

“Multiemployer Plan” means a plan (i) to which more than one employer is required to contribute, and (ii) which is maintained pursuant to one or more collective bargaining or other agreements between one or more employee organizations and more than one employer.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s certificate or articles of incorporation, bylaws, certificate of formation, operating agreement or comparable charter and organizational documents.

“Original Significant Canadian Shareholder” is defined in Section 7.12(b).

“Original Significant Exchangeable Shareholder” is defined in Section 7.12(a).

“Owned IP” means all Technology, together with all Intellectual Property Rights therein, (i) created by or on behalf of the Acquired Companies; or (ii) in which any Acquired Company purports to have an ownership or exclusive interest of any nature (whether exclusively, jointly with another Person, or otherwise).

“Parent Common Stock” means Parent’s common stock, par value $0.0001 per share.

“Parent Contract” means any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser is bound or to which any of their respective properties or assets is subject.

“Parent Disclosure Schedule” means the disclosure letter delivered pursuant to Article 4 by the Parent to the Company concurrently with the execution and delivery of this Agreement in each case referencing the section or subsection of this Agreement in respect of which disclosure is being made.

“Parent Financial Advisor” is defined in Section 4.2.

“Parent IPO Shares” means the Parent Common Stock issued in connection with Parent’s initial public offering consummated on August 31, 2005.

“Parent Material Adverse Effect” means any change, event, effect, claim, circumstance or matter relating to Parent that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect: (i) the business, financial condition, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Transactions or to perform its obligations under this Agreement or (iii) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Company (other than restrictions imposed by the Plan of Arrangement or the Ancillary Agreements) or the Company Shareholders’ right to own, or to receive dividends or other distributions with respect to Parent Common Stock, in each case, after completion of the Transactions as contemplated by this Agreement and the Plan of Arrangement; provided, however , that none of the following, either individually or in the aggregate shall be deemed to constitute, or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may occur: (A) conditions generally affecting the general economy as a whole (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Parent, taken as a whole; (B) the taking by the Parent of any action required to be taken by the Parent by this Agreement; (C) the announcement of, and the pendency of, the Agreement and the Transactions; (D) a decline in the price of the units, capital stock or warrants of the Parent in and of itself; (E) any reasonable fees and expenses incurred in connection with the Transactions, (F) any change in Laws or accounting principles or interpretation thereof applicable to the Parent or (G) the exercise by holders of less than 20% in interest of the Parent IPO Shares of their rights to convert such shares into cash in accordance with Parent’s Amended and Restated Certificate of Incorporation.

“Parent Meeting” means the special and annual meeting of Parent Stockholders, including any adjournment or postponement thereof, to be called and held to consider the Parent Stockholder Approval Matters and, in the case of an annual meeting, such other matters as Parent deems appropriate for such meeting.

“Parent SEC Reports” is defined in Section 4.5(c).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Stockholder Approval Matters” means the following matters: (a) the adoption of this Agreement and the approval of the Arrangement, Plan of Arrangement and the Share Issuance, (b) an amendment and restatement of Parent’s Amended and Restated Certificate of Incorporation, substantially in the form of Schedule N pursuant to which, among other things, (i) Parent’s name will be changed to 180 Connect Inc.,

(ii) certain provisions of Article Fifth of the certificate of incorporation that are no longer applicable following the Arrangement will be removed and (iii) the authorized capital stock of Parent will be increased, (c) election of Parent directors in accordance with the provisions of Section 5.14 hereof and (d) the adoption and approval of a long-term incentive plan, pursuant to which up to 2,000,000 shares of Parent Common Stock will be available for delivery under awards of options, share appreciation rights and/or restricted stock granted pursuant to the plan (such plan to be in a form proposed by the Company and reasonably acceptable to Parent).

“Parties” means the Company, on the one hand, and Parent and Purchaser, on the other hand, and “Party” means either of them.

“Pension Plan” means all plans, arrangements, agreements, programs, policies or practices (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) to which an Acquired Company is a party or by which an Acquired Company is bound or under which an Acquired Company has any liability or contingent liability or which have any application to an Acquired Company’s employees (including all current, retired and former directors, officers, employees, individuals working on contract with the Acquired Corporation or other individuals providing services to the Acquired Corporation of a kind normally provided by employees) or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a Governmental Authority.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule D hereto and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Post-Signing Returns” has the meaning ascribed thereto in Section 9.1(a).

“Proceeding” means any action, arbitration, claim, charge, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prospectus” means the prospectus contained in the Proxy and Registration Statement.

“Proxy and Registration Statement” means Parent’s Registration Statement on Form S-4, and all amendments and supplements thereto, to be filed with the SEC containing a proxy statement meeting the requirements of Schedule 14A for the Parent Meeting and a prospectus relating to the Parent Common Stock issuable pursuant to the Plan of Arrangement.

“Proxy Statement” means the proxy statement contained in the Proxy and Registration Statement.

“Registered Owned IP” is defined in Section 3.10.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, substantially in the form of Schedule M hereto, to be entered into at the Closing among the Parent, certain stockholders of the Parent (the “Initial Parent Stockholders”) and the Company Affiliates.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, Governmental Authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to consummate the Plan of Arrangement and the transactions contemplated hereby and thereby, including those set forth in Schedule E hereto.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the environment.

“Representatives” means with respect to Parent or the Company, as applicable, such party’s directors, officers, agents, consultants, advisors and other representatives.

“Required Company Vote” is defined in Section 2.2(b).

“Required Parent Vote” means, in respect of clause (a) of the definition of Parent Stockholder Approval Matters, (a) the affirmative vote of the holders of a majority of the shares of Parent IPO Shares voting at the Parent Meeting on such matter and (b) holders of less than 20% in interest of the Parent IPO Shares both vote against the Arrangement and demand that Parent convert such shares into cash.

“Response Period” is defined in Section 7.2(a)(ii).

“SAR Exchange Agreements” is defined in Section 5.16(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Canadian Securities Act, U.S. Securities Act, all other applicable provincial and United States federal and state securities laws, rules and regulations and published policies thereunder.

“Section 280G” is defined in Section 3.14(g).

“Share Issuance” means the issuance of Parent Common Stock in accordance with the Plan of Arrangement.

“Software” means any computer program, operating system, applications system, firmware, software or rights thereto of any nature, whether operational, under development or inactive, including all object code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, databases, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, technical manuals, user manuals and other documentation, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory, device, paper or other media of any nature.

“Source Code” means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control.

“Source Materials” means, in relation to items of Software, supporting materials that would enable a reasonably skilled programmer to compile, debug and support and/or make improvements to such Software in a commercially reasonable manner including:

(a)  any Source Code related thereto, reasonably annotated;

(b)  technical and system documentation including detailed design, functional, operational, and technical documentation, flow charts, diagrams, file layouts, report layouts, screen layouts, business rules, data and database models and structures, working papers and reasonably related notes and memoranda in electronic or written format, which were made or obtained in relation to the design and development of such Software and compilation instructions related to such Software;

(c)  listing by name, version and vendor of relevant third Persons’ compilers, utilities and other Software that are necessary for normal operation of such Software to which the Source Materials related including sufficient information to procure a license from such vendors;

(d)  a reasonably detailed listing of relevant equipment and information necessary for normal operation of such Software; and

(e)  all other information reasonably necessary to rebuild, install, and otherwise implement the Software in the context of the applicable system(s) including, without limitation, all relevant tools, programs, files, encryptions keys, make files, installation instructions, systems settings, and database settings.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal that (i) relates to not less than 50.01% of outstanding Common Shares or 50.01% of the assets of the Company and its Subsidiaries taken as a whole and (ii) which the Board of Directors of the Company determines, in its good faith judgment, after receiving the advice of the Company Financial Advisor and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favorable from a financial point of view to the Company Shareholders than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto in accordance with Section 7.2).

“Support Agreement” means an agreement to be made between Parent and Purchaser substantially in the form of Schedule K hereto, with such changes thereto as the parties hereto may agree.

“Tax” or “Taxes” means:

(a)  any federal, provincial, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, goods and services, alternative or add-on minimum taxes, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, escheat, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), share capital, capital duty, disability, estimated, gains, wealth, welfare, withholding tax (including any withholding for employee’s income tax and other payroll deductions, and deductions and withholdings of tax from payments to non-residents and other third parties), Canada or Quebec Pension Plan premiums, workers compensation premiums, employment insurance, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority;

(b)  any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and

(c)  any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, election, designation, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means technology and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including without limitation:

(a)  Software, Source Code and Source Materials;

(b)  business names, trade names, domain names, trading styles, logos, trade secrets, industrial designs and copyrights;

(c)  inventions (whether patentable or not), formulae, product formulations, processes and processing methods, technology and techniques;

(d)  know-how, trade secrets, business processes, research and technical data; and

(e)  software, studies, findings, algorithms, customer databases, instructions, guides, manuals and designs.

“Termination Fee” has the meaning ascribed thereto in Section 7.3.

“Transactions” means collectively, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, including the Arrangement and the transactions contemplated thereby.

“Transaction Expenses” shall be determined in accordance with Section 7.4 and means, with respect to each party, the sum of:

(a)  the accounting, advisory, legal, and other third party fees and expenses in connection with the Transactions, including, but not limited to, advisory fees, legal fees, audit fees and printing expenses; and

(b)  in the case of the Company, the amounts payable under any change of control agreements or arrangements, or any other similar compensation paid by Parent or the Acquired Company or required to be assumed by the Acquired Company or the Parent in connection with the transactions contemplated by this Agreement, including, without limitation, the amounts set forth in Section 3.14(f) of the Company Disclosure Schedule;

provided, however, that (A) expenses incurred by the Company pursuant to Section 7.4(b)(i) shall not be counted as Transaction Expenses of the Company and shall be counted as transaction expenses of Parent, (B) expenses incurred by the Company pursuant to Sections 7.4(b)(ii) and (iii), and expenses incurred by either the Company or the Parent from the engagement of an investor relations firm shall not be counted as Transaction Expenses of either Parent or the Company and (C) all expenses incurred by either the Company or Parent in procuring the consent to the Transactions from parties to Company Contracts (including Laurus Master Fund, Ltd. and the holders of the Company’s Convertible Debentures) shall be counted as transaction expenses of the Company; and provided further , howeve r, that the foregoing shall not create an obligation on the Company to make any such payment or to obtain such consents (other than as specifically set forth in Sections 2.8(a)(ii)(5) and 5.5(b) of this Agreement). For clarification, the Deferred Underwriting Fees (as defined below) shall not be Transaction Expenses.

“Trustee” means Valiant Trust Company or any successor trustee appointed under the Voting and Exchange Trust Agreement.

“TSX” means the Toronto Stock Exchange.

“Unaudited Statements” is defined in Section 5.10.

“U.S. GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Voting Agreements” are defined in the Recitals.

“Voting and Exchange Trust Agreement” means an agreement to be made between Parent, Purchaser and the Trustee, substantially in the form of Schedule L hereto, with such changes thereto as the parties hereto may agree (and consented to by the Trustee).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Law under state, provincial, or local law.

1.2  Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. Each reference to “Dollars” or “$” in this Agreement refers to the lawful currency of the United

States of America. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. References to any document being “made available” by the Company to Parent shall mean any of the following: (i) physical delivery to Parent or its authorized representatives, (ii) inclusion of such document in the Company’s public filings available at www.sedar.com (to the extent such document is available to be downloaded from such site) and (iii) deposit on or before March 6, 2007 in the electronic data room hosted by IntraLinks, Inc. References to any document being “made available” by Parent to the Company shall mean each of the following: (i) physical delivery to Parent or its authorized representatives and (ii) inclusion of such document in the Company’s public filings available at www.sec.com (to the extent such document is available to be downloaded from such site).

ARTICLE 2

THE ACQUISITION

2.1  Implementation Steps by the Company. The Company covenants in favor of Parent and Purchaser that the Company shall:

(a)  subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Parent under Section 192 of the CBCA for the Interim Order and thereafter proceed with and diligently seek the Interim Order;

(b)  subject to terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Company Meeting for the purpose of considering, among other things, the Arrangement Resolution;

(c)  subject to Section 7.2(a)(ii), not postpone or adjourn (other than a postponement or adjournment not exceeding five Business Days required to obtain the Required Company Vote) or cancel the Company Meeting without Parent’s prior written consent except as required for quorum purposes, to comply with requirements of applicable Law or by the Court;

(d)  use commercially reasonable efforts to solicit from the Company Shareholders and Company Optionholders proxies in favor of the approval of the Arrangement Resolution, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith;

(e)  subject to compliance with fiduciary duties and obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(f)  subject to obtaining the Final Order and satisfaction or waiver of the conditions set forth in Section 6.2, and in accordance with Section 2.4, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2  Interim Order. The notice of petition for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

(a)  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)  that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be 66½% of the votes cast on the Arrangement Resolution by Company Shareholders and Company Optionholders voting together as a single class, present in person or by proxy at the Company Meeting other than votes required by applicable Laws to be excluded, provided that at least a simple majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or by proxy at the Company Meeting other than votes required by applicable Laws to be excluded are in favor of the Arrangement Resolution (such approval described in this Section 2.2(b), the “Required Company Vote”);

(c)  that the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)  for the grant of the Dissent Rights; and

(e)  for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

2.3  Implementation Steps by Parent. Parent covenants in favor of the Company that Parent shall:

(a)  subject to the terms of this Agreement, as soon as reasonably practicable, prepare and file with the SEC the Proxy and Registration Statement;

(b)  respond as promptly as reasonably practicable to comments from the staff of the SEC, use its commercially reasonable efforts to cause the Proxy and Registration Statement to be declared effective by the SEC and to keep the Proxy and Registration Statement effective as long as is necessary to consummate the Transactions;

(c)  as soon as reasonably practicable after obtaining clearance from the SEC and subject to compliance with applicable Law and its Organizational Documents, mail the Proxy Statement to the Parent Stockholders and convene and hold the Parent Meeting for the purpose of considering the Parent Stockholder Approval Matters;

(d)  not postpone or adjourn (other than a postponement or adjournment required to obtain the Required Parent Vote) or cancel the Parent Meeting without the Company’s prior written consent except as required for quorum purposes, to comply with the requirements of applicable Law; and

(e)  use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the Parent Stockholder Approval Matters.

2.4  Articles of Arrangement; Closing. The Articles of Arrangement shall implement the Plan of Arrangement. On the second Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article 4, and unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”), the Articles of Arrangement shall be filed with the Director. At the Effective Time, the Arrangement will be completed in accordance with the Plan of Arrangement. The closing of the transactions contemplated hereby and by the Arrangement will take place in Calgary, Alberta at the offices of Macleod Dixon llp on the Closing Date (the “Closing”).

2.5  Circular. Subject to compliance with Section 2.6, as promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall set and give notice of the record date for the Company Meeting as required under the Articles of the Company, complete the Circular together with any other documents required by the CBCA, Securities Laws or other applicable Laws in connection with the Company Meeting required to be prepared by the Company, and as promptly as is reasonably practicable after the execution and delivery of this Agreement, the Company shall, unless otherwise agreed by the Parties, cause the Circular and other documentation required in connection with the Company Meeting to be sent to Company Securities Holders and filed as required by the Interim Order and applicable Laws. The Circular shall include the recommendation of the Company’ Board of Directors that Company Securities Holders vote in favor of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement. Subject to the terms of this Agreement, the Company shall take all lawful action to solicit votes in favor of the Agreement Resolution, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith.

2.6  Preparation of Filings

(a)  Parent and the Company shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter, including but not limited to any orders required from the applicable Governmental Authorities to permit the issuance and first resale of the Exchangeable Shares and the Parent Shares pursuant to the Arrangement and the issuance and first trade of the Parent Shares to be issued from time to time upon exchange of the Exchangeable Shares, exercise of the Company Options and Company Warrants or the conversion of the Convertible Debentures, if any.

(b)  Parent and the Company shall co-operate in the preparation, filing and mailing of the Circular. The Company shall provide Parent with a reasonable opportunity to review and comment on the Circular prior to its mailing to Company Securities Holders and filing in accordance with the Interim Order and applicable Laws. Parent acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to Circular will be determined solely by the Company acting reasonably. Parent agrees to provide on a timely basis all information concerning Parent and Purchaser reasonably requested by the Company for inclusion in the Circular.

(c)  The Company shall ensure that the Circular complies with the Interim Order and all applicable Laws in all material respects and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent).

(d)  The Company shall furnish to the Parent and Purchaser all such information concerning it and the Company Securities Holders as may be required to carry out the actions described under this Agreement or to implement the transactions contemplated hereunder.

(e)  Parent shall ensure that the information supplied by it for inclusion in the Circular will, at the time of the mailing of the Circular, not contain any material misstatement, untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)  Parent and the Company shall co-operate in the preparation, filing and mailing of the Proxy and Registration Statement. Parent shall provide the Company with a reasonable opportunity to review and comment on the Proxy and Registration Statement prior to its mailing to Parent Stockholders and filing with the SEC. The Company acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to Proxy and Registration Statement will be determined solely by Parent acting reasonably. The Company agrees to provide on a timely basis all information concerning the Acquired Companies reasonably requested by Parent for inclusion in the Proxy and Registration Statement.

(g)  Parent shall ensure that the Proxy and Registration Statement complies with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy and Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading (other than with respect to any information relating to and provided by the Acquired Companies).

(h)  The Company shall ensure that the information supplied by the Acquired Companies for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(i)  Each of the Company and Parent shall promptly notify the other if at any time before the Effective Time it becomes aware that the Circular, the Proxy and Registration Statement, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise is erroneous or requires an amendment or supplement, and the Parties shall co-operate in the preparation of such amendment or supplement as required. The Company shall promptly provide a copy to the Parent of any communications or notices received from any Governmental Authority in respect of the Circular, this Agreement, the Plan of Arrangement or the transaction contemplated hereunder. Parent shall promptly provide a copy to the Company of any written communications received from the staff of the SEC relating to the Proxy and Registration Statement, the Prospectus or the Proxy Statement.

2.7  Securities Holders/Stockholder Communications and Public Announcements. The Company and Parent agree to co-operate in the preparation of presentations, if any, to Company Securities Holders or Parent Stockholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement without the consent of the other Party, and the Company shall not make any filing with any Governmental Authority with respect thereto without prior consultation with Parent and Parent shall not make any filing with any Governmental Authority without prior consultation with the Company; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure or filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Parent and the Company will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Transactions.

2.8  Closing Deliveries.

(a)  At the Closing, the Company will deliver or cause to be delivered to Parent and Purchaser:

(i)  a certificate substantially in the form of Schedule F, dated as of the Closing Date, executed by an officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b); and

(ii)  a certificate substantially in the form of Schedule G of an officer of each Acquired Company dated as of the Closing Date and attaching with respect to each Acquired Company:

(1)  the Acquired Company’s Organizational Documents, and if applicable, certified by the Governmental Authority of the jurisdiction of the Acquired Company’s organization not more than five Business Days prior to the Closing Date;

(2)  a certificate of good standing of the Acquired Company issued not more than five Business Days prior to the Closing Date;

(3)  all resolutions of the board of directors of the Company relating to the approval of this Agreement and the Transactions;

(4)  incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(5)  the consents to the change of control of the Company from the other party or parties to the Company Contracts set forth on Schedule 2.8.

(b)  At the Closing, Parent will deliver or cause to be delivered to the Company or the Company Affiliates or to the holders of Company SARs, as applicable:

(i)  a certificate substantially in the form of Schedule H, dated as of the Closing Date, executed by Parent confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and

(ii)  a certificate substantially in the form of Schedule I of an officer of each of Parent, Canco and Purchaser dated as of the Closing Date and attaching with respect to Parent and Purchaser:

(1)  Parent’s, Canco’s and Purchaser’s Organizational Documents, and if applicable, certified by the Governmental Authority of the jurisdiction of its organization not more than five Business Days prior to the Closing Date;

(2)  a certificate of good standing of Parent, Canco and Purchaser issued not more than five Business Days prior to the Closing Date;

(3)  all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Parent, Canco and Purchaser relating to this Agreement and the Transactions;

(4)  incumbency and signatures of the officers of Parent, Canco and Purchaser executing this Agreement or any other agreement contemplated by this Agreement;

(iii)  the Amended and Restated Registration Rights Agreement, executed by Parent, the Initial Parent Stockholders and the Company Affiliates; and

(iv)  The SAR Exchange Agreements, executed by Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Purchaser that except as set forth (x) in the Company Disclosure Schedule, (y) in the Company Documents filed with the Canadian Securities Administrators via the SEDAR filing system prior to the execution of this Agreement or (z) in the Company’s registration statement on Form 20-F filed with the SEC by way of a confidential filing on December 19, 2006, as amended and filed with the SEC by way of a confidential filing on February 7, 2007 (the “Form 20-F”), which Form 20-F has previously been delivered to Parent (it being understood that any matter in such Company Disclosure Schedule, such Company Documents or the Form 20-F shall be deemed disclosed with respect to any section of this Article 3 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent and to the extent the materiality of such matter is reasonably apparent):

3.1  Organization and Good Standing. Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each Acquired Company’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of the current directors and officers of each Acquired Company. The Company has made available to the Parent accurate and complete copies of the Organizational Documents of each Acquired Company, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof.

3.2  Authority and Enforceability.

(a)  As of the date hereof, the Board of Directors of the Company, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of the Company and has resolved unanimously to recommend to the Company Securities Holders that they vote their Common Shares or Company Options in favor of the Arrangement. Subject to compliance with the CBCA, the Board of Directors of the Company has unanimously approved the Arrangement and the execution and performance of this Agreement. The Board of Directors of the Company has received a Fairness Opinion from William Blair & Company or another financial advisor of national reputation (the “Company Financial Advisor”). Promptly following receipt of the written Fairness Opinion, the Company shall provide a complete copy of the Fairness Opinion to Parent.

(b)  The only vote of holders of securities of the Company necessary to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Company Vote.

(c)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company, except for the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(d)  Upon the execution and delivery by the Company of the Ancillary Agreements to which the Company is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.3  No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the Transactions, will:

(a)  directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Common Shares or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the Organizational Documents of any Acquired Company; (ii) any Governmental Authorization, except as set forth in Section 3.3(b); (iii) any Material Contract; or (iv) any Law or Judgment applicable to any Acquired Company or any of their respective properties or assets, except as set forth in Section 3.3(b); or

(b)  require any Acquired Company to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except for (i) the mailing of the Circular to Company Securities Holders and filing the Circular according to the Interim Order, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act ”) and the comparable laws of any foreign country reasonably determined by the parties to be required and (iii) such other consents, waivers, approvals, ratifications, permits, licenses, Governmental Authorizations or other authorizations, or notices, filings or registrations which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Transactions.

(c)  The aggregate value of all the assets in Canada of the Acquired Companies or the annual gross revenues from sales in and from Canada generated from all the assets in Canada of the Acquired Companies, as determined pursuant to subsection 110(2) of the Competition Act, do not exceed, in either case, Cdn.$50 million, and the Acquired Companies together with their Affiliates do not have assets in Canada that exceed Cdn.$400 million or annual gross revenues from sales in, from and into Canada that exceed Cdn.$400 million, in either case, as determined pursuant to section 109 of the Competition Act.

(d)  The aggregate value of the assets of the Canadian Acquired Companies, calculated in the manner prescribed by the Investment Canada Act, is less than Cdn.$281 million and none of the Canadian Acquired Companies (i) engages in the production of uranium or own an interest in a producing uranium property in Canada, (ii) provides a financial service (as such term is defined in the Investment Canada Act), (iii) provides any transportation service (as such term is defined in the Investment Canada Act), or (iv) is a cultural business (as such term is defined in the Investment Canada Act).

3.4  Capitalization and Ownership.

(a)  The authorized capital of the Company consists of an unlimited number of Common Shares, without nominal or par value. Section 3.4 of the Company Disclosure Schedule sets forth as of the date hereof:

(i)  the number of issued and outstanding Common Shares;

(ii)  the number of outstanding Company Options, warrants, stock appreciation rights, restricted stock units and other securities convertible or exchangeable for Common Shares or settleable in Common Shares and the number of Common Shares reserved for issuance upon exercise or conversion of all such Company Options, warrants, stock appreciation rights, restricted stock units and other securities; and

(iii)  all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of Company Options and Company SARs issued under such Company Stock Plan, the number of Common Shares subject to outstanding options or other equity-based awards under such Company Stock Plan and the number of Common Shares reserved for future issuance under such Company Stock Plan; and

(iv)  all outstanding Company Options and other equity based awards, including any stock appreciation awards or restricted stock units, indicating with respect to each such Company Option or other equity-based award, the name of the holder thereof, Company Stock Plan under which it was granted, the number of Common Shares subject to such Company Option or other equity-based award, the exercise price (if applicable), the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Options, Company SARs and other agreements relating to other equity-based awards.

(b)  Prior to and as of the date of this Agreement, no dividends have been declared, reserved or set aside with respect to any Common Shares. Upon the consummation of the Transactions, Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.

(c)  Section 3.4 of the Company Disclosure Schedule sets forth for each Subsidiary:

(i)  its authorized share capital; and

(ii)  the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof.

No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any shares or other equity interests or debt instruments of any Person. All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(c) of the Company Disclosure Schedule.

(d)  Except as set forth in this Section 3.4, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and (ii) there are no options, warrants, equity securities, calls, rights or other Company Contracts obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.

(e)  There are no Company Contracts or, to the Knowledge of the Company, Contracts to which any Company Shareholder or any Affiliate of any Acquired Company or any Company Shareholder is a party or by which any Company Shareholder or any Affiliate of any Acquired Company or any Company Shareholder is bound with respect to the voting (including voting trusts or proxies), registration under the U.S. Securities Act or any other Securities Laws (including the qualification of a prospectus under Canadian Securities Law), or the sale or transfer (including Contracts imposing transfer restrictions) of any shares or other equity interests of any Acquired Company. No holder of indebtedness of any Acquired Company has any right to convert or exchange such indebtedness for any equity securities or other securities of any Acquired Company. No holders of outstanding indebtedness of any Acquired Company have any rights to vote for the election of directors of any Acquired Company or to vote on any other matter on which holders of capital stock of any Acquired Company may vote.

(f)  All of the Common Shares and the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. No legend or other reference to any purported Encumbrance appears on any certificate representing the Common Shares (other than legends referring to transfers in compliance with applicable Securities Laws) or any equity securities of any Subsidiary.

(g)  There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares or other equity interests of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. Except to the extent arising pursuant to applicable take-over or similar Laws, there is no rights agreement, “poison pill” anti-take-over plan or other similar agreement or understanding to which any of the Acquired Companies is a party or by which it or they are bound with respect to any equity security of any class of any Acquired Company.

3.5  Financial Statements and Compliance.

(a)  Attached as Section 3.5(a) of the Company Disclosure Schedule are the financial statements (collectively, the “Financial Statements”) comprising the audited consolidated balance sheets of the Company as of December 31, 2005, December 25, 2004 and December 27, 2003 and the unaudited consolidated balance sheet of the Company as of September 30, 2006 (the “Balance Sheet”), the audited consolidated statements of operations and deficit, changes in shareholders’ equity and cash flow for each of the fiscal years then ended, the unaudited consolidated statements of operations and deficit, changes in shareholders’ equity and cash flow for the nine months ended September 30, 2006, including in each case any notes thereto, together with, in the case of the audited financial statements, the report thereon of Ernst & Young LLP, independent chartered accountants.

(b)  The Financial Statements (including the notes thereto) are consistent with the books and records of the Company and have been prepared in accordance with Canadian generally accepted financial principles (“Canadian GAAP”) consistently applied throughout the periods involved. The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as of the respective dates and for the periods indicated therein, all in accordance with Canadian GAAP. No financial statements of any Person other than the Acquired Companies are required by Canadian GAAP to be included in the financial statements of the Company.

(c)  The Acquired Companies have been in compliance with all Laws applicable to them or by which their properties are bound or affected, other than non-compliance that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed all forms, reports and documents required to be filed by the Company with the Canadian Securities Administrators via the SEDAR filing system since January 1, 2006, and has made available to Parent such forms, reports and documents in the form filed (such documents together “Company Documents”). All such Company Documents are publicly and freely available on www.sedar.com and the Company has not filed any confidential material change report with any securities commission or the TSX that remains confidential as of the date hereof. As of their respective dates, all such forms, reports and documents of the Company (i) were prepared in accordance with applicable Laws in all material respects and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Acquired Company (other than the Company) is required to file any forms, reports or other documents pursuant to Securities Laws with any securities commission in Canada or with the TSX.

(d)  The Form 20-F did not at the time it was filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading in any material respect.

(e)  There are no amendments or modifications that have not yet been filed pursuant to Securities Laws but that are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company pursuant to Securities Laws.

(f)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  all transactions are executed in accordance with management’s general or specific authorizations;

(ii)  all transactions are recorded as necessary to permit the preparation of financial statements in conformity with Canadian GAAP and to maintain proper accountability for assets;

(iii)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

The Company maintains a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of the Company for external purposes in accordance with Canadian GAAP and includes those policies and procedures that (x) pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with Canadian GAAP and that receipts and expenditures of the Company are made only in accordance with authorizations of the management of the Company and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company.

(g)  The Company maintains disclosure controls and procedures to provide reasonable assurance that material information required to be disclosed by the Company under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in such Laws.

3.6  No Undisclosed Liabilities. Except as to Taxes, the representation and warranties of the Company as to which are set forth in Section 3.9, there are no material liabilities or obligations of any Acquired Company whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise), except (i) to the extent expressly reflected on or reserved against in, or otherwise disclosed in the notes to, the Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business under the Company Contracts, (iii) liabilities or obligations arising in the ordinary course of business after the date of the Balance Sheet consistent (in amount and kind) with past practice (none of which is a material liability or material obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of Law or any suit, claim, action or proceeding) and (iv) liabilities in respect of Transaction Expenses of the Company.

3.7  Transactions with Affiliates and Employees. Except as set forth in the Company’s reports filed pursuant to the Securities Laws, none of the officers or directors of the Acquired Companies and, to the knowledge of the Company, none of the employees of the Acquired Companies is presently a party to any transaction with an Acquired Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of an Acquired Company and (iii) for other employee benefits, including stock option or share appreciation rights agreements under any stock option plan or share appreciation rights plan of an Acquired Company.

3.8  Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not been: (i) any Company Material Adverse Effect, (ii) any change by an Acquired Company in its accounting methods, principles or practices, except as required by concurrent changes in Canadian GAAP or the rules and regulations promulgated under the Securities Laws, (iii) any revaluation by an Acquired Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iv) any split, combination or reclassification of any Acquired Company’s capital stock.

3.9  Taxes.

(a)  Each Acquired Company has prepared and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law.

(b)  Each Acquired Company will have duly and timely paid all material Taxes it shall have been required to pay as of the Effective Time, including all installments on account of any such Taxes, in respect of periods up to and including the Effective Time. Each Acquired Company will have duly and timely withheld from each amount paid or credited by it on or before the Effective Time the amount of all material Taxes and other deductions it shall have been required under any applicable Tax Laws to have deducted or withheld therefrom as of the Effective Time and will have set aside in trust or duly and timely remitted all such amounts withheld to the relevant Governmental Authority within the time prescribed under any applicable Tax Law. Without limitation, each Acquired Company will have withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all material Taxes required to be withheld by it as of the Effective Time. To the extent required by applicable Law, all such amounts shall have been remitted or paid over to the proper Governmental Authority or, to the extent not yet due and payable, held in separate bank accounts for such purpose and designated as such.

(c)  Each Acquired Company will have duly and timely collected all amounts on account of any goods, services, sales, value added, or transfer or other taxes required by Law to have been collected by it as of the Effective Time and shall have duly set aside in trust or timely remitted to the appropriate Governmental Authority any and all such amounts required by Law to be remitted by it.

(d)  No Acquired Company has been delinquent in the payment of any material Tax, nor has any Acquired Company received any written notice regarding, nor does the Company have any Knowledge of, any Tax deficiency or adjustment outstanding, assessed or proposed against any Acquired Company. No Acquired Company has requested, offered to enter into, entered into, or executed, any agreement, waiver or other arrangement providing for any waiver of any statute of limitations or any extension of time with respect to (i) any assessment, reassessment or collection of Taxes, (ii) the filing of any Tax Return, (iii) the filing of any election, designation or similar filing relating to Taxes, or (iv) the payment or remittance of any Taxes or amounts on account of Taxes by any Acquired Company. There are no matters that are the subject of any written agreement between any Acquired Company and any Governmental Authority relating to any claims for additional Taxes, nor, to the Company’s Knowledge, are there any such matters pertaining to possible Tax claims against any Acquired Company under discussion with any Governmental Authority.

(e)  No Proceeding, audit or other examination, assessment, reassessment, request for information, objection or appeal relating to any Tax Return, or otherwise relating to Taxes of any Acquired Company is in progress, pending or threatened nor has any Acquired Company been notified in writing of, nor does the Company have any Knowledge of, any such Proceeding, audit, examination, assessment, reassessment, request, objection or appeal. No adjustment relating to any Tax Return filed by any Acquired Company has been proposed in writing by any Governmental Authority to any Acquired Company or any representative thereof and no written claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.

(f)  Except as reasonably would not be likely to result in any material liability to the Acquired Company (in any individual case or in the aggregate), no Acquired Company had, as of September 30, 2006, any liability for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, that has not been accrued or reserved against on the Balance Sheet in accordance with Canadian GAAP. Since September 30, 2006, no Acquired Company has incurred any liability for Taxes, whether asserted or unasserted, contingent or otherwise, other than in the ordinary course of business. Amounts of Taxes that have accrued but which are not yet due and payable as of the Effective Time will be provided for in any interim financial statements of the Acquired Companies if and to the extent required under Canadian GAAP.

(g)  Each Acquired Company has made available to Parent or its legal counsel or accountants true and complete copies of all Tax Returns for (and non privileged studies and opinions related thereto) for such Acquired Company for its last three taxable years.

(h)  To the Knowledge of the Company, no Acquired Company has applied to any Governmental Authority for permission to change its taxation year end or method of computing income or Taxes, or for any tax ruling, or technical interpretation. Except as disclosed to the Parent in writing prior to the Effective Time, between the date hereof and the Effective Time, no Acquired Company shall have made, revoked or rescinded any Tax election or designation, or made, revoked or rescinded any settlement or compromise of any liability with respect to Taxes, or amended or refiled any Tax Return.

(i)  There are no Liens on the assets of any Acquired Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable and for which adequate reserves have been recorded on line items on the Balance Sheet. To the Knowledge of the Company, no state of facts exists or has existed that would constitute grounds for the assessment of any liability for Taxes with respect to any taxable period not yet audited by the relevant Governmental Authority which would result in any material Lien for Taxes on the assets of any Acquired Company.

(j)  No Acquired Company has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by an Acquired Company.

(k)  Except for customary agreements to indemnify lessors, licensors, lenders and debt security holders in respect of Taxes, (a) no Acquired Company is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority, (b) no Acquired Company (i) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which is a subsidiary of the Company), or (ii) has any liability for the Taxes of any person (other than Company or any Subsidiary) under U.S. Treas. Reg. §1.1502-6 or any similar provision of Canadian federal, provincial, state, local or foreign law, whether as a transferee successor or otherwise, by contract, or otherwise.

(l)  No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Arrangement.

(m)  To the Knowledge of the Company, each Acquired Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday, provision relating to its entitlement to Tax credits, or other Tax reduction agreement or order (“Tax Incentive”), in all material respects.

(n)  Each Acquired Company is, and at all times has filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time been treated by any Governmental Authority as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation). No Acquired Company has filed any Tax Return on the basis that it is subject to Tax in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof).

(o)  No Tax liabilities exist under or in respect of any Company Plans.

(p)  No Acquired Company has filed a statement pursuant to Section 1.6011-4 of the Treasury Regulations pertaining to participation in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(q)  No Acquired Company has made an election to be treated as a domestic corporation pursuant to Section 897(i) of the Code.

3.10  Company Intellectual Property.

(a)  Section 3.10(a) of the Company Disclosure Schedule lists all Owned IP that has been registered or filed with, or issued under the authority of, any government authority (including without limitation all patents, registered copyrights, registered trademarks, and all applications for any of the foregoing) (the “Registered Owned IP”), and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office, United States Copyright Office, or equivalent authority anywhere in the world) related to such Intellectual Property Rights.

(b)  No Owned IP (and, to the Knowledge of the Company, no Licensed IP) is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation that (i) restricts in any material manner the use, transfer, or licensing thereof by any Acquired Company, or (ii) may affect the validity, use or enforceability of such Intellectual Property Rights.

(c)  All of the Acquired Company’s Intellectual Property Rights in the Owned IP are valid and subsisting. With respect to Registered Owned IP, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property Rights have been made, and all necessary documents, recordations and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights.

(d)  Other than “shrink wrap” and similar commercial mass-market Software licenses pursuant to which a third party grants nonexclusive end-user license rights to any Acquired Company for non-customized Software in binary code form, each of the following parts of Section 3.10(d) of the Company Disclosure Schedule lists all Company Contracts pursuant to which: (i) any Company IP was licensed or transferred to any third party; (ii) any Company IP was placed into escrow with any third party; and (iii) a third party has licensed or transferred any material Intellectual Property Rights to any Acquired Company.

(e)  Each of the Acquired Companies either (i) owns and has good and exclusive title to all Intellectual Property Rights and other Intellectual Property used in or necessary to the conduct of the Business; or (ii) has licensed from a third party pursuant to a Company Contract described in Section 3.10(e)(iii) of the Company Disclosure Schedule) all Intellectual Property Rights and other Intellectual Property used in or necessary to the conduct of the Business in a manner sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted. Without limiting the foregoing, (i) each Acquired Company owns exclusively, and has good title to, all trademarks listed in Section 3.10(a) of the Company Disclosure Schedule used in connection with the Business of such Acquired Company; and (ii) each Acquired Company owns exclusively, and has good title to, all copyrighted works that are products of such Acquired Company or that such Acquired Company otherwise expressly purports to own, including any documentation related to such products.

(f)  Each Person who is or was an employee or contractor of an Acquired Company and who is or was involved in the creation or development of any Intellectual Property Rights in the course of performing services for the Acquired Company has signed a valid, enforceable agreement containing an assignment of all such Intellectual Property Rights to the Company. No employee of an Acquired Company is (i) bound by or otherwise subject to any Contract restricting him from performing his duties for the Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Acquired Company.

(g)  Except for Licensed IP, the Acquired Companies own and have good and exclusive title to all Intellectual Property Rights or other Intellectual Property used by such Acquired Company, free and clear of any Encumbrance (other than any lien for current taxes not yet due and payable); provided, however, that claims of infringement or misappropriation of Intellectual Property Rights shall not be deemed Encumbrances for the purpose of this Section 3.10(g)).

(h)  No Acquired Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that is or was material to the conduct of the Business to any third party, or (ii) permitted rights in such Intellectual Property Rights owned by such Acquired Company to lapse or enter the public domain.

(i)  All material Company Contracts relating to Intellectual Property Rights are in full force and effect. No event has occurred, and no circumstance or condition exists that has resulted in, or could reasonably be expected to result in, (i) the termination of any such Company Contract; (ii) the disclosure, delivery, license, or release from any escrow of any Company IP. Following the Closing Date, each Acquired Company will continue to be permitted to exercise all of its rights under such material Company Contracts relating to Intellectual Property Rights (a) to the same extent such Acquired Company would have been able to had the Transactions not occurred, and (b) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Acquired Company would otherwise be required to pay.

(j)  To the Knowledge of the Company, the operation of the Business (including without limitation the Acquired Companies’ offering, sale, license, and performance of their products and services) has not and does not infringe or misappropriate the Intellectual Property Rights of any third party, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction in which any Acquired Company does business. To the Knowledge of the Company, no Person has infringed or misappropriated any Company IP.

(k)  No Acquired Company has received notice from any third party that the operation of the Business infringes or misappropriates the Intellectual Property Rights of any third party, or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(l)  Each Acquired Company has taken reasonable steps to protect its rights in the Acquired Companies’ confidential information and trade secrets and (to the extent required under confidentiality obligations to third parties) to protect any trade secrets or confidential information of third parties provided to the Acquired Companies. Without limiting the foregoing, each Acquired Company (x) has and enforces a policy requiring each employee to execute a proprietary information/confidentiality and invention assignment agreement substantially in the forms provided to Parent, and has ensured that all current and former employees of the Acquired Companies have executed such an agreement; and (y) has and enforces a policy requiring each contractor or third party that receives any confidential information and/or trade secrets from the Acquired Companies to execute a written agreement containing obligations of confidentiality no less restrictive than the confidentiality obligations set forth in such Acquired Company’s standard form of confidentiality agreement provided to Parent, and has ensured that all such current and former contractors and third parties have executed such an agreement.

3.11  Compliance; Permits; Restrictions.

(a)  Neither any Acquired Company nor the conduct of the Business is in conflict with, or in default or violation of any Laws applicable to any Acquired Company or by which its or any of their respective businesses or properties is bound or affected, except such conflicts, defaults or violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against any Acquired Company, nor has any Governmental Authority indicated to the Company an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon any Acquired Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Acquired Companies, any acquisition of material property by any Acquired Company or the conduct of the Business.

(b)  Each Acquired Company holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities that are material to the operation of its Business, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Acquired Company is in compliance in all material respects with such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, except such non-compliance as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

3.12  Litigation. There is no suit, action, judgment, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened, against or affecting any Acquired Company or any property or asset of any Acquired Company which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.13  Investment Banking, Brokers’ and Finders’ Fees. Except for fees payable to William Blair & Company pursuant to an engagement letter dated April 8, 2006, the Acquired Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14  Employee Benefit Plans.

(a)  The Company Plans covering any active employee, former employee, director or consultant of Company, any Subsidiary or any trade or business (whether or not incorporated) that is an Affiliate of the Company within the meaning of Section 414 of the Code, or with respect to which Company has or may in the future have liability are listed on Section 3.14(a) of the Company Disclosure Schedule. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each plan listed on Section 3.14(a) of the Company Disclosure Schedule including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended, or the Code in connection with each plan listed on Section 3.14(a) of the Company Disclosure Schedule; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under the Employee Retirement Income Security Act of 1974, as amended, with respect to each plan; (iv) all Internal Revenue Service determination, opinion, notification and advisory letters relating to any plan listed on Section 3.14(a) of the Company Disclosure Schedule; (v) all material correspondence to or from any governmental agency relating to any plan listed on Section 3.14(a) of the Company Disclosure Schedule; (vi) all discrimination tests for each plan listed on Section 3.14(a) of the Company Disclosure Schedule, if applicable, for the most recent three plan years; and (vii) if the Plan listed on Section 3.14(a) of the Company Disclosure Schedule is funded, the most recent periodic accounting of the assets of such plan.

(b)  Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including the Employee Retirement Income Security Act of 1974, as amended, and the Code, that are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of business) has been brought, or to the Knowledge of Company is threatened, against or with respect to any such plan listed on Section 3.14(a) of the Company Disclosure Schedule. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the Internal Revenue Service or Department of Labor with respect to any plans listed on Section 3.14(a) of the Company Disclosure Schedule. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the plans listed on Section 3.14(a) of the Company Disclosure Schedule have been timely made or accrued. Section 3.14(b) of the Company Disclosure Schedule includes a listing of the accrued vacation liability of Company as of January 31, 2007. Any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 401(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless such plan still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to conform to such legislation. No Acquired Company has any plan or commitment to establish any new Company Plan similar to any plan listed on Section 3.14(a) of the Company Disclosure Schedule, to modify any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Plan similar to any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule. Each Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, any Acquired Company or any of their respective Affiliates (other than ordinary administration expenses).

(c)  Neither the Company, any Subsidiary, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)A of the Employee Retirement Income Security Act of 1974, as amended. Neither Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. To the Knowledge of the Company, neither Company, any Subsidiary, nor any officer or director of Company or any Subsidiary is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, with respect to any Company Plan. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended, and not otherwise exempt under Section 4975 of the Code or Section 408 of the Employee Retirement Income Security Act of 1974, as amended, has occurred with respect to any Company Plan.

(d)  To the Knowledge of the Company, neither the Company, any Subsidiary, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Company employees. None of the plans listed on Section 3.14(a) of the Company Disclosure Schedule promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. No Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule provides health benefits that are not fully insured through an insurance contract.

(e)  To the Knowledge of the Company, there are no pending, threatened or reasonably anticipated claims or actions against any Acquired Company under any workers’ compensation policy or long-term disability policy.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of any Acquired Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)  No payment or benefit which will or may be made by any Acquired Company or its Affiliates with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the Treasury Regulations thereunder (“Section 280G”) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 3.14(g) of the Company Disclosure Schedule shall list all persons who the Company reasonably believes are, with respect to Company or any Subsidiary, “disqualified individuals” (within the meaning of Section 280G) as determined as of the date hereof. Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five business days prior to the expected date of the Closing, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 3.14(g) which sets forth any additional information which Company reasonably believes would affect the determination of the persons who are, with respect to Company or any Subsidiary, deemed to be “disqualified individuals” (within the meaning of Section 280G) as of the date of each such revised Schedule 3.14(g).

(h)  Each Company Plan that has been adopted or maintained by Company or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 3.14(h) of the Company Disclosure Schedule.

(i)  There is no Company Contract covering any employee or former employee of any Acquired Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $100,000 that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no Company Contract requiring an Acquired Company to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

3.15  Absence of Liens and Encumbrances. Each Acquired Company has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except as reflected in the Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.16  Environmental Matters.

(a)  Hazardous Material. To the Knowledge of the Company, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be a Hazardous Material, are present, as a result of the actions of any Acquired Company or any Affiliate of the Acquired Companies, or, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Acquired Company has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Acquired Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) no Acquired Company has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Authority in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or the handling or transportation of Hazardous Materials or in a manner that would reasonably be expected to result in material liability to the Acquired Companies.

(c)  Permits. Each Acquired Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of such Acquired Company’s business, except where the failure to hold such permits does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Environmental Liabilities. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge, threatened concerning any permit covered by Section 3.16(c) above, Hazardous Material or the handling or transportation of any Hazardous Material by any Acquired Company.

3.17  Agreements, Contracts and Commitments. Section 3.17 of the Company Disclosure Schedule sets forth each of the following Company Contracts (such Company Contracts, the “Material Contracts”):

(a)  any employment or consulting agreement, contract or commitment with any director or officer or member of Company’s Board of Directors, other than those that are terminable by any Acquired Company on no more than 30 days’ notice without liability or financial obligation to the Acquired Companies;

(b)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)  any agreement of indemnification or any guaranty, other than agreements with Acquired Company customers entered into in the ordinary course of business;

(d)  any agreement, contract or commitment containing any covenant limiting in any respect the right of any Acquired Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by any Acquired Company after the date of this Agreement of assets in excess of $500,000 not in the ordinary course of business or pursuant to which any Acquired Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than any Subsidiary;

(f)  any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which any Acquired Company have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which any Acquired Company has continuing material obligations to jointly develop any Intellectual Property Rights that will not be owned, in whole or in part, by such Acquired Company;

(g)  any material agreement, contract or commitment currently in force pursuant to which (i) an Acquired Company licenses any third party to manufacture or reproduce any Acquired Company product, service or technology; (ii) a third party resells, distributes, or acts as a sales representative for any Acquired Company products or service, excluding agreements with distributors or sales representatives in the normal course of business that are cancelable without penalty upon notice of 90 days or less, and substantially in the form previously provided to Parent; and (iii) an Acquired Company engages any third party to supply any products or perform any services material to the conduct of the Business, including without limitation any long-term supply agreements, installation service subcontracts, and repair service provider agreements, in each case to the extent such Contract is (x) reasonably likely to involve consideration of more than $500,000 during any fiscal year of the Acquired Companies and (y) is not cancelable without penalty upon notice of 90 days or less;

(h)  any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to Company and each Subsidiary taken as a whole;

(i)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit with a value in excess of $250,000;

(j)  all material real property leases and subleases, occupancy licenses and other occupancy agreements entered into by Company and any brokerage agreement and construction contract with respect to the same;

(k)  any settlement agreement entered into within five years prior to the date of this Agreement involving consideration of more than $1,000,000; or

(l)  any other agreement, contract or commitment (i) in connection with or pursuant to which any Acquired Company expects to spend or receive (or are expected to spend or receive), in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

No Acquired Company, nor to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default under, and neither Company nor any Subsidiary has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate any such Material Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Material Contract is valid, has not been terminated as of the date of this Agreement and, except as permitted under Section 5.2 will not be terminated prior to the Effective Date, and is enforceable against the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.18  Company Properties. Each Acquired Company has good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All the plants, structures, facilities, properties, leased premises and equipment of the Acquired Companies, except such as may be under construction as set forth in Section 3.18 of the Company Disclosure Schedule, are in good operating condition and repair, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no person in possession of any of Company real property (including leased property) other than the Company or its Affiliates. All improvements constructed by the Company or any Acquired Company within its real property (including leased property) were constructed in material compliance with all building codes, zoning ordinances and all other applicable laws.

3.19  Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Ancillary Agreements and the Arrangement Resolution and the other transactions contemplated hereby and thereby, and the Company has statutory or discretionary exemption that would apply to the Agreement and the proposed transaction contemplated hereunder. Other than Part 1, Sections 4.1, 4.2, 4.5, 4.6, 4.7, Part 7 and Part 8 under the Ontario Securities Commission Rule 61-501, no other takeover statute or similar statute or regulation applies to or purports to apply to the Arrangement Resolution, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

3.20  Foreign Corrupt Practices Act. To the Company’s Knowledge, neither any Acquired Company, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of any Acquired Company, has done any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

3.21  Labor Matters.

(a)  No Acquired Company is a party to, or bound by, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, nor is any such agreement presently being negotiated, nor is there any duty on the part of any Acquired Company to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of an Acquired Company.

(b)  Since January 1, 2004, no Acquired Company has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of its employees. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity (of unrepresented employees), question concerning representation, or any similar activity or dispute.

(c)  Subject to compliance with applicable Laws, the employment of each employee of an Acquired Company is terminable by the applicable Acquired Company at will, without payment of severance or other compensation or consideration. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each Acquired Company.

(d)  To the Company’s Knowledge, no employee of any Acquired Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may result in a Company Material Adverse Effect.

(e)  For the last three years, no Acquired Company has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” each as defined in the WARN Act, or any similar legal requirement, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an Acquired Company.

(f)  There is no Judgment, claim, labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated, either by or against any Acquired Company, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company employee, including charges of unfair labor practices or harassment complaints. To the Company’s Knowledge, no Acquired Company has engaged in any unfair labor practice within the meaning of the National Labor Relations Act. To the Company’s Knowledge, there are no facts indicating that (i) the consummation of the Arrangement will have a material adverse effect on the labor relations of an Acquired Company, or (ii) any of the employees of an Acquired Company intends to terminate his or her employment with the Acquired Company with which such employee is employed.

(g)  To the Knowledge of the Company, no current or former independent contractor of an Acquired Company could reasonably be deemed to be a misclassified employee. No independent contractor (i) has provided services to an Acquired Company for a period of six consecutive months or longer or (ii) is eligible to participate in any Company Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(h)  Section 3.20(h) of the Company Disclosure Schedule accurately identifies each former employee of an Acquired Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from an Acquired Company or otherwise) relating to such former employee’s employment with an Acquired Company; and Section 3.21(h) of the Company Disclosure Schedule accurately and completely describes such benefits.

(i)  Section 3.20(i) of the Company Disclosure Schedule accurately identifies each employee of an Acquired Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.22  Insurance. The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To the Company’s knowledge, there is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Parent represents and warrants to the Company that, except as set forth on the Parent Disclosure Schedule:

4.1  Organization and Good Standing. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth an accurate and complete list of each of Parent’s and Purchaser’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of the current directors and officers of Parent and Purchaser. Parent and Purchaser have made available to the Company accurate and complete copies of the Organizational Documents of each of Parent and Purchaser, as currently in effect, and neither Parent nor Purchaser is in default under or in violation of any provision of their Organizational Documents.

4.2  Authority and Enforceability.

(a)  As of the date hereof, the Board of Directors of Parent, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Parent Stockholders and is in the best interests of Parent and that the fair market value of Company is equal to at least 80% of Parent’s net assets and has resolved unanimously to recommend to the Parent Stockholders that they vote their Parent Common Stock in favor of the Arrangement. The Board of Directors of Parent has unanimously approved the Arrangement and the execution and performance of this Agreement. The Board of Directors of Parent has received a Fairness Opinion from New Century Capital Partners, LLC or another financial advisor of national reputation (the “Parent Financial Advisor”). Promptly following receipt of the written Fairness Opinion, Parent shall provide a complete copy of the Fairness Opinion to the Company.

(b)  The only vote of holders of securities of Parent necessary to approve the Arrangement is the Required Parent Vote.

(c)  Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of each of Parent and the Purchaser. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(d)  Upon the execution and delivery by each of Parent and the Purchaser of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

4.3  No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation or performance of the Transactions, will:

(a)  directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Parent Common Stock or any of the properties or assets of Parent or Purchaser under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the Organizational Documents of Parent or Purchaser; (ii) except as set forth in Section 4.3(b) any Governmental Authorization; (iii) any Parent Contract; or (iv) except as set forth in Section 4.3(b), any Law or Judgment applicable to Parent or Purchaser or any of their respective properties or assets; or

(b)  require Parent or Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except for (i) the filing of the Proxy and Registration Statement with the SEC and the mailing of the Proxy Statement to the Parent Stockholders, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, HSR Act and the comparable laws of any foreign country reasonably determined by the parties to be required and (iii) such other consents, waivers, approvals, ratifications, permits, licenses, Governmental Authorizations or other authorizations, or notices, filings or registrations which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Transactions.

4.4  Capitalization and Ownership.

(a)  The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share. As of the date hereof, 11,249,997 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. Parent has reserved 18,000,000 shares of Parent Common Stock for issuance upon exercise of outstanding warrants held by Parent’s public stockholders, and 1,350,000 shares of Parent Common Stock issuable upon exercise of unit purchase options issued by Parent on August 31, 2005 in connection with its initial public offering (and warrants issuable upon exercise thereof) to Wedbush Morgan Securities Inc. and Maxim Partners LLC.

(b)  Prior to and as of the date of this Agreement, no dividends have been declared, reserved or set aside with respect to any Parent Common Stock.

(c)  Section 4.4 of the Parent Disclosure Schedule sets forth for Purchaser:

(i)  its authorized share capital; and

(ii)  the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof.

All of the issued and outstanding equity securities of the Purchaser are owned of record and beneficially by the Persons specified in Section 4.4 of the Parent Disclosure Schedule and, to the Parent’s knowledge, free and clear of all Encumbrances, in the respective amounts set forth in the Parent Disclosure Schedule.

(d)  Other than Purchaser, Parent has no Subsidiaries.

(e)  Except as set forth in this Section 4.4 or as contemplated by this Agreement:

(i)  there are no equity securities of any class of either Parent or the Purchaser, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and

(ii)  there are no options, warrants, equity securities, calls, rights or other Parent Contracts obligating Parent or Purchaser to issue, exchange, transfer, deliver or sell, or cause to be issued,

exchanged, transferred, delivered or sold, additional shares or other equity interests of Parent or Purchaser or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Parent or Purchaser to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.

(f)  Except as filed as an exhibit to Parent’s Registration Statement on Form S-1 (Registration No. 333-124141) (the “Parent IPO Registration Statement”), there are no Parent Contracts or, to the Knowledge of Parent, Contracts to which any Parent Stockholder or any Affiliate of Parent or any Parent Stockholder is a party or by which any Parent Stockholder or any Affiliate of Parent or any Parent Stockholder is bound with respect to the voting (including voting trusts or proxies), registration under the U.S. Securities Act or any other Securities Laws (including the qualification of a prospectus under Canadian securities Law), or the sale or transfer (including Parent Contracts imposing transfer restrictions) of any shares or other equity interests of Parent or Purchaser. Parent does not have any outstanding share appreciation rights, phantom shares, performance based rights or similar rights or obligations. No holder of indebtedness of Parent or Purchaser has any right to convert or exchange such indebtedness for any equity securities or other securities of Parent or Purchaser. No holders of outstanding indebtedness of Parent or Purchaser have any rights to vote for the election of directors of Parent or Purchaser or to vote on any other matter.

(g)  All of the Parent Common Stock and the issued and outstanding equity securities of Purchaser are duly authorized, validly issued, fully paid, non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. Other than legends required by applicable blue sky laws, no legend or other reference to any purported Encumbrance will appear on any certificate representing the Parent Common Stock or the Exchangeable Shares to be issued pursuant to the Arrangement.

(h)  There are no obligations, contingent or otherwise, of Parent or Purchaser to repurchase, redeem or otherwise acquire any of their shares or other equity interests. Neither Parent nor Purchaser is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except to the extent arising pursuant to applicable take-over or similar Laws, there is no rights agreement, “poison pill” anti-take-over plan or other similar agreement or understanding to which Parent or Purchaser is a party or by they are bound with respect to any equity security of any class of Parent or Purchaser.

4.5  Financial Statements and Compliance.

(a)  Attached as Section 4.5 of the Parent Disclosure Schedule are the financial statements (collectively, the “Parent Financial Statements”) comprising the audited balance sheet of Parent as of December 31, 2005 and the unaudited balance sheet of Parent as of September 30, 2006 (together, the “Parent Balance Sheet”), the audited statements of operations, stockholders’ equity and cash flow for the fiscal year ended December 31, 2005, the unaudited statements of operations, stockholders’ equity and cash flow for the nine months ended September 30, 2006, including in each case any notes thereto, together with, in the case of the audited financial statements, the report thereon of Eisner LLP, independent certified public accountants.

(b)  The Parent Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of Parent and have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flow of Parent as of the respective dates and for the periods indicated therein, all in accordance with U.S. GAAP. No financial statements of any Person other than Parent are required by U.S. GAAP to be included in the financial statements of Parent.

(c)  Parent has been in compliance with all Laws applicable to it or by which its properties are bound or affected, other than non-compliance that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed all forms, reports and documents required to be filed by the Company under the Securities Laws or other applicable Laws since August 31, 2005 (the “Parent SEC Reports”), and has made available to the Company such forms, reports and documents in the form filed. As of their respective dates, all such forms, reports and documents of Parent (i) were prepared in accordance with applicable Laws and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser is not required to file any forms, reports or other documents pursuant to Securities Laws.

(d)  There are no amendments or modifications that have not yet been filed pursuant to Securities Laws but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent pursuant to Securities Laws.

(e)  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  all transactions are executed in accordance with management’s general or specific authorizations;

(ii)  all transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP and to maintain proper accountability for assets;

(iii)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Parent maintains a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting in the preparation of financial statements of Parent in accordance with U.S. GAAP and includes those policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of Parent in accordance with U.S. GAAP and that receipts and expenditures of Parent are being made only in accordance with authorizations of the management of Parent and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements of Parent.

(f)  Parent maintains disclosure controls and procedures to provide reasonable assurance that material information required to be disclosed by Parent under applicable Securities Laws is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

4.6  No Undisclosed Liabilities. There are no liabilities or obligations of Parent or Purchaser whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise), except (i) to the extent expressly reflected on or reserved against in, or otherwise disclosed in the notes to, the Parent Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business under the Contracts to which Parent is a party, (iii) liabilities or obligations arising in the ordinary course of business after the date of the Parent Balance Sheet consistent (in amount and kind) with past practice (none of which is a material liability or material obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of Law or any suit, claim, action or proceeding), and (iv) liabilities in respect of Transaction Expenses of the Parent.

4.7  Transactions with Affiliates and Employees. Except as set forth in the Parent SEC Reports, none of the officers or directors of Parent or Purchaser is presently a party to any transaction with Parent or Purchaser, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of Parent or Purchaser, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than for reimbursement for expenses incurred on behalf of Parent or Purchaser.

4.8  Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iv) any split, combination or reclassification of any of Parent’s capital stock.

4.9  Taxes.

(a)  Parent and Purchaser have timely filed all material Tax Returns required to be filed by them with all applicable Governmental Authorities. Such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law. Parent and Purchaser have paid, collected, withheld and remitted all material Taxes required to be paid, collected, withheld and remitted by them (whether or not shown on any such Tax Return).

(b)  Parent and Purchaser have timely paid all material Taxes and there is no Tax deficiency or adjustment outstanding, proposed or assessed against Parent or Purchaser, nor has Parent or Purchaser executed any unexpired waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax.

(c)  No audit or other examination of any Tax Return of Parent or Purchaser by any Governmental Authority is presently in progress, nor has Parent or Purchaser been notified in writing of any request for such an audit or other examination.

(d)  As of December 31, 2006, neither Parent nor Purchaser had any liability for any material unpaid Taxes that had not been accrued for or reserved against (excluding deferred Taxes and similar items) on the Parent Balance Sheet in accordance with U.S. GAAP, whether asserted or unasserted, contingent or otherwise. Since December 31, 2006, neither Parent nor Purchaser has incurred any liability for any Taxes other than in the ordinary course of business.

(e)  Parent has made available to the Company or its legal counsel or accountants true and complete copies of the Tax Returns of Parent, Purchaser and any other Subsidiary of Parent for the last three taxable years.

4.10  Parent Intellectual Property. Neither Parent nor Purchaser owns, licenses or otherwise has any right, title or interest in any Intellectual Property Rights other than its rights, if any, to the name Ad.Venture Partners, Inc.

4.11  Compliance; Permits; Restrictions.

(a)  Neither Parent nor Purchaser nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of any Law applicable to Parent or Purchaser or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or Purchaser, nor has any Governmental Authority indicated to Parent or Purchaser an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or Purchaser which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Purchaser, any acquisition of material property by Parent or Purchaser or the conduct of their businesses.

(b)  Each of Parent and Purchaser holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities that are material to the operation of their businesses, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies. Each of Parent and Purchaser is in compliance in all material respects with such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies.

4.12  Litigation. There is no suit, action, judgment, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Parent, threatened, against or affecting Parent, Purchaser or any of their respective properties or assets which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.13  Brokers’ and Finders’ Fees. Except for fees payable to New Century Capital Partners LLC pursuant to an engagement letter dated March 2, 2007, and except for the deferred underwriting fees relating to Parent’s initial public offering payable upon the consummation of the Arrangement (the “Deferred Underwriting Fees”), neither Parent nor Purchaser has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

4.14  Employee Benefit Plans. Neither Parent nor Purchaser maintains or has liability under any employee compensation, severance, termination pay, deferred compensation, stock or stock related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent or Purchaser; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Neither Parent nor Purchaser have any employees.

4.15  Absence of Liens and Encumbrances. Each of Parent and Purchaser has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent on a consolidated basis.

4.16  Agreements, Contracts and Commitments.

(a)  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Parent Contracts, which either (i) create or impose a liability greater than $10,000, or (ii) may not be cancelled by Parent on less than 30 days’ prior notice.

(b)  Each Parent Contact was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts have been made available to Company.

(c)  Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of such breach, default or event. Each Parent Contract is in full force and effect.

4.17  Parent Properties. Neither Parent nor Purchaser owns any real property or holds any material tangible assets. The Parent leases its offices on a month to month basis pursuant to an oral lease agreement.

4.18  Trust Account. As of the date hereof and at the Closing Date, Parent has and will have no less than $52,247,606 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Account”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with Parent’s certificate of incorporation and the Deferred Underwriting Fees.

4.19  Over-The-Counter Bulletin Board Quotation. Parent’s Common Stock and warrants are quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by NASDAQ or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB.

4.20  State Takeover Statutes. The Board of Directors of Parent has approved this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable the restrictions contained in Section 203 of the Delaware Law, to the extent, if any, such restrictions would otherwise be applicable to the Arrangement, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

4.21  Foreign Corrupt Practices Act. Neither Parent nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of Parent or any Subsidiary, has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

4.22  Canco and Purchaser Status.

(a)  Other than in connection with the Arrangement or the transactions contemplated by this Agreement, Parent, directly or indirectly, has no plan or intention to: (i) cause the liquidation of Purchaser or Canco (for U.S. federal income tax purposes or otherwise), (ii) cause the reorganization, merger or amalgamation of Purchaser or Canco with any Person (provided that the foregoing shall not prevent transfers of assets to and from Purchaser), (iii) cause the sale, distribution or other disposition of the stock of Purchaser or Canco by the owner thereof (other than a transfer to one or more wholly-owned Subsidiaries of Parent), or (iv) cause Purchaser to issue any shares of voting stock of Purchaser.

(b)  At the Effective Time, except as contemplated by the Arrangement, Parent or one or more wholly-owned Subsidiaries of Parent will own all of the outstanding capital stock of Purchaser other than the Exchangeable Shares to be issued in the Arrangement or in connection with the Arrangement.

(c)  Purchaser and Canco were formed for the sole purpose of engaging in the Transactions contemplated by this Agreement. Neither Canco nor Purchaser has or will have incurred, directly or indirectly, any obligations or liabilities or engaged in any business or activities or entered into any agreements or arrangements with any Person, except for obligations and liabilities incurred in connection with their incorporation or organization and the transactions contemplated hereby and in the Plan of Arrangement. At no time prior to the Effective Time will Canco or Purchaser own any material assets other than an amount of cash necessary to incorporate Canco or Purchaser, as applicable, and to pay the expenses of the transactions contemplated hereby attributable to it if the transactions contemplated hereby are consummated.

4.23  Business Combinations. Parent is not party to any Contract (including, without limitation, letters of intent, memorandums of understanding and the like) which contemplates the consummation of a Business Combination (as defined in Parent’s Amended and Restated Certificate of Incorporation) other than (i) this Agreement and the Ancillary Agreements and (ii) any such Contract that has been terminated or expired by its terms, in each case on or prior to the date hereof.

ARTICLE 5

COVENANTS

5.1  Access and Investigation. From the date of this Agreement until the Effective Time and upon reasonable advance notice each party will, and cause each of its Subsidiaries to:

(a)  afford the other party and its Representatives full access during normal business hours to all of its properties, books, Contracts, personnel and records as such party may reasonably request; and

(b)  furnish promptly to the other party and its Representatives all other information concerning its business, properties, assets and personnel as such party may reasonably request.

5.2  Operation of the Businesses of the Acquired Companies.

(a)  Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will, and will cause each of its Subsidiaries to:

(i)  conduct its business only in the ordinary course of business;

(ii)  use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it;

(iii)  pay its debts and Taxes when due, subject to good faith disputes over such obligations; and

(iv)  deliver to Parent (A) the monthly board book that is disseminated to the Board of Directors of the Company and (B) the Company’s weekly operational reports.

(b)  Without limiting the generality of Section 5.2(a) and except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise expressly permitted or contemplated by this Agreement or the Ancillary Agreements, the Company will not, and will not cause or permit any of its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i)  declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

(ii)  split, combine or reclassify its capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or any of its other securities;

(iii)  purchase, redeem or otherwise acquire any of its shares or any other securities or any options, warrants or other rights to acquire any such shares or securities;

(iv)  enter into any material partnership arrangements, joint development agreement or strategic alliances, other than in the ordinary course of business;

(v)  transfer a license to any Person, or otherwise extend, amend or modify any material Intellectual Property Rights;

(vi)  cause, permit or propose any amendments to its Organizational Documents;

(vii)  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;

(viii)  except as required to ensure that any Company Plan is not then out of compliance with applicable Law or to comply with the requirements of any Company Plan, adopt, amend or terminate any Company Plan;

(ix)  make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

(x)  except in the ordinary course of business consistent with past practice, modify, amend or terminate any Material Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xi)  except as required by applicable Law, enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

(xii)  incur or enter into any agreement or commitment in excess of $250,000 individually or incur any indebtedness (including capital leases or deferred purchase price obligations) other than (x) under the Security and Purchase Agreement, dated July 31, 2006 among the Company, certain of its Subsidiaries and Laurus Master Fund, Ltd, as amended, or (y) in respect of professional fees and expenses relating to this Agreement and the Transactions;

(xiii)  (A) hire any employee or consultant with an annual compensation level in excess of $150,000 or who is eligible to earn or is paid a bonus in excess of $50,000, (B) enter into or amend any Contract with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent upon the occurrence of the Transactions or (C) enter into any compensation agreement with any current officer or director;

(xiv)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 other than (A) ordinary course workers’ compensation claims or (B) pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date hereof;

(xv)  except as required by applicable Law, make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(xvi)  otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.7 or Section 3.8;

(xvii)  purchase any insurance in excess of such insurance policies held by the Acquired Companies on the date hereof, provided that the foregoing shall not prohibit the Company from extending the term of existing insurance policies or replacing existing insurance policies with comparable policies;

(xviii)  agree in writing or otherwise take any of the actions described in Section 5.2(b)(i) through (xvii) above; or

(xix)  other than upon the exercise of outstanding Company Options, Company SARs, Company Warrants or Convertible Debentures, issue any Common Shares.

5.3  Conduct of Business By Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent agrees, and shall cause Purchaser to, except (i) as specifically provided in this Agreement or (ii) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and preserve its business relationships. In addition, except (x) as specifically provided in this Agreement or (y) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), Parent and its Subsidiaries shall not take any actions other than those necessary or appropriate to consummate the Transactions and those necessary to permit the continued operation of Parent’s business.

5.4  Consents and Filings; Commercially Reasonable Efforts. Without limiting the obligations of the Parties under other sections of this Agreement, each of the Parties will, and will cause each of its Subsidiaries to, use their respective commercially reasonable efforts:

(a)  to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions; and

(b)  as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those disclosed or required to be disclosed as exceptions to Section 3.3 on the Company Disclosure Schedule and Section 4.3 on the Parent Disclosure Schedule.

5.5  Covenants of the Company Regarding the Arrangement. The Company shall and shall cause its Subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(a)  use all commercially reasonable efforts to obtain the Required Company Vote, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith;

(b)  use all commercially reasonable efforts to obtain the consents set forth in Section 3.3 of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent (not to be unreasonably withheld) none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Parent or its respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation;

(c)  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Arrangement;

(d)  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company or any of its Subsidiaries which are typically applied for in a transaction of this nature or are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep Parent reasonably informed as to the nature of any application or submission proposed to be made and the status of the proceedings related to obtaining the Regulatory Approvals, including providing Parent with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for Parent to provide its reasonable comments thereon; and

(e)  defend all Proceedings against the Company challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, provided however that the Company shall not enter into any settlement, or consent to any Judgment thereon without the prior written consent of the Parent (such consent not to be unreasonably withheld).

5.6  Covenants of Parent Regarding the Performance of Obligations. Parent shall, and shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by Parent or any of Parent’s Subsidiaries under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, Parent shall and where appropriate shall cause its Subsidiaries to:

(a)  use all commercially reasonable efforts to obtain the Required Parent Vote;

(b)  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Parent or any of Parent’s Subsidiaries and relating to the Company or any of the Company’s Subsidiaries which are typically applied for by an offeror or are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep the Company reasonably informed as to the status of the Proceedings related to obtaining the Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for the Company to provide its reasonable comments thereon;

(c)  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Arrangement; and

(d)  defend all Proceedings against Parent challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.

5.7  Mutual Covenants. Each of the Parties covenants and agrees that, except as otherwise contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)  it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement and the transactions contemplated hereby and thereby, including using its commercially reasonable efforts to: (i) obtain all Regulatory Approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement and the transactions contemplated hereby and thereby; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder. Subject to the terms and conditions herein provided, none of the Parties shall knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially change the business operations or financial condition of the Company or the Parent; and

(b)  it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement except as permitted by this Agreement.

5.8  Notification. From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of:

(a)  the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing; and

(b)  any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

No notification pursuant to this Section 5.9 will be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Section 8.2.

5.9  Confidentiality. From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between the Company and the Parent dated December 29, 2006 (the “Confidentiality Agreement”), provided that each party hereby consents to the disclosure of Confidential Information provided by such party for purposes of inclusion in the Circular, the Proxy and Registration Statement, the Prospectus, the Proxy Statement or pursuant to Section 2.7 hereof, as applicable. From and after the Closing, the confidentiality obligations of Parent and Purchaser under the Confidentiality Agreement will terminate with respect to all Information.

5.10  Unaudited Monthly and Quarterly Statements; Audited Annual Statements; Pro Forma Financial Statements.

(a)  Until the Effective Time, the Company will cause to be prepared (and furnish to the Parent) as promptly as possible (and in any event, no later than the earlier of (i) the time such information is provided to the Company’s Board of Directors and (ii) 30 days after the end of a month or 45 days after the end of a fiscal quarter, as applicable (other than the fiscal quarter ended December 31, 2006)) on a monthly and quarterly basis unaudited consolidated balance sheets as of the end of such calendar month or fiscal quarter, and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and, solely with respect to the quarterly statements, a reconciliation to U.S. GAAP for the respective periods (such balance sheets, and related statements being collectively referred to in this Agreement as the “Unaudited Statements”). The Unaudited Statements will be prepared from the books and records of the Company and will and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of and for the respective time periods in accordance with internal Company accounting methods and standards currently used.

(b)  The Company shall cause to be prepared (and furnish to the Parent) as promptly as possible after the execution of this Agreement (and in any event no later than March 31, 2007) the audited consolidated balance sheet, and related audited consolidated statement of operations, statement of stockholders’ equity, statements of cash flows, notes thereto and a reconciliation to U.S. GAAP for the year ended December 31, 2006 (such balance sheet and related statements of operations, stockholders’ equity and cash flows, related notes and the reconciliation to U.S. GAAP, the “Audited 2006 Statements”). The Audited 2006 Statements will be prepared from the books and records of the Company and will and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of and for the respective time periods in accordance with internal Company accounting methods and standards currently used.

(c)  The Company shall prepare such pro forma financial statements and notes thereto as reasonably required by Parent for inclusion in the Proxy and Registration Statement, the Prospectus or the Proxy Statement and provide such assistance as reasonably requested by Parent in the preparation of the Proxy and Registration Statement.

5.11  Dissenting Shareholders. The Company shall give the Parent prompt notice of any written notice exercising Dissent Rights, withdrawals of the exercise of such rights, and any other instruments served pursuant to the Arrangement Resolution, the Plan of Arrangement, the Interim Order and the Final Order, and shall consult Parent in respect of negotiations and proceedings with respect to the exercise of such Dissent Rights. Without the prior written consent of the Parent, except as required by applicable Law, the Company shall not, prior to the Effective Time, make any payment with respect to any such rights or offer to settle or settle any such rights.

5.12  Structure Changes. In the event that the Court or any Governmental Authority issues any order, ruling, decision or decree, or takes any action of any kind whatsoever, or refuses to take any action which is contemplated by this Agreement to be taken by it in connection with the implementation of the Transactions, which in each case is materially inconsistent with the structure of the Transactions contemplated hereby, the Parties, each acting in good faith, will cooperate with each other to devise, consider and implement an alternative structure for the Transactions which will result in the Parent and the Company Shareholders being, as nearly as practicable, in the same economic positions as they would have been if the structure provided herein for the Transactions had been implemented (provided that (i) such alternative structure shall not be detrimental to the Company or the Company Shareholders and (ii) the Company and Parent shall use commercially reasonable efforts to obtain revised Fairness Opinions with respect to the alternative structure from the Company Financial Advisor and the Parent Financial Advisor, respectively), and the Parties shall amend this Agreement and the Plan of Arrangement to the extent necessary to reflect such changes in the proposed structure, and to implement the Transactions as so amended.

5.13  Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will:

(a)  furnish to the requesting party any additional information;

(b)  execute and deliver, at their own expense, any other documents; and

(c)  take any other actions,

as may be necessary or as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

5.14  Parent Board Composition and Executive Officers.

(a)  The Board of Directors of Parent shall take all actions necessary such that effective as of the Effective Time:

(i)  The Board of Directors shall be comprised of 9 directors and shall be divided into three classes, Class A, Class B and Class C, with 3 directors in each class. The directors in Class A shall be elected for a term expiring at the first annual meeting of Parent’s stockholders following the Effective Time, the directors in Class B shall be elected for a term expiring at the second annual meeting of Parent’s stockholders following the Effective Time and the directors in Class C shall be elected for a term expiring at the third annual meeting of Parent’s stockholders following the Effective Time.

(ii)  The Class C directors of Parent shall initially be M. Brian McCarthy, Peter Giacalone and Howard Balter.

(iii)  The Class B directors of Parent shall initially be David Hallmen (so long as he qualifies as an “independent director” as defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”)), Ilan Slasky and one other person selected by the Company’s Board of Directors who is not currently a member of the Company’s Board of Directors and who qualifies as an Independent Director.

(iv)  The Class A directors of Parent shall initially be Byron Osing (so long as he qualifies as an Independent Director), Lawrence J. Askowitz (so long as he qualifies as an Independent Director) and one other person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director.

(b)  Subject to the general oversight and authority of the Board of Directors of Parent under applicable law, the Board of Directors of Parent shall take all actions necessary to establish, empower and maintain as of the Effective Time (i) an audit committee, which shall consist solely of Independent Directors, (ii) a compensation committee, which shall consist solely of Independent Directors and which shall initially be co-chaired by David Hallmen and Lawrence J. Askowitz and (iii) a governance committee which shall consist solely of Independent Directors and which shall initially be chaired by Byron Osing.

(c)  The Board of Directors of Parent will take all actions necessary such that effective as of the Effective Time, the Company’s Chief Executive Officer and Chief Financial Officers shall become the Parent’s Chief Executive Officer and Chief Financial Officers, respectively, in each case to hold such office from and after the Effective Time until his successor is duly appointed and qualified in the manner provided in the Organizational Documents of Parent or as otherwise provided by Law or his earlier resignation or removal.

5.15  Company Registration. The Company shall not take any action to cause its registration statement on the Form 20-F to be declared effective by the SEC, provided that the Company may address comments received from the SEC with respect thereto.

5.16  Treatment of Company Options, SARs, Warrants and Convertible Debentures.

(a)  At the Effective Time, each of the Company Options which are outstanding and unexercised immediately prior thereto shall, pursuant to the terms of the Plan of Arrangement cease to represent a right to acquire Common Shares of the Company and shall be exchanged for an option of Parent, in accordance with the terms of the Plan of Arrangement and the Parent shall also take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options and Parent shall register all shares of Parent Common Stock issuable upon the exercise of the Company Options on Form S-8 under the U.S. Securities Act once Parent becomes eligible to use Form S-8.

(b)  At the Effective Time, each of the Company SARs which are outstanding and unexercised immediately prior thereto shall, pursuant to the terms of an SAR Exchange Agreement between Parent and each holder of Company SARs (the “SAR Exchange Agreements”), cease to represent a right to acquire Common Shares of the Company and shall be converted automatically into share appreciation rights of Parent Common Stock, pursuant to which each Company SAR shall entitle the holder to receive such number of shares of Parent Common Stock as the holder of such Company SAR would have been entitled to receive pursuant to the Arrangement had such holder been able to exercise such Company SAR in full immediately prior to the Effective Time, with appropriate adjustments made to the exercise price applicable to such Company SAR and the number of shares of Parent Common Stock acquired upon exercise), determined in accordance with the applicable SAR Exchange Agreement. Except for the foregoing adjustments, each such Company SAR so converted pursuant to a SAR Exchange Agreement shall continue to have, and be subject to, the same terms and conditions (including the vesting and exercise arrangements and other terms and conditions set forth in the Company Stock Plans and the applicable stock appreciation right agreement evidencing each such Company SAR) as are in effect immediately prior to the Effective Time. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company SARs and Parent shall register all shares of Parent Common Stock issuable upon the exercise of the Company SARs on Form S-8 under the U.S. Securities Act once Parent becomes eligible to use Form S-8.

(c)  At the Effective Time, each of the Company Warrants which is outstanding and unexercised immediately prior thereto shall, pursuant to the terms of such Company Warrant, cease to represent a right to acquire Common Shares of the Company and shall instead represent a right to purchase such number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Arrangement had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the Common Shares of the Company otherwise purchasable pursuant to such Company Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Warrants, and subject to further adjustments in accordance with the terms of such Company Warrant (the “New Warrants”). To the extent necessary to give effect to this Section 5.16(c), Parent shall issue to the holder of Company Warrants a new warrant evidencing the right represented in the New Warrants. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Company Warrants and Parent and the Company shall take all necessary action to cause the registration of the resale of such shares of Parent Common Stock under the U.S. Securities Act effective as of the Effective Time. In the event that Parent enters into a transaction analogous to the Arrangement following the Effective Time, Parent shall ensure that the New Warrants are treated in a manner similar to how the Company Warrants are treated in this Section 5.16(c).

(d)  All Convertible Debentures that are outstanding as of the Effective Time shall remain outstanding after the Effective Time in accordance with their respective terms and provisions. After the Effective Time, Parent will become jointly and severally liable with the Company with respect to the payment and performance by the Company of all of the Company’s obligations under the Securities Purchase Agreement and the Convertible Debentures. Following the Effective Time, each holder of Convertible Debentures will have the right to convert such Convertible Debentures into the number of shares of Parent Common Stock which would be receivable at the Effective Time by a holder of the Company Common Shares deliverable upon conversion of such Convertible Debentures immediately prior to the Effective Time, and subject to future adjustments of the conversion price of the Convertible Debentures as are provided for in the terms of the Convertible Debentures (the “New Convertible Debentures”). To the extent necessary to give effect to this Section 5.16(d), Parent shall issue to the holder of Convertible Debentures a new debenture evidencing the right represented in the New Convertible Debenture. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Debentures and Parent and the Company shall take all necessary action to cause the registration of the resale of such shares of Parent Common Stock under the U.S. Securities Act effective as of the Effective Time. In the event that Parent enters into a transaction analogous to the Arrangement following the Effective Time, Parent shall ensure that the Convertible Debentures are treated in a similar manner to this Section 5.16(d).

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1  Conditions to the Obligation of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Parent, in whole or in part):

(a)  The Company’s representations and warranties (i) set forth in Section 3.4 of this Agreement must have been true and correct in all material respects on and as of the date of this Agreement and must be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties in Section 3.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Company Material Adverse Effect (disregarding any materiality or Company Material Adverse Effect qualification contained in any such representation or warranty);

(b)  all of the covenants and obligations that the Acquired Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)  each of the Governmental Authorizations, including all exemption orders from securities commissions under Canadian Securities Laws, and consents identified in Section 3.3 of the Company Disclosure Schedule and Section 4.3 of Parent Disclosure Schedule as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act and the Competition Act must have expired or otherwise been terminated;

(d)  there must not be in effect any Law or Judgment which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(e)  since the date of this Agreement, there must not have been any change, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(f)  the Company must have delivered or caused to be delivered each document that Section 2.8(a) requires it to deliver;

(g)  the Arrangement shall have been approved at the Company Meeting by not less than the Required Company Vote and at the Parent Meeting by not less than the Required Parent Vote;

(h)  the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise; and

(i)  Dissenting Shareholders hold no more than 7% of the Common Shares.

6.2  Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)  the Parent’s representations and warranties (i) set forth in Section 4.4 of this Agreement must have been true and correct in all material respects on and as of the date of this Agreement and must be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties in Section 4.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect (disregarding any materiality or Parent Material Adverse Effect qualification contained in any such representation or warranty);

(b)  all of the covenants and obligations that the Parent or the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)  each of the Governmental Authorizations and consents identified in Section 3.3 of the Company Disclosure Schedule and Section 4.3 of the Parent Disclosure Schedule as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated;

(d)  there must not be in effect any Law or Judgment which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(e)  since the date of this Agreement, there must not have been any change, occurrence or event that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(f)  the Parent must have delivered or caused to be delivered each document that Section 2.8(b) requires it to deliver;

(g)  the Arrangement shall have been approved at the Company Meeting by not less than the Required Company Vote and at the Parent Meeting by no less than the Required Parent Vote;

(h)  the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(i)  The Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement are in full force and effect unamended and are valid and binding obligations of the parties thereto. Each of the parties thereto has performed in all material respects the obligations required to be performed by it under the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and is entitled to all benefits thereunder. None of the parties thereto has violated or breached, in any material respect, any of the terms or conditions of the Exchangeable Share Support Agreement or the Voting and Exchange Trust Agreement and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any of the parties under the Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement; and

(j)  Parent will have no less than $38,684,000, before Parent’s Transaction Expenses, in the Trust Account.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1  Non-Solicitation.

(a)  Except as otherwise provided in Article 7, the Company shall not, directly or indirectly, and shall not authorize, permit or condone any officer, director, employee, representative or agent of the Company or any of its Subsidiaries directly or indirectly to (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or making of any proposals or announcements regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Parent and its affiliates) regarding an Acquisition Proposal, (iii) withdraw, amend or modify in a manner adverse to Parent, the approval of the Board of Directors of the Company of the Arrangement, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (v) accept or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.1(d)); provided, however, that prior to the date the Required Company Vote is obtained, nothing contained in this Agreement shall prevent the Board of Directors of the Company from entering into an agreement (subject to compliance with Section 8.2(d)(i)) or engaging in discussions or negotiations or furnishing information to (subject to compliance with Section 7.1(d)) with any Person who has made (and not withdrawn) an unsolicited bona fide, written Acquisition Proposal to the Company that:

(i)  did not result from a breach of this Section 7.1;

(ii)  involves the acquisition of not less than 50.01% of the outstanding Common Shares (excluding any Common Shares held by such Person or its Affiliates) or 50.01% of the consolidated assets of the Company and its Subsidiaries taken as a whole;

(iii)  in respect of which the Board of Directors of the Company determines in good faith after receiving written opinions from the Company Financial Advisor and its outside counsel (copies of which have been provided to the Parent) that the Acquisition Proposal would, if consummated, result in a Superior Proposal and that the Board of Directors of the Company is required to withdraw or modify its recommendation with respect to the transaction in order to comply with their fiduciary duties to the Company’s shareholders under applicable Laws;

(b)  The Company shall, and shall cause the officers, directors, employees, representatives and agents of the Company and its Subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. The Company shall promptly request the return or destruction of all information provided to any third party which has entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such agreement.

(c)  The Company shall promptly (and in any event within 48 hours of receipt by the Company) notify Parent, immediately orally and thereafter in writing, of any Acquisition Proposal or inquiry received after the date hereof (whether or not relating to any Acquisition Proposal or inquiry received prior to the date hereof) that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, Company Financial Advisor or other agents are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry. The Company shall keep Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry. Promptly upon request, the Company shall provide Parent with copies of all correspondence in respect of any such Acquisition Proposal, inquiries or request for information.

(d)  If the Company receives a request for material non-public information from a Person who proposes an unsolicited bona fide Acquisition Proposal where the Company is not in breach of Section 7.1(a) and the Board of Directors of the Company determines in good faith after receiving written opinions from the Company Financial Advisor and its outside counsel that such proposal would, if consummated, lead to a Superior Proposal, then, and only in such case, the Board of Directors of the Company may, subject to the execution by such Person of a confidentiality agreement, provide such Person with access to information regarding the Company, provided that Parent is promptly provided with a list and copies of all information provided to such Person not previously provided to Parent and is promptly provided with access to information similar to that which was provided to such Person.

(e)  In the event that the Board of Directors of the Company shall have failed to make, withdrawn, amended or modified in a manner adverse to Parent its approval or recommendation of the Arrangement, the Company shall remain obligated to give notice of, convene and hold the Company Meeting, unless the Company exercises its right to terminate this Agreement (i) in connection with a Superior Proposal as permitted by Section 7.1(a) hereof or (ii) as otherwise permitted by this Agreement.

7.2  Right to Match.

(a)  Subject to Section 7.2(b), the Company covenants that it will not accept, approve, recommend or enter into any agreement, understanding, arrangement or Contract in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 7.1(d)) unless:

(i)  the Company has complied with its obligations under Section 7.1 and the other provisions of this Article 7 and has provided Parent with a copy of the Superior Proposal; and

(ii)  a period (the “Response Period”) of three Business Days shall have elapsed from the date on which Parent received written notice from the Board of Directors of the Company that the Board of Directors of the Company determined, subject only to compliance with this Section 7.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal. In the event that the Company provides Parent with the notice contemplated in this Section on a date that is less than five Business Days prior to the Company Meeting, the Company shall be entitled to require that the Company Meeting be adjourned to a date that is not more than 5 Business Days after the date of such notice.

(b)  During the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Company will review any such proposal by Parent to amend the terms of this Agreement, including an increase in, or modification of, the consideration to be received by the holders of Common Shares, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended. If the Board of Directors of the Company determines that the Acquisition Proposal would no longer be a Superior Proposal if the Arrangement was so amended and the Parent delivers to the Company during the Response Period a firm written offer to amend this Agreement in a manner which is consistent with such proposal, the Board of Directors of the Company will promptly publicly reaffirm its recommendation of the Arrangement. If the Board of Directors of the Company determines in good faith after receiving a written opinion from the Company Financial Advisor that such Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended, the Company may, subject to Section 7.3, terminate this Agreement and approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)  Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of Common Shares shall constitute a new Acquisition Proposal for the purposes of this Section 7.2 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.3  Agreement as to Damages.

(a)  Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $5,800,000 (the “Termination Fee”):

(i)  if the Company shall have terminated this Agreement pursuant to Section 8.2(e)(i), in which case payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination; or

(ii)  if Parent shall have terminated this Agreement pursuant to Section 8.2(d)(i)(C), in which case payment shall be made within two Business Days of such termination.

(b)  Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to Parent’s Transaction Expenses not to exceed $3,000,000 (the “Termination Expenses”), if (i) the Board of Directors of the Company shall have withdrawn, amended or modified in a manner adverse to Parent (including as a result of any public announcements referenced in Section 8.2(d)(i)(D)) its approval or recommendation of the Arrangement (provided that the Company has not terminated this Agreement pursuant to Section 8.2(e)(i) or as otherwise permitted by this Agreement and Parent has not terminated this Agreement pursuant to Section 8.2(d)(i)(C) or as otherwise permitted by this Agreement) and (ii) thereafter the Company Required Vote is not obtained at the Company Meeting or any adjournment or postponement thereof.

(c)  For the avoidance of doubt, in no event shall both the Termination Fee and the Termination Expenses be payable under this Agreement and in no event shall more than one Termination Fee or one reimbursement of Termination Expenses be payable under this Agreement.

7.4  Transaction Expenses.

(a)  Not less than 3 Business Days prior to the Company applying for the Interim Order, each party shall prepare and deliver to the other party a good faith written estimate of the Transaction Expenses to be incurred by such party as of the Closing Date indicating for each cost or expense itemized therein the payee thereof (the “Transaction Expense Statement”). The Parent and the Company shall negotiate in good faith to settle any dispute with respect to the Transaction Expense Statement. The Transaction Expense Statement, as revised by mutual agreement of Parent and the Company shall be the final statement of the Parties’ Transaction Expenses and shall be used to calculate the adjustment, if any, to the Exchange Ratio pursuant to the formula set forth on Exhibit A.

(b)  Subject to the proviso in the definition of “Transaction Expenses” in Section 1.1 hereof, the Company agrees to pay (i) the fees associated with the filing by Parent of the premerger notification and report forms relating to the Arrangement under the HSR Act, (ii) the fees associated with listing the Exchangeable Shares on the TSX or other Canadian stock exchange, and (iii) any listing fees associated with Parent’s obligations pursuant to Section 7.8.

(c)  Parent shall be responsible for and shall pay the Transaction Expenses of the parties hereto following the consummation of the Arrangement.

7.5  Liquidated Damages, Injunctive Relief and No Liability of Others. Parent acknowledges that all of the payment amounts set out in Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages Parent will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Section 7.3, payment of the amount determined pursuant to this

Article in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment. Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

7.6  Resignations. Subject to Section 5.15, the Company shall obtain and deliver to Parent at the Effective Time evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company designated by Parent to the Company in writing at least five calendar days prior to the Effective Time.

7.7  No Claim Against Trust Account. Notwithstanding anything to the contrary herein, the Company has read a copy of Parent’s prospectus dated August 25, 2005 and filed with the SEC (the “IPO Prospectus ”). The Company understands that Parent is a special purpose acquisition company formed for the purpose of consummating a business combination (as described in the IPO Prospectus), must complete such business combination within 18 months (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months), has established the a trust account at Smith Barney, maintained by Continental Stock Transfer & Trust Company acting as trustee, initially in an amount of $50,380,000 for the benefit of its public stockholders (the “Trust Account”), and does not have access to the funds in such Trust Account except under the circumstances set forth in the IPO Prospectus. On behalf of itself and its Subsidiaries, the Company: (i) agrees that neither it nor any of its Subsidiaries has any right, title, interest or claim of any kind in or to (a) any assets in the Trust Account, (b) assets of Parent to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (c) assets distributed from the Trust Account to Parent’s public stockholders (each such right, title, interest or claim a “Claim”); (ii) unless and until Parent completes another business combination, hereby waives any Claim that it or any of its Subsidiaries may have in the future as a result of, or arising out of, this Agreement; and (iii) agrees that neither it nor any of its subsidiaries will seek recourse against the Trust Account or Parent’s public stockholders (in their capacity as stockholders of Parent or as recipients of liquidating distributions from Parent) for any reason whatsoever.

7.8  Parent Common Stock Listing.

(a)  Parent agrees to use commercially reasonable efforts to authorize for listing on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market the Parent Common Stock, including the Parent Common Stock issuable pursuant to the Plan of Arrangement, on or prior to the Effective Time.

(b)  Parent shall use reasonable best efforts to, and shall use its reasonable efforts to cause Purchaser to:

(i)  cause the Exchangeable Shares to be listed for trading on the TSX (or such other exchange as may be a prescribed stock exchange for the purposes of the Canadian Tax Act) by the Effective Time; and

(ii)  to enter into elections under subsections 85(1) or 85(2) of the Canadian Tax Act (and any equivalent provincial legislation) with those holders of Company Shares who receive Exchangeable Shares under the Arrangement and who deliver such an election to the Purchaser for execution pursuant to the terms of the Arrangement.

7.9  Company Affiliates; Restrictive Legend; Section 16 Matters.

(a)  The Company has delivered or caused to be delivered to Parent, on or prior to the date hereof, from each Company Affiliate, an executed affiliate agreement substantially in the form attached hereto as Schedule J (the “Company Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time. In the event that any other person becomes an affiliate of the Company for purposes of Rule 145 promulgated under the U.S. Securities Act following the date of this Agreement, the Company will use commercially reasonable efforts to deliver or cause to be delivered to Parent an executed Company Affiliate Agreement with respect to such person as soon as possible. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

(b)  Prior to the Effective Time, the Board of Directors of each of Parent and the Company shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Options held by Company Insiders (as defined below) pursuant to the Arrangement and the assumption of Company SARs held by Company Insiders (as defined below) pursuant to this Agreement and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Common Shares pursuant to the Arrangement, shall be exempt transactions for purposes of Section 16 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), by any officer or director of Company who may become a covered person for purposes of Section 16 of the U.S. Exchange Act (a “Company Insider”).

7.10  Form S-8. Parent agrees to file with the SEC a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the automatic exchange of the Company Options pursuant to the Plan of Arrangement and the exchange of the Company SARs to the extent Form S-8 is available for such Company Options and Company SARs as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

7.11  Post-Effective Time Covenants. Following the Effective Time and while any Exchangeable Shares (other than any Exchangeable Shares owned by the Parent or any of its Affiliates) are outstanding, the Parent will use its best efforts to ensure that the Purchaser (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” and a “public corporation” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definitions which are consistent with the general principle thereof.

7.12  Tax-Deferred Transaction.

(a)  Neither the Parent nor the Purchaser shall take any action that could reasonably be expected to prevent from being treated as a tax deferred transaction, for purposes of the Canadian Tax Act, the exchange of Common Shares for consideration that includes Exchangeable Shares under the Arrangement by the validly-electing Canadian resident holders of Common Shares who make and file a valid tax election under subsection 85(1) or (2) of the Canadian Tax Act as described and on the terms set forth in the Plan of Arrangement if such holders are otherwise eligible for such treatment.

(b)  The Parent covenants that, so long as any outstanding Exchangeable Shares or Company Shares are owned by an Original Significant Canadian Shareholder, it will take all commercially reasonable and necessary steps within its control so that it will not become a “foreign investment entity” within the meaning of the Canadian Tax Act (as of the Effective Time (assuming the enactment into law and the proclamation into force of proposed sections 94.1 to 94.4 and related provisions as contained in the Notice of Ways and Means Motion issued by the Department of Finance (Canada) on November 9, 2006) and any modifications of such definition which are consistent with the general principle thereof). This covenant shall survive the Effective Time. This covenant will not prevent the Parent or any of its Affiliates from undertaking any business or activity where each Original Significant Canadian Shareholder consents in writing to such business or activity. For purposes of the foregoing, an “Original Significant Canadian Shareholder” is a shareholder who (i) pursuant to the Arrangement, received, and (ii) at any subsequent time when its status as an Original Significant Canadian Shareholder is being determined, holds, more than 10% of the Exchangeable Shares or Parent Common Stock (including for this purpose any shares held by a Person with whom the shareholder does not deal at arm’s length for purposes of the Canadian Tax Act (as of the Effective Time and any modifications of such definition which are consistent with the general principle thereof)).

(c)  For United States federal income tax purposes it is intended that the Transactions when taken together will qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

7.13  Withholding Taxes. Purchaser shall be entitled to deduct and withhold from any dividends paid on the Exchangeable Shares any withholding taxes imposed, directly or indirectly, in respect of such dividends. Any amounts so withheld shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser is authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Purchaser or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

7.14  Issuer Tax. Purchaser shall elect under section 191.2 of the Canadian Tax Act in respect of the Exchangeable Shares. This covenant shall survive the Effective Time.

7.15  Actions Affecting Exchangeable Shares. Subject to the Voting and Exchange Agreement, the Support Agreement and the provisions of the Exchangeable Shares, so long as any outstanding Exchangeable Shares are owned by any Person other than the Parent or any of its Affiliates, the Parent shall not, and agrees to cause its Affiliates to not, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of Purchaser or its successors that results, prior to a redemption date, in (i) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s Exchangeable Shares, recognition of which was deferred on a consummation of the transactions contemplated by this Agreement, or (ii) dividends on the Exchangeable Shares being subject to withholding tax (other than withholding tax imposed under the laws of Canada or the United States or a state, province, territory or other political subdivision thereof).

7.16  Solvency of Purchaser. The Parent covenants and agrees in favor of Purchaser that, prior to the Effective Time and thereafter for so long as any Exchangeable Shares are owned by any Person other than the Parent or its Affiliates, the Parent shall give due regard to taking such commercially reasonable action within its control (including taking into account the interests of the holders of Exchangeable Shares) to ensure that at all times during such period Purchaser shall meet the solvency tests under the CBCA prescribed in respect of the declaration or payment of dividends and the redemption of its shares (provided the Parent meets any such comparable tests at such time).

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1  Term. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2  Termination.

(a)  Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

(b)  Automatic Termination. This Agreement will automatically terminate if (i) the Arrangement shall not have been consummated by August 31, 2007 or (ii) the Proxy Statement shall not have been mailed to the Parent Stockholders by August 6, 2007, in each case, unless the Parties otherwise agree in writing (such earlier date, the “Outside Date”).

(c)  Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(i)  if the Required Company Vote is not obtained at the Company Meeting (or any adjournment or postponement thereof);

(ii)  if the Required Parent Vote is not obtained at the Parent Meeting (or any adjournment or postponement thereof);

(iii)  if any Law makes the consummation of the Arrangement or the Transactions illegal or otherwise prohibited, and such Law has become final and nonappealable; or

(iv)  if any condition to the obligation of such party to consummate the Arrangement as set forth in Section 6.1 (in the case of Parent) or Section 6.2 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date unless the failure to consummate the Arrangement is the result of a breach of this Agreement or any of the Ancillary Agreements by the party seeking to terminate this Agreement; provided, however, that the refusal by a holder of Company SARs to enter into a SAR Exchange Agreement pursuant to Section 5.16(b) shall not constitute a breach of this Agreement by Parent.

(d)  Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(i)  if (A) the Board of Directors of the Company shall have withdrawn, amended or modified in a manner adverse to Parent its approval or recommendation of the Arrangement, (B) the Board of Directors of the Company shall have approved or recommended an Acquisition Proposal, (C) the Company shall have entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.1(d)) or (D) the Company or the Board of Directors of the Company publicly announces its intention to do any of the foregoing; or

(ii)  if Parent is not in material breach of its obligations under this Agreement and the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b); provided that if such breach is curable by the Company through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 8.2(d)(ii) as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach; or

(iii)  if there has been any Company Material Adverse Effect since the date of execution of this Agreement; or

(iv)  if the Company Meeting is cancelled, adjourned or postponed except as expressly permitted by this Agreement or agreed to by Parent in writing.

(e)  Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(i)  if the Board of Directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

(1)  the Required Company Vote has not yet been obtained;

(2)  the Company has not breached any of its obligations under Section 7.1 or 7.2 with respect to the Superior Proposal or any proposal by the Person making such Superior Proposal;

(3)  the Board of Directors of the Company has determined in good faith, after receiving a written opinion from the Company Financial Advisor (a copy of which has been provided to the Parent), that such agreement constitutes a Superior Proposal; and

(4)  the Company pays to Parent the Termination Fee in accordance with Section 7.3 simultaneously with such termination (any purported termination pursuant to this Section 8.2(e)(i) being void and of no force or effect unless the Company shall have made such payment); or

(ii)  if the Company is not in material breach of its obligations under this Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this

Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided that if such breach is curable by Parent through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 8.2(e)(i) as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent of such breach and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach;

(f)  Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in this Section 8.2(f), Article 10 and the Confidentiality Agreement and as otherwise expressly contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party from any liability for any willful breach by it of this Agreement. If this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.3  Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)  change the time for performance of any of the obligations or acts of the Parties;

(b)  waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)  waive compliance with or modify any conditions precedent herein contained.

8.4  Waiver. Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9

CERTAIN TAX MATTERS

9.1  Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)  prepare and timely file all Tax Returns required to be filed by them on or before the Effective Time (“Post-Signing Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

(b)  provide true and complete copies of all Post-Signing Income and Franchise Tax Returns to the Parent for review prior to filing any such Return;

(c)  fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(d)  properly reserve (and reflect such reserve in their books and records and financial statements) or pay any installment or deposit required for all Taxes payable by them before the Effective Time for which no Post-Signing Return is applicable in a manner consistent with past practice.

9.2  Post-Closing Filings. For greater certainty, no Tax Return for any Acquired Company for any period, including any period ending on or before the Effective Time, which is not required to be filed until after the Effective Time will be prepared or filed prior to the Effective Time without the prior written approval of the Parent (which will not be unreasonably withheld or delayed).

9.3  Transfer Taxes and Withholding Taxes. Parent shall be responsible for the payment and remittal of all Transfer Taxes (other than any Transfer Taxes that are solely the liability of a Company Securities Holder) imposed in connection with the transactions contemplated by this Agreement; it being understood that the foregoing is without derogation to the entitlement of Parent, the Company, the Purchaser and the Depository to deduct and withhold Withholding Taxes from any consideration payable under this Agreement. For purposes of this Section 9.3, (i) Transfer Taxes shall mean all real property transfer and transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement and (ii) Withholding Taxes shall mean Taxes for which any of Parent, the Company, the Purchaser and the Depository has a responsibility to withhold, deduct, remit and pay solely in its capacity as a withholding agent (such as taxes required to be withheld under section 1441 et seq. of the Code and similar provisions of the Canadian Tax Act and other non-U.S. laws and wage withholding taxes). To the extent that amounts of Withholding Taxes are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Company Securities Holders in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 10

GENERAL PROVISIONS

10.1  Nonsurvival of Representation and Warranties. None of the representations and warranties contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2  Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (1) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (2) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

180 Connect Inc.
135 Crossways Park Drive
Suite 400
Woodbury, NY 11797
Attn: Peter Gigcalone
Facsimile: (516) 677-5388

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10017
Attention: Mark S. Selinger, Esq.
Facsimile: (212) 547-5444

And

Macleod Dixon LLP
3700 Canterra Tower

400 Third Avenue SW
Calgary, AB T2P 4H2
Attention: Jennifer K. Kennedy
Facsimile: (403) 264-5973

If to the Parent or Purchaser:

Ad.Venture Partners, Inc.
360 Madison Avenue
21st Floor
New York, NY 10017
Attn: Ilan Slasky
Facsimile: (914) 576-5101

with a copy (which will not constitute notice) to:

Cooley Godward Kronish LLP
101 California Street
San Francisco, CA 94111
Attention: Gian-Michele a Marca, Esq.
Facsimile: (415) 693-2222

10.3  Governing Law; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada or the laws of the province of Alberta or the State of Delaware, as applicable. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which a court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner permitted by law shall be valid and sufficient service thereof. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.4  Injunctive Relief. The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

10.5  Entire Agreement, Binding Effect and Assignment. Parent may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a subsidiary of Parent, provided that if such assignment and/or assumption takes place, Parent shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.9.

10.6  Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.7  Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable.

10.8  No Third Party Beneficiaries. Except for the rights of the Company Shareholders and holders of Company Options, Company SARs, Convertible Debentures or Company Warrants to receive the consideration for their Common Shares, Company Options, Company SARs, Convertible Debentures or Company Warrants, as applicable, following the Effective Time pursuant to the Arrangement, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

10.9  Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.10  Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature Page Follows]

In Witness Whereof Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Ad.Venture Partners, Inc.

By: /s/ Howard S. Balter

Name: Howard S. Balter
Title: Chief Executive Officer

By: /s/ Ilan M. Slasky

Name: Ilan M. Slasky
Title: President

6732097 Canada Inc.

By: /s/ Ilan M. Slasky

Name: Ilan M. Slasky
Title: Chief Executive Officer and President

180 Connect Inc.

By: /s/ Peter Giacalone

Name: Peter Giacalone
Title: Chief Executive Officer

By: /s/ Steven Westberg

Name: Steven Westberg
Title: Chief Financial Officer

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EXHIBIT A TRANSACTION EXPENSE STATEMENT / EXCHANGE RATIO ADJUSTMENT FORMULA

SCHEDULE A-1 PERSONS PARTY TO COMPANY VOTING AGREEMENTS

SCHEDULE A -2 PERSONS PARTY TO PARENT VOTING AGREEMENTS

SCHEDULE B-1 FORM OF COMPANY VOTING AGREEMENT

SCHEDULE B-2 FORM OF PARENT VOTING AGREEMENT

SCHEDULE C SPECIAL RESOLUTION OF THE COMPANY SHAREHOLDERS

SCHEDULE D PLAN OF ARRANGEMENT

SCHEDULE E REGULATORY APPROVALS

SCHEDULE F COMPANY BRING DOWN CERTIFICATE

SCHEDULE G ACQUIRED COMPANIES’ CERTIFICATE RE: CORPORATE MATTERS

SCHEDULE H PARENT BRING DOWN CERTIFICATE

SCHEDULE I PARENT, PURCHASER AND CANCO CERTIFICATE RE: CORPORATE MATTERS

SCHEDULE J FORM OF COMPANY AFFILIATE AGREEMENT

SCHEDULE K SUPPORT AGREEMENT

SCHEDULE L VOTING AND EXCHANGE TRUST AGREEMENT

SCHEDULE M AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SCHEDULE N AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARENT

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Schedule A-1

PERSONS PARTY TO THE COMPANY VOTING AGREEMENTS

Peter A. Giacalone

David R. Hallmen

M. Brian McCarthy

Dr. Byron G. Osing

Matthew G. Roszak

Anton Simunovic

Schedule A-2

PERSONS PARTY TO THE PARENT VOTING AGREEMENTS

Howard S. Balter

Ilan M. Slasky

Lawrence J. Askowitz

Dr. Shlomo Kalish

Schedule B-1

FORM OF COMPANY VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 13, 2007, by and between Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), and  (“Shareholder”).

Recitals

A.  Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares in the capital of 180 Connect Inc., a corporation organized under the laws of Canada (the ”Company”).

B.  Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”) which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Options and Company Warrants and conversion of the Convertible Debentures, in each case in accordance with the Arrangement Agreement (collectively, the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

C.  In order to induce Parent to enter into the Arrangement Agreement, Shareholder is entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the payment of the sum of One Dollar ($1.00) by Parent to Shareholder and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

Section 1. Certain Definitions

For purposes of this Agreement:

(a)  Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b)  “Subject Securities” shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) Owned by Shareholder as of the date of this Agreement and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(c)  A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, gifts, assigns, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, assignment of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided however no Transfer shall be deemed to have been effected in connection with the exercise or conversion of any options, warrants or other rights to acquire Common Shares to the extent that the Common Shares so acquired continue to be Owned by such Person.

(d)  “Voting Covenant Expiration Date” shall mean the earliest of (i) the date upon which the Arrangement Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) upon written notice of termination provided by Parent to Shareholder, (iv) if the Proxy Statement shall not have been mailed to Parent Stockholders by August 6, 2007; or (v) August 31, 2007.

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Section 2. Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2  Restriction on Transfer of Voting Rights. Subject to Section 4.1, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust and (b) no proxy or power of attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers. Section 2.1 shall not prohibit a transfer of the Subject Securities by Shareholder (i) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (ii) upon the death of Shareholder or (iii) if Shareholder is a partnership, limited liability company or other body corporate, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

Section 3. Term

This Agreement shall endure for the period (the “Term”) commencing on the date hereof and terminating on the Voting Covenant Expiration Date. The termination of this Agreement shall not affect any other agreement of like effect entered into with any other holder of securities of the Company or prejudice the right of any party hereto in respect of any breach hereof by the other party hereto.

Section 4. Voting of Shares

4.1  Voting Covenant. Shareholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent, Shareholder shall cause the Subject Securities to be voted:

(a)  in favor of the approval of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement and any matter that could reasonably be expected to facilitate the Arrangement;

(b)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company under the Arrangement Agreement or the Plan of Arrangement; and

(c)  against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by Parent in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any change in the authorized capital of the Company or any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence. If requested by Parent, Shareholder will execute such documents as may be

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reasonably required to give effect to the provisions of this Section upon Shareholder having received reasonable opportunity to consult with legal counsel. Shareholder further agrees that, during the Term, it shall not enter into any agreement or understanding with any person, whether or not in writing, directly or indirectly the effect of which would be inconsistent or contrary to the provisions and agreements contained herein.

4.2  No Limit on Fiduciary Duty. Nothing contained in this Agreement will (a) restrict, limit, prohibit or preclude the Shareholder from exercising his fiduciary duties under applicable law, or (b) require the Shareholder to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with the instructions or directions of the Company’s board of directors undertaken in the exercise of their fiduciary duties.

Section 5. Covenant Regarding Notice of Objection

Shareholder hereby acknowledges that pursuant to the terms and conditions of the Arrangement it has a right to dissent in accordance with Section 190 of the CBCA and hereby covenants and agrees that, prior to the Voting Covenant Expiration Date, it shall not directly or indirectly cause to be delivered to the Company a written objection to the resolution relating to the Arrangement or take any other action which is intended, or could reasonable by expected, to impede, delay or prevent the consummation of the Arrangement.

Section 6. Non-Solicitation

Subject to Section 4.2, Shareholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly: (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or making of any proposals or announcements regarding an Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person (other than Parent and its affiliates) regarding an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) accept or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal; or (v) withdraw, amend or modify in a manner adverse to Parent Shareholder’s agreement to vote in favor of the Arrangement. Shareholder shall immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. Shareholder shall promptly notify Parent, immediately orally and thereafter in writing, of any Acquisition Proposal or inquiry received after the date hereof (whether or not relating to any Acquisition Proposal or inquiry received prior to the date hereof) that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry. Shareholder shall keep Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry. Promptly upon request, Shareholder shall provide Parent with copies of all correspondence in respect of any such Acquisition Proposal, inquiries or request for information.

Section 7. Representations and Warranties of Shareholder

Shareholder hereby represents and warrants to Parent as follows:

7.1  Authorization, Etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a limited liability company or other body corporate, then Shareholder is a limited liability company or body corporate duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

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7.2  No Conflicts or Consents.

(a)  The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which he or it or any of his or its properties is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of his or its affiliates or properties is or may be bound or affected.

(b)  The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any consent or approval of any Person.

7.3  Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Common Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire Common Shares set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof and (e) except as contemplated hereby, none of the Subject Securities are subject to any voting trust, proxy, power of attorney or other agreement or arrangement with respect to the voting or disposition of the Subject Securities, and Shareholder is not a party to any agreement relating to the Subject Securities, including but not limited to any voting agreement, option agreement, purchase or sale agreement, shareholder’s agreement or partnership agreement.

7.4  Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Arrangement as if made on that date.

Section 8. Additional Covenants of Shareholder

8.1  Assistance with Arrangement. Subject to Section 4.2, until the Voting Covenant Expiration Date, Shareholder agrees to (i) cooperate with Parent in obtaining all governmental, regulatory and other approvals, including the Interim Order and the Final Order (the “Required Approvals”), required to permit Parent, Purchaser and the Company to complete the transactions provided for therein, (ii) if the Company fails to convene and hold a meeting of shareholders for the purpose of considering the Arrangement Resolution in accordance with Section 2.1(c) of the Arrangement Agreement, to the extent permissible under applicable law, cause the directors of the Company to call a meeting of shareholders for the purpose of considering the Arrangement Resolution, and (iii) not directly or indirectly: (A) take any actions that could have the result of delaying or impeding the ability of Parent, Purchaser or the Company to obtain any of the Required Approvals or causing the Court to amend the Interim Order or the Final Order or the terms and conditions of the Arrangement Agreement and/or Plan of Arrangement, other than as requested by Parent or Company, (B) take any action or fail to take any action that would reasonably be expected to result in the postponement, adjournment or cancellation of a shareholder’s meeting convened to consider the Arrangement without prior consent of Parent and (C) take any action that would make any representation or warranty of Shareholder contained in the Agreement untrue or that would otherwise undermine the effect and the intent of the Agreement.

8.2  Further Assurances. From time to time and without additional consideration, Shareholder shall (at Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Shareholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

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Section 9. Miscellaneous

9.1  Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive (i) the consummation of the Arrangement, (ii) any termination of the Arrangement Agreement and (iii) the Voting Covenant Expiration Date.

9.2  Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3  Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent:

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017
Attn: Chief Executive Officer
Facsimile: (914) 576-5101

9.4  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.5  Entire Agreement. This Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

9.6  Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 8.2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

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9.7  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.8  Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Shareholder’s obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Shareholder; and nothing in any such Affiliate Agreement shall limit any of Shareholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

9.9  Governing Law; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

(b)  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of New York. Shareholder agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

(c)  SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

9.10  Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. A signed counterpart provided by way of facsimile or other electronic transmission shall be as binding upon parties as an originally signed counterpart.

9.11  Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.12  Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.13  Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a

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written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.14  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

9.15  Independent Legal Advice. Each of the parties acknowledge that they have been advised to and have obtained independent legal advice (or declined doing so, despite having the opportunity to do so) with respect to this Agreement prior to their execution hereof and that they have read and understand the terms of their rights and obligations hereunder.

[Signature Page Follows]

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Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

AD.VENTURE PARTNERS, INC.

By:	Name: Howard S. Balter Title: Chief Executive Officer

SHAREHOLDER

Name:
Address:

Facsimile:

Shares Held of Record Options and Other Rights                Additional Securities Beneficially Owned

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Schedule B-2

FORM OF PARENT VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 13, 2007, by and between 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”), and  (“Stockholder”).

Recitals

A.  Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”).

B.  Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”) which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Warrants and conversion of the Convertible Debentures and the obligations under the Company SARs in accordance with the Arrangement Agreement (the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

The Purchaser and the Parent desire to acquire all of the issued and outstanding Common Shares of the Company and to assume the obligation to issue common stock upon exercise of the Company Warrants and conversion of the Convertible Debentures (each as defined below) and the obligations under the Company SARs, in each case in accordance with the provisions of this Agreement

C.  In order to induce the Company to enter into the Arrangement Agreement, Stockholder is entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the payment of the sum of One Dollar ($1.00) by Target to Stockholder and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

Section 1. Certain Definitions

For purposes of this Agreement:

(a)  “Additional Securities” shall mean all additional securities of Parent (including all units and warrants to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of the consummation of Parent’s initial public offering through the Voting Covenant Expiration Date.

(b)  “Founder Securities” shall mean all securities of Parent (including all units and warrants to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement.

(c)  Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d)  “Subject Securities” shall mean Founder Securities and Additional Securities, collectively.

(e)  A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, gifts, assigns, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, assignment of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided however no Transfer shall be deemed to have

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been effected in connection with the exercise or conversion of any options, warrants or other rights to acquire Parent Common Stock to the extent that the Parent Common Stock so acquired continues to be Owned by such Person.

(f)  “Voting Covenant Expiration Date” shall mean the earliest of (i) the date upon which the Arrangement Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) upon written notice of termination provided by the Company to the Stockholder, (iv) if the Proxy Statement shall not have been mailed to Parent Stockholders by August 6, 2007 or (v) August 31, 2007.

Section 2. Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2  Restriction on Transfer of Voting Rights. Subject to Section 4.1, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust and (b) no proxy or power of attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers. Section 2.1 shall not prohibit a transfer of the Subject Securities by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) upon the death of Stockholder or (iii) if Stockholder is a partnership, limited liability company or other body corporate, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement and, in effecting the transfer, Stockholder complies with any other agreements to which Stockholder is party.

Section 3. Term

This Agreement shall endure for the period (the “Term”) commencing on the date hereof and terminating on the Voting Covenant Expiration Date. The termination of this Agreement shall not affect any other agreement of like effect entered into with any other holder of securities of the Company or prejudice the right of any party hereto in respect of any breach hereof by the other party hereto.

Section 4. Voting of Shares

4.1  Voting Covenant With Respect to Subject Securities Prior to Termination of Arrangement Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Parent, however called, unless otherwise directed in writing by the Company, Stockholder shall cause the Subject Securities to be voted:

(a)  in favor of the change of the name of Parent to 180 Connect Inc.;

(b)  in favor of an amendment to remove, from and after the Closing, those provisions of Article Fifth of Parent’s Amended and Restated Certificate of Incorporation that will no longer be applicable following the Arrangement;

(c)  in favor of an increase in the authorized capital stock of Parent; and

(d)  in favor of the election of (A) M. Brian McCarthy, Peter Giacalone and Howard Balter as Class C directors of Parent, (B) David Hallmen, Ilan Slasky and such person selected by the Company’s Board of Directors who qualifies as an “independent director” (as that term is defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”) as Class B directors of Parent and (C) Byron Osing, Lawrence J. Askowitz and such person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director as Class A directors of Parent.

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Prior to the earlier to occur of the valid termination of the Arrangement Agreement or the consummation of the Arrangement, Stockholder shall not enter into any new agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” “(b),” “(c)” or “(d)” of the preceding sentence.

4.2  Voting Covenant With Respect to Additional Securities Prior to Termination of Arrangement Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Parent, however called, unless otherwise directed in writing by the Company, Stockholder shall cause the Additional Securities to be voted:

(a)  in favor of the adoption of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement, the Share Issuance and any matter that could reasonably be expected to facilitate the Arrangement;

(b)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent under the Arrangement Agreement or the Plan of Arrangement; and

(c)  against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by the Company in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving Parent or any subsidiary of Parent; (B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent or change in the management of Parent; (E) any change in the authorized capital of the Company or any amendment to Parent’s articles of incorporation or bylaws; (F) any material change in the capitalization of Parent or Parent’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence. If requested by the Company, Stockholder will execute a written resolution or any other documents as may be reasonably required to give effect to the provisions of this Section upon Stockholder having received reasonable opportunity to consult with legal counsel. Stockholder further agrees that, during the Term, it shall not enter into any agreement or understanding with any person, whether or not in writing, directly or indirectly the effect of which would be inconsistent or contrary to the provisions and agreements contained herein.

4.3  Proxy; Further Assurances.

(a)  Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”) and (ii) Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder. Stockholder hereby irrevocably constitutes and appoints the Company the true and lawful agent, attorney and attorney in fact of Stockholder with respect to the Subject Securities, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable) to, at any time during the Term, execute and deliver such additional instruments of proxy, authorizations or consents, and to exercise such other similar rights of Stockholder, in respect of the Subject Securities at any annual, special or adjourned meeting of stockholders of Parent, and in any written consent in lieu of any such meeting, as may be necessary or desirable to give effect to the terms and intent of this Agreement.

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(b)  Stockholder shall, at his or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Agreement.

Section 5. Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to the Company as follows:

5.1  Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company or other body corporate, then Stockholder is a limited liability company or body corporate duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2  No Conflicts or Consents.

(a)  The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(b)  The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

5.3  Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the units and warrants to acquire shares of Parent Common Stock set forth under the heading “Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the units and warrants set forth on the signature page hereof.

5.4  Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Arrangement as if made on that date.

Section 6. Additional Covenants of Stockholder.

6.1  Assistance with Arrangement. Subject to Section 4.2, until the Voting Covenant Expiration Date, Stockholder agrees to (i) cooperate with the Company in obtaining all governmental, regulatory and other approvals, including the Interim Order and the Final Order (the “Required Approvals”), required to permit Parent, Purchaser and the Company to complete the transactions provided for therein, (ii) if Parent fails to convene and hold a meeting of stockholders for the purpose of considering the Arrangement Resolution in

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accordance with Section 2.1(c) of the Arrangement Agreement, to the extent permissible under applicable law, cause the directors of Parent to call a meeting of stockholders for the purpose of considering the Arrangement Resolution, and (iii) not directly or indirectly: (A) take any actions that could have the result of delaying or impeding the ability of Parent, Purchaser or the Company to obtain any of the Required Approvals or causing the Court to amend the Interim Order or the Final Order or the terms and conditions of the Arrangement Agreement and/or Plan of Arrangement, other than as requested by Parent or Company, (B) take any action or fail to take any action that would reasonably be expected to result in the postponement, adjournment or cancellation of a shareholder’s meeting convened to consider the Arrangement without prior consent of the Company and (C) take any action that would make any representation or warranty of Stockholder contained in the Agreement untrue or that would otherwise undermine the effect and the intent of the Agreement.

6.2  Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as the Company may request for the purpose of carrying out and furthering the intent of this Agreement.

Section 7. Miscellaneous

7.1  Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Arrangement, (ii) any termination of the Arrangement Agreement and (iii) the Voting Covenant Expiration Date.

7.2  Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3  Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

180 Connect Inc.
135 Parkways Cross Drive
Suite 400
Woodbury, NY 11797
Attn: Chief Executive Officer
Fax: (516) 677-5388

7.4  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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7.5  Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6  Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 6 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

7.7  Indemnification. Stockholder shall hold harmless and indemnify the Company and the Company’s affiliates from and against, and shall compensate and reimburse the Company and the Company’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the Company or any of the Company’s affiliates, or to which the Company or any of the Company’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

7.8  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9  Non-Exclusivity. The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of the Company, under this Agreement.

7.10  Governing Law; Venue.

(a)  This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

(b)  Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of New York. Stockholder agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the

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signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

(c)  STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11  Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A signed counterpart provided by way of facsimile or other electronic transmission shall be as binding upon parties as an originally signed counterpart.

7.12  Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13  Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.14  Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.16  Independent Legal Advice. Each of the parties acknowledge that they have been advised to and have obtained independent legal advice (or declined doing so, despite having the opportunity to do so) with respect to this Agreement prior to their execution hereof and that they have read and understand the terms of their rights and obligations hereunder.

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Target and Stockholder have caused this Agreement to be executed as of the date first written above.

180 CONNECT INC.

By:	Name: Peter Giacalone Title: Chief Executive Officer

SHAREHOLDER

Name:
Address:

Facsimile:

Shares Held of Record Options and Other Rights                Additional Securities Beneficially Owned

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Peter Giacalone and 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of Parent owned of record by the Stockholder as of March 13, 2007 and (ii) the outstanding shares of capital stock of Parent Stockholder acquired after March 13, 2007 through the date of this proxy and any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof (the “Additional Shares”). (The shares of the capital stock of Parent referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.” Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Arrangement Agreement, dated as of the date hereof, among Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent and the Company (the “Arrangement Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Arrangement Agreement or the effective time of the transactions contemplated thereby (the “Arrangement”) at any meeting of the stockholders of Parent, however called:

(a)  in favor ofthe change of the name of Parent to 180 Connect Inc.;

(b)  in favor of an amendment to remove, from and after the Closing, those provisions of Article Fifth of Parent’s Amended and Restated Certificate of Incorporation that will no longer be applicable following the Arrangement;

(c)  in favor of an increase in the authorized capital stock of Parent; and

(d)   in favor of the election of (A) M. Brian McCarthy, Peter Giacalone and Howard Balter as Class C directors of Parent, (B) David Hallmen, Ilan Slasky and such person selected by the Company’s Board of Directors who qualifies as an “independent director” (as that term is defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”) as Class B directors of Parent and (C) Byron Osing, Lawrence J. Askowitz and such person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director as Class A directors of Parent.

In addition, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Additional Shares at any time until the earlier to occur of the valid termination of the Arrangement Agreement or the effective time of the Arrangement at any meeting of the stockholders of Parent, however called:

(a)  in favor of the adoption of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement, the Share Issuance and any matter that could reasonably be expected to facilitate the Arrangement;

(b)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent under the Arrangement Agreement or the Plan of Arrangement; and

(c)  against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by the Company in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving Parent or any subsidiary of Parent;

(B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent or change in the management of Parent; (E) any change in the authorized capital of the Company or any amendment to Parent’s articles of incorporation or bylaws; (F) any material change in the capitalization of Parent or Parent’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

[Signature Page Follows]

Dated: March , 2007

Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Number of shares of common stock of Parent acquired between March , 2007 and the date of this proxy and owned of record as of the date of this proxy:

Schedule C

SPECIAL RESOLUTION OF THE COMPANY SECURITIES HOLDERS

Be It Resolved That:

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving 180 Connect Inc. (the “Company”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving the Company, the full text of which is set out in Schedule A to the Arrangement Agreement dated as of March 13, 2007, among Parent, Purchaser and the Company (the “Arrangement Agreement”), is hereby approved and adopted.

The Arrangement Agreement and all transactions contemplated thereby, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto are each hereby ratified and approved.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court of Queens Bench of Alberta, the directors of the Company are hereby authorized and empowered (i) to amend the Arrangement Agreement, or the Plan Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule D

PLAN OF ARRANGEMENT

See Annex B

Schedule E

REGULATORY APPROVALS

[Intentionally left blank]

Schedule F

COMPANY BRING DOWN CERTIFICATE

180 CONNECT INC.

BRING DOWN CERTIFICATE

Pursuant to Section 2.8(a)(i) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”), the undersigned certifies on behalf of the Company as follows:

(1)	He is the Chief Executive Officer of the Company.
(2)	The Company’s representations and warranties (i) set forth in Section 3.4 of the Agreement were true and correct in all material respects on and as of the date of the Agreement and are true and correct in all material respects on and as of the date hereof (or, in the case of those representations and warranties in Section 3.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in the Agreement were true and correct as of the date of the Agreement and are true and correct in all respects as of the date hereof (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Company Material Adverse Effect.
(3)	All of the covenants and obligations that the Acquired Companies are required to perform or comply with under the Agreement have been duly performed and complied with in all material respects.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(Signature page follows)

The undersigned has executed this certificate as of the date first written above.

180 CONNECT INC.

By:	Peter Giacalone Chief Executive Officer

SCHEDULE G

ACQUIRED COMPANIES’ CERTIFICATE RE: CORPORATE MATTERS

180 CONNECT INC.

Officer’s Certificate

This Officer’s Certificate is provided pursuant to Section 2.8(a)(ii) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Target”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby certifies on behalf of  (the “Acquired Company”) as follows:

1.  Attached as Exhibit A is a true and correct copy of the Acquired Company’s Articles of Incorporation as filed with the  on , as certified by  and in effect as of the date hereof (the “Articles of Incorporation”). Attached as Exhibit B is a true and correct copy of the Acquired Company’s Bylaws in effect as of the date hereof (the “Bylaws”). No steps have been taken by the board of directors or the shareholders of the Acquired Company to effect or authorize any amendment or other modification to such Articles of Incorporation or Bylaws.

2.  Attached as Exhibit C is a certificate of good standing of the Acquired Company issued on .

3.  Attached as Exhibit D [is]/[are] [a] true and correct [copy]/[copies] of the resolutions adopted by the Board of Directors of the Acquired Company on , 2007. Such resolutions have not been altered, amended, modified or rescinded and remain in full force and effect on the date hereof.

4.  Each of the individuals named below is, as of the date hereof, a duly elected, qualified and acting officer of the Acquired Company as set forth opposite his name, and the signature appearing opposite his name and title is his true and genuine signature:

Name	Title	Signature

[Signature page follows]

I have set my hand thereto as of , 2007.

[Name, Title]

Exhibit A

ARTICLES OF INCORPORATION

Exhibit B

BYLAWS

Exhibit C

CERTIFICATE OF GOOD STANDING

Exhibit D

BOARD RESOLUTIONS

Schedule H

PARENT BRING DOWN CERTIFICATE

AD.VENTURE PARTNERS, INC.

BRING DOWN CERTIFICATE

Pursuant to Section 2.8(b)(i) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”), the undersigned certifies on behalf of Parent as follows:

(1)	He is the Chief Executive Officer of the Parent.
(2)	The Parent’s representations and warranties (i) set forth in Section 4.4 of the Agreement were true and correct in all material respects on and as of the date of the Agreement and are true and correct in all material respects on and as of the date hereof (or, in the case of those representations and warranties in Section 4.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in the Agreement were true and correct in all respects as of the date of the Agreement and are true and correct in all material respects as of the date hereof (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect.
(3)	All of the covenants and obligations that the Parent or the Purchaser are required to perform or comply with under the Agreement have been duly performed and complied with in all material respects.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(Signature page follows)

The undersigned has executed this certificate as of the date first written above.

AD.VENTURE PARTNERS, INC.

By:	Howard S. Balter Chief Executive Officer

Schedule I

PARENT CERTIFICATE RE: CORPORATE MATTERS

AD.VENTURE PARTNERS, INC.

Officer’s Certificate

This Officer’s Certificate is provided pursuant to Section 2.8(b)(ii) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby certifies on behalf of [Parent/Purchaser/Canco] as follows:

1.  Attached as Exhibit A is a true and correct copy of the [Parent/Purchaser/Canco]’s [Amended and Restated Certificate of Incorporation/ Articles of Incorporation] (the “Charter”) as filed with the [Secretary of State of the State of Delaware//] on [August 24, 2005/March 8, 2007], as certified by [Secretary of State of the State of Delaware//] and in effect as of the date hereof. Attached as Exhibit B is a true and correct copy of the [Parent/Purchaser/Canco]’s Bylaws in effect as of the date hereof (the “Bylaws”). No steps have been taken by the board of directors or the shareholders of the [Parent/Purchaser/Canco] to effect or authorize any amendment or other modification to such Charter or Bylaws.

2.  Attached as Exhibit C is a certificate of good standing of the [Parent/Purchaser/Canco] issued on .

3.  Attached as Exhibit D [is]/[are] [a] true and correct [copy]/[copies] of the resolutions adopted by the Board of Directors of the [Parent/Purchaser/Canco] on , 2007. Such resolutions have not been altered, amended, modified or rescinded and remain in full force and effect on the date hereof.

4.  Each of the individuals named below is, as of the date hereof, a duly elected, qualified and acting officer of the [Parent/Purchaser/Canco] as set forth opposite his name, and the signature appearing opposite his name and title is his true and genuine signature:

Name	Title	Signature

[Signature page follows]

I have set my hand thereto as of , 2007.

[Name, Title]

Exhibit A

CHARTER

Exhibit B

BYLAWS

Exhibit C

CERTIFICATE OF GOOD STANDING

Exhibit D

BOARD RESOLUTIONS

Schedule J

FORM OF COMPANY AFFILIATE AGREEMENT

AFFILIATE AGREEMENT

This Affiliate Agreement (“Affiliate Agreement”) is being executed and delivered as of March 13, 2007 by  (“Shareholder”) in favor of and for the benefit of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”).

Recitals

A.  Shareholder is a shareholder of, and is an officer and/or director of, 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”).

B.  Parent, the Company and 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), have entered into an Arrangement Agreement dated as of March 13, 2007 (the “Arrangement Agreement”), which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Options and Company Warrants and conversion of the Convertible Debentures, in each case in accordance with the Arrangement Agreement (collectively, the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

C.  Shareholder understands that the Parent Common Stock being issued in the Arrangement will be issued pursuant to a registration statement on Form S-4, and that Shareholder may be deemed an “affiliate” of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”).

Agreement

Shareholder, intending to be legally bound, agrees as follows:

1.  Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

Shareholder is the holder and “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Shares”), and Shareholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Shareholder has the sole right to vote and to dispose of the Company Shares.

Shareholder is the holder of options to purchase the number of common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Options”), and Shareholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

Shareholder is the holder of warrants to purchase the number of common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Warrants”), and Shareholder has good and valid title to the Company Warrants, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

Shareholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares, the Company Options and the Company Warrants.

Shareholder has carefully read this Affiliate Agreement and, to the extent Shareholder felt necessary, has discussed with counsel the limitations imposed on Shareholder’s ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Shareholder is to receive in the Arrangement (the “Parent Shares”). Shareholder fully understands the limitations this Affiliate Agreement places upon Shareholder’s ability to sell, transfer or otherwise dispose of securities of Parent.

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2.  Prohibitions Against Transfer. Shareholder agrees that Shareholder shall not effect any sale, transfer or other disposition of any Parent Shares unless: (a) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker’s letter and a representation letter executed by Shareholder (satisfactory in form and content to Parent) stating that such requirements have been met; (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or (d) an authorized representative of the Securities and Exchange Commission (“SEC”) shall have rendered written advice to Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

3.  Lock-Up. Notwithstanding the foregoing, Shareholder agrees that Shareholder shall not, directly or indirectly, (a) offer, pledge, sell, transfer or otherwise dispose of, by contract, option, right or otherwise, any Parent Shares or lend, grant or otherwise transfer or dispose of any such Parent Shares or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic characteristics of ownership of such Parent Shares (whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Parent Shares, in cash or otherwise), until the date that is [six][four] months following the Effective Date.

4.  Stop Transfer Instructions; Legend.

Shareholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MARCH 13, 2007, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”

5.  Independence of Obligations. The covenants and obligations of Shareholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

6.  Specific Performance. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Shareholder irrevocably waives any right Shareholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.  No Admission. Execution of this Affiliate Agreement shall not be considered an admission by Shareholder that Shareholder is an “affiliate,” or as a waiver of any rights Shareholder may have to object to any claim that Shareholder is such an “affiliate” on or after the date of this Affiliate Agreement.

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8.  Other Agreements. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Arrangement Agreement, or any of the rights or remedies of Parent or any of the obligations of Shareholder under any agreement between Shareholder and Parent or any certificate or instrument executed by Shareholder in favor of Parent; and nothing in the Arrangement Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Shareholder under this Affiliate Agreement.

9.  NoticesError! Bookmark not defined. Any notice or other communication required or permitted to be delivered to Shareholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent:

Ad.Venture Partners, Inc.

360 Madison Avenue, 21st Floor
New York, NY 10017
Attn: Chief Executive Officer
Facsimile: (914) 576-5101

if to Shareholder:

Attn:
Fax: ()

10.  Severability. Any term or provision of this Affiliate Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Affiliate Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.  Applicable Law; Jurisdiction. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally agree to the non-exclusive jurisdiction of the courts of the State of New York; (b) each of the parties irrevocably waives the right to any trial by jury in any action, proceeding or counterclaim arising out of or relating to this Affiliate Agreement or otherwise; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 9.

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12.  Waiver; Termination. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Arrangement Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

13.  Captions. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

14.  Further Assurances. Shareholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

15.  Entire Agreement. This Affiliate Agreement, the Arrangement Agreement and, as applicable, the Voting Agreement between Shareholder and Parent collectively set forth the entire understanding of Parent and Shareholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Shareholder relating to the subject matter hereof and thereof.

16.  Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

17.  Amendments. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

18.  Assignment. This Affiliate Agreement and all obligations of Shareholder hereunder are personal to Shareholder and may not be transferred or delegated by Shareholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Shareholder.

19.  Binding Nature. Subject to Section 18, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Shareholder and Shareholder’s representatives, executors, administrators, estate, heirs, successors and assigns.

20.  Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Arrangement.

Shareholder has executed this Affiliate Agreement on March , 2007.

                  (Signature)

                    (Print Name)

Number of Outstanding Common Shares of
of the Company Held by Shareholder:

Number Outstanding Common Shares of the Company
Subject to Options or other rights held by Shareholder:

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Schedule K

SUPPORT AGREEMENT

See Annex G

Schedule L

VOTING AND EXCHANGE TRUST AGREEMENT

See Annex F

Schedule M

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended And Restated Registration Rights Agreement (this “Agreement”) is entered into as of , 2007, by and among Ad.Venture Partners, Inc., a Delaware corporation (the “Company”) and each of the undersigned parties listed under Insiders on the signature page hereto (each, an “Insider” and collectively, the “Insiders”).

Whereas, pursuant to the Arrangement Agreement dated March 13, 2007 among the Company, 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly owned subsidiary of the Company (the “Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Arrangement”), the New Insiders (as defined below) are receiving shares of Common Stock (as defined below) or common shares of Purchaser that are exchangeable for Common Stock (the “Exchangeable Shares”) as consideration for their common shares in the Company;

Whereas, the Initial Insiders (as defined below) acquired Common Stock prior to the date hereof;

Whereas, the Initial Insiders and the Company are parties to a Registration Rights Agreement dated August 31, 2005 (the “Prior Registration Rights Agreement”); and

Whereas, in connection with the Arrangement and pursuant to Section 6.6(a) of the Prior Registration Rights Agreement, the Company and the Initial Insiders wish to amend and restate the Prior Registration Rights Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Registration Rights Agreement;

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Commission” means the Securities and Exchange Commission, or such successor federal agency or agencies as may be established in lieu thereof.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Insiders” means Howard S. Balter, Ilan M. Slasky, Lawrence K. Askowitz, Dr. Shlomo Kalish, Thomas Rogers, JF Investments LLC, William Margiloff and Hillel Weinberger.

“Initial Insider Demand Registration” is defined in Section 2.1.1(a).

“Initial Insider Demanding Holder” is defined in Section 2.1.1(b).

“Initial Insider Shares” mean all of the shares of Common Stock owned or held by Initial Insiders as of the date of the consummation of the Arrangement; provided, that such shares shall cease to be Initial Insider Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such

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securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Insider” is defined in the preamble to this Agreement.

“Insider Indemnified Party” is defined in Section 4.1.

“Insider Shares” means the Initial Insider Shares and the New Insider Shares.

“Maximum Number Of Shares” is defined in Section 2.1.1(d).

“New Insiders” means M. Brian McCarthy, Peter Giacalone, Anton R. Simunovic, Byron G. Osing, David R. Hallmen and Matthew G. Roszak.

“New Insider Demand Registration” is defined in Section 2.1.2(a).

“New Insider Demanding Holder” is defined in Section 2.1.2(b).

“New Insider Shares” mean all of the shares of Common Stock received by the New Insiders in connection with the Arrangement (including the shares of Common stock issued upon exchange of the Exchangeable Shares); provided, that such shares shall cease to be New Insider Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prospectus” means a prospectus relating to a Registration Statement, as amended or supplemented, and all materials incorporated by reference in such Prospectus.

“Purchase Option” means the option to purchase 450,000 units (each consisting of one share of common stock and two warrants) issued to Wedbush Morgan Securities Inc. or its designees in connection with the Company’s initial public offering (as transferred from time to time in accordance with its terms).

“Purchase Option Shares” means the Purchase Option, the units issuable thereof, the Common Stock and warrants included in such units and the Common Stock issuable upon exercise of such warrants.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document under the Securities Act and such registration statement becoming effective.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date that is six months after the consummation of the Arrangment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

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“Underwriter” means a securities dealer who purchases any Insider Shares as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.  Registration Rights.

2.1  Demand Registration.

2.1.1  Demand Registration by Initial Insiders.

(a)  General Request for Registration. At any time and from time to time on or after the Release Date, the holders of a majority-in-interest of the Initial Insider Shares held by the Initial Insiders or the transferees of the Initial Insider Shares, may make a written demand for registration under the Securities Act of all or part of their Initial Insider Shares (an “Initial Insider Demand Registration”). Any demand for an Initial Insider Demand Registration shall specify the number of Initial Insider Shares proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Initial Insider Shares of any demand pursuant to this Section 2.1.1(a), or pursuant to Section 2.1.1(b) below, as the case may be, within five (5) Business Days, and each holder of Initial Insider Shares who wishes to include all or a portion of such holder’s Initial Insider Shares in such Initial Insider Demand Registration (each such holder including shares of Initial Insider Shares in such Initial Insider Demand Registration, a “Initial Insider Demanding Holder”) shall so notify the Company within ten (10) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the Initial Insider Demanding Holders shall be entitled to have their Initial Insider Shares included in the Initial Insider Demand Registration subject to Section 2.1.1(d) and the provisions set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Initial Insider Demand Registrations under this Section 2.1.1(a) in respect of Initial Insider Shares.

(b)  Effective Registration. A registration will not count as an Initial Insider Demand Registration until the Registration Statement filed with the Commission with respect to such Initial Insider Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Initial Insider Shares pursuant to an Initial Insider Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Initial Insider Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) with respect to a Initial Insider Demand Registration, a majority-in-interest of the Initial Insider Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until any such Registration Statement that has been filed is counted as an Initial Insider Demand Registration or is terminated.

(c)  Underwritten Offering. If a majority-in-interest of the Initial Insider Demanding Holders so elect and such holders so advise the Company as part of their written demand for an Initial Insider Demand Registration, the offering of such Initial Insider Shares pursuant to such Initial Insider Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any holder to include such holder’s Initial Insider Shares in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Initial Insider Shares in the underwriting to the extent provided herein. All Initial Insider Demanding Holders who propose to distribute their Initial Insider Shares through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Initial Insider Demand Registration.

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(d)  Reduction of Offering. If the managing Underwriter or Underwriters for an Initial Insider Demand Registration that is to be an underwritten offering advises the Company and the Initial Insider Demanding Holders in writing that the dollar amount or number of shares of Initial Insider Shares that the Initial Insider Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other holders of the Company’s securities who desire to sell securities, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number Of Shares”), then the Company shall include in such registration: (i) first, the Initial Insider Shares as to which the Initial Insider Demand Registration has been requested together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to the Purchase Option, that can be sold without exceeding the Maximum Number of Shares (all pro rata in accordance with the number of such shares that the Company or such holders shall have requested to be included in such registration); (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iii), third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

(e)  Withdrawal. If a majority-in-interest of the Initial Insider Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Initial Insider Shares in any offering, such majority-in-interest of the Initial Insider Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Initial Insider Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other Initial Insiders. If the majority-in-interest of the Initial Insider Demanding Holders withdraws from a proposed offering relating to a Initial Insider Demand Registration then such registration shall not count as an Initial Insider Demand Registration provided for in Section 2.1.1(a).

2.1.2  Demand Registration by New Insiders.

(a)  General Request for Registration. At any time and from time to time on or after the Release Date, any New Insider or a transferee of New Insider Shares, may make a written demand for registration under the Securities Act of all or part of their New Insider Shares (a “New Insider Demand Registration”). Any demand for a New Insider Demand Registration shall specify the number of New Insider Shares proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of New Insider Shares of any demand pursuant to this Section 2.1.2(a), or pursuant to Section 2.1.2(b) below, as the case may be, within five (5) Business Days, and each holder of New Insider Shares who wishes to include all or a portion of such holder’s New Insider Shares in such New Insider Demand Registration (each such holder including shares of New Insider Shares in such New Insider Demand Registration, a “New Insider Demanding Holder”) shall so notify the Company within ten (10) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the New Insider Demanding Holders shall be entitled to have their New Insider Shares included in the New Insider Demand Registration subject to Section 2.1.2(d) and

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the provisions set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) New Insider Demand Registrations under this Section 2.1.2(a) in respect of New Insider Shares.

(b)  Effective Registration. A registration will not count as a New Insider Demand Registration until the Registration Statement filed with the Commission with respect to such New Insider Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of New Insider Shares pursuant to a New Insider Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such New Insider Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) with respect to a New Insider Demand Registration, a majority-in-interest of the New Insider Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until any such Registration Statement that has been filed is counted as a New Insider Demand Registration or is terminated.

(c)  Underwritten Offering. If a majority-in-interest of the New Insider Demanding Holders so elect and such holders so advise the Company as part of their written demand for a New Insider Demand Registration, the offering of such New Insider Shares pursuant to such New Insider Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any holder to include such holder’s New Insider Shares in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s New Insider Shares in the underwriting to the extent provided herein. All New Insider Demanding Holders who propose to distribute their New Insider Shares through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the New Insider Demand Registration.

(d)  Reduction of Offering. If the managing Underwriter or Underwriters for a New Insider Demand Registration that is to be an underwritten offering advises the Company and the New Insider Demanding Holders in writing that the dollar amount or number of shares of New Insider Shares that the New Insider Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other holders of the Company’s securities who desire to sell securities, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then the Company shall include in such registration: (i) first, the New Insider Shares as to which the New Insider Demand Registration has been requested together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to the Purchase Option, that can be sold without exceeding the Maximum Number of Shares (all pro rata in accordance with the number of such shares that the Company or such holders shall have requested to be included in such registration); (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iii), third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

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(e)  Withdrawal. If a majority-in-interest of the New Insider Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their New Insider Shares in any offering, such majority-in-interest of the New Insider Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such New Insider Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other New Insiders. If the majority-in-interest of the New Insider Demanding Holders withdraws from a proposed offering relating to a New Insider Demand Registration then such registration shall not count as a New Insider Demand Registration provided for in Section 2.1.2(a).

2.2  Piggy-Back Registration.

2.2.1  Piggy-Back Rights. If at any time on or after the Release Date the Company proposes to file by Registration Statement, other than a Registration Statement in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8, then the Company shall (a) give written notice of such proposed filing to the holders of Insider Shares as soon as practicable but in no event less than ten (10) Business Days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (b) offer to the holders of Insider Shares in such notice the opportunity to register such number of Insider Shares as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Insider Shares to be included in such registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Insider Shares requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Insider Shares in accordance with the intended method(s) of distribution thereof. All holders of Insider Shares who propose to distribute securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2  Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Insider Shares in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Insider Shares hereunder, the Insider Shares as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i)  first, subject to the demand registration rights granted to the holders of the Purchase Option Shares, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares together with the Insider Shares as to which registration has been requested and any other shares of Common Stock or other securities as to which registration has been requested pursuant to the Purchase Option (pro rata in accordance with the number of shares which each such person has actually requested to be included in such registration that can be sold without exceeding the Maximum Number of Shares),

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(ii)  second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares, and

(iii)  third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock, if any, that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.2.3  Withdrawal. Any holder of Insider Shares may elect to withdraw such holder’s request for inclusion of Insider Shares in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Insider Shares in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3  Registrations on Form S-3. Any holder of Insider Shares may at any time and from time to time after the Release Date, request in writing that the Company register the resale of any or all of such Insider Shares on Form S-3 or any similar short-form registration that may be available at such time (“Form S-3”); provided, however, that: (a) the Company shall not be obligated to effect such request through an underwritten offering and (b) the Company shall not be obligated to effect such a request if the Company has within the preceding twelve (12) month period effected two (2) registrations on Form S-3. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Insider Shares and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Insider Shares, as the case may be, as are specified in such request, together with all or such portion of the Insider Shares of any other holder or holders joining in such request as are specified in a written request given within five (5) Business Days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Insider Shares, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Insider Shares and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3.  Registration Procedures.

3.1  Filings; Information. Whenever the Company is required to effect the registration of any Insider Shares pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Insider Shares in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1  Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Insider Shares to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided, further, however, that the Company

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shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2  Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Insider Shares included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Insider Shares included in such registration or legal counsel for any such holders may reasonably request in order to facilitate the disposition of the Insider Shares owned by such holders.

3.1.3  Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Insider Shares, and all other securities covered by such Registration Statement, have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4  Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Insider Shares included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Insider Shares included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Insider Shares included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5  State Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Insider Shares covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Insider Shares included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Insider Shares covered by the Registration Statement to be registered with or approved by such other federal or state authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Insider Shares included in such Registration Statement to consummate the disposition of such Insider Shares in such jurisdictions;

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provided, however, that in no event shall the Company be required to register the Insider Shares in a jurisdiction in which such registration would cause (i) the Company to be obligated to qualify to do business in any such jurisdiction, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company (except to the extent such shares are already subject to an escrow in such jurisdiction).

3.1.6  Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Insider Shares. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Insider Shares included in such registration statement. No holder of Insider Shares included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except as reasonably requested by the Company and, if applicable, with respect to such holder’s organization, good standing, authority, title to Insider Shares, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement. Holders of Insider Shares shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such holders shall cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to Section 2 hereof. Each holder shall also furnish to the Company such information regarding itself, the Insider Shares held by such holder, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Insider Shares.

3.1.7  Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Insider Shares hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8  Records. The Company shall make available for inspection by the holders of Insider Shares included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Insider Shares included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9  Opinions and Comfort Letters. The Company shall furnish to each holder of Insider Shares included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Insider Shares included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

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3.1.10  Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within six (6) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11  Listing. The Company shall use commercially reasonable efforts to cause all Insider Shares included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Insider Shares that are included in such registration.

3.2  Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Insider Shares included in any registration shall immediately discontinue disposition of such Insider Shares pursuant to the Registration Statement covering such Insider Shares until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Insider Shares at the time of receipt of such notice.

3.3  Registration Expenses. The Company shall bear all customary costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Insider Shares, subject to the limit set forth in paragraph (ix) below); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Insider Shares, as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Insider Shares that are included in such registration (not to exceed, including the fees and disbursements to counsel in clause (ii) of this Section 3.3, $20,000). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Insider Shares being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne solely by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4  Information. The holders of Insider Shares shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Insider Shares under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

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3.5  Holder Obligations. No holder of Insider Shares may participate in any underwritten offering pursuant to this Section 3 unless such holder (i) agrees to sell only such holder’s Insider Shares on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

4.  Indemnification And Contribution.

4.1  Indemnification by the Company. The Company agrees to indemnify and hold harmless each Insider and each other holder of Insider Shares, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Insider and each other holder of Insider Shares (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Insider Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Insider Shares was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus, or summary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein; provided, however, that the foregoing indemnity shall not inure to the benefit of any holder (or to the benefit of any person controlling such holder) from whom the person asserting such losses, claims or liabilities purchased the Insider Shares, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such holder to such person, if required by law so to have been delivered at or prior to the written confirmation of the sale of the Insider Shares to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 3.1.3 hereof. The Company also shall indemnify the Underwriter, their officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person who controls the Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2  Indemnification by Holders of Insider Shares. Each selling holder of Insider Shares will, with respect to any Registration Statement where Insider Shares were registered under the Securities Act, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, and each other person, if any, who controls such selling holder, such underwriter or the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Insider Shares was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such

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selling holder in connection with the sale of the Insider Shares by such selling holder pursuant to the Registration Statement containing such untrue statement or allegedly untrue statement.

4.3  Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it elects jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated in this Section 4.3, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such Indemnifying Party of the aforesaid request, and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement (other than reimbursement for fees and expenses the Indemnifying Party is contesting in good faith). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4  Contribution.

4.4.1  If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 4.3 above, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the Indemnifying Parties on the other in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such

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Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Insider Shares shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Insider Shares which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.  Underwriting And Distribution.

5.1  Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Insider Shares may reasonably request, all to the extent required from time to time to enable such holders to sell Insider Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, or any similar provision thereto, but not Rule 144A.

6.  Miscellaneous.

6.1  Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Insider Shares hereunder may be freely assigned or delegated by such holder of Insider Shares in conjunction with and to the extent of any permitted transfer of Insider Shares by any such holder in accordance with applicable law. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Insider or holder of Insider Shares or of any assignee of the Insider or holder of Insider Shares. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.1.

6.2  Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice provided in accordance with this Section 6.2. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017
Attention: Chief Executive Officer

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with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth L. Guernsey

To an Insider, to the address set forth below such Insider’s name on the signature pages hereof.

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth L. Guernsey

6.3  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.4  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5  Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6  Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7  Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8  Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9  Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Insider or any other holder of Insider Shares may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

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6.10  Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and the holders of the Insider Shares irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agree that all claims in respect of the action may be heard and determined in any such court and agree not to bring any action arising out of or relating to this Agreement in any other court. In any action, the Company and the holders of the Insider Shares irrevocably and unconditionally waive and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Without limiting the foregoing, the Company and the holders of the Insider Shares agree that service of process at each parties respective addresses as provided for in Section 6.2 above shall be deemed effective service of process on such party.

6.11  Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Insider in the negotiation, administration, performance or enforcement hereof.

[Remainder Of Page Intentionally Left Blank]

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In Witness Whereof, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

AD.VENTURE PARTNERS, INC.

By:	Name: Howard S. Balter Title: Chief Executive Officer

INSIDERS:

By:	Howard S. Balter

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	Ilan M. Slasky

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	Lawrence J. Askowitz

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	Dr. Shlomo Kalish

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	Thomas Rogers

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

JF Investments LLC

By:	Name: Ken Jacquin Title:

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	William Margiloff

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

16

By:	Hillel Weinberger

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By:	M. Brian McCarthy

[Address]

By:	Peter Giacalone

[Address]

By:	Anton R. Simunovic

[Address]

By:	Byron G. Osing

[Address]

By:	David R. Hallmen

[Address]

By:	Matthew G. Roszak

[Address]

17

Schedule N

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

See Annex C

ANNEX B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
INVOLVING AND AFFECTING
180 CONNECT INC. AND
ITS SECURITYHOLDERS

ARTICLE 1

INTERPRETATION

1.1  Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

“Affiliate” has the meaning ascribed thereto in the CBCA;

“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made (i) in accordance with Section 8.3 of the Arrangement Agreement; (ii) in accordance with Section 6.1 hereof, or (iii) at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement by and among Parent, the Company and the Purchaser dated March 13, 2007, as amended and restated from time to time, providing for, among other things, this Plan of Arrangement and the Arrangement;

“Arrangement Resolution” means the special resolution passed by the Company Shareholders at the Company Shareholder Meeting, such resolution to be substantially in the form and content of Schedule A to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York;

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time;

“Canadian Resident” means a resident of Canada for purposes of the Canadian Tax Act and includes a partnership any member of which is a resident of Canada for purposes of the Canadian Tax Act;

“Canco” means 1305699 Alberta ULC, an unlimited liability corporation existing under the laws of Alberta and a direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof;

“CBCA” means the Canada Business Corporations Act, as the same has been and may hereafter from time to time be amended;

“Certificate” means the certificate to be issued by the Director pursuant to Subsection 192(7) of the CBCA giving effect to the Arrangement, after the Articles of Arrangement have been filed;

“CRA” means the Canada Revenue Agency;

“Change of Law” means any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm’s length with Parent and Purchaser (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Canadian Tax Act or applicable provincial income tax laws;

“Change of Law Call Date” has the meaning provided in Section 5.3(b);

“Change of Law Call Purchase Price” has the meaning provided in Section 5.3(a);

“Change of Law Call Right” has the meaning provided in Section 5.3(a);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares in the capital of the Company;

“Company” means 180 Connect Inc., a corporation incorporated under the laws of Canada;

“Company Shareholders” means holders of Common Shares from time to time;

“Company Shareholder Meeting” means the special meeting of the Company Shareholders to be held to consider this Plan of Arrangement and any adjournments thereof;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means the duly appointed depositary in respect of the Arrangement at its principal transfer offices in Calgary, Alberta and Toronto, Ontario;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning provided in Section 3.1;

“Effective Date” means the effective date of the Arrangement, being the date shown on the Certificate;

“Effective Time” means 12:01 am on the Effective Date or the time specified in writing by the Company in a notice delivered to parties to the Arrangement Agreement;

“Election Deadline” means 2:00 pm (Calgary time) at the place of deposit on the date which is 3 Business Days before the Meeting Date;

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Ratio” means, subject to adjustment, if any, as provided in Section 2.4, [•  ];

“Exchangeable Elected Shares” means any Common Shares (other than a Common Share held by Parent or an Affiliate thereof) that the holder thereof shall have elected in accordance with Section 2.3(a), in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Purchaser under the Arrangement for Exchangeable Shares and Ancillary Rights;

“Exchangeable Share Consideration” has the meaning provided in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning provided in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, as set out in Appendix I hereto;

“Exchangeable Shares” means the exchangeable shares in the capital of Purchaser governed by the Exchangeable Share Provisions;

“Final Order” means the final order of the Court approving the Arrangement under Section 192 of the CBCA, as such order may be amended or modified by the Court at any time and from time to time prior to the Effective Time or, if appealed, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;

“Interim Order” means the interim order of the Court in relation to the Arrangement and the holding of the Company Shareholder Meeting, as such order may be amended, modified, supplemented or varied by the Court at any time and from time to time;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form provided for use by holders of Common Shares in connection with the Arrangement;

“Liquidation Amount” has the meaning provided in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning provided in Section 5.1(a);

“Liquidation Call Right” has the meaning provided in Section 5.1(a);

“Liquidation Date” has the meaning provided in the Exchangeable Share Provisions;

“Meeting Date” means the date of the Company Shareholder Meeting;

“Parent” means Ad.Venture Partners, Inc., a company formed under the laws of Delaware;

“Parent Control Transaction” has the meaning provided in the Exchangeable Share Provisions;

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a governmental authority;

“Parent Shares” has the meaning provided in the Exchangeable Share Provisions and any other securities into which such shares may be changed, exchanged or converted;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach equal to the number of outstanding Exchangeable Shares held by Beneficiaries multiplied by the Equivalent Vote Amount;

“Purchaser” means 6732097 Canada Inc., a corporation incorporated under the laws of Canada;

“Redemption Call Purchase Price” has the meaning provided in Section 5.2(a);

“Redemption Call Right” has the meaning provided in Section 5.2(a);

“Redemption Date” has the meaning provided in the Exchangeable Share Provisions;

“Redemption Price” has the meaning provided in the Exchangeable Share Provisions;

“Registered or Beneficial Canadian Resident” means a holder of Common Shares that is either (i) a Canadian Resident who holds such shares on its own behalf, or (ii) a Person who holds such shares on behalf of one or more Canadian Residents;

“Support Agreement” means the agreement so entitled among Parent, Canco and Purchaser dated as of the Effective Time;

“Transfer Agent” means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent;

“Trustee” means Valiant Trust Company; and

“Voting and Exchange Trust Agreement” means the agreement so entitled among Parent, Purchaser and the Trustee, dated as of the Effective Time.

1.2  Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a Section refers to the specified Section of this Plan of Arrangement.

1.3  Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4  Date for any Action. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5 Currency. Unless otherwise expressly stated herein, all references to currency and payments in cash or money in this Plan of Arrangement are to Canadian dollars.

1.6  Statutory References. Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

ARTICLE 2

ARRANGEMENT

2.1  Binding Effect. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Parent, Purchaser and Canco; (ii) the Company; and (iii) all holders and all beneficial owners of Common Shares.

The Articles of Arrangement and Certificate shall be held and issued, respectively, with respect to the Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective at the Effective Time and that each of the transactions set forth in Section 2.2 has become effective in the sequence and at the times set out therein.

2.2  Arrangement. At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order (except that the issuance of Exchangeable Shares pursuant to Section 2.2(b) and the entering into of the Support Agreement and Voting and Exchange Trust Agreement pursuant to Section 2.2(e) shall occur and be deemed to occur simultaneously at the time of the issuance of Exchangeable Shares pursuant to Section 2.2(b)) without any further act or formality:

(a)  the issued and outstanding Common Shares held by each holder of Common Shares other than:

(i)  the Exchangeable Elected Shares;

(ii)  Common Shares held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its Common Shares (as determined in accordance with Section 3.1); and

(iii)  Common Shares held by Parent or any Affiliate thereof,

shall be transferred by the holder thereof to Purchaser, without any further act or formality on the part of the holder of such Common Shares and free and clear of all liens, claims and encumbrances, in exchange for a number of fully paid and non-assessable Parent Shares equal to the product of the total number of Common Shares held by that holder multiplied by the Exchange Ratio.

(b)  each Exchangeable Elected Share shall be transferred by the holder thereof to Purchaser, without any further act or formality on its part and free and clear of all liens, claims and encumbrances, in exchange for a number of Exchangeable Shares (and certain Ancillary Rights) equal to the product of the total number of Common Shares held by that holder multiplied by the Exchange Ratio, as set forth in the validly completed and delivered Letter of Transmittal and Election Form of the holder of such Exchangeable Elected Share;

(c)  the names of the holders of the Common Shares transferred to Purchaser in exchange for Parent Shares pursuant to Section 2.2(a) shall be removed from the applicable register of holders of Common Shares and added to the applicable register of holders of Parent Shares, and Purchaser shall be recorded as the registered holder of the Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

(d)  the names of the holders of the Exchangeable Elected Shares transferred to Purchaser in exchange for Exchangeable Shares pursuant to Section 2.2(b) shall be removed from the applicable register of holders of Common Shares and added to the applicable register of holders of Exchangeable Shares, and Purchaser shall be recorded as the registered holder of the Exchangeable Elected Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

(e)  coincident with the share exchanges set out in Section 2.2(b), Parent, Purchaser and Canco shall execute the Support Agreement and Parent, Purchaser and the Trustee shall execute the Voting and Exchange Trust Agreement and Parent shall issue to and deposit with the Trustee the Parent Special Voting Share, in consideration of the payment to Parent of $1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under Section 2.2(b) in exchange for the Exchangeable Elected Shares for which they were exchanged; and

(f)  each Common Share in respect of which a duly completed Letter of Transmittal and Election Form has not been deposited with the Depositary on or prior to the Election Deadline will be transferred to, and acquired by, Purchaser, without any further act or formality on the part of the holder of such Common Shares and free and clear of all liens, claims and encumbrances, in exchange for Parent Shares in accordance with Section 2.2(a) and the holder thereof shall be deemed not to have elected to receive Exchangeable Shares of Purchaser.

2.3  Elections.

(a)  Each holder of Common Shares who, at or prior to the Election Deadline, is a Registered or Beneficial Canadian Resident that is not exempt from tax under Part I of the Canadian Tax Act will be entitled, with respect to all or a portion of such holder’s Common Shares, to make or deliver an election (in the form of a duly completed Letter of Transmittal and Election Form delivered to the Depositary at or prior to the Election Deadline) to receive Exchangeable Shares (and certain Ancillary Rights) in exchange for such holder’s Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form.

(b)  Holders of Common Shares who are Canadian Residents, other than any such holders who are exempt from tax under Part I of the Canadian Tax Act, and who have elected to receive Exchangeable Shares (and the Ancillary Rights) shall be entitled to make an income tax election pursuant to subsection 85(1) of the Canadian Tax Act or, if the holder is a partnership, subsection 85(2) of the Canadian Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of their Common Shares to Purchaser by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Common Shares transferred and the applicable agreed amounts for the purposes of such elections (which cannot be less than the fair market value of the Ancillary Rights at the time of the transfer). Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Canadian Tax Act (or any applicable provincial income tax law), the forms will be signed by Purchaser and returned to such holders within 90 days after the receipt thereof by the Depositary for filing with CRA (or the applicable provincial taxing authority). Purchaser will not be responsible for the proper or accurate completion of any election form or to check or verify the content of any election form and, except for Purchaser’s obligation to return duly completed election forms which are received by the Depositary within 90 days following the Effective Date, within 90 days after the receipt thereof by the Depositary, Purchaser will not be responsible for any taxes, interest, penalties or any other costs or damages resulting from the failure by a holder of Common Shares to properly or accurately complete or file the election forms in the form and manner and within the time prescribed by the Canadian Tax Act (or any applicable provincial income tax law). In its sole discretion, Purchaser may choose to sign and return an election form received more than 90 days following the Effective Date, but Purchaser will have no obligation to do so.

2.4  Adjustments To Exchange Ratio. The Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of (a) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or Common Shares), reorganization, recapitalization or other like change with respect to Parent Shares or Common Shares, and (b) any extraordinary dividend or distribution with respect to Parent Shares (other than a dividend or distribution referenced in clause (a)); provided that the foregoing adjustments shall only be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization or other like change or extraordinary dividend or distribution referred to in clauses (a) and (b) above occurs after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3

RIGHTS OF DISSENT

3.1  Rights of Dissent. Holders of Common Shares may exercise rights of dissent with respect to such Common Shares, pursuant to and in the manner set forth in Section 190 of the CBCA as modified by the Interim Order and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 2:00 p.m. (Calgary time) on the Business Day preceding the Company Shareholder Meeting. Holders of Common Shares who duly exercise such rights of dissent and who:

(a)  are ultimately determined to be entitled to be paid fair value for their Common Shares shall be deemed to have transferred such Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to the Company, in consideration for a payment of cash from the Company equal to such fair value and such Common Shares shall be cancelled as of the Effective Time; or

(b)  are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Common Shares who did not make a valid election to receive Exchangeable Shares and shall receive Parent Shares on the basis determined in accordance with Section 2.2, but in no case shall Parent, the Company, Purchaser, Canco or any other Person be required to recognize any holder of Common Shares who exercises rights of dissent as a holder of Common Shares after the Effective Time and the names of each such holder shall be deleted from the register of holders of Common Shares at the Effective Time.

ARTICLE 4

CERTIFICATES AND FRACTIONAL SHARES

4.1  Issuance of Certificates Representing Exchangeable Shares. At or promptly after the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Exchangeable Elected Shares who will receive Exchangeable Shares (and the Ancillary Rights) in connection with the Arrangement, certificates representing the number of Exchangeable Shares sufficient to satisfy all of the Exchangeable Share payment obligations to Company Shareholders in connection with the acquisition of Exchangeable Elected Shares pursuant to the Arrangement. Upon surrender to the Depositary for transfer to Purchaser of a certificate which immediately prior to or upon the Effective Time represented Common Shares in respect of which the holder is entitled to receive Exchangeable Shares under the Arrangement, together with (i) a duly completed Letter of Transmittal and Election Form (ii) such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the CBCA and the by-laws of the Company, and (iii) such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded up or down to the nearest whole number in accordance with Section 4.4) of Exchangeable Shares which such holder has the right to receive (together with any unpaid dividends or distributions declared on the surrendered Common Shares prior to the Effective Time), and any certificate so surrendered shall forthwith be transferred to Purchaser. No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Common Shares. In the event of a transfer of ownership of Common Shares that was not registered in the securities register of the Company, a certificate representing the proper number of Exchangeable Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) may be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to or upon the Effective Time represented one or more Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for Exchangeable Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.3, to represent only the right to receive upon such surrender a certificate representing that number of Exchangeable Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) which such holder has the right to receive.

4.2  Issuance of Certificates Representing Parent Shares. At or promptly after the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Common Shares who will receive Parent Shares in connection with the Arrangement, certificates representing the number of Parent Shares sufficient to satisfy all of the Parent Share payment obligations to Company Shareholders in connection with the acquisition of Common Shares pursuant to the Arrangement. Upon surrender to the Depositary for transfer to Purchaser of a certificate which immediately prior to or upon the Effective Time represented Common Shares in respect of which the holder is entitled to receive Parent Shares under the Arrangement, together with (i) such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the CBCA and the by-laws of the Company, and (ii) such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded up or down to the nearest whole number in accordance with Section 4.4) of Parent Shares which such holder has the right to receive (together with any unpaid dividends or distributions payable pursuant to Section 4.3), and any certificate so surrendered shall forthwith be transferred to Purchaser. No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Common Shares. In the event of a transfer of ownership of Common Shares that was not registered in the securities register of the Company, a certificate representing the proper number of Parent Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) may be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to or upon the Effective Time represented one or more Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for Parent Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.3, to represent only the right to receive upon such surrender a certificate representing that number of Parent Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) which such holder has the right to receive.

4.3  Distributions With Respect To Unsurrendered Certificates. No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or Parent Shares, in each case with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for Exchangeable Shares or Parent Shares pursuant to Section 2.2 unless and until the holder of such certificate shall comply with the provisions of Sections 4.1 or 4.2. Subject to applicable law, at the time such holder shall have complied with the provisions of Section 4.1 or 4.2 (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates formerly representing Common Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time paid with respect to the Exchangeable Shares or Parent Shares, respectively, to which such holder is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of compliance by such holder with the provisions of Section 4.1 or 4.2 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or Parent Shares, respectively.

4.4  Fractions. Notwithstanding anything herein contained, Purchaser and Parent shall not be required, upon exchange of the Common Shares for Exchangeable Shares or Parent Shares pursuant to the Arrangement, to issue fractions of Exchangeable Shares or Parent Shares or to distribute certificates which evidence fractional Exchangeable Shares or Parent Shares or make any cash payment as compensation for such fractions of an Exchangeable Share or Parent Share. Upon application of the Exchange Ratio, all fractional Exchangeable Shares or Parent Shares, respectively, that would otherwise be issuable and which are less than 0.50 shall be rounded down to the next whole number of Exchangeable Shares or Parent Shares, respectively, and all fractional Exchangeable Shares or Parent Shares that would otherwise be issuable and which are greater than or equal to 0.50 shall be rounded up to the next whole number of Exchangeable Shares or Parent Shares.

4.5  Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Common Shares claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Exchangeable Shares or Parent Shares pursuant to Sections 4.2 or 4.3 (and any dividends or distributions with respect thereto) in each case deliverable in accordance with Section 2.2. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom certificates representing Exchangeable Shares or Parent Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Parent or Purchaser, as applicable, and their respective transfer agents in such sum as they may direct or otherwise indemnify Parent or Purchaser, as applicable, in a manner satisfactory to the Parent against any claim that may be made against Parent or Purchaser, as applicable, with respect to the certificate alleged to have been lost, stolen or destroyed. If any provisions of this Section 4.7 are inconsistent with Section 9.3 of the Arrangement Agreement, Section 9.3 of the Arrangement Agreement shall govern.

4.6  Extinguishment Of Rights. Any certificate which immediately prior to the Effective Time represented outstanding Common Shares that are not held by a Company Shareholder who has exercised its right to dissent in accordance with Article 3 hereof and who is ultimately entitled to be paid fair value of the Common Shares held by such Company Shareholder but was exchanged or was deemed to have been exchanged pursuant to Section 2.2, that has not been deposited with all other instruments required by Section 4.1 or Section 4.2, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a holder of Exchangeable Shares or Parent Shares. On such date, the Exchangeable Shares or Parent Shares (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Purchaser together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. None of Parent, the Company, Purchaser, Canco or the Depositary shall be liable to any Person in respect of the Exchangeable Shares or Parent Shares (or dividends or distributions) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.7  Withholding Rights. Parent, Company, Purchaser, Canco and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Common Shares, Exchangeable Shares or Parent Shares such amounts as the Company, Purchaser, Canco, Parent or the Depositary is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Company, Purchaser, Canco, Parent and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, Purchaser,

Canco, Parent or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Purchaser, Canco, Parent or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. If any provisions of this Section 4.7 are inconsistent with Section 9.3 of the Arrangement Agreement, Section 9.3 of the Arrangement Agreement shall govern.

ARTICLE 5

CERTAIN RIGHTS OF CANCO TO ACQUIRE EXCHANGEABLE SHARES

5.1  Canco Liquidation Call Right. Canco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by Canco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Liquidation Date upon payment by Canco to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon Purchaser shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Canco.

(a)  To exercise the Liquidation Call Right, Canco must notify Purchaser and the Transfer Agent of Canco’s intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of Purchaser or any other voluntary distribution of the assets of Purchaser among its shareholders for the purpose of winding-up its affairs, and at least [five] Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of Purchaser or any other involuntary distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Canco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Liquidation Call Right, then on the Liquidation Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(b)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Purchaser in connection with the liquidation, dissolution or winding-up of Purchaser pursuant to Article 5 of the Exchangeable Share Provisions.

5.2  Canco Redemption Call Right. In addition to Canco’s rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Canco shall have the following rights in respect of the Exchangeable Shares:

(a)  Canco shall have the overriding right (the “Redemption Call Right”), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by Purchaser pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 5.2(c). In the event of the exercise of the Redemption Call Right by Canco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Redemption Date upon payment by Canco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon Purchaser shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Canco.

(b)  To exercise the Redemption Call Right, Canco must notify the Transfer Agent of Canco’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of an Parent Control Transaction, a Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Canco shall so notify the Transfer Agent and Purchaser on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Canco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Redemption Call Right, then, on the Redemption Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Purchaser in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3  Change of Law Call Right. Parent shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase (or to cause Canco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Canco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of

Law Call Date, in accordance with Section 5.3(c). In the event of the exercise of the Change of Law Call Right by Parent or Canco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Parent or Canco, as the case may be, on the Change of Law Call Date upon payment by Parent or Canco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(a)  To exercise the Change of Law Call Right, Parent or Canco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Parent or Canco intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If Parent or Canco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Parent or Canco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(b)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Parent or Canco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Parent or Canco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Canco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

ARTICLE 6

AMENDMENT

6.1  Plan of Arrangement Amendment. The Company and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by Parent, (b) filed with the Court and, if made following the Company Shareholder Meeting, approved by the Court, and (c) communicated to Company Shareholders in the manner required by the Court (if so required).

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Company Shareholder Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholder Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Company Shareholder Meeting shall be effective only if it is consented to by each of the Company and Parent, and if required by the Court or applicable law, it is consented to by the Company Shareholders voting in the manner directed by the Court.

Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Parent; provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur at the times and in the order set out in this Plan of Arrangement, within the meaning of Section 192 of the CBCA and, in particular, that the share exchanges, within the meaning of Subsection 192(1)(f) of the CBCA, will become effective in accordance with Section 192(8) of the CBCA, without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX I

6732097 CANADA INC.

(hereinafter referred to as the “Purchaser”)

PROVISIONS ATTACHING TO
THE EXCHANGEABLE SHARES

The Exchangeable Shares in the capital of the Purchaser shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

1.1  For the purposes of these share provisions:

“Affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Arrangement Agreement” means the Arrangement Agreement by and between Parent, 180 Connect, Inc. and the Purchaser dated as of March 13, 2007, as amended and restated from time to time, providing for, among other things, the Arrangement resulting in the first issuance of Exchangeable Shares;

“Board of Directors” means the board of directors of the Purchaser;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta, or the City of New York, New York;

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Canco” means 1305699 Alberta ULC, an unlimited liability corporation existing under the laws of Alberta and direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof;

“Canco Call Notice” has the meaning ascribed thereto in Section 6.3 of these share provisions;

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount, by
(b)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“CBCA” means the Canada Business Corporations Act, as amended from time to time prior to the Effective Time;

“Change of Law” means any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm's length with Parent and the Purchaser (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Canadian Tax Act or applicable provincial income tax laws;

“Change of Law Call Date” has the meaning provided in Section 10.2 of these share provisions;

“Change of Law Call Purchase Price” has the meaning provided in Section 10.1 of these share provisions;

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“Change of Law Call Right” has the meaning provided in Section 10.1 of these share provisions;

“Common Shares” means the common shares in the capital of the Purchaser;

“Current Market Price” means, in respect of a Parent Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of Parent Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the Parent Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Parent Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Shares during such period does not create a market which reflects the fair market value of a Parent Share, then the Current Market Price of a Parent Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Effective Time” has the meaning given to that term in the Plan of Arrangement;

“Exchangeable Shares” mean the non-voting exchangeable shares in the capital of the Purchaser, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Purchaser in respect of, or purchase pursuant to, these share provisions, the Exchangeable Share Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement:

(a)	the Current Market Price of one Parent Share deliverable in connection with such action; plus
(b)	a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus
(c)	such stock or other property constituting any declared and unpaid non-cash dividends deliverable in connection with such action,

provided that (i) the part of the consideration which represents (a) above shall be fully paid and satisfied by the delivery of one Parent Share, such share to be duly issued, fully paid and non-assessable, (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items, (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

“Exchangeable Share Price” means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)	the Current Market Price of one Parent Share; plus
(b)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus
(c)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share; plus
(d)	an additional amount equal to the full amount of all dividends declared and payable or paid on Parent Shares which have not been declared or paid on Exchangeable Shares in accordance herewith;

“Exchangeable Share Support Agreement” means the agreement made between Parent, Canco and the Purchaser substantially in the form and content of Schedule K annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

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“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Purchaser in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Parent Shares;

“Governmental Authority” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holder” means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Purchaser in respect of the Exchangeable Shares;

“Liquidation Amount” has the meaning ascribed thereto in Section 5.1 of these share provisions;

“Liquidation Call Right” has the meaning ascribed thereto in Section 8.1 of these share provisions;

“Liquidation Date” has the meaning ascribed thereto in Section 5.1 of these share provisions;

“Parent” means Ad.Venture Partners, Inc., a corporation incorporated under the laws of Delaware;

“Parent Control Transaction” means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Parent, or any proposal to carry out the same;

“Parent Dividend Declaration Date” means the date on which the board of directors of Parent declares any dividend on the Parent Shares;

“Parent Shares” means the shares in the common stock of Parent and any other securities into which such shares may be changed, exchanged or converted;

“Person” includes any individual, corporation (including any non-profit corporation), general partnership, limited partnership, firm, joint venture, estate, trust company (including any limited liability company, unlimited liability company, joint stock company, firm, enterprise, association) or organization or other entity including a Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the Arrangement contemplated by the Arrangement Agreement;

“Purchase Price” has the meaning ascribed thereto in Section 6.3 of these share provisions;

“Purchaser” means 6732097Canada Inc., a corporation existing under the CBCA;

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 9.1(a) of these share provisions;

“Redemption Call Right” has the meaning ascribed thereto in Section 9.1(a) of these share provisions;

“Redemption Date” means the second anniversary of the Effective Time, or, in the event that any of the circumstances in items (a), (b) or (c) arise, such earlier date established by the Board of Directors for the redemption by the Purchaser of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions:

(a)	the number of Exchangeable Shares outstanding (other than Exchangeable Shares held by Parent and its Affiliates) is less than twenty percent of the number Exchangeable Shares outstanding as of the Effective Time;
(b)	a Parent Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to enable Holders to participate in such transaction to the same extent as, and on a basis that is equivalent (economically

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and otherwise) to the basis on which, the holders of Parent Shares participate, without discrimination, then the Board of Directors shall accelerate such redemption date to such date prior to the second anniversary of the Effective Time as it may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances to enable Holders to participate in the Parent Control Transaction as holders of Parent Shares; or
(c)	an Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a) or (b) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 7.1 of these share provisions;

“Retracted Shares” has the meaning ascribed thereto in Section 6.1(a) of these share provisions;

“Retraction Call Right” has the meaning ascribed thereto in Section 6.1(c) of these share provisions;

“Retraction Date” has the meaning ascribed thereto in Section 6.1(b) of these share provisions;

“Retraction Price” has the meaning ascribed thereto in Section 6.1 of these share provisions;

“Retraction Request” has the meaning ascribed thereto in Section 6.1 of these share provisions;

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Time;

“Transfer Agent” means Valiant Trust Company or such other Person as may from time to time be appointed by the Purchaser as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means Valiant Trust Company or such other trustee as is chosen by Parent and the Purchaser, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Alberta, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the agreement made among Parent, the Purchaser and the Trustee substantially in the form and content of Schedule L annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

ARTICLE 2

RANKING OF EXCHANGEABLE SHARES

2.1  The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Purchaser, whether voluntary or involuntary, or any other distribution of the assets of the Purchaser, among its shareholders for the purpose of winding-up its affairs.

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ARTICLE 3

DIVIDENDS

3.1	A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend on each Exchangeable Share:
(a)	in the case of a cash dividend declared on the Parent Shares, in an amount in cash for each Exchangeable Share in U.S. dollars on the Parent Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Parent Share;
(b)	in the case of a stock dividend declared on the Parent Shares, to be paid in Parent Shares, by the issue or transfer by the Purchaser of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Shares to be paid on each Parent Share; and
(c)	in the case of a dividend declared on the Parent Shares in property other than cash or Parent Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5) the type and amount of property declared as a dividend on each Parent Share.

Such dividends shall be paid out of money, assets or property of the Purchaser properly applicable to the payment of dividends, or out of authorized but unissued shares of the Purchaser, as applicable.

3.2	Cheques of the Purchaser payable at par at any branch of the bankers of the Purchaser shall be issued in respect of any cash dividends contemplated by Section 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) shall be issued, distributed or transferred by the Purchaser in such manner as it shall determine and the issuance, distribution or transfer thereof by the Purchaser to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Purchaser any dividend that is represented by a cheque that has not been duly presented to the Purchaser's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.
3.3	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Parent Shares.
3.4	If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Purchaser shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.
3.5	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Section 3.1 and Article 14, and each such determination shall be conclusive and binding on the Purchaser and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:
(a)	in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued in proportion to the number of Parent Shares previously outstanding;

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(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Parent Shares and the term of any such instrument;
(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 3.5(b) above, any evidences of indebtedness of Parent or any assets of Parent) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price; and
(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
3.6	Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

ARTICLE 4

CERTAIN RESTRICTIONS

4.1	So long as any of the Exchangeable Shares are outstanding, the Purchaser shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 13.2 of these share provisions:
(a)	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;
(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser;
(c)	redeem or purchase or make any capital distribution in respect of any other shares of the Purchaser ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser; or
(d)	issue any Exchangeable Shares or any other shares of the Purchaser ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares;

provided that the restrictions in Sections 4.1(a), (b), (c) and (d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Parent Shares shall have been declared and paid on the Exchangeable Shares.

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ARTICLE 5

DISTRIBUTION ON LIQUIDATION

5.1	In the event of the liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by Canco of the Liquidation Call Right, to receive from the assets of the Purchaser in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Purchaser among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”).
5.2	On or promptly after the Liquidation Date, and subject to the exercise by Canco of the Liquidation Call Right, the Purchaser shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each Holder, at the address of the Holder recorded in the register of the Purchaser for the Exchangeable Shares or by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of Exchangeable Shares, on behalf of the Purchaser of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of Holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Purchaser shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Shares delivered to them or the custodian on their behalf.
5.3	After the Purchaser has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Purchaser.

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ARTICLE 6

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1	A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Canco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Purchaser to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the Purchaser causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the Holder shall present and surrender at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the Holder desires to have the Purchaser redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and bylaws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Purchaser:
(a)	specifying that the Holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Purchaser;
(b)	stating the Business Day on which the holder desires to have the Purchaser redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than three Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Purchaser and further provided that, in the event that no such Business Day is specified by the Holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Purchaser; and
(c)	acknowledging the overriding right (the “Retraction Call Right”) of Canco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Canco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.
6.2	Subject to the exercise by Canco of the Retraction Call Right, upon receipt by the Purchaser or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, and provided that the Retraction Request is not revoked by the Holder in the manner specified in Section 6.7, the Purchaser shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such Holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Canco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Purchaser.
6.3	Upon receipt by the Purchaser of a Retraction Request, the Purchaser shall immediately notify Canco thereof and shall provide to Canco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Canco must notify the Purchaser of its determination to do so (the “Canco Call Notice”) within three Business Days of receipt by the Purchaser of the Retraction Request. If Canco does not so notify the Purchaser within such three Business Day period, the Purchaser will notify the Holder as soon as possible thereafter that Canco will not exercise the Retraction Call Right. If Canco delivers the Canco Call Notice within such three Business Day period, and provided that the Retraction Request is not revoked by the Holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the Holder to sell all but not less than all the Retracted Shares to Canco in accordance with the Retraction Call Right. In such event, the Purchaser shall not redeem the Retracted Shares and Canco shall purchase from such holder and such holder shall sell to Canco on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the “Purchase Price”)

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per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of Canco, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Canco shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that Canco has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Purchaser of such Retracted Shares shall take place on the Retraction Date. In the event that Canco does not deliver a Canco Call Notice within such three Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Purchaser shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.
6.4	The Purchaser or Canco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant Holder, at the address of the Holder recorded in the register of the Purchaser for the Exchangeable Shares or at the address specified in the Holder's Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.
6.5	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Purchaser or purchased by Canco shall thereafter be considered and deemed for all purposes to be the holder of Parent Shares delivered to it.
6.6	Notwithstanding any other provision of this Article 6, the Purchaser shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Purchaser believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Canco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Purchaser shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Purchaser. In any case in which the redemption by the Purchaser of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Purchaser shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Purchaser is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Purchaser, representing the Retracted Shares not redeemed by the Purchaser pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and Canco does not exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Purchaser pursuant to Section 6.2 as

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a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Parent to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Parent to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.
6.7	A holder of Retracted Shares may, by notice in writing given by the holder to the Purchaser before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Canco shall be deemed to have been revoked.

ARTICLE 7

REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1	Subject to applicable law, and provided Canco has not exercised the Redemption Call Right, the Purchaser shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Price”).
7.2	In any case of a redemption of Exchangeable Shares under this Article 7, the Purchaser shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with a Parent Control Transaction or an Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Purchaser or the purchase by Canco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Parent Control Transaction, the written notice of redemption by the Purchaser or the purchase by Canco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.
7.3	On or after the Redemption Date and subject to the exercise by Canco of the Redemption Call Right, the Purchaser shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each Holder, at the address of the Holder recorded in the securities register of the Purchaser or by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser in such notice, on behalf of the Purchaser of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Purchaser shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have

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not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration after the Redemption Date, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Parent Shares delivered to them or the custodian on their behalf.

ARTICLE 8

CANCO LIQUIDATION CALL RIGHT

8.1	Canco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 8.3. In the event of the exercise of the Liquidation Call Right by Canco, each Holder shall be obligated to sell all the Exchangeable Shares held by such Holder to Canco on the Liquidation Date upon payment by Canco to such Holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon the Purchaser shall have no obligation to pay any Liquidation Amount to the Holders of such shares so purchased by Canco.
8.2	To exercise the Liquidation Call Right, Canco must notify the Purchaser and the Transfer Agent of Canco's intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of the Purchaser or any other voluntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of the Purchaser or any other involuntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Canco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Liquidation Call Right, then on the Liquidation Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.
8.3	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such Holder and the Holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Parent Shares to which such Holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled

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to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such Holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Purchaser in connection with the liquidation, dissolution or winding-up of the Purchaser pursuant to Article 5 hereof.

ARTICLE 9

CANCO REDEMPTION CALL RIGHT

9.1	In addition to Canco's rights contained herein, including the Retraction Call Right, Canco shall have the following rights in respect of the Exchangeable Shares:
(a)	Canco shall have the overriding right (the “Redemption Call Right”), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by the Purchaser pursuant to Article 7, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 9.1(c). In the event of the exercise of the Redemption Call Right by Canco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Redemption Date upon payment by Canco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon the Purchaser shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Canco.
(b)	To exercise the Redemption Call Right, Canco must notify the Transfer Agent and the Purchaser of Canco's intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a Parent Control Transaction or an Exchangeable Share Voting Event, in which case Canco shall so notify the Transfer Agent and the Purchaser as soon as practicable and, in any event, on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Canco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Redemption Call Right, then, on the Redemption Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.
(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of

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the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Purchaser in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

ARTICLE 10

CHANGE OF LAW CALL RIGHT

10.1	Parent shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase (or to cause Canco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Canco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Section 10.3. In the event of the exercise of the Change of Law Call Right by Parent or Canco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Parent or Canco, as the case may be, on the Change of Law Call Date upon payment by Parent or Canco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.
10.2	To exercise the Change of Law Call Right, Parent or Canco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Parent or Canco intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If Parent or Canco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Parent or Canco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.
10.3	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Parent or Canco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Parent or Canco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Canco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

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ARTICLE 11

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ARTICLE 12

VOTING RIGHTS

12.1	Except as required by applicable law and by Article 13, Section 14.1 and Section 15.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Purchaser or to vote at any such meeting.

ARTICLE 13

AMENDMENT AND APPROVAL

13.1	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.
13.2	Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66--2/3% of the votes cast on such resolution by holders (other than Parent and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Parent and its Affiliates) at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Parent and its Affiliates) present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66--2/3% of the votes cast on such resolution by holders (other than Parent and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this section, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

ARTICLE 14

RECIPROCAL CHANGES, ETC. IN RESPECT OF PARENT SHARES

14.1	Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that Parent will not:
(a)	issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares who (i) exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;
(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

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(c)	issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares:
(i)	shares or securities of Parent of any class other than Parent Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Shares);
(ii)	rights, options or warrants other than those referred to in Section 14.1(b) above;
(iii)	evidences of indebtedness of Parent; or
(iv)	assets of Parent,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

14.2	Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that Parent will not without the prior approval of the Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 13.2:
(a)	subdivide, re-divide or change the then outstanding Parent Shares into a greater number of Parent Shares;
(b)	reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or
(c)	reclassify or otherwise change the Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and such change is permitted under applicable law. The Exchangeable Share Support Agreement further provides, in part, that the provisions of the Exchangeable Share Support Agreement described in Section 14.1 and this Section 14.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 13.2.

14.3	Notwithstanding the foregoing provisions of this Article 14, in the event of a Parent Control Transaction:
(a)	in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Canadian Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);
(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and
(c)	in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Purchaser”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Purchaser” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to these share provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

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ARTICLE 15

ACTIONS BY THE PURCHASER UNDER SUPPORT AGREEMENT
AND VOTING EXCHANGE TRUST AGREEMENT

15.1	The Purchaser will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent, Canco and the Purchaser with all provisions of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement applicable to Parent, Canco and the Purchaser, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Purchaser all rights and benefits in favour of the Purchaser under or pursuant thereto.
15.2	The Purchaser shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 13.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:
(a)	adding to the covenants of the other parties to such agreement for the protection of the Purchaser or the holders of the Exchangeable Shares thereunder;
(b)	making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or
(c)	making such changes in or corrections to such agreement which, on the advice of counsel to the Purchaser, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 16

LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

16.1	The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement, the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder) and with respect to restrictions on resale under the United States Securities Act of 1933, as amended, until such time as the Purchaser shall determine that such U.S. Securities Act legend shall no longer be necessary.
16.2	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Canco, and the Change of Law Call Right in favour of Parent and Canco and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of Canco or Parent, as the case may be, as therein provided.
16.3	The Purchaser, Canco, Parent and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Purchaser, Canco, Parent or the Transfer Agent is required to deduct and withhold with respect to such

16

payment under the Canadian Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser, Canco, Parent and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Purchaser, Canco, Parent or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, Canco, Parent or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.
16.4	The Purchaser will make an election with respect to the Exchangeable Shares under subsection 191.2(1) of the Canadian Tax Act to the extent required by the Arrangement Agreement.
16.5	The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Canadian Tax Act is CDN $[• ].

ARTICLE 17

GENERAL

17.1	Any notice, request or other communication to be given to the Purchaser by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Purchaser and addressed to the attention of the Secretary of the Purchaser. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Purchaser.
17.2	Any presentation and surrender by a holder of Exchangeable Shares to the Purchaser or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Purchaser or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Purchaser addressed to the attention of the Secretary of the Purchaser or to such office of the Transfer Agent as may be specified by the Purchaser. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Purchaser or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.
17.3	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Purchaser shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Purchaser or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Purchaser. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Purchaser pursuant thereto.
17.4	Subject to the requirements of National Instrument 54-101 and any successor instrument, policy statement or rule of the Canadian Securities Administrators or other applicable law, for greater certainty, the Purchaser shall not be required for any purpose under these share provisions to recognize or take account of Persons who are not recorded as such in the securities register for the Exchangeable Shares.
17.5	If the Purchaser determines that mail service is or is threatened to be interrupted at the time when the Purchaser is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Purchaser shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the

17

Province of Québec, once in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Purchaser would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Purchaser in accordance with Section 17.1 or17.2, as the case may be.

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SCHEDULE A
RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To: 6732097Canada Inc. (“Purchaser”) and 1305699 Alberta ULC (“Canco”)

This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the “Share Provisions”) attaching to the Exchangeable Shares of the Purchaser represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Purchaser that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Purchaser redeem in accordance with Article 6 of the Share Provisions:

☐	all share(s) represented by this certificate; or
☐	share(s) only represented by this certificate.

The undersigned hereby notifies the Purchaser that the Retraction Date shall be .

NOTE:	The Retraction Date must be a Business Day and must not be less than three Business Days nor more than 15 Business Days after the date upon which this notice is received by the Purchaser. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Purchaser.

The undersigned acknowledges the overriding Retraction Call Right of Canco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Canco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Canco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Purchaser at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Purchaser is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Parent to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Canco and the Purchaser that the undersigned:

☐	is

(select one)

☐	is not

resident in Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Canco and the Purchaser that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Canco or the Purchaser, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)
☐	Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.
NOTE:	This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Purchaser and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.
Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:	If this Retraction Reqest is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Purchaser represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Purchaser, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s)

A-2

ANNEX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AD.VENTURE PARTNERS, INC.

Pursuant to Sections 242 and 245
of the
Delaware General Corporation Law

Howard S. Balter hereby certifies as follows:

1.  The original name of the corporation was “ad.venture partners, inc.”, and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 7, 2005.

2.  The present name of the corporation, as reflected in the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 24, 2005 (the “Prior Certificate”) is “Ad.Venture Partners, Inc.”;

3.  This Amended and Restated Certificate of Incorporation restates, integrates and amends the Prior Certificate;

4.  This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

5.  The text of the Prior Certificate of the corporation is hereby amended and restated to read, in full, as follows:

First. The name of the Corporation is hereby changed to “180 Connect Inc.” (the “Corporation”).

Second. The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third. The purpose of the Corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.  Common Stock. Except as otherwise required by law, as provided below with respect to the Special Voting Share or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders or one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

B.  Preferred Stock. 1 of the authorized shares of Preferred Stock is hereby designated as the “Special Voting Share” (the “Special Voting Share”). The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly granted authority to issue any or all of the remaining unissued and undesignated shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.  Special Voting Share. The rights, preferences, privileges, restrictions and other matters relating to the Special Voting Share are as follows:

(1)  Voting Rights.

a.  The Special Voting Share shall entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares (“Exchangeable Shares”) of 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of the Corporation, outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries, multiplied by a number equal to the number of votes to which a holder of one share of common stock is entitled with respect to such matter, proposition or question.

b.  Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

c.  Except as set forth herein, the holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

d.  The holder of the Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(2)  Cancellation or Reacquisition.

a.  At such time as (A) the Special Voting Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of • outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of • which could by its terms require it to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter.

b.  If the Special Voting Share should be repurchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

c.  Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(3)  Dividends and Distributions. The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(4)  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

(5)  No Redemption or Conversion. The Special Voting Share shall not be redeemable or convertible.

Fifth.  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation. Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Sixth.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

B.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

C.  The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.  In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Amended and Restated Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Seventh. The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Howard S. Balter, its Chief Executive Officer, as of the  day of , 2007.

Howard S. Balter,
Chief Executive Officer

ANNEX D

2007 LONG-TERM INCENTIVE PLAN

1.  Purpose. The purposes of the 2007 Long-Term Incentive Plan (the “Plan”) are (a) to encourage outstanding individuals to accept or continue employment with 180 Connect Inc. (the “Company”) and its Subsidiaries, and (b) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and the Company’s stockholders by providing them stock options and other stock and cash incentives.

2.  Administration. The Plan will be administered by a committee (the “Committee”) of the Company consisting of three or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)  the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)  the exchange on which the Company common stock is listed may establish pursuant to its rule-making authority; and

(c)  the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee shall serve as the Committee administering the Plan until such time as the Board designates a different Committee.

The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are, or who are reasonably expected to be, “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3.  Participants. Participants may consist of all employees, consultants, and directors of the Company and its Subsidiaries. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by the Company shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4.  Shares Available under the Plan. There is hereby reserved under the Plan 2 million shares of Company common stock. On or after the date this Plan is approved by stockholders, the maximum number of shares reserved for issuance under this Plan shall not exceed (a) the total number of shares reserved under this Plan plus (b) any shares that become available for issuance pursuant to the remainder of this section 4. If there is (i) a lapse, expiration, termination, forfeiture or cancellation of any Stock Option or other benefit outstanding under this Plan prior to the issuance of shares thereunder or (ii) a forfeiture of any shares of Restricted Stock or shares subject to stock awards granted under this Plan prior to vesting, then the shares subject to these options or other benefits shall be added to the shares available for benefits under the Plan.

Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right (including a Stock Appreciation Right settled in stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment of the exercise price under any Stock Option exercised under the Plan, any shares retained by the Company to comply with applicable income tax withholding requirements, and any shares covered by a benefit which is settled in cash, shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 422 of the Code); provided, however, notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to shares whose aggregate fair market value exceeds $100,000, such options shall be treated as nonqualified Stock Options.

Under the Plan, no participant may receive in any calendar year: (i) Stock Options relating to more than 500,000 shares, (ii) Stock Appreciation Rights relating to more than 500,000 shares, (iii) Performance Shares relating to more than 250,000 shares, or (iv) Performance Cash Awards in an amount greater than $1.5 million.

The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with section 15 hereof.

5.  Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards and Other Stock or Cash Awards, all as described below.

6.  Stock Options. Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The exercise price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Company’s common stock, as determined by the Committee pursuant to Section 21, on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The exercise price, upon exercise of any option, shall be payable to the Company in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a fair market value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the exercise price of an outstanding option.

7.  Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related option. The grant price of any other SAR shall not be less than 100% of the fair market value of the Company’s common stock, as determined by the Committee pursuant to Section 21, on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a substitute SAR or ten years in the case of any other SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR payment may be made only in stock. In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the right to the participant at a lower grant price or reduce the grant price of an outstanding SAR.

8.  Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock provides participants the rights to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock Units provide participants the right to receive shares at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)  a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

(b)  a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to the Company at cost) such shares or units in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units.

9.  Deferred Stock Units. Deferred Stock Units provide a participant a vested right to receive shares of common stock in lieu of other compensation at termination of employment or service or at a specific future designated date. In the Committee’s discretion, Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.

10.  Performance Shares. The Committee shall designate the participants to whom long-term performance stock (“Performance Shares”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Shares shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Shares award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above). The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Share award.

11.  Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based upon long-term performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above) and the maximum amount earned by a Covered Employee in any calendar year may not exceed $[]. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

12.  Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 11 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

13.  Performance Goals. Awards under the Plan to a Covered Employee (as defined in section 2) may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of Company common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

14.  Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of the Company, (a) all outstanding Stock Options and SARs shall become vested and exercisable; (b) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (c) all performance goals shall be deemed achieved at target levels and all other terms and conditions met; (d) all Performance Shares shall be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable; and (e) all Other Stock or Cash Awards shall be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award. The Committee has the discretion, at the time of grant of an award or at any later time, to provide that any award that is assumed or replaced in a Change in Control may receive accelerated treatment with respect to any participant whose employment or service is terminated, actually or constructively, within a designated period following the Change in Control.

A  “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any change in the “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise, (B) any person or group (as defined herein) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (C) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of Company common stock, directly or indirectly, have at least a 65% ownership interest, (D) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (E) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), or contested election (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

In the event that a payment or delivery of an award following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant’s employment or service with the Company or six months after such termination in the case of a “specified employee” as defined in Section 409A(a)(2)(B)(i).

15.  Adjustment Provisions.

(a)  In the event of any change affecting the number, class, market price or terms of the shares of common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of common stock other than a regular cash dividend, (any of which is referred to herein as an “equity restructuring”), then the Committee shall make an equitable substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year as set forth in section 4 and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate. Such substitution or adjustment shall equalize an award’s intrinsic and fair value before and after the equity restructuring.

(b)  In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or a Subsidiary (a “Divestiture”), the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c)  In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding common stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

16.  Substitution and Assumption of Benefits. The Board of Directors or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of the Company or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in section 4 hereof, to the extent permitted by applicable law and listing exchange requirements.

17.  Nontransferability. Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. “Members of the immediate family” means the participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

18.  Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Company may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of shares hereunder, a participant may pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by electing to have the Company withhold shares of common stock having a fair market value equal to the amount required to be withheld up to the minimum required statutory withholding amount; or (b) by delivering irrevocable instructions to a broker to sell shares and to promptly deliver the sales proceeds to the Company for amounts up to and in excess of the minimum required statutory withholding amount. For restricted stock and restricted stock unit awards, no withholding in excess of the minimum statutory withholding amount will be allowed.

19.  Duration of the Plan. No award shall be made under the Plan more than ten years after the date of its adoption by the Board of Directors; provided, however, that the terms and conditions applicable to any option granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the participant, or such other person as may then have an interest therein.

20.  Amendment and Termination. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a participant’s consent. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

21.  Fair Market Value. The fair market value of shares of the Company’s common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

22.  Other Provisions.

(a)  The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

(b)  In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(c)  The Committee, in its sole discretion, may require a participant to have amounts or shares of common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d)  Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(e)  No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f)  Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.

(g)  The Committee may permit participants to defer the receipt of payments of awards pursuant to such rules, procedures or programs is may establish for purposes of this Plan. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

23.  Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of [Colorado] (without regard to any state’s conflict of laws principles). Any legal action related to this Plan shall be brought only in a federal or state court located in [Colorado].

24.  Stockholder Approval. The Plan was adopted by the Board of Directors on April [__], 2007, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

ANNEX E

NEW CENTURY CAPITAL PARTNERS LLC

1999 Ave of the Stars, Suite 1100	Telephone +1 310 356-4641
Los Angeles, CA 90067	Fax +1 310 356-4601

March 7, 2007

The Board of Directors
Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017

Board of Directors:

We understand that Ad.Venture Partners, Inc., a Delaware corporation (“AVP”), through a wholly-owned subsidiary, intends to acquire all of the issued and outstanding shares of common stock of 180 Connect Inc., a corporation organized under the laws of Canada (“180 Connect” or “180” or the “Company”), and that the terms and conditions of such transaction (the “Transaction”) are set forth in that certain proposed Arrangement Agreement (the “Agreement”). You have requested New Century Capital Partners LLC (“New Century Capital Partners”) to provide an opinion as to: (i) the fairness, from a financial point of view, to the stockholders of AVP, of the consideration to be paid by AVP in connection with the Transaction; and (ii) whether 180’s fair market value is at least equal to 80% of AVP’s net assets at the time of the Transaction.

New Century Capital Partners will receive a fee from AVP for providing this opinion, which is not contingent upon the consummation of the Transaction. AVP has also agreed to indemnify New Century Capital Partners against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services.

In arriving at our opinion, New Century Capital Partners has undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. New Century Capital Partners reviewed: (i) a draft of the Agreement dated March 1, 2007; (ii) certain publicly available financial, business and operating information related to 180 and AVP, including AVP’s prospectus, dated August 25, 2005, in the form filed with the Securities and Exchange Commission; (iii) certain internal financial, operating and other data with respect to 180 prepared and furnished to us by the management of 180; (iv) certain internal financial projections for 180, which were prepared for financial planning purposes and furnished to us by the management of 180; (v) certain financial, market performance and other data of certain other public companies that New Century Capital Partners deemed relevant; (vi) the reported prices and trading activity for 180’s common stock; (vii) other information, financial studies, analyses and investigations; and (viii) such other factors that we deemed relevant for purposes of our opinion. New Century Capital Partners also conducted discussions with members of the senior management of 180 and AVP, and 180’s accounting firm relating to the financial condition, historical and current operating results, business and prospects of 180. New Century Capital Partners has not visited sites or locations of the Company.

New Century Capital Partners relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by 180, or otherwise made available to us, and have not independently verified such information. The management of 180 has advised New Century Capital Partners that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure; moreover, 180 does not currently provide, nor has it ever, provided its financial projections to research analysts on Wall

Street. New Century Capital Partners further relied upon the assurances of the management of 180 that the information provided had been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of 180, is based on reasonable assumptions and that there is not (and the management of 180 or AVP is not aware of) any information or facts that would make the information provided to New Century Capital Partners incomplete or misleading.

New Century Capital Partners expresses no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. In arriving at our opinion, New Century Capital Partners has relied upon 180’s and AVP’s estimates relating to certain financial, strategic, and operational benefits from the Transaction and have assumed that such benefits will be realized at the times and in the amounts specified by 180 and AVP.

NEW CENTURY CAPITAL PARTNERS LLC

1999 Ave of the Stars, Suite 1100	Telephone +1 310 356-4641
Los Angeles, CA 90067	Fax +1 310 356-4601

New Century Capital Partners has relied, on advice of the outside counsel to AVP and the independent accounting firm to 180, and on the assumptions of the management of AVP and 180, as to all accounting, legal, tax and financial reporting matters with respect to 180. Without limiting the generality of the foregoing, New Century Capital Partners has not: (i) analyzed the differences between Canadian GAAP and U.S. GAAP or considered whether such differences would result in material changes to 180 financial statements; (ii) determined or considered the potential impact of becoming a reporting company under the Securities Exchange Act of 1934, as amended, on the financial condition of 180; and (iii) undertaken any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which 180 or any of its affiliates is a party or may be subject, and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. Also, for the purpose of this opinion, New Century Capital Partners has assumed that neither AVP nor 180 is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the Transaction. New Century Capital Partners expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied.

In arriving at our opinion, New Century Capital Partners has not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of 180, and we have not been furnished with any such appraisals or valuations. The analyses performed by New Century Capital Partners in connection with this opinion were going-concern analyses; we express no opinion regarding the liquidation value of any entity. Further, our opinion is based on economic, monetary and market consideration as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist on the date hereof and events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of AVP or 180 common stock, or their related securities, and how they may trade following announcement of the Transaction or at any future time. New Century Capital Partners may, if requested by AVP’s Board of Directors, provide a bring-down opinion or otherwise reaffirm or reevaluate our opinion.

This opinion is solely for the benefit and use of the Board of Directors of AVP in connection with its consideration of the Transaction and may not be relied upon by any other person or entity. This opinion is not intended to be and does not constitute a recommendation to any stockholder of AVP as to how such stockholder should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder as such. This letter and the opinion expressed herein may not be quoted or referred to or used for any purpose without the prior written consent of New Century Capital Partners, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction, provided that this letter is quoted in full in such information statement or proxy statement.

New Century Capital Partners was not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to AVP. New Century Capital Partners expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of AVP in excess of the amount contemplated in the Transaction.

NEW CENTURY CAPITAL PARTNERS LLC

1999 Ave of the Stars, Suite 1100	Telephone +1 310 356-4641
Los Angeles, CA 90067	Fax +1 310 356-4601

Based upon and subject to the foregoing and based upon such other factors as New Century Capital Partners considers relevant, it is our opinion that: (i) the consideration in the Transaction is fair, from a financial point of view, to the stockholders of AVP as of the date hereof; and (ii) the fair market value of 180 is at least equal to 80% of the net assets of AVP as of the date hereof.

Sincerely,

/s/ New Century Capital Partners LLC

New Century Capital Partners LLC

ANNEX F

VOTING AND EXCHANGE TRUST AGREEMENT

F-1

Voting And Exchange Trust Agreement (“Agreement”) made as of the [•  ] day of [•  ], 2007.

AMONG:

Ad.Venture Partners, Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

and

6732097 Canada Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Purchaser”)

and

Valiant Trust Company, a trust company incorporated under the laws of Alberta (hereinafter referred to as the “Trustee”)

Whereas, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of March 13, 2007 between the Company, Parent and Purchaser, it was agreed that on the Effective Date (as defined in the Plan of Arrangement contemplated in the Arrangement Agreement), Purchaser and Parent would enter into a voting and exchange trust agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

And Whereas, under the Arrangement Agreement, it is contemplated that Parent will directly or indirectly acquire the issued and outstanding Common Shares of the Company;

And Whereas, under the Arrangement Agreement, it is contemplated that exchangeable shares of Purchaser (“Exchangeable Shares”) may be issued by Purchaser, having the attributes described in the Arrangement Agreement including certain exchange rights and voting rights to be created for the benefit of the holders of Exchangeable Shares from time to time;

And Whereas, these recitals are made by Parent and Purchaser but not by the Trustee;

Now Therefore, in consideration of $10.00, the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning ascribed thereto in the Securities Act (Alberta), unless otherwise expressly stated herein;

“Arrangement Agreement” means the Arrangement Agreement by and among Parent, the Company and Purchaser dated as of March 13, 2007, as amended and restated from time to time, providing for, among other things, the arrangement resulting in the first issuance of Exchangeable Shares;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent and its Affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York;

“Canco” means 1305699 Alberta ULC, a corporation incorporated under the laws of Alberta, or any other direct or indirect Subsidiary of the Parent designated by the Parent from time to time;

“CBCA” means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

F-2

“Change of Law Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Company” means 180 Connect Inc., a corporation incorporated under the CBCA;

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Exchangeable Share Support Agreement” means that certain support agreement made as of even date herewith among Purchaser, Canco and Parent substantially in the form and content of Schedule K to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

“Exchangeable Shares” means the non voting Exchangeable Shares in the capital of Purchaser, having the rights, privileges, restrictions and conditions set out in attaching to the Exchangeable Shares as set out in the Articles of Purchaser;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Purchaser of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Purchaser to the institution of bankruptcy, insolvency or winding up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Purchaser to contest in good faith any such proceedings commenced in respect of Purchaser within 30 days of becoming aware thereof, or the consent by Purchaser to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Purchaser of a general assignment for the benefit of creditors, or the admission in writing by Purchaser of its inability to pay its debts generally as they become due, or (iv) Purchaser not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b);

“Liquidation Event Effective Time” has the meaning ascribed thereto in Section 5.12(c);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Parent or Purchaser, as the case may be, a certificate signed by any one of the authorized signatories of Parent or Purchaser, as the case may be;

“Parent Consent” has the meaning ascribed thereto in Section 4.2;

“Parent Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Parent Meeting” has the meaning ascribed thereto in Section 4.2;

“Parent Shares” has the meaning provided in the Exchangeable Share Provisions;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Parent Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

F-3

“Parent Successor” has the meaning ascribed thereto in Section 10.1(a);

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing in (a), or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing in (a) or (b);

“Redemption Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Rights upon Automatic Exchange” means the benefit of the obligation of Parent to effect the automatic exchange of Exchangeable Shares for Parent Shares pursuant to Section 5.12;

“Trust” means the trust created by this Agreement;

“Trust Estate” means the Parent Special Voting Share, any other securities, the Exchange Right, the Rights upon Automatic Exchange and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

“Voting Rights” means the voting rights of the Parent Special Voting Share held by the Trustee.

In addition to the foregoing, all capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Arrangement Agreement.

Section 1.2 Interpretation Not Affected By Headings, Etc. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

Section 1.3 Rules of Construction. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

Section 1.4 Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.5 Payments. All payments to be made hereunder will be made without interest and less any tax required by applicable law to be deducted or withheld.

ARTICLE 2

PURPOSE OF AGREEMENT

Section 2.1 Establishment of Trust. The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. The Trustee will hold the Parent Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Rights upon Automatic Exchange in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

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ARTICLE 3

PARENT SPECIAL VOTING SHARE

Section 3.1 Issue and Ownership of the Parent Special Voting Share. Parent hereby agrees to issue to, and deposit with, the Trustee the Parent Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Parent Special Voting Share by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Parent Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to such Parent Special Voting Share provided that the Trustee shall:

(a)  hold such Parent Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)  except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Parent Special Voting Share and such Parent Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

Section 3.2 Legended Share Certificates. Purchaser will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

Section 3.3 Safe Keeping of Certificate. The physical certificate representing the Parent Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

Section 4.1 Voting Rights. The Trustee, as the holder of record of the Parent Special Voting Share forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Parent Special Voting Share held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.14 hereof:

(a)  the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Meeting is held or a Parent Consent is sought; and

(b)  to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

Section 4.2 Number of Votes. With respect to all meetings of shareholders of Parent at which holders of Parent Shares are entitled to vote (each, a “Parent Meeting”) and with respect to all written consents sought from Parent’s shareholders, including the holders of Parent Shares (each, a “Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or consented to in connection with such Parent Consent.

Any Beneficiary who chooses to attend a Parent Meeting in person will be entitled to one vote on a show of hands.

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Section 4.3 Mailings to Shareholders. With respect to each Parent Meeting and Parent Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Parent to its shareholders:

(a)  a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Parent;

(b)  a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent or, pursuant to Section 4.7, to attend such Parent Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c)  a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)  a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii)  a proxy to a designated agent or other representative of the management of Parent to exercise such Beneficiary Votes;

(d)  a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)  a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)  a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee of any decision of the Board of Directors of Parent with respect to the calling of any Parent Meeting or the seeking of any Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Parent and the materials referred to in Section 4.3(c), Section 4.3(e) and Section 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Parent shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Parent Shares. Parent agrees not to communicate with holders of Parent Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Parent may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.3.

Section 4.4 Copies of Shareholder Information. Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Parent Shares in sufficient quantities

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and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Parent Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent) received by the Trustee from Parent, to the extent possible, at the same time as such materials are sent to holders of Parent Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.4.

Section 4.5 Other Materials. As soon as reasonably practicable after receipt by Parent or holders of Parent Shares (if such receipt is known by Parent) of any material sent or given by or on behalf of a third party to holders of Parent Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta, copies of all such materials. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.5.

Section 4.6 List of Persons Entitled to Vote. Purchaser shall, (a) prior to each annual and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Purchaser of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Parent agrees to give Purchaser notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent by Parent or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Purchaser to perform its obligations under this Section 4.6.

Section 4.7 Entitlement to Direct Votes. Any Beneficiary named in a List prepared in connection with any Parent Meeting or Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Parent Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

Section 4.8 Voting by Trustee and Attendance of Trustee Representative at Meeting.

(a)  In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

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(b)  The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.2 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

Section 4.9 Distribution of Written Materials. Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Purchaser. Parent agrees not to communicate with holders of Parent Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Purchaser shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)  a current List; and

(b)  upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Purchaser’s obligations under this Section 4.9 shall be deemed satisfied to the extent Parent exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Purchaser provides the required information and materials to Parent.

Section 4.10 Termination of Voting Rights. Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Parent or Canco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Parent Shares, as specified in Article 5 (unless, in either case, Parent shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding up of Purchaser pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Canco pursuant to the exercise by Canco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Parent or Canco pursuant to the exercise by Parent or Canco of the Change of Law Call Right.

ARTICLE 5

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

Section 5.1 Grant and Ownership of the Exchange Right. Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Rights upon Automatic Exchange, all in accordance with the provisions of this Agreement. Parent hereby

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acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Rights upon Automatic Exchange by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Rights upon Automatic Exchange and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Rights upon Automatic Exchange, provided that the Trustee shall:

(a)  hold the Exchange Right and the Rights upon Automatic Exchange and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)  except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Rights upon Automatic Exchange, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

Section 5.2 Legended Share Certificates. Purchaser will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)  their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)  the Rights upon Automatic Exchange.

Section 5.3 General Exercise of Exchange Right. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.14, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

Section 5.4 Purchase Price. The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Parent shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Parent delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Parent of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Purchaser.

Section 5.5 Exercise Instructions. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Purchaser. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by laws of Purchaser and such additional documents and instruments as the Trustee, Purchaser and Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Parent to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims,

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security interests and encumbrances, (iii) the names in which the certificates representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Purchaser and Parent of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Purchaser.

Section 5.6 Delivery of Parent Shares; Effect of Exercise. Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Parent, the Trustee shall notify Parent and Purchaser of its receipt of the same, which notice to Parent and Purchaser shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Parent shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Purchaser and Parent of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Parent and Purchaser of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Parent all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by Parent to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Parent and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Parent to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares delivered to it pursuant to the Exchange Right.

Section 5.7 Exercise of Exchange Right Subsequent to Retraction. In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Purchaser to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Purchaser pursuant to Section 6.6 of the Exchangeable Share Provisions that Purchaser will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Canco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Purchaser pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Purchaser or Parent, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Purchaser is unable to redeem. In any such event, Purchaser hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Purchaser or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.7 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Purchaser is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 5.

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Section 5.8 Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right or the Rights upon Automatic Exchange, the share certificate or certificates representing Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Parent, Purchaser or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Parent that such taxes, if any, have been paid.

Section 5.9 Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Purchaser and Parent shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Purchaser and Parent of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Parent (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

Section 5.10 Qualification of Parent Shares. Parent covenants that if any Parent Shares issuable pursuant to the Exchange Right or the Rights upon Automatic Exchange require registration or qualification with or approval of or the filing of any document, including any registration statement, prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or stock exchange or the fulfilment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Parent to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will in good faith use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to cause such Parent Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares to be delivered pursuant to the Exchange Right or the Rights upon Automatic Exchange to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares are listed, quoted or posted for trading at such time.

Section 5.11 Parent Shares. Parent hereby represents, warrants and covenants that the Parent Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance.

Section 5.12 Automatic Exchange on Liquidation of Parent.

(a)  Parent will give the Trustee written notice of each of the following events at the time set forth below:

(i)  in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(ii)  promptly following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in

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each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

(b)  Promptly following receipt by the Trustee from Parent of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Parent and shall include a brief description of rights of the Beneficiaries with respect to the Rights upon Automatic Exchange provided for in Section 5.12(c).

(c)  In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Shares in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Shares. To effect such automatic exchange, Parent shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Parent shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)  The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Parent all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from Purchaser shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares issued pursuant to the automatic exchange of Exchangeable Shares for Parent Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Shares issued to the Beneficiary by Parent pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Parent Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Beneficiary certificates representing Parent Shares of which the Beneficiary is the holder.

Section 5.13 Withholding Rights. Parent, Purchaser and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Shares such amounts as Parent, Purchaser or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Parent, Purchaser and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Purchaser or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Purchaser or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

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ARTICLE 6

CONCERNING THE TRUSTEE

Section 6.1 Powers and Duties of the Trustee. The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)  receipt and deposit of the Parent Special Voting Share from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)  granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)  casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)  receiving the grant of the Exchange Right and the Rights upon Automatic Exchange from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)  exercising the Exchange Right and enforcing the benefit of the Rights upon Automatic Exchange, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Parent Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Rights upon Automatic Exchange, as the case may be;

(f)  holding title to the Trust Estate;

(g)  investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)  taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Parent and Purchaser under this Agreement; and

(i)  taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

Section 6.2 No Conflict of Interest. The Trustee represents to Parent and Purchaser that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such

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material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court of Queen’s Bench of Alberta for an order that the Trustee be replaced as trustee hereunder.

Section 6.3 Dealings with Transfer Agents, Registrars, Etc. Parent and Purchaser irrevocably authorize the Trustee, from time to time, to:

(a)  consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Shares; and

(b)  requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Rights upon Automatic Exchange.

Parent and Purchaser irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Rights upon Automatic Exchange.

Section 6.4 Books and Records. The Trustee shall keep available for inspection by Parent and Purchaser at the Trustee’s principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Rights upon Automatic Exchange. On or before January 15 in every year, so long as any Parent Shares are on deposit with the Trustee, the Trustee shall transmit to Parent and Purchaser a brief report, dated as of the preceding December 31, with respect to:

(a)  the property and funds comprising the Trust Estate as of that date;

(b)  the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Parent of Parent Shares in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)  any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

Section 6.5 Indemnification Prior to Certain Actions by Trustee. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Parent Special Voting Share held by the Trustee pursuant to Article 4, subject to Section 6.14, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.14, and with respect to the Rights upon Automatic Exchange pursuant to Article 5, subject to Section 6.14.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

Section 6.6 Action of Beneficiaries. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity required by Section 6.5 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent

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jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Rights upon Automatic Exchange except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

Section 6.7 Reliance Upon Declarations. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.8, if applicable, and with any other applicable provisions of this Agreement.

Section 6.8 Evidence and Authority to Trustee. Parent and/or Purchaser shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent and/or Purchaser or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange and the taking of any other action to be taken by the Trustee at the request of or on the application of Parent and/or Purchaser promptly if and when:

(a)  such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.8; or

(b)  the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent and/or Purchaser written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Parent and/or Purchaser or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange or the taking of any other action to be taken by the Trustee at the request or on the application of Parent and/or Purchaser, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent and/or Purchaser it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)  declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d)  describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)  declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

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Section 6.9 Experts, Advisers and Agents. The Trustee may:

(a)  in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Parent and/or Purchaser or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)  employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

Section 6.10 Investment of Moneys Held by Trustee. Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for the Beneficiaries, in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Purchaser. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Purchaser, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

Section 6.11 Trustee Not Required to Give Security. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

Section 6.12 Trustee Not Bound to Act on Request. Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Parent and/or Purchaser or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

Section 6.13 Authority to Carry on Business. The Trustee represents to Parent and Purchaser that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Rights upon Automatic Exchange shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

Section 6.14 Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

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(a)  the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)  all differences with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

Section 6.15 Acceptance of Trust. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

Section 6.16 Maintenance of Office or Agency. Parent will maintain in Calgary, Alberta an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Parent or Purchaser in respect of the Exchangeable Shares may be served. Parent will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Parent shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Parent and Purchaser hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Parent proxy materials will be made available for inspection by any Beneficiary at such office or agency.

ARTICLE 7

COMPENSATION

Section 7.1 Fees and Expenses of the Trustee. Parent and Purchaser jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Parent and Purchaser shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 8.1 Indemnification of the Trustee. Parent and Purchaser jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Parent or Purchaser pursuant hereto.

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Parent or Purchaser shall not be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent and Purchaser shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Purchaser shall not be liable only to the extent that a delay in such notification by the Trustee prejudices the claim. Subject to (ii) below, Parent and Purchaser shall be entitled to participate at their own expense in the defense and, if Parent and Purchaser so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent or Purchaser; or (ii) the named parties to any such suit include both the Trustee and Parent or Purchaser and the Trustee shall have been advised by counsel acceptable to Parent or Purchaser that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Parent or Purchaser and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Purchaser shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

Section 8.2 Limitation of Liability. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9

CHANGE OF TRUSTEE

Section 9.1 Resignation. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Parent and Purchaser specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Parent and Purchaser otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent and Purchaser shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Parent and Purchaser shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

Section 9.2 Removal. The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Parent and Purchaser, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

Section 9.3 Successor Trustee. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and Purchaser and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Parent and Purchaser or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent,

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Purchaser and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

Section 9.4 Notice of Successor Trustee. Upon acceptance of appointment by a successor trustee as provided herein, Parent and Purchaser shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Parent or Purchaser shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent and Purchaser.

ARTICLE 10

PARENT SUCCESSORS

Section 10.1 Certain Requirements in Respect of Combination, Etc. Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

(a)  such other person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder (including without limitation one or more voting securities of such Parent Successor to allow Beneficiaries to exercise voting rights in respect of the Parent Successor substantially similar to those provided for in this Agreement in respect of Parent) and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b)  such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

Section 10.2 Vesting of Powers in Successor. Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Parent Successor and Purchaser shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

Section 10.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned direct or indirect subsidiary of Parent with or into Parent or the winding up, liquidation or dissolution of any wholly owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 10.

Section 10.4 Successorship Transaction. Notwithstanding the foregoing provisions of this Article 10, in the event of a Parent Control Transaction:

(a)  in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)  which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

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(c)  in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent; then 1. all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and 2. Parent shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

Section 11.1 Amendments, Modifications, Etc. Subject to Section 11.2, Section 11.4 and Section 13.1, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Purchaser and the Trustee and approved by the Beneficiaries in accordance with Section 13.2 of the Exchangeable Share Provisions.

Section 11.2 Ministerial Amendments. Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a)  adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Purchaser and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent and Purchaser and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)  making such changes or corrections which, on the advice of counsel to Parent, Purchaser and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Parent and Purchaser shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

Section 11.3 Meeting to Consider Amendments. Purchaser, at the request of Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by laws of Purchaser, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

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Section 11.4 Changes in Capital of Parent and Purchaser. At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

Section 11.5 Execution of Supplemental Trust Agreements. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Purchaser, Parent and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)  evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)  making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Rights upon Automatic Exchange which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Purchaser, the Trustee or this Agreement; and

(c)  for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12

TERMINATION

Section 12.1 Term. The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)  no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)  each of Parent and Purchaser elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 13.2 of the Exchangeable Share Provisions.

Section 12.2 Survival of Agreement. This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13

GENERAL

Section 13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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Section 13.2 Assignment. No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Purchaser may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly owned subsidiary of Parent.

Section 13.3 Binding Effect. Subject to Section 13.2, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

Section 13.4 Notices to Parties. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)  if to Parent or Purchaser, at:

[•  ]

Attention: Chief Executive Officer
Telecopier Number: ([•  ]) [•  ]

With a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, Alberta T2P 4H2
Attention: Jennifer Kennedy
Telecopier Number: (403) 264-5973

and to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173

Attention: Mark Selinger
Telecopier Number: (212) 547 5444

(b)  if to the Trustee, at:

310, 606 - 4th Street S.W.
Calgary, Alberta
T2P 1T1

Attention: Manager, Corporate Trust
Telecopier Number: 233-2857

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

Section 13.5 Notice to Beneficiaries. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by laws of Purchaser from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by laws, the provisions of which by laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

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Section 13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.7 Governing Laws; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Alberta. Each party hereby irrevocably attorns to the jurisdiction of the courts of Alberta in respect of all matters arising under or in relation to this Agreement and Parent hereby appoints Macleod Dixon LLP as its registered office in Alberta as attorney for service of process.

[Remainder Of Page Intentionally Left Blank]

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In Witness Whereof the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Ad.Venture Partners, Inc.

By:	Name: Title:
By:	Name: Title:

6732097 Canada Inc.

By:	Name: Title:
By:	Name: Title:

Valiant Trust Company

By:	Name: Title:
By:	Name: Title:
By:	Name: Title:

[Voting and Exchange Trust Agreement Execution Page]

F-24

ANNEX G

SUPPORT AGREEMENT

Support Agreement (“Agreement”) made as of the [•] day of [•], 2007.

AMONG:

Ad.Venture Partners, Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

and

1305699 Alberta ULC, a corporation existing under the laws of Alberta (hereinafter referred to as “Canco”)

and

6732097 Canada Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Purchaser”)

Whereas, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of March 13, 2007 among the Company, Parent and Purchaser, it was agreed that on the Effective Date (as defined in the Plan of Arrangement), Purchaser and Parent would enter into a support agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

And Whereas, under the Arrangement Agreement, it is contemplated that Exchangeable Shares may be issued by Purchaser, having the attributes described in the Arrangement Agreement;

And Whereas, the parties hereto desire to make appropriate provision and to establish a procedure whereby the Parent will take certain actions and make certain payments and deliveries necessary to ensure that Purchaser and Canco will be able to make certain payments and to deliver or cause to be delivered Parent Shares in satisfaction of the obligations of Purchaser and Canco under the Exchangeable Share Provisions (as defined below) with respect to the payment and satisfaction of Liquidation Amounts, Retraction Prices, Change of Law Call Purchase Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions.

Now, Therefore, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1  Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the Articles of Purchaser, unless the context requires otherwise.

1.2  Interpretation Not Affected By Headings. The division of this agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3  Rules of Construction. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4  Date for Any Action. If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

COVENANTS OF PARENT

2.1  Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Parent or its Affiliates as defined in the Arrangement Agreement are outstanding, Parent will:

(a)  not declare or pay any dividend on the Parent Shares unless (i) Purchaser shall (w) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”) and (x) Purchaser shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the terms of the Exchangeable Share Provisions, of any such Equivalent Dividend;

(b)  advise Purchaser sufficiently in advance of the declaration by Parent of any dividend on Parent Shares and take all such other actions as are reasonably necessary, in cooperation with Purchaser, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Parent Shares and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

(c)  ensure that the record date for any dividend declared on Parent Shares is not less than 10 Business Days after the declaration date of such dividend;

(d)  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Purchaser, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price, the Change of Law Call Purchase Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Parent or its Affiliates) upon the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares, an event constituting a Change of Law or a redemption of Exchangeable Shares by Purchaser, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Purchaser to cause to be delivered Parent Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6, 7 or 10, as the case may be, of the Exchangeable Share Provisions and cash and other property in respect of declared and unpaid dividends;

(e)  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Canco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered Parent Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be, and cash and other property in respect of declared and unpaid dividends; and

(f)  not (and will ensure that Canco or any of its Affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Parent will not permit Canco or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs.

2.2  Segregation of Funds. Parent will cause Purchaser to deposit a sufficient amount of funds in a separate account of Purchaser and segregate a sufficient amount of such other assets and property as is necessary to enable Purchaser to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Exchangeable Share Provisions.

2.3  Reservation of Parent Shares. Parent hereby represents, warrants and covenants in favour of Purchaser and Canco that Parent has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Parent or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Parent to meet its obligations under the Voting and Exchange Trust Agreement, to enable and permit Canco to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Purchaser to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4  Notification of Certain Events. In order to assist Parent in compliance with its obligations hereunder and to permit Canco to exercise the Liquidation Call Right, the Retraction Call Right, and the Redemption Call Right, Purchaser will notify Parent and Canco of each of the following events at the times set forth below:

(a)  in the event of any determination by the Board of Directors of Purchaser to institute voluntary liquidation, dissolution or winding up proceedings with respect to Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

(b)  promptly, upon the earlier of receipt by Purchaser of notice of or Purchaser otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs;

(c)  promptly, upon receipt by Purchaser of a Retraction Request;

(d)  promptly following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)  promptly upon the issuance by Purchaser of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5  Delivery of Parent Shares to Canco and Purchaser. In furtherance of its obligations under Sections 2.1(d) and (e) hereof, upon notice from Purchaser or Canco of any event that requires Purchaser or Canco to cause to be delivered Parent Shares to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver the requisite number of Parent Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Purchaser or Canco shall direct. All such Parent Shares shall be duly authorized, validly issued and fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of such Parent Shares, Canco or Purchaser, as the case may be, shall pay a purchase price equal to the fair market value of such Parent Shares.

2.6  Qualification of Parent Shares. Parent covenants that if any Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Change of Law Call Right, Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfilment of any other United States or Canadian legal requirement (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Parent at the direction of Purchaser or Canco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) are listed and are quoted or posted for trading at such time.

2.7  Economic Equivalence. So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding:

(a)  Parent will not:

(i)  issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares who (A) exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

(ii)  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

(iii)  issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares (A) shares or securities of Parent of any class other than Parent Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Shares), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of Parent or (D) assets of Parent (including cash), unless the economic equivalent on a per Exchangeable Share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)  Parent will not:

(i)  subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares; or

(ii)  reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(iii)  reclassify or otherwise change Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)  Parent will ensure that the record date for any event referred to in Section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Parent (with contemporaneous notification thereof by Parent to Purchaser).

(d)  The Board of Directors of Purchaser shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Parent and the holders of Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Purchaser to be relevant, be considered by the Board of Directors of Purchaser:

(i)  in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued as a result of any stock dividend or other distribution in proportion to the number of Parent Shares previously outstanding;

(ii)  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Parent Shares and the term of any such instrument;

(iii)  in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of Parent or any assets, including cash, of Parent), the relationship between the fair market value (as determined by the Board of Directors of Purchaser in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price;

(iv)  in the case of any subdivision, redivision or change of the then outstanding Parent Shares into a greater number of Parent Shares or the reduction, combination, consolidation or change of the then outstanding Parent Shares into a lesser number of Parent Shares or any amalgamation, merger, reorganization or other transaction affecting Parent Shares, the effect thereof upon the then outstanding Parent Shares; and

(v)  in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)  Purchaser agrees that, to the extent required, upon due notice from Parent, Purchaser will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Purchaser, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Parent Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8  Tender Offers. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Parent and its Affiliates), in the event that a tender offer, share exchange offer, issuer bid, take over bid or similar transaction with respect to Parent Shares (an “Offer”) is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, Parent will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Parent and its Affiliates) to participate in such Offer to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of Parent Shares participate, without discrimination, it being understood that if such equivalent participation cannot be achieved, the Exchangeable Shares shall be redeemed by Purchaser (as set forth in clause (b) of the definition of “Redemption Date”) or purchased by Canco pursuant to the Redemption Call Right. Without limiting the generality of the foregoing, Parent will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Purchaser (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall limit the rights of Purchaser to redeem (or Canco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, as described above.

2.9  Ownership of Outstanding Shares. Without the prior approval of Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 13.2 of the Exchangeable Share Provisions, Parent covenants and agrees in favour of Purchaser that, as long as any outstanding Exchangeable Shares are owned by any Person other than Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Purchaser and Canco. Notwithstanding the foregoing, Parent shall not be in violation of this section if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Parent or the Parent Shares pursuant to any merger of Parent pursuant to which Parent was not the surviving corporation.

2.10  Parent and Affiliates Not to Vote Exchangeable Shares. Parent and Canco each covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Purchaser may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11  Rule 10b 18 Purchases. For greater certainty, nothing contained in this Agreement, including the obligations of Parent contained in Section 2.8 hereof, shall limit the ability of Parent or Purchaser to make a “Rule l0b 18 purchase” of Parent Shares pursuant to Rule 10b 18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

ARTICLE 3

PARENT SUCCESSORS

3.1  Certain Requirements in Respect of Combination, Etc. As long as any Exchangeable Shares (other than those owned by Parent or its Affiliates) are outstanding, neither Parent nor Canco shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)  such other Person or continuing corporation (the “Parent Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent or Canco, as the case may be, under this Agreement;

(b)  in the event that the Parent Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)  such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2  Vesting of Powers in Successor. Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent or Canco, as the case may be, under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

3.3  Wholly Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned direct or indirect subsidiary of Parent (other than Purchaser or Canco) with or into Parent or the winding up, liquidation or dissolution of any wholly owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 3.

3.4  Successorship Transaction. Notwithstanding the foregoing provisions of Article 3, in the event of a Parent Control Transaction:

(a)  in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Canadian Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)  which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)  in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4

GENERAL

4.1  Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Parent and any of its Affiliates.

4.2  Changes in Capital of Parent or Purchaser. At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  Notices To Parties. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

[•]

Attention: Chief Executive Officer
Telecopier Number: [•]

With a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, Alberta T2P 4H2

Attention: Jennifer Kennedy
Telecopier Number: (403) 264-5973

and to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173

Attention: Mark Selinger
Telecopier Number: (212) 547 5444

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.4  Assignment. No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that each of Purchaser and Canco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly owned subsidiary of Parent.

4.5  Binding Effect. Subject to Section 4.4, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and by the Exchangeable Shareholders and their respective successors and assigns.

4.6  Amendments, Modifications. Subject to Sections 4.2, 4.7 and 4.11, this Agreement may not be amended or modified except by an agreement in writing executed by Purchaser, Canco and Parent and approved by the holders of the Exchangeable Shares in accordance with Section 13.2 of the Exchangeable Share Provisions.

4.7  Ministerial Amendments. Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)  adding to the covenants of any or all parties provided that the board of directors of each of Purchaser, Canco and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Purchaser, Canco and Parent, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)  making such changes or corrections which, on the advice of counsel to Purchaser, Canco and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Purchaser, Canco and Parent shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.8  Meeting to Consider Amendments. Purchaser, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6 hereof; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date to occur or transpire. Any such meeting or meetings shall be called and held in accordance with the bylaws of Purchaser, the Exchangeable Share Provisions and all applicable laws.

4.9  Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.10  Governing Laws; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

4.11  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

4.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.13  Third Party Beneficiaries. The provisions of this Agreement are: (i) intended for the benefit of the holders of Exchangeable Shares (other than Parent or its Affiliates), as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such holders of Exchangeable Shares and their respective heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Purchaser shall hold the rights and benefits of this Agreement in trust for and on behalf of the Third Party Beneficiaries and the Purchaser hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by statute, contract or otherwise.

[Remainder Of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Ad.Venture Partners, Inc.

By:	Name: Title

1305699 Alberta ULC

By:	Title

6732097 Canada Inc.

By:	Title

[Support Agreement Execution Page]

ANNEX H

AMENDMENT NO. 1 TO ARRANGEMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Arrangement Agreement (the “Arrangement Agreement”) dated March 13, 2007, between 6732097 Canada Inc., Ad.Venture Partners, Inc. (“Parent”) and 180 Connect Inc. (the “Company”) is executed as of July 2, 2007. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

In connection with: (i) the amendment dated July 2, 2007 to that certain Secured Non-Convertible Revolving Note dated July 31, 2006 by and among Laurus Master Fund, Ltd. (“Laurus”), the Company and the other parties thereto to increase the Company’s revolving loan facility from $37.0 million to $45.0 million; (ii) the amendment dated July 2, 2007 to that certain overadvance letter dated July 31, 2006 by and among Laurus, the Company and the other parties thereto to extend the maturity of the existing $9 million overadvance to the earlier of (y) the closing of the arrangement (the “Arrangement”) pursuant to the Arrangement Agreement or (z) 45 days following a no vote on the Arrangement by Parent’s stockholders (but in no event later than September 30, 2007); (iii) the Common Stock Purchase Warrant dated July 2, 2007 issued by the Company granting Laurus the right to purchase up to 1,000,000 common shares of the Company; (iv) the Letter Agreement dated July 2, 2007 by and between the Company, Howie Balter and Ilan Slasky regarding compensation of Messrs. Balter and Slasky upon the occurrence of certain events described therein; (v) the Reaffirmation and Ratification Agreement dated July 2, 2007 executed and delivered by the Company and its subsidiaries in favor of Laurus to reaffirm and ratify the terms and provisions of the Agreements and Amended Documents as defined therein and (vi) the Amendment Agreement dated July 2, 2007 by and among Laurus, the Company and its subsidiaries to, among other things, amend the (a) Security and Purchase Agreement dated as of July 31, 2006 by and among Laurus, the Company and the other parties thereto and (b) Secured Non-Convertible Term Note by and among Laurus, the Company and the other parties thereto ((i) through (vi) above collectively referred to as the “Laurus Bridge Financing”), and for other good and valuable consideration, the parties to the Arrangement Agreement desire to amend the Arrangement Agreement as follows:

(I)  The definition of “Exchange Ratio” shall be amended to read in its entirety as follows:

““Exchange Ratio” shall mean 0.60.”

(II)  Section 7.4(a) of the Arrangement Agreement shall be deleted in its entirety and shall have no further force or effect.

(III)  Exhibit A to the Arrangement Agreement shall be deleted in its entirety and shall have no further force or effect.

(IV)  Parent hereby consents to the Company’s participation in the Laurus Bridge Financing and hereby acknowledges and agrees that such action on the part of the Company shall not constitute a breach of the Company’s covenants set forth in Section 5.2(b) of the Arrangement Agreement. The consent and waiver set forth in this Section IV shall be limited precisely as written, and nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance by Parent with respect to the provisions of the Arrangement Agreement in any other instance or any other term, provision or condition of the Arrangement Agreement or any instrument or agreement referred to therein or (ii) prejudice any right or remedy that Parent may now have or may have in the future under or in connection with the Arrangement Agreement or any instrument or agreement referred to therein.

(V)  The Company hereby consents to Parent’s entry into the Letter Agreement dated July 2, 2007 providing for the issuance by Parent to Laurus of 250,000 warrants to purchase shares of Parent’s Common Stock pursuant to a Warrant Certificate upon the closing of the Arrangement and hereby acknowledges and agrees that such action on the part of Parent shall not constitute a breach of Parent’s covenants set forth in Section 5.3 of the Arrangement Agreement. The consent and waiver set forth in this Section V shall be limited precisely as written, and nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance by the Company with respect to the provisions of the Arrangement Agreement in any other instance or any other term, provision or condition of the Arrangement Agreement or any instrument or agreement referred to

H-1

therein or (ii) prejudice any right or remedy that the Company may now have or may have in the future under or in connection with the Arrangement Agreement or any instrument or agreement referred to therein.

AD.VENTURE PARTNERS, INC.

By:	Name: Howard S. Balter Title: Chief Executive Officer
By:	Name: Ilan M. Slasky Title: President

6732097 CANADA INC.

By:	Name: Ilan M. Slasky Title: Chief Executive Officer and President

180 CONNECT INC.

By:	Name: Peter Giacalone Title: Chief Executive Officer
By:	Name: Steven Westberg Title: Chief Financial Officer

H-2

ANNEX I

CONFIDENTIAL

Presentation to the

Board of Directors

of

“Ad.Venture Partners”

PROJECT 180

July 2, 2007

i

SCOPE OF THE ASSIGNMENT AND BACKGROUND

We understand that Ad.Venture Partners, Inc., a Delaware corporation (“AVP”), through a wholly-owned subsidiary, intends to acquire all of the issued and outstanding shares of common stock of 180 Connect Inc., a corporation organized under the laws of Canada (“180 Connect” or “180” or the “Company”), and that the terms and conditions of such transaction (the “Transaction”) are set forth in that certain proposed Arrangement Agreement (the “Agreement”). You have requested New Century Capital Partners LLC (“New Century Capital Partners”) to provide an opinion as to: (i) the fairness, from a financial point of view, to the stockholders of AVP, of the consideration to be paid by AVP in connection with the Transaction; and (ii) whether 180’s fair market value is at least equal to 80% of AVP’s net assets at the time of the Transaction.

New Century Capital Partners will receive a fee from AVP for providing this opinion, which is not contingent upon the consummation of the Transaction. AVP has also agreed to indemnify New Century Capital Partners against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services.

In arriving at our opinion, New Century Capital Partners has undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. New Century Capital Partners reviewed: (i) a draft of the Agreement dated July 1, 2007; (ii) certain publicly available financial, business and operating information related to 180 and AVP, including AVP’s prospectus, dated August 25, 2005, in the form filed with the Securities and Exchange Commission; (iii) certain internal financial, operating and other data with respect to 180 prepared and furnished to us by the management of 180; (iv) certain internal financial projections for 180, which were prepared for financial planning purposes and furnished to us by the management of 180; (v) certain financial, market performance and other data of certain other public companies that New Century Capital Partners deemed relevant; (vi) the reported prices and trading activity for 180’s common stock; (vii) other information, financial studies, analyses and investigations; and (viii) such other factors that we deemed relevant for purposes of our opinion. New Century Capital Partners also conducted discussions with members of the senior management of 180 and AVP, and 180’s accounting firm relating to the financial condition, historical and current operating results, business and prospects of 180. New Century Capital Partners has not visited sites or locations of the Company.

New Century Capital Partners relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by 180, or otherwise made available to us, and have not independently verified such information. The management of 180 has advised New Century Capital Partners that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure; moreover, 180 does not currently provide, nor has it ever, provided its financial projections to research analysts on Wall Street. New Century Capital Partners further relied upon the assurances of the management of 180 that the information provided had been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of 180, is based on reasonable assumptions and that there is not (and the management of 180 or AVP is not aware of) any information or facts that would make the information provided to New Century Capital Partners incomplete or misleading. New Century Capital Partners expresses no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. In arriving at our opinion, New Century Capital Partners has relied upon 180’s and AVP’s estimates relating to certain financial, strategic, and operational benefits from the Transaction and have assumed that such benefits will be realized at the times and in the amounts specified by 180 and AVP.

New Century Capital Partners has relied, on advice of the outside counsel to AVP and the independent accounting firm to 180, and on the assumptions of the management of AVP and 180, as to all accounting, legal, tax and financial reporting matters with respect to 180. Without limiting the generality of the foregoing, New Century Capital Partners has not: (i) analyzed the differences between Canadian GAAP and U.S. GAAP or considered whether such differences would result in material changes to 180 financial statements; (ii) determined or considered the potential impact of becoming a reporting company under the Securities Exchange Act of 1934, as amended, on the financial condition of 180; and (iii) undertaken any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which 180 or any of its affiliates is a party or may be subject, and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. Also, for the purpose of this opinion, New Century Capital Partners has assumed that neither AVP nor 180 is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the Transaction. New Century Capital Partners expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied.

In arriving at our opinion, New Century Capital Partners has not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of 180, and we have not been furnished with any such appraisals or valuations. The analyses performed by New Century Capital Partners in connection with this opinion were going-concern analyses; we express no opinion regarding the liquidation value of any entity. Further, our opinion is based on economic, monetary and market consideration as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist on the date hereof and events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of AVP or 180 common stock, or their related securities, and how they may trade following announcement of the Transaction or at any future time. New Century Capital Partners may, if requested by AVP’s Board of Directors, provide a bring-down opinion or otherwise reaffirm or reevaluate our opinion.

This opinion is solely for the benefit and use of the Board of Directors of AVP in connection with its consideration of the Transaction and may not be relied upon by any other person or entity. This opinion is not intended to be and does not constitute a recommendation to any stockholder of AVP as to how such stockholder should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder as such. This letter and the opinion expressed herein may not be quoted or referred to or used for any purpose without the prior written consent of New Century Capital Partners, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction, provided that this letter is quoted in full in such information statement or proxy statement.

New Century Capital Partners was not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to AVP. New Century Capital Partners expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of AVP in excess of the amount contemplated in the Transaction.

Based upon and subject to the foregoing and based upon such other factors as New Century Capital Partners considers relevant, it is our opinion that: (i) the consideration in the Transaction is fair, from a financial point of view, to the stockholders of AVP as of the date hereof; and (ii) the fair market value of 180 is at least equal to 80% of the net assets of AVP as of the date hereof.

Sincerely,

New Century Capital Partners LLC

PUBLIC COMPARABLE COMPANY ANALYSIS

This method applies the comparative public market information of companies comparable (“Comparable Group”) to the Company. The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assume the companies are ongoing concerns.

Using publicly available information, New Century Capital Partners compared selected financial data of the Company with similar data of selected publicly traded outsourced-services companies considered by New Century Capital Partners to be comparable to the Company. In this regard, New Century Capital Partners noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as the Company. New Century Capital Partners reviewed and analyzed the following groups of publicly-traded companies, which New Century Capital Partners deemed to be comparable to the Company:

•	Telecom/Cable Services: Dycom and Mastec
•	Electrical Services Outsourcing: EMCOR Group, Infrasource, and Quanta
•	Customer Care: PeopleSupport and TeleTech Holdings
•	Other Contract Services: Compuware, Iron Mountain, and Rollins

These companies collectively are the “Comparable Companies.”

We analyzed the following financial data for each of the Comparable Companies: (1) the “enterprise value” (“EV”) defined as common stock market value (the number of fully-diluted shares multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of (i) gross and net revenues for the latest twelve months (four most recent fiscal quarters) for which revenues figures have been reported (“LTM”), (ii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”), and (iii) 2006 and estimated 2007 EBITDA (which EBITDA estimates reflect a mean consensus of research analysts' EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)), for each of the Comparable Companies; and (2) the closing price of the common stock on June 29, 2007 as a multiple of 2007 and 2008 estimated EPS (which EPS estimates reflected a mean consensus of research analysts' EPS estimates as reported by IBES) for each of the Comparison Companies.

PUBLIC COMPARABLE COMPANY ANALYSIS (CONTINUED)

The following analysis indicates the Company’s public valuation multiples, based on the Merger Consideration price of $3.43 per share, are above all of the mean and median multiples of the Comparable Companies.

Comparable Public Companies

($ In Millions)

	Price (6/29/07)	Market Cap(1)	TEV(2)	TEV/CY 2006E(3)		TEV/CY 2007E(4)		PE		CY Revenue			EBITDA Margin(6)
Company Name				Rev.	EBITDA	Rev.	EBITDA	2007E	2008E	2006	2007	% Chg	2006	2007
Telecom/Cable Services
Mastec	$29.98	$1,239.3	$1,406.1	1.3x	12.2x	1.1x	9.0x	27.2x	23.6x	$1,061.8	$1,267.8	19.4%	10.8%	12.3%
Dycom(5)	$15.82	1,074.1	1,120.7	1.2x	17.9x	1.1x	13.8x	18.7x	15.0x	937.0	1,050.0	12.1%	6.7%	7.7%
Telecom/Cable Services Mean				1.3x	15.1x	1.1x	11.4x	22.92	19.3x	$999.4	$1,158.9	15.7%	8.8%	10.0%
Electrical Services Outsourcing
EMCOR Group	$72.90	$2,486.0	$2,211.2	0.4x	16.2x	0.4x	12.1x	24.7x	20.4x	$5,021.0	$5,672.2	13.0%	2.7%	3.2%
Infrasource	$37.10	1,564.4	1,590.9	1.6x	21.5x	1.6x	19.6x	44.2x	31.7x	992.3	1,007.8	1.6%	7.5%	8.0%
Quanta	$30.67	3,641.5	3,682.3	1.7x	20.2x	1.5x	16.0x	42.0x	30.7x	2,131.0	2,395.0	12.4%	8.6%	9.6%
Electrical Serv. Outsourcing Mean				1.3x	19.3x	1.2x	15.9x	36.98	27.6x	$2,714.8	$3,025.0	9.0%	6.2%	7.0%
Customer Care
PeopleSupport	$11.35	$274.5	$177.2	1.6x	7.3x	1.3x	10.4x	35.1x	23.4x	109.1	136.3	24.9%	22.2%	12.5%
TeleTech Holdings	$32.47	2,445.4	2,424.4	2.0x	19.2x	1.7x	13.6x	30.6x	22.2x	1,211.3	1,392.5	15.0%	10.4%	12.8%
Customer Care Mean				1.8x	13.2x	1.5x	12.0x	32.86	22.8x	$660.2	$764.4	19.9%	16.3%	12.6%
Other Contract Services
Compuware	$11.86	$3,709.4	$4,077.1	3.4x	20.7x	3.2x	17.1x	20.0x	18.2x	1,209.5	1,285.5	6.3%	16.3%	18.6%
Iron Mountain	$26.13	5,286.7	7,923.3	3.4x	19.5x	3.0x	17.4x	34.5x	28.6x	2,350.3	2,650.0	12.7%	26.0%	17.2%
Rollins	$22.77	1,552.1	1,497.2	1.7x	12.4x	1.6x	11.3x	24.4x	20.6x	858.9	912.2	6.2%	14.0%	14.5%
Other Contract Services Mean				2.8x	17.5x	2.6x	15.3x	26.3x	22.5x	$1,472.9	$1,615.9	8.4%	18.8%	16.7%
Mean				1.9x	16.3x	1.7x	13.8x	30.0x	22.9x	$1,362.3	$1,524.9	13.5%	13.6%	12.3%
Median				1.7x	18.6x	1.6x	13.6x	30.6x	22.5x	1,135.6	1,276.6	12.9%	12.4%	12.6%
Base Case: Enterprise Value includes restricted cash adjustment
180 @ Offer Price(7)	$3.43	$108.7	$159.3	0.5x	10.9x	0.4x	5.9x	NM	NM	$335.4	$369.9	10.2%	4.4%	7.3%
Case A: Enterprise Value excluding restricted cash adjustment
180 @ Offer Price(8)	$3.43	$108.7	$172.3	0.5x	11.7x	0.5x	6.4x	NM	NM	$335.4	$369.9	10.2%	4.4%	7.3%

(1)	Market cap is calculated using the treasury stock method.
(2)	Total enterprise value is the market cap plus debt minus cash.
(3)	Actuals as of December 31, 2006. where, New Century Capital Partners estimated CY 2006 from Wall Street research.
(4)	Estimated from Wall Street research.
(5)	Dycom's FY ended January 27, 2007. This fiscal year was used for CY 2006.
(6)	EBITDA excludes all one-time charges, gains, write-offs, etc.
(7)	Base Case calculations include the following:

1.	Equity Value is calculated using 27.3M primary share outstanding, 1.3M warrants, 0.6M options, and 0.3M SARs, 3.6M shares from the converted debt—at the offer price of $3.43 per share the convertible security is “in-the-money” and calculations are pro forma for converting into 4.5M shares of common stock. The $3.43 offer price for 180 Connect assumes an Ad.Venture stock price of $5.71 per share as of June 29, 2007.
2.	Net Debt as of the March 31, 2007 balance sheet is calculated as follows:
a.	Current and long-term debt of $42.1M;
b.	plus: $8.0M of additional debt secured by management of Ad. Venture Partners
c.	plus: current and long-term capital lease obligations of $25.4M;
d.	less: cash and cash equivalents of $9.9M;
e.	less: restricted cash of $13.0M;
f.	less: prepaid insurance of $2.6M.
(8)	Includes all calculations from footnote 7, except that the Net Debt calculation excludes restricted cash of $13.0M.
(9)	Fully-diluted shares outstanding calculation assumes the exercise of all convertible securities including: convertible debt, options, and warrants. The calculation for Net Debt is a calculation includes cash from the strike-price proceeds of all convertible securities, options and warrants.

We performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of the Company. As of June 29, 2007 the Comparable Companies were trading at the following median valuation multiples:

($ In Millions)

		Market Valuation				30% Discounted Valuation
Public Mean Valuation Metric	180 Metric	Mean Public Multiples	Implied 180 Ent. Val.	Implied 180 Equity Val.(1)	Price Per Share(1)	Discounted Public Multiples	Implied 180 Ent. Val.	Implied 180 Equity Val.(1)	Price Per Share(1)
EV to 2006 Revenue	$335.4	1.9x	$652.0	$606.4	$16.84	1.4x	$456.4	$410.7	$11.40
EV to 2006 EBITDA	14.7	16.3x	238.6	192.9	$5.36	11.4x	167.0	121.3	$3.37
EV to 2007 Revenue	370.0	1.7x	641.1	595.5	$16.53	1.2x	448.8	403.1	$11.19
EV to 2007 EBITDA	25.0	13.8x	345.7	300.1	$8.33	9.7x	242.0	196.3	$5.45
Max			$652.0	$606.4	$16.84		$456.4	$410.7	$11.40
Min			238.6	192.9	$5.36		167.0	121.3	$3.37
Mean			469.4	423.7	$11.76		328.6	282.9	$7.85

As a result of these valuation analyses, we derived an average implied market value of approximately $282.9 million, or $7.85 per share, for the Company’s common stock, compared to the Merger Consideration of $3.43 per share, as of June 29, 2007. The range of values for the various analyses was $3.37 to $11.40.

Because the Company has a lower revenue growth rate, lower EBITDA margins and is generating significantly less revenue then the Comparable Group (approximately 25% of the Comparable Group), we believe it will command a valuation of approximately a 30 percent discount to the mean trading multiple of the Comparable Group.

30% Discounted Valuation Excluding Restricted Cash
Discounted Public Multiples	Implied 180 Enterprise Val.	Implied 180 Equity Value(1)	Price Per Share(1)
1.4x	$456.4	$397.7	$11.04
11.4x	167.0	108.3	$3.01
1.2x	448.8	390.1	$10.83
9.7x	242.0	183.3	$5.09
Max	$456.4	$397.7	$11.04
Min	167.0	108.3	$3.01
Mean	328.6	269.9	$7.49

(1)	Utilizes a fully-diluted share count method; see footnote 9 on page 8.

MERGER AND ACQUISITION TRANSACTION ANALYSIS

We reviewed certain publicly available information including 23 selected merger and acquisition transactions from January 1, 2002 to June 29, 2007 involving outsourced-services companies (the “Comparable Transactions”). See page 17, the Merger and Acquisition Transaction Analysis.

Information reviewed in the selected merger and acquisition transactions consisted of, if available, EV divided by, if available, LTM net revenues and LTM EBITDA, as of the time of the announcement of the acquisition. New Century Capital Partners noted that the mean EV multiples for the Comparable Transactions were 1.2x LTM Revenues and 10.0x LTM EBITDA. Utilizing an average of the mean multiples paid in these merger and acquisition transactions, we derived an implied $238.1 million equity value, or $6.61 per share, for the Company’s common stock (see the following page for detailed calculation).

A summary of the average multiples utilizing the merger and acquisition analysis is as follows:

	Mean Multiple
Precedent Transactions Summary Analysis	EV / LTM Revenue	EV / LTM EBITDA	Transactions Examined
Comparable Transactions(1)	1.2x	10.0x	23

(1)	Source: Company filings and Wall Street research. Includes outsourced-services company transactions from January 1, 2002 to June 29, 2007.

(In Millions, Except Per Share Data)

		Excluding Restricted Cash
EV to LTM Revenue
Comparable Mean Multiple	1.20x	1.20x
180 Connect LTM Revenues	$354.8	$354.8
Enterprise Value	425.9	425.9
Less: Net Debt(1)	(45.7)	(58.7)
Equity Value	$380.2	$367.2
Value Per Share(2)	$10.56	$10.20
EV to LTM EBITDA
Public Comparable Group's Mean Multiple	10.0x	10.0x
180 Connect LTM EBITDA	$16.8	$16.8
Enterprise Value	167.7	167.7
Less: Net Debt(1)	(45.7)	(58.7)
Equity Value	$122.1	$109.0
Value Per Share(2)	$3.39	$3.03

Average Implied Equity Value of the Company's Common Stock

	Equity Value	Equity Value
Revenues Multiple	$380.2	$367.2
EBITDA Multiple	122.1	109.0
Average Implied Equity Value of the Company(3)	$251.1	$238.1
Average Implied Equity Value per Share	$6.97	$6.61

(1)	Utilizes a fully-diluted share count method; see footnote 9 on page 8.
(2)	Represents the average EV/LTM Revenue and EV/LTM EBITDA implied Equity Values for the Company.

DISCOUNTED CASH FLOW ANALYSIS

New Century Capital Partners reviewed the discounted cash flow methodology, which assumes that the present value of the common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity.

Using financial projections furnished by the Company’s management on March 3, 2007 for the five years ending December 30, 2007 through 2011, New Century Capital Partners calculated projected cash flow available for distributions, and the Company’s projected future values of the Company’s common stock by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to the Company’s $34 million projected EBITDA for the year ending December 31, 2011. The projected future values were then discounted using a range of discount rates of 14.0% to 17.0% (the Company’s weighted average cost of capital was calculated at 14.6%), which yielded an implied range of discounted equity present values of $130 million to $185 million representing $3.61 to $5.15 per share.

In determining the discount rates used in the discounted present value analysis, we noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating the Company’s projected future equity value, New Century Capital Partners noted, among other things, the multiples at which public companies which New Century Capital Partners deemed comparable to the Company historically traded, and the multiples observed in historical mergers and acquisition transactions which New Century Capital Partners deemed relevant.

The following table is the discounted cash flow analysis for the projected fiscal years 2007-2011 and terminal equity value of the Company in 2011.

($ in millions)

Projected Cash Flow	2007P	2008P	2009P	2010P	2011P	Terminal Value Based on EBITDA Multiple
Tax Affected EBIT(1)	$5.2	$12.4	$14.1	$20.3	$22.7	FY 2011P EBITDA	$34.3	$34.3	$34.3
Deprecation and Amoritzation	20.8	20.7	19.2	13.2	11.6	EBITDA Multiple	6.0x	7.0x	8.0x
Change in Net Working Capital	(7.6)	(3.2)	(1.9)	(0.8)	(0.4)	Enterprise Value	205.8	240.1	274.4
Capital Expenditures	(2.5)	(2.5)	(2.5)	(2.5)	(2.5)
Free Cash Flow	$15.9	$27.4	$28.9	$30.1	$31.4

PRESENT VALUE	Terminal Value Based on 6.0x EBITDA Multiple				Terminal Value Based on 7.0x EBITDA Multiple				Terminal Value Based on 8.0x EBITDA Multiple
Discount Rate	14%	15%	16%	17%	14%	15%	16%	17%	14%	15%	16%	17%
PV of Cash Flows ‘07-’11	$88.6	$86.3	$84.1	$82.0	$88.6	$86.3	$84.1	$82.0	$88.6	$86.3	$84.1	$82.0
PV of Terminal Value	106.9	102.3	98.0	93.9	124.7	119.4	114.3	109.5	142.5	136.4	130.7	125.2
Less Net Debt(2)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)	(45.0)
Total Present Equity Value	$150.5	$143.6	$137.1	$130.8	$168.3	$160.7	$153.4	$146.5	$186.1	$177.7	$169.7	$162.1
Price Per Share Value(2)	$4.28	$4.08	$3.90	$3.72	$4.79	$4.57	$4.36	$4.17	$5.29	$5.05	$4.83	$4.61
Excluding Restricted Cash:
Less Net Debt(2)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)	(58.0)
Total Present Equity Value	$137.5	$130.6	$124.0	$117.8	$155.3	$147.6	$140.4	$133.4	$173.1	$164.7	$156.7	$149.1
Price Per Share Value(2)	$3.91	$3.71	$3.53	$3.35	$4.42	$4.20	$3.99	$3.79	$4.92	$4.68	$4.46	$4.24

(1)	Assumed 40% assumed tax rate.
(2)	Utilizes a fully-diluted share count method; see footnote 9 on page 8.

SUMMARY OF VALUATION METHODOLOGIES

Summary:

I. Methodology ($ In Millions, Except Per Share Values)

	Enterprise Value	Equity Value	Eq. Value Per Share	Exclud. Restricted Cash Eq. Value Per Share
a. Precedent Acquisitions	$296.8	$251.1	$6.97	$6.61
b. Public Comps	328.6	282.9	$7.85	$7.49
c. DCF	156.6	202.2	$4.35	$3.99
Mean	$260.6	$245.4	$6.39	$6.03

II. Determination of Ad.Venture Partners’ Net Assets at March 31, 2007(1)

a. Cash and cash equivalents:	$15,163
b. Plus: Investments held in Trust Account	52,338,250
c. Less: Current liabilities excluding derivative liabilities(2)	(1,132,865)
Equals the Net Assets	51,220,548.00
80% of Net Assets	$40,976,438.40

(1)	Source: Company 10K for the quarter ended March 31, 2007.
(2)	Current liabilities were $ $9,067,664 and derivative liabilities were $ $7,934,799, at March 31, 2007

CONCLUSION

Based upon and subject to the foregoing and based upon such other factors as New Century Capital Partners considers relevant, it is our opinion that: (i) the consideration in the Transaction is fair, from a financial point of view, to the stockholders of AVP as of the date hereof; and (ii) the fair market value of 180 is at least equal to 80% of the net assets of AVP as of the date hereof.

Appendix

Merger and Acquisition Transaction Analysis
(January 1, 2001 to July 29, 2007)

($ In Millions)					TEV /
Date	Company	Buyer	Trans. Size	Rev.	Rev.	EBITDA	Target Business Description
5/30/07	Ceridian	Fidelity National Financial, TH. Lee	$5,168	$1,565	3.3x	8.3x	Various services to residential and commercial customers
3/19/07	Service Master	Clayton, Dubilier & Rice	5,202	3,429	1.5x	13.1x	Operates TruGreen LawnCare, TruGreen LandCare, Terminix, and other svcs
6/5/06	Centro de Interaccion Multimedia	Sykes Enterprises	27	25	1.1x	—	International customer contact center
1/6/06	Digital Satellite Services	MasTec	26	50	0.5x	—	Installation of satellite and security devices
12/1/05	Prince Telecom	Dycom	65	95	0.7x	—	In-home installations and maintenance services for MSO
12/20/04	Norstan	Black Box	95	224	0.4x	5.3x	Delivers full service communications solutions to end-users
12/17/04	Superior Consultant Holdings	Affiliated Computer Svcs	113	104	0.9x	11.6x	Provides operations management consulting and solutions
8/4/04	EnStructure	Infrasource Services	21	75	0.3x	—	Provides construction services
10/15/02	Quanta Services	First Reserve Corp.	33	1,806	0.4x	6.8x	Specialty contracting services and network solutions
11/17/03	UtiliQuest	Dycom	120	136	1.2x	11.3x	Provides facility locating and infrastructure protection services
11/21/02	P.W. Stephens Inc.	Home Solutions of America	14	14	1.0x	8.4x	Engages in the residential abatement contracts
11/6/03	First South Utility Construction	Dycom	74	53	1.4x	11.3x	Provides construction, design, engineering, and rights of way services
7/31/06	Fireline Restoration, Inc.	Home Solutions of America	69	49	1.4x	14.0x	Provides disaster recovery and storm damage restoration services to property owners
11/9/03	Moore Wallace	RR Donnelley & Sons	3,785	2,512	1.5x	11.9x	provided print management and outsourced communications
7/13/05	Acxiom Corp	ValueAct Capital	1,939	1,276	2.0x	7.7x	provides customer and information management solutions
11/16/04	Inflow	SunGard	182	48	3.8x		provided facilities-based information technology outsourcing solutions
9/14/06	Broadband Installation Services	Dycom	63	73	0.9x		Broadband Installation Services
10/20/03	Transiciel SA	Cap Gemini SA	525	598	1.0x		Provides high technology consulting, integration of management systems
4/30/01	Point to Point Network Services Inc	Home Solutions of America	5	17	0.3x		Provides fixed communications networking design and build-out services
8/4/04	Utili-Trax	Infrasource Services	5	10	0.5x	—	Provides underground and overhead construction services
6/1/04	Red Simpson	Pike Electric	214	214	1.0x	—	Provides electric distribtuion and transmission
12/19/03	VITAS Healthcare Corp.	Chemed/Roto-Rooter	410	420	1.0x	—	Nation's largest provider of end-of-life care
1/7/02	Arguss Communications		178	216	0.7x	6.8x	Provides telecommunication infrastructure services
		Mean			1.2x	10.0x

Source: Company management.

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Macroeconomic Assumptions
Ten Year Government Bond Yield at (3/29/2007)	5.03%
Historical Risk Premium(1)	5.50%
Estimated Future Market Return	10.53%

Comparable Companies	Levered Beta(2)	Marginal Tax Rate	Net Debt to Equity(3)	Unlevered Beta(4)	Levered Return	Unlevered Return(5)
Telecom/Cable Television
Dycom	2.00	35.0%	0.16	1.55	16.0%	13.5%
MasTec	2.92	35.0%	0.07	2.20	21.1%	17.1%
Average	2.46	35.0%	0.12	1.87	18.6%	15.3%

(1)	Historical 5-year spread between the long bond and the S&P 500.

(2)	Source: Bloomberg.
(3)	Book Value of Debt less Cash to Market Value of Equity.
(4)	Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero.
(5)	Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium))

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS (CONTINUED)

Capital Structures
Debt/ Cap.	Debt/ Equity
15.0%	17.6%
20.0%	25.0%
25.0%	33.3%
30.0%	42.9%
35.0%	53.8%
40.0%	66.7%

Levered Cost of Equity at Various Unlevered Beta and Capital Structures(1)
1.77	1.82	1.87	1.92	1.97
15.9%	16.2%	16.5%	16.8%	17.1%
16.4%	16.7%	17.0%	17.3%	17.7%
16.9%	17.2%	17.6%	17.9%	18.2%
17.5%	17.9%	18.2%	18.6%	18.9%
18.2%	18.6%	18.9%	19.3%	19.7%
19.0%	19.4%	19.8%	20.2%	20.6%

Capital Structures
Debt/ Cap.	Debt/ Equity	Est. Cost of Debt
15.0%	17.6%	9.25%
20.0%	25.0%	9.50%
25.0%	33.3%	9.75%
30.0%	42.9%	10.00%
35.0%	53.8%	10.25%
40.0%	66.7%	10.50%

WACC at Various Unlevered Beta and Capital Structures(2)
1.77	1.82	1.87	1.92	1.97
14.4%	14.7%	14.9%	15.2%	15.5%
14.3%	14.6%	14.8%	15.1%	15.4%
14.3%	14.5%	14.8%	15.0%	15.3%
14.2%	14.5%	14.7%	14.9%	15.2%
14.2%	14.4%	14.6%	14.9%	15.1%
14.1%	14.4%	14.6%	14.9%	15.1%

(1)	Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium) + Small Capitalization Premium).
(2)	WACC equals ((Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

ANNEX J

AMENDMENT NO. 2 TO ARRANGEMENT AGREEMENT

Effective as of August 6, 2007

Reference is made to the Arrangement Agreement dated March 13, 2007, as amended by Amendment No. 1 dated July 2, 2007, between 6732097 Canada Inc., Ad.Venture Partners, Inc. and 180 Connect Inc. (the “Arrangement Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

For good and valuable consideration, the parties to the Arrangement Agreement desire to amend the Arrangement Agreement as follows:

(I) Section 8.2(b) of the Arrangement Agreement shall be amended to read in its entirety as follows:

“8.2(b) Automatic Termination. This Agreement will automatically terminate if the Arrangement shall not have been consummated by August 31, 2007 unless the Parties otherwise agree in writing (such date, the “Outside Date”).

The Parties hereby reaffirm and acknowledge that the Arrangement Agreement remains in full force and effect as of August 6, 2007 as amended by this Amendment No. 2.

J-1

AD.VENTURE PARTNERS, INC.

By:	/s/ Howard S. Balter Name: Howard S. Balter Title: Chief Executive Officer

6732097 CANADA INC.

By:	/s/ Howard S. Balter Name: Howard S. Balter Title: Chief Executive Officer

180 CONNECT INC.

By:	/s/ Peter Giacalone Name: Peter Giacalone Title: Chief Executive Officer
By:	/s/ Steven Westberg Name: Steven Westberg Title: Chief Financial Officer

J-2

PROXY

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☐ **FOR** all nominees listed below (except as marked to the contrary below). ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed below.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

COMPANY ID:

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Signature ____________________ Signature ____________________ Date __________, 2007.

Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

The undersigned hereby appoints Howard S. Balter and Ilan M. Slasky, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ad.Venture Partners, Inc. that the undersigned may be entitled to vote at the special meeting in lieu of an annual meeting of stockholders of Ad.Venture Partners, Inc. to be held on August 24, 2007, at the offices of Cooley Godward Kronish LLP, The Grace Building, 1114 Avenue of the Americas, New York, New York 10036-7798 at 10:00 a.m. (New York City Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

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